UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

SCHEDULE 14A

_______________

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HENNESSY CAPITAL ACQUISITION CORP. II
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________________

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HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

Dear Hennessy Capital Acquisition Corp. II Stockholders:

You are cordially invited to attend the special meeting of stockholders of Hennessy Capital Acquisition Corp. II, which we refer to as “we,” “us,” “our,” “Hennessy Capital” or the “Company,” on Monday, February 27, 2017, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. This proxy statement is dated February 6, 2017, and is first being mailed to stockholders of the Company on or about February 7, 2017.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve an agreement and plan of merger, dated as of December 22, 2016 (the “Merger Agreement”), providing for the acquisition by us of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company. We refer to Daseke, Inc. and its consolidated subsidiaries hereafter collectively as “Daseke,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate number of newly issued shares of Hennessy Capital common stock equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined in the accompanying proxy statement), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below). Pursuant to the Main Street and Prudential Agreement (as defined in the accompanying proxy statement), we are required to repurchase Daseke shares held by Main Street and Prudential (as each is defined in the accompanying proxy statement) immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street’s and Prudential’s Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration,” and together with the Closing Merger Consideration, the “Total Merger Consideration”).The Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined in the accompanying proxy statement and described further below). Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the “Utilization Fee Shares” (if any, and as defined and described further in the accompanying proxy statement), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.” In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks (as defined in the accompanying proxy statement) incurred in connection with Hennessy Capital’s IPO (as discussed further in the accompanying proxy statement).

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). In addition, we have received commitments from investors in the Backstop Commitment (as defined in the accompanying proxy statement) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. We have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

Our stockholders will also be asked to consider and vote upon the following proposals:

(a)     to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2”, (ii) provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” and (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 4” (each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying proxy statement as Annex C;

(b)      to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal,”

(c)      to approve and adopt the Daseke, Inc. 2017 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal,”

(d)      to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Preferred Financing and any private placement pursuant to the Backstop Commitment, which we refer to as the “Nasdaq Proposal,” and

(e)      to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The Nasdaq Capital Market under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the new symbols “DSKE” and “DSKEW”, respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Merger Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 28, 2015 and on August 4, 2015 (with respect to the partial exercise of the underwriters’ over-allotment option) (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $199.7 million on September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares. Holders of our outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of founder shares have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date hereof and prior to the Sponsor Share Forfeiture and, assuming the Backstop Commitment is utilized, prior to Sponsor’s forfeiture to the Company of up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and prior to Sponsor’s forfeiture to the Company of an additional 270,000 founder shares in connection with the payment of deferred underwriting discounts and fees to the Investment Banks (as defined in the accompanying proxy statement), our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares. Our Sponsor and other founders have agreed to retain their founder shares for all periods relevant to our stockholder vote on the Business Combination Proposal and to vote any shares of Hennessy Capital common stock owned by them in favor of the proposals described in the accompanying proxy statement through their execution of a Voting and Support Agreement with Daseke, a copy of which is attached as Annex E to the accompanying proxy statement.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 63 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Approval of the Charter Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The boards of directors of Daseke and Hennessy Capital have already approved the Business Combination.

The issuance of 20% or more of our outstanding common stock pursuant to the Preferred Financing and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval of the Business Combination, as further disclosed in the accompanying proxy statement.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Charter Proposals but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT HENNESSY CAPITAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HENNESSY CAPITAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

February 6, 2017	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

This proxy statement is dated February 6, 2017, and is first being mailed to stockholders of the Company on or about February 7, 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
HENNESSY CAPITAL ACQUISITION CORP. II

To Be Held on February 27, 2017

To the Stockholders of Hennessy Capital Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), will be held on Monday, February 27, 2017, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. You are cordially invited to attend the special meeting for the following purposes:

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of December 22, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative, and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company. We refer to Daseke, Inc. and its consolidated subsidiaries hereafter collectively as “Daseke,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

(3)      Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”); and

(4)     Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4”);

(5)     Proposal 5 — to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(6)      Proposal 6 — to consider and vote upon a proposal to approve and adopt the Daseke, Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan Proposal”);

(7)      Proposal 7 — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Preferred Financing and any private placement pursuant to the Backstop Commitment (the “Nasdaq Proposal”); and

(8)      Proposal 8 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on January 31, 2017 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the existing charter, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Merger Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 28, 2015 and on August 4, 2015 (with respect to the partial exercise of the underwriters’ over-allotment option) (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $199.7 million on September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares. The holders of shares of Hennessy Capital common stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners II LLC, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

The issuance of 20% or more of our outstanding common stock pursuant to the Preferred Financing and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination Proposal. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal, as further disclosed in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali, LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

February 6, 2017	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
Frequently Used Terms	9
Summary of the Proxy Statement	28
Selected Historical Financial Information of Hennessy Capital	50
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DASEKE	51
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	58
Cautionary Note Regarding Forward-Looking Statements	61
Risk Factors	63
Unaudited Pro Forma Condensed Combined Financial Information	101
COMPARATIVE PER SHARE INFORMATION	115
Special Meeting of Hennessy Capital Stockholders	116
The Business Combination Proposal	123
The Merger Agreement	123
Related Agreements	138
Background of the Business Combination	146
Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination	154
Satisfaction of 80% Test	161
Description of Fairness Opinion of Valuation Research Corporation	161
Certain Company Projected Financial Information	174
Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination	177
Potential Purchases of Public Shares	178
Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination	179
Sources and Uses for the Business Combination	179
Board of Directors of Hennessy Capital Following the Business Combination	181
Certificate of Incorporation	181
Name; Headquarters	181
Redemption Rights	181
Appraisal Rights	182
Accounting Treatment	182
Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights	182
Vote Required for Approval	186
Recommendation of the Board	187
The Charter Proposals	188
Vote Required for Approval	193
Recommendation of the Board	193

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Director Election Proposal	194
Vote Required for Approval	195
Recommendation of the Board	196
Incentive Plan Proposal	197
Vote Required for Approval	203
Recommendation of the Board	203
NASDAQ PROPOSAL	204
Vote Required for Approval	206
Recommendation of the Board	206
The Adjournment Proposal	207
Vote Required for Approval	207
Recommendation of the Board	207
Information About Hennessy Capital	208
Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations	219
Information About DASEKE	229
Executive and Director Compensation Of DASEKE	250
DASEKE Management’s Discussion and Analysis of Financial Condition and Results of Operations	254
Management After The Business Combination	285
Description of Securities	291
Beneficial Ownership of Securities	304
Certain Relationships and Related Party Transactions	307
Price Range of Securities and Dividends	315
Independent Registered Public Accounting Firm	317
Appraisal Rights	317
Delivery of Documents to Stockholders	317
Transfer Agent and Registrar	317
Submission of Stockholder Proposals	317
Future Stockholder Proposals	318
Where You Can Find More Information	318
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A — Agreement and Plan of Merger	A-1
Annex B — Fairness Opinion of Valuation Research Corporation	B-1
Annex C — Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. II	C-1
Annex D — Daseke, Inc. 2017 Omnibus Incentive Plan	D-1
Annex E — Voting and Support Agreement	E-1
Annex F — Sponsor Share Forfeiture Agreement	F-1

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         Hennessy Capital is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•         There currently are 24,949,885 shares of Hennessy Capital common stock issued and outstanding, consisting of 19,959,908 shares originally sold as part of units in Hennessy Capital’s IPO (including 2,459,908 shares related to the partial exercise of the underwriters’ overallotment option) and 5,031,250 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (the “founder shares”) of which (i) 440,000 were subsequently transferred to our independent directors and officers and an advisor, (ii) 41,273 were forfeited as a result of the underwriters’ overallotment option not being exercised in full and (iii) up to approximately 2.7 million will be forfeited for the benefit of Daseke stockholders pursuant to the Sponsor Share Forfeiture (as defined herein) and, to a lesser extent, for the benefit of the Backstop Commitment investors (assuming the Backstop Commitment is utilized) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO.

•         In addition, there currently are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable commencing 30 days after the completion of Hennessy Capital’s initial business combination and expire at 5:00 p.m., New York time, five years after the completion of Hennessy Capital’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Hennessy Capital may redeem the outstanding warrants at a price of $0.01 per warrant, provided that the last sale price of Hennessy Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before Hennessy Capital sends the notice of redemption to the warrant holders and certain other conditions are met. The placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about Hennessy Capital and its securities, see the sections entitled “Information About Hennessy Capital,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•         Daseke is a leading provider of transportation and logistics solutions focused exclusively on open deck freight in North America. Daseke believes it is the largest owner1 of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America.2 For more information about Daseke,

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1           CCJ Top 250, September 2016

2         “Top 100 For-Hire Carriers,” 2016 Transport Topics

see the sections entitled “Information About Daseke,” “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management After the Business Combination” and “Risk Factors — Risk Factors Relating to Daseke’s Business and Industry.”

•         Pursuant to the Agreement and Plan of Merger, dated as of December 22, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative, and the transactions contemplated thereby, we will consummate the acquisition of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company. We refer to Daseke, Inc. and its consolidated subsidiaries hereafter collectively as “Daseke,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.” For more information about the transactions contemplated by the Merger Agreement, which is referred to herein as the “Business Combination,” see the section entitled “The Business Combination Proposal” and the copy of the Merger Agreement attached to this proxy statement as Annex A.

•         Closing Merger Consideration. Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate number of newly issued shares of Hennessy Capital common stock equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined and discussed further below), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and discussed further below). As described below, pursuant to the Main Street and Prudential Agreement, we are required to repurchase shares held by Main Street and Prudential immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street's and Prudential's Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

•         Earn-Out Consideration. The Merger Agreement provides that, in addition to the Closing Merger Consideration, Daseke stockholders will be entitled to receive additional contingent consideration (the “Earn-Out Consideration,” and together with the Closing Merger Consideration, the “Total Merger Consideration”) of up to an additional 15.0 million shares of Hennessy Capital common stock (with up to 5.0 million shares payable annually with respect to 2017, 2018 and 2019 performance). The full Earn-Out Consideration is only payable if (i) the annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) of Daseke and its subsidiaries for the fiscal years ending December 31, 2017, 2018 and 2019 is at least $140 million, $170 million and $200 million, respectively, and (ii) the closing share price of Hennessy Capital common stock is at least $12.00, $14.00 and $16.00 for any

20 trading days within any consecutive 30-trading day period during the fiscal years ending December 31, 2017, 2018 and 2019, respectively. For each year, the 5.0 million earn-out shares will be prorated to the extent the annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) of Daseke and its subsidiaries exceeds 90%, but represents less than 100%, of the applicable earn-out target. The Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

•         Sponsor Share Forfeitures. In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined and described further below) and the Investment Banks in connection with Hennessy Capital’s IPO. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the Utilization Fee Shares (if any, and as defined and described further below), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.”  In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks (as described further below). As a result, if the Backstop Commitment is fully utilized, the Sponsor will forfeit a total of 2,740,934 founder shares to the Company, and upon closing of the Business Combination, the Company will issue 2,079,042 newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration, and 391,892 newly issued shares of Hennessy Capital common stock (referred to as “Utilization Fee Shares”) to the Backstop Commitment investors.  If the Backstop Commitment is not utilized, the Sponsor will forfeit a total of 2,544,988 founder shares to the Company, and upon closing of the Business Combination, the Company will issue 2,274,988 newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration.

•         Main Street and Prudential Consideration. Hennessy Capital will purchase, immediately prior to closing of the Business Combination, all of the shares of Daseke common stock held by Main Street and Prudential for consideration in an aggregate amount equal to the greater of (i) $35.0 million and (ii) an amount equal to the product of (x) the total number of shares of Hennessy Capital common stock that Main Street and Prudential would have received in the aggregate in the Business Combination in exchange for their Daseke common stock had such shares of Daseke common stock not been repurchased by Hennessy Capital pursuant to the Main Street and Prudential Agreement, and (y) $10.00. The first $25.0 million of such aggregate consideration is payable in cash, with the remaining portion of such aggregate consideration consisting of newly issued shares (at a value of $10.00 per share) of Hennessy Capital common stock, subject to certain automatic adjustments that would reduce the stock portion issuable, and proportionately increase the cash portion of such aggregate consideration payable, by Hennessy Capital, based on the amount of cash remaining in our trust account following redemptions. Based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that the aggregate consideration payable to Main Street and Prudential upon closing of the Business Combination will be $35.0 million in cash.

•         Preferred and Debt Financings. In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). For more information about the Preferred Financing and Debt Financing, see the sections entitled “The Business Combination Proposal — Related Agreements — Preferred Stock Subscription Agreement” and “The Business Combination Proposal — Related Agreements — Acquisition Financing”.

•         Backstop Commitment. In addition, we have received commitments from investors in the Backstop Commitment (as defined in this proxy statement) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to, among other things, fund the payment of the Main Street and Prudential Consideration. Pursuant to the Main Street and Prudential Agreement (and as described above), we have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. Each Backstop Commitment investor has agreed to (a) vote any shares of Hennessy Capital common stock acquired pursuant to the Backstop Commitment in favor of the Business Combination and the other proposals set forth herein, (b) not exercise its redemption rights with respect to any such shares and (c) not transfer any such shares until after the closing of the Business Combination. In consideration for the Backstop Commitment, the Backstop Commitment investors have received a cash commitment fee of $1.4 million in the aggregate and, assuming the Backstop Commitment is utilized, such investors will be entitled to receive, upon closing of the Business Combination, up to 391,892 “Utilization Fee Shares” in the aggregate (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), consisting of newly issued shares of Hennessy Capital common stock. As described above, the total number of shares issued to Daseke stockholders as part of the Closing Merger Consideration will be reduced by 50% of the total amount of Utilization Fee Shares issued to the Backstop Commitment investors at closing. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination.” For more information about the Merger Agreement and the related transaction agreements, see the sections entitled “The Business Combination Proposal — The Merger Agreement” and “The Business Combination Proposal — Related Agreements”.

•         Payment of Deferred IPO Underwriting Discounts and Fees to the Investment Banks. In settlement of all outstanding investment banking, advisory and underwriting fees, discounts and expenses owed by the Company to UBS Securities LLC (“UBS”), Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) and BMO Capital Markets Corp. (“BMO” and, together with UBS and Cantor Fitzgerald, the “Investment Banks”), as underwriters in respect of the Company’s July 2015 IPO, the Company anticipates making a payment to the Investment Banks of approximately $7.2 million in the aggregate upon closing of the Business Combination, of which Hennessy Capital will pay approximately $2.7 million in cash, and depending on the funds in our trust account after redemptions, the remaining $4.5 million will be paid to the Investment Banks in cash, newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) or a combination of cash and shares.  $1.8 million of the total deferred underwriting discounts and fees will be considered a Daseke transaction expense and reflected as an adjustment to the Closing Merger Consideration. If the funds in our trust account after redemptions (excluding any cash proceeds received by Hennessy Capital (if any) pursuant to the Backstop Commitment) (a) equal or exceed $84.5 million, then the remaining $4.5 million of deferred underwriting discounts and fees will be paid in cash, (b) equal or exceed $80.0 million but are less than $84.5 million, then it is expected that the remaining $4.5 million of deferred underwriting discounts and fees will be paid in a mix of cash and newly issued shares of Hennessy Capital common stock (with the cash portion equal to the excess of the trust account balance over $80.0 million), or (c) are less than $80.0 million, then it is expected that the remaining $4.5 million of deferred underwriting discounts and fees will be satisfied by the issuance of 450,000 newly issued shares of Hennessy Capital common stock in the aggregate to the Investment Banks. For more information, see “The Business Combination Proposal — Letter Agreement Regarding Deferred IPO Underwriting Discounts and Fees.”

•         Pro Forma Equity Ownership. We anticipate that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 38.3% of our outstanding common stock (32.4% held by our public stockholders and 5.9% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 61.7% of our outstanding common stock. If public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Additionally, in each case, if the Backstop Commitment investors purchase shares of our common stock, the percentage of our outstanding common stock held by such investors (and correspondingly, the amount in the trust account) will increase and the percentage of our outstanding common stock held by our public stockholders will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed and no purchases of shares are made pursuant to the Backstop Commitment. These ownership percentages with respect to the post-combination company are for illustrative purposes only and (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in the post-combination company will be different. For more information, please see the section entitled “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float.”

•         Our management and board of directors considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $7.2 million payable to the underwriters of our IPO and taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to our existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. As of September 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights.”

•         In addition to voting on the Business Combination Proposal, at the special meeting, the stockholders of Hennessy Capital will be asked to vote upon:

•         The Charter Proposals — to approve and adopt separate proposals for amendments to the existing charter:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”); and

•         Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4” and each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached hereto as Annex C;

•         Proposal 5 — to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

•         Proposal 6 — to consider and vote upon a proposal to approve and adopt the Incentive Plan (the “Incentive Plan Proposal”);

•         Proposal 7 — to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Preferred Financing and any private placement pursuant to the Backstop Commitment, which we refer to as the “Nasdaq Proposal;” and

•         Proposal 8 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal (the “Adjournment Proposal”).

•         The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

•         If our stockholders do not approve the Nasdaq Proposal, we will have the right to issue up to 19.9% of the Company’s issued and outstanding common stock, pursuant to the Preferred Financing and Backstop Commitment, without stockholder approval; however, even without stockholder approval of the Nasdaq Proposal, we will have the right to issue the full number of shares of Series A Convertible Preferred Stock contemplated by the Preferred Financing (subject to provisions of the Series A Convertible Preferred Stock that will limit the convertibility of the shares of that series unless and until stockholder approval has been received).

•         Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to eight directors, three of whom will be voted upon by our stockholders at the special meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to nominate three directors for election at the special meeting (including one incumbent director of Hennessy Capital and two individuals who are presently members of Daseke’s board of directors) and to fill the vacancies created by the increased size of the board of directors with two persons. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, five existing Daseke directors, Don R. Daseke, Brian Bonner, Ron Gafford, Mark Sinclair and R. Scott Wheeler, and one additional person, Jonathan Shepko. In anticipation of the Business Combination, in December 2016, Messrs. Sinclair and Wheeler were appointed to the Daseke board of directors, effective January 2017 and December 2016, respectively. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

•         Unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

•         The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by Daseke or the Company acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section entitled “The Business Combination Proposal — The Merger Agreement — Termination.”

•         The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•         In considering the recommendation of Hennessy Capital’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         up to approximately 2.4 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by The Nasdaq Capital Market (“Nasdaq”) and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Hennessy Capital” refer to Hennessy Capital Acquisition Corp. II, and the terms “combined company” and “post-combination company” refer to Hennessy Capital and its subsidiaries, including Daseke, following the consummation of the Business Combination. Furthermore, in this document:

“ABL Facility” means the proposed $70.0 million amended and restated senior secured asset-based revolving credit facility committed by PNC Bank, National Association, pursuant to a debt commitment letter dated December 22, 2016 between Daseke and PNC Bank, National Association.

“Backstop and Subscription Agreement” means, collectively, each Backstop and Subscription Agreement, dated December 22, 2016, between the Company and such investor who has committed to purchasing shares of Hennessy Capital common in the Backstop Commitment.

“Backstop Commitment” means the commitment by the investors who have entered into that certain Backstop and Subscription Agreement with the Company to purchase up to $35.0 million in shares of Hennessy Capital common stock (as and to the extent requested by us) through one or more (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration.

“Bulldog Acquisition” means Daseke’s acquisition of Bulldog Hiway Express, effective July 1, 2015.

“Business Combination” means the acquisition by us of all of the outstanding capital stock of Daseke through a merger of a wholly owned subsidiary of the Company with and into Daseke pursuant to the Merger Agreement, with Daseke surviving such merger as a direct wholly owned subsidiary of the Company.

“Closing Merger Consideration” means the aggregate number of newly issued shares of Hennessy Capital common stock issuable upon the closing of the Business Combination equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration, in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture.

“Credit Suisse” means Credit Suisse Securities (USA) LLC and Credit Suisse AG

“Daseke” means Daseke, Inc., a Delaware corporation, and its consolidated subsidiaries, taken together.

“Davenport Acquisition” means Lone Star Transportation, LLC’s (a subsidiary of Daseke) acquisition of Davenport Transport & Rigging, LLC, effective as of May 1, 2015.

“Debt Financing” means the proposed new $350.0 million senior secured term loan credit facilities, consisting of a $250.0 million term loan that will be drawn at closing of the Business Combination (the “New Term Loan”) and a $100.0 million delayed draw term loan that may be funded on or after the closing date of the Business Combination for a 12-month period thereafter, pursuant to a debt commitment letter dated December 22, 2016 among Hennessy Capital and Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS AG, Stamford Branch and UBS Securities LLC.

“Earn-Out Consideration” means the potential issuance of up to 15 million additional shares of our common stock pursuant to the Merger Agreement to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on July 22, 2015.

“founder shares” means the 5,031,250 shares of Hennessy Capital common stock issued to our Sponsor in a private placement prior to our IPO, 440,000 of which have been transferred by our Sponsor to our independent directors and officers and an advisor, 41,273 of which were forfeited as a result of the underwriters’ overallotment option in our IPO not being exercised in full, and up to approximately 2.7 million of which will be forfeited for the benefit of Daseke stockholders pursuant to the Sponsor Share Forfeiture and, to a lesser extent, for the benefit of the Backstop Commitment investors (assuming the Backstop Commitment is utilized) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO.

“Hennessy Capital” means Hennessy Capital Acquisition Corp. II, a Delaware corporation.

“Hennessy Capital common stock” or “our common stock” means common stock, par value $0.0001 per share, of Hennessy Capital.

“Hennessy Capital preferred stock” or “our preferred stock” means preferred stock, par value $0.0001 per share, of Hennessy Capital, 650,000 shares of which shall be designated Series A Convertible Preferred Stock.

“Hornady Acquisition” means Daseke’s acquisition of Hornady Truck Line, Inc. and B.C. Hornady & Associates, Inc., effective August 1, 2015.

“Incentive Plan” means the Daseke, Inc. 2017 Omnibus Incentive Plan, a copy of which is attached hereto as Annex D.

“initial stockholders” means our Sponsor and each of our current officers and current directors and an advisor, in each case, that hold founder shares.

“Investment Banks” means UBS Securities LLC, Cantor Fitzgerald & Co. and BMO Capital Markets Corp.

“IPO” means the initial public offering of Hennessy Capital units, each comprised of one share of common stock and one warrant, consummated on July 28, 2015 with respect to 17,500,000 units and on August 4, 2015 with respect to 2,459,908 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit.

“lock-up agreements” means the lock-up letter agreements that each of Daseke’s directors and executive officers and persons that beneficially own at least one percent (1%) of Daseke’s common stock immediately prior to the consummation of the Business Combination will enter into with the Company upon closing of the Business Combination restricting the sale, transfer or other disposition for value of shares of Hennessy Capital common stock received as part of the Closing Merger Consideration for 180 days post-closing, except for (i) Daseke Trucking Preferred, LP and Gekabi Capital Management, LP, for which such lock-up period will be 120 days, and (ii) Don R. Daseke and his affiliates, including the Walden Group, for which such lock-up period will be until the third anniversary of the closing of the Business Combination (except that up to 10% of shares owned by such persons may be donated to charities or educational institutions, in which case, such donated shares will be subject to a 180-day lock-up period from the transfer date).

“Lone Star Acquisition” means Daseke’s acquisition of Lone Star Transportation, LLC, effective October 1, 2014.

“Main Street” means Main Street Capital II, LP, Main Street Mezzanine Fund, LP and Main Street Capital Corporation, each of which is a Daseke stockholder of record.

“Main Street and Prudential Agreement” means the letter agreement, dated December 22, 2016, among the Company, Daseke, Walden Group, Main Street and Prudential regarding, among other things, the conditional waiver of Main Street’s and Prudential’s respective put rights on their shares of Daseke common stock in exchange for aggregate consideration in an amount equal to the Main Street and Prudential Consideration in accordance with the terms and conditions of such agreement.

“Main Street and Prudential Consideration” means the aggregate consideration payable upon the closing of the Business Combination to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, which equals the greater of (i) $35.0 million and (ii) an amount equal to the product of (x) the total number of shares of our common stock that Main Street and Prudential would have received in the aggregate in the Business Combination in exchange for their Daseke common stock had such shares of Daseke common stock not been repurchased by Hennessy Capital pursuant to the Main Street and Prudential Agreement, and (y) $10.00. The first $25.0 million of such aggregate consideration is payable in cash, with the remaining portion of such aggregate consideration consisting of newly issued shares (at a value of $10.00 per share) of our common stock, subject to certain automatic adjustments that would reduce the stock portion issuable, and proportionately increase the cash portion of such aggregate consideration payable, by Hennessy Capital based on the amount of cash remaining in our trust account following redemption.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 22, 2016, as it may be amended, by and among the Company, Merger Sub, Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative, a copy of which is attached hereto as Annex A.

“Merger Sub” means HCAC Merger Sub, Inc., a direct wholly-owned subsidiary of Hennessy Capital.

“placement warrants” means the 15,080,756 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant for a total purchase price of approximately $7,540,000, each of which is exercisable for one-half of one share of Hennessy Capital common stock at a price of $5.75 per half share ($11.50 per whole share), in accordance with its terms. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants.

“Preferred Financing” means the expected issuance and sale of $65.0 million in shares of our Series A Convertible Preferred Stock (at a purchase price of $100.00 per share) in a private placement to certain institutional accredited investors to, among other things, refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes.

“Preferred Subscription Agreement” means, collectively, each Subscription Agreement for 7.625% Series A Convertible Preferred Stock, dated December 22, 2016, between the Company and certain institutional accredited investors to purchase in a private placement the Series A Convertible Preferred Stock.

“proposed charter” means the proposed second amended and restated certificate of incorporation of Hennessy Capital, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed charter is attached hereto as Annex C.

“Prudential” means Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management Fund IV, L.P., each of which is a Daseke stockholder of record.

“public shares” means shares of Hennessy Capital common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Hennessy Capital’s IPO, each of which is exercisable for one-half of one share of Hennessy Capital common stock, in accordance with its terms.

“Recent Acquisitions” means the Bulldog Acquisition, Hornady Acquisition and Lone Star Acquisition.

“Registration Rights Agreement” means the proposed Amended and Restated Registration Rights Agreement to be entered into upon closing of the Business Combination by the Company, the Sponsor, the investors in the Preferred Financing and the Backstop Commitment, certain Daseke stockholders and each of our initial stockholders.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Convertible Preferred Stock” means our 7.625% Series A Convertible Preferred Stock, shares of which are expected to be issued to the investors in the Preferred Financing.

“special meeting” means the special meeting of stockholders of Hennessy Capital that is the subject of this proxy statement.

“Sponsor” means Hennessy Capital Partners II LLC, a Delaware limited liability company.

“Sponsor Share Forfeiture” means the forfeiture prior to the closing of the Business Combination by the Sponsor to the Company of that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) fifty percent (50.0%) of the Utilization Fee Shares, for the benefit of Daseke stockholders, followed by the issuance at closing of an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders, in each case pursuant to the Sponsor Share Forfeiture Agreement.

“Sponsor Share Forfeiture Agreement” means the Sponsor Share Forfeiture Agreement, dated December 22, 2016, as it may be amended, by and among Hennessy Capital Partners II LLC and the Company, a copy of which is attached hereto as Annex F.

“Total Merger Consideration” means the Closing Merger Consideration, the Sponsor Share Forfeiture and the Earn-Out Consideration.

“UBS Securities” or “UBS” means UBS AG and UBS Securities LLC.

“Utilization Fee Shares” means up to 391,892 shares of newly issued shares of Hennessy Capital common stock in the aggregate issuable to the investors in consideration for the Backstop Commitment.

“Voting and Support Agreement” means the Voting and Support Agreement, dated December 22, 2016, as it may be amended, by and among Daseke and each of our initial stockholders, a copy of which is attached hereto as Annex E.

“Walden Group” means The Walden Group, Inc., a Delaware corporation that is the largest Daseke stockholder and is expected to be the largest stockholder of the combined company following the Business Combination. Don R. Daseke is the majority stockholder and President of The Walden Group, Inc.

“Warrants” means the placement warrants and the public warrants, taken together.

Questions and Answers about the Proposals for Stockholders

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:       Why am I receiving this proxy statement?

A:     Our stockholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a merger agreement (the “Merger Agreement”) providing for the acquisition by us of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company. We refer to Daseke, Inc. and its consolidated subsidiaries hereafter collectively as “Daseke,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate number of newly issued shares of Hennessy Capital common stock equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined herein), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below). Pursuant to the Main Street and Prudential Agreement (as defined herein), we are required to repurchase Daseke shares held by Main Street and Prudential (as each is defined herein) immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street’s and Prudential’s Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration,” and together with the Closing Merger Consideration, the “Total Merger Consideration”).The Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined herein and described further below) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the “Utilization Fee Shares” (if any, and as defined and described further herein), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.”  In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks.

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). In addition, we have received commitments from investors in the Backstop Commitment (as defined herein) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. We have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

Our common stock, units and warrants are currently listed on The Nasdaq Capital Market under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the new symbols “DSKE” and “DSKEW”, respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:       What is being voted on at the special meeting?

A:       Below are proposals on which our stockholders are being asked to vote.

1.      To approve and adopt the Business Combination and the other transactions contemplated by the Merger Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

To approve and adopt the following separate proposals for amendments to the Company’s existing charter:

2.      To increase the Company’s authorized common stock and preferred stock (this proposal is referred to herein as “Proposal 2”);

3.      To provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (this proposal is referred to herein as “Proposal 3”);

4.      To designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (this proposal is referred to herein as “Proposal 4”);

Each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals.”

5.      To elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

6.      To approve and adopt the Incentive Plan, a copy of which is attached hereto as Annex D (this proposal is referred to herein as the “Incentive Plan Proposal”);

7.      To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Preferred Financing and any private placement pursuant to the Backstop Commitment (this proposal is referred to herein as the “Nasdaq Proposal”); and

8.      To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal (this proposal is referred to herein as the “Adjournment Proposal”).

Q:       Are the proposals conditioned on one another?

A:       The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal do not receive the requisite vote for approval, then (absent a waiver by Daseke with respect to the Director Election Proposal and Nasdaq Proposal) we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:       Why is Hennessy Capital providing stockholders with the opportunity to vote on the Business Combination?

A:       Under the existing charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We are seeking to obtain the approval of our stockholders of the Business Combination

Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:       What will happen in the Business Combination?

A:       At the closing of the Business Combination, a wholly owned subsidiary of the Company will merge with and into Daseke, Inc., and Daseke, Inc. will continue as the surviving entity and direct wholly-owned subsidiary of the Company. Daseke stockholders will receive newly issued shares of Hennessy Capital common stock as consideration in the Business Combination and will become stockholders of Hennessy Capital at closing. Following the Business Combination, we will change our name to Daseke, Inc., and our direct subsidiary Daseke, Inc. will change its name to Daseke Companies, Inc.

Q:       What is the Earn-Out Consideration, and in what circumstances will it be payable to Daseke stockholders?

A:          The Merger Agreement provides that, in addition to the Closing Merger Consideration, Daseke stockholders will be entitled to receive additional contingent consideration of up to an additional 15.0 million shares of Hennessy Capital common stock (with up to 5.0 million shares payable annually with respect to 2017, 2018 and 2019 performance). The full Earn-Out Consideration is only payable if (i) the annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) of Daseke for the fiscal years ending December 31, 2017, 2018 and 2019 is at least $140 million, $170 million and $200 million, respectively, and (ii) the closing share price of Company common stock is at least $12.00, $14.00 and $16.00 for any 20 trading days within any consecutive 30-trading day period during the fiscal years ending December 31, 2017, 2018 and 2019, respectively. The Earn-Out Consideration is only payable for a given year if (i) annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) exceeds 90% of the applicable earn-out target and (ii) the applicable share price threshold has been satisfied. For each year, the 5.0 million earn-out shares shall be prorated to the extent the annualized Adjusted EBITDA of Daseke exceeds 90%, but represents less than 100%, of the applicable earn-out target. For more information, see “The Business Combination Proposal — The Merger Agreement — Earnout Consideration Structure.”

Q:       What equity stake will (i) current Hennessy Capital stockholders hold in the Company after the closing of the Business Combination and (ii) Hennessy Capital hold in Daseke after the closing of the Business Combination?

A:       We anticipate that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 38.3% of our outstanding common stock (32.4% held by our public stockholders and 5.9% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 61.7% of our outstanding common stock. If public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Additionally, in each case, if the Backstop Commitment investors purchase shares of our common stock, the percentage of our outstanding common stock held by such investors (and correspondingly, the amount in the trust account) will increase and the percentage of our outstanding common stock held by our public stockholders will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed and no purchases of shares are made pursuant to the Backstop Commitment. These ownership percentages with respect to the post-combination company are for illustrative purposes only and (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in the post-combination company will be different. For more information, please see the section entitled “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float.”

Q:       What conditions must be satisfied to complete the Business Combination?

A:       There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved and adopted the Merger Agreement and, unless waived by Daseke, the Director Election Proposal and Nasdaq Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:       Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account, to fund the refinancing of existing Daseke indebtedness and certain additional payments related to the Business Combination?

A:       Yes. In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our Series A Convertible Preferred Stock in a private placement and debt commitment letters for an expected $350.0 million of debt financing (the “Debt Financing”). See the sections entitled “The Business Combination Proposal — Acquisition Financing” and “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Term Loan Facility.”

In addition, we have received commitments from investors in the Backstop Commitment to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through (i) open market or privately negotiated transactions with third parties, (ii) a private placement (at a purchase price of $10.00 per share) to occur concurrently with the consummation of the Business Combination, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. Since the Company will not receive any funds from the purchase of shares in the open market or in privately negotiated transactions, it is unlikely that Hennessy Capital will receive the full $35.0 million in proceeds contemplated by the Backstop Commitment. The investors in the Backstop Commitment have agreed not to transfer any Hennessy Capital common stock acquired by it pursuant to the Backstop Commitment until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Purchase Agreement. In addition, the Backstop Commitment investors have agreed to vote their shares of common stock in favor of the Business combination proposal and other proposals at the special meeting.

The issuance of 20% or more of our outstanding common stock pursuant to the Preferred Financing and any private placement of Hennessy Capital common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal, Proposal 2 and the Nasdaq Proposal and the consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval and the consummation of the Business Combination.

At closing of the Business Combination, Hennessy Capital and the investors in the Preferred Financing and Backstop Commitment will enter into the Registration Rights Agreement that provides for the registration of the shares of our common stock and preferred stock acquired by the parties to the respective subscription agreements (including the common stock into which the Series A Convertible Preferred Stock is convertible). The Registration Rights Agreement will also cover the shares of our common stock to be issued to Daseke stockholders under the Merger Agreement as well as the remaining founder shares, placement warrants held by each of our initial stockholders and any shares of our common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement.

Q:       What is the Main Street and Prudential Agreement?

A:       Main Street and Prudential are Daseke stockholders with contractual rights, in certain circumstances, to require Daseke to repurchase their shares for cash. We, Daseke and the Walden Group have entered into the Main Street and Prudential Agreement, pursuant to which Daseke, Walden Group, Main Street and Prudential have conditionally agreed to (i) waive Main Street’s, Prudential’s and Walden Group’s rights of first refusal and Main Street’s and Prudential’s put option in connection with the Business Combination and the transactions contemplated thereby, (ii) consent to the Business Combination and (iii) terminate their existing side letters with Daseke and the Walden Group. We and Daseke, in turn, have agreed, subject to the terms and conditions set forth in the Main Street and Prudential Agreement, that Hennessy Capital will purchase, immediately prior to closing of the Business Combination, all of the shares of Daseke common stock held by Main Street and Prudential in exchange for aggregate consideration equal to the Main Street and Prudential Consideration. Such consideration will be allocated between cash and shares of Hennessy Capital common stock to be issued to Main Street and Prudential upon the closing of the Business Combination, with the cash portion of such consideration equal to a minimum of $25.0 million and the stock portion comprising the remainder of the consideration. The Main Street and Prudential Agreement provides for certain automatic adjustments that would reduce the amount of shares of Hennessy Capital common stock to be issued to Main Street and Prudential (based on a $10.00 per share price) and proportionately increase the cash to be paid to Main Street and Prudential. The adjustments are (i) an increase in the cash consideration equal to the amount of cash in the trust account that is not used to settle redemptions of Hennessy Capital common stock and (ii) an option to increase the cash consideration at the sole discretion of Hennessy Capital, in each case with a corresponding decrease in the number of shares to be issued. If the number of shares to be issued is reduced to zero, then Main Street and Prudential would receive an amount in cash equal to the Main Street and Prudential Consideration. In the event Main Street and Prudential are issued any shares of Hennessy Capital common stock pursuant to the Main Street and Prudential Agreement, they will be entitled to receive registration rights and a $500,000 fee in the aggregate to be paid by the Company.

With respect to shares of Hennessy Capital common stock received by Main Street and Prudential pursuant to the Main Street and Prudential Agreement, Hennessy Capital will use reasonable best efforts to facilitate the sale of the shares of Hennessy Capital common stock issued to Main Street and Prudential pursuant to the Letter Agreement, and upon the earlier to occur of (i) such time that all of such shares have been sold and (ii) the date that is 120 days after the closing of the Business Combination, Hennessy Capital shall pay to Main Street and Prudential an amount equal to the difference between the proceeds received from such sales and what would have been received if each sale had been consummated at $10.00 per share. Additionally, to the extent Hennessy Capital is unable to facilitate the sale of all of the shares of Hennessy Capital common stock issued to Main Street and Prudential within 120 days after the closing of the Business Combination, Hennessy Capital will, unless Main Street and Prudential elect to retain such unsold shares, pay to Main Street and Prudential an amount equal to the product of $10.00 and the number of such unsold shares.

Q:       Why is Hennessy Capital proposing the Charter Proposals?

A:       The proposed charter that we are asking our stockholders to approve in connection with the Business Combination provides for an increase in the number of authorized shares of our common stock and preferred stock, the classification of our board of directors into three separate classes, certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company and a consent to personal jurisdiction and service of process. In addition, to the extent that the Incentive Plan is approved, we will need to have additional authorized capital stock.

Q:       Why is Hennessy Capital proposing the Director Election Proposal?

A:       Upon the closing of the Business Combination, four of Hennessy Capital’s incumbent directors, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, shall resign, and we anticipate increasing the size of our board of directors from six to eight directors. The Hennessy Capital board has nominated Daniel J. Hennessy, Don R. Daseke and Mark Sinclair to serve as Class I directors for a term expiring at the Company’s annual meeting in 2019. See the section entitled “Director Election Proposal” for additional information. Unless waived by Daseke, approval of the Director Election Proposal is a condition to the consummation of the Business Combination pursuant to the Merger Agreement.

Q:       Why is Hennessy Capital proposing the Incentive Plan Proposal?

A:       The purpose of the Incentive Plan is to enable us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:       Why is the Company proposing the Nasdaq Proposal?

A:       We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before such issuance of stock and (2) a change of control. Pursuant to the Merger Agreement, assuming the earn-out is achieved in full under the Merger Agreement (and based on Daseke’s capitalization as of September 30, 2016), and assuming the Preferred Financing and Backstop Commitment are fully utilized, we anticipate issuing (i) up to an aggregate of approximately 40,482,982 shares of our common stock, subject to adjustment as described in the Merger Agreement, to Daseke stockholders as Total Merger Consideration pursuant to the Merger Agreement, (ii) up to an aggregate of approximately 5,652,174 shares of our common stock to one or more institutional accredited investors in connection with the Preferred Financing on an as-converted basis, (iii) up to an aggregate of approximately 3,891,892 shares of our common stock to one or more institutional accredited investors in a private placement pursuant to the Backstop Commitment (which includes 391,892 Utilization Fee Shares issued to investors in consideration for their Backstop Commitment) and (iv) up to an aggregate of 450,000 shares of our common stock in a private placement to the Investment Banks as partial payment for the deferred IPO underwriting discounts and fees. Because the number of shares of our common stock we anticipate issuing in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Hennessy Capital, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b). In addition, since we may issue 20% or more of our outstanding common stock when considering together the Preferred Financing and the Backstop Commitment, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing

Rules 5635(d). For more information, see the section entitled “Nasdaq Proposal.” Unless waived by Daseke, approval of the Nasdaq Proposal is a condition to the consummation of the Business Combination pursuant to the Merger Agreement. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2.

Q:       What happens if I sell my shares of Hennessy Capital common stock before the special meeting?

A:       The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Hennessy Capital common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Hennessy Capital common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:       What vote is required to approve the proposals presented at the special meeting?

A:       Approval of the Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:       May Hennessy Capital or the Sponsor, Hennessy Capital’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:       In connection with the stockholder vote to approve the proposed Business Combination, our initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We have an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and (ii) clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including, but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Q:       How many votes do I have at the special meeting?

A:       Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record at the close of business on January 31, 2017, the record date for the special meeting. As of the close of business on the record date, there were 24,949,885 outstanding shares of our common stock.

Q:       What constitutes a quorum at the special meeting?

A:       Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the special meeting, 12,474,943 shares of our common stock would be required to achieve a quorum.

Q:       How will Hennessy Capital’s Sponsor, directors and officers vote?

A:       In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our directors, our executive officers and our advisor, pursuant to which each agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. None of our initial stockholders has purchased any shares during or after our IPO in the open market and neither we nor our initial stockholders have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares. However, our Sponsor, has agreed to the Sponsor Share Forfeiture, pursuant to which it will forfeit to the Company such number of founder shares equal to (a) approximately 2.3 million less (b) 50% of the Utilization Fee Shares to the Company for cancellation, and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders upon closing of the Business Combination as part of the Closing Merger Consideration. In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks.

In addition, concurrently with the execution of the Merger Agreement, our Sponsor and certain affiliates of our Sponsor, including Hennessy Capital Partners II LLC (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with Daseke (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) in favor of all the proposals described in this proxy statement.

Q:       How will the providers of the Backstop Commitment vote?

A:       Each provider of the Backstop Commitment has agreed to vote any shares of Hennessy Capital common stock acquired pursuant to the Backstop Commitment (excluding shares issued in any private placement portion thereof) in favor of all of the proposals described in this proxy statement.

Q:       What interests do Hennessy Capital’s current officers and directors have in the Business Combination?

A:       Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

•         up to the approximately 2.4 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq and that are not subject to redemption, and the fact that such shares will be worthless if we do not complete an initial business combination by July 28, 2017;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination by July 28, 2017; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination by July 28, 2017; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination by July 28, 2017, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Q:       What happens if I vote against the Business Combination Proposal?

A:       If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:       Do I have redemption rights?

A:          If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $199.7 million on September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by July 28, 2017 (subject to the requirements of law).

Q:       As long as I vote on the Business Combination Proposal, will how I vote affect my ability to exercise redemption rights?

A:       No. You may exercise your redemption rights whether you vote your shares of Hennessy Capital common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:       How do I exercise my redemption rights?

A:       In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Stockholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to 5:00 p.m., Eastern time on February 23, 2017 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:       What are the federal income tax consequences of exercising my redemption rights

A:       Hennessy Capital stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Hennessy Capital common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Hennessy Capital common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in Hennessy Capital, taking into account certain attribution rules. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Hennessy Capital common stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock. See the section entitled “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:       If I am a Hennessy Capital warrant holder, can I exercise redemption rights with respect to my warrants?

A:       No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:       If I am a Hennessy Capital unit holder, can I exercise redemption rights with respect to my units?

A:       No. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:       Do I have appraisal rights if I object to the proposed Business Combination?

A:       No. There are no appraisal rights available to holders of Hennessy Capital common stock in connection with the Business Combination.

Q:       What happens to the funds held in the trust account upon consummation of the Business Combination?

A:       If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) first, to Hennessy Capital stockholders who properly exercise their redemption rights, (ii) second, after all redemption payments are made, to repurchase up to all of the shares of Hennessy Capital common stock (at $10.00 per share value) issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, (iii) third, the remaining cash balance (if any) will be used to pay up to $34.4 million (of which we currently estimate all to be incurred and payable) of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees and approximately $10.4 million of financing costs relating to the Debt Financing, including an original issue discount of approximately $2.5 million and placement fees of approximately $7.9 million) that were incurred by the Company and Daseke combined in connection with the Business Combination and deferred underwriting commissions payable to the underwriters of our IPO, and (iv) fourth, the remaining cash balance (if any) will be used to repay certain additional existing Daseke indebtedness.

Q:       What happens if the Business Combination is not consummated?

A:       There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Hennessy Capital’s obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Hennessy Capital’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:       When is the Business Combination expected to be completed?

A:       It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:       What do I need to do now?

A:       You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:       How do I vote?

A:       If you were a holder of record of our common stock at the close of business on January 31, 2017, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:       What will happen if I abstain from voting or fail to vote at the special meeting?

A:       At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Charter Proposals, but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:       What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:       Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:       If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:       Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:       If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:       No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:       May I change my vote after I have mailed my signed proxy card?

A:       Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:       What should I do if I receive more than one set of voting materials?

A:       You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:       Who will solicit and pay the cost of soliciting proxies?

A:       Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow Sodali, LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of $27,500 plus costs and expenses and a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Hennessy Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Hennessy Capital’s common stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:       Who can help answer my questions?

A:       If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow Sodali, LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: hennessyII.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Summary of the Proxy Statement

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise specified, all share calculations (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment.

Parties to the Business Combination

Hennessy Capital Acquisition Corp. II

Hennessy Capital is a Delaware special purpose acquisition company incorporated on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses.

Hennessy Capital’s securities are traded on Nasdaq under the ticker symbols “HCAC,” “HCACU” and “HCACW.” We have applied to continue the listing of our common stock and warrants on Nasdaq under the new symbols “DSKE” and “DSKEW”, respectively, upon the closing of the Business Combination.

The mailing address of Hennessy Capital’s principal executive office is 700 Louisiana Street, Suite 900, Houston, Texas 77002 and its phone number is (713) 300-8242.

Daseke, Inc.

Daseke, Inc. (together with its consolidated subsidiaries, “Daseke”) is a Delaware corporation incorporated in November 2008. In the Business Combination, a subsidiary of Hennessy Capital will merge with and into Daseke, whereupon the separate existence of the subsidiary will cease and Daseke will be the surviving company and a wholly owned direct subsidiary of Hennessy Capital.

The mailing address of Daseke, Inc.’s principal executive office is 15455 Dallas Parkway, Suite 440, Addison, Texas 75001 and its phone number at that address is (972) 248-0412.

Daseke Business Overview

Daseke is a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, was one of the fastest-growing companies in 2015.3 Through its acquisition of nine operating companies, Daseke believes it has become the largest owner of open deck equipment4 and the second largest provider of open deck transportation and logistics

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3           Journal of Commerce, April 2016

4           CCJ Top 250, September 2016

solutions by revenue in North America.5 From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a compound annual growth rate (“CAGR”) of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%.6

Don R. Daseke, Daseke’s founder, Chairman, President and Chief Executive Officer, initially identified the opportunity to consolidate the open deck freight market when he made his first investment in the sector by acquiring a small specialty transportation and logistics solutions provider, Smokey Point Distributing, Inc. (“Smokey Point”) in 2008. Mr. Daseke realized that most open deck operators were small, family-owned companies, and there was neither a national carrier nor a publicly traded company focused on the sector. These dynamics created a highly fragmented industry, ripe for consolidation, and Mr. Daseke recognized the significant value in building a national open deck transportation and logistics provider.

Over the past eight years, Mr. Daseke and Daseke’s management team have been focused on the execution of this vision and have grown Daseke into a leading provider of open deck transportation and logistics solutions that is able to provide substantial capacity to national customers. Since acquiring Smokey Point, Mr. Daseke and Daseke’s management team have strategically acquired eight other companies — E.W. Wylie Corporation, J. Grady Randolph, Inc., Central Oregon Truck Company, Inc., Boyd Bros. Transportation, Inc., WTI Transport, Inc., Lone Star Transportation, LLC, Bulldog Hiway Express and Hornady Transportation, LLC — creating a national network of open deck transportation and logistics companies.

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5         “Top 100 For-Hire Carriers,” 2016 Transport Topics

6           Adjusted EBITDA is not a recognized measure under GAAP. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

Having successfully acquired and integrated nine companies, Daseke has established a track record of growing its business through strategic and complementary acquisitions that will continue to be a key component of its business plan going forward. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years.7

In addition to its strategic acquisition strategy, Daseke has also established a track record of successfully integrating and growing companies post-acquisition. Within 24 months after being acquired by Daseke, although average net income significantly declined,8 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.9

Daseke’s successful execution of its acquisition and growth strategy has established the company as a scaled, national carrier, providing significant advantages over sub-scale competitors who may struggle to meet evolving market demands. Daseke is the only pure play national provider of open deck solutions, and Daseke management believes the company’s ability to leverage its scale provides significant purchasing power, more favorable terms for capital and the infrastructure in place to deal with increasing safety and environmental regulations. Further, national customers want to work with national carriers, and Daseke’s platform provides the carrier consolidations that large, blue-chip accounts seek.

Daseke believes that it provides one of the most comprehensive transportation and logistics solutions offerings in the open deck industry. Daseke delivers a diverse offering of transportation and logistics solutions to approximately 4,500 customers across 49 U.S. states, Canada and Mexico. Daseke believes that its nationwide network of more than 40 terminals (shown below), comprehensive suite of high-quality, value-added solutions, specialized knowledge, ability to commit company-owned capacity to its customers and longstanding customer relationships with blue-chip clients represent significant competitive advantages.

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7           Based on latest available financials for 12-month period provided by potential acquisition targets. Although Daseke has an identified pipeline of acquisition targets and believes that, after the consummation of the Business Combination, it will have sufficient financial resources to execute its acquisition plans over the next several years, any acquisitions will be dependent on, among other things, the results of its due diligence and Daseke may not complete any acquisitions in its pipeline.

8           On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

9           This growth rate is the simple average of Adjusted EBITDA growth at the companies acquired by Daseke (other than Smokey Point, for which Adjusted EBITDA with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke), based on the companies’ Adjusted EBITDA for the year prior to Daseke’s acquisition as compared to Adjusted EBITDA for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 Adjusted EBITDA). Including Smokey Point’s Adjusted EBITDA growth from the first year after its acquisition by Daseke to the second year, the growth rate of the acquired companies’ Adjusted EBITDA would have been 21.5%.

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(1)         Daseke tractors do not go into Mexico, only trailers and freight do; tractors are supplied by Mexican carrier-partners.

(2)         Daseke locations may have more than one terminal or sales officer per location.

In addition, delivering high-quality open deck transportation and logistics solutions requires deep industry expertise, highly trained drivers with proper licenses and hauling permits, extensive coordination with local officials, specialized handling techniques, high safety standards and extensive liability insurance coverage. Daseke believes its combination of these capabilities distinguishes it from its competitors. Furthermore, with its focus on quality and safety, Daseke believes it is well-positioned to deliver freight with efficiency and low damage rates, enabling it to maintain its position as a premier open deck transportation services provider.

Daseke’s customers, many of whom are Fortune 500 companies, rely on it to transport mission-critical loads, making it an integral part of their supply chains. Daseke’s ability to dependably transport high-value, complex and time-sensitive loads as well as provide the value-added logistics services required to plan, transport and deliver loads has resulted in longstanding and established customer relationships. Examples of the freight Daseke regularly transports include aviation parts, manufacturing equipment, structural steel, pressure vessels, wind turbine blades, heavy equipment and building and construction materials. Although Daseke’s transportation services agreements with its customers are generally terminable on 30 to 60 days’ notice, relationships with its top ten customers exceed 20 years on average.

Daseke operates an “asset right” business model that combines strategic equipment ownership with complementary asset-light operations, which maximizes scale, growth, flexibility and profitability. Asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations, which is often a customer requirement. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. Daseke’s asset-light operations provide the ability to expand during periods of high demand with minimal incremental investment and the ability to contract during times of lower demand with limited redundancy costs or under-utilized assets. Daseke’s asset-light service solutions consist of owner-operator transportation and freight brokerage, which generated approximately 38% of its freight and brokerage revenue in 2015 and approximately 34% for the nine months ended September 30, 2016.

Daseke’s Industry10

Overview of the Open Deck Freight Market. The open deck freight market is expected to represent an approximately $133 billion subset of the broader transportation and logistics market in 2016 and is expected to grow to $174 billion in 2019. Open deck freight is defined as loads secured atop trailer decks without sides or a roof and is generally both complex and time-sensitive. These routes are frequently more irregular than dry-van routes due to the nature of the freight. Open deck lanes stretch across the country, with particular density around corridors of significant lumber, steel and machinery production, notably in the Southeast, Midwest and West Coast regions of the United States.

•         Complex and time-sensitive freight: The complexity and time-sensitivity of open deck freight separates it from regular dry-van freight. The open deck industry requires highly trained drivers and specialized equipment with the ability to handle uniquely shaped and overweight cargo. Specialized loads often require specific expertise to address the additional administrative paperwork, proper licenses and hauling permits, extensive coordination with local officials and escort vehicles. Furthermore, high-value loads demand increased liability insurance that smaller competitors often cannot provide.

•         Fragmented industry ripe for consolidation: The open deck industry is highly fragmented and as of year-end 2014, 89% of flatbed fleets and 85% of specialized fleets had fewer than ten trucks and only 11% of open deck providers had between 10 and 1,000 trucks. This fragmentation, combined with the current regulatory and capacity environment, favors carriers of scale who can provide capacity, the right equipment and consistency in service to meet the demands of the largest shippers. Shippers are also increasingly consolidating their transportation needs among a small number of preferred providers. These dynamics present an opportunity for consolidation by the largest providers.

•         Driver supply and capacity: Open deck hiring needs are expected to increase by over 100,000 drivers per year through 2020 primarily due to the regulatory climate and a robust demand environment. This will likely lead to capacity shortfalls. The driver supply shortfall is particularly acute in the open deck sector due to the physical demands and expertise required for load planning and cargo securement. This environment should favor the highest-quality operators who are best positioned to attract and retain talented, experienced drivers. Constrained capacity is also expected to drive rate increases when a tight supply environment is paired with a strong demand climate.

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10      Industry information presented in this section was provided by FTR Associates, Inc. (“FTR”), whom Daseke engaged to provide analysis of its industry. Although we believe FTR and other third-party sources cited herein are reliable as of their respective dates, neither we nor Daseke have independently verified the accuracy or completeness of this information.

•         Capacity-restricting regulatory climate: The current regulatory climate for the entire trucking industry, which includes implementation of hours-of-service (“HOS”) limitations through Electronic Logging Devices (“ELDs”), is expected to reduce capacity and as a result, drive rate increases. ELDs, which monitor driver compliance to HOS regulations decrease the number of available driver hours and thereby reduce capacity. While these devices only had 15% market penetration as of August 2015, primarily among the largest carriers, the Federal Motor Carrier Safety Administration (the “FMCSA”) has mandated ELDs in all interstate commercial trucks by December 2017. Over 93% of Daseke’s company-owned tractors already have ELDs installed, and the remaining tractors are on schedule for ELD-installation by or before the FMCSA deadline. Smaller carriers employing lower safety standards are likely to be challenged by this mandate, which provides an advantage to carriers who have already complied and adapted to ELDs because most fleets initially experience decreased performance when first using ELDs. FTR estimates that after the ELD mandate is fully in effect in December 2017, 3% of all capacity (net equivalent of approximately 110,000 trucks) will be removed from the road. In addition to ELDs, in August 2016, in an effort to reduce the severity of crashes involving heavy-duty vehicles, the FMCSA, in conjunction with the National Highway Traffic Safety Administration (the “NHTSA”), proposed a rule that would require all newly manufactured heavy-duty trucks to have speed limiters installed. If approved, the rule would result in reduced capacity in the industry, with each reduced mile estimated to remove the net equivalent of 67,000 trucks. According to the FMCSA and the NHTSA, the speed limiter requirement, if adopted, would likely affect smaller companies most adversely due to the reduction in miles that they can cover with current resources. The majority of Daseke’s company-owned fleet is already equipped with self-imposed speed limiters.

Daseke’s Business

Having acquired and integrated nine companies since 2008, Daseke was one of the fastest-growing companies in 2015 of the 50 largest U.S. trucking companies, and believes it is the largest owner of open deck equipment and second largest provider of open deck transportation and logistics solutions by revenue in North America. Daseke’s open deck fleet consists of approximately 3,000 tractors and 6,000 trailers, which allows it to serve the largest national customers throughout North America. In 2015, Daseke’s company and owner-operator drivers drove approximately 247 million miles, pro forma for the Bulldog Acquisition and the Hornady Acquisition (each described in “— Daseke’s Significant Acquisitions in 2015”). Daseke provides solutions that can broadly be classified under three categories:

•         Company freight (64% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) are loads that are fulfilled by company-owned equipment. As of September 30, 2016, Daseke operated a fleet of 2,305 company-owned tractor units and 6,270 trailers, supported by 2,127 company drivers.

•         Owner-operator freight (19% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) consists of loads transported by independent contractors who provide asset-light capacity to Daseke under exclusive arrangements. As of September 30, 2016, owner-operators of Daseke operated a fleet of 663 tractor units.

•         Freight brokerage (17% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) refers to non-asset services in which Daseke arranges for third-party transportation and logistics companies under non-exclusive contractual arrangements to haul freight that does not fit within its network or economic objectives. Daseke leverages relationships with a large and diverse group of more than 5,000 third-party carriers to provide scalable capacity and reliable service to its customers.

Daseke provides these solutions through two reportable segments: Flatbed Solutions and Specialized Solutions.

•         Flatbed Solutions focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment. Daseke’s Flatbed Solutions segment hauls construction products, building materials, roofing, aluminum, iron and steel, among other products. As of September 30, 2016, Daseke’s Flatbed Solutions segment operated 1,622 tractors and 2,857 trailers. Daseke’s Flatbed Solutions segment generated revenue of $329 million in 2015 (after giving pro forma effect to the Hornady Acquisition) and $237 million during the nine months ended September 30, 2016.

•         Specialized Solutions focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and removable gooseneck (“RGN”) solutions. Many of the shippers served by Daseke’s Specialized Solutions segment require highly engineered solutions and customized equipment to meet their unique transportation needs. Examples of the products Daseke’s Specialized Solutions segment haul include aviation parts, wind turbines, agricultural equipment, building and construction equipment, manufacturing equipment and industrial machinery. As of September 30, 2016, Daseke’s Specialized Solutions segment operated 1,346 tractors and 3,413 trailers. Daseke’s Specialized Solutions segment generated revenue of $397 million in 2015 (after giving pro forma effect to the Bulldog Acquisition) and generated revenue of $268 million during the nine months ended September 30, 2016.

Below are charts that show the contribution of each reportable segment to Daseke’s consolidated total revenue, net income and Adjusted EBITDA for 2015 on a pro forma basis, giving effect to the Bulldog Acquisition and the Hornady Acquisition, and the nine months ended September 30, 2016. Adjusted EBITDA is not a recognized measure under accounting principles generally accepted in the United States (“GAAP”). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

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(1)         Percentages are calculated based on revenues of each segment, inclusive of $2.1 million and $2.4 million of intersegment revenues for the Flatbed Solutions segment and the Specialized Solutions segment, respectively. Such intersegment revenues are eliminated in Daseke’s consolidated results.

(2)       Percentages are calculated based on the net income of each segment, without including $10.0 million of unallocated corporate overhead in either the numerator or denominator.

(3)         Percentages are calculated based on the Adjusted EBITDA of each segment, without including $1.9 million of unallocated corporate overhead in either the numerator or denominator.

(4)         Percentages are calculated based on revenues of each segment, inclusive of $1.5 million and $2.0 million of intersegment revenues for the Flatbed Solutions segment and the Specialized Solutions segment, respectively. Such intersegment revenues are eliminated in Daseke’s consolidated results.

(5)         Percentages are calculated based on the net income of each segment, without including $11.5 million of unallocated corporate overhead in either the numerator or denominator.

(6)         Percentages are calculated based on the net income of each segment, without including $9.1 million of unallocated corporate overhead in either the numerator or denominator.

Daseke’s Competitive Strengths

Daseke believes the following characteristics of its business position it as a leading consolidator of open deck solutions in North America and will allow it to continue to capture market opportunities in the future:

•         Strong track record of successfully completing and integrating acquisitions and well-positioned to capitalize on future consolidation opportunities. Since its inception, Daseke has successfully acquired and integrated nine high-quality companies at an average multiple of 4.9x the acquired companies’ trailing 12 months Adjusted EBITDA.11 Daseke follows a disciplined strategy for identifying and completing acquisitions and targets companies with strong and dedicated management teams who are leaders in the open deck industry and willing to remain as part of the company post-acquisition, long-term proven track records of financial performance, attractive geographic coverage, high-quality, additive customer bases and strong cultural fit. Daseke’s acquisitions have added density to core markets, increased its operational expertise, added complementary coverage to key routes, diversified its service offerings, added new customers and expanded its cross-selling efforts. As a public company, Daseke believes it will continue to be viewed as a preferred acquirer for the type of open deck companies Daseke seeks.

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11      This multiple has been calculated using the acquired companies’ Adjusted EBITDA for the trailing 12 months prior to Daseke’s acquisition, excluding Smokey Point, for which Adjusted EBITDA with a sufficient level of reliability is not available for such period. Using Smokey Point’s Adjusted EBITDA for the first year after its acquisition by Daseke for such calculation would have resulted in the same multiple of 4.9x.

•         Highly experienced management team aligned with stockholders. Daseke’s management team is highly experienced. With an average of over 28 years of service at their respective companies, Daseke’s operating companies’ presidents, which include the immediate past chairman of the American Trucking Association, have significant experience in managing businesses through a full range of business and market conditions. In addition, key management at the corporate level and at Daseke’s operating companies are meaningful stockholders in Daseke and, upon consummation of the Business Combination, are expected to own more than 50% of the combined company’s common stock.12 Such persons will not be selling any shares in connection with the Business Combination. Mr. Daseke, the founder, Chairman, President and Chief Executive Officer of Daseke and the largest shareholder, has agreed to a three-year lock-up period (excluding 10% of such shares held by Mr. Daseke which may be donated to charities or educational institutions and which will be subject to a 180-day lock-up period from the transfer date) while key management personnel have each agreed to a 180-day lock-up agreement relating to the shares they will receive in the Business Combination. This continued, meaningful ownership stake closely aligns the interests of management with those of Daseke, the combined company and its other stockholders. Furthermore, pursuant to the Merger Agreement, management and Daseke’s other stockholders will be entitled to an earn-out of up to an additional 15 million shares of the combined company’s common stock if specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets over the next three years are achieved, which further aligns their incentives to maximize returns for the combined company and its other stockholders.

•         Track record of organic growth post-acquisition. Daseke has established a track record of successfully integrating and growing companies post-acquisition. Within 24 months after being acquired by Daseke, although average net income significantly declined,13 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.14 Daseke is able to leverage its scale to provide each of its operating companies with cost-savings (e.g., through joint-purchasing of items such as fuel, insurance, equipment and tires), access to broader capacity, a deeper knowledge base, cross-selling opportunities and additional capital post-acquisition to enhance growth. At the same time, by retaining key management and brands of its acquired companies, which have been continuously serving the open deck market for more than 55 years on average, Daseke enhances continuity with customers.

•         Diversified blue-chip customer base and broad end-market exposure. Due to its consistent service and dependability, Daseke has approximately 4,500 customers, which include national, brand name accounts who prefer to work with scaled national carriers. Approximately 95% of its revenue in 2015 was derived from direct customer relationships. For the nine months ended September 30, 2016, Daseke’s top ten customers were (in alphabetical order): Boeing, Caterpillar, Gamesa Wind US, General Electric, Georgia-Pacific, Metromont, Nucor, Owens Corning, USG and Vestas. During

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12      Assumes (for illustrative purposes) redemptions of approximately 67% of outstanding Hennessy Capital public shares.

13      On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

14      See footnote 9 for information regarding the calculation of this growth rate.

this period, such customers accounted for approximately 36% of its revenue; however, no customer represented more than 8% of its revenue. Relationships with these top ten customers span more than 20 years on average at Daseke’s operating divisions. Daseke’s customers represent a broad and attractive range of end markets. Examples of the freight Daseke regularly transports include aviation parts, manufacturing equipment, structural steel, pressure vessels, wind turbine blades, heavy equipment and building and construction materials. Because its customers are generally in the industrial and manufacturing sector, as is typical for open deck services providers, Daseke is not subject to the same consumer-related issues as dry van trucking companies, whose freight typically include consumer goods. Daseke believes the diversity of its customer base and the strength of its customer relationships, combined with the broad and attractive range of end markets to which it provides services, present an opportunity to grow market share regardless of macroeconomic and end-market conditions.

•         Leading consolidator of the open deck freight market, with a comprehensive North American terminal footprint. Daseke is a leading consolidator of the open deck freight market in North America and believes it is the second largest provider of open deck transportation and logistics solutions by revenue in North America in a highly fragmented and regionalized industry. With its nationwide network of more than 40 terminals, Daseke provides sufficient capacity to serve the largest national customers’ open deck requirements and currently serves approximately 4,500 customers across 49 U.S. states, Canada and Mexico. Daseke believes its scale, specialized expertise and infrastructure provide it with key advantages relative to its smaller and predominately regionally-focused competitors. These advantages include: a strategic presence in major manufacturing markets with established lanes in critical corridors across North America; cross-selling opportunities across its breadth of expertise; superior insights into its competitive environment; higher and more systematic safety standards; greater access to drivers and a more diverse set of opportunities to offer them; the ability to flex capacity according to customers’ needs; and operating and cost efficiencies from its scalable infrastructure. Daseke believes its leading market position and nationwide presence, combined with its commitment to flexible, reliable and timely load delivery, enhances its ability to drive sales among existing customers, attract new customers and achieve long-term customer retention.

•         Resilient “asset right” business model combining strategic equipment ownership with complementary asset-light operations. Daseke maintains a balanced revenue mix, and approximately 66% of its freight and brokerage revenue for the nine months ended September 30, 2016 was derived from company-owned equipment, complemented by approximately 34% from its asset-light services, which consist of owner-operator transportation and freight brokerage operations. Asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations, which is often a customer requirement. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. The primary operational advantages of maintaining a balanced “asset right” mix of company-owned assets and asset-light freight capacity are:

-          Ability to provide customers with the certainty of company-owned freight capacity;

-          Ability to adjust capacity quickly through third-party resources;

-          Ability to expand with minimal incremental capital expenditures and fixed costs;

-          Ability to contract with limited redundancy costs or under-utilized assets;

-          Ability to extend service to less strategically desirable lanes through third-party capacity providers;

-          More variable operating cost structure and higher return on invested capital; and

-          Reduced capital expenditures and capital intensity.

By utilizing a balanced “asset right” operating model, Daseke believes it is able to maximize the flexibility of its capital spending and cost structure in response to demand fluctuations, thereby enhancing its cash flows and margin stability across a range of operating environments. Daseke expects its free cash flow to increase to approximately $53-$56 million in 2016 as compared to $30 million in 2015, despite an expected decline in Adjusted EBITDA over the same period, and as compared to $(0.3) million in 2014 and $3 million in 2013.15

•         Public company status. Upon consummation of the Business Combination, Daseke will be the only public transportation and logistics provider focused exclusively on open deck freight. Daseke believes that its public company status will further enhance its already well-known brand with both customers and potential acquisition targets. Daseke expects that it will be able to use its public stock as currency for acquisitions in support of its consolidation strategy. Furthermore, as tool to increase driver retention, Daseke intends to offer its company drivers equity ownership in the combined company through the combined company’s new long-term equity incentive plan, thereby making its employed drivers “business owners” and aligning their interests with the long-term success of the company. Daseke believes this equity program will be the first of its kind in the North American open deck transportation and logistics sector. Daseke believes this equity program and its other driver development programs will enable it to reduce recruitment and training costs, thereby improving its margins as well as its service quality through long-tenured employees.

•         Modern fleet. Daseke operates a modern fleet and employs sophisticated truck technology that enhances its operational efficiencies and enables it to consistently deliver high-quality services. Daseke’s company-owned fleet has an average age of approximately two years, which compares favorably to the trucking industry average of over 5.5 years for active fleets.16 Daseke’s fleet is equipped with the latest in-cab communication and other technologies designed to increase productivity, lower costs and enhance safety, ELDs, speed limiters and safety cameras in most of its company-owned fleet. Daseke believes its modern fleet lowers maintenance costs, improves fuel mileage, contributes to better customer service, assists with driver retention and provides flexibility to manage capital expenditures as warranted by economic conditions without negatively affecting the business.

Daseke’s Business Strategy

Daseke’s objective is to further expand its position as a leading consolidator of the open deck freight market in North America and to be the leading open deck solutions provider for its customers. Daseke intends to drive growth and further enhance its profitability and cash flows by executing the following key strategies:

•         Pursue a selective and disciplined acquisition and consolidation strategy. The North American open deck transportation and logistics industry is large and highly fragmented, consisting of many smaller, regional service providers covering specific shipping lanes with specific customers and offering niche services, thereby providing significant opportunities for Daseke to pursue strategic acquisitions. As an illustration of the highly fragmented nature of the open deck market, although Daseke believes it is the second largest provider of open deck transportation and logistics solutions by revenue, it represents less than 1% of the market based on 2014 revenue. The vast majority of competitors in the industry operate fleets of fewer than 10 tractors, while there are more

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15      Adjusted EBITDA and free cash flow are not recognized measures under GAAP. For a definition of Adjusted EBITDA and free cash flow and a reconciliation of Adjusted EBITDA and free cash flow to net income, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

16      ACT N.A. Commercial Vehicle Outlook, November 10, 2016

than 350 fleets larger than 100 tractors and fewer than 30 fleets larger than 1,000 tractors as of the end of 2014.

Daseke intends to take advantage of this fragmented market, which provides plentiful acquisition candidates, by continuing to opportunistically acquire and consolidate high-quality open deck, heavy-haul businesses that meet its stringent acquisition criteria. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years. Daseke’s management team is focused on achieving the full 2017 earn-out target of $140 million of annualized Adjusted EBITDA (giving effect to acquisitions) for 2017, which implies $979 million of annualized revenue and $75 million of annualized free cash flow (in each case, giving effect to acquisitions) for 2017, assuming the companies ultimately acquired have margins similar to those in the identified pipeline. Upon consummation of the Business Combination, Daseke expects to have sufficient financing in place, including through the Debt Financing, to enable it to execute the acquisitions necessary to achieve the full 2017 earn-out target Adjusted EBITDA.17

Daseke believes that its scalable platform, experienced management team and track record of successfully identifying, executing and integrating acquisitions provide it with meaningful competitive advantages when seeking acquisition candidates. As a public company, Daseke believes its status as a preferred acquirer for the type of open deck companies it seeks will be further strengthened.

•         Continue growing organically. Daseke has a strong record of organic growth. Within 24 months after being acquired by Daseke, although average net income significantly declined,18 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.19 Daseke is committed to continuing this organic growth by further penetrating existing customers, expanding its customer base, and developing and expanding its cross-selling efforts.

-          Further penetration with existing customers and expand customer base. With a comprehensive service offering, expansive nationwide network and robust open deck expertise, Daseke believes it has substantial potential to capture additional share of its customers’ annual transportation and logistics spend. In addition, Daseke believes that certain factors influencing the broader North American transportation and logistics industry will provide it with additional opportunities to further expand its customer base. As a result of a prolonged driver shortage, the demand for reliable and committed capacity to fulfill shippers’ transportation needs has increased. Leveraging its mix of company-owned and asset-light assets, Daseke is often able to provide capacity assurance to its customers. Daseke believes its strong commitment

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17      Although Daseke has an identified pipeline of acquisition targets and believes that, after the consummation of the Business Combination, it will have sufficient financial resources to execute its acquisition plans over the next several years, any acquisitions will be dependent on, among other things, the results of its due diligence and Daseke may not complete any acquisitions in its pipeline.

18      On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

19      See footnote 9 for information regarding the calculation of this growth rate.

to providing high-quality service to its customers will result in increased revenue through greater shipment volume, higher rates and the addition of new customers.

-          Develop and expand its cross-selling efforts. Currently, many of Daseke’s relationships reside with one operating company or at specific customer sites. As a national provider, Daseke believes it is well-positioned to leverage its differentiated geographic network and offer a greater breadth of services to better serve each customer’s needs. Through collaboration across its operating companies, Daseke is able to generate revenue synergies and provide additional services to its customers while delivering value, optionality and reliability. Daseke believes the substantial cross-selling potential that exists within its business will allow it to continue to capture greater wallet share from its customers.

•         Focus on innovative programs to improve driver recruitment, productivity and retention. Driver shortages have become a major constraint to growth for many transportation and logistics companies in North America. Daseke believes it has been an early adopter in implementing initiatives aimed at improving company driver recruitment and retention. Some of these initiatives include providing highly attractive tractors, deploying satellite televisions inside its cabs, instituting a rewards program that allows drivers to redeem points for merchandise, and focusing on providing upgraded nationwide facilities. As a result, at least one of Daseke’s operating companies has been named to the Truckload Carriers Association’s 20 Best Fleets to Drive For in North America each year since 2010. Following the Business Combination, Daseke anticipates offering its company drivers equity ownership in the combined company through the combined company’s new long-term equity incentive plan, thereby making its employed drivers “business owners” and aligning their interests with the long-term success of the company. Daseke believes this equity program will be the first of its kind in the North American open deck transportation and logistics sector. Daseke believes its driver development programs will enable it to reduce recruitment and training costs, thereby improving its margins as well as its service quality through long-tenured employees.

•         Continue to balance the growth of company-owned equipment and asset-light offerings. Daseke remains committed to maintaining a balanced mix of company and asset-light freight. Daseke’s fleet management framework focuses on three areas—fleet mix, fleet growth and fleet utilization. This framework maximizes returns on Daseke’s fleet to drive revenue growth, lower operating costs and match asset utilization to meet market demand.

•         Increase quality, efficiency, cost control and return on capital. Daseke intends to enhance its competitive position by continuing to implement accountability and disciplined measures designed to enhance earnings growth and return on capital. These include:

-          Prudently investing capital expenditures to expand its fleet and maintain the fleet standards achieved through the significant capital expenditures made in 2014 and 2015, which reduced the average age of its company-owned fleet to approximately two years (versus the industry average of over 5.5 year for active fleets), which management believes is one of the youngest fleets in the open deck industry;

-          Improving routing efficiency and lane density throughout its network, and thereby optimizing tractor utilization;

-          Reducing per mile costs by leveraging its scale;

-          Streamlining driver recruiting and training procedures to reduce driver on-boarding costs;

-          Strategically realizing certain synergies in connection with its recent and future acquisitions;

-          Continuing to enhance its technology systems to more efficiently manage its network and accommodate future growth; and

-          Rationalizing unproductive assets when prudent.

Daseke’s Significant Acquisitions in 2015

Effective as of July 1, 2015, Daseke acquired all of the capital stock of Bulldog Hiway Express (“Bulldog”), a flatbed, intermodal, drayage and heavy-haul trucking company headquartered in Charleston, South Carolina. Bulldog specializes in supporting the automotive and power generation sectors, including wind, solar and nuclear power.

Effective as of August 1, 2015, Daseke acquired all of the capital stock of Hornady Truck Line, Inc. and B.C. Hornady & Associates, Inc. (collectively with Hornady Transportation, LLC, the wholly owned operating subsidiary of Hornady Truck Line, Inc., “Hornady”), a flatbed carrier headquartered in Monroeville, Alabama that provides line haul, regional and dedicated services east of the Rockies primarily supporting the building products and steel industries.

Daseke’s Sponsor

Daseke will be supported by an experienced financial sponsor, Hennessy Capital Partners II LLC, and Hennessy Capital’s experienced management team, led by Chairman & Chief Executive Officer, Daniel J. Hennessy, and Chief Operating Officer, Kevin M. Charlton, who have extensive expertise investing in and developing industrial manufacturing, distribution and services companies and have significant experience in Daseke’s served end-markets. Code, Hennessy & Simmons LLC (now known as CHS Capital, LLC), the middle-market private equity investment firm that Mr. Hennessy co-founded in 1988, completed numerous investments in industrial businesses. Further, from September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1. In February 2015, Hennessy 1 completed a business combination transaction with the parent of Blue Bird, a leading independent designer and manufacturer of school buses, which is now known as Blue Bird Corporation (NASDAQ: BLBD), and since then, Mr. Hennessy has served as its Vice Chairman. As of February 3, 2017, Blue Bird’s common share price on NASDAQ had increased approximately 70% since the completion of its business combination with Hennessy 1 in February 2015.

Hennessy Capital management believes it is well-positioned to support Daseke with a comprehensive network of resources to support human capital, performance improvement, strategic growth and capital markets initiatives. Hennessy Capital management also has an established track record of executing acquisition focused growth strategies.

Acquisition Financing

We expect that a portion of the cash consideration will be funded from the Closing Date Term Loans under the Term Loan Facility, which Closing Date Term Loan is expected to be $250.0 million, that Credit Suisse AG, Cayman Islands Branch and UBS AG, Stamford Branch have severally, and not jointly, committed to fund at closing of the Business Combination pursuant to a commitment letter, dated December 22, 2016 (the “Term Loan Facility Commitment Letter”). Daseke has also entered into a commitment letter, dated December 22, 2016, with PNC Bank, National Association, in connection with the ABL Facility to be established to refinance existing indebtedness, to pay fees and expenses related to the Business Combination and for working capital purposes (the “ABL Facility Commitment Letter” and, together with the Term Loan Facility Commitment Letter, the “Debt Commitment Letters”). The availability of the debt facilities contemplated by the Debt Commitment Letters is subject to certain conditions described below, which we may fail to meet. There is a risk that one or more of the conditions to the Term Loan Facility or the ABL Facility will not be satisfied and that the Term Loan Facility or the ABL Facility may not be funded when required. For more information regarding the Term Loan Facility and the ABL Facility, see the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Term Loan Facility” and “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New ABL Revolving Credit Facility,” respectively.

Conditions

The availability of the Term Loan Facility and the ABL Facility pursuant to the Debt Commitment Letters are subject to the satisfaction or waiver (if applicable) of the following conditions (subject to certain customary “certain funds” provisions):

•         Since December 22, 2016, no Material Adverse Effect (as defined in the Merger Agreement) (in respect of Daseke, Inc. and its subsidiaries) shall have occurred;

•         The Business Combination shall be consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendments, waivers or consents by the Company or the borrower that are materially adverse to the interests of the lenders or the lead arrangers under the Debt Commitment Letters, in each case, in their respective capacities as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, delayed or conditioned);

•         The contribution of cash consideration to the Company contemplated by the Debt Commitment Letters shall have been consummated prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities;

•         The refinancing of certain existing indebtedness of Daseke, Inc. and its subsidiaries shall have occurred prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities;

•         The arrangers of the debt facilities shall have received certain financial statements and projections regarding the Company and Daseke, Inc. and its subsidiaries;

•         The parties shall have executed and delivered the customary loan documents and related documentary closing deliverables (including evidence of required insurance in the case of the ABL Facility) necessary to consummate the Debt Financing;

•         The lenders shall have received all required documentation under applicable “know your customer” and anti-money laundering laws (to the extent such documentation has been requested at least 3 business days prior to the closing date);

•         The Company shall have paid, or caused to be paid, all fees and expenses due to the arrangers and lenders under the debt facilities;

•         Certain representations made by the Loan Parties in the loan documents and certain representations made by Daseke, Inc. and its subsidiaries in the Merger Agreement shall be true and correct, subject to certain qualifications;

•         In the case of the Term Loan Facility, the ABL Facility shall be effective concurrently with the initial borrowings under the Term Loan Facility;

•         In the case of the Term Loan Facility, the arrangers of the Term Loan Facility shall have been afforded a marketing period of at least 15 consecutive business days (commencing no earlier than January 9, 2017 and ending no later than the business day immediately prior to the closing date of the Term Loan Facility) commencing upon receipt of the required financial statements and projections, to syndicate the Term Loan Facility;

•         In the case of the ABL Facility, the Term Loan Facility shall be effective and the Closing Date Term Loan shall be funded concurrently with the closing of the ABL Facility; and

•         In the case of the ABL Facility, the administrative agent under the ABL Facility shall have received a borrowing base certificate reflecting pro forma excess availability of at least $15 million.

Opinion of Valuation Research Corporation to Hennessy Capital’s Board of Directors

On December 20, 2016, at a meeting of our board of directors held to evaluate the Business Combination and the Merger Agreement and the transactions contemplated thereby, the Company’s financial advisor, Valuation Research Corporation (“VRC”), delivered to our board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated December 20, 2016 (and as reaffirmed and reissued on December 22, 2016), to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital and (ii) the fair market value of Daseke is equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

The full text of VRC’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by VRC. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of VRC’s opinion in this proxy statement is qualified in its entirety by reference to the full text of VRC’s written opinion. Holders of Hennessy Capital common stock are encouraged to read VRC’s opinion carefully in its entirety. VRC’s opinion was provided for the benefit of Hennessy Capital’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination from a financial point of view and (ii) the fair market value of Daseke as compared to the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders, and does not address any other aspect of the Business Combination or any related transaction. VRC’s opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available with respect to Hennessy Capital or Hennessy Capital’s underlying business decision to effect the Business Combination or any related transaction. VRC’s opinion does not constitute a recommendation to any stockholder of Hennessy Capital as to how such stockholder should vote or act with respect to the Merger Agreement or the Business Combination Proposal, whether such stockholder should exercise its redemption rights with respect to its shares of Hennessy Capital common stock or any other matter.

Redemption Rights

Pursuant to the existing charter, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. As of September 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Hennessy Capital common stock for cash and will no longer own shares of Hennessy Capital common stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Hennessy Capital’s Public Float

If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will correspondingly decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will correspondingly increase. Upon completion of the Business Combination, Hennessy Capital will own 100% of the outstanding capital stock of Daseke. At September 30, 2016, the balance in our trust account was approximately $199.7 million (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes). The following table illustrates varying ownership levels in Hennessy Capital assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed
	~33% (or $135 million in trust)	~67% (or $65 million in trust)
Hennessy Capital public stockholders	32%	19%
Hennessy Capital initial stockholders*	6%	7%
Daseke stockholders**	62%	73%
Investment Banks***	n/a	1%

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*         Includes 440,000 founder shares transferred from our Sponsor to our independent directors and officers and an advisor in connection with the IPO and reflects the anticipated forfeiture by Sponsor of 2.5 million founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the payment of the deferred IPO underwriting discounts and fees to the Investment Banks.

**        Based on an estimated 25.7 million shares (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture) issuable to Daseke stockholders upon closing of the Business Combination.

***      If approximately 33% of outstanding public shares are redeemed, the Investment Banks will be paid the deferred IPO underwriting discounts and fees entirely in cash.  If approximately 67% of outstanding public shares are redeemed, then it is expected that Hennessy Capital will issue 450,000 shares of Hennessy Capital common stock at closing to the Investment Banks for payment of $4.5 million of the deferred IPO underwriting discounts and fees.

We have entered into an agreement for the expected issuance and sale of $65.0 million in shares of our Series A Convertible Preferred Stock in the Preferred Financing in order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes. In addition, we have received commitments from investors in the Backstop Commitment to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through (i) open market or privately negotiated transactions with third parties, (ii) a private placement (at a purchase price of $10.00 per share) to occur concurrently with the consummation of the Business Combination, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. To the extent the Backstop Commitment is fully utilized and the shares of Series A Convertible Preferred Stock issued in the Preferred Financing are converted to Hennessy Capital common stock, the ownership percentages of Hennessy Capital’s public stockholders reflected above will decrease as shown below:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	~33% (or $135 million in trust)	~67% (or $65 million in trust)
Hennessy Capital public stockholders	29%	7%
Hennessy Capital initial stockholders*	5%	6%
Daseke stockholders**	54%	63%
Preferred Financing investor(s)***	12%	14%
Backstop Commitment investor(s)****	n/a	10%
Investment Banks*****	n/a	1%

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*            Includes 440,000 founder shares transferred from our Sponsor to our independent directors and officers and an advisor in connection with the IPO and reflects (a) assuming redemptions of approximately 33% of outstanding public shares, the anticipated forfeiture by Sponsor of 2.5 million founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) assuming redemptions of approximately 67% of outstanding public shares, the anticipated forfeitures by Sponsor of 2.3 million founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the payment of the deferred IPO underwriting discounts and fees to the Investment Banks and 0.4 million founder shares pursuant to the Backstop Commitment.

**          Based on (a) assuming redemptions of approximately 33% of outstanding public shares, an estimated 25.7 million shares (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture) issuable to Daseke stockholders upon closing of the Business Combination, and (b) assuming redemptions of approximately 67% of outstanding public shares, an estimated 25.5 million shares (including up to 2.1 million shares as a result of the Sponsor Share Forfeiture) issuable to Daseke stockholders upon closing of the Business Combination.

***           Assumes the issuance of $65 million of Series A Convertible Preferred Stock on an as-converted to common stock basis at an assumed conversion price of $11.50 per share. This calculation is being presented for illustrative purposes only, as the terms of the Series A Convertible Preferred Stock restrict holders thereof from converting shares that, after giving effect to the issuance of shares of Hennessy Capital common stock upon such conversion, would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding.

****        Assumes the Backstop Commitment will not be utilized if approximately 33% of outstanding public shares are redeemed. If approximately 67% of outstanding public shares are redeemed, assumes $35.0 million of the Backstop Commitment will be fully utilized and Hennessy Capital will issue 391,892 of Utilization Fee Shares in the aggregate to investors in consideration for the Backstop Commitment upon closing of the Business Combination.

*****     If approximately 33% of outstanding public shares are redeemed, the Investment Banks will be paid the deferred IPO underwriting discounts and fees entirely in cash.  If approximately 67% of outstanding public shares are redeemed, then it is expected that Hennessy Capital will issue 450,000 shares of Hennessy Capital common stock at closing to the Investment Banks for payment of $4.5 million of the deferred IPO underwriting discounts and fees.

The Preferred Financing and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal, Proposal 2 and consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal. Additionally, the issuance of 20% or more of our outstanding common stock pursuant to the Preferred Financing and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to eight directors, three of whom will be voted upon by our stockholders at the special meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Daniel J. Hennessy, Don R. Daseke and Mark Sinclair for election as Class I directors, will appoint Messrs. Bonner, Gafford and Shepko as Class II directors and will appoint Messrs. Charlton and Wheeler as Class III directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019. Further, members of Class II will serve as directors until our 2017 annual meeting and members of Class III will serve as directors until our 2018 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, five existing Daseke directors, Don R. Daseke, Brian Bonner, Ron Gafford, Mark Sinclair and R. Scott Wheeler, and one additional person, Jonathan Shepko. In anticipation of the Business Combination, in December 2016, Messrs. Sinclair and Wheeler were appointed to the Daseke board of directors, effective January 2017 and December 2016, respectively. See the sections entitled “Director Election Proposal” and “Management After the Business Combination”.

Approval and Adoption of the Proposals Related to the Proposed Charter

At the special meeting, the Company’s stockholders will be asked to approve and adopt separate proposals for amendments to the existing charter to:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock;

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes; and

•         Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

For more information, see the section entitled “The Charter Proposals.”

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire and partner with management to operate a business, focusing broadly on the diversified industrial, distribution and service sectors in the United States. The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and Daseke.

From the date of our IPO through execution of the Merger Agreement on December 22, 2016, we identified, evaluated and contacted over 140 potential acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined in our IPO prospectus, which we believed were important in evaluating prospective targets. In reviewing the Daseke opportunity, our board considered the following factors consistent with our strategy:

•         Leading Middle-Market Business at Attractive Valuation. Daseke is a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, was one of the fastest-growing companies in 2015. Through its acquisition of nine operating companies, Daseke believes it has become the largest owner of open deck equipment20 and the second largest provider of open deck transportation and logistics solutions by revenue in North America. From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a compound annual growth rate (“CAGR”) of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%. We believe the Total Merger Consideration reflects an estimated enterprise value (estimated market value, plus debt, less cash) of $702 million, which represents 7.9 times the midpoint of Daseke’s 2016 projected Adjusted EBITDA range of $89 million and 7.0 times the midpoint of Daseke’s 2017 projected Adjusted EBITDA range of $100 million. We regard this as an

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20        CCJ Top 250, September 2016

attractive discount to valuation multiples applicable to comparable public transportation and logistics companies.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing industrial manufacturing, distribution and services companies and have significant experience in Daseke’s served end-markets. Hennessy Capital management believes it will be able to provide Daseke with a comprehensive network of resources to support human capital, performance improvement, strategic growth and capital markets initiatives.

•         Proven Track Record and Strong Management Team. Daseke is led by a highly experienced management team that has transformed Daseke’s business to become what it believes to be the largest owner21 of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America.22 Mr. Daseke founded Daseke in 2008 and he and Daseke’s management team have grown Daseke into a leading provider of open deck transportation and logistics solutions that is able to provide substantial capacity to nationwide shippers. Further, averaging over 28 years of service at their respective companies, Daseke’s operating companies’ presidents have significant experience in managing their businesses through a full range of business and market conditions. The continued ownership stake of certain of Daseke’s stockholders closely aligns the interests of management with those of Daseke, the combined company and its other stockholders, as described more fully elsewhere in this proxy statement.

•         Attractive Margins and Cash Flow Generation.  In the year ended December 31, 2015, Daseke generated $97 million of Adjusted EBITDA, a 14.3% Adjusted EBITDA margin and $30 million of free cash flow as compared to $3 million of free cash flow in 2013. Daseke expects its free cash flow to increase to approximately $53-$56 million in 2016 as compared to $30 million in 2015, despite an expected decline in Adjusted EBITDA over the same period, and as compared to $(0.3) million in 2014 and $3 million in 2013. Daseke operates an “asset right” business model that combines strategic equipment ownership with complementary asset-light operations, which maximizes scale, growth, flexibility and profitability. By utilizing a balanced “asset right” operating model, Daseke believes it is able to maximize the flexibility of its capital spending and cost structure in response to demand fluctuations, thereby enhancing its cash flows and margin stability across a range of operating environments.

•         Strong Competitive Position. Daseke believes it is the largest owner of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America. Daseke offers an extensive suite of complex and time-sensitive solutions with a strategic focus on delivering high-quality, value-added open deck transportation services. Daseke believes its leading market position is a direct result of its commitment to providing value-added open deck transportation and logistics solutions safely, promptly, reliably and consistently to meet its customers’ dynamic shipping needs. Daseke believes its scale, specialized expertise and infrastructure provide it with key advantages relative to its smaller and predominately regionally-focused competitors.

•         Opportunity for Significant Revenue and Earnings Growth. From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a CAGR of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%. We believe Daseke will continue to grow organically by further penetrating existing customers, expanding its customer base and developing and expanding

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21        CCJ Top 250, September 2016

22          “Top 100 For-Hire Carriers,” 2016 Transport Topics

its cross-selling efforts. Daseke also aims to continue to opportunistically acquire high-quality open deck, heavy-haul businesses that meet its stringent acquisition criteria. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years. We believe that Daseke, under new public ownership, will be able to access more efficient capital to provide currency for its consolidation strategy to further increase revenues and shareholder value.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Hennessy Capital stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, Proposal 2, the Incentive Plan Proposal, Nasdaq Proposal or the Adjournment Proposal. Abstentions will also have no effect on the outcome of the Business Combination Proposal, Proposal 2, the Incentive Plan Proposal, Nasdaq Proposal or the Adjournment Proposal.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•         up to the approximately 2.4 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 63.

Selected Historical Financial Information of Hennessy Capital

The following table sets forth selected historical financial information derived from Hennessy Capital’s unaudited condensed financial statements as of September 30, 2016 and for the nine months then ended, and the audited financial statements as of December 31, 2015 and for the period from April 29, 2015 (inception) to December 31, 2015, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with Hennessy Capital’s audited financial statements and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes included elsewhere in this proxy statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hennessy Capital’s financial statements and the related notes appearing elsewhere in this proxy statement.

	Nine Months ended September 30, 2016 (unaudited)	April 29, 2015 (inception) to December 31, 2015
Statement of Operations Data:
Operating expenses
General and administrative expenses	$7,515,000	$475,000
Loss from operations	(7,515,000)	(475,000)
Other income
Interest income	$317,000	$205,000
Net loss attributable to common stockholders	$(7,198,000)	$(270,000)
Basic and diluted net loss per share attributable to common stockholders	$(1.13)	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	6,371,000	5,652,000

Cash Flow Data:
Net cash used in operating activities	$(1,186,000)	$(178,000)
Net cash used in investing activities	—	$(199,599,000)
Net cash provided by financing activities	—	$201,781,000

	As of September 30, 2016	As of December 31, 2015
Balance Sheet Data:
Cash	$818,000	$2,004,000
Cash and Investments held in Trust Account	$199,676,000	$199,654,000
Total assets	$200,528,000	$201,708,000
Common stock subject to possible redemption (at redemption value)	$182,128,000	$189,326,000
Total stockholders’ equity	$5,000,000	$5,000,000

SELECTED Historical and Pro Forma
Consolidated Financial and Other Data OF DASEKE

The following selected historical and pro forma consolidated financial information of Daseke is provided to assist in the analysis of the financial aspects of the Business Combination. The table below provides Daseke’s revenue, net income (loss), Adjusted EBITDA and free cash flow for the years ended December 31, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 on a historical basis. The historical revenue, net income (loss), Adjusted EBITDA and free cash flow for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from Daseke’s audited historical financial statements not included in this proxy statement. The historical revenue, net income (loss), Adjusted EBITDA and free cash flow for the years ended December 31, 2015 and 2014 are derived from Daseke’s audited historical financial statements included elsewhere in this proxy statement. Daseke’s historical results are not necessarily indicative of the results expected for any future period.

	Year Ended December 31,
(In thousands)	2015	2014	2013	2012	2011	2010	2009
Total revenue	$678,845	$542,711	$206,543	$119,520	$49,958	$39,760	$30,324
Net income (loss)	$3,263	$1,300	$(2,976)	$3,151	$2,976	$1,263	$(381)
Adjusted EBITDA(1)	$97,304	$70,346	$23,905	$19,179	$9,289	$7,330	$6,455
Free cash flow(1)	$30,335	$(332)	$3,180	$(412)	$4,942	$5,754	$5,907

____________

(1)         Adjusted EBITDA and free cash flow are not recognized measures under GAAP. For a definition of Adjusted EBITDA and free cash flow and a reconciliation of Adjusted EBITDA and free cash flow to net income (loss), see “— Non-GAAP Financial Measures” below.

The following table provides historical consolidated financial and other data for the periods and as of the dates indicated. The selected historical consolidated financial and other financial data as of and for the years ended December 31, 2015 and 2014 are derived from Daseke’s audited consolidated financial statements included elsewhere in this proxy statement. The selected historical interim consolidated financial and other financial data as of and for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015 are derived from Daseke’s unaudited consolidated financial statements included elsewhere in this proxy statement. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Additionally, Daseke’s historical results are not necessarily indicative of the results expected for any future period.

The selected unaudited pro forma consolidated financial data for the year ended December 31, 2015 were derived from Daseke’s unaudited pro forma consolidated financial statements included in “Unaudited Pro Forma Condensed Combined Financial and Other Data.” Such pro forma data gives effect to the consummation of the Bulldog Acquisition and the Hornady Acquisition as if such acquisitions were completed as of January 1, 2015. The pro forma financial data is not necessarily representative of the results Daseke would have achieved if it had completed such transactions on such dates, and the pro forma financial data is not necessarily indicative of its future financial position or results of operations.

You should read the selected historical and pro forma financial and other data below together with the historical consolidated financial statements and the accompanying notes included elsewhere in this proxy statement, including the financial statements of the companies Daseke has acquired in the Bulldog Acquisition and Hornady Acquisition, as well as “Unaudited Pro Forma Condensed Combined Financial and Other Data” and “Daseke’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pro Forma
	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2016	2015	2015	2014
Consolidated statement of operations data:
Total revenue	$721,226	$501,386	$501,925	$678,845	$542,711
Operating expenses:
Salaries, wages and employee benefits	193,399	149,861	128,586	178,703	132,205
Fuel	76,171	49,076	54,350	70,296	88,031
Operations and maintenance	103,112	72,933	70,991	98,734	59,274
Purchased freight	188,161	120,501	136,246	181,985	150,654
Taxes and licenses	9,783	6,946	6,684	9,228	7,304
Insurance and claims	20,944	13,648	14,148	19,655	15,446
Depreciation and amortization	68,070	50,515	46,299	63,573	48,575
(Gain) loss on disposition of revenue property and equipment	(2,371)	158	(2,103)	(2,184)	934
Impairment	—	1,195	—	—	1,838
Other operating expenses	28,550	20,217	19,966	27,847	19,631
Total operating expenses	685,818	485,050	475,167	647,837	523,892
Income from operations	35,408	16,336	26,758	31,008	18,818
Interest expense	21,112	17,521	14,874	20,602	15,978
Other income	(251)	(306)	(209)	(320)	(243)
Total other expense	20,459	17,215	14,665	20,282	15,735
Income (loss) before provision for income taxes	14,949	(879)	12,093	10,726	3,084
Provision for income taxes	9,090	607	5,629	7,463	1,784
Net income (loss)	$5,859	$(1,486)	$6,464	$3,263	$1,300
Dividends declared per preferred share	$18.75	$18.75	$18.75	$18.75	$18.75
Net income (loss) available to common stockholders	$1,021	$(5,215)	$2,971	$(1,473)	$272
Basic net income (loss) per common share	$7.02	$(35.85)	$20.42	$(10.13)	$2.02
Diluted net income (loss) per common share	$7.02	$(35.85)	$20.42	$(10.13)	$1.94
Basic weighted average common shares outstanding	145,495	145,495	145,495	145,495	134,581
Diluted weighted average common shares outstanding	145,495	145,495	145,495	145,495	140,280
Consolidated balance sheet data (at end of period):
Cash		$4,769	$3,702	$4,886	$2,406
Property and equipment, net		$333,564	$358,526	$354,535	$303,515
Total assets		$608,855	$647,366	$631,181	$513,345
Current liabilities		$97,505	$117,728	$109,668	$89,224
Working capital(1)		$45,389	$53,438	$42,538	$41,401
Long-term debt and other long-term liabilities		$400,944	$405,251	$401,463	$317,007
Total stockholders’ equity		$114,834	$124,387	$120,050	$107,115
Other financial data (unaudited):
Adjusted EBITDA(2)	$106,201	$72,902	$74,826	$97,304	$70,346
Adjusted EBITDAR(2)	$115,158	$82,050	$81,644	$106,261	$76,641
Adjusted EBITDA Margin(2)	14.7%	14.5%	14.9%	14.3%	13.0%
Free cash flow(2)		$41,666	$22,702	$30,335	$(332)
Operating ratio	95.1%	96.7%	94.7%	95.4%	96.5%
Adjusted operating ratio(2)	92.7%	94.3%	92.1%	93.0%	93.4%
Operating statistics (unaudited):
Total miles	246,579,433	188,388,662	170,409,936	230,923,639	192,226,156
Company-operated tractors	2,267	2,305	2,244	2,267	1,878
Owner-operated tractors	702	663	758	702	735
Number of trailers	5,977	6,270	5,962	5,977	5,515

____________

(1)         Working capital is defined as current assets (excluding cash) less current liabilities (excluding the current portion of long-term debt).

(2)         Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA Margin, free cash flow and adjusted operating ratio are not recognized measures under GAAP. For a definition of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA Margin, free cash flow and adjusted operating ratio, a reconciliation of Adjusted EBITDA, Adjusted EBITDAR and free cash flow to net income (loss) and a reconciliation of operating ratio to operating ratio, see “— Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDAR and Free Cash Flow

This proxy statement uses the term “Adjusted EBITDA” and “Adjusted EBITDAR,” which are not recognized measures under GAAP. Daseke uses Adjusted EBITDA and Adjusted EBITDAR as supplements to its GAAP results in evaluating certain aspects of its business, as described below. Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairments, (vi) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (vii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (viii) initial public offering-related expenses (which offering Daseke is no longer pursuing as a result of the Business Combination), and (ix) expenses related to the Business Combination and related transactions. After the Business Combination, Daseke will further adjust net income (loss) for non-cash stock and equity-compensation expense and accounting charges resulting from accounting for the possible earn-out pursuant to the Merger Agreement. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges.

Daseke’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBTIDAR as key measures of its performance and for business planning. Adjusted EBITDA and Adjusted EBTIDAR assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because it removes from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA and Adjusted EBITDAR also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure. Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA and Adjusted EBITDAR is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA and Adjusted EBITDAR is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDAR. Certain items excluded from Adjusted EBITDA and Adjusted EBITDAR are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define Adjusted EBITDA and Adjusted EBITDAR differently than Daseke does, and as a result, it may be difficult to use Adjusted EBITDA, Adjusted EBITDAR or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to Daseke’s performance. Because of these limitations, Adjusted EBITDA and Adjusted EBITDAR should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using Adjusted EBITDA and Adjusted EBITDAR supplementally.

This proxy statement uses the term “free cash flow,” which is not a recognized measure under GAAP. Daseke uses free cash flow as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. Daseke defines free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales).

Daseke’s board of directors and executive management team use free cash flow to assess its performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are non-operational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using free cash flow supplementally.

A reconciliation of Adjusted EBITDA, Adjusted EBITDAR and free cash flow to net income (loss) for the periods indicated is as follows:

	Pro Forma
	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2015	2016	2015	2015	2014
Net income (loss)	$5,859	$(1,486)	$6,464	$3,263	$1,300
Depreciation and amortization	68,070	50,515	46,299	63,573	48,575
Interest income	(402)	(40)	(50)	(69)	(73)
Interest expense	21,112	17,521	14,874	20,602	15,978
Provision for income taxes	9,090	607	5,629	7,463	1,784
Acquisition-related transaction expenses	1,192	289	781	1,192	944
Impairment of equipment	—	1,195	—	—	1,838
Losses (gains) on sales of defective revenue equipment out of the normal replacement cycle	—	718	—	—	—
Impairments related to defective revenue equipment sold out of the normal replacement cycle	—	190	—	—	—
Tractor operating lease charges	8,957	9,148	6,818	8,957	6,295
Withdrawn initial public offering-related expenses	1,280	3,049	829	1,280	—
Expenses related to the Business Combination and related transactions	—	344	—	—	—
Adjusted EBITDAR	$115,158	$82,050	$81,644	$106,261	$76,641
Tractor operating lease charges	(8,957)	(9,148)	(6,818)	(8,957)	(6,295)
Adjusted EBITDA	$106,201	$72,902	$74,826	$97,304	$70,346
Net capital expenditures		(31,236)	(52,124)	(66,969)	(70,678)
Free cash flow		$41,666	$22,702	$30,335	$(332)

	Year Ended December 31,
(In thousands)	2013	2012	2011	2010	2009
Net income (loss)	$(2,976)	$3,151	$2,976	$1,263	$(381)
Depreciation and amortization	18,666	8,837	2,773	2,852	4,132
Interest income	(101)	—	—	—	—
Interest expense	6,402	3,929	1,805	2,721	2,751
Provision for income taxes	99	3,262	1,735	494	(47)
Acquisition-related transaction expenses	1,815	—	—	—	—
Impairment of equipment	—	—	—	—	—
Losses (gains) on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	—	—
Impairments related to defective revenue equipment sold out of the normal replacement cycle	—	—	—	—	—
Withdrawn initial public offering-related expenses	—	—	—	—	—
Expenses related to the Business Combination and related transactions	—	—	—	—	—
Adjusted EBITDA	$23,905	$19,179	$9,289	$7,330	$6,454
Net capital expenditures	(20,725)	(19,591)	(4,347)	(1,577)	(547)
Free cash flow	$3,180	$(412)	$4,942	$5,754	$5,907

Adjusted Operating Ratio

This proxy statement uses the term “adjusted operating ratio”, which is not a recognized measure under GAAP. Daseke uses adjusted operating ratio as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition-related transaction expenses, non-cash impairment charges and initial public offering-related expenses (which offering Daseke withdrew at the end of 2015) and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio. Although Daseke believes that adjusted operating ratio can make an evaluation of its operating performance more consistent because it removes items that, in Daseke’s opinion, do not reflect its core operations, other companies in its industry may define adjusted operating ratio differently than Daseke does. As a result, it may be difficult to use adjusted operating ratio or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to Daseke’s performance. Daseke’s management compensates for these limitations by relying primarily on its GAAP results and using adjusted operating ratio supplementally.

A reconciliation of adjusted operating ratio to operating ratio for each of the periods indicated is as follows:

	Pro Forma
	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2015	2016	2015	2015	2014
Total revenue	$721,226	$501,386	$501,925	$678,845	$542,711
Fuel surcharge	66,999	34,562	49,632	63,363	85,107
Operating revenue, net of fuel surcharge	$654,227	$466,824	452,293	$615,482	$457,604

Total operating expenses	$686,425	$485,050	$475,167	$647,837	$523,892
Fuel surcharge	66,999	34,562	49,632	63,363	85,107
Acquisition-related transaction expenses	1,192	289	781	1,192	944
Impairment of equipment	—	1,195	—	—	1,838
Withdrawn initial public offering-related expenses	1,280	3,049	829	1,280	—
Net impact of step-up in basis of acquired assets	10,289	5,911	7,504	9,812	8,510
Adjusted operating expenses	$606,665	$440,044	$416,421	$572,190	$427,493

Operating ratio	95.1%	96.7%	94.7%	95.4%	96.5%
Adjusted operating ratio	92.7%	94.3%	92.1%	93.0%	93.4%

A reconciliation of Daseke’s Flatbed Solutions segment’s adjusted operating ratio to operating ratio for each of the periods indicated is as follows:

FLATBED SOLUTIONS

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2016	2015	2015	2014
Total revenue(1)	$237,169	$229,420	$306,320	$322,527
Fuel surcharge	19,832	27,878	35,428	58,122
Operating revenue, net of fuel surcharge	$217,337	$201,542	$270,892	$264,405

Total operating expenses(1)	$223,128	$213,029	$286,089	$309,352
Fuel surcharge	19,832	27,878	35,428	58,122
Acquisition-related transaction expenses	—	—	—	—
Impairment of revenue equipment	—	—	—	1,838
Net impact of step-up in basis of acquired assets	2,835	3,549	4,952	5,895
Adjusted operating expenses	$200,459	$181,602	$245,709	$243,497

Operating ratio	94.1%	92.9%	93.4%	95.9%
Adjusted operating ratio	92.2%	90.1%	90.7%	92.1%

____________

(1)         Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

A reconciliation of Daseke’s Specialized Solutions segment’s adjusted operating ratio to Operating Ratio for each of the periods indicated is as follows:

SPECIALIZED SOLUTIONS

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2016	2015	2015	2014
Total revenue(1)	$267,651	$275,237	$377,052	$222,589
Fuel surcharge	15,024	21,843	28,186	26,985
Operating revenue, net of fuel surcharge	$252,627	$253,394	$348,866	$195,604

Total operating expenses(1)	$252,962	$255,651	$353,898	$208,924
Fuel surcharge	15,024	21,843	28,186	26,985
Acquisition-related transaction expenses	—	171	171	—
Impairment of revenue equipment	1,195	—	—	—
Net impact of step-up in basis of acquired assets	3,076	3,955	4,860	2,615
Adjusted operating expenses	$233,667	$229,682	$320,681	$179,324

Operating ratio	94.5%	92.9%	93.9%	93.9%
Adjusted operating ratio	92.5%	90.6%	91.9%	91.7%

____________

(1)         Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following selected unaudited pro forma condensed combined financial information gives effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of Daseke, and the unaudited balance sheet of Hennessy Capital, as of September 30, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2016. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the historical results of operations of Daseke and for Hennessy Capital for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the pro forma results of operations of Daseke to reflect the 2015 acquisitions of Bulldog and Hornady as though they were made at January 1, 2015 (as described in note 6 thereto), together with the historical results for Hennessy Capital for the period from April 29, 2015 (inception) to December 31, 2015, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2016 was derived from Daseke’s unaudited consolidated statement of operations for the nine months ended September 30, 2016 and Hennessy’s unaudited consolidated statement of operations for the nine months ended September 30, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Daseke and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015, after making pro forma adjustments to include the operations of the acquired Bulldog and Hornady businesses as though they were acquired on January 1, 2015 – (see note 6 thereto) and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015 included elsewhere in this proxy statement.

This selected unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

On January 5, 2017, Hennessy consummated a transaction in which it received a $5 million release fee in exchange for releasing a party from a non-circumvention agreement with the Company that was associated with a planned business combination with a third party that was not consummated.  In connection with the receipt of this payment by the Company, the Company paid down liabilities accrued in connection with that business combination that did not close. The payment and settlement of these liabilities in January 2017 is not reflected in the selected unaudited pro forma condensed combined balance sheet because it is not related to the business combination.

The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the accompanying notes and the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information”, “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Daseke and Hennessy Capital, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Hennessy Capital common stock:

•         Assuming Low Redemptions of approximately 33% of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to approximately 6,460,000 of their public shares and approximately $64,600,000 is withdrawn from our trust account to fund such redemption of shares of common stock at $10.00 per share; and

•         Assuming High Redemptions of approximately 67% of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to approximately 13,460,000 of their public shares and approximately $134,600,000 is withdrawn from our trust account to fund such redemption of shares of common stock at $10.00 per share.

	Pro Forma Combined Assuming Low Redemptions of ~33% of Outstanding Public Common Shares	Pro Forma Combined Assuming High Redemptions of ~67% of Outstanding Public Common Shares
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months ended September 30, 2016
Net revenues	$501,386	$501,386
Net income available to common shareholders	$746	$31
Net income per share available to common stockholders	$0.02	$0.00
Weighted average shares outstanding – Basic and Diluted	41,894,000	34,894,000

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year ended December 31, 2015
Net revenues	$721,226	$721,226
Net income available to common shareholders	$7,696	$6,721
Net income per share available to common stockholders	$0.19	$0.19
Weighted average shares outstanding – Basic and Diluted	41,529,000	34,529,000

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for Daseke’s services;

•         expansion plans and opportunities, including future acquisitions or additional business combinations; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against Daseke or Hennessy Capital following announcement of the proposed Business Combination and related transactions;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Merger Agreement;

•         the inability to maintain the listing of the Company’s common stock on Nasdaq following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that Daseke or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors,” or indicated in our Annual Report on Form 10-K for the year ended December 31, 2015.

Risk Factors

The following risk factors apply to the business and operations of Daseke, Hennessy Capital, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Daseke. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” as well as in our Annual Report on Form 10-K for the year ended December 31, 2015. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement.

Risk Factors Relating to Daseke’s Business and Industry

Daseke’s industry is affected by general economic and business risks that are largely beyond its control.

Daseke’s industry is highly cyclical, and its business is dependent on a number of factors, many of which are beyond its control. Daseke believes that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets in general, such as:

•         changes in customers’ inventory levels and in the availability of funding for their working capital;

•         excess tractor capacity in comparison with shipping demand;

•         downturns in customers’ business cycles; and

•         recessionary economic cycles.

The risks associated with these factors are heightened when the U.S. and/or global economy is weakened. Some of the principal risks during such times are as follows:

•         Daseke may experience low overall freight levels, which may impair its asset utilization, because its customers’ demand for its services generally correlate with the strength of the U.S. and, to a lesser extent, global economy;

•         certain of Daseke’s customers may face credit issues and cash flow problems, particularly if they encounter increased financing costs or decreased access to the capital markets, and such issues and problems may affect their ability to pay for Daseke’s services;

•         freight patterns may change as supply chains are redesigned, resulting in an imbalance between Daseke’s capacity and Daseke’s customers’ demands; and

•         customers may bid out freight or select competitors that offer lower rates from among existing choices in an attempt to lower their costs, and Daseke might be forced to lower its rates or lose freight.

Daseke also is subject to cost increases outside of its control that could materially reduce its profitability if it is unable to increase its rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, owner-operator contracted rates, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and healthcare for its employees.

Daseke’s suppliers’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the supply and availability of equipment, parts and services critical to its operations. A significant interruption in Daseke’s normal supply chain could disrupt its operations, increase its costs and negatively impact its ability to serve its customers.

In addition, events outside Daseke’s control, such as strikes or other work stoppages at its facilities or at customer, port, border or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could impair Daseke’s operating efficiency and productivity and result in higher operating costs.

Daseke’s industry is highly competitive and fragmented, and its business and results of operations may suffer if it is unable to adequately address downward pricing and other competitive pressures.

Daseke competes with many truckload carriers of varying sizes, including some that may have greater access to equipment, a wider range of services, greater capital resources, less indebtedness or other competitive advantages and including smaller, regional service providers that cover specific shipping lanes with specific customers or that offer niche services. Daseke also competes, to a lesser extent, with some less-than-truckload carriers, railroads, and third-party logistics, brokerage, freight forwarding and other transportation companies. Numerous competitive factors could impair Daseke’s ability to maintain or improve its profitability. These factors include the following:

•         many of Daseke’s competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy, which may limit Daseke’s ability to maintain or increase freight rates, may require Daseke to reduce its freight rates or may limit its ability to maintain or expand its business;

•         some shippers have reduced or may reduce the number of carriers they use by selecting core carriers as approved service providers and in some instances Daseke may not be selected;

•         many customers periodically solicit bids from multiple carriers for their shipping needs, which may depress freight rates or result in a loss of business to competitors;

•         the continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources and other competitive advantages, and Daseke may have difficulty competing with them;

•         advances in technology may require Daseke to increase investments in order to remain competitive, and its customers may not be willing to accept higher freight rates to cover the cost of these investments;

•         higher fuel prices and, in turn, higher fuel surcharges to Daseke’s customers may cause some of its customers to consider freight transportation alternatives, including rail transportation;

•         competition from freight logistics and brokerage companies may negatively impact Daseke’s customer relationships and freight rates;

•         Daseke may have higher exposure to litigation risks as compared to smaller carriers; and

•         smaller carriers may build economies of scale with procurement aggregation providers, which may improve the smaller carriers’ abilities to compete with Daseke.

Driver shortages and increases in driver compensation or owner-operator contracted rates could adversely affect Daseke’s profitability and ability to maintain or grow its business.

Recent driver shortages in the industry require, and could continue to require, Daseke to spend more to attract and retain company and owner-operator drivers. Daseke’s challenge with attracting and retaining qualified drivers primarily stems from intense market competition, which may subject it to increased payments for driver compensation and owner-operator contracted rates. Also, because of the intense competition for drivers, Daseke may face difficulty maintaining or increasing its number of company and owner-operator drivers. Compliance and enforcement initiatives included in the Compliance, Safety, and Accountability program (the “CSA”) of the FMCSA and regulations of the U.S. Department of Transportation (the “DOT”) relating to driver time and safety and fitness could also reduce the availability of qualified drivers. In addition, like most in Daseke’s industry, Daseke suffers from a high turnover rate of drivers, especially, with respect to company drivers, in the first 180 days of employment. The high turnover rate requires Daseke to continually recruit a substantial number of drivers in order to operate existing revenue equipment. Further, with respect to owner-operator drivers, shortages can result from contractual terms or company policies that make contracting with Daseke less desirable to certain owner-operator drivers. Due to the absence of long-term contracts, owner-operators can quickly terminate their relationships with Daseke. If Daseke is unable to continue to attract and retain a sufficient number of company and owner-operator drivers, it could be required to operate with fewer trucks and face difficulty meeting shipper demands or be forced to forego business that would otherwise be available to it, which could adversely affect its profitability and ability to maintain or grow its business.

The loss of senior management or key operating personnel could adversely affect operations.

Daseke’s success to date has depended, and will continue to depend, largely on the skills, efforts and motivation of Don R. Daseke, its Chairman, President and Chief Executive Officer, and on the other members of its senior management team, who generally have significant experience with the company and within the transportation industry. Mr. Daseke, age 77, has been Daseke’s Chairman, President and Chief Executive Officer since its formation. Daseke also depends on the continued service of key operating personnel. If for any reason the services of its key personnel, particularly Mr. Daseke, were to become unavailable, there could be a material adverse effect on its business, financial condition, results of operations, cash flows and prospects.

A key component of Daseke’s strategy includes selectively pursuing strategic and complementary acquisitions; however, it may not be able to execute future acquisitions successfully.

Historically, a key component of Daseke’s growth strategy has been to pursue acquisitions of strategic and complementary businesses. For example, from 2013 to the date hereof, Daseke has acquired seven businesses. Daseke expects to continue considering acquisitions in the future and expects that acquisitions will continue to be a key component of its business plan going forward and the value of the Earn-Out Consideration is based in large part on Daseke’s ability to complete acquisitions and meet certain Adjusted EBITDA targets. Recent or future acquisitions may negatively impact its business, financial condition, results of operations, cash flows and prospects because:

•         Daseke may assume liabilities or be subject to risks beyond its estimates or what was disclosed to it;

•         the acquisition could divert management’s attention and other resources from Daseke’s existing business;

•         to facilitate such acquisitions, Daseke may incur or assume additional indebtedness or issue additional shares of stock; and

•         the acquired company may require increases in working capital and capital expenditure investments to fund its growth.

Further, the companies that Daseke acquires may not achieve anticipated revenue, earnings or cash flows, including as a result of the loss of any major customers or key employees, and Daseke may be unable to fully realize all of the anticipated benefits and synergies from recent and future acquisitions.

Although Daseke has an identified pipeline of near- and medium-term acquisition targets as of the date hereof and believes that, after the consummation of the Business Combination, it will have sufficient financial resources to execute its acquisition plans over the next several years, any acquisitions will be dependent on, among other things, the results of its due diligence and Daseke may not complete any acquisitions in its pipeline. In addition, it has no understanding or commitments with respect to any acquisition. Daseke may not be able to acquire any additional companies at all or on terms favorable to it. Certain of Daseke’s larger, better capitalized competitors may seek to acquire some of the companies Daseke may be interested in, and competition for acquisitions would likely increase acquisition prices and result in it having fewer acquisition opportunities.

Seasonality and the impact of weather and other catastrophic events adversely affect Daseke’s operations and profitability.

Daseke’s tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments during winter. At the same time, operating expenses increase due to, among other things, a decline in fuel efficiency because of engine idling and harsh weather that creates higher accident frequency, increased claims and higher equipment repair expenditures. Daseke also may suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy its assets or the assets of its customers or otherwise adversely affect the business or financial condition of its customers, any of which could adversely affect its results or make its results more volatile.

Daseke may be adversely affected by fluctuations in the price or availability of diesel fuel.

Fuel is one of Daseke’s largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond Daseke’s control, such as political events, price and supply decisions by oil producing countries and cartels, terrorist activities, environmental laws and regulations, armed conflicts, depreciation of the dollar against other currencies, world supply and demand imbalances, and hurricanes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because Daseke’s operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages or supply disruptions could materially and adversely affect its results of operations and financial condition. Daseke has not used derivatives as a hedge against higher fuel costs in the past but continues to evaluate this possibility.

Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have an adverse effect on Daseke’s operations and profitability. Daseke incurs certain fuel costs that cannot be recovered even with respect to customers with which it maintains fuel surcharge programs, such as those associated with empty miles or the time when its engines are idling. Because Daseke’s fuel surcharge recovery lags behind changes in fuel prices, its fuel surcharge recovery may not capture in any particular period the increased costs it pays for fuel, especially when prices are rising. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. There can be no assurance that Daseke’s fuel surcharge program will be maintained indefinitely or will be sufficiently effective.

Increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment could adversely affect Daseke’s results of operations and cash flows.

Investment in new equipment is a significant part of Daseke’s annual capital expenditures, and Daseke requires an available supply of tractors and trailers from equipment manufacturers to operate and grow its business. In recent years, manufacturers have raised the prices of new revenue equipment significantly due to increased costs of materials and, in part, to offset their costs of compliance with new tractor engine and emission system design requirements mandated by the Environmental Protection Agency (the “EPA”) and various state agencies, which are intended to reduce emissions. For example, more restrictive EPA engine and emissions system design requirements became effective for engines built on or after January 1, 2010. In 2011, the EPA and the NHTSA established Phase 1 of a national program to reduce greenhouse gas emissions and establish new fuel efficiency standards for medium- and heavy-duty vehicles beginning for model year 2014 and extending through model year 2018. On October 25, 2016, the EPA and NHTSA jointly published final Phase 2 standards for improving fuel efficiency and reducing greenhouse gas emissions from new on-road medium- and heavy-duty vehicles beginning for model year 2018 and extending over a nine-year period. The Phase 2 standards build upon the Phase 1 standards, encouraging wider application of currently available technologies and the development of new and advanced cost-effective technologies through model year 2027. In addition, for the first time, greenhouse gas emissions limits and fuel efficiency standards will be imposed on new trailers. Greenhouse gas emissions regulations are likely to affect equipment design and cost. Notwithstanding the federal standards, a number of states have mandated, and states may continue to individually mandate, additional emission-control requirements for equipment that could increase equipment or other costs for entire fleets. Further equipment price increases may result from these federal and state requirements. If new equipment prices increase more than anticipated, Daseke could incur higher depreciation and rental expenses than anticipated. If Daseke is unable to fully offset any such increases in expenses with freight rate increases and/or improved fuel economy, its results of operations and cash flows could be adversely affected.

Daseke may face difficulty in purchasing new equipment due to decreased supply. From time to time, some original equipment manufacturers (“OEM”) of tractors and trailers may reduce their manufacturing output due to lower demand for their products in economic downturns or a shortage of component parts. Component suppliers may either reduce production or be unable to increase production to meet OEM demand, creating periodic difficulty for OEMs to react in a timely manner to increased demand for new equipment and/or increased demand for replacement components as economic conditions change. At times, market forces may create market situations in which demand outstrips supply. In those situations, Daseke may face reduced supply levels and/or increased acquisition costs. An inability to continue to obtain an adequate supply of new tractors or trailers for its operations could have a material adverse effect on its business, results of operations and financial condition.

During prolonged periods of decreased tonnage levels, Daseke and other trucking companies may make strategic fleet reductions, which could result in an increase in the supply of used equipment. When the supply exceeds the demand for used revenue equipment, the general market value of used revenue equipment decreases. Used equipment prices are also subject to substantial fluctuations based on availability of financing and commodity prices for scrap metal. A depressed market for used equipment could require Daseke to trade its revenue equipment at depressed values or to record losses on disposal or impairments of the carrying values of its revenue equipment that is not protected by residual value arrangements. Trades at depressed values and decreases in proceeds under equipment disposals and impairments of the carrying values of its revenue equipment could adversely affect its results of operations and financial condition.

Daseke may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under applicable debt instruments, which may not be successful.

As of September 30, 2016, Daseke had $356.2 million of indebtedness outstanding. Its ability to make scheduled payments on or to refinance its indebtedness obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. Daseke may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.

If Daseke’s cash flows and capital resources are insufficient to fund debt service obligations, Daseke may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Daseke’s ability to restructure or refinance indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require Daseke to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict Daseke from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of Daseke’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, Daseke could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. However, the proceeds of any such disposition may not be adequate to meet any debt service obligations then due.

Restrictions in Daseke’s existing and future debt agreements could limit its growth and its ability to engage in certain activities.

The Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 9, 2016 (as amended, “Daseke’s credit facility”), among Daseke, PNC Bank, National Association, as administrative agent (“PNC”), and the lenders party thereto, pursuant to which Daseke has a revolving line of credit and a term loan (the “PNC term loan”), and Daseke’s other debt agreements contain a number of significant covenants, including restrictive covenants that may limit its ability to, among other things:

•         incur additional indebtedness;

•         make loans to others;

•         make investments or capital expenditures;

•         merge or consolidate with, or acquire, another entity;

•         make certain payments;

•         incur liens;

•         sell assets; and

•         engage in certain other transactions, including acquisitions, without the prior consent of the lenders.

In addition, Daseke’s credit facility and certain of its other debt agreements require it to maintain certain financial ratios or to reduce its indebtedness if it is unable to comply with such ratios. These restrictions may also limit Daseke’s ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. Daseke may also be prevented from taking advantage of business opportunities that arise because of the limitations that its debt agreements impose on it.

A breach of any covenant in Daseke’s credit facility or certain of its other debt agreements would result in a default thereunder after any applicable grace periods expire and, if not waived, could result in acceleration of amounts borrowed thereunder. Further, Daseke’s credit facility and certain of its other debt agreements contain cross-default provisions, such that a default under one agreement would create a default under the other agreements. In the event of acceleration, Daseke may not be able to make all of the required payments or borrow sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to Daseke.

Daseke’s leverage and debt service obligations may adversely affect its financial condition, results of operations, business prospects and ability to make payments on its debt obligations.

As of September 30, 2016, Daseke had $356.2 million of indebtedness outstanding. Daseke’s level of indebtedness could adversely affect it in several ways, including the following:

•         require Daseke to dedicate a substantial portion of its cash flow from operations to service its existing debt, thereby reducing the cash available to finance its operations and other business activities;

•         limit management’s discretion in operating its business and its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•         increase its vulnerability to downturns and adverse developments in its business and the economy generally;

•         limit its ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness;

•         place restrictions on its ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•         make it more likely that a reduction in its borrowing base following a periodic redetermination could require it to repay a portion of its then-outstanding bank borrowings;

•         make it vulnerable to increases in interest rates as indebtedness under Daseke’s credit facility may vary with prevailing interest rates;

•         place it at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•         make it more difficult for it to satisfy its obligations under its debt instruments and increase the risk that it may default on its debt obligations.

Daseke may incur substantial additional indebtedness, which could increase the risks it faces.

While Daseke’s credit facility contains restrictions on Daseke’s ability to incur additional indebtedness, such restrictions are subject to waiver and a number of significant qualifications and exceptions. Indebtedness incurred in compliance with these restrictions could be substantial. Additional leverage increase the risks described above under “— Daseke’s leverage and debt service obligations may adversely affect its financial condition, results of operations, business prospects and ability to make payments on its debt obligations.” Furthermore, any increase in Daseke’s level of indebtedness will have several important effects on its future operations, including, without limitation:

•         it will have additional cash requirements in order to support the payment of interest on its outstanding indebtedness;

•         increases in its outstanding indebtedness and leverage will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•         depending on the levels of its outstanding indebtedness, its ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Daseke has significant ongoing capital expenditure requirements. If Daseke is unable to obtain such capital on favorable terms or at all, it may not be able to execute on its business plans and its business, financial condition, results of operations, cash flows and prospects may be adversely affected.

Daseke’s business is capital intensive. Its capital expenditures focus primarily on revenue equipment replacement and, to a lesser extent, facilities, revenue equipment growth and investments in information technology. Daseke also expects to devote substantial financial resources to grow its operations and fund its acquisition activities. As a result of Daseke’s funding requirements, it likely will need to sell additional equity or debt securities or seek additional financing through other arrangements to increase its cash resources. Any sale of additional equity or debt securities may result in dilution to its stockholders. Public or private financing may not be available in amounts or on terms acceptable to Daseke, if at all.

If Daseke is unable to obtain additional financing, it may be required to delay, reduce the scope of, or eliminate future acquisition activities or growth initiatives, which could adversely affect its business, financial condition and operating results. In such case, Daseke may also operate its revenue equipment (including tractors and trailers) for longer periods, which would result in increased maintenance costs, which would in turn reduce its operating income.

Increases in interest rates could adversely affect Daseke’s business.

Daseke’s business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause Daseke’s cost of doing business to increase and limit its ability to pursue acquisition opportunities. For example, as of September 30, 2016, outstanding borrowings under Daseke’s credit facility were approximately $143.4 million, and a 1.0% increase in interest rates would result in an increase in annual interest expense of approximately $1.4 million, assuming the $143.4 million in debt was outstanding for the full year, before the effects of increased interest rates on the value of Daseke’s interest rate swap contracts and income taxes. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting its ability to finance its operations. Daseke requires continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve its planned growth and operating results.

Daseke operates in a highly regulated industry, and changes in existing laws or regulations, or liability under existing or future laws or regulations, could have a material adverse effect on its results of operations and profitability.

Daseke operates in the United States pursuant to operating authority granted by the DOT and in various Canadian provinces pursuant to operating authority granted by the Ministries of Transportation and Communications in such provinces. The company, as well as its company and owner-operator drivers, must also comply with governmental regulations regarding safety, equipment, environmental protection and operating methods. Examples include regulation of equipment weight, equipment dimensions, fuel emissions, driver hours-of-service, driver eligibility requirements, on-board reporting of operations and ergonomics. Daseke may become subject to new or more restrictive regulations relating to such matters that may require changes in its operating practices, influence the demand for transportation services or require it to incur significant additional costs. Possible changes to laws and regulations include:

•         increasingly stringent environmental laws and regulations, including changes intended to address fuel efficiency and greenhouse gas emissions that are attributed to climate change;

•         restrictions, taxes or other controls on emissions;

•         regulation specific to the energy market and logistics providers to the industry;

•         changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

•         driver and vehicle electronic logging requirements;

•         requirements leading to accelerated purchases of new trailers;

•         mandatory limits on vehicle weight and size;

•         driver hiring restrictions;

•         increased bonding or insurance requirements; and

•         security requirements imposed by the Department of Homeland Security.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels and emissions, which may increase Daseke’s or its independent affiliates’ operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on greenhouse gas emissions or climate change laws or regulations could also affect Daseke’s customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products Daseke carries, which, in turn, could adversely impact Daseke’s operations. Daseke also could lose revenue if its customers divert business from it because it has not complied with their sustainability requirements. See “Information About Daseke — Regulation” for information regarding several proposed, pending and final regulations that could significantly impact Daseke’s business and operations.

Safety-related evaluations and rankings under the FMCSA’s CSA program could adversely impact Daseke’s relationships with its customers and its ability to maintain or grow its fleet, each of which could have a material adverse effect on its results of operations and profitability.

The CSA includes compliance and enforcement initiatives designed to monitor and improve commercial motor vehicle safety by measuring the safety record of both the motor carrier and the driver. These measurements are scored and used by the FMCSA to identify potential safety risks and to direct enforcement action. Certain measurements and scores collected by the CSA from transportation companies are available to the general public on the FMCSA’s website.

Daseke’s CSA scores are dependent upon its safety and compliance experience, which could change at any time. In addition, the safety standards prescribed in the CSA program or the underlying methodology used by the FMCSA to determine a carrier’s safety rating could change and, as a result, Daseke’s ability to maintain an acceptable score could be adversely impacted. For example, on January 21, 2016, the FMCSA published a proposed rulemaking that would amend the methodology used by the agency for issuance of a safety fitness determination. Under the proposed rulemaking, the FMCSA would update the current safety fitness rating methodology by integrating on-road safety data from inspections, along with the results of carrier investigations and crash reports, to determine a motor carrier’s overall safety fitness on a monthly basis. If Daseke receives an unacceptable CSA score, its relationships with customers could be damaged, which could result in a loss of business.

The requirements of CSA could shrink the industry’s pool of drivers as those with unfavorable scores could leave the industry. As a result, the costs to attract, train and retain qualified drivers could increase. In addition, a shortage of qualified drivers could increase driver turnover, decrease asset utilization, limit growth and adversely impact Daseke’s results of operations and profitability.

Daseke is subject to environmental and worker health and safety laws and regulations that may expose it to significant costs and liabilities and have a material adverse effect on its results of operations, competitive position and financial condition.

Daseke is subject to stringent and comprehensive federal, state, provincial, local and foreign environmental and worker health and safety laws and regulations governing, among other matters, the operation of fuel storage tanks, release of emissions from its vehicles (including engine idling) and facilities, the health and safety of its workers in conducing operations, and adverse impacts to the environment. Under certain environmental laws, Daseke could be subject to strict liability, without regard to fault or legality of conduct, for costs relating to contamination at facilities Daseke owns or operates or previously owned or operated and at third-party sites where Daseke disposed of waste, as well as costs associated with the clean-up of releases arising from accidents involving Daseke’s vehicles. Daseke often operates in industrial areas, where truck terminals and other industrial activities are located, and where soil, groundwater or other forms of environmental contamination have occurred from historical or recent releases and for which Daseke has incurred and may, in the future, incur remedial or other environmental liabilities. Daseke also maintains aboveground and underground bulk fuel storage tanks and fueling islands at some of its facilities and vehicle maintenance operations at certain of its facilities. Daseke’s operations involve the risks of fuel spillage or seepage into the environment, environmental damage and unauthorized hazardous material spills, releases or disposal actions, among others.

Increasing efforts to control air emissions, including greenhouse gases, may have an adverse effect on Daseke. Federal and state lawmakers have implemented, and are considering, a variety of new climate-change initiatives and greenhouse gas regulations that could increase the cost of new tractors, impair productivity and increase Daseke’s operating expenses. For example, on October 25, 2016, the EPA and NHTSA jointly published final Phase 2 standards for improving fuel efficiency and reducing greenhouse gas emissions from new on-road medium- and heavy-duty vehicles beginning for model year 2018 and extending through model year 2027.

Compliance with environmental laws and regulations may also increase the price of Daseke’s equipment and otherwise affect the economics of Daseke’s industry by requiring changes in operating practices or by influencing the demand for, or the costs of providing, transportation services. For example, regulations issued by the EPA and various state agencies that require progressive reductions in exhaust emissions from diesel engines have resulted in higher prices for tractors and diesel engines and increased operating and maintenance costs. Also, in order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors, such as Daseke’s, may idle. These restrictions could force Daseke to alter its drivers’ behavior, purchase on-board power units that do not require the engine to idle or face a decrease in productivity. Daseke is also subject to potentially stringent rulemaking related to sustainability practices, including conservation of resources by decreasing fuel consumption. This increased focus on sustainability practices may result in new regulations and/or customer requirements that could adversely impact Daseke’s business.

If Daseke has operational spills or accidents or if it is found to be in violation of, or otherwise liable under, environmental or worker health or safety laws or regulations, Daseke could incur significant costs and liabilities. Those costs and liabilities may include the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or performance of projects, and the issuance of orders enjoining performance of some or all of Daseke’s operations in a particular area. The occurrence of any one or more of these developments could have a material adverse effect on its results of operations, competitive position and financial condition. Environmental and worker health and safety laws are becoming increasingly more stringent and there can be no assurances that compliance with, or liabilities under, existing or future environmental and worker health or safety laws or regulations will not have a material adverse effect on Daseke’s business, financial condition, results of operations, cash flows or prospects. See “Information About Daseke — Regulation” for information regarding several proposed, pending and final regulations that could significantly affect Daseke’s business and operations.

Daseke is subject to the risks of litigation and governmental proceedings, which could adversely affect its business.

Daseke is, and in the future may be, subject to legal and governmental proceedings and claims. The parties in such legal actions may seek amounts from Daseke that may not be covered in whole or in part by insurance. Defending itself against such legal actions could result in significant costs and could require a substantial amount of time and effort by Daseke’s management team. Daseke cannot predict the outcome of litigation or governmental proceedings to which it is a party or whether it will be subject to future legal actions. As a result, the potential costs associated with legal actions against Daseke could adversely affect its business, financial condition, results of operations, cash flows or prospects.

Insurance and claims expenses could significantly reduce Daseke’s profitability.

Daseke is exposed to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, group health and group dental. Daseke has insurance coverage with third-party insurance carriers, but it assumes a significant portion of the risk associated with these claims due to its self-insured retention (“SIR”) and deductibles, which can make its insurance and claims expense higher or more volatile. Additionally, Daseke faces the risks of increasing premiums and collateral requirements and the risk of carriers or underwriters leaving the transportation sector, which may materially affect its insurance costs or make insurance more difficult to find, as well as increase its collateral requirements. Daseke could experience increases in its insurance premiums in the future if it decides to increase its coverage or if its claims experience deteriorates. In addition, Daseke is subject to changing conditions and pricing in the insurance marketplace and Daseke cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. If Daseke’s insurance or claims expense increases, and Daseke is unable to offset the increase with higher freight rates, its results of operations could be materially and adversely affected. Daseke’s results of operations may also be materially and adversely affected if it experiences a claim in excess of its coverage limits, a claim for which coverage is not provided or a claim that is covered but its insurance company fails to perform.

Daseke derives a material portion of its revenue from its major customers, the loss of one or more of which could have a material adverse effect on Daseke’s business.

A material portion of Daseke’s revenue is generated from its major customers, the loss of one or more of which could have a material adverse effect on Daseke’s business. For the nine months ended September 30, 2016, Daseke’s top ten customers, based on revenue, accounted for approximately 36% of Daseke’s revenue, and Daseke’s largest customer accounted for approximately 8% of its revenue. For the year ended December 31, 2015, Daseke’s top ten customers, based on revenue, accounted for approximately 33% of its revenue, and Daseke’s largest customer accounted for approximately 8% of its revenue. A material portion of Daseke’s freight is from customers in the building materials industry, and as such, Daseke’s results may be more susceptible to trends in construction cycles, which are affected by numerous factors, including rates of infrastructure spending, real estate equity values, interest rates and general economic conditions, than carriers that do not have this concentration.

Economic conditions and capital markets may adversely affect Daseke’s customers and their ability to remain solvent. Daseke’s customers’ financial difficulties can negatively impact Daseke’s results of operations and financial condition and Daseke’s ability to comply with the covenants in its debt agreements, especially if they were to delay or default on payments to us. Generally, Daseke does not have contractual relationships that guarantee any minimum volumes with customers, and Daseke cannot assure you that customer relationships will continue as presently in effect. A reduction in, or termination of, Daseke’s services by one or more of its major customers could have a material adverse effect on Daseke’s business and operating results.

Difficulty in obtaining goods and services from Daseke’s vendors and suppliers could adversely affect Daseke’s business.

Daseke is dependent upon its vendors and suppliers, including equipment manufacturers, for tractors, trailers and other products and materials. Daseke believes that it has positive vendor and supplier relationships and are generally able to obtain favorable pricing and other terms from such parties. If Daseke fails to maintain amenable relationships with its vendors and suppliers, or if its vendors and suppliers are unable to provide the products and materials Daseke needs or undergo financial hardship, Daseke could experience difficulty in obtaining needed goods and services, and subsequently, its business and operations could be adversely affected.

Daseke is subject to certain risks arising from doing business in Canada and Mexico.

Daseke provides trucking services in Canada in addition to the United States, and Daseke also transports freight into and out of Mexico by transferring Daseke’s trailers to tractors operated by Mexican-based carriers with which Daseke has contractual and long-standing relationships. As a result, Daseke is subject to risks of doing business internationally, including fluctuations in foreign currencies, changes in the economic strength of Canada and Mexico, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international and U.S. export and import laws, and social, political, and economic instability. In addition, if Daseke is unable to maintain its C-TPAT status, it may have significant border delays, which could cause its operations in Canada to be less efficient than those of competitor truckload carriers also operating in Canada that obtain or continue to maintain C-TPAT status, and Daseke may face a loss of certain business due to customer requirements to deal only with C-TPAT participating carriers. As a C-TPAT participant, Daseke’s security measures are subject to periodic review by the U.S. Customs and Border Protection (“CBP”), and Daseke is required to perform an annual security threat assessment of its international operations. If CBP determines Daseke has failed to comply with its minimum security criteria for highway carriers and other evolving security standards recommended by the agency, Daseke may be unable to maintain its C-TPAT status. Daseke also faces additional risks associated with its foreign operations, including restrictive trade policies and imposition of duties, taxes or government royalties imposed by the Canadian or Mexican government, to the extent not preempted by the terms of North American Free Trade Agreement.

Further, to the extent that Daseke conducts operations outside of the United States, it is subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining favorable treatment. If Daseke is not in compliance with the Foreign Corrupt Practices Act, other anti-corruption laws or other laws governing the conduct of business with government entities (including local laws), it may be subject to criminal and civil penalties and other remedial measures, which could harm its reputation and have a material adverse impact on Daseke’s business, financial condition, results of operations, cash flows and prospects. Any investigation of any actual or alleged violations of such laws could also harm Daseke’s reputation or have a material adverse impact on its business, financial condition, results of operations, cash flows and prospects.

Daseke’s contractual agreements with its owner-operators expose it to risks that it does not face with its company drivers.

Daseke relies, in part, upon independent contractor owner-operators to perform the services for which it contracts with customers. Approximately 18% of Daseke’s freight was carried by independent contractor owner-operators in 2015. Daseke’s reliance on independent contractor owner-operators creates numerous risks for Daseke’s business. For example, Daseke provides financing to certain of its independent contractor owner-operators purchasing tractors from Daseke. If owner-operators operating the tractors Daseke financed default under or otherwise terminate the financing arrangement and Daseke is unable to find a replacement owner-operator, Daseke may incur losses on amounts owed to it with respect to the tractor in addition to any losses it may incur as a result of idling the tractor. Further, if Daseke is unable to provide such financing in the future, due to liquidity constraints or other restrictions, Daseke may experience a shortage of owner-operators available to it.

If Daseke’s independent contractor owner-operators fail to meet Daseke’s contractual obligations or otherwise fail to perform in a manner consistent with Daseke’s requirements, Daseke may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that Daseke provides to customers. If Daseke fails to deliver on time, if its contractual obligations are not otherwise met, or if the costs of its services increase, then Daseke’s profitability and customer relationships could be harmed.

The financial condition and operating costs of Daseke’s independent contractor owner-operators are affected by conditions and events that are beyond Daseke’s control and may also be beyond their control. Adverse changes in the financial condition of Daseke’s independent contractor owner-operators or increases in their equipment or operating costs could cause them to seek higher revenues or to cease their business relationships with Daseke. The prices Daseke charges its customers could be impacted by such issues, which may in turn limit pricing flexibility with customers, resulting in fewer customer contracts and decreasing Daseke’s revenues.

Independent contractor owner-operators typically utilize tractors, trailers and other equipment bearing Daseke’s trade names and trademarks. If one of Daseke’s independent contractor owner-operators is subject to negative publicity, it could reflect on Daseke and have a material adverse effect on Daseke’s business, brand and financial performance. Under certain laws, Daseke could also be subject to allegations of liability for the activities of its independent contractor owner-operators.

Owner-operators are third-party service providers, as compared to company drivers who are employed by Daseke. As independent business owners, Daseke’s owner-operators may make business or personal decisions that conflict with Daseke’s best interests. For example, if a load is unprofitable, route distance is too far from home or personal scheduling conflicts arise, an owner-operator may deny loads of freight from time to time. In these circumstances, Daseke must be able to timely deliver the freight in order to maintain relationships with customers.

If Daseke’s owner-operators are deemed by regulators or judicial process to be employees, Daseke’s business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that owner-operators in the trucking industry are employees rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If Daseke’s owner-operators are determined to be its employees, it would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Daseke depends on third parties in its brokerage business, and service instability from these providers could increase Daseke’s operating costs or reduce its ability to offer brokerage services, which could adversely affect its revenue, results of operations and customer relationships.

Daseke’s brokerage business is dependent upon the services of third-party capacity providers, including other truckload carriers. These third-party providers may seek other freight opportunities and may require increased compensation during times of improved freight demand or tight trucking capacity. Daseke’s inability to maintain positive relationships with, and secure the services of, these third parties, or increases in the prices Daseke must pay to secure such services, could have an adverse effect on its revenue, results of operations and customer relationships. Daseke’s ability to secure the services of these third-party providers on competitive terms is subject to a number of risks, including the following, many of which are beyond Daseke’s control:

•         equipment shortages in the transportation industry, particularly among contracted truckload carriers and railroads;

•         interruptions in service or stoppages in transportation as a result of labor disputes, seaport strikes, network congestion, weather-related issues, acts of God or acts of terrorism;

•         changes in regulations impacting transportation;

•         increases in operating expenses for carriers, such as fuel costs, insurance premiums and licensing expenses, that result in a reduction in available carriers; and

•         changes in transportation rates.

Daseke is dependent on computer and communications systems, and a systems failure or data breach could cause a significant disruption to its business.

Daseke’s business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure. Daseke currently maintains its computer systems at multiple locations, including several of its offices and terminals and third party data centers, along with computer equipment at each of its terminals. Daseke’s operations and those of its technology and communications service providers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, data breaches (including cyber-attacks or cyber intrusions over the Internet, malware and the like) and other events generally beyond its control. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and investigate and remediate any information security vulnerabilities. A significant cyber incident, including system failure, security breach, disruption by malware or other damage, could interrupt or delay our operations, damage our reputation, cause a loss of customers, agents or third party capacity providers, expose us to a risk of loss or litigation, or cause us to incur significant time and expense to remedy such an event, any of which could have a material adverse impact on our results of operations and financial position.

Daseke’s business may be harmed by terrorist attacks, future wars or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying large freight are potential terrorist targets, and Daseke may be obligated to take measures, including possible capital expenditures intended to protect its trucks. In addition, the insurance premiums charged for some or all of the coverage currently maintained by Daseke could continue to increase dramatically or such coverage could be unavailable in the future.

If Daseke’s employees were to unionize, Daseke’s operating costs could increase and its ability to compete could be impaired.

None of Daseke’s employees are currently represented under a collective bargaining agreement; however, Daseke always faces the risk that its employees will try to unionize, and if its owner-operators were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board (the “NLRB”) could render decisions or implement rule changes that could significantly affect Daseke’s business and its relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employers, in all industries. In addition, Daseke can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.

Any attempt to organize by Daseke’s employees could result in increased legal and other associated costs and divert management attention, and if Daseke entered into a collective bargaining agreement, the terms could negatively affect its costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of Daseke’s employees could have a material adverse effect on its business, financial condition, results of operations, cash flows and prospects because:

•         restrictive work rules could hamper Daseke’s efforts to improve and sustain operating efficiency and could impair Daseke’s service reputation and limit Daseke’s ability to provide next-day services;

•         a strike or work stoppage could negatively impact Daseke’s profitability and could damage customer and employee relationships, and some shippers may limit their use of unionized trucking companies because of the threat of strikes and other work stoppages; and

•         an election and bargaining process could divert management’s time and attention from Daseke’s overall objectives and impose significant expenses.

Higher health care costs and labor costs could adversely affect Daseke’s financial condition and results of operations.

With the passage in 2010 of the U.S. Patient Protection and Affordable Care Act (the “PPACA”), Daseke is required to provide health care benefits to all full-time employees that meet certain minimum requirements of coverage and affordability, or otherwise be subject to a payment per employee based on the affordability criteria set forth in the PPACA. Many of these requirements have been phased in over a period of time, with the majority of the most impactful provisions affecting Daseke having begun in the second quarter of 2015. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. The PPACA also requires individuals to obtain coverage or face individual penalties, so employees who are currently eligible but have elected not to participate in Daseke’s health care plans may ultimately find it more advantageous to do so. It is also possible that by making changes or failing to make changes in the health care plans Daseke offers it will have difficulty attracting and retaining employees, including drivers. Finally, implementing the requirements of health care reform is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements may significantly increase Daseke’s health care coverage costs and could materially adversely affect its financial condition and results of operations.

Daseke’s total assets include goodwill and indefinite-lived intangibles. If Daseke determines that these items have become impaired in the future, net income could be materially and adversely affected.

As of September 30, 2016, Daseke had recorded goodwill of $88.6 million and indefinite-lived intangible assets of $73.1 million, net of accumulated amortization. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. In accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 350, “Intangibles — Goodwill and Other,” Daseke tests goodwill and indefinite-lived intangible assets for potential impairment annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. Any excess in carrying value over the estimated fair value is charged to Daseke’s results of operations. Further, Daseke may never realize the full value of its intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets could have an adverse effect on Daseke’s financial condition and results of operations. If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values and the estimated fair value of Daseke’s goodwill and long-lived assets could change significantly, and could result in future non-cash impairment charges, which could materially impact its results of operations and financial condition for any such future period.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain Daseke’s resources, increase Daseke’s costs and distract management.

As a public company, Daseke will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of Nasdaq, with which Daseke is not required to comply as a private company. For example, Daseke will need to:

•         institute a more comprehensive compliance function;

•         comply with rules promulgated by Nasdaq;

•         prepare and distribute periodic public reports in compliance with obligations under the federal securities laws;

•         establish new internal policies, such as those relating to insider trading; and

•         involve and retain to a greater degree outside counsel and accountants in the above activities.

Complying with statutes, regulations and requirements relating to public companies will occupy a significant amount of time of management and will significantly increase Daseke’s costs and expenses, which could have a material adverse effect on Daseke’s business, financial condition, results of operations and cash flows. Furthermore, Daseke’s management may not be able to implement programs and policies to comply with such statutes, regulations and requirements in an effective and timely manner.

Risk Factors Relating to Hennessy Capital and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of Daseke, Inc.’s capital stock, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of Daseke, Inc.’s capital stock through a subsidiary. We will depend on Daseke for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing the current indebtedness of Daseke, the proposed credit facilities we intend to enter into in connection with the Debt Financing, and the terms of our Series A Convertible Preferred Stock we propose to sell in the Preferred Financing, as well as the financial condition and operating requirements of Daseke, may limit our ability to obtain cash from Daseke, Inc. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our share price.

Neither we nor Daseke are currently subject to Section 404 of the Sarbanes Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2018 in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes Oxley Act of 2002 are significantly more stringent than those required of Daseke as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Furthermore, in 2015, Daseke identified a material weakness in its internal control over financial reporting. Specifically, management of Daseke identified several accounting errors as part of month-end close process at one of its subsidiaries, which were due to the improper application of accounting policies and an improper review of account reconciliations. To remediate this weakness, Daseke implemented improvements to the design of internal controls over financial reporting for its subsidiaries, including a more robust review of reconciliations at the end of each month, and replaced key accounting personnel as necessary with more qualified individuals. Despite these efforts, we may identify additional material weaknesses or may otherwise fail to maintain effective internal control over financial reporting in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information, may lead to a decline in our share price and could adversely affect our reputation, results of operations and financial condition.

Subsequent to the consummation of the Business Combination, we may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take writedowns or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Following the consummation of the Business Combination, we expect to have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in Daseke’s financial performance and/or future outlook, the estimated fair value of its long-lived assets decreases, we may determine that one or more of Daseke’s long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on combined company’s financial condition and results of operations.

Although we have conducted due diligence on Daseke, we cannot assure you that this diligence revealed all material issues that may be present in Daseke’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Daseke’s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of our initial business combination. As of the date hereof and prior to the Sponsor Share Forfeiture and, assuming the Backstop Commitment is utilized, prior to Sponsor’s forfeiture to the Company of up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and prior to Sponsor’s forfeiture to the Company of up to an additional 270,000 founder shares for the benefit of the Investment Banks (as defined herein), our initial stockholders and affiliates own shares equal to 20% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Hennessy Capital’s and Daseke’s combined transaction expenses as a result of the Business Combination are currently estimated at approximately $34.4 million, which are comprised of (i) approximately $10.4 million of financing costs relating to the Debt Financing, including an original issue discount of approximately $2.5 million and placement fees of approximately $7.9 million, (ii) approximately $1.4 million in fees and expenses in connection with the Backstop Commitment, (iii) an approximate $400,000 payment to VRC relating to the delivery of VRC’s fairness opinion to the Hennessy Capital board of directors, (iv) approximately $13.5 million in fees to our financial advisors and for deferred underwriting commissions payable to the underwriters, (v) an estimated $4.1 million in legal fees and expenses and (vi) approximately $4.6 million relating to other fees and expenses incurred in connection with the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.7 million. If Hennessy Capital and Daseke do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Hennessy Capital likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. Going forward, Daseke will incur transition costs and costs relating to operating as a public company.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future (and, in the case of the 2015 unaudited pro forma income statement, the Bulldog Acquisition and the Hornady Acquisition) See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Merger Consideration in the event that any of the representations and warranties made by Daseke in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Daseke and Hennessy Capital to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Hennessy Capital and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Merger Consideration if any representation or warranty made by Daseke in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Hennessy Capital would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may not be able to complete the proposed Debt Financing or Preferred Financing in connection with the Business Combination.

We may not be able to complete the proposed Debt Financing or Preferred Financing on terms that are acceptable to us, or at all. If we do not complete the proposed Debt Financing or Preferred Financing, we will be required to obtain alternative financing in order to refinance certain existing Daseke indebtedness that may become due and payable in connection with the Business Combination. The terms of any alternative financing may be more onerous to the combined company than the proposed Debt Financing and/or Preferred Financing, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the proposed Debt Financing or Preferred Financing, and do not obtain alternative financing, we may not be able to complete the Business Combination or, if we do complete the Business Combination, we may not have sufficient assets to repay the existing Daseke indebtedness that may become due and payable, and if the lenders declare a default and foreclose on the combined company’s assets, it could render your common stock worthless. In addition, if are unable to enter into the new ABL Facility, we may require additional financing to fund the operations or growth of the combined company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the combined company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination.

Following the Business Combination, our credit facilities and the terms of the Series A Convertible Preferred Stock issued in the Preferred Financing will contain restrictive covenants that may impair our ability to conduct business.

Our credit facilities and the terms of our Series A Convertible Preferred Stock following the Business Combination will contain operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants will restrict our ability to incur additional debt, change the nature of our business, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our new credit facilities and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure on our assets and our common stock becoming worthless. See “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of our proposed credit facilities following the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that Daseke’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement). However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the merger with Daseke, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include, among other things:

•         up to the approximately 2.0 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $20.2 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other transactions contemplated by the Merger Agreement collectively.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Hennessy Capital to agree to amend the Merger Agreement, to consent to certain actions taken by Daseke or to waive rights that Hennessy Capital is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Daseke’s business, a request by Daseke to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Daseke’s business and would entitle Hennessy Capital to terminate the Merger Agreement. In any of such circumstances, it would be at Hennessy Capital’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Hennessy Capital and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Hennessy Capital does not believe there will be any changes or waivers that Hennessy Capital’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Hennessy Capital will circulate a new or amended proxy statement and re-solicit Hennessy Capital’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

We will incur substantial debt to complete the Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Pursuant to the Debt Financing, we expect to incur substantial indebtedness to complete the Business Combination. On a pro forma basis after giving effect to the Business Combination and Debt Financing, the combined company would have had approximately $295 million of indebtedness as of September 30, 2016, consisting of amounts outstanding under the proposed term loan facilities and assumed Daseke equipment leases. The incurrence of this debt could have a variety of negative effects, including:

•         default and foreclosure on our assets if our operating revenues after the closing of the Business Combination are insufficient to repay our debt obligations;

•         acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•         our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•         our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•         using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•         limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•         increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•         limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•         other disadvantages compared to our competitors who have less debt.

Pursuant to the commitment letters for the Debt Financing, the interest rates payable with respect to the Credit Suisse and UBS Securities facilities will vary at stated margins above either LIBOR or a base rate. An increase in interest rates would adversely affect the combined company’s liquidity and profitability.

Upon the occurrence of an event of default relating to our Debt Financing, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit. Consequently, we may not have sufficient assets to repay the Debt Financing, as well as other secured and unsecured indebtedness.

Under the Debt Financing commitment letters, the definitive agreements for the Debt Financing will provide that upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the Debt Financing to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders for the Debt Financing could proceed to foreclose against the collateral of the combined company granted to them to secure that indebtedness. The combined company will pledge substantially all of its assets as collateral for the Debt Financing. If the lenders for the Debt Financing accelerate the repayment of borrowings, we cannot assure you that the combined company may not have sufficient assets to repay the Debt Financing, as well as any other secured and unsecured indebtedness, and if the lenders foreclose on the combined company’s assets, it could render your common stock worthless.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

We anticipate that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 38.3% of our outstanding common stock (32.4% held by our public stockholders and 5.9% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 61.7% of our outstanding common stock. If public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Additionally, in each case, if the Backstop Commitment investors purchase shares of our common stock, the percentage of our outstanding common stock held by such investors (and correspondingly, the amount in the trust account) will increase and the percentage of our outstanding common stock held by our public stockholders will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed and no purchases of shares are made pursuant to the Backstop Commitment. These ownership percentages with respect to the post-combination company are for illustrative purposes only and (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in the post-combination company will be different. As a result, the Daseke common stockholders may have the ability to strongly influence the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

In particular, the Walden Group is Daseke’s largest stockholder and will be our largest stockholder upon completion of the Business Combination. Don R. Daseke is the majority stockholder and President of the Walden Group. Assuming redemptions of approximately 33% of our outstanding public shares, the Walden Group will hold approximately 28.0% of our outstanding common stock. However, we understand that the Walden Group intends to donate up to 1.0 million shares of our common stock to DePauw University within 3 years after the consummation of the Business Combination. Assuming the Walden Group donates 1.0 million shares of our common stock to DePauw University, and after giving effect to the consummation of the Business Combination, Daseke stockholders will collectively hold approximately 59.3% of our common stock, with the Walden Group holding 25.6%.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Daseke, all of whom we expect to stay with Daseke following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Daseke. Although we expect all of such key personnel to remain with Daseke following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Daseke following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

We plan to seek to grow the business after the Business Combination through acquisitions, which will be a key component of our strategy, and the failure to complete acquisitions, manage any acquisitions, or the failure to integrate them with our existing business, could have a material adverse effect on the post-combination business.

From time to time, we expect to consider opportunities to acquire other businesses that may enhance our capabilities or expand the breadth of our markets or customer base. Potential and completed acquisitions involve numerous risks, including, but not limited to:

•         problems assimilating the acquired business operations;

•         maintaining uniform standards, procedures, controls and policies;

•         unanticipated costs associated with acquisitions;

•         diversion of management’s attention from the business;

•         adverse effects on existing business relationships with customers;

•         risks associated with entering new markets in which we have limited or no experience;

•         potential loss of key employees of acquired businesses; and

•         increased legal and accounting compliance costs.

We have no current commitments with respect to any acquisition, but intend to assess potential acquisition opportunities on an ongoing basis. We do not know if we will be able to identify suitable acquisitions, complete any such acquisitions on favorable terms or at all, successfully integrate any acquired business into our business or retain any key personnel or customers. Our ability to grow the post-combination business through acquisitions successfully depends upon our ability to identify, negotiate, complete and integrate suitable target businesses and to obtain any necessary financing. These efforts could be expensive and time-consuming, and may disrupt our ongoing business and prevent management from focusing on the operations of the post-combination business. If we are unable to integrate any acquired businesses effectively, our business, results of operations and financial condition could be materially and adversely affected.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of the Company’s common stock or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling public stockholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the initial stockholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the initial stockholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the special meeting vote in favor of the Business Combination Proposal, (y) we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration and/or (z) that the Company will have at least $5,000,001 in net tangible assets upon closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Company’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting. In addition, if such arrangements are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our common stock and warrants will remain listed on Nasdaq after the Business Combination, there can be no assurance that our common stock and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

We have applied to continue listing our securities on Nasdaq subsequent to the closing of the Business Combination. To continue listing our securities on Nasdaq subsequent to the closing of the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, Nasdaq delists our common stock or warrants from trading on its exchange due to our failure to meet Nasdaq’s initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective with respect to the year ending December 31, 2018 in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following July 28, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Daseke’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Daseke and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•         any future recessionary economic cycles and downturns in customers’ business cycles;

•         our ability to attract, retain or replace drivers, senior management or key operating personnel;

•         seasonal factors, such as harsh weather conditions, that increase operating costs;

•         the price or availability of fuel;

•         quarterly variations in our results of operations;

•         changes in government regulations;

•         the announcement of acquisitions by us or our competitors;

•         changes in general economic and political conditions;

•         volatility in the financial markets;

•         results of our operations and the operations of others in our industry;

•         changes in interest rates;

•         threatened or actual litigation and government investigations;

•         the addition or departure of key personnel;

•         actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

•         differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a blank check company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants as soon as practicable after the closing of the Business Combination (but in no event later than fifteen (15) business days thereafter) and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61st day following the closing of the Business Combination, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The future exercise of registration rights may adversely affect the market price of our common stock.

Our common stock is and will be subject to certain registration rights, including those as will be provided for in the Registration Rights Agreement with each of our initial stockholders, Don R. Daseke, Walden Group, Main Street, Prudential, the former holders of Daseke Series B preferred stock, the Preferred Financing investors and the Backstop Commitment investors (each of the parties to the Registration Rights Agreement (other than the Company), a “Restricted Stockholder”). We are currently obligated to register founder shares, placement warrants and shares issuable upon exercise of placement warrants pursuant to a registration rights agreement signed in connection with our IPO. Pursuant to the Merger Agreement, we have agreed to file, after the closing of the Business Combination, a resale shelf registration statement on Form S-3 (or if then ineligible to use such form, then any other available form of registration statement) to register for resale under the Securities Act, the shares of our common stock issued to Daseke common stockholders in connection with the Business Combination. We have agreed to use commercially reasonable efforts to cause such registration statement to become effective no later than 180 days after the closing of the Business Combination. In addition, pursuant to the Registration Rights Agreement, we have agreed to file, as soon as reasonably practicable, within 60 days (but in any event no later than 90 days) after the closing of the Business Combination, a resale shelf registration statement on Form S-3 (the “Shelf Registration Statement”), for the benefit of the Restricted Stockholders, to register (i) the shares of our common stock being issued to Daseke stockholders upon closing of the Business Combination as part of the Closing Merger Consideration (including the Sponsor Share Forfeiture), (ii) the founder shares held by our initial stockholders, (iii) the placement warrants (including any shares of our common stock issued or issuable upon the exercise of such placement warrants), (iv) the shares of Series A Convertible Preferred Stock issued in the Preferred Financing (including any shares of our common stock issued or issuable upon conversion of such preferred shares), (v) the shares of our common stock issued to Backstop Commitment investors as Utilization Fee Shares or in a private placement by the Company pursuant to the Backstop and Subscription Agreement and (vi) any shares of our common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement. Also, pursuant to a letter agreement that we anticipate entering into with the Investment Banks, to the extent we issue shares of Hennessy Capital common stock to the Investment Banks, the Investment Banks will have the benefit of the resale shelf registration rights under the Merger Agreement described above. In addition, we intend to register the shares issuable upon the exercise of the public warrants in the Shelf Registration Statement. There are no penalties associated with delays in registering such shares of common stock under the Registration Rights Agreement. For a more detailed description of the terms of the resale shelf registration rights, see “The Business Combination Proposal — The Merger Agreement — Registration Rights,” “The Business Combination Proposal — Registration Rights Agreement” and “The Business Combination Proposal — Letter Agreement Regarding Deferred IPO Underwriting Discounts and Fees.” Sales of restricted securities pursuant to the Registration Rights Agreement may substantially depress the market price of our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding public warrants to purchase an aggregate of 9,979,954 shares of our common stock and outstanding placement warrants to purchase an aggregate of 7,540,378 shares of our common stock will become exercisable commencing 30 days after the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders will experience immediate dilution due to the issuance of shares of Hennessy Capital common stock to Daseke stockholders as consideration in the Business Combination, and may experience additional dilution as a consequence of the expected Preferred Financing and Earn-Out Consideration (to the extent related performance thresholds are achieved and earn-out shares are issued). Having a minority share position likely reduces the influence that our current stockholders have on the management of the Company.

We anticipate that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 38.3% of our outstanding common stock (32.4% held by our public stockholders and 5.9% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 61.7% of our outstanding common stock. If public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Additionally, in each case, if the Backstop Commitment investors purchase shares of our common stock, the percentage of our outstanding common stock held by such investors (and correspondingly, the amount in the trust account) will increase and the percentage of our outstanding common stock held by our public stockholders will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed and no purchases of shares are made pursuant to the Backstop Commitment. These ownership percentages with respect to the post-combination company are for illustrative purposes only and (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the

35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in the post-combination company will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” for further information. To the extent that any of the warrants or shares of our preferred stock, if any, are converted into Hennessy Capital common stock, or shares of Hennessy Capital common stock are issued pursuant to the proposed Earn-Out Consideration or the Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on February 3, 2017, the last reported sale price for shares of our common stock was $10.09) and (iii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding public warrants could force holders of public warrants:

•         to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•         to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•         to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation (as proposed to be amended) and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•         no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•         the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•         the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•         a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•         the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•         limiting the liability of, and providing indemnification to, our directors and officers;

•         controlling the procedures for the conduct and scheduling of stockholder meetings;

•         providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election; and

•         advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of Hennessy Capital’s outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect the Business Combination and fail to complete an alternative initial business combination by July 28, 2017, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, the warrants will expire worthless and third parties may bring claims against Hennessy Capital and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share. Our directors may decide not to enforce the indemnification obligations of Mr. Hennessy, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by July 28, 2017 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

In addition, third parties may bring claims against Hennessy Capital. Although Hennessy Capital has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Hennessy Capital’s public stockholders. If Hennessy Capital is unable to complete a business combination within the required time period, Daniel J. Hennessy has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or working capital expenses, and Mr. Hennessy asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Hennessy to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Hennessy to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

Hennessy Capital’s stockholders may be held liable for claims by third parties against Hennessy Capital to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by July 28, 2017 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following July 28, 2017 in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after July 28, 2017 in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our initial stockholders or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our initial stockholders or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not currently have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether Daseke is appropriate for our initial business combination.

In April 2015, our Sponsor purchased 5,031,250 founder shares for a purchase price of $25,000, or approximately $0.005 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of the IPO. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, our independent directors, 35,000 founder shares to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, 200,000 founder shares to Mr. Charlton, our President and Chief Operating Officer and 5,000 founder shares to Charles B. Lowrey II, an advisor to our Company. However, pursuant to the Sponsor Share Forfeiture, and upon closing of the Business Combination, our Sponsor has agreed to the forfeiture of up to approximately 2.3 million (or 50%) of its founder shares for the benefit of Daseke stockholders. The founder shares held by our Sponsor (or its members), executive officers and directors (after the Sponsor Share Transfer) would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq, are not subject to redemption and will be worthless if we do not complete an initial business combination. In addition, our Sponsor purchased an aggregate of 15,080,756 placement warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), for a purchase price of approximately $7,540,000, or $0.50 per warrant, that will also be worthless if we do not complete a business combination. As a result, our Sponsor, independent directors and officers have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares and placement warrants.

The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting Daseke for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether Daseke is appropriate for our initial business combination.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting Daseke for the Business Combination.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us after the Business Combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. Certain of our directors may have conflicts of interest with respect to sales of their shares of our common stock resulting in an event of default under the credit agreement to be entered into in connection with the Debt Financing.

Following the completion of the Business Combination, we intend to identify and combine with one or more businesses. Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in similar businesses.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our proposed second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Members of our management team may directly or indirectly own common stock and warrants following the Business Combination, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to combine. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a particular business combination.

For a complete discussion of our executive officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Certain Relationships and Related Party Transactions.”

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from subsidiaries of Daseke, Inc. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of Daseke, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Risk Factors Relating to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

Our existing charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). This condition effectively requires that holders of no more than 19,959,908 shares as of September 30, 2016 redeem their public shares. Accordingly, holders of no more than 19,459,907 of the 24,949,885 public shares outstanding as of September 30, 2016 may redeem their shares in connection with the Business Combination if the Business Combination were consummated as of that date. As a result, we may be able to consummate the Business Combination even though holders of a substantial majority of our public shares have chosen to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding shares issued in the IPO. We refer to such shares aggregating 20% or more of the shares issued in the IPO as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public stockholder’s inability to redeem any Excess Shares will reduce that stockholder’s influence over our ability to consummate the Business Combination. A stockholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such stockholder will continue to hold that number of shares equal to its Excess Shares and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Hennessy Capital might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of Daseke, and the unaudited balance sheet of Hennessy Capital, as of September 30, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2016. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the historical results of operations of Daseke and for Hennessy Capital for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the pro forma results of operations of Daseke to reflect the 2015 acquisitions of Bulldog and Hornady as though they were made at January 1, 2015 (as described in note 6 below), together with the historical results for Hennessy Capital for the period from April 29, 2015 (inception) to December 31, 2015, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 was derived from Daseke’s unaudited consolidated statement of operations for the nine months ended September 30, 2016 and Hennessy’s unaudited consolidated statement of operations for the nine months ended September 30, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Daseke and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015, after making pro forma adjustments to include the operations of the acquired Bulldog and Hornady businesses as though they were acquired on January 1, 2015 – (see note 6 below) and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015 included elsewhere in this proxy statement.

On January 5, 2017, Hennessy consummated a transaction in which it received a $5 million release fee in exchange for releasing a party from a non-circumvention agreement with the Company that was associated with a planned business combination with a third party that was not consummated.  In connection with the receipt of this payment by the Company, the Company paid down liabilities accrued in connection with that business combination that did not close. The payment and settlement of these liabilities in January 2017 is not reflected in the unaudited pro forma condensed combined balance sheet because it is not related to the business combination.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Daseke and Hennessy Capital, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Hennessy Capital common stock:

•         Assuming Low Redemptions of approximately 33% of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to 6,460,000 of their public shares and $64,600,000 is withdrawn from our trust account to fund such redemption of shares of common stock at $10.00 per share; and

•         Assuming High Redemptions of approximately 67% of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to 13,460,000 of their public shares and $134,600,000 is withdrawn from our trust account to fund such redemption of shares of common stock at $10.00 per share.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	Daseke, Inc. and Subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of ~33% of Outstanding Public Shares of Common Stock)	Pro Forma Adjustments (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)
ASSETS
Current assets
Cash and cash equivalents	$818	$4,769	$199,599	3a	$30,067	$(70,000)	3f	$9,567
			77	3a		45,000	3g
			239,625	3a		4,500	3c
			(356,215)	3a
			(35,000)	3b
			(24,007)	3c
			65,000	3e
			(64,599)	3f
Accounts receivable, net	—	70,429			70,429			70,429
Current portion of net investment in sales-type leases	—	3,904			3,904			3,904
Prepaid expenses and other assets	34	16,336			16,370			16,370
Total current assets	$852	$95,438	$24,480		$120,770	$(20,500)		$100,270
Cash and investments held in Trust Account	199,676	—	(199,599)	3a	—
			(77)	3a
Property and equipment, net	—	333,564			333,564			333,564
Other intangible assets, net	—	73,112	(4,428)	3a	68,684			68,684
Goodwill	—	88,611			88,611			88,611
Other long term assets	—	18,130			18,130			18,130
TOTAL ASSETS	$200,528	$608,855	$(179,624)		$629,759	$(20,500)		$609,259

LIABILITITES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$—	$52,225	$(52,225)	3a	$2,500			$2,500
			$2,500	3a
Accounts payable	58	8,199			8,257			8,257
Accrued compensation	—	9,344			9,344			9,344
Accrued expenses, taxes and insurance	6,157	18,664			24,821			24,821

Other current liabilities	—	9,073			9,073			9,073
Total current liabilities	$6,215	$97,505	$(49,725)		$53,995	$—		$53,995
Long-term liabilities
Deferred underwriters’ fee	7,185	—	(7,185)	3c	—			—
Long-term debt, net of current maturities	—	236,109	(236,109)	3a	237,125	45,000	3g	282,125
			237,125	3a
Long-term deferred tax liability and other	—	92,526			92,526			92,526
Subordinated debt	—	67,881	(67,881)	3a	—	—		—
Common stock subject to possible redemption	182,128		(182,128)	3c	—	—		—
Stockholders’ Equity
Preferred stock	—	1	65,000	3e	65,000			65,000
			(1)	3d
Common stock	1	1	2	3b	4			4
			1	3c
			(1)	3d
Additional paid-in-capital	12,467	117,807	234,037	3b	205,334	(70,000)	3f	139,834
			(35,000)	3b		4,500	3c
			182,127	3c
			(7,468)	3d
			(234,039)	3b
			2	3d
			(64,599)	3f
Accumulated deficit	(7,468)	(2,860)	(4,428)	3a	(24,110)			(24,110)
			(16,822)	3c
			7,468	3d
Accumulated other comprehensive loss	—	(115)			(115)			(115)
Total stockholders’ equity	$5,000	$114,834	$126,279		$246,113	$(65,500)		$180,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$200,528	$608,855	$(179,624)		$629,759	$(20,500)		$609,259

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2016
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	Daseke, Inc. and Subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of ~33% of Outstanding Public Shares of Common Stock)	Pro Forma Adjustments (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)
Net revenue	$—	$501,386	$—		$501,386			$501,386
Operating expenses:
Operations expenses	—	295,043			295,043			295,043
Purchased freight		120,501			120,501			120,501
Depreciation and amortization		50,515			50,515			50,515
Selling, general and administrative expenses	7,515	18,991	(6,925)	4a	19,581			19,581
Total operating expenses	7,515	485,050	(6,925)		485,640	—		485,640
Income from operations	(7,515)	16,336	6,925		15,746	—		15,746
Other income (expense):
Interest and other income	317	306	(317)	4b	306			306

Interest and financing costs	—	(17,521)	(13,350)	4c	(13,350)	(1,100)	4e	(14,450)
			17,521	4c
Total other income (expense)	317	(17,215)	3,854		(13,044)	(1,100)		(14,144)
Income (loss) before income taxes	(7,198)	(879)	10,779		2,702	(1,100)		1,602
Provision for income taxes		(607)	(1,349)	4c	(1,956)	385	4e	(1,571)
Net income (loss)	(7,198)	(1,486)	9,430		746	(715)		31
Less: Dividends to preferred stockholders	—	(3,729)	3,729	4d	—	—		—
Net (loss) income available to common stockholders	$(7,198)	$(5,215)	$13,159		$746	$(715)		$31

Earnings (loss) per share available to common stockholders	$(1.13)				$0.02			$0.00
Weighted average shares outstanding – Basic and diluted	6,371,000		35,523,000	5a	41,894,000	(7,000,000)	5a	34,894,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	Daseke, Inc. and Subsidiaries Pro Forma for 2015 Acquisitions (a)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of ~33% of Outstanding Public Shares of Common Stock)	Pro Forma Adjustments (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemptions of ~67% of Outstanding Public Common Stock)
Net revenue	$—	$721,226	$—		$721,226			$721,226
Operating expenses:
Operations expenses	—	403,697			403,697			403,697
Purchased freight		188,161			188,161			188,161
Depreciation and amortization		68,070			68,070			68,070
Selling, general and administrative expenses	475	25,890	(55)	4a	26,310			26,310
Total operating expenses	475	685,818	(55)		686,238	—		686,238
Income from operations	(475)	35,408	55		34,988	—		34,988
Other income (expense):
Interest and other income	205	653	(205)	4b	653			653

Interest and financing costs	—	(21,112)	(17,750)	4c	(17,750)	(1,500)	4e	(19,250)
			21,112	4c
Total other income (expense)	205	(20,459)	3,157		(17,097)	(1,500)		(18,597)
Income (loss) before income taxes	(270)	14,949	3,212		17,891	(1,500)	4e	16,391
Provision for income taxes		(9,090)	(1,105)	4c	(10,195)	525		(9,670)
Net income (loss)	(270)	5,859	2,107		7,696	(975)		6,721
Less: Dividends to preferred stockholders	—	(4,838)	4,838	4d	—	—		—
Net (loss) income available to common stockholders	$(270)	$1,021	$6,945		$7,696	$(975)		$6,721

Earnings (loss) per share available to common stockholders	$(0.05)				$0.19			$0.19
Weighted average shares outstanding – Basic and diluted	5,652,000		35,877,000	5a	41,529,000	(7,000,000)	5a	34,529,000
____________

(a)         The 2015 pro forma consolidated financial statements of Daseke reflect the acquisitions of the Bulldog and Hornady businesses as though they were acquired as of January 1, 2015. See Note 6.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Agreement and Plan of Merger, dated as of December 22, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, Merger Sub, Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative, and the transactions contemplated thereby, we will consummate the acquisition of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate number of newly issued shares of Hennessy Capital common stock equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined herein), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below). Pursuant to the Main Street and Prudential Agreement (as defined herein), we are required to repurchase Daseke shares held by Main Street and Prudential (as each is defined herein) immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street’s and Prudential’s Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration,” and together with the Closing Merger Consideration, the “Total Merger Consideration”).The Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined herein and described further below) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the “Utilization Fee Shares” (if any, and as defined and described further herein), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.” In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as

“Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks.

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). In addition, we have received commitments from investors in the Backstop Commitment (as defined herein) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. We have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

The following pro forma information has been prepared on the basis of two different assumptions as follows:

-          Low redemptions of approximately 33% of outstanding public common stock — This presentation assumes that approximately $64,600,000 is withdrawn from our trust account to fund the redemption of approximately 6,460,000 shares of common stock at $10.00 per share.

-          High redemptions of approximately 67% of outstanding public common stock — This presentation assumes that approximately $134,600,000 is withdrawn from our trust account to fund the redemption of approximately 13,460,000 shares of common stock at $10.00 per share.

The high redemptions presentation includes the assumption of $45.0 million in existing Daseke equipment financing and real estate debt. If there are low redemptions, the Company will have more cash available and less debt outstanding.

2. Basis of Presentation

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 was derived from Daseke’s unaudited consolidated balance sheet, and Hennessy Capital’s unaudited balance sheet, as of September 30, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on September 30, 2016.

The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2016 was derived from Daseke’s unaudited consolidated statement of operations and Hennessy’s unaudited statements of operations for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015, after making pro forma adjustments to include the operations of the acquired Bulldog and Hornady businesses as though they were acquired on January 1, 2015 – (see note 6 below) and Hennessy Capital’s audited statement of operations for the period from April 29, 2015 (inception) to December 31, 2015 and gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)         Reflects cash funding and debt repayment as follows: (i) the transfer of $199.6 million from Hennessy Capital’s trust account, (ii) the transfer of $77 thousand from Hennessy Capital’s trust account for the payment of taxes and working capital, (iii) the proceeds from new $250.0 million term loan facility, net of approximately $10.4 million of financing costs including original issue discount of approximately $2.5 million and placement fees of approximately $7.9 million, and reflecting approximately $2.5 million as current portion of long-term debt, (iv) the repayment of existing $356.2 million of debt together with the write off of deferred financing costs of $4.3 million.

(b)         Reflects the payment of purchase price as follows: $234.0 million in fair value of 23,404,000 shares of common stock valued at $10.00 per share and, payment of $35.0 million for the required repurchase of shares held by certain Daseke stockholders. See also note (g).

The Merger Agreement contains an earn-out provision pursuant to which the Company may issue up to 15 million additional shares of its common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019. The earn-out shares are to be issued contingent on future performance of the post combination company and, therefore, have not been recorded in the unaudited pro forma condensed combined financial statements.

(c)         Reflects other transaction effects including: (i) the payment of transaction costs associated with the Business Combination which are estimated to be approximately $34.4 million in total for both parties, including approximately $2.5 million of original issue discount on the debt financing and approximately $7.2 million of deferred underwriting discounts and fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination and (ii) the elimination of 18,212,751 shares of common stock subject to possible redemption. In the high redemption presentation, reflects the anticipated payment of $4.5 million of the deferred IPO underwriting discounts and fees in shares of Hennessy Capital common stock instead of cash.

(d)         This adjustment reflects the elimination of Hennessy Capital’s retained earnings and Daseke’s par value of common and preferred stock upon consummation of the Business Combination.

(e)         Represents the issuance of 650,000 shares of Series A Convertible Preferred Stock at a per share purchase price of $100, for gross proceeds in the amount of $65.0 million. Each share of Series A Preferred Stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $11.50. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Convertible

Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of Hennessy Common Stock, the impact on the unaudited pro forma condensed unaudited balance sheet as of September 30, 2016 would be as follows:

	Pro Forma Combined		Adjusted for the conversion
	(in thousands of dollars)
Line item	Assuming Low Redemption of ~33% of Outstanding Public Shares of Common Stock	Assuming High Redemption of ~67% of Outstanding Public Shares of Common Stock	Assuming Low Redemption of ~33% of Outstanding Public Shares of Common Stock	Assuming High Redemption of ~67% of Outstanding Public Shares of Common Stock
Convertible preferred stock	$65,000	$65,000	$—	$0
Common stock	$4	$4	$4	$4
Additional paid-in-capital	$205,334	$139,834	$270,334	$204,834
Stockholders’ equity	$250,613	$180,613	$250,613	$180,613

 (f)       Reflects the withdrawal of funds from our trust account to fund the redemption of shares of common stock, at $10.00 per share, assumed redeemed by shareholders as follows: $64,600,000 withdrawn from our trust account to fund the redemption of 6,460,000 shares of common stock in the “low redemption” presentation and $134,600,000 ($70,000,000 additional) withdrawn from our trust account to fund the redemption of 13,460,000 shares of common stock in the “high redemption” presentation.

(g)         Reflects the addback to cash and to long-term debt of $45.0 million of equipment financing and real estate debt that would be assumed (and not repaid) in the “high redemption” presentation.

4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)         Elimination of Hennessy Capital’s costs to locate a potential acquisition target, and costs of the Business Combination incurred by Hennessy Capital.

(b)         Elimination of interest income on the Hennessy Capital trust assets.

(c)         Addition of incremental interest expense on the Debt Financing, expected to be entered into in connection with the Business Combination calling for an aggregate commitment of up to $350.0 million, $250 million of which is to be drawn on at closing and the remainder, $100 million, is an acquisition line of credit, as well as a $70.0 million asset-based revolving credit facility. The interest rate on the financing is LIBOR (with a floor of 1%) plus 5.5% and is expected to be approximately 6.5% at closing of the Business Combination. Therefore, the condensed combined pro forma statement of operations contains an adjustment for approximately $17.8 million annually (approximately $13.4 million for nine months), representing approximately $16.3 million of annual interest (approximately $12.3 million for nine months) at 6.5% on the pro forma outstanding debt of approximately $250.0 million plus approximately $1.5 million of annual amortization (approximately $1.1 million for nine months) of approximately $10.4 million of original issue discount on, and financing costs of, the Debt Financing assuming the debt was outstanding at January 1, 2015. Each 0.125% change in the interest rate would generate an approximately $313 thousand change in interest expense.

In addition, the condensed combined pro forma statement of operations also contains an adjustment for approximately $21.1 million and approximately $17.5 million, respectively, for the year ended December 31, 2015 and the nine months ended September 30, 2016 to eliminate interest expense on the existing debt of $356.2 million that would be repaid at the closing of the business combination.

Further, the condensed combined pro forma statement of operations contains an adjustment for the related effect on income tax expense (approximately $1.3 million and $1.1 million, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015) applied to the incremental change in interest expense using a tax rate of approximately 35%.

(d)         Reflects elimination of dividends paid on Daseke preferred stock which will be converted to common stock on a one-for-one basis immediately prior to closing of the Business Combination.

(e)         Reflects additional interest expense associated with assuming approximately $45.0 million of Daseke equipment financing and real estate debt in the “high redemption” presentation and the related effect on the income tax provision at a 35% tax rate.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)         The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted average number of shares outstanding of 6,371,000 and 5,652,000, respectively, for the nine months ended September 30, 2016 and for the period from April 29, 2015 (inception) to December 31, 2015, adjusted by: (a) 18,578,885 and 18,932,591 shares, respectively, to increase the weighted average share amount to 24,949,885 at September 30, 2016 and December 31, 2015, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination and (b) 23,403,940 shares estimated to be issued in connection with the Business Combination and (c) 6,459,960 and 13,459,960 shares, respectively, assumed to be redeemed in the “low redemption” and “high redemption” presentations as follows (share amounts rounded to the nearest thousand):

	Nine Months ended September 30, 2016	Year ended December 31, 2015
Weighted average shares reported	6,371,000	5,652,000

Add: Redeemable/IPO shares	18,579,000	18,933,000
Closing Merger Consideration payable in stock	23,404,000	23,404,000
Less: Low Shares Assumed Redeemed	(6,460,000)	(6,460,000)
Subtotal Added	35,523,000	35,877,000
Weighted average shares pro forma – Low Redemptions	41,894,000	41,529,000
Less: Additional Shares Assumed Redeemed	(7,000,000)	(7,000,000)
Weighted average shares pro forma – High Redemptions	34,894,000	34,529,000

Hennessy Capital currently has 35,040,664 warrants to purchase up to a total of 17,520,332 shares. Additionally, the 650,000 shares of Series A Convertible Preferred Stock to be issued will be convertible into 5,652,174 shares of Hennessy Capital common stock. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.00, the warrants and Series A Convertible Preferred

Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in earnings per share.

6. Daseke 2015 Acquired Businesses and Related Unaudited Pro Forma Information for 2015

Daseke has grown through acquisitions throughout its history in order to add resources and services in geographic areas, customers and markets. The fair values of the Series B Convertible Preferred Stock issued as consideration for the acquisitions were derived from the sales of Series B Convertible Preferred Stock at or near the respective dates of such acquisitions, the majority of which were purchased by investors that were unrelated to Daseke at the time of the purchase. During 2015, Daseke acquired two significant businesses that are discussed below.

Hornady acquisition — As of August 1, 2015, Daseke acquired Hornady Truck Lines, Inc. and its subsidiary Hornady Transportation, LLC and B.C. Hornady & Associates, Inc. (collectively, Hornady). Total consideration paid was $25,400,000 consisting of the issuance of 3,600 shares of Series B Convertible Preferred Stock valued at $5.4 million and cash of $20.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

Accounts receivable	$3,072,965
Other current assets	4,828,908
Property and equipment	23,815,496
Goodwill	15,546,605
Intangible assets	8,800,000
Deferred tax liabilities	(7,908,312)
Accounts payable and other liabilities	(22,755,662)
Total	$25,400,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $222,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

Bulldog acquisition — As of July 1, 2015, Daseke acquired Bulldog Hiway Express (Bulldog). Total consideration paid was $28,100,000 consisting of the issuance of 5,400 shares of Series B Convertible Preferred Stock valued at $8.1 million, subordinated notes of $2.0 million, and cash of $18.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

Accounts receivable	$3,252,373
Other current assets	699,503
Property and equipment	17,859,665
Indemnification asset	4,168,422
Goodwill	14,244,459
Intangible assets	10,100,000
Deferred tax liabilities	(7,034,349)
Accounts payable and other liabilities	(15,190,073)
Total	$28,100,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $385,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

2015 Unaudited Pro Forma Financial Information for Businesses Acquired by Daseke in 2015 — The following unaudited pro forma consolidated financial statement gives effect to the acquisition of Bulldog and Hornady under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination has been accounted for as an acquisition of Hornady and of Bulldog by Daseke (the accounting acquirer) since, immediately following completion of the transaction, the Daseke stockholders immediately prior to the Business Combination control Bulldog and Hornady.

The Bulldog and Hornady acquisitions have been included in the consolidated balance sheets and consolidated statements of operations of Daseke since their dates of acquisition. Since the Bulldog and Hornady acquisitions meet the threshold for reporting of significant acquired businesses, the following consolidated pro forma information is presented in order to give pro forma effect to the acquisition of Bulldog and Hornady as if they had occurred on January 1, 2015. The unaudited pro forma consolidated statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015 and, in order to reflect the full year operations of the acquired Bulldog and Hornady businesses, Hornady’s unaudited consolidated and combined statement of operations for the six months ended June 30, 2015 and Bulldog’s unaudited statement of operations and comprehensive income for the six months ended June 30, 2015, all as included elsewhere in this proxy statement.

Daseke, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2015
(Dollars in thousands)

	Daseke, Inc.	Bulldog Hiway Express	Pro Forma Adj.		Hornady Truck Line, Inc.	Pro Forma Adj.		Pro Forma
Revenue:
Freight	$506,582	$18,503	$—		$19,577	$—		$544,662
Brokerage	108,900	665	—		—	—		109,565
Fuel Surcharge	63,363	483	—		3,153	—		66,999
	678,845	19,651	—		22,730	—		721,226
Operating expenses:
Salaries, wages and employee benefits	178,703	8,910	(1,384)	(i)	7,170	—		193,399
Fuel	70,296	2,904	—		2,971	—		76,171
Operations and maintenance	98,734	2,832	—		1,546	—		103,112
Purchased freight	181,985	577	—		5,599	—		188,161
Administrative expenses	21,711	708			486			22,905
Sales and marketing	2,911	4	—		70	—		2,985
Taxes and licenses	9,228	217	—		338	—		9,783
Insurance and claims	19,655	523	—		766	—		20,944
Depreciation and amortization	63,573	1,851	305	(ii)	2,169	172	(vi)	68,070
Loss on disposition of revenue property	(2,184)	(5)	—		(414)	232	(vii)	(2,371)
Other operating expenses	3,226	—	(385)	(xi)	41	(222)	(x)	2,660
Total operating expenses	647,837	18,521	(1,464)		20,742	182		685,818
Income from operations	31,008	1,130	1,464		1,988	(182)		35,408

Other (income) expense
Interest expense	20,602	132	70	(iii)	308	—		21,112
Other (income) expense	(320)	—	—		(333)	—		(653)
Total other expense, net	20,282	132	70		(25)	—		20,459

Income (loss) before provision for income taxes	10,726	998	1,394		2,013	(182)		14,949
Provision for income taxes	7,463	459	444	(iv)	—	724	(viii)	9,090
Net income	$3,263	$539	$950		$2,013	$(906)		$5,859
Less dividend to preferred stockholders	4,736		61	(v)		41	(ix)	4,838
Net income (loss) available to common stockholders	$(1,473)	$539	$889		$2,013	$(947)		$1,021

Notes to 2015 Unaudited Pro Forma Consolidated Statements of Operations — The following adjustments were made to the unaudited pro forma consolidated statement of operations:

Bulldog’s acquisition pro forma entries include:

(i)       a reduction of $1.4 million related to Bulldog’s pension benefit obligation, which has been indemnified by the sellers of Bulldog pursuant to the Bulldog Acquisition purchase agreement,

(ii)      $0.3 million of additional depreciation and amortization expense due to the step-up in basis of fixed assets that would have been recorded had the Bulldog Acquisition occurred on January 1, 2015,

(iii)     $0.1 million of interest expense on a $2.0 million subordinated promissory note, which was incurred to fund a portion of the Bulldog Acquisition, that would have been recorded had the Bulldog Acquisition occurred on January 1, 2015,

(iv)      $0.4 million increase in income tax expense to reflect the impact of adjustments (i), (ii) and (iii) above on income tax expense using a tax rate of 45%,

(v)       an increase of $61,000 to dividends to preferred stockholders to reflect the dividends that would have been paid on the 5,400 shares of Daseke’s Series B Preferred Stock that were issued in connection with the Bulldog Acquisition, had such shares been issued on January 1, 2015, and

(xi)    a reduction in other operating expenses to eliminate approximately $385,000 of costs of the acquisition.

Hornady’s acquisition pro forma entries include:

(vi)     $0.2 million of additional depreciation and amortization expense due to the step-up in basis of fixed assets that would have been recorded had the Hornady Acquisition occurred on January 1, 2015,

(vii)    $0.2 million of loss on disposal of revenue equipment due to the step-up in basis of fixed assets that would have been recorded had the Hornady Acquisition occurred on January 1, 2015,

(viii)    a $0.7 million increase to income tax expense to reflect the impact of adjustments (a) and (b) above on income tax expense using a tax rate of 45%,

(ix)     an increase of $41,000 to dividends to preferred stockholders to reflect the dividends that would have been paid on the 3,600 shares of Daseke’s Series B Preferred Stock that were issued in connection with the Hornady Acquisition, had such shares been issued on January 1, 2015, and

(x)      a reduction in other operating expenses to eliminate approximately $222,000 of costs of the acquisition.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for Daseke and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (for illustrative purposes) (i) that holders of public shares exercise their redemption rights on a “low redemption of approximately 33% of outstanding public common shares” assumption resulting in redemption of approximately 6,460,000 common shares and (ii) that holders of public shares exercise their redemption rights on a “high redemption of approximately 67% of outstanding public common shares” assumption assuming redemption of approximately 13,460,000 common shares. The historical information should be read in conjunction with ‘Selected Historical Financial Information of Daseke” and “Selected Historical Financial Information of Hennessy Capital” included elsewhere in this proxy statement and the historical financial statements of Daseke and Hennessy Capital included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Daseke and Hennessy Capital would have been had the Business Combination been completed or to project Daseke’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination.

	Daseke (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming Low Redemption of ~33% of Outstanding Public Common Shares	Pro Forma Assuming High Redemption of ~67% of Outstanding Public Common Shares
As of and for the nine months ended September 30, 2016:
Shares outstanding	145,495	6,737,134	41,894,000	34,894,000
Series B Preferred stock	64,500	—	—	—
Basic and diluted earnings from Continuing operations per common share	$(35.85)	$(1.13)	$0.02	$0.00
Cash dividend declared, per common share	$0.00	$0.00	$0.00	$0.00
Cash dividend declared, per preferred share	$57.81	$0.00	$0.00	$0.00

As of and for the year ended December 31, 2015:
Shares outstanding	145,495	6,017,294	41,529,000	34,529,000
Series B Preferred stock	64,500	—	—	—
Basic and diluted earnings from continuing operations per common share	$(10.13)	$(0.05)	$0.19	$0.19
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00
Cash dividend declared, per preferred share	$73.43	$0.00	$0.00	$0.00

Special Meeting of Hennessy Capital Stockholders

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on February 27, 2017, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about February 7, 2017. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 9:00 a.m., Eastern time, on Monday, February 27, 2017, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on January 31, 2017, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 24,949,885 shares of Hennessy Capital common stock outstanding, of which 19,959,908 are public shares and 4,989,977 are founder shares held by our Sponsor, independent directors and affiliates.

Vote of Hennessy Capital Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the initial stockholders pursuant to which the initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the managing member of Hennessy Capital LLC.

Concurrently with the execution of the Merger Agreement, our Sponsor and certain affiliates of our Sponsor (collectively, the “Hennessy Stockholders”), entered into the Voting and Support Agreement, a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote all of the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company):

•         in favor of the adoption of the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement;

•         against any actions that would result in a breach by Hennessy Capital of any obligations or agreements contained in the Merger Agreement;

•         in favor of the proposals in this proxy statement; and

•         against alternative proposals or transactions to the Business Combination.

The Voting and Support Agreement generally prohibits the Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of Hennessy Capital common stock prior to the termination of such agreement. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of Daseke and the Hennessy Stockholders, (ii) the closing of the Business Combination, or (iii) the termination of the Merger Agreement in accordance with its terms. Due to the Hennessy Stockholders’ percentage ownership of Hennessy Capital common stock, the terms of the Voting and Support Agreement may substantially increase the probability of obtaining approval of the Business Combination Proposal and other proposals to be presented at the special meeting. The foregoing discussion summarizes the material terms of the Voting and Support Agreement. We urge you to read carefully the full text of the Voting and Support Agreement, which is attached hereto as Annex E and is incorporated herein by reference.

Our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares and placement warrants held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by July 28, 2017 (subject to the requirements of law). However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan, the Nasdaq Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on the approval of the Director Election Proposal and the Nasdaq Proposal. In addition, (i) each of the Incentive Plan Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         up to the approximately 2.4 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Proposals. Broker non-votes will have the effect of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the other proposals to be considered at the special meeting of stockholders (but, in the case of Proposal 2, will represent the practical equivalent to votes “AGAINST” the Business Combination Proposal).

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

•         You can vote your shares in advance of the special meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Nicholas A. Petruska, the Company’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (713) 300-8242, by email at

npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Charter Proposals, the Nasdaq Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali, LLC, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If you affirmatively vote for or against the Business Combination Proposal, demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the trust account of approximately $199.7 million on September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•         check the box on the proxy card to elect redemption;

•         check the box on the proxy card marked “Stockholder Certification”;

•         affirmatively vote for or against the Business Combination Proposal;

•         submit a request in writing prior to 5:00 p.m., Eastern time on February 23, 2017 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

The issuance of 20% or more of our outstanding common stock pursuant to the Preferred Financing and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

The Business Combination Proposal

We are asking our stockholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Merger Agreement, which is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting, assuming that a quorum is present.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important parts by the disclosure schedules and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement.

On December 22, 2016, we entered into the Merger Agreement with Daseke, Inc., pursuant to which, among other things and subject to the terms and conditions contained therein, we will consummate the acquisition of all of the issued and outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company (the “Business Combination”). Pursuant to the Merger Agreement, at the closing of the Business Combination, any outstanding Daseke preferred stock will be converted on a one-for-one basis into Daseke common stock. Upon the effectiveness of the Business Combination, each share of Daseke, Inc. common stock then outstanding will be converted into the right to receive shares of Hennessy Capital common stock. Any shares of Hennessy Capital common stock issued in the Business Combination pursuant to the Merger Agreement will be valued at a price of $10.00 per share.

The newly issued shares of Hennessy Capital common stock to be paid as the Total Merger Consideration will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering on the basis that the securities were offered and sold in a non-public offering to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act). Daseke has engaged Bill Durham to serve as the purchaser representative for two Daseke stockholders who are not “accredited investors,” which purchaser representative meets all of the conditions set forth in Rule 501(i) of Regulation D, as required to comply with applicable federal securities laws in connection with the issuance of shares of Hennessy Capital common stock to these two Daseke stockholders in the Business Combination. Mr. Durham is a registered investment adviser, is personally invested in Daseke via VCA Daseke, LP, a single purpose entity created exclusively to invest in Daseke (which owns approximately 6.8% of Daseke’s Series B Convertible Preferred Stock), currently has observation rights for the Daseke board of directors and does not otherwise have any business or other significant relationships with Daseke or Mr. Daseke.

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate number of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined herein), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below). Pursuant to the Main Street and Prudential Agreement (as defined herein), we are required to repurchase Daseke shares held by Main Street and Prudential (as each is defined herein) immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street’s and Prudential’s Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration”), which specified amounts are as follows:

	Earnout Consideration Structure
Year	Stock Award	Full Annualized Adjusted EBITDA Target(1)(2)	Stock Price Threshold(3)
2017	Up to 5 million shares of our common stock	$140 million	$12.00
2018	Up to 5 million shares of our common stock	$170 million	$14.00
2019	Up to 5 million shares of our common stock	$200 million	$16.00

____________

(1)      “Annualized Adjusted EBITDA (giving effect to acquisitions)” means consolidated net income of Daseke and its subsidiaries for the applicable year, plus consolidated net income of any business acquired by Daseke or any of its subsidiaries during such year for the period beginning on January 1 of such year and ending on the date of such acquisition, plus, in each case: (a) depreciation and amortization, (b) interest expense, including other fees and charges associated with indebtedness, net of interest income, (c) income taxes, (d) acquisition-related transaction expenses (including due diligence costs, legal, accounting, financing and other advisory fees and costs, retention and severance payments and financing fees and expenses), (e) non-cash impairments, (f) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (g) impairments related to defective revenue equipment sold out of the normal replacement cycle, (h) Daseke’s and its subsidiaries’ transaction expenses in connection with the Business Combination, (i) non-cash stock and equity compensation expense, (j) costs paid or incurred in connection with Hennessy Capital being a public company, which include the following, to the extent paid by Daseke or any Daseke subsidiary: (i) printing, filing and legal fees incurred in connection with the filing of periodic reports, proxy statements and other reports and statements with the SEC, (ii) fees payable to Hennessy Capital’s stock transfer agent or Nasdaq, (iii) fees payable to Hennessy Capital’s directors for serving on Hennessy Capital’s board of directors or any committee thereof, (iv) fees payable to Hennessy Capital’s independent public accountants in connection with the review of its quarterly financial statements and audit of its annual financial statements in excess of $450,000 in any fiscal year, (iv) expenses resulting from compliance with the Sarbanes-Oxley Act of 2002, (k) accounting charges resulting from accounting for the Earn-Out Consideration, and (I) as a one-time only adjustment for purposes of calculating 2017 annualized Adjusted EBITDA (giving effect to acquisitions), up to $4.2 million of the 2017 equipment rental expenses of one of the businesses that is proposed to be acquired during 2017 (only if it is so acquired in 2017) by Daseke, its subsidiaries or their subsidiaries. If Daseke pays all or a portion of the $4.5 million of deferred IPO underwriting fees and discounts to the Investment Banks at closing in cash, such payment (to the extent paid in cash by Daseke) shall be added back to Daseke consolidated net income for 2017 for purposes of calculating 2017 Annualized Adjusted EBITDA (giving effect to acquisitions).

(2)      Earnout begins at >90% of target and increases pro rata up to the full 5 million shares issuable at the target. For example, if $133 million of annualized run rate Adjusted EBITDA is achieved for fiscal year 2017, and the stock price threshold is achieved during the year, 2.5 million shares will be issued in the earnout for 2017.

(3)      For any 20 trading days within any consecutive 30-trading day period during such fiscal year.

In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined herein) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the “Utilization Fee Shares” (if any, and as defined and described further herein), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.” In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks.

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). In addition, we have received commitments from investors in the Backstop Commitment (as defined herein) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. We have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of  the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

As promptly as practicable after the date of the Merger Agreement, Hennessy Capital has agreed to provide its public stockholders with the opportunity to redeem shares of Hennessy Capital common stock (the “Offer”) in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, including the Business Combination. Hennessy Capital has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Merger Agreement and (ii) to extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq.

Post-Business Combination Ownership of Daseke and Hennessy Capital

After the Business Combination, Hennessy Capital will own 100.0% of Daseke, and:

•         assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, (i) our public stockholders and (ii) our initial stockholders and affiliates will each own approximately 32.4% and approximately 5.9% of outstanding Hennessy Capital common stock, respectively; and

•         assuming (for illustrative purposes) redemptions of approximately 67% of our outstanding public shares, (i) our public stockholders and (ii) our initial stockholders and affiliates will own approximately 18.5% and approximately 7.0% of outstanding Hennessy Capital common stock, respectively.

The foregoing ownership percentages are calculated based on a number of assumptions (as described above under “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” for further information) and are subject to adjustment in accordance with the terms of the Merger Agreement. In addition, if public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed. Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed.

Closing of the Business Combination

The closing of the Business Combination is expected to take place on the second business day following the day on which the last of the conditions to the closing of the Business Combination (described under the subsection entitled “— Conditions to Closing of the Business Combination”) have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to in writing by Hennessy Capital and Mr. Daseke; provided, however, that the closing of the Business Combination shall in no event occur earlier than February 1, 2017 unless an earlier date is specified in writing by the Company and consented to in writing by Daseke. Assuming timely satisfaction of the necessary closing conditions, Hennessy Capital and Daseke currently expect the closing of the Business Combination to occur promptly after the special meeting of our stockholders is concluded.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including, among others:

•         the Offer being completed in accordance with this proxy statement;

•         the shares of Hennessy Capital common stock to be issued as Hennessy Capital stock consideration in the Business Combination having been approved for listing on Nasdaq, subject to official notice of issuance;

•         the approval of the Merger Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by our stockholders that are present in person or by proxy at our special meeting and by at least 66 2/3% of Daseke’s stockholders voting together, on an as-converted basis;

•         Daseke will have obtained class conversion election notice of its preferred stock and no preferred stock of Daseke will be outstanding;

•         Brian Bonner, Don R. Daseke, Ron Gafford, Mark Sinclair and R. Scott Wheeler having been approved and duly elected or appointed to the board of directors of Hennessy Capital, effective as of the closing of the Business Combination;

•         the Debt Financing having been funded pursuant to the Debt Financing Commitment;

•         the sale of Series A Convertible Preferred Stock in the Preferred Financing and the purchase of shares of Hennessy Capital common stock pursuant to the Backstop Commitment (to the extent utilized) each having been completed;

•         the expiration or termination of the regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and certain other required regulatory approvals, if any;

•         Daseke will have obtained an opinion of counsel that the Business Combination, or, if applicable, the Business Combination together with the LLC Sub merger (as described below under “Post-Closing Forward Merger Election”) will qualify for the intended tax-free reorganization treatment;

•         Daseke will be in compliance with the terms of the Main Street and Prudential Agreement;

•         a waiver by each stockholder of Daseke that has a right of first refusal with respect to any offer to purchase shares of Daseke’s capital stock that may apply as a result of the transactions contemplated by the Merger Agreement, including the Business Combination;

•         the accuracy of the representations and warranties of Hennessy Capital and Daseke (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance by Hennessy Capital and Daseke in all material respects of their covenants and agreements required to be performed under the Merger Agreement;

•         entry by Hennessy Capital into the Registration Rights Agreement;

•         entry by Daseke’s directors and executive officers and persons that beneficially own at least 1% of Daseke’s common stock immediately prior to the consummation of the Business Combination entering into a lock-up agreement (as described below under “— Lock-Up Agreements”);

•         Daseke’s and Hennessy Capital’s receipt of a signature of the other or its affiliates for each transaction document contemplated by the Merger Agreement to which the other or any of its affiliates is a party;

•         Hennessy Capital having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

•         no order will have been entered that prevents the performance of the Merger Agreement or the consummation of any of the transactions contemplated thereby, declares unlawful the transactions contemplated by the Merger Agreement or causes transactions contemplated by the Merger Agreement to be rescinded;

•         no Material Adverse Effect (as defined in the Merger Agreement and described below under “Definition of Material Adverse Effect”) has occurred since the date of the Merger Agreement; and

•         certain existing agreements with Daseke stockholders that are required to be terminated shall have been terminated.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Merger Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Merger Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Merger Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders’ meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Merger Agreement, the Director Election Proposal or the Nasdaq Proposal, or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Merger Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Merger Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Merger Agreement, each of the parties to the Merger Agreement will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement (including the Business Combination). In furtherance and not in limitation of the foregoing, the parties thereto will cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any person required to be made or obtained by the terms of the Merger Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated by the Merger Agreement (including the Business Combination) and (b) to fulfill all conditions to the consummation of the transactions contemplated by the Merger Agreement (including the Business Combination).

In addition, within 20 days after the date of the Merger Agreement, with respect to the transactions contemplated by the Merger Agreement (including the Business Combination), Hennessy Capital and Daseke were required to make, or cause to be made, the filing required (if any) of each of them or any of their respective subsidiaries or affiliates under the HSR Act. On January 11, 2017, Hennessy Capital and Daseke filed the required forms under the HSR Act with the Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission. The Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission granted early termination of the applicable waiting period under the HSR Act on January 23, 2017.

The parties to the Merger Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any other necessary regulatory approvals.

Neither Hennessy Capital nor Daseke is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the approval required by the HSR Act (which was granted on January 23, 2017). It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Hennessy Capital and Daseke may terminate the Merger Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after Hennessy Capital’s stockholders have voted in favor of the Merger Agreement.

In addition, a party may terminate the Merger Agreement at any time before the closing of the Business Combination by written notice to the other party under the following circumstances:

•         by Hennessy Capital at any time before both the required Daseke stockholder approval and class conversion election notice have been obtained, if either or both the required Daseke stockholder approval and class conversion election notice shall not have been provided to Hennessy Capital not later than six (6) hours following the execution and delivery of the Merger Agreement;

•         by Hennessy Capital if any of the representations or warranties of Daseke will not be true and correct, or if Daseke has failed to perform any covenant or agreement on the part of Daseke set forth in the Merger Agreement (including an obligation to consummate the closing of the Business Combination), such that the conditions to the closing of the Business Combination would not be satisfied at or prior to June 30, 2017 (subject to applicable extensions of such date in the case of certain legal proceedings brought to specifically enforce the terms and provisions of the Merger Agreement, the “Outside Date”) and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Daseke;

•         by Daseke if any of the representations or warranties of Hennessy Capital or the Merger Sub will not be true and correct, or if Hennessy Capital or the Merger Sub has failed to perform any covenant or agreement on the part of Hennessy Capital or the Merger Sub, respectively, set forth in the Merger Agreement (including an obligation to consummate the closing of the Business Combination), such that the conditions to the closing of the Business Combination would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Hennessy Capital or the Merger Sub;

•         by either party if the closing of the Business Combination has not occurred by the Outside Date;

•         by Daseke if (i) all of the conditions to the closing of the Business Combination have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the closing of the Business Combination), (ii) the closing of the Business Combination has not occurred on or prior to the second business day after the satisfaction or waiver of each condition to the closing of the Business Combination (other than conditions that, by their nature, are to be satisfied at the closing of the Business Combination) and (iii) at least two business days prior to exercising this termination right, Daseke notified Hennessy Capital in writing that it is ready, willing and able to consummate the Business Combination;

•         by Hennessy Capital if (i) all of the conditions to the closing of the Business Combination have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the closing of the Business Combination), (ii) the closing of the Business Combination has not occurred on or prior to the second business day after the satisfaction or waiver of each condition to the closing of the Business Combination (other than conditions that, by their nature, are to be satisfied at the closing of the Business Combination) and (iii) at least two business days prior to exercising this termination right, Hennessy Capital notified Daseke in writing that it is ready, willing and able to consummate the Business Combination; and

•         by Daseke if (i) our board of directors withdraws (or modifies in any manner adverse to Daseke), or proposes to withdraw (or modify in any manner adverse to Daseke), our board’s recommendation in favor of the Merger Agreement and the Business Combination, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request to do so by Daseke or (ii) our stockholders do not approve the Business Combination Proposal at the special meeting held for the purpose to approve the Merger Agreement and the Business Combination.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, expense reimbursement, provisions concerning the stockholder representative, use, storage and handling by Hennessy Capital and its representatives of certain protected confidential information, termination, general provisions and the confidentiality agreement between the parties will continue in effect), and neither Hennessy Capital nor Daseke will have any further liability to any other party thereto except for liability for any knowing and intentional breach of the Merger Agreement prior to such termination.

Fees and Expenses

No Termination Fees. If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Merger Agreement in respect of any termination fees.

Except as expressly provided by the Merger Agreement, at the closing of the Business Combination, Daseke will pay its own transaction expenses and Hennessy Capital will pay its own transaction expenses, and any unpaid Daseke transaction expenses will be deducted from the Closing Merger Consideration. Except as expressly provided by the Merger Agreement, if the Merger Agreement is terminated, then each of Daseke and Hennessy Capital will pay any and all of its own respective transaction expenses. Any filing fee required in connection with seeking the regulatory approvals will be paid fifty percent (50%) by each of Hennessy Capital and Daseke, in each case, as its respective transaction expense. All transfer taxes, recording fees and other similar taxes shall be paid fifty percent (50%) by each of Hennessy Capital and Daseke, in each case, as its respective transaction expense.

Pursuant to the Merger Agreement and subject to certain exceptions referenced in the Merger Agreement, “transaction expenses,” with respect to each of Daseke and Hennessy Capital, means all of its costs and expenses incident to the negotiation and preparation of the Merger Agreement and the other documents and the performance and compliance with all agreements and conditions contained therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees required to consummate the Business Combination. In addition, “transaction expense” with respect to either party does not include up to $300,000 in the aggregate of fees costs or expenses incurred by Daseke incident to assisting Hennessy Capital with the Debt Financing, ancillary documents related to the Preferred Financing and Backstop Commitment or this proxy statement, “transaction expense” with respect to Hennessy Capital does not include any commitment fee payable pursuant to Backstop Commitment, and “transaction expense” with respect to Daseke will include unpaid income and certain non-income taxes and the aggregate amount of Main Street and Prudential Consideration payable to Main Street and Prudential plus the fees and expenses of legal counsel of Main Street and Prudential for which Daseke and its subsidiaries or Hennessy Capital has a reimbursement obligation, through the closing of the Business Combination.

Conduct of Business Pending the Business Combination

Daseke has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein). Daseke has agreed, and has agreed to cause its subsidiaries, to conduct its or their business, as applicable, in its, or their, ordinary course of business.

Except with Hennessy Capital’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by the Merger Agreement, Daseke has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Merger Agreement, or as may be required by law or the Merger Agreement, Daseke will not, and Daseke will cause its subsidiaries not to, undertake the following actions:

•         amend the organizational documents of Daseke and its subsidiaries;

•         effect any recapitalization, reclassification, equity split or like change in the capitalization of Daseke and its subsidiaries;

•         except for certain customary exceptions, issue, sell or deliver any equity securities, or grant any options, convertible securities, warrants or other rights to purchase or subscribe for equity securities;

•         make any distribution of cash (other than the payment of cash dividends by Daseke in the ordinary course of business to holders of Daseke preferred stock (including in connection with the conversion of same to common stock) who were such holders on the date of the Merger Agreement) or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

•         sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business for (i) inventory assets and (ii) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value;

•         mortgage, encumber, pledge, or impose any lien upon any of its assets, except for permitted liens or in the ordinary course of business;

•         sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights, except in the ordinary course of business;

•         materially amend or voluntarily terminate any material contract (including real property leases) other than in the ordinary course of business;

•         make any capital investment in, or any advance or loan to, any other person (other than amount Daseke and its subsidiaries), except in the ordinary course;

•         enter into any other transaction with any of its directors, officers or employees outside the ordinary course of business;

•         except in the ordinary course of business or as required under the terms of any company employee benefit plan as of the date of the Merger Agreement, (i) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by Daseke or any of its subsidiaries to any of its employees, officers, directors or other service providers; (ii) materially increase the benefits under any company employee benefit plan; (iii) terminate or materially amend any company employee benefit plan or adopt any company employee benefit plan; or (iv) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $150,000;

•         except where control over such settlement is held by the insurer under a policy of insurance disclosed to Hennessy Capital, settle any legal proceeding if (i) the amount payable by Daseke or any of its subsidiaries in connection therewith would exceed $500,000 or (ii) would be reasonably likely to have a material and adverse effect on the post-closing operations of the business of Daseke or any of its subsidiaries;

•         cancel any material third-party indebtedness owed to Daseke or any of its subsidiaries;

•         make or change any material election in respect of taxes or material method of accounting or accounting policies of Daseke or any of its subsidiaries, in each case unless required by law or GAAP;

•         prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the closing of the Business Combination or accelerating deductions to periods ending on or before the closing of the Business Combination);

•         settle or otherwise compromise any material claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any material dispute relating to taxes, or request any ruling or similar guidance with respect to taxes, in each case unless required by law or GAAP;

•         make any acquisition or consummate any merger or similar business combination or enter into any binding agreement for an acquisition, merger or similar business combination with any person (provided that, for the avoidance of doubt, non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters);

•         incur any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Daseke or any of its subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person (other than a wholly owned subsidiary of Daseke) for indebtedness (except for (i) in connection with refinancing of existing indebtedness on terms no less favorable to Daseke than, and in an aggregate principal amount not in excess of, such existing indebtedness or (ii) borrowings under or permitted by the Daseke’s existing credit facilities); or

•         agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

Between the date of the Merger Agreement and the closing of the Business Combination (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein), without the prior consent of Hennessy Capital or otherwise being contemplated by the Merger Agreement, Daseke will, and will cause its subsidiaries to, keep certain identified insurance policies, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under such identified insurance policies, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future.

Hennessy Capital has also undertaken covenants that place customary restrictions on it until the consummation of the Business Combination (or, if earlier, the date on which the Merger Agreement is validly terminated pursuant to the terms therein). Between the date of the Merger Agreement and the closing of the Business Combination. Hennessy Capital has agreed not take any of the below actions without Daseke’s prior consent (unless otherwise contemplated by the Merger Agreement):

•         make any amendment or modification to any of Hennessy Capital’s governing documents;

•         take any action in violation or contravention of any of Hennessy Capital’s governing documents, applicable law or any applicable rules and regulations of the SEC and Nasdaq;

•         split, combine or reclassify Hennessy Capital’s common stock;

•         make any redemption or purchase of Hennessy Capital’s equity interests, except pursuant to the Offer;

•         effect any recapitalization, reclassification, equity split or like change in Hennessy Capital’s capitalization;

•         make any amendment or modification to the trust agreement;

•         make or allow to be made any reduction or increase in the trust amount, other than as expressly permitted by Hennessy Capital’s governing documents;

•         contact (or permit any of its employees, agents, representatives or affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any of Daseke or any of its subsidiaries regarding Daseke or any of its subsidiaries, its business or the transactions contemplated by the Merger Agreement;

•         amend, waive or terminate, in whole or in part, the Voting and Support Agreement;

•         establish any subsidiary or acquire any interest in any asset; or

•         enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Additional Covenants of the Parties

The Merger Agreement also contains customary mutual covenants relating to the preparation of this proxy statement, the granting of access to information, confidentiality, public announcements with respect to the transactions contemplated by the Merger Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Merger Agreement (and with respect to any alternative transactions), the retention of various books and records, transactions involving shares of Hennessy Capital common stock, and the preservation of Hennessy Capital’s status as a listed company on Nasdaq.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

If the closing of the Business Combination occurs, Hennessy Capital will cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of Daseke or any of its subsidiaries, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the organizational documents of the applicable company to survive the consummation of the transactions contemplated by the Merger Agreement and continue in full force and effect and be honored by Hennessy Capital after the closing of the Business Combination. If the closing of the Business Combination occurs, Hennessy Capital will cause the surviving company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in the Merger Agreement.

Daseke will, or will cause its affiliates to, obtain a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the closing date of the Business Combination, for the benefit of Daseke and its subsidiaries or any of their current and former officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the closing date of the Business Combination. The cost of such policy will be paid fifty percent (50%) by each of Hennessy Capital and Daseke, in each case, as its respective transaction expense.

Employee Matters

To be effective as of the closing of the Business Combination, assuming stockholder approval of the Incentive Plan Proposal, Hennessy Capital will adopt the Incentive Plan, the form of which is attached as Annex D to this proxy statement. For additional information and a discussion of the Incentive Plan, please see the section entitled “Incentive Plan Proposal.”

Prior to the closing of the Business Combination, Daseke will use its commercially reasonable efforts to obtain waivers from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by the Merger Agreement that may constitute “parachute payments” (within the meaning of Section 280G of the Code) and as to which such person waives his or her rights to some or all of such payments and/or benefits applicable to such person so that no remaining payments and/or benefits applicable to such person will be deemed to be “parachute payments”, and will solicit stockholder approval of all such payments and/or benefits, such that such payments and benefits will not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code.

Trust Account Waiver

Daseke has acknowledged that the trust account established by Hennessy Capital from the proceeds of its initial public offering and from certain private placements occurring simultaneously with its initial public offering is for the benefit of Hennessy Capital’s public stockholders and certain parties (including the underwriters of its initial public offering) and that it does not now and shall not at any time hereafter have (other than its rights upon the closing of the Business Combination) any right, title, interest or claim of any kind in or to any monies in the trust account or distributions therefrom, or make any claim prior to the closing of the Business Combination against the trust account, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.

Remedies

Post-Closing Remedies; Specific Performance.  No representations or warranties in the Merger Agreement will survive the closing or the termination of the Merger Agreement. With limited exceptions, no covenants and agreements in the Merger Agreement will survive the closing or the termination of the Merger Agreement.

Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Hennessy Capital and Merger Sub, on the one hand, and Daseke, on the other hand, made for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

Many of the representations and warranties are reciprocal and apply to both Hennessy Capital and Merger Sub, on the one hand, and Daseke and its subsidiaries, on the other hand, which relate to, among other things:

•         corporate matters, including due organization, existence and good standing;

•         authority relative to execution and delivery of the Merger Agreement and other ancillary agreements;

•         absence of any breach or violation of organizational documents, or applicable law as a result of the consummation of the Business Combination;

•         required consents and approvals of U.S. and foreign governmental entities in connection with the Business Combination;

•         legal proceedings;

•         fair presentation of financial statements;

•         broker’s fees payable in connection with the Business Combination and/or the Merger Agreement;

•         the accuracy of information supplied for inclusion in this proxy statement and other similar documents; and

•         intended tax treatment.

Additional representations and warranties made by Daseke and its subsidiaries to Hennessy Capital relate to, among other things:

•         capitalization and subsidiaries;

•         absence of undisclosed liabilities;

•         absence of certain changes;

•         real property;

•         tax matters;

•         material contracts;

•         intellectual property;

•         consents;

•         employee benefit plans;

•         insurance;

•         legal requirements and permits;

•         environmental matters;

•         relationships with related persons;

•         employees, employment matters and independent contractors;

•         material customers and suppliers;

•         bank accounts;

•         absence of certain payments;

•         books and records;

•         title, condition and sufficiency of assets;

•         vote required;

•         contemplated acquisitions; and

•         accredited investors questionnaires and sophisticated investor affidavits.

Additional representations and warranties of Hennessy Capital and Merger Sub made to Daseke relate to, among other things:

•         SEC filings, the absence of misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•         disclosure controls and procedures and internal controls over financial reporting;

•         the Debt Financing;

•         formation of the Merger Sub;

•         solvency and the adequacy of funds;

•         the funds in the trust account;

•         Nasdaq listing;

•         receipt of VRC’s fairness opinion; and

•         agreements related to the Preferred Financing and the Backstop Commitment.

No Survival of Representations and Warranties and Limited Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Merger Agreement will expire as of, and will not survive, the consummation of the Business Combination. If the Business Combination is completed, neither Daseke nor any of its subsidiaries (and their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives) will have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the consummation of the Business Combination and no party to the Merger Agreement has any post-closing indemnification obligations to the other party thereto, except for certain officers and directors indemnification obligations of Hennessy Capital discussed above.

Definition of Material Adverse Effect

Many of the representations and warranties made by each of Hennessy Capital and Daseke are qualified by materiality or a material adverse effect standard. For the purposes of the Merger Agreement, “material adverse effect” means:

•         with respect to Daseke and its subsidiaries, any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of Daseke and its subsidiaries, taken as a whole, or (b) the ability of Daseke and its subsidiaries to consummate the transactions contemplated by the Merger Agreement; and

•         with respect to Hennessy Capital, any adverse change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the ability of Hennessy Capital or the Merger Sub to consummate the transactions contemplated by the Merger Agreement.

In determining whether there has been, or will be, a material adverse effect, the parties will disregard any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to:

(a)     operating, business, regulatory or other conditions in the industry in which Daseke and its subsidiaries operate;

(b)     general economic conditions, including changes in the credit, debt or financial, capital markets, in each case in the United States or anywhere else in the world;

(c)     conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(d)     any stoppage or shutdown of any United States government activity (including any default by the United States government or delays in payments by government agencies or delays or failures to act by any governmental entity);

(e)     the announcement or pendency or consummation of the transactions contemplated by the Merger Agreement (including the identity of Hennessy Capital) or compliance with the terms of, or taking any action permitted by, the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of Daseke or any of its subsidiaries with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows;

(f)     changes in GAAP or other accounting requirements or principles or any changes in applicable laws or the interpretation thereof or other legal or regulatory conditions;

(g)     actions required to be taken under applicable laws or contracts;

(h)     the failure of Daseke or any of its subsidiaries to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded, be taken into account in determining whether a material adverse effect has occurred);

(i)      global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and

(j)      hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world;

provided, however, that with respect to each of items (a) through (d), (f), (g), (i) and (j), any change, effect, event, occurrence, state of facts, circumstance or development referred to above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on Daseke and its subsidiaries compared to other participants in the industries in which Daseke and its subsidiaries primarily conduct their businesses.

Shelf Registration Rights

Pursuant to the Merger Agreement, Hennessy Capital has agreed to provide registration rights to the Daseke common stockholders in respect of the shares of our common stock to be received by such stockholders in the Business Combination. Pursuant to such agreement, such parties will hold registration rights that obligate us to register for resale under the Securities Act, among other shares, all or any portion of the shares of our common stock that they acquire in connection with the Business Combination. Following the closing of the Business Combination, we will register for resale under the Securities Act the shares of our common stock issued in connection with the Business Combination and will use commercially reasonable efforts to cause such registration statement to become effective no later than 180 days after the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement. There are no penalties associated with delays in registering such shares of our common stock under the Merger Agreement.

Hennessy Capital will pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Hennessy Capital’s legal counsel, Hennessy Capital’s independent registered public accounting firm and any other persons retained by Hennessy Capital, and any other expenses incurred by Hennessy Capital. Each participating common stockholder will pay any discounts, commissions and transfer taxes, if any, attributable to the sale of registrable stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such participating common stockholder) incurred by it. In addition, Hennessy Capital will pay the reasonable fees and expenses of one legal counsel to represent the interests of the participating common stockholders.

Post-Closing Forward Merger Election

Daseke may determine prior to the closing of the Business Combination, in accordance with the terms of the Merger Agreement, that, immediately after the effectiveness of the Business Combination, the surviving company shall be merged with and into a wholly owned limited liability company subsidiary of Hennessy Capital (“LLC Sub”), with LLC Sub continuing as the surviving entity in the LLC Sub merger as a direct wholly owned subsidiary of Hennessy Capital. If Daseke makes this forward merger election, then LLC Sub shall be the surviving company for purposes of the Merger Agreement.

Amendment of the Merger Agreement

The Merger Agreement may only be amended in a writing signed by Hennessy Capital, Daseke and Mr. Daseke, or waived in a writing signed by the party or parties waiving rights thereunder.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE MERGER AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

Related Agreements

Main Street and Prudential Agreement

We have entered into a letter agreement (the “Main Street and Prudential Agreement”) with Daseke, the Walden Group, Main Street and Prudential, pursuant to which Daseke, Walden Group, Main Street and Prudential have agreed, subject to the conditions set forth in the Main Street and Prudential Agreement, to, among other things:

•         waive any and all right and option to exercise the right of first refusal as provided in Section 1 of the Amended and Restated Investment Side Letter (the “Investment Side Letter”), dated October 2, 2014, by and among Daseke, the Walden Group, Main Street and Prudential in connection with any transfer of Securities (as defined in the Investment Side Letter) deemed to have occurred pursuant to the Business Combination or the transactions contemplated by the Business Combination and the Main Street and Prudential Agreement;

•         terminate the Investment Side Letter and the other side letters from Daseke and the Walden Group to Main Street and Prudential; and

•         waive Main Street and Prudential’s respective rights to exercise the put option set forth in the Investment Side Letter in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination).

Main Street and Prudential have also agreed to consent to the Business Combination.

Hennessy and Daseke, in turn, have agreed, subject to the conditions set forth in the Main Street and Prudential Agreement, that:

•         Hennessy Capital will purchase, immediately prior to closing of the Business Combination, all of the shares of Daseke common stock held by Main Street and Prudential for consideration in an aggregate amount equal to the Main Street and

Prudential Consideration. Such consideration will be paid or issued, as applicable, at the closing of the Business Combination and will be allocated between cash and shares of Hennessy Capital common stock to be issued to Main Street and Prudential, with the cash portion of such consideration equal to a minimum of $25.0 million and the stock portion comprising the remainder of the consideration;

•         The cash consideration to be paid to Main Street and Prudential will be increased by an amount equal to the amount of cash in our trust account that is not used to satisfy redemptions and any such increase will proportionately reduce the stock consideration to be issued to Main Street and Prudential (based on a $10.00 per share of Hennessy Capital common stock) pursuant to the Main Street and Prudential Agreement;

•         Hennessy Capital will also have the option, in its sole discretion, to increase the cash consideration to be paid to Main Street and Prudential and to proportionately reduce the stock consideration to be issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement;

•         With respect to any shares of Hennessy Capital common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, Hennessy Capital will use its reasonable best efforts to register such shares within 60 days but in no event later than 90 days of the closing of the Business Combination in accordance with the terms of the Registration Rights Agreement;

•         Hennessy Capital will not require, and will use reasonable best efforts to cause underwriters to not require, Main Street and Prudential to agree to any lock up agreement, market standoff agreement or holdback agreement;

•         Hennessy Capital will use reasonable best efforts to facilitate the sale of the shares of Hennessy Capital common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement, and upon the earlier to occur of (i) such time that all of such shares have been sold and (ii) the date that is 120 days after the closing of the Business Combination, Hennessy Capital shall, except for with respect to unsold shares that Main Street and Prudential elect to retain, pay to Main Street and Prudential an amount equal to the negative difference between the proceeds received from such sales and what would have been received if each sale had been consummated at $10 per share;

•         if Main Street and Prudential are issued any shares of common stock of Hennessy Capital pursuant to the Main Street and Prudential Agreement, Hennessy Capital will pay a $500,000 fee to Main Street and Prudential;

•         the Merger Agreement will not be amended, and no provision thereunder will be waived, in any manner that is material and adverse to Main Street and Prudential, and the Registration Rights Agreement will not be changed prior to its execution by the parties contemplated to be parties thereto in a manner that is material and adverse to Main Street and Prudential without the prior written consent of Main Street and Prudential; and

•         Hennessy Capital will pay all of the reasonable legal fees and expenses of Main Street and Prudential incurred in connection with the Main Street and Prudential Agreement and related documentation and the registration of any Hennessy Capital common stock issued pursuant to the Main Street and Prudential Agreement.

The Main Street and Prudential Agreement will automatically terminate if the closing of the Business Combination has not occurred on or before June 30, 2017.

Common Stock Backstop and Subscription Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Backstop and Subscription Agreement with the investors of the Backstop Commitment, pursuant to which the investors of the Backstop Commitment have agreed to purchase up to $35.0 million in shares of Hennessy Capital common stock (as and to the extent requested by us) or through one or more of (x) open market or privately negotiated transactions with third parties (including forward contracts), (y) a private placement with consummation concurrently with that of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof. Each Backstop Commitment investor has agreed to (a) vote any shares of Hennessy Capital common stock acquired pursuant to the Backstop Commitment in favor of the Business Combination and the other proposals set forth herein, (b) not exercise its redemption rights with respect to any such shares and (c) not transfer any such shares, in each case, until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Merger Agreement. In consideration for the Backstop Commitment, the Backstop Commitment investors have received a cash commitment fee of $1.4 million in the aggregate and, assuming the Backstop Commitment is utilized, such investors will be entitled to receive, upon closing of the Business Combination, up to 391,892 “Utilization Fee Shares” in the aggregate (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), consisting of newly issued shares of Hennessy Capital common stock. The Sponsor has agreed that, concurrently with such issuance of Utilization Fee Shares, it will forfeit to Hennessy Capital an equal number of founder shares to the Company for forfeiture and cancellation, 50% of which will be reflected as an adjustment to the Closing Merger Consideration.

Preferred Stock Subscription Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into subscription agreements with the investors of the Preferred Financing providing for the issuance by the Company of shares of Series A Convertible Preferred Stock in a private placement (subject to certain conditions, including the closing of the Business Combination). The subscription agreements commit the investors of the Preferred Financing to purchase up to $65.0 million of shares of our Series A Convertible Preferred Stock at a purchase price of $100.00 per share. We expect to raise $65.0 million pursuant to the Preferred Financing. The terms, rights, obligations and preferences of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which will be filed with the proposed charter with the Secretary of State of the State of Delaware upon the closing of the Business Combination and which is described below.

Series A Convertible Preferred Stock Certificate of Designations

Hennessy Capital intends to designate 650,000 shares as Series A Convertible Preferred Stock at the closing of the Business Combination, and issue 650,000 shares of Series A Convertible Preferred Stock pursuant to the Preferred Financing for gross proceeds to us of approximately $65.0 million (all of which has already been subscribed).

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into 8.6957 shares of Hennessy Capital common stock (assuming a conversion price of $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate, approximately 5,652,174 shares of Hennessy Capital common stock would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued. The conversion price will be determined at the time of issuance and will be an amount equal to the average weighted average price for the Hennessy Capital common stock during the 20 consecutive trading days immediately preceding the date of issuance multiplied by 1.150, but in no event will it be more than $11.50. The conversion price will be subject to specified adjustments as set forth in the Certificate of Designations.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales, liquidation events, the delisting of Hennessy Capital common stock and a failure to maintain a minimum public float), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Hennessy Capital common stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (B) the quotient of (x) $1,000.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of the common stock on the issue date plus (ii) the number of shares of Hennessy Capital common stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of Hennessy Capital common stock, where the “holder stock price” means, in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

Holders of the Series A Convertible Preferred Stock will be entitled to receive dividends, paid quarterly in arrears, in cash or, at the election of the Company (and subject to the receipt of any necessary shareholder approval), Hennessy Capital common stock or a combination of cash and Hennessy Capital common stock. Dividends paid in cash shall be paid at a rate equal to 7.625% per share of Series A Convertible Preferred Stock on the liquidation preference of $100.00. Dividends paid in shares of Hennessy Capital common stock, in full or in part, shall be paid at a rate calculated as follows: (i) the cash amount of such dividend payment that would apply if no payment were to be made in Hennessy Capital common stock, or such portion, divided by (ii) the product of (x) the Weighted Average Price of Hennessy Capital common stock for each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the date of such dividend payment multiplied by (y) 0.95; provided, that at least two Trading Days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of Hennessy Capital common stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and

(ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Hennessy Capital’s certificate of incorporation, and certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Stock, as set forth in the Certificate of Designations.

Voting and Support Agreement

For information about the Voting and Support Agreement, see “Special Meeting of Hennessy Capital Stockholders — Vote of Hennessy Capital Founders and Chairman and CEO.”

Acquisition Financing

We expect that a portion of the cash consideration will be funded from the Closing Date Term Loans under the Term Loan Facility, which Closing Date Term Loan is expected to be $250.0 million, that Credit Suisse AG, Cayman Islands Branch and UBS AG, Stamford Branch have severally, and not jointly, committed to fund at closing of the Business Combination pursuant to a commitment letter, dated December 21, 2016 (the “Term Loan Facility Commitment Letter”). We have also entered into a commitment letter, dated December 22, 2016, with PNC Bank, National Association, in connection with the ABL Facility to be established to refinance existing indebtedness, to pay fees and expenses related to the Business Combination and for working capital purposes (the “ABL Facility Commitment Letter” and, together with the Term Loan Facility Commitment Letter, the “Debt Commitment Letters”). The availability of the debt facilities contemplated by the Debt Commitment Letters is subject to certain conditions described below, which we may fail to meet. There is a risk that one or more of the conditions to the Term Loan Facility or the ABL Facility will not be satisfied and that the Term Loan Facility or the ABL Facility may not be funded when required. For more information regarding the Term Loan Facility and the ABL Facility, see the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured Term Loan Facility” and “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility,” respectively.

Conditions

The availability of the Term Loan Facility and the ABL Facility pursuant to the Debt Commitment Letters are subject to the satisfaction or waiver (if applicable) of the following conditions (subject to certain customary “certain funds” provisions):

•         Since December 22, 2016, no Material Adverse Effect (as defined in the Merger Agreement) (in respect of Daseke, Inc. and its subsidiaries) shall have occurred;

•         The Business Combination shall be consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendments, waivers or consents by the Company or the borrower that are materially adverse to the interests of the lenders or the lead arrangers under the Debt Commitment Letters, in each case, in their respective capacities as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, delayed or conditioned);

•         The contribution of cash consideration to the Company contemplated by the Debt Commitment Letters shall have been consummated prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities;

•         The refinancing of certain existing indebtedness of Daseke, Inc. and its subsidiaries shall have occurred prior to or substantially concurrently with the funding of the initial borrowings under the debt facilities;

•         The arrangers of the debt facilities shall have received certain financial statements and projections regarding the Company and Daseke, Inc. and its subsidiaries;

•         The parties shall have executed and delivered the customary loan documents and related documentary closing deliverables (including evidence of required insurance in the case of the ABL Facility) necessary to consummate the Debt Financing;

•         The lenders shall have received all required documentation under applicable “know your customer” and anti-money laundering laws (to the extent such documentation has been requested at least 3 business days prior to the closing date);

•         The Company shall have paid, or caused to be paid, all fees and expenses due to the arrangers and lenders under the debt facilities;

•         Certain representations made by the Loan Parties in the loan documents and certain representations made by Daseke, Inc. and its subsidiaries in the Merger Agreement shall be true and correct, subject to certain qualifications;

•         In the case of the Term Loan Facility, the ABL Facility shall be effective concurrently with the initial borrowings under the Term Loan Facility;

•         In the case of the Term Loan Facility, the arrangers of the Term Loan Facility shall have been afforded a marketing period of at least 15 consecutive business days (commencing no earlier than January 9, 2017 and ending no later than the business day immediately prior to the closing date of the Term Loan Facility) commencing upon receipt of the required financial statements and projections, to syndicate the Term Loan Facility;

•         In the case of the ABL Facility, the Term Loan Facility shall be effective and the Closing Date Term Loan shall be funded concurrently with the closing of the ABL Facility; and

•         In the case of the ABL Facility, the administrative agent under the ABL Facility shall have received a borrowing base certificate reflecting pro forma excess availability of at least $15 million.

Registration Rights Agreement

At the closing of the Business Combination, the Company will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with each of our initial stockholders, Don R. Daseke, Walden Group, Main Street, Prudential, the former holders of Daseke Series B preferred stock, the Preferred Financing investors and the Backstop Commitment investors. In this section, we refer to each of the parties to the Registration Rights Agreement (other than the Company) as a “Restricted Stockholder.”

Resale Shelf Registration Statement. Pursuant to the Registration Rights Agreement, we have agreed to file, as soon as reasonably practicable (but in any event no later than 90 days) after closing of the Business Combination a resale shelf registration statement on Form S-3 (the “Shelf Registration Statement”), for the benefit of the Restricted Stockholders, to register (i) the shares of our common stock issued to Daseke stockholders upon closing of the Business Combination as part of the Closing Merger Consideration, (ii) the founder shares held by our initial stockholders, (iii) the placement warrants (including any shares of our common stock issued or issuable upon the exercise of such placement warrants), (iv) the shares of Series A Convertible Preferred Stock issued in the Preferred Financing (including any shares of our common stock issued or issuable upon conversion of such preferred shares), (v) the shares of our common stock issued to Backstop Commitment investors as Utilization Fee Shares or in a private placement by the Company pursuant to the Backstop and Subscription Agreement and (vi) any shares of our common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement. In addition, we intend to register the shares issuable upon the exercise of the public warrants in the Shelf Registration Statement. We are obligated to use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC within 180 days following the closing of the Business Combination, and to use best efforts to maintain the Shelf Registration Statement continuously effective under the

Securities Act, subject to certain permitted blackout periods, until the earliest to occur of (a) 36 months after the effective date of the Shelf Registration Statement, (b) the date on which all the equity securities covered by the Shelf Registration Statement have been sold or distributed or (c) the date on which the equity securities covered by the Shelf Registration Statement first become eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder. There are no penalties associated with delays in registering such securities under the Shelf Registration Statement.

Certain Restricted Stockholders (consisting of our initial stockholders, investors in the Preferred Financing, investors in the Backstop Commitment, Don R. Daseke, Walden Group, Main Street, Prudential Joseph Kevin Jordan, Daseke Trucking Preferred, LP, Gekabi Capital Management, LP, VCA Daseke LP and Daniel Wirkkala) (each such person, a “Demand Right Holder”) will have the right, subject to certain conditions, to demand an underwritten offering of their equity securities. Except for underwritten offering demands by Main Street and Prudential, which shall be unlimited, we are not obligated to effect more than (i) two underwritten offerings for Don R. Daseke and Walden Group (taken together) or (ii) one underwritten offering for the other Demand Right Holders (acting individually), in each case less any demand registrations initiated by such person.

In addition, we are also not obligated to effect any underwritten offering demand unless the minimum aggregate offering price is at least $5.0 million. This minimum aggregate offering price does not apply to underwritten offering demands by Main Street or Prudential.

Demand Rights. If (a) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the closing of the Business Combination or (b) at any time during the 24 month period following the effective date of the Shelf Registration Statement, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), the Demand Right Holders will have the right, subject to certain conditions, to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of registrable securities (which offering may, in certain cases, be in the form of an underwritten offering). Except for demand registrations initiated by Main Street and Prudential, which shall be unlimited, we are not obligated to effect more than (i) two demand registrations for Don R. Daseke and Walden Group (taken together) or (ii) more than one demand registration for the other Demand Right Holders (acting individually), in each case less any underwritten shelf offerings initiated by such person.

In addition, we are also not obligated to effect any demand registration in the form of an underwritten offering unless the minimum aggregate offering price is at least $5.0 million (if on Form S-3) or at least $25.0 million (if the Company is not eligible to use Form S-3 or any successor form or similar short-form registration). The minimum aggregate offering price does not apply to demand registrations initiated by Main Street or Prudential.

Piggyback Rights. If (a)(i) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the closing of the Business Combination or (ii) at any time during the 24 month period following the effective date of the Shelf Registration Statement, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), and (b) the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of stockholders of the Company (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by the Restricted Stockholders), then the Restricted Stockholders will have customary piggyback registration rights that allow them to include their equity securities that they own in any such registration statement. In addition, if the Company proposes to effect an underwritten offering for its own account or for the account of stockholders of the Company, then the Restricted Stockholders will have customary piggyback rights that allow them to include their equity securities in such underwritten offering, subject to proportional cutbacks based on the identity of the party initiating such offering.

Limitations; Expenses; Indemnification. These registration rights are subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten public offering and our right to delay or withdraw a registration statement under certain circumstances. We will generally be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration and sale of our equity securities held by the Restricted Stockholders. In addition, we will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demand Right Holders initiating a demand registration. Under the Registration Rights Agreement, we have agreed to indemnify the Restricted Stockholders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell our equity securities, unless such liability arose from their misstatement or omission, and each of the Restricted Stockholders, severally and individually, has agreed to indemnify us against any losses or damages caused by such Restricted Stockholder’s misstatements or omissions in those documents.

Lock-Up Agreements

At the closing of the Business Combination, Daseke’s directors and executive officers and persons that beneficially own at least one percent (1%) of Daseke’s common stock immediately prior to the consummation of the Business Combination each will enter into a 180-day lock-up agreement (except for (x) Daseke Trucking Preferred, LP and Gekabi Capital Management, LP, for which such lock-up period will be 120 days post-closing and (y) Don R. Daseke and his affiliates, including The Walden Group, for which such lock-up period will be three years post-closing) with us with respect to the shares of our common stock received by such person as part of the Closing Merger Consideration (the “lock-up shares”). Pursuant to the lock-up agreements, each party will agree that for its respective lock-up period, such party will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any lock-up shares of such party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up shares of such party, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, Don R. Daseke and his affiliates, including The Walden Group, may transfer up to 10% of his or its lock-up shares of Hennessy Capital stock to charities or educational institutions to the extent such transfer does not involve a disposition for value and such transferee agrees to be bound by the terms and conditions of the lock-up agreement until the 180th day after such transferee receives such shares. Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to, among other persons, its equity holders or other affiliates or immediate family members, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the lock-up agreement applicable to such lock-up shares.

Sponsor Share Forfeiture Agreement

On December 22, 2016, our Sponsor, the Company and Daseke entered into the Sponsor Share Forfeiture Agreement, pursuant to which our Sponsor agreed to the forfeiture of 50% of its founder shares of Hennessy Capital common stock for the benefit of Daseke stockholders. Prior to the closing of the Business Combination, our Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the Utilization Fee Shares to the Company for cancellation, and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. Our Sponsor has also agreed in the Sponsor Share Forfeiture Agreement that it will not, directly or indirectly, transfer or otherwise dispose of the founder shares to be so forfeited prior to the closing of the Business Combination.

Letter Agreement Regarding Deferred IPO Underwriting Discounts and Fees

Prior to closing of the Business Combination, we anticipate entering into a letter agreement (the “Letter Agreement”) with Daseke, our Sponsor, UBS Securities LLC (“UBS”), Cantor Fitzergald & Co. (“Cantor Fitzergald”) and BMO Capital Markets Corp. (“BMO”) and, together with UBS and Cantor Fitzergald, the “Investment Banks”)

all outstanding investment banking, advisory and underwriting fees, discounts and expenses owed by the Company to the Investment Banks, as underwriters in respect of the Company’s July 2015 IPO. Pursuant to the letter agreement, the Company anticipates making a payment to the Investment Banks of approximately $7.2 million in deferred underwriting discounts and fees in the aggregate upon closing of the Business Combination, of which Hennessy Capital will pay approximately $2.7 million in cash, and depending on the funds in our trust account after redemptions, the remaining $4.5 million will be paid to the Investment Banks in cash, newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) or a combination of cash and shares.  $1.8 million of the total deferred underwriting discounts and fees will be considered a Daseke transaction expense and reflected as an adjustment to the Closing Merger Consideration. If the funds in our trust account after redemptions (excluding any cash proceeds received by Hennessy Capital (if any) pursuant to the Backstop Commitment) (a) equal or exceed $84.5 million, then the remaining $4.5 million of deferred underwriting discounts and fees shall be paid in cash, (b) equal or exceed $80.0 million but are less than $84.5 million, then it is expected that the remaining $4.5 million of deferred underwriting discounts and fees will be paid in a mix of cash and newly issued shares of Hennessy Capital common stock (with the cash portion equal to the excess of the trust account balance over $80.0 million), or (c) are less than $80.0 million, then is it expected that the remaining $4.5 million of deferred underwriting discounts and fees will be satisfied by the issuance of 450,000 newly issued shares of Hennessy Capital common stock in the aggregate to the Investment Banks.  In addition, pursuant to the letter agreement, to the extent we issue shares of Hennessy Capital common stock to the Investment Banks, the Investment Banks will have the benefit of the resale shelf registration rights under the Merger Agreement. For more information about the resale shelf registration rights, see “The Business Combination Proposal — Shelf Registration Rights,” above.

Background of the Business Combination

Hennessy Capital is a blank check company formed in Delaware on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and Daseke.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

From the date of our IPO through the execution of the Merger Agreement on December 22, 2016, Hennessy Capital considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Hennessy Capital contacted, and were contacted by, a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the diversified industrial manufacturing, distribution and services sectors in the United States. Hennessy Capital compiled a pipeline of high priority potential targets and updated and supplemented such pipeline from time to time. This pipeline was periodically shared, in depth, with the Board of Directors of Hennessy Capital.

During that period, Hennessy Capital and representatives of Hennessy Capital:

•         Identified, evaluated and contacted over 140 potential acquisition targets;

•         Conducted initial business and financial due diligence or had meaningful engagements with representatives of 24 potential acquisition targets (other than Daseke);

•         Provided an initial non-binding indication of interest to five potential acquisition targets (other than Daseke) or their representatives; and

•         Submitted a letter of intent and commenced confirmatory due diligence with respect to two potential acquisition targets (other than Daseke).

Hennessy Capital reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Business Combination. These criteria included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and attractive free cash flow generation. Hennessy Capital focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Hennessy Capital management believed would benefit from being a publicly traded company.

Timeline of the Business Combination

The efforts of Hennessy Capital to find a business combination transaction progressed to the point that beginning in September 2015, Hennessy Capital engaged in detailed discussions and due diligence with a global distributor and manufacturer of automotive products to original equipment manufacturers and after-market customers (“Company A”). Hennessy Capital submitted a non-binding indication of interest to Company A in late September 2015. During September 2015, Hennessy Capital and certain of its advisors performed business and financial due diligence on Company A.

On September 29, 2015, representatives of RBC Capital Markets (“RBC”), financial advisor to United Subcontractors, Inc. (“USI”), called Nicholas Petruska, Hennessy Capital’s Chief Financial Officer, to discuss a potential business combination with USI, a company that the RBC team believed could be of interest to Hennessy Capital. RBC proposed a business combination with USI to Hennessy Capital because USI’s business was consistent with Hennessy Capital’s stated investment strategy and RBC’s belief that the special purpose acquisition company (SPAC) structure would offer an attractive exit vehicle for USI stockholders.

In November 2015, Company A informed Hennessy Capital that it was discontinuing discussions and entering into negotiations with a strategic buyer with respect to a possible business combination.

After executing a confidentiality and non-disclosure agreement, conducting due diligence on USI, submitting a non-binding letter of interest to acquire USI, and negotiating the terms of an acquisition, on April 1, 2016, Hennessy Capital entered into an Agreement and Plan of Merger (as amended on July 13, 2016 and August 17, 2016, and as so amended, the “USI Merger Agreement”) with USI Senior Holdings, Inc., the parent entity of USI (“USI Parent”), and North American Direct Investment Holdings, LLC, solely in its capacity as the stockholder representative. Pursuant to the USI Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company.

In early June 2016, based on (i) feedback from investors during roadshow discussions, (ii) Hennessy Capital management’s belief that the high minimum cash condition in the USI Merger Agreement created potential uncertainty in the market that the USI merger would be consummated, and that such uncertainty could lead to a higher than anticipated level of redemptions by public stockholders, and (iii) general market conditions and volatility, Hennessy Capital management believed it was prudent to pursue a potential significant new investment (or “anchor” investment) in the Company in order to provide more certainty that the minimum cash condition would be satisfied and the USI merger would be consummated.

Beginning on June 13, 2016, Hennessy Capital mailed a definitive proxy statement and other relevant materials to Hennessy Capital stockholders in connection with a special meeting of its stockholders to, among other things, consider and vote upon a proposal to approve the USI Merger Agreement.

In June 2016, representatives from Hennessy Capital met and had calls on numerous occasions with representatives from Trilantic Capital Management L.P., a private equity firm focused on control and significant minority investments in North America (together with its sponsored funds, “Trilantic”), with respect to a potential anchor investment in the Company, and on June 28, 2016, the Company signed a non-binding term sheet with Trilantic with respect to a significant investment in Hennessy Capital common stock in connection with the USI merger. In connection with such discussions with Trilantic, on June 22, 2016, Hennessy Capital entered into a 12-month non-circumvention agreement with Trilantic, which prohibited Trilantic from engaging in any discussions or entering into a definitive agreement with USI with respect to a potential business combination without the prior written consent of Hennessy Capital.

Beginning on July 13, 2016, Hennessy Capital mailed a supplement to its definitive proxy statement to its stockholders describing the material terms and conditions of the amended transaction agreements with respect to Trilantic’s equity investment, including a subscription and share sale agreement under which Trilantic would purchase, subject to the terms and conditions therein, a minimum amount of shares of Hennessy Capital and up to an additional number of shares of Hennessy Capital common stock to the extent necessary for the Company to satisfy its payment obligations and minimum cash condition under the USI Merger Agreement.

On July 21, 2016, Hennessy Capital issued a press release announcing that (i) Trilantic representatives had notified the Company they had decided not to pursue the previously announced equity investment in connection with the USI merger and (ii) the Company was indefinitely postponing its special meeting of stockholders to, among other things, approve the USI Merger Agreement.

In late July and August 2016, representatives from the Company and USI discussed potential alternative forms of financing to satisfy the minimum cash condition and potential changes to the terms of the USI Merger Agreement. By mid-August 2016, although the parties continued to explore alternative forms of financing to finance the Hennessy Capital-USI transaction and discuss potential amendments to the USI Merger Agreement to complete the USI merger in a manner satisfactory to both the Company and the USI stockholders, the parties also expressed a desire to explore other potential business combinations beyond the USI merger. As a result, on August 17, 2016, the Company and USI entered into an amendment to the USI Merger Agreement, pursuant to which the Company and USI agreed to waive the parties’ respective exclusivity obligations under the USI Merger Agreement from August 17, 2016 through September 30, 2016.

Between August 17, 2016 and October 4, 2016, representatives of Hennessy Capital and USI discussed the USI stockholders’ willingness to receive more shares of Hennessy Capital common stock in lieu of cash in the USI merger and various alternative forms of financing, including common and convertible preferred equity security investments, non-convertible preferred equity security investments and incremental debt options. Also during this period, in addition to exploring a business combination with Daseke (as discussed below), Hennessy Capital management re-assessed and evaluated certain potential acquisition targets that it had previously identified prior to the USI Merger Agreement, resulting in a few discussions (but no meaningful engagement with) representatives of such target companies.

On September 14, 2016, representatives of Stifel, Nicolaus & Company, Incorporated (“Stifel”), who were familiar with the Hennessy Capital management team from having served as a financial advisor to Hennessy Capital Acquisition Corp. I in its initial business combination with Blue Bird Corporation, contacted Kevin Charlton, Hennessy Capital’s President and Chief Operating Officer, to discuss an opportunity with a company that could be of interest to Hennessy Capital because the target was considering a SPAC structure and its business was aligned with Hennessy Capital’s investment thesis. Stifel indicated it had a long relationship with the target company and knew the target company’s aspirations of being a public company, as Stifel had been previously engaged as an underwriter in a potential IPO of the target company.

On September 16, 2016, Stifel representatives sent Hennessy Capital a form confidentiality and non-disclosure agreement with respect to the opportunity discussed on the September 14th call that identified Daseke as the potential target company, and on September 17, 2016, Hennessy Capital and Daseke executed the confidentiality and non-disclosure agreement.

On September 18, 2016, Daseke provided Hennessy Capital with access to its virtual data room.

On September 20, 2016, representatives from Hennessy Capital, Stifel and Daseke met in Addison, Texas to further discuss the merits of a potential business combination. At this meeting, Daseke management, including Don R. Daseke, Daseke’s founder, Chairman, President and Chief Executive Officer, and R. Scott Wheeler, Daseke’s Executive Vice President and Chief Financial Officer, gave a presentation regarding Daseke’s business to Daniel J. Hennessy, Chairman and Chief Executive Officer of Hennessy Capital and Messrs. Charlton and Petruska. Among other things, Messrs. Daseke and Wheeler discussed Daseke’s operational strategies, leadership in the open deck industry, customer base, prior acquisitions and future acquisition pipeline.

On September 23, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of a business combination, including introducing the potential Daseke business combination opportunity.

On September 27, 2016, Messrs. Hennessy, Charlton and Petruska had a call with Stifel representatives to further discuss Daseke, Daseke’s industry and the potential business combination opportunity with Daseke.

On September 28, 2016, Messrs. Hennessy, Charlton and Petruska had a conference call with Don R. Daseke and R. Scott Wheeler, during which Hennessy Capital expressed interest in a potential business combination between Hennessy Capital and Daseke.

On September 30, 2016, following discussion of the potential Daseke business combination opportunity with the board of directors on September 23, 2016, Hennessy Capital management submitted an initial non-binding indication of interest (the “September 30 indication of interest”) for a potential business combination with Daseke. The September 30 indication of interest provided for aggregate merger consideration, payable entirely in stock upon closing of the Business Combination to Daseke stockholders of $626 million (subject to certain adjustments set forth therein) and a one-year earn-out of up to 10 million additional shares based on 2017 performance, representing a multiple of 6.5 times Daseke’s estimated fiscal year 2016 Adjusted EBITDA (excluding the earn-out shares). The earn-out provision contemplated by the September 30 indication of interest was based on acquired EBITDA and the multiples Daseke would pay in such acquisitions as compared to Daseke’s eventual public trading multiple. Additionally, the September 30 indication of interest contemplated an equity backstop financing to ensure a sufficient amount of funds following redemptions of any shares of Hennessy Capital common stock to refinance certain existing indebtedness and pay transaction fees and expenses, with the equity backstop financing fully committed prior to publicly announcing the transaction. The September 30 indication of interest also included the terms of the Sponsor Share Forfeiture and a commitment to work with Daseke to create a flexible and low-cost debt capital structure that would allow the company to invest and grow organically and fund add-on acquisitions. Hennessy Capital management was authorized to submit non-binding indications of interest and letters of intent without prior board approval, and therefore did not seek board approval prior to the submission of the September 30 indication of interest.

In arriving at the type and amount of consideration outlined in the September 30 indication of interest, the Hennessy Capital management team considered, among other factors, (i) the higher deal certainty and less execution risk associated with an all-stock merger with no minimum cash requirement (on the amount of funds remaining in trust following redemptions) relative to an all-cash or cash/stock deal (similar to USI merger) with a minimum cash condition; (ii) Daseke’s goal of becoming a publicly traded company and prior IPO process; (iii) the stated intentions of major Daseke stockholders, including Mr. Daseke, to not monetize their ownership stake and instead utilize the public company platform to raise Daseke’s visibility and enhance its capital markets access to grow and deleverage the Daseke business, including using publicly traded stock as additional currency to facilitate accretive acquisitions for the combined company; and (iv) a weighted average of comparable asset-based and asset-light public company multiples based on Daseke’s asset-based/asset-light business mix for 2015.

Also on September 30, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of a business combination. The discussion of a potential business combination with Daseke focused on key due diligence items and terms of the September 30 indication of interest submitted to Daseke.

On October 4, 2016, despite the parties’ efforts to pursue alternative forms of financing and potential amendments to the USI Merger Agreement to complete the USI merger in a manner satisfactory to both the Company and the USI stockholders and determining it was in the parties’ respective best interests to continue exploring alternative business combinations, the Company and USI mutually agreed to terminate the USI Merger Agreement, effective as of October 4, 2016. Pursuant to the terms of the USI Merger Agreement, no termination fee was paid or payable by either party; however, as described further below, the Company remained responsible for reimbursement of certain USI transaction expenses.

On October 5, 2016, Messrs. Charlton and Petruska met with the Daseke management team in Addison, Texas to discuss the September 30 indication of interest.

On October 10, 2016, Messrs. Daseke and Wheeler gave a telephonic presentation regarding Daseke’s business to the Hennessy Capital board of directors and various Hennessy Capital advisors assisting with due diligence. The presentation was substantially the same as the one delivered to Hennessy Capital management on September 20, covering, among other things, Daseke’s operational strategies, market position, customer base and past and potential future acquisitions.

Also on October 10, 2016, Hennessy Capital submitted a revised non-binding letter of intent (the “October 10 letter of intent”) to Daseke. The terms of the October 10 letter of intent were substantially the same as the September 30 indication of interest, except for a few binding provisions such as exclusivity and a waiver of claims against Hennessy Capital’s trust account.

On October 12, 2016, Messrs. Hennessy, Charlton and Petruska met with the Daseke management team in Addison, Texas to discuss the October 10 letter of intent.

Also on October 12, 2016, the Hennessy Capital management team and board of directors met with the Daseke management team and board of directors in Addison, Texas. The Daseke team included all of the operating division presidents and their key direct reports. Hennessy Capital also attended the Daseke team’s quarterly collaboration meeting. Later that evening, the Hennessy Capital management team and board of directors attended a dinner at Mr. Daseke’s home with Daseke’s senior executives and representatives of the Daseke operating companies.

On October 14, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of the potential business combination with Daseke, including discussing the in-person session in Addison, Texas earlier that week and obtaining board approval to retain Stifel as Hennessy Capital’s financial advisor in connection with the Daseke transaction.

On October 14, 2016, Hennessy Capital and representatives of Sidley Austin LLP (“Sidley”) and Ellenoff Grossman & Schole LLP (“EGS”), counsel to Hennessy Capital, and Stifel participated in a call to discuss the terms of the October 10 letter of intent. On the call, the parties discussed potential changes to the earn-out structure contemplated by the September 30 indication of interest.

On October 17, 2016, Hennessy Capital submitted a revised non-binding letter of intent, primarily revising the earn-out structure to better align shareholder and management interests, including revising the earn-out to be based on EBITDA growth versus the acquired EBITDA concept provided in the September 30 indication of interest. The earn-out as proposed consisted of one tranche of up to 10 million shares, payable entirely in 2017, and was based on an annualized Adjusted EBITDA target (giving effect to potential acquisitions) of $140 million for the year ending December 31, 2017.

Also on October 17, 2016, Hennessy Capital entered into a letter agreement with Trilantic, which provided for a payment of a $5 million fee from Trilantic to Hennessy Capital in exchange for the release by the Company of the non-circumvention restrictions contained in the June 22 Trilantic non-circumvention agreement. The letter agreement provided that the $5 million “release fee” would be due and payable to Hennessy Capital only in the event that Trilantic consummated the acquisition of USI, with such fee payable on the closing date of such acquisition.

On October 19, 2016, Hennessy Capital submitted a further revised non-binding letter of intent (the “executed letter of intent”), primarily modifying the earn-out structure to be in three tranches under which Hennessy Capital could issue up to 15 million additional shares of Hennessy Capital common stock (payable in annual increments of up to 5 million shares with respect to 2017, 2018 and 2019 performance) to Daseke stockholders for the achievement of both specified annualized Adjusted EBITDA targets (giving effect to potential acquisitions) and closing share price thresholds for the fiscal years ending December 31, 2017, 2018 and 2019. The executed letter of intent provided for the Closing Merger Consideration of $626 million representing a multiple of 6.6 times Daseke’s estimated fiscal year 2016 Adjusted EBITDA (excluding the earn-out shares). In addition, the executed letter of intent included Hennessy Capital’s commitment to work with Daseke to create a flexible and low-cost debt capital structure that would allow the company to invest and grow organically and fund add-on acquisitions, which may involve obtaining binding debt commitments prior to public announcement of the Daseke transaction.

Later on October 19, 2016, Hennessy Capital and Daseke executed the executed letter of intent and agreed to enter into mutually exclusive negotiations to negotiate the terms of definitive transaction agreements for a period continuing until December 31, 2016, with optional extensions thereafter. As such, Hennessy Capital agreed to not discuss, solicit or negotiate a letter of intent or similar offer or agreement other than the proposed transaction with Daseke, and Daseke agreed to not entertain, solicit or negotiate other offers for alternative transactions.

Between October 20, 2016 and December 22, 2016, Hennessy Capital and its advisors continued to conduct business, financial, legal and accounting due diligence with Daseke and its advisors, and representatives and advisors of Daseke and Hennessy Capital negotiated the terms of the definitive transaction agreements.

On October 20, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of the potential business combination with Daseke, including the executed letter of intent, the earn-out structure and management’s and its advisors’ due diligence efforts.

On October 24, 2016, Mr. Charlton met with the Daseke team in Addison, Texas to perform a detailed review of Daseke’s acquisition pipeline.

On October 25, 2016, Hennessy Capital and Daseke and their representatives participated in an organizational call to discuss various workstreams, including preparation of the definitive transaction agreements, Hennessy Capital’s preliminary proxy statement and equity and debt financing documents, the transaction process and the anticipated timeline with respect to the potential transaction.

On October 26, 2016, Messrs. Charlton and Petruska held a conference call with Mr. Wheeler and John Michell, Director of Finance at Daseke, to discuss potential debt financing as contemplated in the executed letter of intent. At this meeting, the parties discussed the goals of the debt financing, potential structures, debt financing sources the parties had previously worked with and financing provided in comparable prior business combinations. Hennessy Capital and Daseke agreed that the goals of the debt financing were to raise a sufficient amount of fully committed new debt to refinance Daseke’s existing credit facilities upon closing of the Business Combination and to secure a significant acquisition line of credit to finance future acquisitions. The parties discussed various debt financing structures at the meeting and on subsequent occasions, including, without limitation, an asset-based loan or “ABL”, ABL  plus a debt piece not connected to the assets of Daseke, a “stretch” ABL, an ABL with a second lien component, a term loan A, a term loan B and a unitranche debt structure.

On October 27, 2016, representatives from Hennessy Capital and Daseke had an organizational call with BDO USA, LLP (“BDO”) regarding conducting detailed accounting, quality of earnings, tax and IT due diligence.

On October 28, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of a business combination with Daseke, including reviewing potential fairness opinion engagement proposals. The board directed management to negotiate an engagement letter with Valuation Research Corporation to render the fairness opinion.

On October 31, 2016, Hennessy Capital and Daseke began their outreach to potential lenders for the debt financing.

On November 1, 2016, Messrs. Charlton and Petruska held a conference call with Messrs. Wheeler and Michell to discuss Daseke’s 2016 year-to-date performance and full-year forecast.

On November 4, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of the potential business combination with Daseke, including a process and due diligence update and a discussion of Daseke’s 2016 year-to-date performance and full-year forecast.

During the week of November 7, 2016, representatives of BDO spent a full week at Daseke’s Addison, Texas headquarters conducting detailed accounting, quality of earnings, tax and IT due diligence.

On November 9, 2016, Messrs. Hennessy, Charlton and Petruska met with Daseke management and were joined by Hennessy Capital’s advisors Boston Consulting Group (BCG) and BDO to discuss Daseke’s 2016 year-to-date performance and 2016 and 2017 full-year forecasts.

On November 13, 2016, Sidley sent an initial draft of the Merger Agreement to Daseke’s legal counsel, Vinson & Elkins LLP (“V&E”), based on the terms of the executed letter of intent.

On November 15, 2016, Messrs. Charlton and Petruska met with potential lenders in New York City regarding potential debt financing for the Business Combination.

On November 16, 2016, Hennessy Capital entered into an engagement letter with VRC to provide an opinion to the board of directors of Hennessy Capital in connection with Hennessy Capital’s proposed acquisition of Daseke with respect to the fairness, from a financial point of view, to Hennessy Capital of the consideration to be paid by Hennessy Capital in such transaction.

On November 17, 2016, representatives of BCG reviewed for Hennessy Capital’s board of directors the final results of its commercial due diligence review.

On November 17, 2016, representatives of Hennessy Capital, including Stifel, Sidley, EGS and WithumSmith+Brown, PC (“WSB”), Hennessy Capital’s auditors, and Daseke, including V&E and Grant Thornton LLP, Daseke’s auditors, participated in an organizational conference call to discuss the preparation of Hennessy Capital’s proxy statement.

On November 18, 2016, Hennessy Capital management provided a telephonic update to its board of directors, primarily to discuss valuation of Daseke with respect to the anticipated full-year Daseke financial performance and future outlook of the business.

Between November 18 and December 12, 2016, Hennessy Capital management was in regular communication with its board of directors regarding the status of the Business Combination and negotiation of the terms of the definitive transaction agreements.

By November 22, 2016, Hennessy Capital had received initial term sheets from BMO, Credit Suisse, UBS and Wells Fargo, amongst others, for potential debt financing for the Business Combination.

On November 23, 2016, Hennessy Capital, Daseke and Stifel held a telephonic meeting to discuss the lender term sheets that had been previously provided.

During the weeks of November 28, 2016 and December 5, 2016, representatives of Hennessy Capital held preliminary in-person confidential outreach meetings with potential investors to introduce the Daseke opportunity and to gauge interest in making a convertible preferred or backstop equity investment in a potential transaction. The potential investors expressed interest in participating in a potential transaction with Hennessy Capital involving Daseke and in performing more detailed due diligence on Daseke.

On December 6, 2016, Hennessy Capital received an initial draft of a commitment letter from Credit Suisse and UBS for potential acquisition financing.

On December 9, 2016, Hennessy Capital and Daseke and their representatives and advisors held a proxy statement update call.

Also on December 9, 2016, Hennessy Capital had a conference call with Stifel regarding the Backstop Commitment process and initial equity investor feedback it had received.

Also on December 9, 2016, V&E sent a revised draft of the Merger Agreement to Sidley, which reflected certain key terms of the agreement, including the tax-free treatment of the Merger, changes to certain representations and warranties and covenants and additional provisions detailing the terms of the Debt Financing.

Between December 9, 2016 and December 22, 2016, representatives of Hennessy Capital and Daseke and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including with respect to representations and covenants, the components and determination of the merger consideration, registration rights, Preferred Financing and Backstop Commitments, and corresponded regarding and held telephonic drafting sessions to review the draft Hennessy Capital proxy statement.

On December 11, 2016, V&E sent a further revised draft of the Merger Agreement to Sidley, which reflected certain key terms of the agreement, including changes to certain representations and warranties and operating covenants.

On December 12, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the status of the potential business combination with Daseke, including the status of debt financing, Backstop Commitments and an overview of the due diligence process and the expected timeline to closing.

On December 13, 2016, Sidley circulated an initial draft of the draft proxy statement to Hennessy Capital, Daseke and their respective representatives.

From December 13 through December 22, 2016, Hennessy Capital and Daseke and their representatives continued to correspond regarding updates to the Hennessy Capital proxy statement.

On December 14, 2016, Sidley sent a revised draft of the Merger Agreement to V&E. Later that day, Sidley sent a further revised draft of the Merger Agreement to V&E.

On December 16, 2016, Hennessy Capital management provided a telephonic update to its board of directors on the potential Daseke business combination, including the status of the debt and equity financing discussions, the anticipated transaction timeline and the Merger Agreement and an update on due diligence matters, among other items.

Also on December 16, 2016, Hennessy Capital entered into a settlement agreement with USI (the “USI Settlement Agreement”) which provided for, among other things, the reimbursement by Hennessy Capital of approximately $1.5 million of USI’s expenses incurred in connection with the preparation of the proxy statement relating to the USI Merger Agreement that was terminated on October 4, 2016. The USI Settlement Agreement provided that, upon consummation of Trilantic’s acquisition of USI, the approximately $1.5 million of such expenses would be reimbursed directly by Trilantic, with the remaining approximately $3.5 million net “release fee” paid by Trilantic to Hennessy Capital pursuant to the October 17 letter agreement with Trilantic.

On December 19, 2016, Sidley distributed a revised draft of the preliminary proxy statement to Hennessy Capital, Daseke and their respective representatives.

On the morning of December 19, 2016, Hennessy Capital’s board of directors met telephonically to discuss the status of the proposed business combination with Daseke, including the status of the Merger Agreement, the Debt Financing and the Backstop Commitment and Preferred Financing. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS and VRC. Thereafter, VRC provided a presentation regarding its opinion to Hennessy Capital’s board of directors detailing the various assumptions made, matters considered and limitations to be described in its written opinion, that the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital, and that the fair market value of Daseke was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). Representatives from Sidley then discussed proposed resolutions regarding the approval of the definitive Merger Agreement. The board of directors then scheduled a call for the next afternoon to discuss the status of the Business Combination, any updates to the materials discussed and to approve the merger with Daseke.

On December 20, 2016, Hennessy Capital’s board of directors met telephonically to approve the merger with Daseke including the approval of the definitive Merger Agreement. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS and VRC. Thereafter, VRC provided its oral opinion, subsequently confirmed in writing, to Hennessy Capital’s board of directors to the effect that, as of December 20, 2016, and subject to the various assumptions made, matters considered and limitations described in its written opinion, the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital, and the fair market value of Daseke was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). After considering the proposed terms of the Merger Agreement and other related transaction agreements and the various presentations of Hennessy Capital’s management and VRC, including receipt of VRC’s oral opinion, and taking into account the other factors described below under the caption “Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination,” Hennessy Capital’s Board of directors unanimously approved the Merger Agreement and related agreements and determined that it was advisable and in the best interests of Hennessy Capital to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, directed that the Merger Agreement and the other proposals described in this proxy statement be submitted to Hennessy Capital’s stockholders for approval and adoption, and recommended that Hennessy Capital’s stockholders approve and adopt the Merger Agreement and such other proposals.

On December 22, 2016, VRC reaffirmed and reissued its opinion to Hennessy Capital’s board of directors.

Later on December 22, 2016, Hennessy Capital entered into the Backstop and Commitment Agreements for the Backstop Commitment and the Preferred Subscription Agreements for the Preferred Financing with certain institutional accredited investors for an aggregate committed amount of $100 million and entered into the debt commitment letter with Credit Suisse and UBS for an aggregate committed amount of $350 million. Also on December 22, 2016, Hennessy Capital and Daseke entered into the Merger Agreement and the debt commitment letter was executed.

Also on December 22, 2016, a press release was issued announcing the execution of the Merger Agreement and the Business Combination and shortly thereafter Hennessy Capital filed with the SEC Current Report on Form 8-K attaching the press release and investor presentation.

During the morning of December 23, 2016, Hennessy Capital and Daseke held a joint investor call to discuss the Business Combination and Daseke’s business.

On January 5, 2017, Trilantic completed its acquisition of USI and paid to Hennessy Capital the approximately $3.5 million net “release fee” due pursuant to the October 17 letter agreement, which Hennessy Capital promptly applied toward the payment of certain accrued but unpaid fees and expenses incurred by the Company in connection with the USI transaction.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Merger Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of Hennessy Capital and its stockholders, Hennessy Capital’s board of directors reviewed the results of its and management’s due diligence, which included:

•         research on comparable companies and transactions within the diversified industrial manufacturing, distribution and services sectors in the United States;

•         research on comparable companies and transactions within the transportation and logistics sectors in the United States;

•         research on the transportation and logistics sectors within the United States including industry trends, cycles and other industry factors;

•         research on shipping industry trends, cycles, operating cost projections, prospects for United States industrial production and other industry factors;

•         extensive meetings and calls with Daseke’s management team and its representatives regarding Daseke’s operations and services, major customers and financial prospects, among other typical due diligence matters;

•         a visit by Hennessy Capital’s board of directors to Daseke’s headquarters in Addison, Texas in which the board of directors participated in Daseke’s quarterly collaboration event and engaged in communication relating to strategic review with the Daseke management team, including all of the operating division presidents, and board of directors;

•         personal visits by Hennessy Capital’s management to Daseke’s headquarters in Addison, Texas and Daseke’s facilities in Birmingham, Alabama, as well as attendance by Hennessy Capital’s management at Daseke’s annual shippers’ conference in Birmingham where management met with a cross-section of Daseke’s customers and Daseke’s operating company presidents;

•         extensive analysis of Daseke’s acquisition pipeline, prospects and strategy;

•         review of commercial due diligence, including an extensive review by a leading management consulting firm that conducted interviews or surveys of over 200 industry participants, including customers and competitors, as well as extensive communication with Daseke’s operating company presidents;

•         review of Daseke’s material contracts, environmental matters, intellectual property matters, labor matters and other legal due diligence;

•         consultation with Hennessy Capital’s management and legal and financial advisors and industry experts;

•         the results of information technology, operational and performance improvement, financial, tax, legal, environmental, risk and insurance, employee benefits and accounting due diligence; and

•         creation of two independent five-year financial scenarios in consultation with management of Daseke, one of which shows Daseke’s standalone financial performance and the other of which contemplates an acquisition case scenario and was based on Hennessy Capital’s due diligence of Daseke and extrapolations from Daseke’s financial forecasts for the years ending December 31, 2016 and 2017 and which shows financial performance assuming Daseke’s Adjusted EBITDA thresholds were met to achieve the earn-out for the years ending December 31, 2017, 2018 and 2019, among other assumption described below in “—Certain Company Projected Financial Information,” and on which we based our projections included below in this proxy statement.

Hennessy Capital’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Hennessy Capital’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Hennessy Capital’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•         Middle-Market Businesses. We will seek to acquire one or more businesses with an aggregate enterprise value of approximately $500 million to $1 billion and an EBITDA of $50 million to over $100 million, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe that the middle market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history. This segment is where we believe we have the strongest network to identify the greatest number of attractive opportunities. We are targeting more sizable businesses than Hennessy Capital Acquisition Corp., the first SPAC formed by Mr. Hennessy, as we believe the larger market capitalization and public float of the resulting company will be more attractive to our investors.

•         Established Companies with Proven Track Records. We will seek to acquire one or more established companies with consistent historical financial performance. We will typically focus on companies with a history of strong operating and financial results and strong fundamentals. We do not intend to acquire start-up companies or companies with recurring negative free cash flow.

•         Companies with Proven Revenue and Earnings Growth or Potential for Revenue and Earnings Growth. We will seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, synergistic add-on acquisitions, new product markets and geographies, increased production capacity, expense reduction and increased operating leverage.

•         Companies with, or with the Potential for, Strong Free Cash Flow Generation. We will seek to acquire one or more businesses that already have, or have the potential to generate, consistent, stable and increasing free cash flow. We will focus on one or more businesses that have predictable revenue streams.

•         Strong Competitive Position. We intend to focus on acquisition targets that have a leading, growing or niche market position in their respective industries. We will analyze the strengths and weaknesses of target businesses relative to their competitors. We will seek to acquire one or more businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability.

•         Experienced Management Team. We will seek to acquire one or more businesses with a complete, experienced management team that provides a platform for us to further develop the acquired business’s management capabilities. We will seek to partner with a potential target’s management team and expect that the operating and financial abilities of our executive team and board will complement their own capabilities.

•         Sectors Exhibiting Secular Growth or with Potential for Cyclical Uptick. We intend to focus on acquisition targets in sectors which exhibit positive secular growth or potential for near-term cyclical uptick. We plan to identify sectors that have demonstrated strong positive growth in recent years, possess drivers for continued growth and are strategically positioned to benefit from upswings in their respective industry cycles.

•         Benefit from Being a Public Company. We intend to acquire one or more businesses that will benefit from being publicly traded and can effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

In considering the Business Combination, Hennessy Capital’s board of directors concluded that Daseke substantially met the above criteria. In particular, the Hennessy Capital board considered the following positive factors, although not weighted or presented in any order of significance:

•         Leading Middle-Market Business at Attractive Valuation.  Daseke is a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, was one of the fastest-growing companies in 2015. Through its acquisition of nine operating companies, Daseke believes it has become the largest owner of open deck equipment and the second largest provider of open deck transportation and logistics solutions by revenue in North America. From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a compound annual growth rate (“CAGR”) of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%. We believe the Total Merger Consideration reflects an estimated enterprise value (estimated market value, plus debt, less cash) of $702 million, which represents 7.9 times the midpoint of Daseke’s 2016 projected Adjusted EBITDA range of $89 million and 7.0 times the midpoint of Daseke’s 2017 projected Adjusted EBITDA range of $100 million. We regard this as an attractive discount to valuation multiples applicable to comparable transportation and logistics companies.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing industrial manufacturing, distribution and services companies and have significant experience in Daseke’s served end-markets. Hennessy Capital management believes it will be able to provide Daseke with a comprehensive network of resources to support human capital, performance improvement, strategic growth and capital markets initiatives. Hennessy Capital management has an established track record of executing acquisition and consolidation focused strategies. Since beginning its operations in 2009, Daseke has established a track record of growing its business both organically and through strategic and complementary acquisitions, having successfully completed the acquisition and integration of nine companies during such period. We believe that Daseke, under new public ownership, will be able to access more efficient capital to provide currency for its consolidation strategy to further increase revenues and shareholder value.

•         Proven Track Record and Strong Management Team. Daseke is led by a highly experienced management team that has transformed Daseke’s business to become what it believes to be the largest owner of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America. Mr. Daseke founded Daseke in 2008 and he and Daseke’s management team have grown Daseke into a leading provider of open deck transportation and logistics solutions that is able to provide substantial capacity to nationwide shippers. Further, averaging over 28 years of service at their respective companies, Daseke’s operating companies’ presidents have significant experience in managing their businesses through a full range of business and market conditions. Daseke’s track record enables it to develop strong customer relationships through consistent customer focus and service. Key management at the corporate level and at Daseke’s operating companies are meaningful stockholders in Daseke and, upon consummation of the Business Combination, are expected to own more than 50% of the combined company’s common stock (subject to certain assumptions described elsewhere in this proxy statement). Such persons will not be selling any shares in connection with the Business Combination. Mr. Daseke has agreed to a three-year lock-up period (excluding 10% of such shares held by Mr. Daseke which may be donated to charities or educational institutions and which will be subject to a 180-day lock-up period from the transfer date) while key management personnel have each agreed to a 180-day lock-up agreement relating to the shares they will receive in the Business Combination. This continued, meaningful ownership stake closely aligns the interests of management with those of Daseke, the combined company and its other stockholders. Furthermore, pursuant to the Merger Agreement, management and Daseke’s other stockholders will be entitled to an earn-out of up to an additional 15 million shares of the combined company’s common stock (in three equal tranches) if both specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets over the next three years are achieved, which further aligns their incentives to maximize returns for the combined company and its other stockholders.

•         Attractive Margins and Cash Flow Generation. In the year ended December 31, 2015, Daseke generated $97 million of Adjusted EBITDA, a 14.3% Adjusted EBITDA margin and $30 million of free cash flow as compared to $3 million of free cash flow in 2013. Daseke expects its free cash flow to increase to approximately $53–56 million in 2016 as compared to $30 million in 2015, despite an expected decline in Adjusted EBITDA over the same period, and as compared to $(0.3) million in 2014 and $3 million in 2013. Daseke operates an “asset right” business model that combines strategic equipment ownership with complementary asset-light operations, which maximizes scale, growth, flexibility and profitability. Asset-based operations are higher margin and have the benefit of providing shippers with certainty of delivery and continuity of operations and is often a customer requirement. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. By utilizing a balanced “asset right” operating model, Daseke believes it is able to maximize the flexibility of its capital spending and cost structure in response to demand fluctuations, thereby enhancing its cash flows and margin stability across a range of operating environments. Daseke also operates a modern fleet and employs sophisticated truck technology that enhances its operational efficiencies and enables it to consistently deliver high-quality services. Daseke’s company-owned fleet has an average age of approximately two years, which compares favorably to the industry average of over 5.5 years for active fleets. Daseke believes its modern fleet lowers maintenance costs, improves fuel mileage, contributes to better customer service, assists with driver retention and provides flexibility to manage capital expenditures as warranted by economic conditions without negatively affecting the business.

•         Strong Competitive Position.  Daseke believes it is the largest owner of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America. Daseke offers an extensive suite of complex and time-sensitive solutions with a strategic focus on delivering high-quality, value-added open deck transportation services. Daseke believes its leading market position is a direct result of its commitment to providing value-added open deck transportation and logistics solutions safely, promptly, reliably and consistently to meet its customers’ dynamic shipping needs. Daseke believes its scale, specialized expertise and infrastructure provide it with key advantages relative to its smaller and predominately regionally-focused competitors.

•         Opportunity for Significant Revenue and Earnings Growth. From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a CAGR of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%. We believe Daseke will continue to grow organically by further penetrating existing customers, expanding its customer base and developing and expanding its cross-selling efforts. Daseke also aims to continue to opportunistically acquire high-quality open deck, heavy-haul businesses that meet its stringent acquisition criteria. Since its inception, Daseke has successfully acquired and integrated nine high-quality companies at an average multiple of 4.9x the acquired companies’ trailing 12 months Adjusted EBITDA. Daseke follows a disciplined strategy for identifying and completing acquisitions and targets companies with strong and dedicated management teams who are leaders in the open deck industry and willing to remain as part of the company post-acquisition, long-term proven track records of financial performance, attractive geographic coverage, high-quality, additive customer bases and strong cultural fit. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years. Within 24 months after being acquired by Daseke, although average net income significantly declined, Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average. Daseke is able to leverage its scale to provide each of its operating companies with cost-savings (e.g., through joint-purchasing of items such as fuel, insurance, equipment and tires), access to broader capacity, a deeper knowledge base, cross-selling opportunities and additional capital post-acquisition to enhance growth. We believe that Daseke, under new public ownership, will be able to access more efficient capital to provide currency for its consolidation strategy to further increase revenues and shareholder value.

•         Financial Terms of the Merger Agreement. Our board of directors considered the fact that the Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock, and also noted that the value of our common stock to be paid to Daseke’s common stockholders upon consummation of the Business Combination could be significantly more or less than the $10.00 implied value per share immediately prior to the announcement of the entry into the Merger Agreement based on any fluctuations in the market price of Hennessy Capital’s common stock. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of Total Merger Consideration to be paid in the Business Combination and also noted that, pursuant to the Merger Agreement, management and Daseke’s other stockholders will be entitled to an earn-out of up to an additional 15 million shares of the combined company’s common stock (in three equal tranches) if specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets over the next three years are achieved, which further aligns their incentives to maximize returns for the combined company and its other stockholders.

•         Other Terms and Conditions of the Merger Agreement. Our board of directors considered the other terms and conditions of the Merger Agreement, including the nature and scope of the closing conditions, the likelihood of obtaining any necessary regulatory approvals and the registration rights given to Daseke stockholders. Our board of directors also noted that there is no condition in the Merger Agreement requiring a minimum amount of cash remaining in our trust account after redemptions because of the $100.0 million in gross proceeds from the expected Preferred Financing and Backstop Commitment, which we believe reduces the risk that the Business Combination will fail to close. Further, our board of directors took note of the fact that Mr. Daseke agreed to a three-year lock-up period (excluding 10% of such shares held by Mr. Daseke which may be donated to charities or  educational institutions and which will be subject to a 180-day lock-up period from the transfer date) while key management personnel have each agreed to a 180-day lock-up agreement relating to the shares they will receive in the Business Combination.

•         Pro Forma Ownership. Our board of directors took note of the fact that following completion of the Business Combination and assuming redemptions of approximately 33% of our outstanding public shares, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 38.3% of the Company, and Daseke’s stockholders will own approximately 61.7% of our outstanding common stock.

•         Opinion of Hennessy Capital’s Financial Advisor. Our board of directors considered the financial analyses reviewed and discussed with our board of directors by representatives of VRC on December 19 and 20, 2016, as well as the oral opinion of VRC rendered to our board of directors on December 20, 2016 (which was subsequently confirmed in writing by delivery of a written opinion and reaffirmed and reissued as of December 22, 2016 dated the same date) that, as of December 22, 2016 and subject to the various assumptions made, matters considered and limitations described in its written opinion, (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital, and (ii) the fair market value of Daseke was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). See “— Description of Fairness Opinion of VRC.” The full text of the VRC opinion is attached to this proxy statement as Annex B.

Hennessy Capital’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or presented in any order of significance:

•         the risk that the announcement of the transactions and potential diversion of Daseke’s management and employee attention may adversely affect Daseke’s ability to retain current customers and bid for and secure new customer contracts and the risk that the transaction may distract Daseke’s management and employees from time spent managing the business;

•         the risk that certain key employees and customers of Daseke might not choose to remain with the Company;

•         the fact that existing Hennessy Capital stockholders are expected to no longer hold majority voting control of Hennessy Capital upon the consummation of the Business Combination;

•         the risks and costs to Daseke if the Business Combination is not completed, including potential employee attrition and the potential effect on business and customer relationships;

•         the risks associated with Daseke’s dependence on the broader state of the U.S. industrial economy and the freight business and the potential challenges facing the general U.S. economy;

•         the risks associated with the cyclicality of Daseke’s business and the risks associated with changes in general and local economic conditions which are out of Daseke’s control;

•         the risks associated with the transportation industry in general, including general economic conditions affecting the level of spending by consumers and cyclicality;

•         the risk associated with macroeconomic uncertainty and the effects it could have on Daseke’s revenues;

•         the risk of competition in the industry, including the potential for new entrants and new modes of transportation gaining market share;

•         the risk that Daseke’s obligations associated with being a public reporting company will require significant resources and management attention and Daseke will need to hire additional personnel;

•         the risk that Daseke may be unable to successfully acquire and integrate other businesses and the risk that such acquisitions could divert the attention of Daseke management;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Hennessy Capital stockholders;

•         the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with its terms or at all;

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in our trust account to an amount below $5,000,001, the minimum required to consummate the Business Combination (pursuant to the requirement that we have $5,000,001 in net tangible assets upon closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash), which our board concluded was remote because (i) we expect to execute the Preferred Financing and the Backstop Commitments totaling $100.0 million in gross proceeds, and (ii) the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants, which would likely be worthless if the Business Combination is not completed;

•         the inability to maintain the listing of the Hennessy Capital’s common stock on NASDAQ prior to or following the Business Combination;

•         the pro forma leverage of the Company after giving effect to the Debt Financing and the entry into the ABL Facility;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•         the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “— Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of our outstanding common stock.

Our board of directors concluded that these risks could be managed or mitigated by Hennessy Capital or were unlikely to have a material impact on the Business Combination or Hennessy Capital, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Hennessy Capital and its stockholders. The Hennessy Capital board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Hennessy Capital board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Satisfaction of 80% Test

It is a requirement under Hennessy Capital’s amended and restated certificate of incorporation that any business acquired by Hennessy Capital have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Hennessy Capital board of directors adopted the financial analysis reviewed by Valuation Research Corporation, an independent valuation firm (“VRC”) with the Hennessy Capital board of directors, and the opinion of VRC to the Hennessy Capital board of directors as to whether, as of the date of the opinion, and subject to the various assumptions made, matters considered and limitations described in its written opinion, the fair market value of Daseke was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of Valuation Research Corporation

Pursuant to an engagement letter dated as of November 16, 2016, we retained VRC to render an opinion (the “Opinion”) as to whether: (i) the consideration to be paid by Hennessy

Capital in the Business Combination is fair from a financial point of view to Hennessy Capital and (ii) as of the date of the Opinion, the fair market value of Daseke is at least 80% of the amount of assets held by Hennessy Capital in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). On December 20, 2016 (and as reaffirmed and reissued on December 22, 2016), VRC rendered the Opinion to our board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the Opinion, (i) the consideration to be paid by Hennessy Capital in the Business Combination is fair from a financial point of view to Hennessy Capital and (ii) the fair market value of Daseke is at least 80% of the amount of funds held by Hennessy Capital in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

In selecting VRC, our board of directors considered, among other things, the fact that VRC is a reputable global valuation firm with substantial experience a in providing valuation advisory services.

The full text of the Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the Opinion, is attached hereto as Annex B and is incorporated into this proxy statement by reference. The summary of the Opinion set forth below is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications upon the review undertaken by VRC in connection with such Opinion. VRC’s Opinion was approved by its fairness committee. VRC provided the Opinion for the information of Hennessy Capital’s board of directors in connection with and for the purpose of the evaluation of the Business Combination and such Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting. The consideration to be paid in the Business Combination was determined in negotiations between Hennessy Capital and Daseke and the decision to approve and recommend the Business Combination was made independently by Hennessy Capital’s board of directors.

In arriving at its opinion, VRC has:

•         reviewed audited annual financial statements of Daseke and its predecessors for the fiscal years December 31, 2013 through December 31, 2015;

•         reviewed quarterly financial statements of Daseke and its predecessors for the quarters ended March 31, 2013 through September 30, 2016;

•         reviewed public filings for Hennessy Capital, including the final prospectus dated July 22, 2015;

•         reviewed draft financial diligence report on Daseke by BDO USA, LLP dated November 18, 2016;

•         reviewed draft Merger Agreement received on December 17, 2016 (the “Draft Merger Agreement”);

•         reviewed draft term sheets for the proposed business combination received in Daseke’s Investor Presentation dated on December 5, 2016;

•         reviewed certain historical and projected financial and operating information relating to Daseke’s business, earnings, assets, liabilities and prospects of Hennessy Capital and Daseke, including, without limitation, the projections model, as prepared by Hennessy Capital, of Daseke;

•         conducted discussions with members of senior management of Hennessy Capital and Daseke concerning their view of Daseke’s operations, financial condition and prospects (including potential acquisitions) on a stand-alone basis and as a part of Hennessy Capital;

•         reviewed certain financial and stock market information for selected publicly traded companies that VRC deemed to be relevant;

•         reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in Daseke’s industry which VRC deemed to be relevant;

•         performed discounted cash flow analyses for Daseke based on projections provided by Hennessy Capital;

•         compared the fair value of Daseke implied by the various financial analyses VRC conducted to the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

•         analyzed selected macroeconomic and other commercial factors which VRC deemed to be relevant to Daseke’s industry and prospects;

•         performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports and materials as VRC deemed appropriate;

•         reviewed the industry in which Daseke operates and had telephonic discussions with certain members of Hennessy Capital’s management team with respect to the past, present, and future operating and financial conditions of Daseke, among other subjects;

•         developed indications of value for the assets sold under the Business Combination using generally accepted valuation methodologies; and

•         conducted such other reviews, analyses, inquiries and considered such other economic, industry, market, financial and other information and data deemed appropriate by VRC.

In rendering the Opinion, VRC conducted such reviews, analyses, and inquiries and considered such information, data and other material as are customary for engagements of this type and as were necessary and appropriate based on the facts and circumstances of the assignment. In conducting its reviews and analyses, and as a basis for arriving at its conclusions, VRC utilized methodologies, procedures and considerations deemed relevant and customary under the circumstances. VRC also considered its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a valuation advisor in general.

In rendering the Opinion, VRC assumed and relied upon, without independent verification or independent appraisal, the accuracy and completeness of all information and data concerning the Business Combination provided by Hennessy Capital (the “Information”), and all other information, data and other material (including, without limitation, financial forecasts and projections) furnished or otherwise made available to VRC hereunder, discussed with or reviewed by VRC, or publicly available, and VRC did not assume any responsibility for independently verifying such Information or other information, data or other material (in accordance with reasonable industry practice). In addition, VRC assumed and relied upon, without independent verification, any financial forecasts and projections provided to VRC and that such financial forecasts and projections were reasonably and prudently prepared in good faith and based upon assumptions that are reasonable. VRC has further assumed that any Information provided does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

VRC assumed all procedures required by law to be taken in connection with the Business Combination had been, or will be, duly, validly and timely taken and that the Business Combination will be consummated in a manner that complies with all material applicable laws and regulations. VRC also assumed that the Business Combination would be consummated in a timely manner in accordance with the terms and conditions set forth in the Draft Merger Agreement and other documents provided to VRC, that Hennessy Capital would be in compliance in all material respects with any and all applicable laws, rules or regulations of any and all legal or regulatory authorities and that the Business Combination will be consummated in a manner that complies in all material respects with any and all applicable laws, rules and regulations of any and all legal or regulatory authorities.

VRC did not make any independent evaluation of Hennessy Capital’s or Daseke’s solvency or creditworthiness, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Hennessy Capital or Daseke. VRC does not express any opinion regarding the liquidation value of any entity. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Hennessy Capital or Daseke is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hennessy Capital or Daseke is or may be a party or may be subject.

The summary set forth below does not purport to be a complete description of the analyses performed by VRC, but describes, in summary form, the material elements of the presentation that VRC made to our board of directors on December 20, 2016, in connection with the Opinion. In accordance with customary practice, VRC employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by VRC in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses VRC employed in reaching its conclusions.

None of the analyses performed by VRC were assigned a greater significance by VRC than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by VRC. The summary text describing each financial analysis does not constitute a complete description of VRC’s financial analyses, including the methodologies and assumptions underlying the analyses and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by VRC. The summary text set forth below does not represent and should not be viewed by you as constituting conclusions reached by VRC with respect to any of the analyses performed by it in connection with its Opinion. Rather, VRC made its determination as to the fairness of the consideration to be paid by Hennessy Capital in the Business Combination, from a financial point of view, to Hennessy Capital on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by VRC in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before December 20, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, VRC used three primary methodologies: selected public companies analysis selected precedent transactions analysis, and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Daseke or the Business Combination, and all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. VRC used these analyses to determine the impact of various operating metrics on the implied enterprise value of Daseke. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by VRC collectively and not individually. In delivering its Opinion to our board of directors, VRC utilized the financial projections and estimates regarding Daseke as prepared by Hennessy Capital and supplied to Daseke by Hennessy Capital.

Adjusted Acquisition Price

In connection with the Opinion, VRC estimated the adjusted acquisition price (the “Adjusted Acquisition Price”). The Adjusted Acquisition Price equals the Closing Merger Consideration plus the Earn-Out Consideration (“Adjusted Earn-Out Value”) both without acquisitions (the “Without Acquisitions Scenario”) and with acquisitions (the “With Acquisitions Scenario”). In the Without Acquisitions Scenario, VRC, at the instruction of Hennessy Capital, assumed that the Adjusted Earn-Out Value was zero. In the With Acquisitions Scenario, VRC estimated the Adjusted Earn-Out Value of the 15 million shares of common stock that would be issued as earn-out shares (the “Earn-Out Shares”). The Earn-Out Shares only have value if certain Adjusted EBITDA and share price targets are met.

In VRC’s With Acquisitions Scenario analysis, Daseke’s Adjusted EBITDA projections were discounted back to the valuation date using the appropriate risk adjusted rate which is approximated by the company-specific weighted average cost of capital (“WACC”) which was estimated to be 9.0% to determine the Adjusted Earn-Out Value. The discounted Adjusted EBITDA amounts were then simulated forward using data from the observed companies listed below. The stock price was also simulated in a correlated (with Adjusted EBITDA) simulation framework and with corresponding equity volatility. Volatility inputs are presented below.

EBITDA/Stock correlation is estimated as the historical correlation between stock price returns and EBITDA returns for comparable companies. VRC reviewed the correlation between EBITDA and earnings release dates for the following companies:

•         J.B. Hunt Transport Services, Inc.

•         Landstar Systems, Inc.

•         Forward Air Corporation

•         Hub Group, Inc.

•         Celadron Group, Inc.,

•         Old Dominion Freight Line, Inc.

•         Knight Transportation, Inc.

•         Werner Enterprises, Inc.

•         Heartland Express, Inc.

•         Marten Transport, Ltd

•         Covenant Transportation Group, Inc.

•         USA Truck, Inc.

At each earn-out date and for each simulation path, the Earn-Out Consideration is estimated according to the earn-out provisions contained in the Merger Agreement and based on the market condition, Adjusted EBITDA level and stock price level. The Adjusted Earn-Out Value is the average discounted Earn-Out Consideration across all simulation paths. Both simulations (EBITDA and stock price) are performed using standard valuation simulation techniques. The 25th percentile, median, average, and 75th percentile correlation between EBITDA and stock price for the observed companies were 22.7%, 40.8%, 40.6%, and 48.3%, respectively.

Correlation between EBITDA and stock price as of the earnings release dates[1]
J.B. Hunt Transport Services, Inc.	52.7%	25 Percentile	22.7%
Landstar System, Inc.	22.2%	Median	40.8%
Forward Air Corporation	39.1%	Average	40.6%
Hub Group, Inc.	59.4%	75 Percentile	48.3%
Celadon Group, Inc.	44.2%
Old Dominion Freight Line, Inc.	34.4%	Selected Correlation	40.0%[2]
Knight Transportation, Inc.	22.8%	Low Correlation	25.0%[2]
Werner Enterprises, Inc.	15.3%	High Correlation	50.0%[2]
Heartland Express, Inc.	46.9%
Marten Transport, Ltd.	22.0%
Covenant Transportation Group, Inc.	42.5%
USA Truck, Inc.	86.2%

____________

1.            Only the companies with sufficient number of observations (annual observations for return on stock price versus return on EBITDA) were selected. The observations were on an annual basis to avoid any autocorrelation for EBITDA returns.

2.            The low and high correlations are selected as the 25 percentile and 75 percentile of the correlation range, on a rounded basis.

The minimum and maximum fair values were selected from four scenarios to correspond to EBITDA/Stock Correlation of 25.0 percent and asset volatility of 30.0 percent. The maximum fair value corresponds to an EBITDA/Stock Correlation of 50.0 percent and Asset Volatility of 37.5 percent.

The Adjusted Earn-Out Value for the Without Acquisitions Scenario was assumed by be zero based upon discussions with and directions from Hennessy Capital management. Hennessy Capital management believes that without acquisitions, Daseke will be unable to meet the earn-out target where the Earn-Out Shares have any value.

The Adjusted Earn-Out Value With Acquisitions Scenario ranged from $43.0 million to $64 million using the techniques discussed above.

Adjusted Acquisition Price

VRC computed the Adjusted Acquisition Price for the Without Acquisitions Scenario by adding the Daseke consideration paid at closing of $626 million to the assumed the Adjusted Earn-Out Value of zero. The Adjusted Acquisition Price was computed to be $626 million for the Without Acquisitions Scenario.

VRC computed the Adjusted Acquisition Price for the With Acquisitions Scenario by adding the Daseke consideration paid at closing of $626 million to the Adjusted Earn-Out Value range of values of $43 million to $64 million for the With Acquisitions Scenario. The Adjusted Acquisition Price range was computed to be $669 million to $690 million for the With Acquisitions Scenario.

	Adjusted Acquisition Price
	Without Acquisitions	With Acquisitions
		Low	High
Daseke Consideration Paid At Closing	$626	$626	$626
Adjusted Earn-Out Value	$0	$43	$64
Adjusted Acquisition Price	$626	$669	$690

Comparable Public Company Analysis.

VRC’s comparable public company analysis involves analyzing transaction and financial data of publicly-traded companies to develop valuation multiples. These valuation multiples were then applied to Daseke to develop an indication of value.

Comparable companies were selected based by VRC on a number of criteria, including trucking companies based on comparability of their size, well established national brand names and management strategy. VRC used the latest-twelve months ended September 30, 2016 (“LTM”) and 2016 estimated and 2017 estimated enterprise value (“EV”) to EBITDA multiples to value Daseke. Valuation multiples were selected based on a review of the multiple indications derived from the comparable companies. The selected public companies were:

Trucking/ Transportation (Asset-Light)

•         J.B. Hunt Transport Services, Inc.

•         XPO Logistics, Inc.

•         Landstar System, Inc.

•         Forward Air Corporation

•         Hub Group, Inc.

•         Echo Global Logistics, Inc.

•         Roadrunner Transportation Systems, Inc.

•         Celadon Group, Inc.

•         Universal Holdings, Inc.

Trucking/ Transportation (Asset-Based)

•         Old Dominion Freight Line, Inc.

•         Swift Transportation, Inc.

•         Werner Enterprises, Inc.

•         Heartland Express, Inc.

•         YRC Worldwide Inc.

•         Saia, Inc.

•         ArcBest Corporation

•         Marten Transport, Ltd.

•         Covenant Transportation Group, Inc.

•         USA Truck, Inc.

•         P.A.M. Transportation Services, Inc.

•         Patriot Transportation Holding, Inc.

The observed high, mean, median and low EV to EBITDA multiple for the Trucking / Transportation (Asset-Light) companies for: LTM EBITDA were 18.0x, 10.4x, 9.4x, and 6.7x; for 2016 estimated EBITDA were 13.8x, 9.7x, 9.4x, and 4.8x; and 2017 estimated EBITDA were 13.0x, 9.2x, 9.2x, and 7.0x respectively.

The observed high, mean, median and low EV to EBITDA multiple for the Trucking / Transportation (Asset-Based) companies for LTM EBITDA were 11.1x, 7.0x, 6.0x, and 4.5x; for 2016 estimated EBITDA were 10.9x, 7.1x, 6.5x, and 4.2x; and 2017 estimated EBITDA were 10.0x, 6.5x, 5.8x, and 3.8x, respectively.

The observed high, mean, median and low EV to EBITDA multiple for the Trucking / Transportation (Asset-Light and Asset Based) companies for LTM EBITDA were 18.0x, 8.4x, 8.0x, and 4.5x; for 2016 estimated EBITDA were 13.8x, 8.2x, 8.0x, and 4.2x; and 2017 estimated 2017 EBITDA were 13.0x, 7.7x, 7.5x, and 3.8x, respectively.

The following table sets forth EV as a multiple of LTM, 2016 estimated, and 2017 estimated EBITDA for the selected comparable companies listed above.

		EV / EBITDA
	EV	LTM	2016E	2017E
Trucking / Transportation (Asset-Light)
J.B. Hunt Transport Services, Inc.	$11,917	11.1x	11.1x	10.2x
XPO Logistics, Inc.	$10,354	9.4x	8.3x	7.6x
Landstar System, Inc.	$3,506	13.9x	13.8x	13.0x
Forward Air Corporation	$1,503	10.7x	10.8x	9.7x
Hub Group, Inc.	$1,498	8.7x	9.4x	9.2x
Echo Global Logistics, Inc.	$939	18.0x	12.8x	11.0x
Roadrunner Transportation Systems, Inc.	$816	8.1x	8.5x	7.1x
Celadon Group, Inc.	$653	6.7x	4.8x	7.3x
Universal Logistics Holdings, Inc.	$693	7.3x	7.9x	7.8x
High		18.0x	13.8x	13.0x
Mean		10.4x	9.7x	9.2x
Median		9.4x	9.4x	9.2x
Low		6.7x	4.8x	7.1x

Trucking / Transportation (Asset-Based)
Old Dominion Freight Line, Inc.	$7,405	11.1x	10.9x	10.0x
Swift Transportation Company	$4,377	8.0x	8.0x	7.5x
Knight Transportation, Inc.	$2,815	10.7x	10.5x	9.8x
Werner Enterprises, Inc.	$2,118	6.3x	6.5x	6.0x
Heartland Express, Inc.	$1,653	8.9x	8.7x	8.6x
YRC Worldwide Inc.	$1,237	5.0x	4.2x	3.8x
Saia, Inc.	$1,251	8.2x	8.0x	7.2x
ArcBest Corporation	$798	6.0x	6.0x	4.7x
Marten Transport, Ltd.	$787	6.0x	5.8x	5.6x
Covenant Transportation Group, Inc.	$574	4.9x	5.5x	4.9x
USA Truck, Inc.	$223	5.9x	6.5x	5.5x
P.A.M. Transportation Services, Inc.	$311	5.6x	5.0x	4.6x
Patriot Transportation Holding, Inc.	$70	4.5x	n/a	n/a
High		11.1x	10.9x	10.0x
Mean		7.0x	7.1x	6.5x
Median		6.0x	6.5x	5.8x
Low		4.5x	4.2x	3.8x

TOTAL High		18.0x	13.8x	13.0x
TOTAL Mean		8.4x	8.2x	7.7x
TOTAL Median		8.0x	8.0x	7.5x
TOTAL Low		4.5x	4.2x	3.8x

VRC used these observed EV to EBITDA multiples to select a range of multiples to multiply by Daseke’s LTM Adjusted EBITDA, 2016 estimated Adjusted EBITDA, 2017 estimated Adjusted EBITDA to estimate a range of enterprise values (“EV”) for Daseke With Acquisitions Scenario and Without Acquisitions Scenario.

Without Acquisitions Scenario Enterprise Value:

Hennessy Capital provided VRC with LTM, 2016 estimated EBITDA 2017 EBITDA of $95 million, $88 million, and $100 million, respectively, for the Without Acquisitions Scenario. VRC selected 7.0x to 8.0x to multiply LTM EBITDA by LTM estimate LTM EBITDA. VRC selected 6.75x to 7.75x to multiply 2016 estimated Adjusted EBITDA by to estimate enterprise value for the Without Acquisitions Scenario. VRC selected 6.50x to 7.50x to multiply 2017 estimated Adjusted EBITDA by to estimate enterprise value for the With Acquisitions Scenario. VRC estimated an Enterprise value range of $596 million to $756 million for the Daseke in the Without Acquisitions Scenario. The Without Acquisitions Scenario assumed the Adjusted Earn-Out Value was zero.

The following table sets forth the range of EV to LTM, 2016 estimated, and 2017 estimated Adjusted EBITDA utilized by VRC in performing its analysis, which were derived from the selected comparable companies identified above, and the range of the enterprise values for Daseke Without Acquisitions Scenario implied by this analysis.

		Multiple Range			Enterprise Value Range
Daseke (Without Acquisitions Scenario)		Low	—	High	Low	—	High
EBITDA Multiples
LTM¹ EBITDA	$95	7.00x	—	8.00x	$662	—	$756
2016E EBITDA	88	6.75x	—	7.75x	596	—	684
2017E EBITDA	100	6.50x	—	7.50x	651	—	751

Concluded Enterprise Value Range					$596	—	$756

VRC compared the results of this analysis to the $626 million Adjusted Acquisition Price for the Without Acquisitions Scenario which assumed the Adjusted Earn Out Value was zero. The Adjusted Acquisition Price Paid of Daseke in the Without Acquisitions ($626 million) Scenario is within the range of Daseke’s concluded enterprise value range ($596 million to $756 million) for the Without Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

With Acquisitions Enterprise Value:

Hennessy provided VRC with LTM, 2016 estimated Adjusted EBITDA and 2017 estimated Adjusted EBITDA of $95 million, $88 million, and $140 million, respectively, for the With Acquisition Scenario. VRC selected 7.0x to 8.0x to multiply LTM Adjusted EBITDA by to estimated enterprise value. VRC selected 6.75x to 7.75x to multiply 2016 estimated Adjusted EBITDA by to estimate enterprise value for the With Acquisitions Scenario. VRC selected 6.50x to 7.50x to multiply 2017 estimated Adjusted EBITDA by to estimate enterprise value for the With Acquisitions Scenario. VRC estimated an EV range of $596 million to $1,053 million for the Daseke With Acquisitions Scenario. The With Acquisitions Scenario assumed the Adjusted Earn-Out Value was zero.

The following table sets forth the range of EV as a LTM, 2016 estimated, and 2017 estimated Adjusted EBITDA utilized by VRC in performing its analysis, which were derived from the selected comparable companies identified above, and the range of the enterprise values for Daseke With Acquisitions Scenario implied by this analysis.

		Multiple Range			Enterprise Value Range
Daseke (With Acquisitions Scenario)		Low	—	High	Low	—	High
EBITDA Multiples
LTM¹ EBITDA	$95	7.00x	—	8.00x	$662	—	$756
2016E EBITDA	88	6.75x	—	7.75x	596	—	684
2017E EBITDA	140	6.50x	—	7.50x	912	—	1,053

Concluded Enterprise Value Range					$602	—	$1,053

VRC compared the results of this analysis to the $669 million to $690 million Adjusted Acquisition Price range for the With Acquisitions Scenario which assumed the Adjusted Earn-Out range of $43 million to $64 million. The Adjusted Acquisition Price Paid for Daseke in the With Acquisitions ($669 million to $690 million) Scenario is within the range of Daseke’s concluded enterprise value range ($596 million to $1,053 million) for the With Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

Comparable Company Transactions Analysis.

VRC reviewed and analyzed certain publicly available information for the following 22 recent business combinations among trucking companies that were announced subsequent to January 1, 2014, which disclosed valuation metrics and where the acquired company had an enterprise value greater than $37 million.

The acquisition of the following companies were reviewed.

•         Span-Alaska Transportation, Inc.

•         Trimac Transportation Ltd.

•         Con-way Inc.

•         Hornady Transportation LLC(1)

•         Bulldog Hiway Express(1)

•         Stagecoach Cartage and Distribution, LLC

•         Quality Distribution Inc.

•         Bridge Terminal Transport Inc.

•         Hodges Trucking Company, L.L.C.

•         Command Transportation, LLC

•         Norbert Dentressangle S.A. (nka:XPO Logistics Europe SA)

•         Norbert Dentressangle S.A. (nka:XPO Logistics Europe SA)

•         UX Specialized Logistics

•         Taylor Express, Inc.

•         Wheels Group Inc.

•         Lone Star Transportation, LLC(1)

•         Barr-Nunn Transportation, Inc.

•         Contrans Group Inc.

•         Transport America, Inc.

•         One Stop Logistics, Inc.

•         Patriot Transportation Holding, Inc.

•         Pacer International, Inc. (nka:XPO Intermodal, Inc.)

____________

(1)         The acquisitions of Hornady Transportation LLC, Bulldog Hiway Express and Lone Star Transportation, LLC were made by Daseke.

The observed maximum, mean, median, and low enterprise value to LTM EBITDA were 13.5x, 7.7x, 6.7x, and 3.0x, respectively. The following table sets forth the mean and median EV as a multiple of the target company’s EBITDA for the twelve-month period immediately preceding the public announcement of the transaction for the selected precedent business combinations.

Target	Acquiror	Date	EV/ EBITDA
Span-Alaska Transportation, Inc.	Matson Logistics, Inc.	7/2016	9.4x
Trimac Transportation Ltd.	Trimac Corporation	5/2016	5.9x
Con-way Inc.	XPO Logistics, Inc.	9/2015	6.2x
Hornady Transportation LLC	Daseke, Inc.	8/2015	5.0x
Bulldog Hiway Express	Daseke, Inc.	7/2015	5.0x
Stagecoach Cartage and Distribution, LLC	Roadrunner Transportation Systems, Inc.	7/2015	5.7x
Quality Distribution Inc.	Apax Partners LLP	5/2015	11.7x
Bridge Terminal Transport Inc.	XPO Logistics, Inc.	5/2015	8.1x
Hodges Trucking Company, L.L.C.	Rodan Transport (U.S.A.) Ltd.	5/2015	3.0x
Command Transportation, LLC	Echo Global Logistics, Inc.	4/2015	10.6x
Norbert Dentressangle S.A. (nka:XPO Logistics Europe SA)	XPO Logistics, Inc.	4/2015	10.5x
Norbert Dentressangle S.A. (nka:XPO Logistics Europe SA)	XPO Logistics, Inc.	4/2015	11.2x
UX Specialized Logistics	XPO Last Mile, Inc.	2/2015	7.2x
Taylor Express, Inc.	Celadon Group, Inc.	1/2015	n/a
Wheels Group Inc.	Radiant Global Logistics ULC (nka:Radiant Global Logistics Ltd.)	1/2015	13.5x
Lone Star Transportation, LLC	Daseke, Inc.	10/2014	4.5x
Barr-Nunn Transportation, Inc.	Knight Transportation, Inc.	10/2014	4.5x
Contrans Group Inc.	TransForce Inc.	7/2014	6.7x
Transport America, Inc.	TransForce Inc.	6/2014	6.5x
One Stop Logistics, Inc.	Echo Global Logistics, Inc.	5/2014	8.7x
Patriot Transportation Holding, Inc.		5/2014	5.8x
Pacer International, Inc. (nka:XPO Intermodal, Inc.)	XPO Logistics, Inc.	1/2014	11.9x
Max			13.5x
Mean			7.7x
Median			6.7x
Min			3.0x

The acquisitions of Hornady Transportation LLC, Bulldog Hiway Express and Lone Star Transportation, LLC were made by Daseke.

VRC selected the precedent transactions based upon its experience and knowledge of companies in the trucking industry. Although none of the transactions are directly comparable to the Business Combination, nor are any of the target companies directly comparable to Daseke, VRC selected transactions involving target companies with similar characteristics to the characteristics identified above in the comparable company analysis. Hennessy Capital provided VRC with an LTM Adjusted EBITDA amount of $95 million for Daseke. VRC selected an EBITDA multiple range of 6.75x to 7.75x to multiply the LTM Adjusted EBITDA amount by to estimate an enterprise value range of $638 million to $732 million range for Daseke. This $638 million to $732 million enterprise value range was used for both the Without Acquisitions Scenario and the With Acquisitions Scenario.

		Multiples			Enterprise Value			Comparable Companies
		Low	—	High	Low	—	High	Mean	Median
EBITDA Multiples
LTM¹ EBITDA	$95	6.75x	—	7.75x	$638	—	$732	7.7x	6.7x

Concluded Enterprise Value Range					$638	—	$732

VRC compared the results of this analysis to the $626 million Adjusted Acquisition Price for the Without Acquisitions Scenario which assumed the Adjusted Earn Out Value was zero. The Adjusted Acquisition Price Paid of Daseke in the Without Acquisitions ($626 million) Scenario is within the range of Daseke’s concluded enterprise value range ($638 million to $732 million) for the Without Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

VRC compared the results of this analysis to the $669 million to $690 million Adjusted Acquisition Price range for the With Acquisitions Scenario which assumed the Adjusted Earn Out range of $43 million to $64 million. The Adjusted Acquisition Price Paid of Daseke in the With Acquisitions ($669 million to $690 million) Scenario is within the range of Daseke’s concluded enterprise value range ($638 million to $732 million) for the With Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

Discounted Cash Flow Analysis.

VRC utilized the financial projections and estimates regarding Daseke as prepared by Hennessy Capital and supplied to VRC by Hennessy Capital, to perform a discounted cash flow analysis of Daseke. The projections and estimates supplied to and utilized by VRC are summarized below under “—Certain Company Projected Financial Information.” In conducting this analysis, VRC assumed that Daseke would perform in accordance with these projections and estimates.

VRC performed an analysis of the present value of the unlevered free cash flows that Daseke’s management and Hennessy Capital’s management assumed Daseke will generate for the fourth quarter of 2016 and fiscal years 2017 through 2020. For both the Without Acquisitions Scenario and With Acquisitions Scenario the discount rate, or Daseke’s WACC, was developed utilizing the capital asset pricing model with inputs derived from the comparable companies identified above.

The discount rate, or the WACC, was developed utilizing the capital asset pricing model (“CAPM”) with inputs derived from the comparable companies. The analyses utilized a risk free rate of 2.9% (the 20-year U.S. treasury rate), a re-leveraged beta of 0.99, equity risk premium of 6.03%, a small stock premium of 2.54%, five year raw betas, and current debt to total capital ratios. The cost of equity was determined to be approximately 11.4%. For the cost of debt, VRC utilized the yield on Moody’s BAA rated index of 4.5%. Based on the industry cost of capital (both equity and debt) and the industry capital structure, the WACC for Daseke is estimated to range from 10.0% to 11.0%.

Terminal Value

A range of exit multiples of 6.0x to 7.0x was selected after giving consideration to the current and past multiples of publicly traded comparable companies.

Without Acquisitions Scenario:

VRC estimated an enterprise value range of $595 million to $706 million for the Without Acquisitions Scenario. VRC compared the results of this analysis to the $626 million Adjusted Acquisition Price for the Without Acquisitions Scenario which assumed the Adjusted Earn-Out Value was zero. The Adjusted Acquisition Price Paid of Daseke in the Without Acquisitions ($626 million) Scenario is within the range of Daseke’s concluded enterprise value range ($595 million to $706 million) for the Without Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

Summary	STUB Period	2017E	2018E	2019E	2020E
Revenue	$153	$723	$770	$815	$852
Adjusted EBITDA	16	100	109	122	133
Net Income	(0)	18	20	25	30
Capital Expenditures	(3)	(50)	(71)	(94)	(90)

With Acquisitions Scenario:

VRC estimated an enterprise value range of $570 million to $746 million for the With Acquisitions Scenario. VRC compared the results of this analysis to the $669 million to $690 million Adjusted Acquisition Price range for the With Acquisitions Scenario which assumed the Adjusted Earn Out range of $43 million to $64 million. The Adjusted Acquisition Price Paid of Daseke in the With Acquisitions ($669 million to $690 million) Scenario is within the range of Daseke’s concluded enterprise value range ($570 million to $746 million) for the With Acquisitions Scenario, supporting a conclusion that, as of the date of VRC’s opinion, the transaction was fair to Hennessy Capital, from a financial point of view.

Discounted Cash Flow Analysis	STUB Period	2017E	2018E	2019E	2020E
Revenue	$153	$979	$1,166	$1,331	$1,399
Adjusted EBITDA	16	140	170	200	215
Net Income	(0)	42	59	74	81
Capital Expenditures	(3)	(64)	(106)	(143)	(105)

Satisfaction of 80% Test

It is a requirement under Hennessy Capital’s amended and restated certificate of incorporation that any business acquired by Hennessy Capital have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Hennessy Capital board of directors adopted the financial analysis reviewed by VRC with the Hennessy Capital board of directors, and the Opinion of VRC to the Hennessy Capital board of directors as to whether, as of the date of the Opinion, and subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the Opinion, the fair market value of Daseke implied by the various financial analyses VRC conducted in connection with its Opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Hennessy Capital’s public trust has approximately $200 million and 80% of that amount is approximately $160 million. The fair market value range of Daseke exceeds both of those amounts. The fair market value of Daseke is at least $595 million which is great than the trust assets of approximately $200 million and 80% of that amount which is approximately $160 million. The fair market value of Daseke is at least 80% of the assets held by Hennessy Capital in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account) as the analysis sets forth below.

Daseke (Without Acquisitions Scenario)	Valuation Summary
	Low	—	High

Discounted Cash Flow Analysis	$595	—	$706
Comparable Public Companies Analysis	$596	—	$756
Comparable Company Transactions Analysis	$638	—	$732
Enterprise Value Range	$595	—	$756

Daseke (With Acquisitions Scenario)	Valuation Summary
	Low	—	High

Discounted Cash Flow Analysis	$570	—	$746
Comparable Public Companies Analysis	$596	—	$1,053
Comparable Company Transactions Analysis	$638	—	$732
Enterprise Value Range	$570	—	$1,053

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Opinion, VRC is of the opinion that, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the consideration to be paid by Hennessy Capital in the Business Combination is fair from a financial point of view to Hennessy Capital and (ii) the fair market value of Daseke is at least 80% of the assets held by Hennessy Capital in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Miscellaneous

Pursuant to the terms of the engagement letter between VRC and Hennessy Capital, Hennessy Capital agreed to pay to VRC a fee equal to $400,000 payable upon VRC’s delivery of the Opinion. In addition, Hennessy Capital agreed to reimburse VRC for its reasonable and documented out-of-pocket expenses, including reasonable legal fees of external counsel, and to indemnify VRC and related persons against various liabilities, including certain liabilities under the federal securities laws. VRC, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. VRC is providing and has in the past provided, certain investment banking services to Hennessy Capital or its affiliates; however, Hennessy Capital has not paid VRC any fees for investment banking services within the past two years. VRC or its affiliates may provide investment and corporate banking services to Hennessy Capital and Daseke and their respective affiliates in the future, for which VRC or its affiliates may have received or will receive customary fees. VRC provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Hennessy Capital or its affiliates for its own account and for the accounts of customers.

Certain Company Projected Financial Information

Hennessy Capital and Daseke do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with Hennessy Capital’s board of directors’ consideration of the Business Combination and VRC’s financial analysis of Daseke described under “— Description of Fairness Opinion of VRC,” Daseke management provided to Hennessy Capital its non-public, two-year internal financial forecast regarding Daseke’s anticipated future operations for the years ending December 31, 2016 and 2017, which Hennessy Capital subsequently provided to VRC. Such forecast for the year ending December 31, 2017 that Daseke provided to Hennessy Capital includes two scenarios, including (i) a scenario which does not assume any acquisitions and (ii) a scenario which assumes acquisitions in order for Daseke to achieve $140 million in Adjusted EBITDA. In addition, Hennessy Capital provided to its board of directors and VRC two sets of projections: (i) five-year financial forecast information regarding Daseke’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which was based on Hennessy Capital’s due diligence of Daseke and extrapolations from Daseke’s financial forecasts for the years ending December 31, 2016 and 2017 (on a stand-alone basis, without giving effect to the Business Combination or any potential acquisitions, the “Stand-Alone Scenario”)) and (ii) five-year financial forecast information regarding Daseke’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which was based on Hennessy Capital’s due diligence of Daseke and extrapolations from Daseke’s financial forecasts for the years ending December 31, 2016 and 2017 and assumed Daseke’s Adjusted EBITDA thresholds were met to achieve the earn-out for the years ending December 31, 2017, 2018 and 2019, among other assumption described below (the “Acquisition Case Scenario”). The Acquisition Case Scenario is accordingly meant to be an illustrative example of the combined company’s financials assuming the earn-out is achieved and is not meant to be indicative of expected future results, including with respect to expected revenue, Adjusted EBITDA or net capital expenditures. Subsequent periods in the Acquisition Case Scenario do not assume any additional acquisitions, as there are no Adjusted EBITDA thresholds for the year ending December 31, 2020 and thus no assumption can be made with respect to potential earn-out targets. Hennessy Capital has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Hennessy Capital for purposes of evaluating the Business Combination and by Hennessy Capital’s financial advisor, VRC, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither WithumSmith+Brown, PC, Hennessy Capital’s independent registered public accounting firm, nor Grant Thornton LLP, the independent registered public accounting firm of Daseke, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Neither WithumSmith+Brown, PC nor Grant Thornton LLP has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, WithumSmith+Brown, PC and Grant Thornton LLP do not express any opinion or any other form of assurance with respect thereto.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after October 27, 2016, the date it was prepared. The Stand-Alone Scenario was prepared treating Daseke on a stand-alone basis, without giving effect to the Business Combination, the Debt Financing or any potential acquisitions. The Acquisition Case Scenario was prepared assuming Daseke’s Adjusted EBITDA thresholds were met to achieve the earn-out for the years ending December 31, 2017, 2018 and 2019, among other assumption described below. Subsequent periods in the Acquisition Case Scenario do not assume any additional acquisitions, as there are no Adjusted EBITDA thresholds for the year ending December 31, 2020 and thus no assumption can be made with respect to potential earn-out targets. None of the prospective financial information provided herein should be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA. Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairments, (vi) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (vii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (viii) initial public offering-related expenses (which offering Daseke is no longer pursuing as a result of the Business Combination), and (ix) expenses related to the Business Combination and related transactions. After the Business Combination, Daseke will further adjust net income (loss) for non-cash stock and equity compensation expense and accounting charges resulting from accounting for the possible earn-out pursuant to the Merger Agreement. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Hennessy Capital or Daseke or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Hennessy Capital special meeting will be held several months after the date the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Hennessy Capital and Daseke have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Hennessy Capital, Daseke nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Hennessy Capital, Daseke or the surviving corporation.

A summary of the two-year internal consolidated financial forecast information regarding Daseke’s anticipated future operations for the years ending December 31, 2016 and 2017 provided by Daseke management to Hennessy Capital is as follows:

		Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2016E	2017E (On a Stand-Alone Basis)	2017E (Assuming $140 million in Adjusted EBITDA is Achieved)
Revenue	$655	723	979
Adjusted EBITDA(1)	88	100	140
Net capital expenditures(2)	34	49	64

____________

(1)         Adjusted EBITDA does not include any incremental public company costs and assumes companies ultimately acquired have margins similar to those in Daseke’s identified pipeline.

(2)         Net capital expenditures means capital expenditures less proceeds from equipment sales.

Forecast #1: Stand-Alone Scenario

A summary of the five-year consolidated financial forecast information regarding Daseke’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which were based on Hennessy Capital’s due diligence of Daseke and extrapolations from Daseke financial forecasts for the years ending December 31, 2016 and 2017 (on a stand-alone basis, without giving effect to the Business Combination or any potential acquisitions) and provided by Hennessy Capital to VRC in connection with VRC’s opinion and related financial analyses, is as follows:

	Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2016E	2017E	2018E	2019E	2020E
Revenue	$655	$723	$770	$814	$852
Adjusted EBITDA(1)	88	100	109	122	133
Net capital expenditures(2)	34	49	71	94	90

____________

(1)         Adjusted EBITDA does not include any incremental public company costs.

(2)         Net capital expenditures means capital expenditures less proceeds from equipment sales.

Forecast #2: Acquisition Case Scenario

A summary of the five-year consolidated financial forecast information regarding Daseke’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which were based on Hennessy Capital’s due diligence of Daseke and extrapolations from Daseke financial forecasts for the years ending December 31, 2016 and 2017 which were based on an acquisition case scenario of Daseke’s financial performance assuming that Daseke’s Adjusted EBITDA thresholds were met to achieve the earn-out for the years ending December 31, 2017, 2018 and 2019 and provided by Hennessy Capital to VRC in connection with VRC’s opinion and related financial analyses, is provided below. The Acquisition Case Scenario assumes that Daseke’s Adjusted EBITDA targets are met and not exceeded, assumes acquisitions based on past experience as applied to Daseke’s current acquisition pipeline and assumes that the organic growth rate of any acquired businesses match the growth rate of the standalone Daseke business. The Acquisition Case Scenario is accordingly meant to be an illustrative example of the combined company’s financials assuming the earn-out is achieved and is not meant to be indicative of expected future results, including with respect to expected revenue, Adjusted EBITDA or net capital expenditures. Subsequent periods in the Acquisition Case Scenario do not assume any additional acquisitions, as there are no Adjusted EBITDA thresholds for years subsequent to December 31, 2019 and thus no assumption can be made with respect to potential earn-out targets.

	Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2016E	2017E	2018E	2019E	2020E
Revenue	$655	$979	$1,166	$1,331	$1,399
Adjusted EBITDA(1)	88	140	170	200	215
Net capital expenditures(2)	34	64	106	143	105

____________

(1)         Adjusted EBITDA does not include any incremental public company costs and assumes companies ultimately acquired have margins similar to those in Daseke’s identified pipeline.

(2)         Net capital expenditures means capital expenditures less proceeds from equipment sales.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         up to the approximately 2.4 million total founder shares (after the Sponsor Share Forfeiture) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at February 3, 2017 of approximately $24.7 million based on the closing price of Hennessy Capital common stock as reported by Nasdaq and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their respective affiliates may (i) purchase shares of Hennessy Capital common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of Hennessy Capital common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions by the initial stockholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the special meeting vote in favor of the Business Combination Proposal, (y) we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration and/or (z) that the Company will have at least $5,000,001 in net tangible assets upon closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance Hennessy Capital’s ability to satisfy a closing condition under the Merger Agreement.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, assuming (for illustrative purposes) approximately 33% of our outstanding public shares are redeemed, that an aggregate of 25,678,928 shares of our common stock (including up to approximately 2.3 million founder shares transferred by our Sponsor in the Sponsor Share Forfeiture) will be issued to Daseke stockholders as partial consideration in the Business Combination, our existing stockholders will hold in the aggregate approximately 38.3% of our outstanding common stock (32.4% held by our public stockholders and 5.9% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 61.7% of our outstanding common stock. If public stockholders representing more than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will increase. Assuming (for illustrative purposes) approximately 67% of our outstanding public shares are redeemed (leaving $65.0 million in our trust account), our existing stockholders will hold in the aggregate approximately 25.5% of our outstanding common stock (18.5% held by our public stockholders and 7.0% held by our initial stockholders, including our Sponsor), and Daseke stockholders will hold in the aggregate approximately 73.2% of our outstanding common stock.

Conversely, if public stockholders representing less than 33% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and Daseke stockholders each will decrease, in each case relative to the percentage held if approximately 33% of our outstanding public shares are redeemed.

These ownership percentages with respect to the post-combination company are for illustrative purposes only and (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees to the Investment Banks, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Daseke, Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”) following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” for further information. To the extent that any of the warrants or shares of our preferred stock, if any, are converted into Hennessy Capital common stock, or shares of our common stock are issued pursuant to the proposed Earn-Out Consideration or the proposed Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

Sources and Uses for the Business Combination

The following table summarizes our estimated sources and uses for funding the Business Combination and related transactions assuming (for illustrative purposes) approximately 67% redemptions (or $65.0 million of cash remaining in our trust account) and $65.0 million in gross proceeds from the expected Preferred Financing:

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$65.0	Stock Consideration(2)	$234.0
New Term Loan	250.0	Assumed Daseke Equipment Loans and Real Estate Debt	45.0
Stock Consideration(2)	234.0	Refinancing Existing Daseke Debt	311.2
Preferred Financing	65.0	Transaction Expenses (HCAC and Daseke)	34.4
Assumed Daseke Equipment Loans and Real Estate Debt	45.0	Repurchase Main Street and Prudential Shares(3)	35.0
Stock Issued to IPO Underwriters(4)	4.5	Cash to Balance Sheet	8.7
Existing Daseke Balance Sheet Cash	4.8

Total Sources	$668.3	Total Uses	$668.3

____________

(1)         Based on Hennessy Capital cash in trust account of $199.7 million at September 30, 2016 less $0.1 million withdrawn in October 2016 for taxes and working capital purposes.

(2)         Based on an estimated 25.7 million shares (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture) issuable to Daseke common stockholders upon the closing of the Business Combination at a value of $10.00 per share. Excludes the dollar value attributable to the 2.3 million shares issuable to Daseke common stockholders as a result of the Sponsor Share Forfeiture as the Sponsor, not the Company, is the source of such shares.

(3)         To the extent that redemptions of our outstanding public shares exceed 67%, our trust account balance will decrease, and we will have less cash available to fund the repurchase of all Main Street and Prudential shares. The first $25.0 million of Main Street and Prudential Consideration is payable in cash, with the remaining portion of such aggregate consideration consisting of newly issued shares of our common stock (at a value of $10.00 per share), in each case subject to adjustment as set forth in the Main Street and Prudential Agreement. In the event Main Street and Prudential are issued any shares of Hennessy Capital common stock pursuant to the Main Street and Prudential Agreement, they will be entitled to receive registration rights and a $500,000 fee in the aggregate to be paid by the Company.

(4)         If approximately 67% of outstanding public shares are redeemed, then it is expected that Hennessy Capital will issue 450,000 shares of Hennessy Capital common stock at closing to the Investment Banks for payment of $4.5 million of the deferred IPO underwriting discounts and fees.

The following table summarizes our estimated sources and uses for funding the Business Combination and related transactions assuming approximately 33% redemptions (or $135.0 million of cash remaining in our trust account) and $65.0 million in gross proceeds from the expected Preferred Financing:

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$135.0	Stock Consideration(2)	234.0
New Term Loan	250.0	Refinancing Existing Daseke Debt	356.2
Stock Consideration(2)	234.0	Transaction Expenses (HCAC and Daseke)	34.4
Preferred Financing	65.0	Repurchase Main Street and Prudential Shares	35.0
Existing Daseke Balance Sheet Cash	4.8	Cash to Balance Sheet	29.2

Total Sources	$688.8	Total Uses	$688.8

____________

(1)         Based on Hennessy Capital cash in trust account of $199.7 million at September 30, 2016 less $0.1 million withdrawn in October 2016 for taxes and working capital purposes.

(2)         Based on an estimated 25.7 million shares (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture) issuable to Daseke common stockholders upon the closing of the Business Combination at a value of $10.00 per share. Excludes the dollar value attributable to the 2.3 million shares issuable to Daseke common stockholders as a result of the Sponsor Share Forfeiture as the Sponsor, not the Company, is the source of such shares.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to eight directors, three of whom will be voted upon by our stockholders at the special meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Daniel J. Hennessy, Don R. Daseke and Mark Sinclair for election as Class I directors, will appoint Messrs. Bonner, Gafford and Shepko as Class II directors and will appoint Messrs. Charlton and Wheeler as Class III directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019. Further, members of Class II will serve as directors until our 2017 annual meeting and members of Class III will serve as directors until our 2018 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, five existing Daseke directors, Don R. Daseke, Brian Bonner, Ron Gafford, Mark Sinclair and R. Scott Wheeler, and one additional person, Jonathan Shepko. In anticipation of the Business Combination, in December 2016, Messrs. Sinclair and Wheeler were appointed to the Daseke board of directors, effective January 2017 and December 2016, respectively. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

Certificate of Incorporation

Pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•         change our name to Daseke, Inc.;

•         increase the number of authorized shares of the Company’s common stock and preferred stock;

•         classify our board of directors into three separate classes, with each class having a three-year term;

•         remove certain provisions related to our status as a blank check company; and

•         add an exclusive forum provision and certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be Daseke, Inc. and our headquarters will be located at 15455 Dallas Parkway, Suite 440, Addison, Texas 75001.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of September 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $199.7 million as of September 30, 2016 (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes). The requirement that a holder affirmatively vote for or against the Business

Combination in order to redeem its shares does not have any state law precedent. See the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that

U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•         certain U.S. expatriates;

•         traders in securities that elect mark-to-market treatment;

•         S corporations;

•         U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•         financial institutions;

•         mutual funds;

•         qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•         insurance companies;

•         broker-dealers;

•         regulated investment companies (or RICs);

•         real estate investment trusts (or REITs);

•         persons holding Hennessy Capital common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•         persons subject to the alternative minimum tax provisions of the Code;

•         tax-exempt organizations;

•         persons that actually or constructively own 5 percent or more of Hennessy Capital common stock; and

•         non-U.S. stockholders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Hennessy Capital common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Hennessy Capital common stock, you should consult your tax advisor. This summary assumes that stockholders hold Hennessy Capital common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the stockholder’s trade or business.

WE URGE HOLDERS OF HENNESSY CAPITAL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders

This section is addressed to U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Hennessy Capital common stock and is:

•         a citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the Hennessy Capital common stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a stockholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules apply for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the stockholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of Hennessy Capital common stock (generally, shares of Hennessy Capital common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Hennessy Capital is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Hennessy Capital entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Hennessy Capital.

The IRS has ruled that any reduction in a stockholder’s proportionate interest generally is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Hennessy Capital common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock.

These rules are complex and U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Hennessy Capital common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Hennessy Capital Stockholders

This section is addressed to non-U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Hennessy Capital common stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Hennessy Capital common stock redeemed will generally be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders.”

Any Redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•         such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Hennessy Capital common stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Hennessy Capital common stock.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of the Director Election Proposal and the Nasdaq Proposal (unless waived by Daseke), approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Charter Proposals, the Director Election Proposal and the Incentive Plan

Proposal. If the Director Election Proposal and the Nasdaq Proposal, unless waived by Daseke, are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned 4,989,977 shares of common stock (prior to the Sponsor Share Forfeiture and the 391,892 founder shares that Sponsor would forfeit if the Backstop Commitment is utilized (which shares would be prorated to the extent less than the full $35.0 million commitment is utilized by the Company)), excluding shares issuable upon the exercise of warrants. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Proposals

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)	Our existing charter authorizes 46,000,000 shares, consisting of 45,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize 260,000,000 shares, consisting of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Classified Board (Proposal 3)	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Name (Proposal 4)	Our existing charter provides that our name is “Hennessy Capital Acquisition Corp. II”	The proposed charter provides that our name is “Daseke, Inc.”

Duration of Existence (Proposal 4)

Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company (Proposal 4)	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

	Existing Charter	Proposed Charter
Exclusive Jurisdiction (Proposal 4)	Our existing charter does not contain an exclusive jurisdiction provision.

The proposed charter provides in Article XI that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company or any of its directors, officers, employees or agents governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the stockholder bringing a claim subject to Article XI may be required by that provision to bring other related claims in the Court of Chancery, even if such other related claims do not fall within one of the enumerated categories set forth in Article XI. The Company may decide that it is in the best interests of the Company and its stockholders for an action to be determined in a forum other than the Court of Chancery, and it may consent in writing to the selection of an alternative forum. Article XI would not apply to claims brought against the Company except for those enumerated in Article XI and certain other related claims.

	Existing Charter	Proposed Charter
Severability/ Enforcement (Proposal 4)

Our existing charter provides that if any provision or provisions (or any part thereof) shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

In addition to the severability provision of our existing charter, the proposed charter provides in Article XII that if any provision or provisions (or any part thereof) shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the provisions shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law. The proposed charter deletes language regarding notice and consent of the severability provision upon such person or entity acquiring any interest in shares of capital stock of the Company.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital (Proposal 2)

There currently are 24,949,885 shares of Hennessy Capital common stock issued and outstanding, consisting of 19,959,908 shares originally sold as part of units in Hennessy Capital’s IPO and 5,031,250 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 440,000 were subsequently transferred to our independent directors and officers and an advisor, (ii) 41,273 were forfeited as a result of the underwriters’ overallotment option not being exercised in full and (iii) up to approximately 2.7 million will be forfeited for the benefit of Daseke stockholders pursuant to the Sponsor Share Forfeiture (as defined herein) and, to a lesser extent, for the benefit of the Backstop Commitment investors (assuming the Backstop Commitment is utilized) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO.

There are currently no shares of Hennessy Capital preferred stock issued and outstanding, although concurrently with the closing of the Business Combination, we intend to designate 650,000 shares as Series A Convertible Preferred Stock and issue up to 650,000 of such shares of Series A Convertible Stock pursuant to the Preferred Financing. We expect to issue in the Preferred Financing $65.0 million, and a total of $65.0 million of the Preferred Financing has already been subscribed. We may also issue up to $35.0 million of Hennessy Capital common stock in a private placement pursuant to the Backstop Commitment (which will occur, if at all, no earlier than concurrently with the Business Combination) to fund the Business Combination.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets and share price thresholds for the fiscal years ending December 31, 2017, 2018 and 2019, which we refer to as the “Earn-Out Consideration”.

In addition, there currently are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. In addition, concurrently with the closing of the Business Combination, Hennessy Capital also intends to reserve for issuance up to 4.5 million shares of Hennessy Capital common stock under the Incentive Plan.

In order to ensure that Hennessy Capital has sufficient authorized capital to complete the Business Combination, including the Earn-Out Consideration, the Backstop Commitment, the Preferred Financing and for future issuances, including pursuant to the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our common stock and preferred stock from 46,000,000, consisting of 45,000,000 shares of Hennessy Capital common stock, and 1,000,000 shares of Hennessy Capital preferred stock, to 260,000,000 shares, consisting of 250,000,000 shares of Hennessy Capital common stock, and 10,000,000 shares of Hennessy Capital preferred stock. This summary is qualified by reference to the complete text of the proposed second amended and restated charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to issue shares pursuant to the Merger Agreement, in the Preferred Financing (and upon conversion of the Series A Convertible Preferred Stock issued pursuant thereto) and Backstop Commitment (assuming the full $35.0 million commitment is utilized), under the Incentive Plan and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination (including the Earn-Out Consideration (assuming the full 15.0 million earn-out shares are paid)), the Backstop Commitment (assuming approximately 3.9 million shares are issued in a private placement), the Preferred Financing (on an as-converted to common stock basis, based on an assumed conversion price per share of $11.50 and assuming $65.0 million in proceeds) and the Incentive Plan (as described above) and approximately 17.5 million shares of Hennessy Capital common stock issuable upon exercise of outstanding warrants, we would have up to approximately 162.2 million authorized shares of Hennessy Capital common stock (assuming redemptions of approximately 33% of our outstanding public shares), up to approximately 168.8 million authorized shares of Hennessy Capital common stock (assuming redemptions of approximately 67% of our outstanding public shares) and 9.4 million authorized shares of Hennessy Capital preferred stock (in either redemption scenario) available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the Nasdaq rules or regulations, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Classification of the Board (Proposal 3)

In connection with the Business Combination, our board of directors will be reconstituted and comprised of eight members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, then (i) our Class I directors who are elected at this special meeting will serve for three-year terms (until our 2019 annual meeting), (ii) our Class II directors will serve until our 2017 annual meeting of stockholders, and (iii) our newly formed Class III directors will serve until our 2018 annual meeting of stockholders. We expect that our annual meeting will be conducted during the second calendar quarter of each year, commencing in 2017.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

As provided for in the Merger Agreement, the individuals who will serve in each class are set forth below.

Class I, if elected at the special meeting, serving until our 2019 annual meeting:

Daniel J. Hennessy

Don R. Daseke

Mark Sinclair

Class II, serving until our 2017 annual meeting:

Brian Bonner

Ron Gafford

Jonathan Shepko

Class III, serving until our 2018 annual meeting:

Kevin M. Charlton

R. Scott Wheeler

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination (Proposal 4)

The exclusive jurisdiction amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes.

In addition, this exclusive jurisdiction amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the board of directors believes that providing for the Delaware Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The parties to the Merger Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”

Additionally, the board of directors believes that providing a severability clause as described above is in the best interests of the Company and its stockholders because it allows the Company’s charter to remain valid and enforceable if one or more of its provisions are found to be invalid, illegal or unenfroceable.

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from Hennessy Capital’s IPO be held in the trust account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposals 2, 3 and 4 are conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

Director Election Proposal

Hennessy Capital’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will reclassify our board of directors into three separate classes with each class serving a three-year term. At the special meeting, stockholders are being asked to elect three directors to our board of directors, effective upon the closing of the Business Combination, to serve as Class I directors.

We expect to conduct our next annual meeting of stockholders during the second calendar quarter of 2017 and thereafter conduct our annual meetings during the second calendar quarter of each subsequent year. The three directors who are elected as Class I directors will be elected for three-year terms, expiring at the time of our third annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2019).

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal is approved but Proposal 3 is not, our board of directors will appoint the directors elected at the special meeting to Class I but the appointees will only be elected for a two-year term.

Our board of directors has nominated each of Messrs. Hennessy, Daseke and Sinclair to serve as Class I directors. The following sets forth information regarding each nominee.

Daniel J. Hennessy, our Chairman and Chief Executive Officer since May 2015, is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman. Mr. Hennessy serves as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products, or provide services for, the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy 1.

Don R. Daseke has been President, Chief Executive Officer and Chairman of the Board of Directors of Daseke since he founded Daseke (formerly named Walden Smokey Point, Inc.) in November 2008. Mr. Daseke has served as the President and sole director on the board of directors of The Walden Group for more than 30 years. Mr. Daseke also has served as the chairman of the board of directors of both Liquid Motors, Inc. and East Teak Fine Hardwoods, Inc. since June 2005 and March 2006, respectively. Mr. Daseke has been active in the non-profit sector throughout his career, having served in leadership roles for a number of non-profit institutions, including the WaterTower Theatre, DePauw University, the Dallas Chapter of the World Presidents Organization and the Dallas Arboretum and Botanical Society. Additionally, Mr. Daseke currently serves on the Advisory Council for the Cattle Barons Ball in Dallas, Texas. From 2005 to 2009, Mr. Daseke was a Commissioner on the Planning and Zoning Commission for Addison, Texas, and in May 2009, he was elected to a two-year term on the Addison Town Council. Mr. Daseke served as Mayor Pro Tempore of Addison, Texas in 2010. Mr. Daseke was the Regional Winner of the Ernst & Young Entrepreneur of the Year Award in 2014. Mr. Daseke received his B.A. from DePauw University, an M.B.A. from the University of Chicago, Graduate School of Business, and the Presidents Program in Leadership from the Harvard Business School. Mr. Daseke is a Certified Public Accountant (retired). Because Mr. Daseke has served as a chief executive officer and a member of the board of directors of a number of companies and has significant experience in the transportation and logistics industry, Mr. Daseke is well-qualified to serve on our board.

Mark Sinclair has been appointed to the Daseke board of directors, effective as of January 2017. Mr. Sinclair has been a partner with Whitley Penn LLP, a north Texas based regional public accounting firm, since January 2010 following his retirement from Ernst & Young in June 2009 after 38 years in their Dallas office, including 26 years as a Partner. Mr. Sinclair has audited and advised public and private corporations, generally with global operations, ranging from very large conglomerates to high growth venture capital and private equity backed companies. Mr. Sinclair has significant industry experience in technology, manufacturing, service, mining and life sciences and also has significant experience dealing with Sarbanes Oxley and reporting under International Financial Reporting Standards. At Whitley Penn and previously at Ernst & Young, his focus has been on high growth companies and working with CEOs and CFOs to minimize the execution risk of their high growth strategies. At Whitley Penn, Mr. Sinclair consults, and previously at Ernst & Young, Mr. Sinclair consulted with, CEOs and CFOs on compensation strategies, global expansion strategies, merger and acquisition structure and integration, capital needs, key operating and financial risks, the adequacy and structure of the finance organization, Sarbanes Oxley implementation strategies and the impact of management styles. Mr. Sinclair is currently Chairman of the Board of the Institute for Excellence in Corporate Governance at the University of Texas at Dallas and has served on over 30 other non-profit boards (Chairman of 10 and Vice Chairman of 5), including Chairman of Dallas’s first Tax Increment Financing District Board, the City of Dallas Economic Development Advisory Board, The Volunteer Center Board, the Institute of Management Accountants Dallas Chapter and Texas Council Boards, and Vice Chairman of the Dallas Regional Chamber Board, and the Alliance for Higher Education Board. He is an active member of the National Association of Corporate Directors and a Certified Public Accountant and a Certified Management Accountant. Mr. Sinclair qualifies as a “financial expert” for the audit committee under SEC guidelines. Because of his strong financial and accounting background, Mr. Sinclair is well-qualified to serve on our board.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. This proposal is conditioned on the approval of the Business Combination Proposal. Pursuant to the Merger Agreement, Daseke has no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Incentive Plan Proposal

Overview of Proposal

At the special meeting, our stockholders will be asked to approve the Daseke, Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”), which will allow us to make future stock- and cash-based awards to eligible participants deemed critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our successes. Stockholder approval of the Incentive Plan will also provide the Plan Committee (as defined below) with the flexibility to grant cash incentive and equity-based awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and incentive stock options under Section 422 of the Code, assuming applicable regulatory requirements have been satisfied.

Background

Under the Incentive Plan, we will be authorized to issue up to 4.5 million shares of common stock. The shares of common stock our board of directors has reserved for issuance under the Incentive Plan represent approximately 18% of our outstanding shares of common stock as of the January 31, 2017 record date for the special meeting. Our board of directors believes that compensation of the type available for grant under the Incentive Plan furthers our goal of creating long-term value for our stockholders by fostering an ownership culture that encourages a focus on long-term performance, retention, and stockholder value-creation, and exposes participants to economic diminishment if our share performance lags.

Alignment of the Incentive Plan with the Interests of the Company and Stockholders

Our board of directors believes that using long-term incentive compensation, including equity-based compensation, to retain and motivate our key employees is critical to the achievement of our long-term goals and it considered the following factors, among other things, when adopting the Incentive Plan:

•         the need for shares for issuance to support our long-term incentive program;

•         the desire to have flexibility to grant a variety of incentive awards; and

•         our belief that the Incentive Plan will serve a critical role in attracting, retaining and motivating high caliber employees, officers, directors and other service providers deemed essential to our success, and in motivating these individuals to enhance our growth and profitability.

Key Features of the Incentive Plan

The Incentive Plan includes many features that are designed to protect stockholder interests. A summary of these features follows, and a more detailed description of the features is included under the heading “Summary of the Incentive Plan” below. The summaries in this proposal do not provide a complete description of all the provisions of the Incentive Plan and are qualified in their entirety by reference to the full text of the Incentive Plan, which is attached to this proxy statement as Annex D.

•         Fixed Reserve of Shares. The number of shares of common stock available for grant under the Incentive Plan is fixed and will not automatically increase because of an “evergreen” feature — meaning, stockholder approval is required to increase the share reserve under the Incentive Plan, allowing our stockholders to have direct input on our equity compensation program.

•         No Repricing. The Incentive Plan prohibits the repricing of awards without stockholder approval, except in connection with certain corporate transactions or events.

•         No Discounted Stock Options or Stock Appreciation Rights. Except with respect to substitute awards granted in connection with a corporate transaction, all stock options and stock appreciation rights must have an exercise price or base price equal to or greater than the fair market value of the underlying shares of common stock on the date of grant.

•         Limitation on Term of Stock Options and Stock Appreciation Rights. The maximum term of a stock option or stock appreciation right under the Incentive Plan is 10 years.

•         No Automatic Grants. The Incentive Plan does not provide for automatic grants to any participant.

•         Plan Committee. The Incentive Plan will be administered by a committee of our board of directors or any other committee of our board of directors designated by the board of directors to administer the Incentive Plan (the “Plan Committee”).

•         No Tax Gross-Ups. The Incentive Plan does not provide for any tax gross-ups.

•         No “Liberal Share Recycling.” Liberal Share Recycling is prohibited — meaning that the Incentive Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of a stock option or stock appreciation right, shares delivered to or withheld by us to pay the purchase price or withholding taxes relating to an outstanding award or shares repurchased by us on the open market with the proceeds of a stock option exercise.

Summary of the Incentive Plan

The following is a summary of certain features of the Incentive Plan.

Purpose

The Incentive Plan is designed to promote the interests of Daseke and its stockholders by (a) attracting and retaining employees and directors of, and certain consultants to, Daseke and its affiliates; (b) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and/or (c) enabling such individuals to participate in the long-term growth and financial success of Daseke.

Administration

The Incentive Plan will be administered by the Plan Committee, which will have the authority to designate participants, grant awards, determine the number of shares of common stock to be covered by awards, determine the terms and conditions of any awards, construe and interpret the Incentive Plan and related award agreements, accelerate the vesting of any outstanding awards and make other decisions and determinations for the administration of the Incentive Plan. To the extent permitted by applicable law, the Plan Committee is generally permitted to delegate its authority under the Incentive Plan to a subcommittee thereof. In addition, subject to applicable law, the Plan Committee may delegate to one or more officers of Daseke the authority to grant awards under the Incentive Plan to participants who are not officers or directors of Daseke subject to Section 16 of the Exchange Act or “covered employees” (within the meaning of Section 162(m) of the Code).

Shares Available for Issuance Under the Incentive Plan and Limits on Awards

Subject to adjustment in accordance with the Incentive Plan, 4.5 million shares of our common stock will initially be reserved for issuance pursuant to awards under the Incentive Plan. No more than 4.5 million shares of our common stock in the aggregate may be issued pursuant to incentive stock options (which generally are designated stock options that meet the requirements of Section 422 of the Code). The maximum number of shares with respect to which Awards (including options and stock appreciation rights) may be granted to any single participant in any fiscal year shall be 450,000 shares. The maximum number of shares with respect to awards granted to a non-employee director during any calendar year shall be 90,000; provided, however, that the number of Shares granted during a single fiscal year of Daseke to any non-employee member of our board of directors, taken together with any cash fees paid to such non-employee member of our board of directors during such fiscal year, shall not, in each case, exceed $500,000 in total value (calculating the value of any such shares based on the grant date fair value of such shares for financial reporting purposes and excluding, for this purpose, the value of any dividend or dividend equivalent payments paid pursuant to any shares granted in a previous fiscal year). On February 3, 2017, the closing sales price per share of Hennessy Capital’s common stock as reported on Nasdaq was $10.09.

To the extent an award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, the maximum award payable to any one participant under the Incentive Plan for the applicable performance period is (i) to the extent such award is based on a number of shares (including awards that may be settled in either cash or shares), 450,000 shares or (ii) to the extent such award is designated to be paid only in cash and is not based on a number of shares, a maximum value at the date of grant equal to $4.5 million.

Common stock subject to an award that expires or is canceled, forfeited, or settled in cash will again be available for delivery in connection with awards under the Incentive Plan. Shares subject to an award will not be again available for issuance under the Incentive Plan if such shares are: tendered or withheld in payment of any exercise or purchase price of an award or taxes relating to an award; subject to an option or stock appreciation right and not issued or delivered upon the net settlement or exercise of such option or stock appreciation right, or repurchased on the open market with the proceeds of an option’s exercise price.

No award under the Incentive Plan will vest earlier than the one (1) year anniversary of the grant date of such award, subject to the other provisions of the Incentive Plan, including the Plan Committee’s ability to allow for accelerated vesting in connection with a termination of employment or a change in control. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to five percent (5%) of the total number of shares authorized to be issued under the Incentive Plan may be granted to eligible persons under the Incentive Plan without regard to such one (1) year minimum vesting requirement.

Awards and the shares of common stock authorized under the Incentive Plan, as well as any individual share limits, are subject to adjustment as described below under “Equity Restructuring.”

Eligibility

Employees, consultants and directors of us and our affiliates may receive awards under the Incentive Plan. As of January 15, 2017, Daseke had approximately three non-employee directors, no consultants, three executive officers and 2,891 other employees who would be eligible to participate in the Incentive Plan, if selected by the Plan Committee or its delegate.

Grants of Awards

Pursuant to the Incentive Plan, the Plan Committee may grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance awards.

Stock Options. The Incentive Plan allows the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. Except as provided below, the exercise price of a stock option cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted and the option must not be exercisable more than ten years from the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted in connection with, or independent of, a stock option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. SARs will be exercisable on such terms as the Plan Committee determines. The term of a SAR will be for a period determined by the Plan Committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and common stock, as determined by the Plan Committee in the relevant award agreement.

Restricted Stock.  Restricted stock is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability and any other restrictions determined by the Plan Committee. Unless otherwise determined by the Plan Committee, restricted stock will be forfeited and reacquired by us upon termination of a participant’s employment or service relationship. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units.  Restricted stock units are rights to receive cash, common stock or a combination of cash and common stock at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as determined by the Plan Committee. Unless otherwise determined by the Plan Committee, restricted stock units will be forfeited upon the termination of a participant’s employment or service relationship. The Plan Committee may, in its sole discretion, grant dividends or dividend equivalents with respect to restricted stock units.

Performance Awards. A performance award represents the right to receive certain amounts based on the achievement of pre-determined performance goals during a designated performance period. The terms of each performance award will be set forth in the applicable award agreement. The Plan Committee will be responsible for setting the applicable performance period, the performance goals and such other conditions that apply to each performance award. For awards intended to comply with, and to the extent required to comply with, Section 162(m) of the Code, one or more of the following business criteria for Daseke, on a consolidated basis, and/or for specified subsidiaries, divisions, departments, regions, functions or other organizational units within Daseke or its affiliates, will be used by the Plan Committee in establishing performance goals: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) return on stockholders’ equity; (vi) return on assets; (vii) return on capital; (viii) revenue; (ix) profit margin; (x) earnings per share of the company’s common stock; (xi) net earnings; (xii) operating earnings; (xiii) free cash flow; (xiv) attainment of strategic goals relating to mergers and acquisitions; (xv) appreciation in and/or maintenance of the price of the shares of the company’s common stock or any other publicly-traded securities of Daseke; (xvi) market share; (xvii) gross profits; (xviii) earnings before interest and taxes; (xix) earnings before interest, taxes, depreciation and amortization; (xx) operating expenses; (xxi) capital expenses; (xxii) enterprise value; (xxiii) equity market capitalization; (xxiv) economic value-added models and comparisons with various stock market indices; (xxv) operating ratio; (xxvi) employee turnover; (xxvii) Compliance, Safety, and Accountability (CSA) scores; or (xxviii) reductions in costs.

Other Stock-Based Awards. The Plan Committee shall have authority to grant to participants other stock-based awards, which shall consist of any right which is (i) not a stock option, stock appreciation right, restricted stock, restricted stock unit or performance award and (ii) an award of shares of common stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock (including, without limitation, securities convertible into shares), as deemed by the Plan Committee to be consistent with the purposes of the Incentive Plan; provided, that any such rights must comply, to the extent deemed desirable by the Plan Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Incentive Plan and any applicable award agreement, the Plan Committee shall determine the terms and conditions of any such other stock-based award, including, but not limited to, the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Incentive Plan.

Equity Restructuring

In the event that the Plan Committee determines in its sole discretion that an equity restructuring or certain other corporate transactions or events affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Plan Committee may or, if required by applicable accounting rules, shall equitably adjust any or all of the number of shares of common stock which may be granted pursuant to awards, the number of shares of common stock covered by outstanding awards under the Incentive Plan, and the grant or exercise price with respect to any award (or provide cash payments to holders of cancelled awards as deemed appropriate by the Plan Committee).

Change in Control

Unless otherwise determined by the Plan Committee or set forth in an applicable award agreement, or as provided in an individual severance or employment agreement to which a participant of the Incentive Plan is a party, upon a “change in control” (as defined in the Incentive Plan), each then-outstanding option and stock appreciation right will become fully vested and exercisable, and the restrictions applicable to each outstanding restricted stock award, restricted stock unit award, performance award or other stock-based award will lapse, and each such award will be fully vested, except to the extent that a “replacement award” (as defined in the Incentive Plan) is provided to the participant holding such award. Any applicable performance goals deemed to have been achieved will be deemed to have been earned as of the date of the change in control based on the greater of (i) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of such change in control, or (ii) the deemed achievement of all relevant performance criteria at the applicable “target” level(s) measured as of the date of the change in control, with a pro rata payout based on the number of days within the applicable performance period that has elapsed before the change in control, as determined by the Plan Committee, and, in each such case, all other applicable vesting criteria and other terms and conditions of the award will be deemed to have been satisfied.

The Plan Committee may, in its sole discretion, effect the redemption and subsequent cancellation of outstanding awards of the participant, each in accordance with the provisions of the Incentive Plan. Upon the termination of a participant holding replacement awards within the period of two years immediately following a change in control, and except for a termination for cause or due to such participant’s death, disability or voluntary resignation, (i) all replacement awards held by the participant will become fully vested and exercisable and (ii) all options and stock appreciate rights held by the participant immediately before such termination of employment that the participant also held as of the date of the change in control and all stock options and stock appreciation rights that constitute replacement awards will remain exercisable for a period of 90 days following such involuntary termination or until the expiration of the term of such stock option or stock appreciation right, if shorter.

Non-Transferability of Awards

Except as otherwise provided by the Plan Committee, awards are generally non-transferable other than by will or the laws of descent and distribution.

Term, Termination and Amendment

Our board of directors may amend or terminate the Incentive Plan at any time except that no amendment may, without stockholder approval, violate the law or the rules of the national securities exchange on which the shares of common stock are principally listed, materially increase the benefits accruing to participants under the Incentive Plan or materially increase the number of securities which may be issued under the Incentive Plan. Our board of directors or the Plan Committee may generally amend the terms of any outstanding award under the Incentive Plan at any time. However, no action may be taken by our board of directors or the Plan Committee under the Incentive Plan that would materially impair the rights of a participant under a previously granted award without the participant’s consent. Unless sooner terminated, the Incentive Plan will automatically expire on the tenth anniversary of its effective date.

Material U.S. Federal Income Tax Consequences

The following is a brief discussion of the material U.S. federal income tax consequences for awards granted under the Incentive Plan. The Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer with respect to such gain or loss.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Performance Awards and Other Stock-Based Awards. The tax effects related to performance awards and other stock-based awards under the Incentive Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal and applicable state and local income tax and applicable tax withholding requirements with respect to an employee participant.

Award Agreements. Each award under the Incentive Plan will be evidenced by an award agreement, which will specify the terms and conditions of such award and any rules applicable thereto. Unless otherwise stipulated in an award agreement upon a participant’s termination of employment as a result of death or disability, each then-outstanding option and stock appreciation right will become vested and exercisable on a pro rata basis based on the number of full months completed during the vesting period up through the date of termination divided by the total number of months in the applicable vesting period and the restrictions applicable to each outstanding restricted stock award, restricted stock unit award, performance award or other stock-based award will lapse on a pro rata basis based on the number of full months completed during the vesting or performance period up through the date of termination divided by the total number of months in the applicable vesting or performance period (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting). All vested options and stock appreciation rights will remain exercisable for a period of 90 days following any such termination or until the expiration of the stated term of such option or stock appreciation right, whichever period is shorter (provided, however, that if the applicable award agreement provides for a longer period of exercisability, that provision will control).

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person paid to its chief executive officer and the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year, subject to certain exceptions. “Qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance based-compensation, the following requirements must be satisfied: (1) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s stockholders, and (3) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. Compensation payable with respect to stock options and SARs will be considered payable solely on account of the attainment of pre-established objective performance measures (i) if such award has an exercise or grant price at least equal to the fair market value of the underlying stock on the date of grant; (ii) if such award is granted by a committee, or a subcommittee thereof, consisting solely of two or more “outside directors” and (iii) if the plan under which the stock option or SAR is granted states the maximum number of shares with respect to which stock options or SARs may be granted during a specified period to any employee. The Plan Committee is authorized to grant awards that are not qualified under Section 162(m) of the Code.

New Plan Benefits

Because the Incentive Plan is a new plan (and no awards have been granted thereunder) and because awards to be granted in the future under the Incentive Plan are at the discretion of the Plan Committee, it is not possible to determine the benefits or the amounts that have been or will be received by eligible participants under the Incentive Plan and are subject to stockholder approval of the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

NASDAQ PROPOSAL

Overview

We are seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

We currently have 24,949,885 shares of common stock outstanding.

Pursuant to the Merger Agreement, based on Daseke’s capitalization as of September 30, 2016, we anticipate that we will issue to Daseke stockholders as Closing Merger Consideration upon closing of the Business Combination 25,858,928 shares of our common stock (which includes 2,274,988 founder shares forfeited by our Sponsor in the Sponsor Share Forfeiture), subject to adjustment as set forth in the Merger Agreement. In addition, we may potentially issue up to 15,000,000 additional shares of our common stock to Daseke stockholders as Earn-Out Consideration, subject to the achievement of specified Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets and share price thresholds for the fiscal years ending December 31, 2017, 2018 and 2019. See “The Business Combination Proposal — The Merger Agreement.” Assuming the earn-out is achieved in full, and based on Daseke’s capitalization as of September 30, 2016, we estimate that we may issue up to 40,482,982 shares of our common stock to Daseke stockholders as Total Merger Consideration pursuant to the Merger Agreement. Because the number of shares of our common stock we anticipate issuing in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Hennessy Capital, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b).

Pursuant to the Preferred Financing, we entered into Preferred Subscription Agreements with certain institutional accredited investors to purchase shares of our Series A Convertible Preferred Stock in a private placement to be consummated prior to the closing of the Business Combination, subject to certain conditions, including the closing of the Business Combination. The Preferred Subscription Agreements commit such accredited investors to purchase, in the aggregate, 650,000 shares of our Series A Convertible Preferred Stock for gross proceeds of $65.0 million. The terms, rights, obligations and preferences of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which will be filed with the proposed charter with the Secretary of State of the State of Delaware upon the closing of the Business Combination, and which is described further in “The Business Combination Proposal — Series A Convertible Preferred Stock Certificate of Designations.” Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into 8.6957 shares of Hennessy Capital common stock (assuming a conversion price of $11.50 per share), which may be adjusted from time to time as set forth in the Certificate of Designations. Based on the assumed conversion rate, approximately 5,652,174 shares of Hennessy Capital common stock would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued.  The conversion price will be determined at the time of issuance and will be an amount equal to the average weighted average price for the Hennessy Capital common stock during the 20 consecutive trading days immediately preceding the date of issuance multiplied by 1.150, but in no event will it be more than $11.50. The conversion price will be subject to specified adjustments as set forth in the Certificate of Designations.

Pursuant to the Backstop Commitment, we entered into Backstop and Subscription Agreements with certain institutional accredited investors to purchase (as and to the extent requested by us), in the aggregate, up to 3,500,000 shares of our common stock,  through (i) open market or privately negotiated transactions with third parties, (ii) a private placement (at a purchase price of $10.00 per share) to occur concurrently with the consummation of the Business Combination, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. Since the Company will not receive any funds from the purchase of shares in the open market or in privately negotiated transactions, it is unlikely that Hennessy Capital will receive the full $35.0 million in proceeds contemplated by the Backstop Commitment.  In addition, assuming the full $35.0 million Backstop Commitment amount has been utilized, we will issue upon closing 391,892 Utilization Fee Shares in the aggregate to such investors in consideration for their Backstop Commitment thereunder.  The Sponsor has agreed that, concurrently with such issuance of Utilization Fee Shares, it will forfeit to Hennessy Capital an equal number of founder shares to the Company for forfeiture and cancellation, 50% of which will be reflected as an adjustment to the Closing Merger Consideration.

Because we may issue 20% or more of our outstanding common stock when considering together the Preferred Financing and the Backstop Commitment, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(d).

The terms of the Merger Agreement, the Closing Stock Consideration, the Earn-Out Consideration, the Preferred Subscription Agreements, the Certification of Designations and the Backstop and Subscription Agreements are complex and only briefly summarized above. For further information, see “The Business Combination Proposal — The Merger Agreement” and “The Business Combination Proposal — Related Agreements.”

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, and assuming the Earn-Out Consideration is fully achieved under the Merger Agreement (and based on Daseke’s capitalization as of September 30, 2016), and assuming the Preferred Financing and Backstop Commitment are fully utilized, we anticipate issuing (i) up to an aggregate of approximately 40,482,982 shares of our common stock to Daseke stockholders as Total Merger Consideration pursuant to the Merger Agreement, (ii) up to an aggregate of approximately 5,652,174 shares of our common stock to one or more institutional accredited investors in connection with the Preferred Financing on an as-converted basis, (iii) up to an aggregate of approximately 3,891,892 shares of our common stock to one or more institutional accredited investors in a private placement pursuant to the Backstop Commitment (which includes 391,892 Utilization Fee Shares issued to investors in consideration for their Backstop Commitment) and (iv) up to an aggregate of 450,000 shares of our common stock in a private placement to the Investment Banks as partial payment for the deferred IPO underwriting discounts and fees. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. The Backstop Commitment investors have agreed to vote their shares of common stock in favor of the Nasdaq Proposal. Broker non-votes and abstentions will have no effect with respect to the approval of this proposal.

This proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2.

Consequence of a Failure to Provide Stockholder Approval

IF OUR STOCKHOLDERS DO NOT APPROVE THE NASDAQ PROPOSAL, WE WILL HAVE THE RIGHT TO ISSUE SHARES UP TO 19.9% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK, PURSUANT TO THE PREFERRED FINANCING AND BACKSTOP COMMITMENT, WITHOUT STOCKHOLDER APPROVAL; HOWEVER, EVEN WITHOUT STOCKHOLDER APPROVAL OF THE NASDAQ PROPOSAL, WE WILL HAVE THE RIGHT TO ISSUE THE FULL NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK CONTEMPLATED BY THE PREFERRED FINANCING (SUBJECT TO PROVISIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK CERTIFICATE OF DESIGNATIONS THAT WILL LIMIT THE CONVERTIBILITY OF THE SHARES OF THAT SERIES UNLESS AND UNTIL STOCKHOLDER APPROVAL HAS BEEN SO RECEIVED).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal. It is important for you to note that in the event that the Business Combination Proposal, Proposal 2 and, unless waived by Daseke, the Director Election Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Information About Hennessy Capital

General

We are a blank check company incorporated in Delaware on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Merger Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the diversified industrial manufacturing, distribution and services sectors in the United States, although we were able to pursue a business combination outside these industries.

In July and August 2015, we consummated our initial public offering of 19,959,908 units (including with respect to 17,500,000 units which closed on July 28, 2015 and with respect to 2,459,908 units which closed on August 4, 2015 related to the partial exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit, with each unit consisting of one share of our common stock and one warrant to purchase one-half of one share of our common stock at an exercise price of $5.75 per one-half of one share ($11.50 per whole share). The shares of our common stock sold as part of the units in our IPO are referred to in this report as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of approximately $199,599,000. Prior to the consummation of our IPO, in April 2015, our Sponsor purchased 5,031,250 founder shares for a purchase price of $25,000, or approximately $0.005 per share. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, our independent directors, 35,000 founder shares to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, 200,000 founder shares to Mr. Charlton, our President and Chief Operating Officer and 5,000 founder shares to Charles B. Lowrey II, an advisor to our Company. Further, upon the closing of the Business Combination, our Sponsor will forfeit to Hennessy Capital such number of founder shares equal to (a) approximately 2.3 million less (b) 50% of the Utilization Fee Shares (as defined herein) to the Company for cancellation, and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as partial merger consideration in the Business Combination.

Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chief Executive Officer and Chairman, is the managing member of Hennessy Capital LLC.

Concurrently with the consummation of our IPO, the Sponsor purchased from the Company an aggregate of 15,080,756 warrants at a price of $0.50 per warrant (for an aggregate purchase price of approximately $7,540,000) in a private placement, which are referred to herein as the “placement warrants”). Each placement warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per one-half of one share ($11.50 per whole share). After the payment of approximately $592,000 in expenses relating to our IPO (other than underwriting commissions), approximately $199,599,000 of the net proceeds of our IPO (or approximately $10.00 per unit sold in our IPO) and the private placement of the placement warrants were placed in a trust account with Continental Stock Transfer & Trust Company as trustee. All proceeds in the trust account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. Except for a portion of the interest income that may be released to us to pay any taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by July 28, 2017 (subject to the requirements of law). The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2016, there was $199.7 million held in the trust account (approximately $0.1 million of which was withdrawn in October 2016 for taxes and working capital purposes) and approximately $0.8 million held outside the trust account available for working capital purposes. In October 2016, May 2016 and November 2015, approximately $84,500, $201,000 and $150,000, respectively, of interest earned was withdrawn from the trust account for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account and funds from the Debt Financing.

Selection of a Target Business and Structuring of our Initial Business Combination

Under Nasdaq rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has obtained an opinion from VRC, an independent valuation firm, with respect to the satisfaction of such criteria. For more information, See “The Business Combination Proposal — Description of Fairness Opinion of Valuation Research Corporation.” Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable and amounts released to us for working capital purposes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 30, 2016, the amount in the trust account, net of taxes payable, is approximately $10.00 per public share. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights.

If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. In addition, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have three officers and no other employees. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Daniel J. Hennessy	59	Chairman of the Board of Directors and Chief Executive Officer
Kevin Charlton	51	President, Chief Operating Officer and Director
Nicholas A. Petruska	30	Executive Vice President, Chief Financial Officer and Secretary
Bradley Bell	64	Director and Chairman of the Audit Committee
Richard Burns	63	Director
Peter Shea	65	Director and Chairman of the Compensation Committee
Thomas J. Sullivan	54	Director

Daniel J. Hennessy, our Chairman and Chief Executive Officer since May 2015, is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman. Mr. Hennessy serves as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products, or provide services for, the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from

May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy 1.

Kevin M. Charlton, our President and Chief Operating Officer since May 2015 and one of our directors since our initial public offering, is also is the Managing Partner of River Hollow Partners, a private equity firm he founded in July 2013 to focus on the lower mid-market. From October 2013 to February 2015, Mr. Charlton served as President, Chief Operating Officer and a member of the board of directors of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since from January 2014 to February 2015 as a director. Prior to that, from August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and led a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in August 2009, Mr. Charlton worked as Managing Director at Investcorp International, a mid-market private equity firm, from August 2002 to June 2009. Prior to joining Investcorp International in August 2002, he worked for JPMorgan Chase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. Mr. Charlton has served on the boards of over 20 private and public companies and their subsidiaries in a variety of roles, with significant industrial experience in businesses such as FleetPride, a distributor of aftermarket heavy duty truck parts, Neptune Technologies, a manufacturer of water meters and metering systems, Synthetic Industries, a manufacturer of industrial fabrics, and Brek Manufacturing, an aerospace components manufacturer. Since January 2010 he has been a member of the Board of Directors of Spirit Realty Corporation (NYSE: SRC), a triple net real estate investment trust that went public in September 2012, where he is a member of the Compensation and Governance Committees. Since August 2014, Mr. Charlton has served on the board of Dancing Deer Baking Company, a manufacturer of branded baked goods and a portfolio company of River Hollow Partners. Since March 2015, he has served as a member of the Board of Directors of Macro Energy, an advisory firm focused on high-efficiency lighting retrofits for commercial tenants and a portfolio company of River Hollow Partners. He received a Masters in Business Administration with honors from the Kellogg School of Management at Northwestern University in June 1995, a Masters of Science in Aerospace Engineering with Distinction from the University of Michigan in June 1990, and a Bachelors of Science in Engineering Cum Laude from Princeton University in June 1988. Mr. Charlton is well-qualified to serve as director due to his experience in private equity and public and private company governance, as well as his background in industrial business and his experience with Hennessy 1.

Nicholas A. Petruska, our Executive Vice President, Chief Financial Officer and Secretary since May 2015, has served as Vice President of Hennessy Capital LLC, the managing member of our Sponsor, since November 2013, in which position he advised Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), in connection with its initial public offering in January 2014. In addition, he worked closely with Hennessy 1’s CEO and COO on transaction origination and initial assessments of potential target companies and led the due diligence assessment and transaction execution for Hennessy 1’s business combination, which was consummated in February 2015. From July 2012 to July 2014, Mr. Petruska served as an associate at CHS Capital, a Chicago-based middle market private equity investment firm, where he evaluated leveraged buyouts and structured equity investments across multiple sectors and monitored certain portfolio companies of CHS. From January 2010 to July 2012, Mr. Petruska served as an investment banking analyst for Morgan Stanley (NYSE: MS) in the mergers and acquisitions and corporate finance groups with a focus on diversified industrials and consumer retail. He holds a B.S. degree, summa cum laude, from Miami University with majors in Finance and Decision Sciences.

Bradley Bell has served as one of our independent directors and the chairman of our audit committee since our initial public offering. From January 2014 to February 2015, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). Since October 2014, Mr. Bell has served as a director of MPM Holdings, Inc., a global manufacturer of silicones, quartz, and ceramics, where he has been Non-Executive Chair since December 2014. Since July 2015, Mr. Bell has served as a director and Chairman of the Audit Committee of The Chemours Company LLC (NYSE: CC), a chemical solutions company. From 2001 through 2015, he served as a director of IDEX Corporation (NYSE:IEX), a global industrial company with key growth platforms in Fluid Metering Technology and Health & Science Technology segments, where he chaired the Nominating and Corporate Governance Committee and served on the Compensation Committee. From 2003 to July 2015, he served as a director of Compass Minerals Corporation (NYSE:CMP), an international mining company with operations in salt and specialty fertilizers, where he was chair of the Compensation Committee since May 2010, a member of the Nominating and Corporate Governance Committee from May 2009 until May 2015 and a member of the Audit Committee since May 2012. From 2009 to 2015, he served as a director and Chairman of the Audit Committee of Coskata Company, a pre-revenue biomass startup with proprietary technology for the production of fuels and chemicals utilizing anaerobic microorganisms. From November 2003 to December 2010, Mr. Bell served as Executive Vice President of Nalco Corporation, an industrial water treatment and energy services company. Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. He has held directorships at publicly traded companies for over 25 years, during which he chaired governance, audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired training and experience in corporate governance and executive compensation. Mr. Bell received a bachelor of science degree in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University. Mr. Bell is well qualified to serve as director due to his experience in public and private company governance and accounting, including his service on audit, nominating and corporate governance and compensation committees, including his experience with Hennessy 1.

Richard Burns has served as one of our independent directors since our initial public offering. From January 2014 to February 2015, Mr. Burns served as a director of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). He also serves as a Senior Advisor to McKinsey & Company, consulting with telecom service providers, suppliers, and private equity investors, and has done so since April 2008. Mr. Burns also serves on the boards of GeorgiasOwn Credit Union, a consumer retail financial services firm, since 2002 and Unison Site Management, a cell site management firm, since March 2010. Mr. Burns has over 35 years of combined executive experience in telecommunications, including landline, broadband and wireless networks. He served as an officer of BellSouth from 2002 to 2006, holding a number of positions including Chief Integration Officer for Broadband Transformation, President of Bellsouth Broadband and Internet Services, and Chief Supply Chain Officer. He also served as an officer of AT&T from December 2006 to March 2008, as President of AT&T’s Wireless Network. Through his experience, Mr. Burns has developed expertise in operations, mergers, financial management, and private equity investment. Through his executive experience and board service Mr. Burns has acquired both experience and training in corporate governance, executive compensation, and finance. Mr. Burns received both his Bachelor and Master’s Degrees in Engineering from the University of Louisville, and an MBA from Vanderbilt University with Honors. Mr. Burns is well qualified to serve as a director due to his executive experience in large public companies, as well as his board experience in privately held firms and Hennessy 1.

Peter Shea has served as one of our independent directors and the chairman of our compensation committee since our initial public offering. From January 2014 to February 2015, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). Since January 2010, Mr. Shea has been a private equity advisor and an independent director for various companies. He has served as an operating partner of Snow Phipps Group, a private equity firm, since April 2013 and as an operating advisor for OMERS Private Equity (the private equity division of the Ontario Municipal Employees Retirement System) since November 2011. He has been a director of Viskase Companies, a supplier of cellulose and fibrous casings, from October 2006 to the present, where he is currently Chairman of the Audit Committee and previously served as chairman of the Compensation Committee. He has been a director of CVR Partners LP (NYSE: UAN), a nitrogen fertilizer producer, since May 2014 where he is currently the Chairman of the Environmental, Health and Safety Committee and a member of the Audit Committee. Mr. Shea also serves as chairman of the board of directors of Voltari Corporation (NASDAQ: VLTC), a commercial real estate company, since September 2015. Mr. Shea has served as Chairman of the Board of Directors of FeraDyne Outdoors LLC, a manufacturer of hunting and fishing accessories, since May 2014. Since November 2014, he has served as Chairman of Teasedale Foods, a processor of Hispanic foods. Mr. Shea has served as a Director of Trump Entertainment Resorts LLP since January 2016 where he is a member of the Audit Committee. He served as a director of Give and Go Prepared Foods, a bakery manufacturer, from January 2012 until July 2016. He was a Director of CTI Foods, a processor of protein and soup products for quick serve restaurant chains from May 2010 to July 2013. Mr. Shea was President of Icahn Enterprises (NYSE: IEP) from October 2006 to June 2009 and during the same period led Portfolio Company Operations for Icahn Associates, Carl Icahn’s private portfolio. He previously served as a director of Sitel Worldwide Corporation, a customer solutions provider, from October 2011 until September 2015. Mr. Shea served as a director of each of the following companies from October 2006 to May 2009: XO Holdings, a telecommunications services provider, American Railcar, a manufacturer of covered hopper and tank railcars, WestPoint International, a home textiles manufacturer and PSC Metals, a national operator of scrap yards. From 2002 to 2006 Mr. Shea was an independent consultant to various companies, an advisor to private equity firms and a director of Sabert Company, a packaging company. Mr. Shea has also served as a director, Chairman, Executive Chairman, Chief Executive Officer, President or Managing Director of a variety of companies including H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe, John Morrell & Company, Specialty Meats Company, each an international meat processing firm, Grupo Polymer United in Latin America, a plastics manufacturer, Roncadin GmbH, a food processor operating across Europe, Premium Standard Farms, New Energy Company of Indiana and United Brands Company where he was Head of Global Corporate Development. He has an MBA from the University of Southern California and a BBA from Iona College. Mr. Shea is well qualified to serve as a director due to his experience in public and private company governance and private equity, including his service on numerous corporate boards and on audit and compensation committees, including his experience with Hennessy 1.

Thomas J. Sullivan has served as one of our independent directors since our initial public offering. Since July 2016, he has served as a partner of Standard General LP, a New York-based investment firm that manages event-driven opportunity funds. Mr. Sullivan has served as a director of Media General (NYSE: MEG), a multimedia company, since November 2013. Prior to the merger of Media General and New Young Broadcasting Holding Co. (“Young”), Mr. Sullivan was a member of the Board of Directors, as well as of the Audit, Compensation and Nominating Committees, of Young from January 2009 until November 2013. Mr. Sullivan held the position of Executive Chairman of Young from June 2012 until November 2013 and served as Senior Vice

President, Finance and Chief Financial Officer in 2012. Until January 31, 2016, Mr. Sullivan served as a director of American Apparel, Inc. (OTC: AAP), a manufacturer, distributor, and retailer of apparel products and designs, and served as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. He has also served as a member of the advisory board of Millennium Custodial Trust since 2010 and a Trustee of Accredited Mortgage Loan REIT since 2009. Since 2009, Mr. Sullivan serves as the Managing Partner of Smallwood Partners, LLC, a financial advisory services firm. Mr. Sullivan’s previous experience also includes serving as a Managing Director with Investcorp International, Inc., an international middle market private equity firm. Mr. Sullivan has served on numerous boards for 20 years and has broad leadership, operational and financial restructuring experience as well as experience in the fields of private equity and capital markets. Mr. Sullivan holds a B.B.S. from Villanova University. Mr. Sullivan is well qualified to serve as a director due to his experience as a public company director and in the private equity sector.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bell, Shea, Burns and Sullivan are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Hennessy is the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor and our Sponsor’s managing member, Hennessy Capital LLC, and has an extensive background in analyzing, reviewing and managing investments in companies in a variety of industries. By having Mr. Hennessy serve as the Chief Executive Officer and as Chairman, the board of directors believes that it enables Mr. Hennessy to ensure that the board of directors’ agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Daseke will succeed Mr. Hennessy as our Chief Executive Officer and Chairman of the Board, and Mr. Hennessy will continue to serve as Vice Chairman of the Board. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the

Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of Hennessy Capital’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

During the period from April 28, 2015 (inception) through December 31, 2015, our board of directors held two meetings and our audit committee held two meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Bell, Burns, Shea and Sullivan currently serve as members of our audit committee. Mr. Bell serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Bell, Burns, Shea and Sullivan are each independent under applicable Nasdaq and SEC rules.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•         pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent auditors;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•         reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has formed a compensation committee of the board of directors. The current members of our Compensation Committee are Messrs. Shea, Bell, Burns and Sullivan, and Mr. Shea is the current chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our equity-based remuneration plans;

•         assisting management in complying with our SEC filings and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating and corporate governance committee and adopt a written charter for this committee upon consummation of the Business Combination. Prior to such time, we do not intend to establish this committee; however, all of our independent directors will address any nomination process, as required by the rules of Nasdaq, prior to such time that we establish the committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, upon request from us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same.

Executive Compensation

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. We paid Mr. Petruska, our Chief Financial Officer, $11,650 per month for his services during the first 12 months following our initial public offering (through July 28, 2016). We have paid $8,300 per month to Mr. Petruska thereafter (for a maximum of 12 additional months) and an additional $150,000 in cash upon the successful completion of our initial business combination. Commencing on July 22, 2015 and continuing through the earlier of the consummation of our initial business combination and our liquidation, we are obligated to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, by a compensation committee of our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing of the Business Combination, provided that the Director Election Proposal is approved, Messrs. Hennessy and Charlton will continue to be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.

Fees and Services

The firm of WithumSmith+Brown, PC has acted as our independent registered public accounting firm.

The following is a summary of fees paid to our independent registered public accounting firm for services rendered through December 31, 2015:

Audit Fees

Fees paid or payable for our independent registered public accounting firm were approximately $37,500 for the services it performed in connection with the May 7, 2015 audit and our IPO, including review of our registration statement on Form S-1 and amendments thereto, comfort letters and consents. The aggregate fees billed by WithumSmith+Brown, PC for professional services rendered for the audit of our annual financial statements and review of the financial information included in our Forms 10-Q and Form 10-K for the respective periods for the year ended December 31, 2015 totaled approximately $37,000.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by WithumSmith+Brown, PC during the year ended December 31, 2015.

Tax Fees

We have incurred fees of $2,500 for tax services in connection with our 2015 tax returns.

All Other Fees

There have been no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Hennessy Capital Management’s Discussion and Analysis of Financial
Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Hennessy Capital included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Hennessy Capital Acquisition Corp. II. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on April 29, 2015 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of our IPO and the sale of the private placement warrants that occurred concurrently with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

On April 1, 2016, we entered into an Agreement and Plan of Merger (as amended on July 13, 2016 and August 17, 2016, and as so amended, the “USI Merger Agreement”) with USI Senior Holdings, Inc. (“USI”), a wholly owned subsidiary of the Company, and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative. Pursuant to the USI Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of USI through a merger of a wholly owned subsidiary of the Company with and into USI, with USI surviving such merger as a direct wholly owned subsidiary of the Company.

On October 4, 2016, the Company and USI mutually agreed to terminate the USI Merger Agreement, effective as of October 4, 2016. The Merger Agreement provided that the Company will reimburse USI for certain expenses incurred by USI in connection with the proposed transaction, which costs are included in accrued liabilities at September 30, 2016.

On December 22, 2016, we entered into the Merger Agreement with Daseke. The Merger Agreement provides for the acquisition by us of all of the outstanding capital stock of Daseke, Inc. through a merger of a wholly owned subsidiary of the Company with and into Daseke, Inc., with Daseke, Inc. surviving such merger as a direct wholly owned subsidiary of the Company. We refer to Daseke, Inc. and its consolidated subsidiaries hereafter collectively as “Daseke,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

Daseke a leading provider of transportation and logistics solutions focused exclusively on open deck freight in North America. Daseke believes it is the largest owner24 and the second largest provider of open deck transportation by revenue in North America.25 Daseke’s principal operations are in Addison, Texas.

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the closing of the Business Combination (the “Closing Merger Consideration”) is comprised of an aggregate

____________

24          CCJ Top 250, September 2016

25          “Top 100 For-Hire Carriers,” 2016 Transport Topics

number of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) equal to the sum of (i) (a) $626 million, plus (b) the positive amount of Daseke cash, minus (c) the aggregate amount of Daseke indebtedness, unpaid income taxes, certain transaction fees and expenses and the Main Street and Prudential Consideration (as defined herein), in each case as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the number of shares forfeited by our Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below). Pursuant to the Main Street and Prudential Agreement (as defined herein),  we are required to repurchase Daseke shares held by Main Street and Prudential (as each is defined herein) immediately prior to closing for a mix of cash and stock consideration (and, in certain cases, for all-cash consideration). All other Daseke stockholders will receive all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration. In total, based on Daseke’s capitalization as of September 30, 2016, and assuming (for illustrative purposes) redemptions of approximately 33% of our outstanding public shares, we estimate that, upon closing of the Business Combination, we will (1) pay $35.0 million in aggregate cash consideration (or approximately $1,395 per Daseke share) to repurchase Main Street’s and Prudential’s Daseke shares pursuant to the Main Street and Prudential Agreement and (2) issue an aggregate of 25.7 million shares of Hennessy Capital common stock (including up to 2.3 million shares as a result of the Sponsor Share Forfeiture (as defined and further described below)), to all other Daseke stockholders as Closing Merger Consideration pursuant to the Merger Agreement.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration,” and together with the Closing Merger Consideration, the “Total Merger Consideration”).The Total Merger Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

In order to facilitate the Business Combination, our sponsor, Hennessy Capital Partners II LLC (our “Sponsor”), has agreed to the forfeiture of more than half of its founder shares for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment (as defined herein and described further below) and the Investment Banks in partial payment of the Investment Banks’ deferred underwriting discounts and fees incurred in connection with Hennessy Capital’s IPO. Prior to the closing of the Business Combination, the Sponsor will forfeit to the Company that number of Sponsor’s founder shares equal to (a) 2,274,988 less (b) 50% of the “Utilization Fee Shares” (if any, and as defined and described further herein), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration. We refer to this founder share forfeiture by the Sponsor and issuance by the Company of an equivalent number of new shares to Daseke stockholders in the Business Combination as the “Sponsor Share Forfeiture.” In addition, assuming the Backstop Commitment is utilized, the Sponsor will forfeit to the Company up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company), and the Company will issue an equivalent number of newly issued shares of Hennessy Capital common stock as “Utilization Fee Shares” to the Backstop Commitment investors. Additionally, the Sponsor anticipates forfeiting an additional 270,000 founder shares prior to closing in connection with the payment of deferred underwriting discounts and fees to the Investment Banks.

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, we have entered into an agreement for the expected sale of $65.0 million of our preferred stock in a private placement (the “Preferred Financing”) and debt commitment letters for an expected $350.0 million debt financing (the “Debt Financing”). In addition, we have received commitments from investors in the Backstop Commitment (as defined herein) to purchase up to $35.0 million in shares of our common stock (as and to the extent requested by us) through one or more of (i) open market or privately negotiated transactions with third parties (including forward contracts), (ii) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration. We have agreed to use any cash remaining in our trust account following redemptions to increase the cash portion of the aggregate consideration payable to Main Street and Prudential until all of the shares of Daseke common stock held by Main Street and Prudential have been repurchased for cash. For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

The Business Combination also calls for additional agreements, including, among others, the Common Stock Backstop and Subscription Agreement, Preferred Stock Subscription Agreement, Voting and Support Agreement, Lock-Up Agreements, Registration Rights Agreement and Sponsor Share Forfeiture Agreement, as described elsewhere in this proxy statement.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that the total transaction costs for the Business Combination (including costs incurred in connection with the Debt Financing and fees and expenses in connection with the Preferred Financing and Backstop Commitment) will aggregate approximately $34.4 million (including the deferred underwriting discounts and fees from our IPO). A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs, but not the approximately $7.2 million in deferred underwriters’ commissions) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account. Further, Daseke’s expenses for the Business Combination are estimated to aggregate approximately $5.5 million.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

On January 5, 2017, Hennessy consummated a transaction in which it received a $5 million release fee in exchange for releasing a party from a non-circumvention agreement with the Company that was associated with a planned business combination with a third party that was not consummated.  In connection with the receipt of this payment by the Company, the Company paid down liabilities accrued in connection with that business combination that did not close.

Results of Operations

For the period from April 29, 2015 (inception) through September 30, 2016 our activities consisted of formation and preparation for our initial public offering and subsequent to our initial public offering, locating and completing a suitable initial business combination. As such, we had no operations or significant operating expenses until July 2015.

Our normal operating costs include costs associated with our search for an initial business combination, costs associated with our governance and public reporting, state franchise taxes of approximately $10,500 per month, a charge of $10,000 per month from our Sponsor for administrative services since our initial public offering and $11,650 per month (or $8,300 per month after twelve months following our initial public offering) for the services of Mr. Petruska.

Costs increased very significantly in the three and nine months ended September 30, 2016 due to professional and consulting fees and travel associated with evaluating various initial business combination candidates, negotiating and executing the USI Merger Agreement and related agreements in connection with the previously proposed merger with USI. Such costs approximated $2,650,000 and $6,850,000, for three and nine months ended September 30, 2016, respectively, including approximately $4,475,000 of which has been included in accrued liabilities (approximately $4,450,000) and accounts payable (approximately $25,000). In addition to professional, due diligence and consulting fees and travel costs already incurred in connection with the Business Combination, significant additional costs are continuing and are still to be incurred. Among those costs still to be incurred are costs associated with a “fairness opinion” and certain financing costs as well as various success fee payments which will be incurred in the quarter that the Business Combination is consummated, which is currently expected to be the quarter ending March 31, 2017. In the nine months ended September 30, 2016, approximately $65,000 of accrued franchise taxes were reversed as final calculations resulted in a lower tax than anticipated since Hennessy Capital was not incorporated until April 2015.

Investment income of approximately $99,000 and $317,000 in the three and nine months ended September 30, 2016, respectively, represents the interest income accrued on our investments in the trust account. Investments in the trust account consisted of U.S. government treasury bills which matured on April 14, 2016. Upon maturity, the proceeds were invested in a money market fund that invests solely in direct U.S. government obligations meeting the applicable conditions of Rule 2a-7 of the Investment Company Act of 1940. Subsequent to September 30, 2016, on October 7, 2016, we purchased approximately $199,599,000 principal amount of U.S. government treasury bills due March 2, 2017 yielding approximately 0.4%. We expect interest income to increase during the period from October 7, 2016 to March 2, 2017 as the yield on the October 7, 2016 U. S. government treasury bill is higher than the approximately 0.2% yield experienced on investments for the nine months ended September 30, 2016.

Liquidity and Capital Resources

In July and August 2015, we consummated our initial public offering of an aggregate of 19,959,908 units at a price of $10.00 per unit generating gross proceeds of approximately $199,599,000 before underwriting discounts and expenses. Simultaneously with the consummation of our initial public offering, we consummated the private placement of 15,080,756 private placement warrants, each exercisable to purchase one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), to our Sponsor, at a price of $0.50 per private placement warrant, generating gross proceeds, before expenses, of approximately $7,540,000. We received net proceeds from our initial public offering and the sale of the private placement warrants of approximately $201,746,000, net of the non-deferred portion of the underwriting commissions of $4,790,000 and offering costs and other expenses of approximately $592,000. $199,599,000 of the proceeds of our initial public offering and the private placement have been deposited in the trust account and are not available to us for operations (except amounts designated for working capital and amounts to pay taxes and working capital). At September 30, 2016, we had approximately $818,000 of cash available outside of the trust account to fund our activities until we consummate an initial business combination.

Until the consummation of our initial public offering, our only sources of liquidity were an initial purchase of shares of our common stock for $25,000 by our Sponsor, and a total of $237,500 loaned by our Sponsor against the issuance of an unsecured promissory note. These loans were non-interest bearing and were paid in full on July 28, 2015 in connection with the closing of our initial public offering.

At September 30, 2016, we had current liabilities of approximately $6,215,000 and negative working capital of approximately $5,363,000 largely due to amounts owed to professionals, consultants, advisors and others for their services, and to USI for reimbursement of certain of its expenses, in connection with our previously proposed merger with USI, which was terminated. Funds in the trust account are not generally available for this purpose absent an initial business combination. The majority of our current liabilities are due to parties who have agreed to waive any claims against the trust account.

We currently plan, and believe we have the resources assuming the availability of the credit facilities described below, to consummate the Business Combination and related financing during the quarter ending March 31, 2017. Many of the parties working on the Business Combination are working with arrangements that involve success fees or payments due at the closing of the Business Combination. Further, we continue to generate interest income that is available to pay taxes and for working capital purposes. As such, if the Business Combination is not consummated or was terminated, we believe that we would have sufficient resources to fund our operations through July 2017.

Concurrently with the consummation of the Business Combination, we expect to enter into credit agreements governing the terms of the new $350.0 million senior secured term loan credit facility with Credit Suisse (the “Term Loan Facility”), as described further below under the headings “— New Term Loan Facility.” Under the terms of such credit agreements, we anticipate that Daseke Inc.’s ability to pay dividends and distributions to its stockholders generally will be restricted, subject to certain negotiated exceptions that are customary for comparable public companies. We anticipate that the terms of such credit agreements will include customary negotiated exceptions for the making of intercompany loans, investments, asset transfers or dividends or distributions by our subsidiaries to Daseke, Inc., as Daseke, Inc. will be a grantor of security for the obligations under the Term Loan Facility.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

At September 30, 2016 we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with our initial public offering, we entered into an administrative services agreement with an affiliate of our Sponsor, pursuant to which the Company pays Hennessy Capital LLC a total of $10,000 per month for office space, utilities and secretarial support. In addition, the Company paid Mr. Petruska $11,650 per month during the first twelve months after our initial public offering and is paying Mr. Petruska $8,300 per month thereafter and will pay him $150,000 in cash upon the successful completion of our initial business combination for his services. Upon completion of our initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that the total transaction costs for the Business Combination (including costs incurred in connection with the Debt Financing and fees and expenses in connection with the Preferred Financing and Backstop Commitment) will aggregate approximately $34.4 million (including the deferred underwriting discounts and fees from our IPO). A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs, but not the approximately $7.2 million in deferred underwriters’ commissions) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account. Further, Daseke’s expenses for the Business Combination are estimated to aggregate approximately $5.5 million.

New Term Loan Facility

The following is a summary of the principal terms of the Term Loan Facility as we expect them to be in effect upon the consummation of the Business Combination. The final terms of the Term Loan Facility are subject to change.

General

Concurrently with the consummation of the Business Combination, Merger Sub (and, upon consummation of and after giving effect to the Business Combination, Daseke Companies, Inc.), as borrower (the “Term Loan Borrower”), expects to enter into a new seven-year, $350.0 million term loan facility under a loan agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders party thereto. The Term Loan Facility will consist of (i) a $250.0 million term loan funded on the closing date of the Term Loan Facility (the “Closing Date Term Loan”), and (ii) up to $100.0 million of term loans to be funded from time to time under a delayed draw term loan facility (the “Delayed Draw Term Loans” and, together with the Closing Date Term Loan, the “Term Loan Facility”).  Additionally, the size of the Term Loan Facility could increase from time to time pursuant to an uncommitted incremental facility by up to the sum of (a) $65.0 million and (b) an uncapped amount for which availability is to be determined based on maximum first lien, secured, and total leverage ratio-based formulas depending upon the security and ranking of the relevant incremental facility.

Interest rates

Term loans under the Term Loan Facility will bear interest at rates based upon, at the Term Loan Borrower’s election from time to time, either a base rate plus an applicable margin, subject to a base rate floor, or adjusted LIBOR rate plus an applicable margin, subject to a LIBOR floor.

Amortization

The Closing Date Term Loan will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% per annum of the original principal amount thereof. The Delayed Draw Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to a percentage of the original principal amount thereof that will result in the Delayed Draw Term Loans being fungible with the Closing Date Term Loan. The final principal repayment installment of the Closing Date Term Loan and the Delayed Draw Term Loans is required to be repaid on the maturity date of the Term Loan Facility in an amount equal to the aggregate principal amount of the Closing Date Term Loan and the Delayed Draw Term Loans outstanding on such date.

Mandatory and optional prepayments

The Term Loan Facility will permit us to voluntarily prepay our borrowings, subject, under certain circumstances in connection with any repricing transaction that occurs in the six months after the closing of the Term Loan Facility, to the payment of a prepayment premium of 1.00% (except in connection with certain transformative acquisitions or similar investments, change in control transactions and initial public offerings). In certain circumstances (subject to exceptions, exclusions and, in the case of excess cash flow, step-downs described below), we may also be required to make an offer to prepay the Term Loan Facility if we receive proceeds as a result of certain asset sales, debt issuances, casualty or similar events of loss, or if we have excess cash flow (defined as an annual amount calculated using a customary formula based on consolidated adjusted EBITDA, including, among other things, deductions for (i) the amount of certain voluntary prepayments of the Term Loan Facility, and (ii) the amount of certain capital expenditures, acquisitions, investments, and restricted payments). The percentage of excess cash flow that must be applied as a mandatory prepayment is 50% with respect to the initial excess cash flow period and will be 50%, 25% or 0% for future excess cash flow periods depending upon the first lien leverage ratio of the Term Loan Borrower and its restricted subsidiaries.

Guarantees and Collateral

The Term Loan Facility will be guaranteed by the Company and all of the Term Loan Borrower’s wholly owned domestic restricted subsidiaries (subject to customary exceptions for excluded subsidiaries) (collectively, “Term Loan Guarantors” and together with the Term Loan Borrower, collectively “Term Loan Parties” and each a “Term Loan Party”).  Subject to certain customary “certain funds” provisions and other customary exceptions, the Term Loan Facility will be secured by (a) a first priority security interest in substantially all now owned or hereafter acquired personal property and real property of the Term Loan Parties (other than ABL Priority Collateral, as defined below), including, without limitation, (i) a pledge of the capital stock of the Term Loan Borrower owned by the Company and a pledge of the capital stock of each Loan Party’s direct restricted subsidiaries, but limited, in the case of voting capital stock of foreign subsidiaries and controlled foreign corporation holding companies, to a pledge of 65% of the voting capital stock of any first-tier foreign subsidiary or controlled foreign corporation holding company and (ii) any and all tractors, trailers and equipment used for transport, other than any parts inventory) (the collateral described in this clause (a), the “Term Priority Collateral”) of the Term Loan Parties (subject to customary exceptions and exclusions), and (b) a second priority security interest in the following assets of the Term Loan Parties: (i) accounts receivable; (ii) inventory; (iii) cash, cash equivalents (other than cash and cash equivalents constituting identifiable proceeds of Term Priority Collateral); (iv) securities and deposit accounts (subject to exceptions for accounts containing exclusively identifiable cash proceeds of Term Priority Collateral); (v) general intangibles (other than capital stock and intellectual property), instruments, documents, chattel paper, commercial tort claims, letter of credit rights and supporting obligations, in each case related to the foregoing, (vi) books and records to the extent related to the foregoing and (vii) in each case above, proceeds thereof (the collateral described in this clause (b), the “ABL Priority Collateral”).

Financial Covenant

The Term Loan Facility will contain a financial covenant requiring the Company to maintain a consolidated total leverage ratio as of the last day of any fiscal quarter of less than or equal to 4.25 to 1.00 commencing on June 30, 2017, stepping down to 4.00 to 1.00 on March 31, 2019 and stepping down to 3.75 to 1.00 on March 31, 2021. The Company’s consolidated total leverage ratio will be defined as the ratio of (1) consolidated total debt minus unrestricted cash and cash equivalents and cash and cash equivalents restricted in favor of the administrative agent and the lenders not to exceed $5 million, to (2) the Company’s consolidated EBITDA for the trailing 12 month period (with customary add-backs permitted to consolidated EBITDA, including in respect of synergies and cost-savings reasonably identifiable and factually supportable that are anticipated to be realized in an aggregate amount not to exceed 25% of consolidated adjusted EBITDA and subject to other customary limitations).

Other Covenants

The Term Loan Facility will contain (i) certain customary affirmative covenants that, among other things, require compliance with applicable laws, periodic financial reporting and notices of material events, payment of taxes and other obligations, maintenance of property and insurance, and provision of additional guarantees and collateral, and (ii) certain customary negative covenants that, among other things, restrict the incurrence of additional indebtedness, liens on property, sale and leaseback transactions, investments, mergers, consolidations, liquidations and dissolutions, asset sales, acquisitions, the payment of distributions, dividends, redemptions and repurchases of equity interests, transactions with affiliates, prepayments and redemptions of certain other indebtedness, burdensome agreements, holding company limitations, changes in fiscal year and modifications of organizational documents.

Events of Default

The Term Loan Facility will also contain customary events of default, including, among others, nonpayment of principal, interest or other amounts, failure to perform covenants, inaccuracy of representations and warranties in any material respect, cross-defaults and cross-acceleration with other material indebtedness, cross-acceleration and cross payment default with the ABL Facility, certain undischarged judgments, the occurrence of certain ERISA or bankruptcy or insolvency events or the occurrence of a change in control (including, among other things, the acquisition by any person, entity or group (other than certain permitted holders) of more than the greater of (x) 35% of the total voting power of outstanding voting stock of Daseke, Inc. and (y) the percentage of the total voting power of outstanding voting stock of Daseke, Inc. held by certain permitted holders).

New ABL Revolving Credit Facility

The following is a summary of the principal terms of the ABL Facility as we expect them to be in effect upon the consummation of the Business Combination. The final terms of the ABL Facility are subject to change.

General

Concurrently with the consummation of the Business Combination, Daseke Companies, Inc. and certain of its wholly owned domestic subsidiaries, as borrowers, expect to enter into a new five-year, senior secured asset-based revolving credit facility (the “ABL Facility”) under a credit agreement with PNC Bank, National Association, as administrative agent, and the lenders party thereto, in an aggregate maximum credit amount equal to $70.0 million (subject to availability under a borrowing base).  Additionally, the size of the ABL Facility could increase from time to time pursuant to an uncommitted accordion by up to $30 million.

Interest Rates

Borrowings under the ABL Facility will bear interest at rates based upon the Borrower’s fixed charge coverage ratio and, at the Borrower’s election from time to time, either a base rate plus an applicable margin or adjusted LIBOR rate plus an applicable margin.

Amortization

Borrowings under the ABL Facility will not amortize.  All obligations outstanding or issued under the ABL Facility shall be due and payable upon maturity.

Mandatory and optional prepayments

The ABL Facility will permit us to voluntarily prepay our borrowings, without premium or penalty (subject to customary requirements for payment of LIBOR breakage costs). The ABL Facility will contain customary cash management provisions with respect to proceeds of ABL Priority Collateral.  In certain circumstances, we may also be required to prepay the ABL Facility as a result of revolving credit exposure exceeding the borrowing base and, during any period after a default or event of default or after excess availability falling below the greater of (x) $15,000,000 and (y) 20% of the maximum credit amount and continuing until such time as no default or event of default has existed and excess availability has exceeded such amounts for a period of 60 consecutive days, to the extent (a) we receive proceeds of certain asset sales or casualty or similar events of loss with respect to ABL Priority Collateral or (b) we are not required to prepay the Term Loan Facility, if we receive proceeds of certain asset sales, debt issuances, or casualty or similar events of loss with respect to Term Priority Collateral.

Guarantees and Collateral

Our new ABL Facility is expected to be guaranteed by the same Term Loan Guarantors that guarantee the Term Loan Facility (to the extent that such Term Loan Guarantors are not already borrowers under the ABL Facility). The ABL Facility will be secured by a first priority security interest in all ABL Priority Collateral and second priority security interests in all Term Priority Collateral.

Financial Covenants

In addition to a financial covenant similar to the consolidated total leverage ratio required under the Term Loan Facility (but in any event requiring a leverage ratio of less than or equal to 4.25:1.00), during any period after a default or event of default or after excess availability falling below  the greater of (x) $15,000,000 and (y) 20% of the maximum credit amount, continuing until such time as no default or event of default has existed and excess availability has exceeded such amounts for a period of 60 consecutive days, the ABL Facility is expected to require us to maintain a minimum consolidated fixed charge coverage ratio of 1.00x, tested on a quarterly basis.

Other Covenants and Events of Default

We expect the ABL Facility to contain affirmative and negative covenants and events of default similar to those in the Term Loan Facility, together with such additional terms as are customary for a senior secured asset-based revolving credit facility secured by the ABL Priority Collateral.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2016, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $592,000 of professional, printing, filing, regulatory and other costs associated with our IPO were charged to additional paid in capital upon completion of our initial public offering in July and August 2015.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015, the Company had a deferred tax asset of approximately $210,000 and $90,000, respectively, related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Redeemable common stock

All of the 19,959,908 shares of common stock sold as part of the Units in our initial public offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

At September 30, 2016 and December 31, 2015, 18,212,751 and 18,932,591, respectively, of the 19,959,908 public shares were classified outside of permanent equity at redemption value of $10.00 per share.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Information About DASEKE

Daseke Business Overview

Daseke is a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, was one of the fastest-growing companies in 2015.26 Through its acquisition of nine operating companies, Daseke believes it has become the largest owner of open deck equipment27 and the second largest provider of open deck transportation and logistics solutions by revenue in North America.28 From 2009 to 2015, Daseke has grown revenue from $30 million to $679 million at a compound annual growth rate (“CAGR”) of 68%, net income (loss) from $(0.4) million to $3 million, and Adjusted EBITDA from $6 million to $97 million at a CAGR of 57%.29

Don R. Daseke, Daseke’s founder, Chairman, President and Chief Executive Officer, initially identified the opportunity to consolidate the open deck freight market when he made his first investment in the sector by acquiring a small specialty transportation and logistics solutions provider, Smokey Point Distributing, Inc. (“Smokey Point”) in 2008. Mr. Daseke realized that most open deck operators were small, family-owned companies, and there was neither a national carrier nor a publicly traded company focused on the sector. These dynamics created a highly fragmented industry, ripe for consolidation, and Mr. Daseke recognized the significant value in building a national open deck transportation and logistics provider.

Over the past eight years, Mr. Daseke and Daseke’s management team have been focused on the execution of this vision and have grown Daseke into a leading provider of open deck transportation and logistics solutions that is able to provide substantial capacity to national customers. Since acquiring Smokey Point, Mr. Daseke and Daseke’s management team have strategically acquired eight other companies — E.W. Wylie Corporation, J. Grady Randolph, Inc., Central Oregon Truck Company, Inc., Boyd Bros. Transportation, Inc., WTI Transport, Inc., Lone Star Transportation, LLC, Bulldog Hiway Express and Hornady Transportation, LLC — creating a national network of open deck transportation and logistics companies.

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26        Journal of Commerce, April 2016

27        CCJ Top 250, September 2016

28          “Top 100 For-Hire Carriers,” 2016 Transport Topics

29        Adjusted EBITDA is not a recognized measure under GAAP. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

Having successfully acquired and integrated nine companies, Daseke has established a track record of growing its business through strategic and complementary acquisitions that will continue to be a key component of its business plan going forward. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years.30

In addition to its strategic acquisition strategy, Daseke has also established a track record of successfully integrating and growing companies post-acquisition. Within 24 months after being acquired by Daseke, although average net income significantly declined,31 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.32

Daseke’s successful execution of its acquisition and growth strategy has established the company as a scaled, national carrier, providing significant advantages over sub-scale competitors

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30        Based on latest available financials for 12-month period provided by potential acquisition targets. Although Daseke has an identified pipeline of acquisition targets and believes that, after the consummation of the Business Combination, it will have sufficient financial resources to execute its acquisition plans over the next several years, any acquisitions will be dependent on, among other things, the results of its due diligence and Daseke may not complete any acquisitions in its pipeline.

31        On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

32        This growth rate is the simple average of Adjusted EBITDA growth at the companies acquired by Daseke (other than Smokey Point, for which Adjusted EBITDA with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke), based on the companies’ Adjusted EBITDA for the year prior to Daseke’s acquisition as compared to Adjusted EBITDA for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 Adjusted EBITDA). Including Smokey Point’s Adjusted EBITDA growth from the first year after its acquisition by Daseke to the second year, the growth rate of the acquired companies’ Adjusted EBITDA would have been 21.5%.

who may struggle to meet evolving market demands. Daseke is the only pure play national provider of open deck solutions, and Daseke management believes the company’s ability to leverage its scale provides significant purchasing power, more favorable terms for capital and the infrastructure in place to deal with increasing safety and environmental regulations. Further, national customers want to work with national carriers, and Daseke’s platform provides the carrier consolidations that large, blue-chip accounts seek.

Daseke believes that it provides one of the most comprehensive transportation and logistics solutions offerings in the open deck industry. Daseke delivers a diverse offering of transportation and logistics solutions to approximately 4,500 customers across 49 U.S. states, Canada and Mexico. Daseke believes that its nationwide network of more than 40 terminals (shown below), comprehensive suite of high-quality, value-added solutions, specialized knowledge, ability to commit company-owned capacity to its customers and longstanding customer relationships with blue-chip clients represent significant competitive advantages.

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(1)         Daseke tractors do not go into Mexico, only trailers and freight do; tractors are supplied by Mexican carrier-partners.

(2)         Daseke locations may have more than one terminal or sales officer per location.

In addition, delivering high-quality open deck transportation and logistics solutions requires deep industry expertise, highly trained drivers with proper licenses and hauling permits, extensive coordination with local officials, specialized handling techniques, high safety standards and extensive liability insurance coverage. Daseke believes its combination of these capabilities distinguishes it from its competitors. Furthermore, with its focus on quality and safety, Daseke believes it is well-positioned to deliver freight with efficiency and low damage rates, enabling it to maintain its position as a premier open deck transportation services provider.

Daseke’s customers, many of whom are Fortune 500 companies, rely on it to transport mission-critical loads, making it an integral part of their supply chains. Daseke’s ability to dependably transport high-value, complex and time-sensitive loads as well as provide the value-added logistics services required to plan, transport and deliver loads has resulted in longstanding and established customer relationships. Examples of the freight Daseke regularly transports include aviation parts, manufacturing equipment, structural steel, pressure vessels, wind turbine blades, heavy equipment and building and construction materials. Although Daseke’s transportation services agreements with its customers are generally terminable on 30 to 60 days’ notice, relationships with its top ten customers exceed 20 years on average.

Daseke operates an “asset right” business model that combines strategic equipment ownership with complementary asset-light operations, which maximizes scale, growth, flexibility and profitability. Asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations, which is often a customer requirement. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. Daseke’s asset-light operations provide the ability to expand during periods of high demand with minimal incremental investment and the ability to contract during times of lower demand with limited redundancy costs or under-utilized assets. Daseke’s asset-light service solutions consist of owner-operator transportation and freight brokerage, which generated approximately 38% of its freight and brokerage revenue in 2015 and approximately 34% for the nine months ended September 30, 2016.

Daseke’s Industry33

Overview of the Open Deck Freight Market. The open deck freight market is expected to represent an approximately $133 billion subset of the broader transportation and logistics market in 2016 and is expected to grow to $174 billion in 2019. Open deck freight is defined as loads secured atop trailer decks without sides or a roof and is generally both complex and time-sensitive. These routes are frequently more irregular than dry-van routes due to the nature of the freight. Open deck lanes stretch across the country, with particular density around corridors of significant lumber, steel and machinery production, notably in the Southeast, Midwest and West Coast regions of the United States.

•         Complex and time-sensitive freight:  The complexity and time-sensitivity of open deck freight separates it from regular dry-van freight. The open deck industry requires highly trained drivers and specialized equipment with the ability to handle uniquely shaped and overweight cargo. Specialized loads often require specific expertise to address the additional administrative paperwork, proper licenses and hauling permits, extensive coordination with local officials and escort vehicles. Furthermore, high-value loads demand increased liability insurance that smaller competitors often cannot provide.

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33        Industry information presented in this section was provided by FTR Associates, Inc. (“FTR”), whom Daseke engaged to provide analysis of its industry. Although we believe FTR and other third-party sources cited herein are reliable as of their respective dates, neither we nor Daseke have independently verified the accuracy or completeness of this information.

•         Fragmented industry ripe for consolidation: The open deck industry is highly fragmented and as of year-end 2014, 89% of flatbed fleets and 85% of specialized fleets had fewer than ten trucks and only 11% of open deck providers had between 10 and 1,000 trucks. This fragmentation, combined with the current regulatory and capacity environment, favors carriers of scale who can provide capacity, the right equipment and consistency in service to meet the demands of the largest shippers. Shippers are also increasingly consolidating their transportation needs among a small number of preferred providers. These dynamics present an opportunity for consolidation by the largest providers.

•         Driver supply and capacity: Open deck hiring needs are expected to increase by over 100,000 drivers per year through 2020 primarily due to the regulatory climate and a robust demand environment. This will likely lead to capacity shortfalls. The driver supply shortfall is particularly acute in the open deck sector due to the physical demands and expertise required for load planning and cargo securement. This environment should favor the highest-quality operators who are best positioned to attract and retain talented, experienced drivers. Constrained capacity is also expected to drive rate increases when a tight supply environment is paired with a strong demand climate.

•         Capacity-restricting regulatory climate: The current regulatory climate for the entire trucking industry, which includes implementation of hours-of-service (“HOS”) limitations through Electronic Logging Devices (“ELDs”), is expected to reduce capacity and as a result, drive rate increases. ELDs, which monitor driver compliance to HOS regulations decrease the number of available driver hours and thereby reduce capacity. While these devices only had 15% market penetration as of August 2015, primarily among the largest carriers, the Federal Motor Carrier Safety Administration (the “FMCSA”) has mandated ELDs in all interstate commercial trucks by December 2017. Over 93% of Daseke’s company-owned tractors already have ELDs installed, and the remaining tractors are on schedule for ELD-installation by or before the FMCSA deadline. Smaller carriers employing lower safety standards are likely to be challenged by this mandate, which provides an advantage to carriers who have already complied and adapted to ELDs because most fleets initially experience decreased performance when first using ELDs. FTR estimates that after the ELD mandate is fully in effect in December 2017, 3% of all capacity (net equivalent of approximately 110,000 trucks) will be removed from the road. In addition to ELDs, in August 2016, in an effort to reduce the severity of crashes involving heavy-duty vehicles, the FMCSA, in conjunction with the National Highway Traffic Safety Administration (the “NHTSA”), proposed a rule that would require all newly manufactured heavy-duty trucks to have speed limiters installed. If approved, the rule would result in reduced capacity in the industry, with each reduced mile estimated to remove the net equivalent of 67,000 trucks. According to the FMCSA and the NHTSA, the speed limiter requirement, if adopted, would likely affect smaller companies most adversely due to the reduction in miles that they can cover with current resources. The majority of Daseke’s company-owned fleet is already equipped with self-imposed speed limiters.

Daseke’s Business

Having acquired and integrated nine companies since 2008, Daseke was one of the fastest-growing companies in 2015 of the 50 largest U.S. trucking companies, and believes it is the largest owner of open deck equipment and second largest provider of open deck transportation and logistics solutions by revenue in North America. Daseke’s open deck fleet consists of approximately 3,000 tractors and 6,000 trailers, which allows it to serve the largest national customers throughout North America. In 2015, Daseke’s company and owner-operator drivers drove approximately 247 million miles, pro forma for the Bulldog Acquisition and the Hornady Acquisition (each described in “— Daseke’s Significant Acquisitions in 2015”). Daseke provides solutions that can broadly be classified under three categories:

•         Company freight (64% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) are loads that are fulfilled by company-owned equipment. As of September 30, 2016, Daseke operated a fleet of 2,305 company-owned tractor units and 6,270 trailers, supported by 2,127 company drivers.

•         Owner-operator freight (19% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) consists of loads transported by independent contractors who provide asset-light capacity to Daseke under exclusive arrangements. As of September 30, 2016, owner-operators of Daseke operated a fleet of 663 tractor units.

•         Freight brokerage (17% of Daseke’s 2015 pro forma freight and brokerage revenue, after giving effect to the Bulldog Acquisition and the Hornady Acquisition) refers to non-asset services in which Daseke arranges for third-party transportation and logistics companies under non-exclusive contractual arrangements to haul freight that does not fit within its network or economic objectives. Daseke leverages relationships with a large and diverse group of more than 5,000 third-party carriers to provide scalable capacity and reliable service to its customers.

Daseke provides these solutions through two reportable segments: Flatbed Solutions and Specialized Solutions.

•         Flatbed Solutions focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment. Daseke’s Flatbed Solutions segment hauls construction products, building materials, roofing, aluminum, iron and steel, among other products. As of September 30, 2016, Daseke’s Flatbed Solutions segment operated 1,622 tractors and 2,857 trailers. Daseke’s Flatbed Solutions segment generated revenue of $329 million in 2015 (after giving pro forma effect to the Hornady Acquisition) and $237 million during the nine months ended September 30, 2016.

•         Specialized Solutions focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and removable gooseneck (“RGN”) solutions. Many of the shippers served by Daseke’s Specialized Solutions segment require highly engineered solutions and customized equipment to meet their unique transportation needs. Examples of the products Daseke’s Specialized Solutions segment haul include aviation parts, wind turbines, agricultural equipment, building and construction equipment, manufacturing equipment and industrial machinery. As of September 30, 2016, Daseke’s Specialized Solutions segment operated 1,346 tractors and 3,413 trailers. Daseke’s Specialized Solutions segment generated revenue of $397 million in 2015 (after giving pro forma effect to the Bulldog Acquisition) and generated revenue of $268 million during the nine months ended September 30, 2016.

Below are charts that show the contribution of each reportable segment to Daseke’s consolidated total revenue, net income and Adjusted EBITDA for 2015 on a pro forma basis, giving effect to the Bulldog Acquisition and the Hornady Acquisition, and the nine months ended September 30, 2016. Adjusted EBITDA is not a recognized measure under accounting principles generally accepted in the United States (“GAAP”). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

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(1)      Percentages are calculated based on revenues of each segment, inclusive of $2.1 million and $2.4 million of intersegment revenues for the Flatbed Solutions segment and the Specialized Solutions segment, respectively. Such intersegment revenues are eliminated in Daseke’s consolidated results.

(2)      Percentages are calculated based on the net income of each segment, without including $10.0 million of unallocated corporate overhead in either the numerator or denominator.

(3)      Percentages are calculated based on the Adjusted EBITDA of each segment, without including $1.9 million of unallocated corporate overhead in either the numerator or denominator.

(4)      Percentages are calculated based on revenues of each segment, inclusive of $1.5 million and $2.0 million of intersegment revenues for the Flatbed Solutions segment and the Specialized Solutions segment, respectively. Such intersegment revenues are eliminated in Daseke’s consolidated results.

(5)      Percentages are calculated based on the net income of each segment, without including $11.5 million of unallocated corporate overhead in either the numerator or denominator.

(6)      Percentages are calculated based on the net income of each segment, without including $9.1 million of unallocated corporate overhead in either the numerator or denominator.

Daseke’s Competitive Strengths

Daseke believes the following characteristics of its business position it as a leading consolidator of open deck solutions in North America and will allow it to continue to capture market opportunities in the future:

•         Strong track record of successfully completing and integrating acquisitions and well-positioned to capitalize on future consolidation opportunities. Since its inception, Daseke has successfully acquired and integrated nine high-quality companies at an average multiple of 4.9x the acquired companies’ trailing 12 months Adjusted EBITDA.34 Daseke follows a disciplined strategy for identifying and completing acquisitions and targets companies with strong and dedicated management teams who are leaders in the open deck industry and willing to remain as part of the company post-acquisition, long-term proven track records of financial performance, attractive geographic coverage, high-quality, additive customer bases and strong cultural fit. Daseke’s acquisitions have added density to core markets, increased its operational expertise, added complementary coverage to key routes, diversified its service offerings, added new customers and expanded its cross-selling efforts. As a public company, Daseke believes it will continue to be viewed as a preferred acquirer for the type of open deck companies Daseke seeks.

•         Highly experienced management team aligned with stockholders. Daseke’s management team is highly experienced. With an average of over 28 years of service at their respective companies, Daseke’s operating companies’ presidents, which include the immediate past chairman of the American Trucking Association, have significant experience in managing businesses through a full range of business and market conditions. In addition, key management at the corporate level and at Daseke’s operating companies are meaningful stockholders in Daseke and, upon consummation of the Business Combination, are expected to own more than 50% of the combined company’s common stock.35 Such persons will not be selling any shares in connection with the Business Combination. Mr. Daseke, the founder, Chairman, President and Chief Executive Officer of Daseke and the largest shareholder, has agreed to a three-year lock-up period (excluding 10% of such shares held by Mr. Daseke which may be donated to charities or educational institutions and which will be subject to a 180-day lock-up period from the transfer date) while key management personnel have each agreed to a 180-day lock-up agreement relating to the shares they will receive in the Business Combination. This continued, meaningful ownership stake closely aligns the interests of management with those of Daseke, the combined company and its other stockholders. Furthermore, pursuant to the Merger Agreement, management and Daseke’s other stockholders will be entitled to an earn-out of up to an additional 15 million shares of the combined company’s common stock if specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets over the next three years are achieved, which further aligns their incentives to maximize returns for the combined company and its other stockholders.

•         Track record of organic growth post-acquisition. Daseke has established a track record of successfully integrating and growing companies post-acquisition. Within 24 months

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34      This multiple has been calculated using the acquired companies’ Adjusted EBITDA for the trailing 12 months prior to Daseke’s acquisition, excluding Smokey Point, for which Adjusted EBITDA with a sufficient level of reliability is not available for such period. Using Smokey Point’s Adjusted EBITDA for the first year after its acquisition by Daseke for such calculation would have resulted in the same multiple of 4.9x.

35      Assumes (for illustrative purposes) redemptions of approximately 67% of outstanding Hennessy Capital public shares.

after being acquired by Daseke, although average net income significantly declined,36 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.37 Daseke is able to leverage its scale to provide each of its operating companies with cost-savings (e.g., through joint-purchasing of items such as fuel, insurance, equipment and tires), access to broader capacity, a deeper knowledge base, cross-selling opportunities and additional capital post-acquisition to enhance growth. At the same time, by retaining key management and brands of its acquired companies, which have been continuously serving the open deck market for more than 55 years on average, Daseke enhances continuity with customers.

•         Diversified blue-chip customer base and broad end-market exposure. Due to its consistent service and dependability, Daseke has approximately 4,500 customers, which include national, brand name accounts who prefer to work with scaled national carriers. Approximately 95% of its revenue in 2015 was derived from direct customer relationships. For the nine months ended September 30, 2016, Daseke’s top ten customers were (in alphabetical order): Boeing, Caterpillar, Gamesa Wind US, General Electric, Georgia-Pacific, Metromont, Nucor, Owens Corning, USG and Vestas. During this period, such customers accounted for approximately 36% of its revenue; however, no customer represented more than 8% of its revenue. Relationships with these top ten customers span more than 20 years on average at Daseke’s operating divisions. Daseke’s customers represent a broad and attractive range of end markets. Examples of the freight Daseke regularly transports include aviation parts, manufacturing equipment, structural steel, pressure vessels, wind turbine blades, heavy equipment and building and construction materials. Because its customers are generally in the industrial and manufacturing sector, as is typical for open deck services providers, Daseke is not subject to the same consumer-related issues as dry van trucking companies, whose freight typically include consumer goods. Daseke believes the diversity of its customer base and the strength of its customer relationships, combined with the broad and attractive range of end markets to which it provides services, present an opportunity to grow market share regardless of macroeconomic and end-market conditions.

•         Leading consolidator of the open deck freight market, with a comprehensive North American terminal footprint. Daseke is a leading consolidator of the open deck freight market in North America and believes it is the second largest provider of open deck transportation and logistics solutions by revenue in North America in a highly fragmented and regionalized industry. With its nationwide network of more than 40 terminals, Daseke provides sufficient capacity to serve the largest national customers’ open deck requirements and currently serves approximately 4,500 customers across 49 U.S. states, Canada and Mexico. Daseke believes its scale, specialized expertise and infrastructure provide it with key advantages relative to its smaller and predominately regionally-focused competitors. These advantages include: a strategic presence in major manufacturing markets with established lanes in critical corridors across North America; cross-selling opportunities across its breadth of expertise; superior insights into its competitive environment; higher and more systematic safety standards; greater

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36      On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

37      See footnote 20 for information regarding the calculation of this growth rate.

access to drivers and a more diverse set of opportunities to offer them; the ability to flex capacity according to customers’ needs; and operating and cost efficiencies from its scalable infrastructure. Daseke believes its leading market position and nationwide presence, combined with its commitment to flexible, reliable and timely load delivery, enhances its ability to drive sales among existing customers, attract new customers and achieve long-term customer retention.

•         Resilient “asset right” business model combining strategic equipment ownership with complementary asset-light operations. Daseke maintains a balanced revenue mix, and approximately 66% of its freight and brokerage revenue for the nine months ended September 30, 2016 was derived from company-owned equipment, complemented by approximately 34% from its asset-light services, which consist of owner-operator transportation and freight brokerage operations. Asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations, which is often a customer requirement. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have lower fixed costs, lower capital expenditure requirements and higher returns on invested capital. The primary operational advantages of maintaining a balanced “asset right” mix of company-owned assets and asset-light freight capacity are:

-          Ability to provide customers with the certainty of company-owned freight capacity;

-          Ability to adjust capacity quickly through third-party resources;

-          Ability to expand with minimal incremental capital expenditures and fixed costs;

-          Ability to contract with limited redundancy costs or under-utilized assets;

-          Ability to extend service to less strategically desirable lanes through third-party capacity providers;

-          More variable operating cost structure and higher return on invested capital; and

-          Reduced capital expenditures and capital intensity.

By utilizing a balanced “asset right” operating model, Daseke believes it is able to maximize the flexibility of its capital spending and cost structure in response to demand fluctuations, thereby enhancing its cash flows and margin stability across a range of operating environments. Daseke expects its free cash flow to increase to approximately $53-$56 million in 2016 as compared to $30 million in 2015, despite an expected decline in Adjusted EBITDA over the same period, and as compared to $(0.3) million in 2014 and $3 million in 2013.

•         Public company status. Upon consummation of the Business Combination, Daseke will be the only public transportation and logistics provider focused exclusively on open deck freight. Daseke believes that its public company status will further enhance its already well-known brand with both customers and potential acquisition targets. Daseke expects that it will be able to use its public stock as currency for acquisitions in support of its consolidation strategy. Furthermore, as tool to increase driver retention, Daseke intends to offer its company drivers equity ownership in the combined company through the combined company’s new long-term equity incentive plan, thereby making its employed drivers “business owners” and aligning their interests with the long-term success of the company. Daseke believes this equity program will be the first of its kind in the North American open deck transportation and logistics sector. Daseke believes this equity program and its other driver development programs will enable it to reduce recruitment and training costs, thereby improving its margins as well as its service quality through long-tenured employees.

•         Modern fleet. Daseke operates a modern fleet and employs sophisticated truck technology that enhances its operational efficiencies and enables it to consistently deliver high-quality services. Daseke’s company-owned fleet has an average age of approximately two years, which compares favorably to the trucking industry average of over 5.5 years for active fleets.38 Daseke’s fleet is equipped with the latest in-cab communication and other technologies designed to increase productivity, lower costs and enhance safety, ELDs, speed limiters and safety cameras in most of its company-owned fleet. Daseke believes its modern fleet lowers maintenance costs, improves fuel mileage, contributes to better customer service, assists with driver retention and provides flexibility to manage capital expenditures as warranted by economic conditions without negatively affecting the business.

Daseke’s Business Strategy

Daseke’s objective is to further expand its position as a leading consolidator of the open deck freight market in North America and to be the leading open deck solutions provider for its customers. Daseke intends to drive growth and further enhance its profitability and cash flows by executing the following key strategies:

•         Pursue a selective and disciplined acquisition and consolidation strategy. The North American open deck transportation and logistics industry is large and highly fragmented, consisting of many smaller, regional service providers covering specific shipping lanes with specific customers and offering niche services, thereby providing significant opportunities for Daseke to pursue strategic acquisitions. As an illustration of the highly fragmented nature of the open deck market, although Daseke believes it is the second largest provider of open deck transportation and logistics solutions by revenue, it represents less than 1% of the market based on 2014 revenue. The vast majority of competitors in the industry operate fleets of fewer than 10 tractors, while there are more than 350 fleets larger than 100 tractors and fewer than 30 fleets larger than 1,000 tractors as of the end of 2014.

Daseke intends to take advantage of this fragmented market, which provides plentiful acquisition candidates, by continuing to opportunistically acquire and consolidate high-quality open deck, heavy-haul businesses that meet its stringent acquisition criteria. Daseke has an identified pipeline of more than 20 potential acquisition candidates, including nine high-priority target businesses representing in the aggregate $643 million in revenue and $100 million in Adjusted EBITDA that Daseke’s management is focused on successfully executing over the next several years. Daseke’s management team is focused on achieving the full 2017 earn-out target of $140 million of annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) for 2017, which implies $979 million of annualized revenue and $75 million of annualized free cash flow (in each case, giving effect to acquisitions) for 2017, assuming the companies ultimately acquired have margins similar to those in the identified pipeline. Upon consummation of the Business Combination, Daseke expects to have sufficient financing in place, including through the Debt Financing, to enable it to execute the acquisitions necessary to achieve the full 2017 earn-out target Adjusted EBITDA.39

Daseke believes that its scalable platform, experienced management team and track record of successfully identifying, executing and integrating acquisitions provide it with meaningful competitive advantages when seeking acquisition candidates. As a public company, Daseke believes its status as a preferred acquirer for the type of open deck companies it seeks will be further strengthened.

•         Continue growing organically. Daseke has a strong record of organic growth. Within 24 months after being acquired by Daseke, although average net income significantly

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38      ACT N.A. Commercial Vehicle Outlook, November 10, 2016

39      Although Daseke has an identified pipeline of acquisition targets and believes that, after the consummation of the Business Combination, it will have sufficient financial resources to execute its acquisition plans over the next several years, any acquisitions will be dependent on, among other things, the results of its due diligence and Daseke may not complete any acquisitions in its pipeline.

declined,40 Daseke’s acquired companies achieved approximately 20% Adjusted EBITDA growth on average.41 Daseke is committed to continuing this organic growth by further penetrating existing customers, expanding its customer base, and developing and expanding its cross-selling efforts.

-          Further penetration with existing customers and expand customer base. With a comprehensive service offering, expansive nationwide network and robust open deck expertise, Daseke believes it has substantial potential to capture additional share of its customers’ annual transportation and logistics spend. In addition, Daseke believes that certain factors influencing the broader North American transportation and logistics industry will provide it with additional opportunities to further expand its customer base. As a result of a prolonged driver shortage, the demand for reliable and committed capacity to fulfill shippers’ transportation needs has increased. Leveraging its mix of company-owned and asset-light assets, Daseke is often able to provide capacity assurance to its customers. Daseke believes its strong commitment to providing high-quality service to its customers will result in increased revenue through greater shipment volume, higher rates and the addition of new customers.

-          Develop and expand its cross-selling efforts. Currently, many of Daseke’s relationships reside with one operating company or at specific customer sites. As a national provider, Daseke believes it is well-positioned to leverage its differentiated geographic network and offer a greater breadth of services to better serve each customer’s needs. Through collaboration across its operating companies, Daseke is able to generate revenue synergies and provide additional services to its customers while delivering value, optionality and reliability. Daseke believes the substantial cross-selling potential that exists within its business will allow it to continue to capture greater wallet share from its customers.

•         Focus on innovative programs to improve driver recruitment, productivity and retention. Driver shortages have become a major constraint to growth for many transportation and logistics companies in North America. Daseke believes it has been an early adopter in implementing initiatives aimed at improving company driver recruitment and retention. Some of these initiatives include providing highly attractive tractors, deploying satellite televisions inside its cabs, instituting a rewards program that allows drivers to redeem points for merchandise, and focusing on providing upgraded nationwide facilities. As a result, at least one of Daseke’s operating companies has been named to the Truckload Carriers Association’s 20 Best Fleets to Drive For in North America each year since 2010. Following the Business Combination, Daseke anticipates offering its company drivers equity ownership in the combined company through the combined company’s new long-term equity incentive plan, thereby making its employed drivers “business owners” and aligning their interests with the long-term success of the company. Daseke believes this equity program will be the first of its kind in the North American open deck transportation and logistics sector. Daseke believes its driver development programs will enable it to reduce recruitment and training costs, thereby improving its margins as well as its service quality through long-tenured employees.

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40      On average, net income of the acquired companies (other than Smokey Point, for which net income with a sufficient level of reliability is not available for the year prior to its acquisition by Daseke) decreased 149% within the first 24 months after being acquired by Daseke, based on the companies’ net income for the year prior to Daseke’s acquisition as compared to net income for the second year following Daseke’s acquisition (except for Bulldog and Hornady, which were acquired in 2015, for which the comparisons are to projected 2016 net income). This decrease in net income was generally due to increases in income taxes (typically due to being subject to corporate-level taxes), interest expense (typically due to increased leverage) and depreciation and amortization expense (due to basis being stepped-up as a result of the acquisition). Because income taxes, interest expense and depreciation and amortization do not reflect core operating performance, Daseke believes Adjusted EBITDA is more meaningful than net income in evaluating growth at acquired companies.

41      See footnote 20 for information regarding the calculation of this growth rate.

•         Continue to balance the growth of company-owned equipment and asset-light offerings. Daseke remains committed to maintaining a balanced mix of company and asset-light freight. Daseke’s fleet management framework focuses on three areas—fleet mix, fleet growth and fleet utilization. This framework maximizes returns on Daseke’s fleet to drive revenue growth, lower operating costs and match asset utilization to meet market demand.

•         Increase quality, efficiency, cost control and return on capital. Daseke intends to enhance its competitive position by continuing to implement accountability and disciplined measures designed to enhance earnings growth and return on capital. These include:

-          Prudently investing capital expenditures to expand its fleet and maintain the fleet standards achieved through the significant capital expenditures made in 2014 and 2015, which reduced the average age of its company-owned fleet to approximately two years (versus the industry average of over 5.5 year for active fleets), which management believes is one of the youngest fleets in the open deck industry;

-          Improving routing efficiency and lane density throughout its network, and thereby optimizing tractor utilization;

-          Reducing per mile costs by leveraging its scale;

-          Streamlining driver recruiting and training procedures to reduce driver on-boarding costs;

-          Strategically realizing certain synergies in connection with its recent and future acquisitions;

-          Continuing to enhance its technology systems to more efficiently manage its network and accommodate future growth; and

-          Rationalizing unproductive assets when prudent.

Daseke’s Significant Acquisitions in 2015

Effective as of July 1, 2015, Daseke acquired all of the capital stock of Bulldog Hiway Express (“Bulldog”), a flatbed, intermodal, drayage and heavy-haul trucking company headquartered in Charleston, South Carolina. Bulldog specializes in supporting the automotive and power generation sectors, including wind, solar and nuclear power.

Effective as of August 1, 2015, Daseke acquired all of the capital stock of Hornady Truck Line, Inc. and B.C. Hornady & Associates, Inc. (collectively with Hornady Transportation, LLC, the wholly owned operating subsidiary of Hornady Truck Line, Inc., “Hornady”), a flatbed carrier headquartered in Monroeville, Alabama that provides line haul, regional and dedicated services east of the Rockies primarily supporting the building products and steel industries.

Daseke’s Operations

Revenue Equipment

As of September 30, 2016, Daseke operated 2,305 company-owned tractors with an average age of 2.2 years. Daseke also had under contract 663 tractors owned and operated by independent contractors as of September 30, 2016. Daseke also operated an average of 6,270 trailers as of September 30, 2016. Growth of its tractor and trailer fleet is determined by market conditions and its experience and expectations regarding equipment utilization and driver recruitment and retention. In acquiring revenue equipment (tractors, trailers and trailer accessories), Daseke considers a number of factors, including economy, price, rate, economic environment, technology, warranty terms, manufacturer support, driver comfort and resale value. Daseke maintains strong relationships with its equipment vendors and the financial flexibility to react as market conditions dictate. In addition to organic growth in its tractor and trailer fleet, Daseke’s acquisitions have provided a significant increase in its tractor and trailer fleets. For example, at the time of its acquisition by Daseke, Lone Star had a fleet consisting of approximately 259 company tractors, 231 tractors supplied by independent contractors and 1,323 trailers.

Competition

The open deck industry is highly competitive and fragmented — 89% of flatbed and 85% of specialized fleets have fewer than ten trucks. Daseke competes primarily with other flatbed carriers and to a lesser extent, logistics companies, as well as railroads. Daseke competes with other motor carriers for the services of drivers, independent contractors and management employees and with logistics companies for the services of third-party capacity providers and management employees. A number of Daseke’s competitors have greater financial resources than it does. Daseke believes that the principal differentiating factors in its business, relative to competition, are service, efficiency, pricing, the availability and configuration of equipment that satisfies customers’ needs, and its ability to provide comprehensive transportation solutions to customers.

Customers

Daseke believes that it provides one of the most comprehensive transportation and logistics solutions offerings in the open deck industry. Daseke delivers a diverse offering of transportation and logistics solutions to approximately 4,500 customers across 49 U.S. states, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. In 2015, Daseke’s Flatbed Solutions segment provided transportation and logistics solutions to more than 2,500 customers, and Daseke’s Specialized Solutions segment provided unique, value-added transportation and logistics solutions to more than 2,000 customers. See Note 20 of Daseke’s audited consolidated financial statements included elsewhere in this proxy statement for information on its two reportable segments.

A material portion of Daseke’s revenue is generated from its major customers, the loss of one or more of which could have a material adverse effect on its business. For the nine months ended September 30, 2016, no customer of the Flatbed Solutions segment or the Specialized Solutions segment accounted for more than 10% of its consolidated total revenue. In 2015, no customer of the Flatbed Solutions segment or the Specialized Solutions segment accounted for more than 10% of its consolidated total revenue. In 2014, no customer in the Flatbed Solutions segment accounted for more than 10% of its consolidated total revenue, and one customer of the Specialized Solutions segment, Boeing, accounted for 12% of its consolidated total revenue.

Safety and Risk Management

Daseke takes pride in its safety-focused culture and conducts mandatory intensive orientation for all of its drivers. The DOT requires that Daseke perform drug and alcohol testing that meets DOT regulations, and its safety program includes pre-employment, random and post-accident drug testing and all other testing required by the DOT. Daseke also equips its company tractors with critical-event recorders to help continually train drivers, so that Daseke can prevent or reduce the severity of accidents.

The primary safety-related risks associated with Daseke’s business include damage to cargo hauled, physical damage to company equipment, damage to buildings and personal property, third party personal injury and property damage and workers’ compensation. Daseke regularly reviews insurance limits and retentions. In the past, Daseke’s retention generally ranged from nothing to $1.5 million per occurrence. In addition, Daseke has secured excess liability coverage up to $100.0 million per occurrence.

While under dispatch and furthering Daseke’s business, its owner-operators are covered by Daseke’s liability coverage. However, each is responsible for physical damage to his or her own equipment, occupational accident coverage, liability exposure while the truck is used for non-company purposes, and, in the case of fleet operators, any applicable workers’ compensation requirements for their employees.

Fuel

Daseke actively manages its fuel purchasing network in an effort to maintain adequate fuel supplies and reduce its fuel costs. Daseke purchases its fuel through a network of retail truck stops with which it has negotiated volume purchasing discounts. Daseke seeks to reduce its fuel costs by routing its drivers to truck stops with which Daseke has negotiated volume purchase discounts when fuel prices at such stops are lower than the bulk rate paid for fuel at Daseke’s terminals. Daseke stores fuel in aboveground and underground storage tanks at some of its facilities.

To help offset increases in fuel prices, Daseke utilizes a fuel surcharge program to pass on the majority of such increases to its customers. In addition to its fuel surcharge program, Daseke believes the most effective protection against fuel cost increases is to maintain a fuel-efficient fleet by incorporating fuel efficiency measures. Daseke has not used derivatives as a hedge against higher fuel costs in the past but continue to evaluate this possibility. Shortages of fuel, increases in fuel prices or rationing of petroleum products could have a material adverse effect on Daseke’s operations and profitability.

Seasonality

In the transportation industry, results of operations generally show a seasonal pattern. Daseke’s tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments during winter. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims and higher equipment repair expenditures. Daseke also may suffer from weather-related or other events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy Daseke’s assets or adversely affect the business or financial condition of customers, any of which could adversely affect Daseke’s results or make Daseke’s results more volatile.

Regulation

Daseke’s operations are regulated and licensed by various federal, provincial, state, local and foreign government agencies in the United States and Canada. Daseke and its drivers must comply with the safety and fitness regulations of the DOT and the agencies within the states that regulate transportation, including those regulations relating to drug- and alcohol-testing and hours-of-service. Weight and equipment dimensions also are subject to government regulations. Daseke also may become subject to new or more restrictive regulations relating to fuel emissions, environmental protection, drivers’ hours-of-service, driver eligibility requirements, on-board reporting of operations, collective bargaining, ergonomics and other matters affecting safety, insurance and operating methods. Other agencies, such as the EPA and DHS, also regulate Daseke’s equipment, operations and drivers. To the extent that Daseke conducts operations outside of the United States, it is subject to the Foreign Corrupt Practices Act, which generally prohibits United States companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining favorable treatment.

The DOT, through the FMCSA, imposes safety and fitness regulations on Daseke and its drivers, including rules that restrict driver hours-of-service. In December 2011, the FMCSA published its 2011 Hours-of-Service Final Rule (the “2011 Rule”), requiring drivers to take 30-minute breaks after eight hours of consecutive driving and reducing the total number of hours a driver is permitted to work during each week from 82 to 70 hours. The 2011 Rule provided that a driver may restart calculation of the weekly time limits after taking 34 or more consecutive hours off duty, including two rest periods between one a.m. and five a.m., which restrictions are referred to as the 2011 Restart Restrictions. These 2011 rule changes, including the 2011 Restart Restrictions, became effective on July 1, 2013. However, on December 13, 2014, Congress passed the 2015 Omnibus Appropriations bill, which was signed into law on December 16, 2014. Among other things, the legislation provided relief from the

2011 Restart Restrictions, which essentially reverts back to the more straight forward 34-hour restart period, without need for two rest periods between one a.m. and five a.m., which was in effect before the 2011 Rule became effective. On December 22, 2014, the FMCSA published a Notice of Suspension summarizing this suspension of enforcement of the 2011 Restart Restrictions.

The FMCSA has adopted the CSA as its safety enforcement and compliance model that evaluates and ranks fleets and individual drivers on certain safety-related standards. The methodology for determining a carrier’s DOT safety rating includes the on-road safety performance of the carrier’s drivers and is detailed in the FMCSA’s Carrier Safety Measurement System Methodology. As a result, certain current and potential drivers may no longer be eligible to drive for Daseke, Daseke’s fleet could be ranked poorly as compared to its peer firms, and Daseke’s safety rating could be adversely impacted. The occurrence of future deficiencies could affect driver recruiting and retention by causing high-quality drivers to seek employment (in the case of company drivers) or contracts (in the case of owner-operator drivers) with other carriers, or could cause Daseke’s customers to direct their business away from Daseke and to carriers with better fleet safety rankings, either of which would adversely affect Daseke’s results of operations and productivity. Additionally, Daseke may incur greater than expected expenses in its attempts to improve its scores as a result of such poor rankings. Currently, Daseke’s safety scores are in satisfactory status with the FMCSA. Poor BASIC scores could result in compliance reviews or the prioritization of roadside inspections, either of which may adversely affect Daseke’s results of operations. To promote improvement in all CSA BASIC categories, including those both over and under the established scoring threshold, Daseke has procedures in place to address areas where it has exceeded the thresholds and Daseke continually reviews all safety-related policies, programs and procedures for their effectiveness and revise them, as necessary, to establish positive improvement. However, Daseke cannot assure you these measures will be effective.

The methodology used to determine a carrier’s safety rating, however, is subject to possible change by the FMCSA and, as a result, Daseke’s acceptable safety rating could be impaired. In particular, on January 21, 2016, the FMCSA published a proposed rulemaking that would amend the methodology used by the agency for determining a carrier’s safety fitness. Under the proposed rulemaking, the FMCSA would update the current safety fitness rating methodology by integrating on-road safety data from inspections, along with the results of carrier investigations and crash reports, to determine a motor carrier’s overall safety fitness on a monthly basis. Daseke currently has satisfactory DOT ratings, which is the highest available rating under the current safety rating scale. Under the revised rating system that is proposed by the FMCSA, however, Daseke’s safety rating would be evaluated more regularly, and Daseke’s safety rating would reflect a more in-depth assessment of safety-based violations. If Daseke were to receive a conditional or unsatisfactory DOT safety rating as a result of any changes to the methodology, it could adversely affect Daseke’s business as some of its existing customer contracts require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could negatively impact or restrict Daseke’s operations.

In the aftermath of the September 11, 2001 terrorist attacks, federal, state and municipal authorities implemented and continue to implement various security measures, including checkpoints and travel restrictions on large trucks. This could reduce the pool of qualified drivers, which could require Daseke to increase driver compensation or owner-operator contracted rates, limit fleet growth or allow trucks to be non-productive. Consequently, it is possible that Daseke may fail to meet the needs of customers or may incur increased expenses.

Finally, the FMCSA published a final rule on December 16, 2015 mandating the use of ELDs for commercial motor vehicle drivers to measure their compliance with hours-of-service requirements by December 18, 2017.

Daseke is subject to various environmental laws and regulations governing, among other matters, the operation of fuel storage tanks, release of emissions from its vehicles (including engine idling) and facilities, and adverse impacts to the environment, including to the soil, groundwater and surface water. Daseke has implemented programs designed to monitor and control identified environmental risks as well as to pursue operation of its facilities in a manner consistent with existing environmental laws and regulations. Additionally, Daseke is a Charter Partner in the EPA’s SmartWay Transport Partnership, a voluntary program promoting energy efficiency and air quality. If Daseke fails to comply with applicable environmental laws or regulations, Daseke could be subject to costs and liabilities. Those costs and liabilities may include the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or performance of projects and the issuance of orders enjoining performance of some or all of its operations in a particular area. The occurrence of any one or more of such developments could have a material adverse effect on Daseke’s business and operating results.

Daseke maintains bulk fuel storage and fuel islands at some of its terminals. Daseke also has vehicle maintenance operations at certain of its facilities. Daseke’s operations involve the risks of fuel spillage or seepage into the environment, discharge of contaminants, environmental damage, and unauthorized hazardous material spills, releases or disposal actions, among others. Some of Daseke’s operations are at facilities where soil and groundwater contamination have occurred, and Daseke or its predecessors have been responsible for remediating environmental contamination at some locations. In the past, Daseke has also been responsible for the costs of cleanup of cargo and diesel fuel spills caused during its transportation operations, including as a result of traffic accidents or other events. If Daseke is found to be responsible for such contamination or spills, Daseke could be subject to costs and liabilities, including costs for remediation, natural resource damages and penalties.

The EPA regulations limiting exhaust emissions became more restrictive in 2010. In 2010, an executive memorandum was signed directing the NHTSA and the EPA to develop new, stricter fuel efficiency standards for, among other vehicles, heavy-duty trucks. In 2011, the NHTSA and the EPA adopted final Phase 1 rules that established the first-ever fuel economy and greenhouse gas standards for medium-and heavy-duty vehicles. These standards apply to certain combination tractors’ model years 2014 to 2018 and require them to achieve an approximate 20 percent reduction in fuel consumption by model year 2018 which equates to approximately four gallons of fuel for every 100 miles traveled. Additionally, on October 25, 2016, the EPA and NHTSA jointly published final Phase 2 standards for improving fuel efficiency and reducing greenhouse gas emissions from new on-road medium- and heavy-duty vehicles beginning for model year 2018 and extending over a nine-year period. The Phase 2 standards build upon the Phase 1 standards, encouraging wider application of currently available technologies and the development of new and advanced cost-effective technologies through model year 2027. In addition, for the first time, greenhouse gas emissions limits and fuel efficiency standards will be imposed on new trailers. Daseke expects that these Phase 2 standards will result in its incurrence of increased costs for acquiring new tractors and for additional parts and maintenance activities to retrofit its tractors with technology to achieve compliance with such standards. Such increased costs could adversely affect Daseke’s operating results and profitability, particularly if such costs are not offset by potential fuel savings. Daseke cannot predict, however, the extent to which its operations and productivity will be adversely impacted.

Notwithstanding the federal standards, a number of states have mandated, and states may continue to individually mandate, additional emission-control requirements for equipment that could increase equipment or other costs for entire fleets. For instance, the California Air Resource Board (“CARB”) also has adopted emission control regulations that will be applicable to all heavy-duty tractors that pull 53-foot or longer box-type trailers within the state of California. The tractors and trailers subject to these regulations must be either EPA Smart Way certified or equipped with low-rolling resistance tires and retrofitted with Smart Way-approved aerodynamic technologies. Daseke currently purchases Smart Way certified equipment in its new tractor and trailer acquisitions. In order to reduce exhaust emissions, some states and municipalities have also begun to restrict the locations and amount of time where diesel-powered tractors may idle. These restrictions could force Daseke to alter its drivers’ behavior, purchase on-board power units that do not require the engine to idle or face a decrease in productivity.

Federal and state lawmakers also have implemented or proposed potential limits on greenhouse gas emissions under a variety of other climate-change initiatives. Compliance with such regulations may increase the cost of new tractors and trailers or require Daseke to retrofit its equipment, and could impair equipment productivity and increase its operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the newly designed diesel engines and the residual value of these vehicles, could materially increase Daseke’s operating expenses or otherwise adversely affect its operations.

Since October 2013, any entity acting as a broker or a freight forwarder is required to obtain authority from the FMCSA, and is subject to a minimum $75,000 financial security requirement, increased from the previous requirement of $10,000. Several of Daseke’s subsidiaries are licensed by the FMCSA as a property broker, and they are each in compliance with the financial security requirement. This new requirement may limit entry of new brokers into the market or cause current brokers to exit the market. Such persons may seek agent relationships with companies such as Daseke to avoid this increased cost. If they do not seek out agent relationships, the number of brokers in the industry could decrease.

Properties

Daseke’s headquarters, which is leased, is located in a multi-tenant office building in Addison, Texas. Daseke has 55 locations in the United States, 24 of which are owned and 31 of which are leased. Daseke’s terminals may include customer service, sales/marketing, fuel and/or maintenance facilities. Daseke believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs. From time to time, Daseke invests in additional facilities to meet the needs of its business as it pursues additional growth.

The following table provides information regarding terminals and certain other locations owned or leased by Daseke:

FLATBED SOLUTIONS

Description of Activities at Location
Location	Owned	Leased	Customer Service	Sales/ Marketing	Fuel	Maintenance	Admin
Birmingham, Alabama	✓	✓	✓	✓	✓	✓
Birmingham, Alabama	✓					✓
Chickasaw, Alabama		✓	✓
Cincinnati, Ohio	✓				✓	✓
Clayton, Alabama	✓		✓	✓	✓	✓	✓
Cofield, North Carolina	✓		✓
Des Moines, Iowa	✓		✓	✓		✓
Effingham, Illinois		✓					✓
Greenville, Mississippi	✓		✓
Monroeville, Alabama	✓						✓
Nashville, Tennessee		✓	✓
Pawleys Island, South Carolina		✓		✓
Redmond, Oregon	✓	✓
Tuscaloosa, Alabama		✓	✓	✓		✓	✓

SPECIALIZED SOLUTIONS

Description of Activities at Location
Location	Owned	Leased	Customer Service	Sales/ Marketing	Fuel	Maintenance	Admin
Abilene, Texas		✓					✓
Angleton, Texas		✓	✓	✓
Arlington, Washington	✓
Arlington, Washington	✓		✓	✓		✓	✓
Bossier City, Louisiana		✓	✓	✓
Conyers, Georgia		✓	✓	✓
Corpus Christi, Texas		✓	✓	✓
Fort Worth, Texas		✓		✓			✓
Gaffney, South Carolina	✓				✓	✓
Gainesville, Texas	✓					✓	✓
Greer, South Carolina		✓	✓	✓		✓	✓
Hamburg, Pennsylvania		✓	✓
Hiram, Georgia		✓
Houston, Texas	✓		✓	✓		✓
Humble, Texas		✓	✓	✓		✓
Indianapolis, Indiana		✓		✓
Kansas City, Missouri		✓	✓	✓
Laredo, Texas	✓		✓	✓		✓
League City, Texas		✓	✓	✓
Memphis, Tennessee			✓	✓
North Charleston, South Carolina		✓	✓	✓		✓	✓
Odessa, Texas	✓		✓	✓
North Charleston, South Carolina		✓	✓
Pharr, Texas		✓	✓	✓
Pomona, California		✓	✓
Port Wentworth, Georgia		✓	✓	✓			✓
Prichard, Alabama		✓	✓	✓			✓
Richmond, Virginia		✓
Salt Lake City, Utah		✓	✓	✓
Sanford, North Carolina		✓	✓	✓		✓
Seguin, Texas		✓	✓	✓
Sweetwater, Texas	✓		✓	✓
Toledo, Ohio		✓	✓
Tulsa, Oklahoma	✓		✓	✓
West Fargo, North Dakota		✓	✓	✓		✓	✓
Wentworth, Georgia		✓	✓
Wichita, Kansas		✓	✓

In addition to the facilities listed above, Daseke owns parcels of vacant land and leases or owns several non-operating facilities in various locations around the United States. Daseke also maintains various drop yards throughout the United States.

Employees and Independent Contractors

As of September 30, 2016, there were approximately 2,846 full-time employees in Daseke’s total employee headcount of 2,934, which includes approximately 2,127 drivers. Daseke is not a party to any collective bargaining agreements.

Daseke also contracts with owner-operator drivers to provide and operate tractors, which provide additional revenue equipment capacity. Independent contractors own their own tractors and are responsible for all associated expenses, including financing costs, fuel, maintenance, insurance and highway use taxes. As of September 30, 2016, Daseke had 663 independent contractors, who accounted for approximately 27% of total miles for the nine months ended September 30, 2016.

Daseke’s strategy for both company and owner-operator drivers is to (i) hire safe and experienced drivers (the majority of driver positions hired require twelve months of over-the-road experience); (ii) promote retention with a competitive compensation package in the case of company drivers and contracted rates in the case of owner-operator drivers and positive working conditions; and (iii) minimize safety problems through careful screening, mandatory drug testing, continuous training, electronic logging system and rewards for accident-free driving. Daseke also seeks to minimize turnover of company drivers by providing highly attractive tractors, deploying satellite televisions inside the cabs, instituting a rewards program that allows drivers to redeem points for merchandise, and focusing on providing upgraded nationwide facilities. As a result, at least one of Daseke’s operating companies has been named to the Truckload Carriers Association’s 20 Best Fleets to Drive For ® in North America each year since 2010, and Daseke has achieved driver retention rates that it believes is superior to the trucking industry average.

Executive Officers

The following tables set forth information regarding Daseke’s current executive officers as of the date hereof:

Name	Age	Position
Don Daseke	77	Chairman of the Board of Directors, President and Chief Executive Officer
R. Scott Wheeler	60	Executive Vice President and Corporate Chief Financial Officer
Angie J. Moss	57	Vice President and Corporate Controller

Don Daseke has been President, Chief Executive Officer and Chairman of the Board of Directors of Daseke since he founded Daseke (formerly named Walden Smokey Point, Inc.) in November 2008. Mr. Daseke has served as the President and sole director on the board of directors of The Walden Group for more than 30 years. Mr. Daseke also has served as the chairman of the board of directors of both Liquid Motors, Inc. and East Teak Fine Hardwoods, Inc. since June 2005 and March 2006, respectively. Mr. Daseke has been active in the non-profit sector throughout his career, having served in leadership roles for a number of non-profit institutions, including the WaterTower Theatre, DePauw University, the Dallas Chapter of the World Presidents Organization and the Dallas Arboretum and Botanical Society. Additionally, Mr. Daseke currently serves on the Advisory Council for the Cattle Barons Ball in Dallas, Texas. From 2005 to 2009, Mr. Daseke was a Commissioner on the Planning and Zoning Commission for Addison, Texas, and in May 2009, he was elected to a two-year term on the Addison Town Council. Mr. Daseke served as Mayor Pro Tempore of Addison, Texas in 2010. Mr. Daseke was the Regional Winner of the Ernst & Young Entrepreneur of the Year Award in 2014. Mr. Daseke received his B.A. from DePauw University, an M.B.A. from the University of Chicago, Graduate School of Business, and the Presidents Program in Leadership from the Harvard Business School. Mr. Daseke is a Certified Public Accountant (retired).

R. Scott Wheeler has served as Daseke’s Executive Vice President and Corporate Chief Financial Officer since February 2015. Prior to this, beginning in August 2012, Mr. Wheeler served as Daseke’s Senior Vice President and Corporate Chief Financial Officer. From 2008 to 2012, Mr. Wheeler served as Chief Financial Officer of OneSource Virtual, Inc., and from 2003 to 2008, Mr. Wheeler was the Managing Director of VCFO, a chief financial officer and controller focused consulting firm focused on high growth companies. From 1998 to 2002, Mr. Wheeler served as Chief Financial Officer of Malibu Entertainment Worldwide, a publicly-traded location-based entertainment company. Mr. Wheeler currently sits on the Advisory Board of the College of Business at Texas A&M University — Commerce, where he also serves as an Adjunct Professor of Finance. Mr. Wheeler was Mayor of Addison, Texas from 1999 to 2005 and served on the Advisory Board of BBVA Compass Bank Dallas from 1994 to 2008. Mr. Wheeler earned his undergraduate degree from Texas A&M University — Commerce in 1980 and his M.B.A. from Southern Methodist University in 1985.

Angie J. Moss has served as Daseke’s Vice President and Corporate Controller since February 2015 and as Corporate Controller since June 2013, when she joined Daseke. Ms. Moss brings over 22 years’ experience in public accounting with national and regional accounting firms, including eight years as an audit partner. Ms. Moss held various leadership positions, including Audit Department Head and firm board member, during her tenure in public accounting. She also served on the American Institute of Certified Public Accountants (AICPA) committees and on the AICPA Accounting and Review Services Committee, which promulgates standards for accounting and review services. Ms. Moss is currently an advisory board member of the University of Texas at Arlington’s College of Business Accounting Department. Ms. Moss earned a bachelor of business administration degree from the University of Texas at Arlington, graduating summa cum laude. She is a Certified Public Accountant.

Legal Proceedings

Daseke is involved in litigation and claims primarily arising in the normal course of business, which include claims for personal injury or property damage incurred in the transportation of freight. Daseke’s insurance program for liability, physical damage and cargo damage involves self-insurance with varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance in amounts that management considers to be adequate. Based on its knowledge of the facts and, in certain cases, advice of outside counsel, Daseke believes the resolution of claims and pending litigation, will not have a material adverse effect on it, taking into account existing reserves.

Executive and Director Compensation Of DASEKE

Daseke is providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

2016 Summary Compensation Table

The table below sets forth the annual compensation paid by Daseke during the fiscal years ended December 31, 2016 and December 31, 2015 to the principal executive officer and the next two most highly-compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Don Daseke	2016	450,000	—	—	450,000
(Chairman of the Board of Directors, President and Chief Executive Officer)	2015	455,769	—	—	455,769

R. Scott Wheeler	2016	325,000	—	10,600	335,600
(Executive Vice President and Corporate Chief Financial Officer)	2015	296,875	125,000	10,792	432,667

Angie J. Moss	2016	265,000	—	8,833	273,833
(Vice President and Corporate Controller)	2015	248,333	60,000	8,883	317,216

____________

(1)      Bonus compensation for 2015 reflects the annual discretionary cash bonuses paid to the respective Named Executive Officer. The Named Executive Officers did not receive a 2016 annual discretionary bonus.

(2)      Reflects employer matching contributions to the Company’s defined contribution retirement plan during 2015 and 2016.

Narrative Disclosure to Summary Compensation Table

For 2016, the principal elements of compensation provided to the Named Executive Officers were base salaries and broad-based employee benefits.

Base Salary. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

Retirement Benefits. Daseke does not currently maintain a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits to the Named Executive Officers. The Named Executive Officers are eligible to participate in Daseke’s 401(k) plan. The 401(k) plan permits all eligible employees, including the Named Executive Officers, to make voluntary pre-tax contributions to the plan. In addition, Daseke makes matching contributions to participant accounts under the plan.

Employment Agreements. Daseke is not currently party to any employment or similar agreements with the Named Executive Officers. However, in connection with the closing of the Business Combination, the combined company intends to enter into employment agreements with the Named Executive Officers.

The proposed employment agreements will have an initial five-year term (three-year term in the case of Ms. Moss) that will be automatically extended for successive one-year periods unless either party provides written notice at least 60 days prior to the date the then-current employment term would otherwise end. The employment agreements provide for annual salaries of at least $550,000, $450,000, and $285,000 for Mr. Daseke, Mr. Wheeler and Ms. Moss, respectively, and target annual cash bonuses of at least $150,000 for Messrs. Daseke and Wheeler and $50,000 for Ms. Moss, based upon the attainment of certain milestones determined by the combined company’s board of directors. Mr. Wheeler’s agreement also provides for a bonus of $100,000, payable on the closing of the Business Combination. The Named Executive Officers are able to participate in the same incentive compensation and benefit plans in which other senior executives of the combined company are eligible to participate.

If a Named Executive Officer’s employment is terminated by the combined company for cause or by the executive without good reason, such executive will be entitled to receive (i) all accrued salary through the date of termination and (ii) any post-employment benefits due under the terms and conditions of the combined company’s benefits plans. The executive will not be entitled to any additional amounts or benefits as the result of a termination of employment for cause or by the executive without good reason.

During the initial three years of the employment under the agreements of Messrs. Daseke and Wheeler, the executive may only be terminated by the combined company for cause.  If a Named Executive Officer’s employment is terminated by the combined company without cause (after the three year anniversary of the effective date of the agreement for Messrs. Daseke and Wheeler) or by the executive for good reason (including a voluntary resignation following notice from the combined company of non-renewal), the executive will be entitled to receive (i) an amount equal to one and one half times (one times for Ms. Moss) his or her base salary in effect immediately prior to the date of termination of his or her employment, (ii) an amount equal to one and one half times (one times for Ms. Moss) his or her target annual bonus for the year preceding the year in which termination occurs, (iii) accelerated vesting of outstanding unvested time-based equity which would have otherwise become vested in the calendar year of the executive’s termination had the executive’s employment under the employment agreement continued through the end of such calendar year (“Accelerated Equity Award Vesting”), and (iv) reimbursements equal to the difference between monthly amounts owed by the executive to continue coverage for the executive and his or her eligible dependents under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and the contribution amount owed by similarly situated employees for the same or similar healthcare coverage, if the executive timely and properly elects COBRA coverage and until the earlier of the date such executive is no longer eligible for COBRA coverage, receives such coverage under another employer’s group health plan or 18 months (12 months for Ms. Moss) following the date of termination (“COBRA Payments”). Payments made to the executive under this paragraph will be made over a period of 18 months (or 12 months for Ms. Moss).

If a Named Executive Officer’s employment is terminated by the combined company due to the executive’s death or disability, the executive will be entitled to receive (i) all accrued salary through the date of termination, (ii) an amount equal to the executive’s pro-rated target annual bonus, (iii) Accelerated Equity Award Vesting, (iv) COBRA Payments, and (v) any post-employment benefits due under the terms and conditions of the combined company’s benefit plans. The Named Executive Officer will not be entitled to any additional amounts or benefits as the result of a termination of employment due to death or disability.

A Named Executive Officer’s eligibility and entitlement, if any, to each severance payment and any other payment and benefit described above is subject to the execution and non-revocation of a release of claims agreement by such Named Executive Officer. Each Named Executive Officer is also subject to general confidentiality obligations in his or her employment agreement as well as non-compete and non-solicitation restrictions for a period of 18 months (12 months for Ms. Moss).

Under the employment agreements, “good reason” generally means (i) relocation of the geographic location of an executive’s principal place of employment by more than 50 miles; (ii) a material diminution in the executive’s position, responsibilities or duties or the assignment of the executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his or her then-existing position, responsibilities or duties; (iii) any material breach by the combined company of any provision of the executive’s employment agreement; or (iv) non-renewal by the combined company of the then-existing initial term or renewal term of the executive’s employment agreement.

Under the employment agreements, “cause” generally means (i) the commission by the executive of fraud, breach of fiduciary duty, theft, or embezzlement against the combined company, its subsidiaries, affiliates or customers; (ii) the executive’s willful refusal without proper legal cause to faithfully and diligently perform his or her duties; (iii) the breach of the confidentiality, non-competition, non-solicitation and intellectual property provisions in the executive’s employment agreement or the material breach of any other written agreement between the executive and one or more members of affiliated entities including the combined company and its direct and indirect subsidiaries; (iv) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime involving moral turpitude; (v) willful misconduct or gross negligence by the executive in the performance of duties to the combined company that has or could reasonably be expected to have a material adverse effect on the combined company; or (vi) the executive’s material breach and violation of the combined company’s written policies pertaining to sexual harassment, discrimination or insider trading.

Each of the employment agreements between the Named Executive Officers and the combined company contain “clawback” provisions that enable the combined company to recoup any amounts paid to an executive under his or her employment agreement if so required by applicable law or any applicable securities exchange listing standards. If amounts payable to a Named Executive Officer under his or her employment agreement exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then such payments due to the executive officer under the employment agreement will either (i) be reduced (but not below zero) so that the aggregate present value of the payments and benefits received by the executive is $1.00 less than the amount which would otherwise cause the executive to incur an excise tax under Section 4999 of the Code or (ii) be paid in full.

Long Term Incentives. None of the Named Executive Officers currently hold equity compensation awards. However, Daseke is seeking shareholder approval of the Daseke, Inc. 2017 Omnibus Incentive Plan in connection with this special meeting pursuant to which equity awards may be granted to Named Executive Officers in the future. Please see Proposal 6 for a description of the Daseke, Inc. 2017 Omnibus Incentive Plan which will allow, in part, for equity-based and other compensatory awards to the Named Executive Officers as well as other employees.

Outstanding Equity Awards at 2016 Fiscal Year-End

As of December 31, 2016, none of the Named Executive Officers held equity compensation awards.

Potential Payments upon Termination or Change in Control

No Named Executive Officer has a contractual or other entitlement to severance or other payments upon termination or a change in control.

Compensation of Directors

Daseke’s non-employee directors, Ron Gafford, Brian Bonner, Thomas Hund and Laura Wright each received $50,000 in cash as director fees during 2016. Daseke did not pay any other compensation to the non-employee directors during 2016.

Individuals who served as directors during 2016 and who were also employed by Daseke did not receive any additional compensation for their service as a director during 2016, but did receive compensation in their capacity as employees. For additional discussion of this compensation, see “Certain Relationships and Related Party Transactions — Daseke Related Person Transactions — Employment Agreements.”

2016 Director Compensation Table

The table below sets forth the compensation earned in 2016 by each of the non-employee directors of Daseke:

Name	Fees Earned or Paid in Cash(1)	Total
Ron Gafford	$50,000	$50,000
Brian Bonner	50,000	50,000
Thomas Hund	50,000	50,000
Laura Wright	50,000	50,000

____________

(1)         The annual director fee for meetings is $50,000, payable in equal quarterly installments.

DASEKE Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the accompanying notes, including the financial statements of the companies Daseke has acquired in the Recent Acquisitions, included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Daseke’s control. Daseke’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors — Risk Factors Relating to Daseke’s Business and Industry.” Forward-looking events discussed may not occur, and Daseke does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Daseke’s Business

Daseke is a leading provider of transportation and logistics solutions focused exclusively on open deck freight in North America. The transportation and logistics market is one of the largest industries in the United States. The open deck freight market is expected to represent an approximately $133 billion subset of the broader transportation and logistics market in 2016. The U.S. open deck freight market is expected to grow to approximately $150 billion in 2017-2018 and to approximately $174 billion in 2019.

Daseke believes it is the largest owner42 of open deck equipment and the second largest provider of flatbed, open deck transportation and logistics solutions by revenue in North America.43 Daseke delivers a comprehensive and diverse offering of flatbed and specialized transportation and logistics solutions to approximately 4,500 customers across 49 U.S. states, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. Daseke’s Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and RGN solutions. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 45% and 55%, respectively, of Daseke’s revenue in 2015 and approximately 47% and 53%, respectively, of Daseke’s revenue for the nine months ended September 30, 2016.

Since beginning operations in 2009, Daseke has established a track record of growing its business both organically and through strategic and complementary acquisitions, having successfully completed the acquisition and integration of nine companies during such period. As a result, Daseke has grown to become a leading national open deck transportation and logistics solutions provider, and of the 50 largest U.S. trucking companies, was one of the fastest-growing carriers in 2015. In 2015, Daseke generated revenue of approximately $679 million, compared to $30 million in 2009 (its first year of operation), reflecting a compound annual growth rate of approximately 68%.

Both of Daseke’s reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation and freight brokerage). Daseke’s asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, Daseke’s asset-light operations offer flexibility and scalability to meet customers’ dynamic needs and have

____________

42      CCJ Top 250, September 2016

43      “Top 100 For-Hire Carriers,” 2016 Transport Topics

lower capital expenditure requirements and fixed costs. Approximately 62% of Daseke’s 2015 freight and brokerage revenue was derived from company-owned equipment and approximately 38% was derived from Daseke’s asset-light services.

Daseke Projected 2016–2017 Financial Information

The open deck market experienced a challenging 2016 with a weaker pricing environment than in prior years, which was largely caused by excess capacity, which, in turn, was the result of an increase in investment by flatbed carriers in 2014 coupled with a softening in demand in mid-2015. However, recent data reflecting tighter capacity and strengthening pricing indicates that the industry could be poised for a recovery in 2017.

For 2016, Daseke projects it will generate revenue, Adjusted EBITDA and free cash flow in the range of $650 – $660 million, $88 – $89 million and $53 – $56 million, respectively. For 2017, Daseke projects it will generate revenue, Adjusted EBITDA and free cash flow in the range of $713 – $733 million, $95 – $104 million, and $45 – $54 million, respectively, or approximately $979 million, approximately $140 million, and approximately $75 million, respectively, after giving effect to possible acquisitions. These projections are based on numerous assumptions and a variety of estimates made by Daseke’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict and beyond the Company’s control. With respect to 2017 projections, Daseke’s management believes the most significant assumptions are, among other things, (i) reduced capacity in the industry, a shift in the company’s freight mix into higher priced markets and products as a result of the expected improvement in industrial and energy markets, and an improved and growing demand for flatbed services resulting in an increase in rates, (ii) growth in the company’s end markets and further penetration with its existing large customers resulting in an increase in revenue-generating miles driven, (iii) an increase in fuel prices resulting in an increase in fuel surcharge revenue, and (iv) increased operating efficiency from newer trucks and greater fuel efficiency.

Although the assumptions and estimates on which these projections are based are believed by Daseke’s management to be reasonable and based on the best-then currently available information, they are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected 2016 and 2017 financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Daseke or the combined company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of Daseke’s projected 2016 and 2017 financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

How Daseke Evaluates Its Operations

Daseke uses a number of primary indicators to monitor its revenue and expense performance and efficiency. Adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, is a very important measure of Daseke’s performance. Operating ratio is operating expenses as a percentage of revenue, or the inverse of operating margin, and is widely used in the industry as a comparative metric. Daseke excludes fuel surcharges, acquisition-related transaction expenses, non-cash impairment charges and initial public offering-related expenses (which offering Daseke withdrew at the end of 2015) and further adjusts for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense) in the calculation of adjusted operating ratio. Daseke excludes fuel surcharges because fuel prices and fuel surcharges are often volatile and eliminating the volatility (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes that excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses in the calculation of adjusted operating ratio enhances the comparability of its performance between periods. Accordingly, Daseke believes adjusted operating ratio is a useful indicator of its core operating profitability and provides a useful basis for comparing its results between periods.

Daseke also considers Adjusted EBITDA and Adjusted EBITDAR to be key measures of its performance. Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairments, (vi) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (vii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (viii) initial public offering-related expenses (which offering Daseke is no longer pursuing as a result of the Business Combination), and (ix) expenses related to the Business Combination and related transactions. After the Business Combination, Daseke will further adjust net income (loss) for non-cash stock and equity-compensation expense and accounting charges resulting from accounting for the possible earn-out pursuant to the Merger Agreement. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges.

Adjusted EBITDA, Adjusted EBITDAR and adjusted operating ratio are not recognized measures under GAAP and should not be considered alternatives to, or more meaningful than, net income (loss), cash flows from operating activities, operating income, operating ratio, operating margin or any other measure derived in accordance with GAAP. See “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke” for more information on Daseke’s use of Adjusted EBITDA and adjusted operating ratio, as well as a description of the computation and reconciliation of Daseke’s net income (loss) to Adjusted EBITDA and operating ratio to adjusted operating ratio.

Revenue

Daseke records three types of revenue: freight, brokerage and fuel surcharge. Freight revenue is generated by hauling freight for Daseke’s customers using its trucks or its owner-operators’ equipment. Generally, Daseke’s customers pay for its services based on the number of miles in the most direct route between pick-up and delivery locations and other ancillary services Daseke provides. Freight revenue is the product of the number of revenue-generating miles driven and the rate per mile Daseke receives from customers plus accessorial charges, such as loading and unloading freight for its customers, cargo protection, fees for detaining its equipment or fees for route planning and supervision. Freight revenue is affected by fluctuations in North American economic activity as well as changes in specific customer demand, the level of capacity in the industry and driver availability.

Daseke’s brokerage revenue is generated primarily by its use of third-party carriers when it needs capacity to move its customers’ loads. The main factor that affects brokerage revenue is the availability of Daseke’s drivers and owner-operators (and hence the need for third-party carriers) and the rate for the load. Brokerage revenue is also affected by fluctuations in North American economic activity as well as changes in the level of capacity in the industry and driver availability.

Fuel surcharges are designed to compensate Daseke for fuel costs above a certain cost per gallon base. Generally, Daseke receives fuel surcharges on the miles for which it is compensated by customers. However, Daseke continues to have exposure to increasing fuel costs related to empty miles, fuel efficiency due to engine idle time and other factors and to the extent the surcharge paid by the customer is insufficient. The main factors that affect fuel surcharge revenue are the price of diesel fuel and the number of loaded miles. In general, a declining energy and fuel price environment, such as in 2015, negatively affects Daseke’s fuel surcharge revenues, and conversely, an environment with rising fuel and energy prices benefits Daseke’s fuel surcharge revenues. Although Daseke’s surcharge programs vary by customer, they typically involve a computation based on the change in national or regional fuel prices. Daseke’s fuel surcharges are billed on a lagging basis, meaning it typically bills customers in the current week based on a previous week’s applicable index. Therefore, in times of increasing fuel prices, Daseke does not recover as much as it is currently paying for fuel. In periods of declining prices, the opposite is true. Also, Daseke’s fuel surcharge programs typically require a specified minimum change in fuel cost to prompt a change in fuel surcharge revenue. Therefore, many of these programs have a time lag between when fuel costs change and when the change is reflected in fuel surcharge revenue.

Expenses

Daseke’s most significant expenses vary with miles traveled and include driver wages, services purchased from owner-operators and other transportation providers (which are recorded on the “Purchased freight” line of Daseke’s consolidated statements of operations) and fuel. Although driver-related expenses vary with miles traveled, Daseke currently expects that its expenses relating to driver wages, as a percentage of operating revenues, will increase in the near-term, with or without changes in total miles, due to expected increases in average driver wages paid per mile in the general trucking industry. The expected increases in driver wages per mile are due to current market conditions caused by a lack of qualified drivers in the industry.

Maintenance and tire expenses and cost of insurance and claims generally vary with the miles Daseke travels but also have a controllable component based on safety improvements, fleet age, efficiency and other factors. Daseke’s primary fixed costs are depreciation of long-term assets (such as tractors, trailers and terminals), interest expense, rent and non-driver compensation.

Daseke’s fuel surcharge programs help to offset increases in fuel prices but typically do not offset empty miles, idle time and out of route miles driven. As discussed above under “— Revenue,” Daseke’s fuel surcharge programs have a time lag between when fuel costs change and when the change is reflected in fuel surcharge revenue. Due to this time lag, Daseke’s fuel expense, net of fuel surcharge, negatively impacts its operating income during periods of sharply rising fuel costs and positively impacts its operating income during periods of falling fuel costs. In general, due to the fuel surcharge programs, Daseke’s operating income is less negatively affected by an environment with higher, stable fuel prices than an environment with lower fuel prices. In addition to its fuel surcharge programs, Daseke believes the most effective protection against fuel cost increases is to maintain a fuel-efficient fleet by incorporating fuel efficiency measures. Also, Daseke has arrangements with some of its significant fuel suppliers to buy the majority of its fuel at contracted pricing schedules that fluctuate with the market price of diesel fuel. Daseke has not used derivatives as a hedge against higher fuel costs in the past but continues to evaluate this possibility.

Factors Affecting the Comparability of Daseke’s Financial Results

Acquisitions

The comparability of Daseke’s results of operations among the periods presented is impacted by the acquisitions listed below, which were completed in 2014 and 2015. Also, as a result of the below acquisitions, Daseke’s historical results of operations may not be comparable or indicative of future results.

•         Lone Star Acquisition — Effective as of October 1, 2014, Daseke acquired the equity interests of Lone Star Transportation, LLC, one of the largest heavy-haul carriers in North America, to expand its presence in Texas and the surrounding states and Mexico and to acquire specialized heavy-haul, over-dimensional and logistics services. Lone Star is part of Daseke’s Specialized Solutions segment.

•         Bulldog Acquisition — Effective as of July 1, 2015, Daseke acquired all of the capital stock of Bulldog Hiway Express to expand its presence in the Southeast and in the automotive,

port intermodal and power generation markets. Bulldog is part of Daseke’s Specialized Solutions segment.

•         Hornady Acquisition — Effective as of August 1, 2015, Daseke acquired all of the capital stock of Hornady Truck Line, Inc. and B.C. Hornady & Associates, Inc. to expand its presence in the eastern U.S. and in the building materials and steel markets. Hornady is part of Daseke’s Flatbed Solutions segment.

Daseke refers to the Lone Star Acquisition, the Bulldog Acquisition and the Hornady Acquisition collectively as the “Recent Acquisitions.”

Effective as of May 1, 2015, Lone Star acquired substantially all of the assets of Davenport Transport & Rigging, LLC (the “Davenport Acquisition”), a provider of heavy-haul and super-heavy and specialized carrier trucking services, to expand Lone Star’s specialized and heavy-haul capabilities. Due to its size, the Davenport Acquisition does not materially affect the comparability of Daseke’s results of operations or financial position period-to-period.

The Business Combination

On December 22, 2016, Daseke entered into the Merger Agreement with Hennessy Capital. See “The Business Combination Proposal — The Merger Agreement” for additional information regarding the Business Combination and the Merger Agreement.

Daseke’s historical results of operations may not be comparable or indicative of results after the consummation of the Business Combination as a result of the following:

Decreased Leverage. As of September 30, 2016, after giving pro forma effect to the Business Combination, Daseke would have had approximately $295.0 million of outstanding total indebtedness (prior to debt issuance costs), consisting of a senior secured term loan facility in the amount of $350 million and a $70.0 million revolving credit facility, compared to the actual outstanding indebtedness (prior to debt issuance costs) of $356.2 million as of September 30, 2016. For the nine months ended September 30, 2016 and the year ended December 31, 2015, Daseke’s pro forma interest expense would have been approximately $3.1 million and $2.6 million, respectively, lower than its historical interest expense. As the terms of the credit agreement and related documentation for the term loan facility are under discussion and subject to market conditions at the time of syndication, the final definitive terms may differ from those used to estimate pro forma interest expense and any such differences may be material. See the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Term Loan Facility,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Public Company Expenses. Hennessy Capital incurs, and will continue after consummation of the Business Combination to incur, direct, incremental general and administrative expense as a result of being a publicly traded company, including, but not limited to, costs associated with annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These direct, incremental general and administrative expenses, which Daseke’s management estimates will total approximately $0.5 million annually, are not included in Daseke’s historical financial results of operations.

Transaction Costs for Nine Months Ended September 30, 2016

During the nine months ended September 30, 2016, Daseke expensed 344 thousand of transaction costs related to the Business Combination. There were no such expenses for the nine months ended September 30, 2015.

Results of Operations

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

The following table sets forth items derived from Daseke’s consolidated statements of operations for the nine months ended September 30, 2016 and 2015 in dollars and as a percentage of total revenue and the increase or decrease in the dollar amounts of those items.

	Nine Months Ended September 30,
(Dollars in thousands)	2016		2015		Increase (Decrease)
	$	%	$	%	$	%
REVENUE:
Freight	$398,466	79.5	$372,939	74.3	$25,527	6.8
Brokerage	68,358	13.6	79,354	15.8	(10,996)	(13.9)
Fuel surcharge	34,562	6.9	49,632	9.9	(15,070)	(30.4)
Total revenue	501,386	100.0	501,925	100.0	(539)	(0.1)

OPERATING EXPENSES:
Salaries, wages and employee benefits	149,861	29.9	128,586	25.6	21,275	16.5
Fuel	49,076	9.8	54,350	10.8	(5,274)	(9.7)
Operations and maintenance	72,933	14.5	70,991	14.1	1,942	2.7
Communications	1,208	0.2	1,551	0.3	(343)	(22.1)
Purchased freight	120,501	24.0	136,246	27.1	(15,745)	(11.6)
Administrative expenses	17,711	3.5	15,439	3.1	2,272	14.7
Sales and marketing	1,280	0.3	2,195	0.4	(915)	(41.7)
Taxes and licenses	6,946	1.4	6,684	1.3	262	3.9
Insurance and claims	13,648	2.7	14,148	2.8	(500)	(3.5)
Acquisition-related transaction expenses	18	*	781	0.2	(763)	(97.7)
Depreciation and amortization	50,515	10.1	46,299	9.2	4,216	9.1
Loss (gain) on disposition of revenue property/equipment	158	*	(2,103)	(0.4)	2,261	(107.5)
Impairment	1,195	0.2	—	*	1,195	*
Total operating expenses	485,050	96.7	475,167	94.7	9,883	2.1
Operating ratio	96.7%		94.7%
Adjusted operating ratio(1)	94.4%		92.1%
INCOME FROM OPERATIONS	16,336	3.3	26,758	5.3	(10,422)	(38.9)

Other (income) expense:
Interest income	(40)	*	(50)	*	10	(20.0)
Interest expense	17,521	3.5	14,874	3.0	2,647	17.8
Other	(266)	(0.1)	(159)	*	(107)	67.3
Total other expense, net	17,215	3.4	14,665	2.9	2,550	17.4

Income (loss) before provision for income taxes	(879)	(0.2)	12,093	2.4	(12,972)	(107.3)
Provision for income taxes	607	0.1	5,629	1.1	(5,021)	(89.2)
Net income (loss)	$(1,486)	(0.3)	$6,464	1.3	$(7,950)	(123.0)
____________

*         indicates not meaningful.

(1)      Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

The following table sets forth Daseke’s Flatbed Solutions segment’s revenue, operating expenses, operating ratio, adjusted operating ratio and operating income for the nine months ended September 30, 2016 and 2015 in dollars and as a percentage of its Flatbed Solutions segment’s total revenue and the increase or decrease in the dollar amounts of those items. The following table also sets forth certain operating statistics for Daseke’s Flatbed Solutions segment for the nine months ended September 30, 2016 and 2015.

FLATBED SOLUTIONS

	Nine Months Ended September 30,
(Dollars in thousands)	2016		2015		Increase (Decrease)
	$	%	$	%	$	%
REVENUE(1):
Freight	$194,855	82.2	$179,425	78.2	$15,430	8.6
Brokerage	22,482	9.5	22,117	9.6	365	1.6
Fuel surcharge	19,832	8.3	27,878	12.2	(8,046)	(28.9)
Total revenue	237,169	100.0	229,420	100.0	7,748	3.4

OPERATING EXPENSES(1):
Salaries, wages and employee benefits	71,325	30.1	64,202	28.0	7,123	11.1
Fuel	26,708	11.3	31,149	13.6	(4,441)	(14.3)
Operations and maintenance	24,599	10.4	22,174	9.7	2,425	10.9
Purchased freight	59,775	25.2	56,403	24.6	3,372	6.0
Depreciation and amortization	22,687	9.6	22,473	9.8	214	1.0
Impairment	—	—	—	—	—	—
Other operating expenses	18,034	7.5	16,628	7.2	1,406	8.5
Total operating expenses	223,128	94.1	213,029	92.9	10,099	4.7
Operating ratio	94.1%		92.9%
Adjusted operating ratio(2)	92.2%		90.1%
INCOME FROM OPERATIONS	$14,041	5.9	$16,391	7.1	$(2,350)	(14.3)

Operating statistics:
Total miles	114,115,490		100,959,341		13,156,149	13.0
Company-operated tractors	1,191		1,187		4	0.3
Owner-operated tractors	431		447		(16)	(3.6)
Number of trailers	2,857		2,916		(59)	(2.0)

____________

(1)      Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

(2)      Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

The following table sets forth Daseke’s Specialized Solutions segment’s revenue, operating expenses, operating ratio, adjusted operating ratio and operating income for the nine months ended September 30, 2016 and 2015 in dollars and as a percentage of its Specialized Solutions segment’s total revenue and the increase or decrease in the dollar amounts of those items. The following table also sets forth certain operating statistics for Daseke’s Specialized Solutions segment for the nine months ended September 30, 2016 and 2015.

SPECIALIZED SOLUTIONS

	Nine Months Ended September 30,
(Dollars in thousands)	2016		2015		Increase (Decrease)
	$	%	$	%	$	%
REVENUE(1):
Freight	$206,641	77.2	$196,109	71.3	$10,532	5.4
Brokerage	45,986	17.2	57,286	20.8	(11,300)	(19.7)
Fuel surcharge	15,024	5.6	21,843	7.9	(6,819)	(31.2)
Total revenue	267,651	100.0	275,237	100.0	(7,586)	(2.8)

OPERATING EXPENSES(1):
Salaries, wages and employee benefits	74,430	27.8	62,622	22.8	11,808	18.9
Fuel	22,368	8.4	23,201	8.4	(833)	(3.6)
Operations and maintenance	47,686	17.8	48,411	17.6	(725)	(1.5)
Purchased freight	64,161	24.0	82,576	30.0	(18,415)	(22.3)
Depreciation and amortization	27,711	10.4	23,747	8.6	3,964	16.7
Impairment	1,195	0.4	—	*	1,195	100.0
Other operating expenses	15,411	5.8	15,094	5.5	317	2.1
Total operating expenses	252,962	94.5	255,651	92.9	(2,689)	(1.1)
Operating ratio	94.5%		92.9%
Adjusted operating ratio(2)	92.5%		90.6%
INCOME FROM OPERATIONS	$14,689	5.5	$19,587	7.1	$(4,898)	(25.0)

Operating statistics:
Total miles	74,273,172		69,450,595		4,822,577	6.9
Company-operated tractors	1,114		1,057		57	5.4
Owner-operated tractors	232		311		(79)	(25.4)
Number of trailers	3,413		3,046		367	12.0

____________

*         indicates not meaningful.

(1)      Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

(2)      Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

Revenue. Total revenue decreased 0.1% to $501.4 million for the nine months ended September 30, 2016 from $501.9 million for the nine months ended September 30, 2015. The change in total revenue, excluding the effect of the Bulldog Acquisition and the Hornady Acquisition, was a decrease of $42.4 million, or 8.5%, primarily due to a decrease in fuel surcharge. Fuel surcharges, excluding Bulldog’s and Hornady’s surcharges, decreased from $49.6 million for the nine months ended September 30, 2015 to $32.2 million for the nine months ended September 30, 2016. The decrease in fuel surcharge revenue was the result of declines in fuel prices throughout 2015 and continuing through the nine months ended September 30, 2016. Freight revenue, excluding Bulldog’s and Hornady’s freight revenue, decreased 3.7% to $359.3 million for the nine months ended September 30, 2016 from $372.9 million for the nine months ended September 30, 2015 primarily due to a highly competitive freight market resulting in downward pressure on rates per mile, partially offset by a 1.0% increase in total miles, excluding Bulldog’s and Hornady’s miles. Brokerage revenue, excluding the effect of the Bulldog Acquisition and the Hornady Acquisition on revenues, decreased 14.3% to $68.0 million for the nine months ended September 30, 2016 from $79.4 million for the nine months ended September 30, 2015 primarily due to loads shifting to company trucks.

Daseke’s Flatbed Solutions segment’s revenue was $237.2 million for the nine months ended September 30, 2016 and $229.4 million for the nine months ended September 30, 2015, an increase of 3.4%. This increase is primarily a result of the Hornady Acquisition. Daseke’s Flatbed Solutions segment’s total revenue, excluding the effect of the Hornady Acquisition, was $214.4 million for the nine months ended September 30, 2016, which was a decrease of 6.6%, or $15.0 million, as compared to $229.4 for the nine months ended September 30, 2015. This decrease was primarily a result of the $9.9 million, or 35.5%, decrease in fuel surcharge revenue (excluding the effect of the Hornady Acquisition on fuel surcharge revenue) and the $5.5 million, or 3.1%, decrease in freight revenue (excluding the impact of the Hornady Acquisition on freight revenue).

Daseke’s Specialized Solutions segment’s revenue was $267.7 million for the nine months ended September 30, 2016 and $275.2 million for the nine months ended September 30, 2015, a decrease of 2.8%. Excluding the effect of the Bulldog Acquisition, the Specialized Solutions segment’s total revenue was $248.6 million for the nine months ended September 30, 2016, which was a decrease of 9.7%, or $26.7 million. This decrease resulted from decreases of $7.3 million, or 33.5%, in fuel surcharge revenue, $7.7 million, or 3.9%, in freight revenues and $11.7 million, or 20.4%, in brokerage revenue (in each case, excluding the effect of the Bulldog Acquisition on revenues).

In both segments, excluding the effect of the Hornady Acquisition and the Bulldog Acquisition, as applicable, the decrease in fuel surcharge was the result of declines in fuel prices throughout 2015 and continuing through the nine months ended September 30, 2016, and the decrease freight revenue was primarily attributable to a highly competitive freight market resulting in downward pressure on rates per mile.

Salaries, Wages and Employee Benefits. Salaries, wages and employee benefits expense, which consists of compensation for all employees, is primarily affected by the number of miles driven by company drivers, the rate per mile Daseke pays its company drivers, employee benefits including, but not limited to, health care and workers’ compensation, and to a lesser extent, the number of, and compensation and benefits paid to, non-driver employees. In general, Daseke’s Specialized Solutions segment drivers receive a higher driver pay per total mile than its Flatbed Solutions segment drivers due to the former requiring a higher level of training and expertise.

Salaries, wages and employee benefits expense increased 16.5% to $149.9 million for the nine months ended September 30, 2016 from $128.6 million for the nine months ended September 30, 2015, primarily due to the increase in employees as a result of the Bulldog Acquisition and the Hornady Acquisition. The increase in salaries, wages and employee benefits expense, excluding the effect of such acquisitions, was 4.4%, or $5.6 million, and is primarily due to increased driver count, total miles and healthcare benefit costs.

Daseke’s Flatbed Solutions segment had a $7.1 million, or 11.1%, increase in salaries, wages and employee benefits expense primarily as a result of the increase in employees as a result of the Hornady Acquisition. Excluding the effect of the Hornady Acquisition (which increased such expense by $7.3 million), salaries, wages and employee benefit expense decreased 0.3%, primarily due to a 2.2% decrease in drivers, partially offset by a 1.9% increase in total miles in the Flatbed Solutions segment.

Daseke’s Specialized Solutions segment had an $11.8 million, or 18.9%, increase in salaries, wages and employee benefits expense primarily as a result of the increase in employees as a result of the Bulldog Acquisition, which contributed $8.3 million to such increase. Excluding the effect of the Bulldog Acquisition, salaries, wages and employee benefits expense increased $3.5 million, or 6%, primarily due to a 2.1% increase in drivers in the Specialized Solutions segment.

Fuel. Fuel expense consists primarily of diesel fuel expense for Daseke’s company-owned tractors and fuel taxes. The primary factors affecting Daseke’s fuel expense are the cost of diesel fuel, the miles per gallon realized with its equipment and the number of miles driven by its company drivers.

Total fuel expense decreased $5.3 million, or 9.7%, to $49.1 million for the nine months ended September 30, 2016 from $54.4 million for the nine months ended September 30, 2015. Excluding the effects of the Bulldog Acquisition and the Hornady Acquisition, the decrease was $9.7 million. The total fuel expense decrease is primarily a result of lower fuel prices, partially offset by an increase in total miles. The U.S. national average diesel fuel price, as published by the U.S. Department of Energy, was $2.25 for the nine months ended September 30, 2016, compared to $2.797 for same period in 2015, a 20.0% decrease. Total miles increased 10.6% during the nine months ended September 30, 2016 to 188.4 million miles from 170.4 million miles during the nine months ended September 30, 2015. Excluding the effects of the acquisitions on total miles, total miles increased 1.0% during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015. Fuel expense has also been positively impacted by better efficiency from more fuel-efficient engines and driver training programs.

Daseke’s Flatbed Solutions segment’s fuel expense decreased 14.3% to $26.7 million for the nine months ended September 30, 2016 from $31.1 million for the nine months ended September 30, 2015. Excluding the effect of the Hornady Acquisition, fuel expense decreased $6.9 million, or 22.3%, for the nine months ended September 30, 2016, compared to the nine months ended September 30, 2015. This decrease is the result of lower fuel prices partially offset by an increase in total miles of 1.9% (excluding the effect of the Hornady Acquisition on total miles).

Daseke’s Specialized Solutions segment’s fuel expense decreased 3.6% to $22.4 million for the nine months ended September 30, 2016 from $23.2 million for the nine months ended September 30, 2015. Excluding the effect of the Bulldog Acquisition, fuel expense decreased $2.8 million, or 11.9%, for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. This decrease is the result of lower fuel prices and a decrease in total miles of 0.4% (excluding the effect of the Bulldog Acquisition on total miles).

Operations and Maintenance. Operations and maintenance expense consists primarily of ordinary vehicle repairs and maintenance, costs associated with preparing tractors and trailers for sale or trade-in, driver recruiting, training and safety costs, permitting and pilot car fees and other general operations expenses. Operations and maintenance expense is primarily affected by the age of Daseke’s company-owned fleet of tractors and trailers, the number of miles driven in a period and driver turnover.

Operations and maintenance expense increased 2.7% to $72.9 million for the nine months ended September 30, 2016 from $71.0 million for the nine months ended September 30, 2015. Operations and maintenance expense decreased 4.2%, after adjusting for the effect of acquisitions.

Daseke’s Flatbed Solutions segment’s operations and maintenance expense increased $2.4 million for the nine months ended September 30, 2016 as compared to the same period in 2015, primarily as a result of the Hornady Acquisition, which accounted for $1.9 million of the increase. Excluding the effect of the Hornady Acquisition, this increase was primarily from tractor lease costs as Daseke’s utilization of operating leases to finance tractor purchases increased in 2016.

Daseke’s Specialized Solutions segment’s operations and maintenance expense decreased $0.7 million for the nine months ended September 30, 2016 as compared to the same period in 2015. Excluding the effect of the Bulldog Acquisition, operations and maintenance expense decreased $3.7 million, or 7.7%, for the nine months ended September 30, 2016 as compared to the same period in 2015 primarily as a result of lower pilot car and maintenance costs due to a decrease in alternative energy project loads, which require a greater use of pilot cars than Daseke’s other loads, in 2016 as compared to 2015.

Purchased Freight. Purchased freight expense consists of the payments Daseke makes to owner-operators, including fuel surcharge reimbursements, and payments to third-party capacity providers that haul loads it brokers to them. Purchased freight expense generally takes into account changes in diesel fuel prices, resulting in lower payments during periods of declining fuel prices.

Total purchased freight expense decreased 11.6% from $136.2 million during the nine months ended September 30, 2015 to $120.5 million during the nine months ended September 30, 2016, primarily as a result of a decrease in alternative energy project loads, which are serviced by more owner-operators than Daseke’s other loads, in 2016 as compared to 2015 combined with a shift to company drivers from third-party capacity providers. Excluding the effect of the Hornady Acquisition on purchased freight expense, total purchased freight expense decreased 15.8% to $114.8 million during the nine months ended September 30, 2016 as compared to the same period in 2015. Purchased freight expense from owner-operators decreased 14.8% from $74.8 million during the nine months ended September 30, 2015 to $63.8 million during the nine months ended September 30, 2016, excluding Hornady’s $5.4 million of purchased freight expense from owner-operators, primarily as a result of a decrease in total loads for alternative energy projects, which are serviced by more owner-operators than Daseke’s other projects, combined with a decline in the number of owner-operators and a decrease in fuel charge reimbursements made to owner-operators as a result of lower fuel prices. Purchased freight expense from third-party capacity providers decreased 20.1% from $61.4 million during the nine months ended September 30, 2015 to $49.1 million, primarily as a result of the decrease in brokered loads due to more loads being shifted to company tractors as Daseke’s capacity increased. The Hornady Acquisition did not have a material effect on purchased freight expense from third-party capacity providers during the nine months ended September 30, 2016.

Daseke’s Flatbed Solutions segment’s purchased freight expense increased 6.0% to $59.8 million for the nine months ended September 30, 2016 from $56.4 million for the nine months ended September 30, 2015, primarily due to the Hornady Acquisition. Excluding the effect of the Hornady Acquisition on purchased freight expense, Daseke’s Flatbed Solutions segment’s purchased freight expense decreased 3.5% to $54.4 million during the nine months ended September 30, 2016 as compared to the same period in 2015. Purchased freight expense from owner-operators, excluding Hornady’s $5.4 million of purchased freight expense from owner-operators, was flat for the nine months ended September 30, 2016, compared to the nine months ended September 30, 2015. Purchased freight expense from third-party capacity providers decreased 19.4% from $16.8 million during the nine months ended September 30, 2015 to $13.5 million during the nine months ended September 30, 2016, primarily as a result of the decrease in brokered loads due to more loads being shifted to company tractors as Daseke’s capacity increased.

Daseke’s Specialized Solutions segment’s purchased freight expense decreased 22.3% to $64.2 million during the nine months ended September 30, 2016 from $82.6 million during the nine months ended September 30, 2015. Purchased freight expense from owner-operators decreased 30.8% from $35.7 million during the nine months ended September 30, 2015 to $24.7 million during the nine months ended September 30, 2016, primarily as a result of a decrease in total loads for alternative energy projects, which are serviced by more owner-operators than Daseke’s other loads, combined with a decline in the number of owner-operators and a decrease in fuel charge reimbursements made to owner-operators as a result of lower fuel prices. Purchased freight expense from third-party capacity providers decreased 20.4% from $44.6 million during the nine months ended September 30, 2015 to $35.5 million during the nine months ended September 30, 2016 for the same reasons the Flatbed Solutions segment’s purchased freight expense from third-party capacity providers decreased over the same periods. The Bulldog Acquisition did not have a material effect on purchased freight expense during the nine months ended September 30, 2016.

Depreciation and Amortization. Depreciation and amortization expense consists primarily of depreciation for owned tractors and trailers or amortization of those financed with capital leases. The primary factors affecting these expense items include the size and age of Daseke’s tractor and trailer fleet and the cost of new equipment.

Depreciation and amortization expense increased 9.1% to $50.5 million during the nine months ended September 30, 2016 from $46.3 million during the nine months ended September 30, 2015, primarily as a result of the Bulldog Acquisition and the Hornady Acquisition. After adjusting for the effect of the acquisitions, depreciation and amortization expense decreased

3.6%, primarily as a result of a 0.6% reduction in the tractor fleet combined with an increasing shift in the utilization of operating leases to finance capital expenditures.

Daseke’s Flatbed Solutions segment had a 1.0% increase in depreciation and amortization expense primarily as a result of the Hornady Acquisition. Excluding Hornady’s $3.1 million depreciation and amortization expense during the nine months ended September 30, 2016, depreciation and amortization expense decreased 12.7% primarily due to the increased use of operating leases to finance capital expenditures, which resulted in a 25.0% increase in tractor lease cost for the nine months ended September 30, 2016 as compared to 2015. The Hornady Acquisition did not have a material impact on tractor lease costs.

Daseke’s Specialized Solutions segment had a 16.7% increase in depreciation and amortization expense primarily as a result of the Bulldog Acquisition. Excluding Bulldog’s $2.8 million depreciation and amortization expense during the nine months ended September 30, 2016, depreciation and amortization expense increased 4.8% primarily as a result of a 9.4% increase in trailers partially offset by a 0.4% reduction in tractors.

Taxes and Licenses. Operating taxes and licenses expense primarily represents the costs of taxes and licenses associated with Daseke’s fleet of equipment and will vary according to the size of its equipment fleet. Taxes and license expense increased 3.9% to $6.9 million during the nine months ended September 30, 2016 from $6.7 million during the nine months ended September 30, 2015, primarily as a result of the Bulldog Acquisition and the Hornady Acquisition, which increased the size of Daseke’s equipment fleet. As a percentage of revenue, operating taxes and license expense was comparable with only a slight increase from 1.3% for the nine months ended September 30, 2015 to 1.4% for the nine months ended September 30, 2016.

Insurance and Claims. Insurance and claims expense consists of insurance premiums and the accruals Daseke makes for estimated payments and expenses for claims for bodily injury, property damage, cargo damage and other casualty events. The primary factors affecting Daseke’s insurance and claims are seasonality (Daseke typically experiences higher accident frequency in winter months), the frequency and severity of accidents, trends in the development factors used in its accruals and developments in large, prior-year claims. The frequency of accidents tends to increase with the miles Daseke travels. Insurance and claims expense decreased 3.5% to $13.6 million during the nine months ended September 30, 2016 from $14.1 million during the nine months ended September 30, 2015. Insurance and claims expense, excluding Bulldog’s and Hornady’s insurance and claims expense, was $12.8 million, a decrease of 9.5% as compared to the nine months ended September 30, 2015. This decrease can be attributed to lower premiums despite an overall 1.0% increase in total miles (excluding Bulldog’s and Hornady’s miles).

Impairment. In August 2016, Daseke concluded that it had a triggering event requiring assessment of impairment of long-lived assets in its Specialized Solutions segment due to a decline in market value on select tractors with defective diesel particulate filter systems. As a result, Daseke reviewed its long-lived assets for impairment and determined a $1.2 million charge was necessary to reduce the carrying value of this revenue equipment to the price expected to be received upon sale of the assets to a third party. During the nine months ended 2015, Daseke had no charges relating to impairment of revenue equipment.

Interest Expense. Interest expense consists of cash interest, amortization of related issuance costs and fees, prepayment penalties, and non-cash paid-in-kind interest on the Main Street Loan and the PCP Subordinated Notes. Interest expense increased 17.8% to $17.5 million during the nine months ended September 30, 2016 from $14.9 million during the nine months ended September 30, 2015. Excluding Bulldog’s and Hornady’s interest expense, interest expense increased 14.4%, or $2.1 million, which interest expense was primarily attributable to the borrowings Daseke incurred to finance its acquisitions, prepayment penalties on equipment refinancing in August 2016 and additions of revenue equipment.

Income Tax. Provision for income taxes decreased from $5.6 million for the nine months ended September 30, 2015 to $0.6 million for the nine months ended September 30, 2016. The decrease is primarily the result of incurring a loss in the nine months ended September 30, 2016, as compared to income in the comparable period in 2015. The effective tax rate was (69.1)% for the nine months ended September 30, 2016, compared to 46.5% for the nine months ended September 30, 2015. The effective income tax rate varies from the federal statutory rate of 35% primarily due to state income taxes and the impact of permanent differences.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table sets forth items derived from Daseke’s consolidated statements of operations for the years ended December 31, 2015 and 2014 in dollars and as a percentage of total revenue and the increase or decrease in the dollar amounts of those items.

	Year Ended December 31,
(Dollars in thousands)	2015		2014		Increase (Decrease)
	$	%	$	%	$	%
REVENUE:
Freight	$506,582	74.6	$375,009	69.1	$131,573	35.1
Brokerage	108,900	16.0	82,594	15.2	26,306	31.8
Fuel surcharge	63,363	9.4	85,107	15.7	(21,744)	(25.5)
Total revenue	678,845	100.0	542,711	100.0	136,134	25.1

OPERATING EXPENSES:
Salaries, wages and employee benefits	178,703	26.3	132,205	24.4	46,498	35.2
Fuel	70,296	10.4	88,031	16.2	(17,735)	(20.1)
Operations and maintenance	98,734	14.5	59,274	10.9	39,460	66.6
Communications	2,034	0.3	1,674	0.3	360	21.5
Purchased freight	181,985	26.8	150,654	27.8	31,331	20.8
Administrative expenses	21,711	3.2	14,577	2.7	7,134	49.0
Sales and marketing	2,911	0.4	2,436	0.4	475	19.5
Taxes and licenses	9,228	1.4	7,304	1.3	1,924	26.3
Insurance and claims	19,655	2.8	15,446	2.8	4,209	27.2
Acquisition-related transaction expenses	1,192	0.2	944	0.2	248	26.3
Depreciation and amortization	63,573	9.4	48,575	9.0	14,998	30.9
Loss (gain) on disposition of revenue property/equipment	(2,184)	(0.3)	934	0.2	(3,118)	(333.8)
Impairment of intermodal equipment	—	*	1,838	0.3	(1,838)	(100.0)
Total operating expenses	647,837	95.4	523,892	96.5	123,945	23.7
Operating ratio	95.4%		96.5%
Adjusted operating ratio(1)	93.0%		93.4%
INCOME FROM OPERATIONS	31,008	4.6	18,818	3.5	12,189	64.8

Other (income) expense:
Interest income	(69)	*	(73)	*	4	(5.5)
Interest expense	20,602	3.0	15,978	2.9	4,624	28.9
Other	(251)	*	(170)	*	(81)	47.6
Total other expense	20,282	3.0	15,735	2.9	4,547	28.9

Income (loss) before provision for income taxes	10,726	1.6	3,084	0.6	7,642	247.8
Provision for income taxes	7,463	1.1	1,784	0.3	5,679	318.3
Net income	$3,263	0.5	$1,300	0.2	$1,963	151.0

____________

*         indicates not meaningful.

(1)      Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

The following table sets forth Daseke’s Flatbed Solutions segment’s revenue, operating expenses, operating ratio, adjusted operating ratio and operating income for the years ended December 31, 2015 and 2014 in dollars and as a percentage of its Flatbed Solutions segment’s total revenue and the increase or decrease in the dollar amounts of those items. The following table also sets forth certain operating statistics for Daseke’s Flatbed Solutions segment for the years ended December 31, 2015 and 2014.

FLATBED SOLUTIONS

	Years Ended December 31,
(Dollars in thousands)	2015		2014		Increase (Decrease)
	$	%	$	%	$	%
REVENUE(1):
Freight	$241,741	78.9	$232,215	72.0	$9,526	4.1
Brokerage	29,151	9.5	32,190	10.0	(3,039)	(9.4)
Fuel surcharge	35,428	11.6	58,122	18.0	(22,694)	(39.0)
Total revenue	306,320	100.0	322,527	100.0	(16,207)	(5.0)

OPERATING EXPENSES(1):
Salaries, wages and employee benefits	87,936	28.7	80,666	25.0	7,270	9.0
Fuel	39,788	13.0	58,621	18.2	(18,833)	(32.1)
Operations and maintenance	29,288	9.6	33,275	10.3	(3,987)	(12.0)
Purchased freight	75,785	24.7	80,746	25.0	(4,961)	(6.1)
Depreciation and amortization	30,276	9.9	29,706	9.2	570	1.9
Impairment	—	—	1,838	0.6	(1,838)	(100.0)
Other operating expenses	23,016	7.5	24,500	8.2	(1,484)	(6.0)
Total operating expenses	286,089	93.4	309,352	95.9	(23,263)	(7.5)
Operating ratio	93.4%		95.9%
Adjusted operating ratio(2)	90.7%		92.1%
INCOME FROM OPERATIONS	$20,231	6.6	$13,175	4.1	$7,056	53.6

Operating statistics:
Total miles	136,945,193		132,740,781		4,204,412	3.2
Company-operated tractors	1,205		1,080		125	11.6
Owner-operated tractors	432		377		55	14.6
Number of trailers	2,920		2,827		93	3.3

____________

*         indicates not meaningful.

(1)      Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

(2)      Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

The following table sets forth Daseke’s Specialized Solutions segment’s revenue, operating expenses, adjusted operating ratio and operating income for the years ended December 31, 2015 and 2014 in dollars and as a percentage of its Specialized Solutions segment’s total revenue and the increase or decrease in the dollar amounts of those items. The following table also sets forth certain operating statistics for Daseke’s Specialized Solutions segment for the years ended December 31, 2015 and 2014.

SPECIALIZED SOLUTIONS

	Years Ended December 31,
(Dollars in thousands)	2015		2014		Increase (Decrease)
	$	%	$	%	$	%
REVENUE(1):
Freight	$269,000	71.3	$145,199	65.2	$123,801	85.3
Brokerage	79,866	21.2	50,404	22.6	29,462	58.5
Fuel surcharge	28,186	7.5	26,985	12.2	1,201	4.5
Total revenue	377,052	100.0	222,589	100.0	154,463	69.4

OPERATING EXPENSES(1):
Salaries, wages and employee benefits	88,892	23.6	50,047	22.5	38,835	77.6
Fuel	30,508	8.1	29,411	13.2	1,097	3.7
Operations and maintenance	68,833	18.3	25,847	11.6	42,986	166.3
Purchased freight	110,726	29.4	72,313	32.5	38,413	53.1
Depreciation and amortization	33,179	8.8	18,819	8.5	14,360	76.3
Impairment	—	*	—	*	—	*
Other operating expenses	21,760	5.7	12,487	5.6	9,273	74.3
Total operating expenses	353,898	93.9	208,924	93.9	144,974	69.4
Operating ratio	93.9%		93.9%
Adjusted operating ratio(2)	91.9%		91.7%
INCOME FROM OPERATIONS	$23,154	6.1	$13,665	6.1	$9,489	69.4

Operating statistics:
Total miles	93,978,446		62,375,216		31,603,230	50.7
Company-operated tractors	1,062		798		264	33.1
Owner-operated tractors	270		358		88	24.9
Number of trailers	3,057		2,688		369	13.7

____________

(1)      Includes intersegment revenues and expenses, as applicable, which are eliminated in Daseke’s consolidated results.

(2)      Adjusted operating ratio is not presented in accordance with GAAP. For a definition of adjusted operating ratio and a reconciliation of adjusted operating ratio to operating ratio, see “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke — Non-GAAP Financial Measures.”

Revenue. Total revenue increased 25.1% to $678.8 million for the year ended December 31, 2015 from $542.7 million for the year ended December 31, 2014, primarily as a result of the Recent Acquisitions. The change in total revenue, excluding Lone Star’s, Bulldog’s and Hornady’s revenue of $170.0 million, was a decrease of 6.2%. This decrease is primarily attributable to a decrease in fuel surcharge revenue. Fuel surcharges, excluding the effect of the Recent Acquisitions on fuel surcharges, decreased from $85.1 million for the year ended December 31, 2014 to $50.7 million for the year ended December 31, 2015. The decrease in fuel surcharge revenue is the result of declines in fuel prices throughout 2015. Freight revenue, excluding the effect of the Recent Acquisitions, increased 1.2% to $379.5 million for the year ended December 31, 2015 from $375.0 million for the year ended December 31, 2014 primarily due to a 3.6% increase in total miles in Daseke’s Specialized Solutions segment (excluding Lone Star’s and Bulldog’s miles), which segment has a higher rate per mile than the Flatbed Solutions segment, which experienced a 2.1% decrease in total miles (excluding Hornady’s miles). Brokerage revenue, excluding the effect of the Recent Acquisitions, decreased 4.8% to $78.7 million for the year ended December 31, 2015 from $82.6 million for the year ended December 31, 2014 as a result of loads shifting to company tractors as Daseke’s freight capacity increased.

Daseke’s Flatbed Solutions segment’s revenue was $306.3 million for the year ended December 31, 2015 and $322.5 million for the year ended December 31, 2014, a decrease of 5.0%. Excluding Hornady’s revenue, the Flatbed Solutions segment’s revenue was $291.6 million for the year ended December 31, 2015, which was a decrease of 9.6%, or $31.0 million, as compared to $322.5 for the year ended December 31, 2014. This decrease was primarily due to the $24.3 million, or 41.7%, decrease in fuel surcharge revenue, which was the result of declines in fuel prices throughout 2015. Freight revenue decreased by $3.7 million, or 1.6%, primarily as a result of a decrease in total miles of 2.1%, excluding Hornady’s miles. Brokerage revenue decreased by $3.0 million, or 9.4%, (excluding the impact of the Hornady Acquisition on brokerage revenues) as a result of loads shifting to company tractors as Daseke’s freight capacity increased.

Daseke’s Specialized Solutions segment’s revenue was $377.1 million for the year ended December 31, 2015 and $222.6 million for the year ended December 31, 2014, an increase of 69.4%. This increase is primarily a result of the Lone Star Acquisition and the Bulldog Acquisition. Daseke’s Specialized Solutions segment’s total revenue, excluding the effect of such acquisitions, was $221.8 million for the year ended December 31, 2015, which was a decrease of 0.3%, or $0.8 million. This decrease resulted from decreases of $9.9 million, or 36.7%, in fuel surcharge revenue and $0.8 million in brokerage revenue, which were largely offset by a $9.9 million, or 6.8%, increase in freight revenues (excluding the effect of such acquisitions on revenues). The decrease in fuel surcharge revenue is the result of declines in fuel prices throughout 2015. Freight revenues increased primarily as a result of a 3.6% increase in total miles (excluding the effect of such acquisitions on total miles).

Salaries, Wages and Employee Benefits. Salaries, wages and employee benefits expense increased 35.2% to $178.7 million for the year ended December 31, 2015 from $132.2 million for the year ended December 31, 2014, primarily due to the increase in employees as a result of the Recent Acquisitions. The increase in salaries, wages and employee benefits expense, excluding the effect of the Recent Acquisitions, was 8.2%, or $10.8 million, and is due to an increase in employees over December 31, 2014 (excluding the employees of the companies acquired in the Recent Acquisitions).

Daseke’s Flatbed Solutions segment had a $7.3 million, or 9.0%, increase in salaries, wages and employee benefits expense for the year ended December 31, 2015 compared to 2014 as a result of increase in employees due to the Hornady Acquisition, which accounted for 61.9%, or $4.5 million, of the increase. The remaining increase of 3.4%, or $2.8 million, is primarily due to an increase in health insurance and other benefits costs of $1.9 million and an increase of $0.5 million in workers’ compensation costs.

Daseke’s Specialized Solutions segment had a $38.8 million, or 77.6%, increase in salaries, wages and employee benefits expense primarily as a result of the increase in employees as a result of the Lone Star Acquisition and the Bulldog Acquisition, which accounted for 80.2% of the increase. The remaining 19.8% was due to an increase in total employees (excluding the employees of the companies acquired in such acquisitions) in this segment.

Fuel. Total fuel expense decreased $17.7 million, or 20.1%, to $70.3 million for the year ended December 31, 2015 from $88.0 million for the year ended December 31, 2014. This decrease is primarily as a result of lower fuel prices, partially offset by an 18.4% increase in total miles. The U.S. national average diesel fuel price, as published by the U.S. Department of Energy, was $2.691 for the year ended December 31, 2015 as compared to $3.825 for the year ended December 31, 2014, a 29.6% decrease. Excluding the effect of the Recent Acquisitions, total fuel expense decreased 33.0%, also primarily as a result of lower fuel prices and also due to a 0.3% decrease in total miles.

Daseke’s Flatbed Solutions segment’s fuel expense decreased 32.1% to $39.8 million for the year ended December 31, 2015 from $58.6 million for the year ended December 31, 2014. Excluding the effect of the Hornady Acquisition, fuel expense decreased 34.8% as a result of lower fuel prices combined with a 2.1% decrease in total miles.

Daseke’s Specialized Solutions segment’s fuel expense increased 3.7% to $30.5 million for the year ended December 31, 2015 from $29.4 million for the year ended December 31, 2014, primarily as a result of increased miles due to the Lone Star Acquisition and the Bulldog Acquisition. The Specialized Solutions segment’s fuel expense, excluding the effect of such acquisitions, decreased 29.5% to $20.7 million for the year ended December 31, 2015, primarily as a result of lower fuel prices, partially offset by a 3.6% increase in total miles.

Operations and Maintenance. Operations and maintenance expense increased 66.6% to $98.7 million for the year ended December 31, 2015 from $59.3 million for the year ended December 31, 2014. This increase was primarily attributable to the Recent Acquisitions. Excluding the operations and maintenance expense attributable to the Recent Acquisitions, operations and maintenance expense increased 3.5%, primarily due to increases in pilot car, permitting, and tarps costs due to an increase in heavy haul and over-dimensional loads and an increase in recruiting and driver retention costs due to the tight labor market, offset by decreases in maintenance and tire expenses as a result of the replacement of a portion of the tractor fleet over the last two years.

Daseke’s Flatbed Solutions segment had a 12.0% decrease in operations and maintenance expense for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Excluding the effect of the Hornady Acquisition, Daseke’s Flatbed Solutions segment’s operations and maintenance expense decreased 15.0% for the year ended December 31, 2015 as compared to the year ended December 31, 2014 as a result of the replacement of a portion of the tractor fleet beginning in the second half of 2014 and continuing through 2015 that had incurred higher than normal maintenance costs related to the diesel particulate filter systems and a 2.1% decrease in total miles.

Daseke’s Specialized Solutions segment had a 166.3% increase in operations and maintenance expense primarily as a result of the Lone Star Acquisition and the Bulldog Acquisition, which accounted for 84.6% of the increase. The remaining 15.4% increase was primarily due to increases in pilot cars, permitting, truck maintenance, tire and recruiting costs, which were a result of the 3.6% increase in total miles (excluding Lone Star’s and Bulldog’s miles).

Purchased Freight. Total purchased freight expense increased 20.8% from $150.7 million during the year ended December 31, 2014 to $182.0 million during the year ended December 31, 2015, primarily as a result of the Recent Acquisitions. Excluding the effect of the Recent Acquisitions, total purchased freight expense decreased 11.7% to $133.1 million during the year ended December 31, 2015. Excluding the effect of the Recent Acquisitions, purchased freight expense from owner-operators decreased 14.8% from $87.6 million during the year ended December 31, 2014 to $74.6 million during the year ended December 31, 2015, primarily as a result of a decrease in miles. Excluding the effect of the Recent Acquisitions, purchased freight expense from third-party capacity providers decreased 5.1% from $63.2 million during the year ended December 31, 2014 to $60.0 million during the year ended December 31, 2015, primarily as a result of the decrease in brokered loads due to more loads being shifted to company tractors as Daseke’s capacity increased.

Daseke’s Flatbed Solutions segment’s purchased freight expense decreased 6.1% to $75.8 million for the year ended December 31, 2015 from $80.7 million for the year ended December 31, 2014. Excluding the effect of the Hornady Acquisition, purchased freight expense decreased 11.0% for the year ended December 31, 2015 compared to the year ended December 31, 2014. Purchased freight expense from owner-operators, excluding the effect of the Hornady Acquisition, decreased $6.3 million to $49.6 million during the year ended December 31, 2015 primarily due to a 2.5% decrease in total miles. Purchased freight expense from third-party capacity providers, excluding the effect of the Hornady Acquisition, decreased 11.9% from $24.3 million during the year ended December 31, 2014 to $21.4 million during the year ended December 31, 2015, primarily due to the decrease in brokered loads as more loads were shifted to company tractors as Daseke’s capacity increased.

Daseke’s Specialized Solutions segment’s purchased freight expense increased 53.1% to $110.7 million during the year ended December 31, 2015 from $72.3 million during the year ended December 31, 2014, primarily due to the Lone Star Acquisition and Bulldog Acquisition. Excluding the effect of such acquisitions, Daseke’s Specialized Solutions segment’s purchased freight expense decreased 9.1% to $65.7 million during the year ended December 31, 2015. Purchased freight expense from owner-operators, excluding the effect of such acquisitions, decreased 21.2% from $31.7 million during the year ended December 31, 2014 to $24.9 million during the year ended December 31, 2015, primarily as a result of the 3.6% decrease in miles. Purchased freight expense from third-party capacity providers decreased 0.9%, excluding the effect of such acquisitions, from $38.9 million, during the year ended December 31, 2014 to $38.6 million during the year ended December 31, 2015, primarily as a result of the decrease in brokered loads as more loads were shifted to company tractors as Daseke’s capacity increased.

Depreciation and Amortization. Depreciation and amortization expense increased 30.9% to $63.6 million during the year ended December 31, 2015 from $48.6 million during the year ended December 31, 2014, primarily as a result of the Recent Acquisitions. After adjusting for the Recent Acquisitions, the increase is 3.9%, primarily as a result of a 9.0% increase in gross fixed assets at December 31, 2015 as compared to December 31, 2014. Most of these additions were in revenue equipment, with five to fifteen year useful lives.

Daseke’s Flatbed Solutions segment had a 1.9% increase in depreciation and amortization expense for the year ended December 31, 2015 as compared to the year ended December 31, 2014 as a result of the Hornady Acquisition. Excluding the effect of the Hornady Acquisition, Daseke’s Flatbed Solutions segment’s depreciation and amortization expense decreased 5.5% primarily as a result of a 4.4% decrease in the tractor fleet and a 7.9% decrease in the trailer fleet.

Daseke’s Specialized Solutions segment had a 76.3% increase in depreciation and amortization expense for the year ended December 31, 2015 as compared to the year ended December 31, 2014 primarily as a result of the Lone Star Acquisition and the Bulldog Acquisition (which together accounted for 76.0% of the increase). The companies in Daseke’s Specialized Solutions segment had a 13.3% increase in gross fixed assets at December 31, 2015 as compared to December 31, 2014, excluding the effect of such acquisitions.

Taxes and Licenses. Taxes and license expense increased 26.3% to $9.2 million during the year ended December 31, 2015 from $7.3 million during the year ended December 31, 2014, primarily as a result of the Recent Acquisitions, which increased the size of Daseke’s equipment fleet. As a percentage of revenue, operating taxes and license expense was comparable with only a slight increase from 1.3% for the year ended December 31, 2014 to 1.4% for the year ended December 31, 2015.

Insurance and Claims. Insurance and claims expense increased 27.2% to $19.7 million during the year ended December 31, 2015 from $15.4 million during the year ended December 31, 2014, primarily as a result of the Recent Acquisitions. Insurance and claims expense, excluding the effect of the Recent Acquisitions, was $16.5 million for the year ended December 31, 2015, an increase of 7.1% over 2014. As a percentage of revenue, insurance and claims expense was unchanged during the year ended December 31, 2015 as compared to the year ended December 31, 2014.

Interest Expense. Interest expense increased 28.9% to $20.6 million during the year ended December 31, 2015 from $16.0 million during the year ended December 31, 2014, primarily as a result of the Recent Acquisitions, which were partially funded with borrowings under Daseke’s credit facility and subordinated notes. Excluding the effect of the Recent Acquisitions, interest expense increased $1.8 million, or 11.3%, for the year ended December 31, 2015 compared to the prior period due primarily to borrowings to fund acquisitions of revenue equipment discussed above.

Income Tax. The provision for income taxes increased to $7.5 million for the year ended December 31, 2015 from $1.8 million for the year ended December 31, 2014, primarily as a result of the 247.8% increase in income and partially as a result of the increase in effective tax rate. The effective tax rate was 69.6% for the year ended December 31, 2015 compared to 57.8% for the year ended December 31, 2014. The effective income tax rate varies from the federal statutory rate of 35% primarily due to state income taxes and the impact of permanent differences.

Liquidity and Capital Resources and Capital Requirements

Overview

Daseke’s business requires substantial amounts of cash to cover operating expenses as well as to fund items such as cash capital expenditures on its fleet and other assets, working capital changes, principal and interest payments on debt obligations, letters of credit to support insurance requirements and tax payments. Daseke expects net capital expenditures to be approximately $49.0 million for 2017.

	Actual
(In thousands)	September 30, 2016	December 31, 2015
Cash	$4,769	$4,886
Availability under revolving line of credit	39,950	30,521
Total	$44,459	$35,407

Daseke’s primary sources of liquidity have been provided by operations, issuances of capital stock and borrowings under its credit facility. Daseke had the following sources of liquidity available at December 31, 2015 and September 30, 2016.

After giving effect to the Business Combination, Daseke will have (i) a new $350.0 million senior secured term loan credit facility, which will consist of a $250.0 million term loan that will be drawn on the Business Combination’s closing date (the “closing term loan facility”) and a $100.0 million delayed draw term loan that may be funded on or after the Business Combination’s closing date until the date that is 12 months thereafter (the “delayed draw term loan facility” and together with the closing term loan facility, the “new credit facilities”), and (ii) a $70.0 million asset-based senior secured revolving credit facility. The closing term loan facility borrowings would be used, in part, to pay off the existing Daseke term loan facility, which had a total balance of $130.8 million as of September 30, 2016. The delayed draw term loan facility borrowings are expected to be used to support Daseke’s acquisition activities. See “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Term Loan Facility,” Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility,” “The Business Combination — Acquisition Financing” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information regarding the new credit facilities.

Daseke believes it can finance its expected cash needs, including debt repayment, in the short-term with cash flows from operations and borrowings available under its current revolving line of credit. Daseke expects that the new credit facilities will provide sufficient credit availability to support its ongoing operations, fund its new debt service requirements, capital expenditures, working capital and acquisition activities for at least the next 12 months. Over the long-term, Daseke will continue to have significant capital requirements, and expects to devote substantial financial resources to grow its operations and fund its acquisition activities. As a result of these funding requirements, the post-combination company likely will need to sell additional equity or debt securities or seek additional financing through additional borrowings, lease financing or equity capital. The availability of financing or equity capital will depend upon the post-combination company’s financial condition and results of operations as well as prevailing market conditions. If such additional borrowings, lease financing or equity capital is not available at the time it needs to incur such expenditures, then Daseke may be required to extend the maturity of then outstanding indebtedness, rely on alternative financing arrangements, engage in asset sales or suspend the anticipated quarterly cash dividends.

Cash Flows

Daseke’s summary statements of cash flows information for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015 and 2014 is set forth in the table below:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2016	2015	2015	2014
	(Unaudited)
Net cash provided by operating activities	$49,108	$61,732	$87,739	$48,423
Net cash provided by (used in) investing activities	$1,281	$(3,181)	$(4,152)	$(30,992)
Net cash used in financing activities	$(50,506)	$(57,255)	$(81,107)	$(16,993)

Operating Activities. Cash provided by Daseke’s operating activities primarily consists of net income or loss adjusted for certain non-cash items, including depreciation and amortization, deferred interest, gain/loss on disposal of property and equipment, deferred income taxes, deferred gain and interest recognized on sales-type leases and the effect of changes in working capital and other activities.

Cash provided by operating activities was $49.1 million during the nine months ended September 30, 2016 and consisted of $1.5 million of net loss plus $52.8 million of non-cash items, consisting primarily of depreciation and amortization and impairment of equipment, less $2.2 million of net cash used for working capital and other activities. Cash used for working capital and other activities during the nine months ended September 30, 2016 primarily reflect a $7.0 million increase in accounts receivable, $2.8 million in payments received on sales-type leases, a $3.5 million decrease in prepaid expenses and other assets, and a $1.3 million decrease in accounts payable and accrued expenses. Cash provided by operating activities was $61.7 million during the nine months ended September 30, 2015 and consisted of $6.5 million of net income plus $50.8 million of non-cash items, consisting primarily of depreciation and amortization and deferred taxes, net gain on disposal of property and equipment, plus $4.5 million of net cash provided by working capital and other activities. Cash provided by working capital and other activities during the nine months ended September 30, 2015 primarily reflect an $11.0 million increase in accounts receivable, $1.4 million in payments received on sales-type leases, a $2.4 million increase in prepaid expenses and other assets, and a $16.5 million increase in accounts payable and accrued expenses.

The $12.6 million decrease in cash provided by operating activities during the nine months ended September 30, 2016 as compared with the same period in 2015 was primarily the result of an $8.0 million decrease in net income and $2.2 million of net cash used for working capital and other activities during the nine months ended September 30, 2016 as compared to $4.5 million of net cash provided by working capital and other activities during the comparable period in 2015. Cash provided by operating activities was $87.7 million during the year ended December 31, 2015 and consisted of $3.3 million of net income plus $70.8 million of non-cash items, consisting primarily of depreciation and amortization, deferred taxes, deferred interest, net of gain on disposal of property and equipment, plus $13.7 million of net cash provided by working capital and other activities. Cash provided by working capital and other activities during the year ended December 31, 2015 primarily reflect a $6.8 million decrease in accounts receivable, a $1.8 million increase in prepaid and other current assets, and a $5.7 million increase in accounts payable and accrued expenses, plus $2.2 million increase in payments received on sales-type leases. Cash provided by operating activities was

$48.4 million during the year ended December 31, 2014 and consisted of $1.3 million of net income plus $55.0 million of non-cash items, consisting primarily of depreciation and amortization, deferred taxes and deferred interest, net of impairment of equipment, loss on disposal of property and equipment and deferred gain recognized on sales-type leases, less $7.9 million of net cash used for working capital and other activities. Cash used for working capital and other activities during the year ended December 31, 2014 primarily reflect a $1.7 million increase in accounts receivable and a $1.8 million increase in driver advances and other receivables, net of a $5.6 million decrease in accounts payable and accrued expenses and a $1.7 million increase in payments received on sales-type leases.

The $39.3 million increase in net cash provided by operating activities during the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily the result of the Recent Acquisitions. The $8.5 million increase in net cash provided by operating activities, excluding the effect of the Recent Acquisitions, during the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily the result of increase in net cash provided by working capital and other activities of $16.0 million, partially offset by a $5.0 million decrease in net income and a $2.6 million decrease in non-cash items.

Investing Activities. Cash provided by investing activities increased $4.5 million during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily due to the Hornady Acquisition. Excluding Hornady’s impact on cash provided by investing activities, cash used in investing activities decreased $2.2 million for the nine months ended September 30, 2016 as compared to the same period in 2015 primarily due to fewer tractor purchases in the current year as Daseke’s utilization of operating leases to finance tractor purchases increased in 2016.

Net cash used in investing activities decreased $26.8 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to $28.1 million cash paid in the Lone Star Acquisition completed in October 2014. The decrease in cash flows used in investing activities was partially offset by a $1.5 decrease in proceeds received from the sale of property and equipment.

Total net capital expenditures for the nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015 and 2014 are shown below:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2016	2015	2015	2014
Revenue equipment (tractors, trailers and trailer accessories)	$1,640	$3,295	$3,601	$4,388
Buildings and building improvements	665	633	1,164	720
Other	838	1,575	1,666	1,463
Total cash capital expenditures	$3,143	$5,503	$6,431	$6,571
Less: Proceeds from sales of property and equipment	4,424	2,258	2,215	3,708
Net cash capital expenditures(1)	$(1,281)	$3,245	$4,216	$2,863

____________

(viii)  (1) Daseke also acquires property and revenue equipment with debt and capital lease obligations. For the nine months ended September 30, 2016 and 2015, Daseke incurred $32.5 million and $48.9 million, respectively, and for the years ended December 31, 2015 and 2014, Daseke incurred $62.8 million and $67.8 million, respectively, of debt and capital lease obligations to acquire property and revenue equipment.

Financing Activities. Net cash used in financing activities decreased $6.7 million during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015. This decreased outflow was primarily a result of a decrease of $3.9 million in cash outflows of bank overdrafts due to timing of payments, $6.6 million increase in net borrowings under the revolving line of credit, $8.7 million increase in proceeds of long-term debt, primarily due to the Real Estate Term Loan refinancing (discussed under “— Material Debt — Real Estate Term Loan” below), and $2.7 million decrease in related party debt payments due to the payoff of such debt in 2015, partially offset by $13.5 million of increases in principal payments on long-term debt incurred to finance the Bulldog Acquisition, the Hornady Acquisition and purchases of property and equipment.

Net cash used in financing activities increased $64.1 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increased outflow was primarily a result of a $45.5 million cash inflow from the issuance of Series B Convertible Preferred Stock in 2014 as compared to a $0.9 million issuance in 2015. Also contributing to the increased outflow were an increase of $13.2 million in principal payments on long-term debt incurred to finance the Recent Acquisitions and purchases of property and equipment, an increase of $6.2 million in cash outflows of bank overdrafts due to timing of payments, a decrease of $6.2 million in proceeds from long-term debt, an increase of $2.7 million of payments on related party debt, which were partially offset by $9.8 million in net borrowings under the revolving line of credit.

Material Debt

Overview

As of September 30, 2016, Daseke had the following material debt:

•         a senior secured credit facility consisting of a term loan due October 2019 (referred to as the PNC term loan) and a revolving line of credit due October 2019;

•         senior secured subordinated promissory notes in the initial aggregate principal amount of $20.0 million (referred to as the Main Street Loan);

•         senior secured subordinated promissory notes in the initial aggregate principal amount of $20.0 million (referred to as the PCP Subordinated Notes);

•         a $14.2 million loan agreement secured by certain real estate (referred to as the Real Estate Term Loan)

•         subordinated promissory notes of $22.0 million (referred to as the LST Subordinated Notes);

•         a $1.0 million subordinated promissory note (referred to as the Davenport Subordinated Note);

•         a $2.0 million subordinated promissory note (referred to as the Bulldog Subordinated Note); and

•         secured equipment loans and capital lease agreements.

The amounts outstanding under such agreements and other debt instruments were as follows as of September 30, 2016 and December 31, 2015:

(In thousands)	September 30, 2016	December 31, 2015
Revolving line of credit	$12,616	$12,555
PNC term loan	130,753	69,048
Main Street Loan	21,523	21,118
PCP Subordinated Notes	21,358	20,963
Real Estate Term Loan	13,950	—
LST Subordinated Notes	22,000	22,000
Davenport Subordinated Note	1,000	1,000
Bulldog Subordinated Note	2,000	2,000
Mortgages	11,540	8,225
Equipment term loans and capital leases	119,475	210,857
Total long-term debt and capital leases	$356,215	$367,766
Less: current portion	52,225	66,800
Long-term debt and capital leases, less current portion	$303,990	$300,966

Daseke’s credit facility is a senior secured credit facility with a lien in favor of PNC on substantially all of the assets of Daseke and its subsidiaries. Each of the Main Street Loan and the PCP Subordinated Notes is similarly secured (on a subordinated basis) by a lien on substantially all of the assets of Daseke and its subsidiaries. Each of these agreements contains financial and other covenants and cross-default provisions, such that a default under one agreement would create a default under the other agreements. Daseke was in compliance with the covenants under all of such agreements as of September 30, 2016 and December 31, 2015.

Upon the closing of the Business Combination, Daseke will have new credit facilities, a portion of the borrowings of which will be used to pay off the existing PNC term loan, the Main Street Loan, the PCP Subordinated Notes, the LST Subordinated Notes, the Davenport Subordinated Note and the Bulldog Subordinated Note. See “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Term Loan Facility,” Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility,” “The Business Combination — Acquisition Financing” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information regarding the new credit facilities.

Credit Facility

Daseke’s credit facility, which includes a term loan and revolving line of credit, contains conditions, covenants, representations and warranties, events of default, and indemnification provisions applicable to Daseke and its subsidiaries that are customary for financings of its type including, but not limited to, a minimum fixed charge coverage ratio, a maximum adjusted leverage ratio, and limitations on incurrence of debt, investments, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations and sales of assets. Amounts borrowed under the revolving credit facility may be prepaid at any time without premium or penalty (other than applicable premiums and other fees associated with the prepayment of certain LIBOR loans). All amounts outstanding under the revolving credit facility are due in full upon the maturity date of the credit facility on October 2, 2019.

As of September 30, 2016, Daseke had lender commitments for the PNC term loan of $137.1 million. The amount available to be borrowed under the PNC term loan is subject to the value of Daseke’s trucking stock. As of September 30, 2016, the outstanding balance of the PNC term loan was $130.8 million. Daseke has a choice of whether the PNC term loan bears interest at a rate equal to (i) the current LIBOR plus 4.0% or (ii) the sum of (x) the greatest of (a) PNC’s reference rate, (b) the federal funds effective rate plus 0.50%, and (c) the daily LIBOR plus 1.00%, plus (y) a margin of 3.0%. At September 30, 2016, the interest rate on borrowings under the PNC term loan was 4.3%.

As of September 30, 2016, Daseke had lender commitments for the revolving line of credit of $75.0 million and a sublimit for letters of credit of $10.0 million. The amount available to be borrowed under the revolving line of credit is subject to a borrowing base that is determined monthly based upon a formula calculated by reference to eligible accounts receivable and inventory. As of September 30, 2016, Daseke had approximately $12.6 million of borrowings and $5.1 million in letters of credit outstanding under the revolving line of credit, and Daseke was able to incur approximately $39.7 million of additional indebtedness under the revolving line of credit. Daseke has a choice of borrowing in Eurodollars or at the adjusted base rate. As of September 30, 2016, borrowings under the revolving line of credit bear interest at a rate equal to (i) the current LIBOR plus 3.25% or (ii) the sum of (x) the greatest of (a) PNC’s reference rate, (b) the federal funds effective rate plus 0.50%, and (c) the daily LIBOR plus 1.00%, plus (y) a margin of 2.25%. The applicable margins on Eurodollar and adjusted rate borrowings may be adjusted downward depending on the current fixed charge coverage ratio as of the end of each fiscal quarter. At September 30, 2016, the interest rate on borrowings under the revolving line of credit was 4.3%.

Under Daseke’s credit facility, the fixed charge coverage ratio must remain not less than 1.10 to 1.00 at all times during its term. The fixed charge coverage ratio is equal to, with respect to the applicable fiscal period, the ratio of consolidated EBITDA (as defined therein) minus unfinanced non-revenue equipment capital expenditures, taxes paid in cash and cash dividends or distributions, to the sum of all funded debt payments. Also under Daseke’s credit facility, the senior secured debt to consolidated EBITDA ratio may not be greater than 3.50 to 1.00 at all times during its term. For purposes of such ratio, senior secured debt means all indebtedness secured by a senior first priority lien on Daseke’s assets, except for the liens granted pursuant to the Main Street Loan and the PCP Subordinated Notes. Further, under the credit facility, the funded debt to consolidated EBITDA ratio may not be greater than 4.25 to 1.00 at all times during its term. For purposes of such ratio, funded debt means all funded obligations for borrowed money and all purchase money indebtedness, including capitalized lease obligations.

The terms of Daseke’s credit facility require that the undrawn availability thereunder equal at least 20% of the maximum revolving advance amount in order to avoid certain cash sweep requirements in favor of PNC. All proceeds of the collateral securing Daseke’s credit facility are deposited into bank accounts at which PNC maintains a perfected security interest, and PNC has the right to exercise control over such bank accounts under certain circumstances to pay down advances under Daseke’s credit facility.

Main Street Loan and PCP Subordinated Notes

The Main Street Loan and PCP Subordinated Notes each contain conditions, covenants, representations and warranties, events of default, and indemnification provisions applicable to Daseke and its subsidiaries that are intended to mirror those in Daseke’s credit facility, except for certain less stringent financial covenants, monetary baskets and materiality and other thresholds. Each of the Main Street Loan and the PCP Subordinated Notes also imposes additional restrictions on acquisitions and capital expenditures. The liens granted pursuant to the Main Street Loan and the PCP Subordinated Notes are subordinate to the liens securing the debt under our credit facility. Each of the Main Street Loan and the PCP Subordinated Notes requires monthly interest payments, with any remaining amounts outstanding due on July 31, 2018, the maturity date of each of the Main Street Loan and the PCP Subordinated Notes. Each of the Main Street Loan and the PCP Subordinated Notes may be prepaid in whole or in part, subject to the payment of certain make-whole amounts, required notice periods and compliance with minimum prepayment amounts.

The initial aggregate principal amount of the Main Street Loan and the PCP Subordinated Notes was $20.0 million each. The outstanding principal balance of each such loan currently bears an interest rate of 12.0% per annum paid in cash. With respect to each such loan, paid-in-kind interest, at a rate of 2.5% per annum, may be paid monthly in cash or accrued and added to the principal balance quarterly, at Daseke’s option. As of September 30, 2016, the outstanding principal balance of the Main Street Loan was $21.5 million and the outstanding principal balance of the PCP Subordinated Notes was $21.4 million, in each case including capitalized paid-in-kind interest.

The financial covenants required by each of the Main Street Loan and the PCP Subordinated Notes are substantially the same as those in Daseke’s credit facility, subject to certain customary cushions. Daseke’s fixed charge coverage ratio must remain not less than 1.00 to 1.00 at all times during the term of each of the Main Street Loan and the PCP Subordinated Notes. The senior secured debt to consolidated EBITDA ratio may not be greater than 3.75 to 1.00 at all times during the term of each of the Main Street Loan and the PCP Subordinated Notes. Daseke’s funded debt to consolidated EBITDA ratio may not be greater than 4.25 to 1.00 at all times during the term of each of the Main Street Loan and the PCP Subordinated Notes.

Real Estate Term Loan

In April 2016, Daseke refinanced $14.2 million of its revolving line of credit with bank debt utilizing nine wholly-owned real estate assets which previously served as collateral for the PNC term loan. The Real Estate Term Loan requires monthly payments of principal plus interest at the Libor Rate (as defined in the loan agreement), plus a margin of 2.75%, with any remaining amounts outstanding due in April 2021.

LST Subordinated Notes, Davenport Subordinated Note and Bulldog Subordinated Note

The debt evidenced by each of the LST Subordinated Notes, the Davenport Subordinated Note and the Bulldog Subordinated Note is unsecured and subordinate to the debt incurred under the credit facility, the Main Street Loan and the PCP Subordinated Notes. Each of the LST Subordinated Notes, the Davenport Subordinated Note and the Bulldog Subordinated Note requires monthly interest payments, with any remaining amounts outstanding due upon the maturity date of such note. The LST Subordinated Notes have a maturity date of October 2, 2019, the Davenport Subordinated Note has a maturity date of May 1, 2020, and the Bulldog Subordinated Note has a maturity date of June 30, 2018. Each of the LST Subordinated Notes, the Davenport Subordinated Note and the Bulldog Subordinated Note may be prepaid in whole or in part at any time without premium or penalty. The LST Subordinated Notes bear an interest rate of 10.0% per annum, payable in cash, and have a combined initial principal amount of $22.0 million. The Davenport Subordinated Note bears an interest rate of 5.0% per annum, payable in cash, and has an initial principal amount of $1.0 million. The Bulldog Subordinated Note bears an interest rate of 7.0% per annum, payable in cash, and has an initial principal amount of $2.0 million.

The Walden Group Note

In September 2013, Daseke borrowed $2.7 million from its majority stockholder, The Walden Group, Inc. (“The Walden Group”), for the purchase of land in Arlington, Washington (the “Walden Group Note”). The balance of the Walden Group Note was paid in full with cash in February 2015.

Mortgages

Daseke has a bank construction loan with a balance of $8.8 million as of September 30, 2016, which was incurred to finance the construction of a new headquarters and terminal in Arlington, Washington. The construction loan is collateralized by such property and buildings. The construction loan bears interest at 3.25% payable monthly, with principal payments of $30,036 due beginning October 29, 2016 through the maturity date of February 19, 2020. Daseke has the option to extend the maturity date to February 19, 2022.

Daseke has a bank mortgage loan with a balance of $2.7 million as of September 30, 2016, which was incurred to finance the construction of the headquarters and terminal in Redmond, Oregon. The mortgage loan is collateralized by such property and buildings. The mortgage loan is payable in monthly installments. From January 1, 2014 through November 1, 2014, the monthly installment payment was $12,017, including interest at 1.49%. From December 1, 2014 through September 30, 2016, the monthly installment payment was $15,776, including interest at 3.7%. The interest rate and monthly payment will be adjusted on November 1, 2017 and 2020 to a rate of 2.5%, plus the three-year advance rate published by the Federal Home Loan Bank of Seattle in effect 45 days prior to November 1, 2017 and 2020, but not less than 3.7%. The bank mortgage loan matures on November 1, 2023.

Equipment Term Loans and Capital Leases

As of September 30, 2016, Daseke and its subsidiaries had term loans collateralized by equipment in the aggregate amount of $104.9 million with 26 lenders. These equipment term loans bear interest at rates ranging from 1.80% to 6.9%, require monthly payments of principal and interest and mature at various dates through December 2023. Certain of these loans contain conditions, covenants, representations and warranties, events of default, and indemnification provisions applicable to Daseke and certain of its subsidiaries that are customary for equipment financings, including, but not limited to, limitations on the incurrence of additional debt and the prepayment of existing indebtedness, certain payments (including dividends and other distributions to persons not party to Daseke’s credit facility) and transfers of assets.

Daseke also leases certain equipment under long-term capital lease arrangements that expire on various dates through October 2021. The present values of net minimum lease payments under the capital leases are recorded in long-term debt, which was an aggregate of $14.6 million as of September 30, 2016. As of September 30, 2016, the book value of the property and equipment recorded under these capital leases was $26.5 million, net of accumulated depreciation of $17.0 million. Certain of these lease agreements contain conditions, covenants, representations and warranties, events of default, and indemnification provisions applicable to Daseke and certain of its subsidiaries that are customary for such leases, including, but not limited to, limitations on the incurrence of additional indebtedness and the prepayment of existing indebtedness, certain payments (including dividends and other distributions to persons not party to Daseke’s credit facility) and transfers of assets.

Derivative Financial Instruments

Daseke is exposed to certain risks relating to its ongoing business operations. The primary risk managed by using derivative instruments is interest rate risk. Daseke’s strategy is to use pay-fixed/receive-variable interest rate swaps to reduce its aggregate exposure to interest rate risk associated with long-term variable rate debt. Daseke has one interest rate swap agreement in effect at September 30, 2016, with a total notional amount of $12.8 million, which matures on various dates through April 30, 2018. Daseke had another interest rate swap agreement with a total notional amount of $1.1 million as of December 31, 2015, which was terminated in 2016. These derivative instruments were not entered into for speculative purposes. The fair value of the interest rate swap liability at each of September 30, 2016 and December 31, 2015 was $0.1 million. The fair values of the interest rate swaps are based on valuations provided by third parties and derivative pricing models.

Off-Balance Sheet Arrangements

Daseke’s financial condition, results of operations, liquidity, capital expenditures and capital resources are not materially affected by off-balance sheet transactions. Daseke has stand-by letters of credit in the amount of $7.3 million at September 30, 2016 and $6.3 million at December 31, 2015. The letters of credit provide collateral primarily for liability insurance claims. Also, Daseke leases certain revenue equipment, terminals and office building facilities under non-cancelable operating leases. Daseke’s rent expense under these leases at September 30, 2016 and December 31, 2015 were approximately $9.2 million and $11.2 million, respectively.

Contractual Obligations

The table below summarizes Daseke’s contractual obligations as of December 31, 2015:

	Payments Due By Period
(In thousands)	Less Than 1 Year	1-3 Year	3-5 Years	More Than 5 Years	Total
Long-term debt obligations, including interest(1)	$71,945	$155,984	$143,273	$9,427	$380,629
Capital lease obligations(2)	9,887	14,749	6,632	726	31,994
Operating lease obligations(3)	10,729	17,795	7,033	2,739	38,296
Purchase obligations(4)	—	—	—	—	—
Total contractual obligations	$92,561	$188,528	$156,938	$12,892	$450,919

____________

(1)      Includes interest obligations on long-term debt and excludes fees. For variable rate debt, the interest rate in effect as of December 31, 2015 was utilized. The table assumes long-term debt is held to maturity. As discussed above under “— Material Debt — Overview,” certain of Daseke’s long-term debt obligations will be repaid, and Daseke will have new credit facilities, in conjunction with the Business Combination.

(2)      Capital lease obligations relate primarily to revenue equipment.

(3)      Represents future monthly rental payment obligations, which include an interest element, under operating leases for tractors, trailers and facilities. Substantially all lease agreements for revenue equipment have fixed payment terms based on the passage of time. The tractor lease agreements generally stipulate maximum miles and provide for mileage penalties for excess miles. These leases generally run for a period of three to five years for tractors and five to seven years for trailers.

(4)      Represents purchase obligations for fuel.

Inflation

Inflation can have an impact on Daseke’s operating costs. A prolonged period of inflation could cause interest rates, fuel, wages and other costs to increase, which would adversely affect Daseke’s results of operations unless freight rates correspondingly increase. Daseke attempts to limit the effects of inflation through increases in freight rates, certain cost control efforts and limiting the effects of fuel prices through fuel surcharges and measures intended to reduce the consumption of fuel. Over the past three years, the effect of inflation has been minor.

Seasonality

In the transportation industry, results of operations generally show a seasonal pattern. Daseke’s tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments during winter. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims and higher equipment repair expenditures. Daseke also may suffer from weather-related or other events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy Daseke’s assets or adversely affect the business or financial condition of Daseke’s customers, any of which could adversely affect results or make results more volatile.

Quantitative and Qualitative Disclosures About Market Risk

Daseke has interest rate exposure arising from the credit facility and other financing agreements, which have variable interest rates. These variable interest rates are impacted by changes in short-term interest rates. Daseke manages interest rate exposure through an interest rate swap agreement in effect at September 30, 2016, with a total notional amount of $12.8 million (pay fixed — weighted average rate of 3.63% at September 30, 2016; receive LIBOR). Assuming the current level of borrowings, a hypothetical one-percentage point increase in interest rates would increase Daseke’s annual interest expense by $3.6 million. At September 30, 2016, Daseke had outstanding approximately $139.8 million of variable rate borrowings that were not subject to interest rate swaps.

Daseke has commodity exposure with respect to fuel used in company-owned and leased tractors. Increases in fuel prices will raise Daseke’s operating costs, even after applying fuel surcharge revenue. Historically, Daseke has been able to recover a majority of fuel price increases from its customers in the form of fuel surcharges. Daseke cannot predict the extent or speed of potential changes in fuel price levels in the future, the degree to which the lag effect of fuel surcharge programs will impact it as a result of the timing and magnitude of such changes, or the extent to which effective fuel surcharges can be maintained and collected to offset such increases. Daseke generally has not used derivative financial instruments to hedge its fuel price exposure in the past, but continues to evaluate this possibility.

Critical Accounting Policies

The preparation of Daseke’s consolidated financial statements in conformity with GAAP requires it to make estimates and assumptions that impact the amounts reported in its consolidated financial statements and accompanying notes. Therefore, the reported amounts of assets, liabilities, revenue, expenses, and associated disclosures of contingent assets and liabilities are affected by these estimates and assumptions. Daseke evaluates these estimates and assumptions on an ongoing basis, utilizing historical experience, consultation with experts, and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from these estimates and assumptions, and it is possible that materially different amounts will be reported using differing estimates or assumptions. Daseke considers critical accounting policies to be those that require it to make more significant judgments and estimates when preparing financial statements. Daseke’s critical accounting policies include the following:

Revenue Recognition

Daseke recognizes revenue and related costs when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. With respect to freight, brokerage and fuel surcharge revenue, these conditions are met, and Daseke recognizes such revenue, upon delivery of a load.

Daseke recognizes brokerage revenue on a gross basis, as opposed to a net basis because it bears the risks and benefits associated with revenue-generated activities by, among other things, (i) acting as a principal in the transaction, (ii) establishing prices, (iii) managing all aspects of the shipping process, and (iv) taking the risk of loss for collection, delivery and returns. Accordingly, all such revenue billed to customers is classified as brokerage revenue, and all corresponding payments to carriers for transportation services arranged by Daseke in connection with brokerage activities and to independent contractor providers of revenue equipment are classified as purchased freight.

Goodwill and Intangible Assets

Goodwill and other intangible assets result from business acquisitions. Daseke accounts for business acquisitions by assigning the purchase price to tangible and intangible assets and liabilities. Assets acquired and liabilities assumed are recorded at their fair values and the excess of the purchase price over amounts assigned is recorded as goodwill.

Goodwill is tested for impairment at least annually by applying a fair value based analysis in accordance with the authoritative accounting guidance on goodwill and other intangible assets. Daseke’s annual assessment is conducted in the fourth quarter of each year.

Other intangible assets recorded consist of indefinite-lived trade names and definite-lived non-competition agreements and customer relationships. These intangible assets are stated at estimated fair value at the time of acquisition less accumulated amortization. Amortization is recorded using the straight-line method over the following estimated useful lives: (i) non-competition agreements: two to five years, and (ii) customer relationships: 11 to 15 years. Daseke evaluates its definite-lived assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. Indefinite-lived intangible assets are tested at least annually by applying a fair value based analysis in accordance with the authoritative accounting guidance for such assets.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statement and tax basis of assets and liabilities at the applicable enacted tax rates.

Daseke adheres to the provisions of Financial Accounting Standards Board (“FASB”) ASC 740-10, Income Taxes, relating to accounting for uncertain tax positions. Daseke recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Accrued Insurance and Claims

Daseke uses a combination of purchased insurance and self-insurance programs to provide for the cost of vehicle liability, cargo loss or damage, workers’ compensation claims and employee medical benefits. Self-insurance accruals relate primarily to vehicle liability, cargo damage and workers’ compensation claims and employee medical benefits.

The measurement and classification of self-insured costs requires the consideration of historical cost experience, demographic and severity factors, and judgments about the current and expected levels of cost per claim and retention levels. These methods provide estimates of the liability associated with claims incurred as of the balance sheet date, including claims not reported. Daseke believes these methods are appropriate for measuring these highly judgmental self-insurance accruals. However, the use of any estimation method is sensitive to the assumptions and factors described above, based on the magnitude of claims and the length of time from the date the claim is incurred to ultimate settlement. Accordingly, changes in these assumptions and factors can materially affect actual costs paid to settle the claims and those amounts may be different than estimates.

Recently Issued Accounting Pronouncements

In August 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 provides new guidance intended to reduce diversity in practice in how certain cash receipts and payments are classified in the statement of cash flows, including debt prepayment or extinguishment costs, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, and distributions from certain equity method investees. ASU 2016-05 will become effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted. ASU 2016-15 requires application using a retrospective transition method. Daseke is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815). ASU 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU 2016-05 will become effective for Daseke beginning January 1, 2017. Daseke does not expect the adoption of this standard to have a material impact on its consolidated results of operations, financial condition, cash flows or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 amends various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between previous GAAP and the amended standard is the recognition of lease assets and lease liabilities of lessees on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Daseke is currently evaluating the effect this ASU will have on its consolidated financial position and results of operations.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). ASU 2015-16 simplifies the accounting for measurement-period adjustments related to business combinations by removing the requirement to retrospectively apply adjustments made to estimated amounts recognized in a business combination. ASU 2015-16 permits the purchaser to adjust the estimated amounts in the reporting period in which the adjustments are determined. The ASU is effective for annual periods beginning after December 31, 2015 and interim periods within those annual periods. This pronouncement did not have a material impact on Daseke’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30). ASU 2015-03 amends existing guidance to require the presentation of debt issuance costs in the consolidated balance sheets as a direct deduction from the carrying amount of the associated debt liability instead of a deferred charge. In August 2015, the FASB issued updated guidance with ASU 2015-15 pertaining to the presentation of debt issuance costs related to line-of-credit arrangements. This ASU allows an entity to defer and present debt issuance costs as an asset, subsequently amortizing the deferred debt issuance costs over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This new guidance is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Daseke does not expect this pronouncement to have a material impact on its consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU 2015-01 eliminates from GAAP the concept of an extraordinary item. The FASB released the new guidance as part of its simplification initiative, which is intended to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The ASU is effective for annual periods beginning after December 31, 2015, and interim periods within those annual periods. This pronouncement did not have a material impact on Daseke’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is effective for Daseke in 2018. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued update guidance with ASU 2015-14 which defers the effective date of ASU 2014-09 by one year. The guidance in ASU 2014-09 is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. In March 2016, the FASB issued an accounting standards update that further clarifies guidance under ASU 2014-09 with respect to principle versus agent considerations in revenue from contracts with customers. In the second quarter of 2016, the FASB issued two accounting standard updates that provide additional guidance when identifying performance obligations and licenses as well as allowing for certain narrow scope improvements and practical expedients. These accounting standard updates have the same effective date as the original standard. Daseke is evaluating the guidance in this ASU and has not yet determined if the adoption of this guidance will have a material impact on its consolidated financial statements.

Management After The Business Combination

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information for Ms. Moss, see “Information about Daseke — Biographical Information — Executive Officers.” For biographical information for Messrs. Hennessy, Daseke and Sinclair, see “Director Election Proposal.” For biographical information concerning Mr. Charlton, see “Information About Hennessy Capital — Management — Directors and Executive Officers.” For biographical information concerning Messrs. Bonner, Gafford, Shepko and Wheeler, see “— Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age	Position
Don R. Daseke	77	Chairman of the Board of Directors, President and Chief Executive Officer
R. Scott Wheeler	60	Executive Vice President and Corporate Chief Financial Officer and Director
Angie J. Moss	57	Vice President and Corporate Controller
Daniel J. Hennessy	59	Vice Chairman of the Board
Brian Bonner	60	Director
Kevin M. Charlton	51	Director
Ron Gafford	67	Director
Jonathan Shepko	39	Director
Mark Sinclair	67	Director

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to eight directors, three of whom will be voted upon by our stockholders at the special meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Messrs. Hennessy, Daseke and Sinclair for election as Class I directors and, upon the closing of the Business Combination, will appoint Messrs. Bonner, Gafford and Shepko as Class II directors and will appoint Messrs. Charlton and Wheeler as Class III directors. Messrs. Daseke. Bonner, Gafford and Hund and Ms. Wright presently serve on Daseke’s board of directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019, members of Class II will serve as directors until our 2017 annual meeting and members of Class III will serve as directors until our 2018 meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, five existing Daseke directors, Don R. Daseke, Brian Bonner, Ron Gafford, Mark Sinclair and R. Scott Wheeler, and one additional person, Jonathan Shepko. In anticipation of the Business Combination, in December 2016, Messrs. Sinclair and Wheeler were appointed to the Daseke board of directors, effective January 2017 and December 2016, respectively.

Brian Bonner served as Vice President and Chief Information Officer of Texas Instruments, a publicly traded company, from January 2000 to May 2014. In this role, Mr. Bonner managed the business and technology aspects of IT operations. Prior to being appointed Chief Information Officer, Mr. Bonner served Texas Instruments for over 33 years in a number of strategic leadership roles and positions in general management, mass marketing and global IT operations. Mr. Bonner has served as a member on the board of directors of Copper Mobile since June 2012 and is currently an advisory board member for Southern Methodist University’s Computer & Electrical Engineering Department. Mr. Bonner also served as an advisory board member for Gemini Israel Funds from June 2004 to May 2015. Mr. Bonner holds an M.B.A. in Marketing and Finance from the Fuqua School of Business at Duke University, an MSEE and BSEE from the University of Michigan, and a B.A. in Physics from Kalamazoo College. He received the Minority & Women Business Development Award from Texas Instruments, the Transformational CIO Award from HMG Strategies and the Most Innovative User of Technology from Information Week Magazine. Because of his significant experience serving as an executive officer and in other leadership positions in a large public company setting, including 14 years as chief financial officer, and his extensive experience in management, finance, operations and marketing, Mr. Bonner is well-qualified to serve on our board.

Ron Gafford served as a consultant to the chief executive officer and the board of directors of Austin Industries, Inc., a U.S.-based construction company, from November 2012 to October 2014. Prior to that, Mr. Gafford served Austin Industries, Inc. as president from March 1996 to November 2012, as chief executive officer from March 2001 to November 2012 and as chairman from March 2008 to November 2012. Mr. Gafford earned his B.S. from Texas A&M University in 1972 and completed the Advanced Management Program at Harvard University School of Business in 1987. Because of his more than 40 years of professional experience in the construction industry, his significant experience serving in leadership positions in a large company setting, including 11 years as chief executive officer, and his extensive experience in management, finance and operations, Mr. Gafford is well-qualified to serve on our board.

Jonathan Shepko is a Co-founder and Managing Partner of EF Capital Management, LP, which makes direct debt and equity investments (generally between $20 million and $100 million), in both public and private companies, across the United States. He is currently a Director, and Chairman of the Compensation Committee, for Shipston Equity Holdings, which, under the Busche Performance Group umbrella, is a Tier 1 supplier of “crash critical” chassis components, largely to automotive OEMs. From 2015 to 2016, Mr. Shepko served as a Director, Chairman and CEO of Ameriqual Group Holdings, LLC, a global leader in shelf-stable food processing for the military, consumer and food service markets. Prior to founding EF Capital, Mr. Shepko was a Managing Director with Ares Management (approximately $100 billion assets under management), where he focused on originating and structuring debt financings in the energy industry. From 2009 until 2014, Mr. Shepko co-headed, and served as Managing Director of, CLG Energy Finance (an affiliate of Beal Bank), which focused on providing senior-stretch and uni-tranche facilities to the energy and infrastructure industries. Prior to forming CLG Energy Finance, Mr. Shepko was a Vice President with EnCap Investments, LP, where his responsibilities included originating, structuring and managing private equity investments in the oil and gas sector, while also serving on the boards of several of these companies. Collectively, Mr. Shepko has underwritten and managed nearly $2 billion in direct equity and debt financings, spanning multiple industries, including investments in high-growth, as well as mature companies. Mr. Shepko graduated magna cum laude with a degree in Finance from Texas A&M University. Because of his years of investment and structuring experience, and his knowledge of management and operations, as well as his meaningful experience on the board of directors of other companies, Mr. Shepko is well-qualified to serve on our board.

R. Scott Wheeler has served as Daseke’s Executive Vice President and Corporate Chief Financial Officer since February 2015 and as a director on Daseke’s board of directors since December 2016. Prior to this, beginning in August 2012, Mr. Wheeler served as Daseke’s Senior Vice President and Corporate Chief Financial Officer. From 2008 to 2012, Mr. Wheeler served as Chief Financial Officer of OneSource Virtual, Inc., and from 2003 to 2008, Mr. Wheeler was the Managing Director of VCFO, a chief financial officer and controller focused consulting firm focused on high growth companies. From 1998 to 2002, Mr. Wheeler served as Chief Financial Officer of Malibu Entertainment Worldwide, a publicly-traded location-based entertainment company. Mr. Wheeler currently sits on the Advisory Board of the College of Business at Texas A&M University — Commerce, where he also serves as an Adjunct Professor of Finance. Mr. Wheeler was Mayor of Addison, Texas from 1999 to 2005 and served on the Advisory Board of BBVA Compass Bank Dallas from 1994 to 2008. Mr. Wheeler earned his undergraduate degree from Texas A&M University — Commerce in 1980 and his M.B.A. from Southern Methodist University in 1985. Because of his years of experience in finance, including his 18 years as chief financial officer of the companies noted above, and his knowledge of management and operations, Mr. Wheeler is well-qualified to serve on our board.

Classified Board of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of eight members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our first class of directors will serve until the third annual meeting of stockholders following the Business Combination in 2019, our second class of directors will serve until our first annual meeting of stockholders following the Business Combination in 2017, and our newly formed third class of directors will serve until our second annual meeting of stockholders following the Business Combination in 2018.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will determine that Messrs. Hennessy, Bonner, Charlton, Gafford, Shepko and Sinclair are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Daseke will succeed Mr. Hennessy as our Chairman of the Board and Chief Executive Officer and Mr. Hennessy will serve as Vice Chairman of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About Hennessy Capital — Management — Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Bonner, Shepko and Sinclair, with Mr. Sinclair serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Sinclair qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.investors.daseke.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About Hennessy Capital — Management — Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Charlton, Gafford and Hennessy, with Mr. Charlton serving as the chairman of the Compensation Committee. We anticipate that each of the members of our Compensation Committee will be independent under the applicable Nasdaq listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.investors.daseke.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Bonner, Gafford and Hennessy, with Mr. Hennessy serving as the chairman of the Corporate Governance and Nominating Committee. We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable Nasdaq listing standards. Prior to the special meeting, our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.investors.daseke.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.investors.daseke.com upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors. We expect that our non-employee directors will receive an annual board cash retainer of $75,000 and a one-time grant of 25,000 options with an exercise price equal to fair market value on the date of grant. In addition, we expect that there will be committee cash retainers of $15,000 for the Audit Committee chairman, $10,000 for the Compensation Committee chairman and $10,000 for the Corporate Governance and Nominating Committee chairman.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with Daseke’s business objectives and the creation of stockholder value, while enabling Daseke to attract, motivate and retain individuals who contribute to the long-term success of Daseke.

Decisions on the executive compensation program will be made by the Compensation Committee following the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been Daseke’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Daseke’s cost structure. Upon completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses under the Incentive Plan for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by Hennessy Capital’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Incentive Plan Proposal.”

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

Description of Securities

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed second amended and restated certificate of incorporation (the “proposed charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed charter is described in “The Charter Proposals,” and the full text of the proposed charter is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of 260,000,000 million shares, consisting of 250,000,000 million shares of common stock, $0.0001 par value per share, and 10,000,000 million shares of preferred stock, $0.0001 par value. The outstanding shares of our common stock are, and the shares of Hennessy Capital common stock issuable to Daseke stockholders pursuant to the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 24,949,885 shares of Hennessy Capital common stock outstanding held by nine holders of record. As of the record date for the special meeting, Hennessy Capital’s units were held by one holder of record and Hennessy Capital’s warrants were held by two holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed charter, which we will adopt if the Charter Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon completion of the Business Combination, subject to the limitations described herein.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will classify the board into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the stock voted at the special meeting, in person or by proxy, is voted in favor of the Business Combination Proposal and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination”, are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination by July 28, 2017 (subject to the requirements of law), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. In addition, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination within the prescribed time frame. However, if our Sponsor or any of our officers, directors or affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time frame.

In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by July 28, 2017 (subject to the requirements of law), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. Our initial stockholders have agreed to vote their founder shares and any public shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, or by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which such founder shares were originally purchased, provided that, in each case, the transferee enters into a written agreement agreeing to be bound by the same transfer restrictions) until the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The holders of founder shares have also agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

Preferred Stock

Our proposed charter, like our existing charter, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. We have no preferred stock outstanding at the date hereof. No shares of our preferred stock will have any right to amounts held in the trust account.

Series A Convertible Preferred Stock

Hennessy Capital intends to designate 650,000 shares as Series A Convertible Preferred Stock at the closing of the Business Combination, and issue 650,000 shares of Series A Convertible Preferred Stock pursuant to the Preferred Financing for gross proceeds to us of approximately $65.0 million (all of which has already been subscribed).

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into 8.6957 shares of Hennessy Capital common stock (assuming a conversion price of $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate, approximately 5,652,174 shares of Hennessy Capital common stock would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued. The conversion price will be determined at the time of issuance and will be an amount equal to the average weighted average price for the Hennessy Capital common stock during the 20 consecutive trading days immediately preceding the date of issuance multiplied by 1.150, but in no event will it be more than $11.50. The conversion price will be subject to specified adjustments as set forth in the Certificate of Designations.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales, liquidation events, the delisting of Hennessy Capital common stock and a failure to maintain a minimum public float), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Hennessy Capital common stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (B) the quotient of (x) $100, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of the common stock on the issue date plus (ii) the number of shares of Hennessy Capital common stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of Hennessy Capital common stock, where the “holder stock price” means, in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

Holders of the Series A Convertible Preferred Stock will be entitled to receive dividends, paid quarterly in arrears, in cash or, at the election of the Company (and subject to the receipt of any necessary shareholder approval), Hennessy Capital common stock or a combination of cash and Hennessy Capital common stock. Dividends paid in cash shall be paid at a rate equal to 7.625% per share of Series A Convertible Preferred Stock on the liquidation preference of $100.00. Dividends paid in shares of Hennessy Capital common stock, in full or in part, shall be paid at a rate calculated as follows: (i) the cash amount of such dividend payment that would apply if no payment were to be made in Hennessy Capital common stock, or such portion, divided by (ii) the product of (x) the Weighted Average Price of Hennessy Capital common stock for each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the date of such dividend payment multiplied by (y) 0.95; provided, that at least two Trading Days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of Hennessy Capital common stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Hennessy Capital’s certificate of incorporation, and certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Stock, as set forth in the Certificate of Designations.

Registration Rights

Pursuant to the Merger Agreement, we are obligated to file a resale “shelf” registration statement to register the shares of our common stock to be issued to Daseke stockholders in the Business Combination and use commercially reasonable efforts to cause such registration statement to become effective by or on the 180th day following the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement. Pursuant to the Main Street and Prudential Agreement, we are required to use reasonable best efforts to cause such registration statement to become effective by or on the 90th day following the closing of the Business Combination. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement. The Merger Agreement also provides that we will enter into an amended and restated registration rights agreement with certain Daseke stockholders, including Daseke preferred stockholders, and certain additional parties. In addition, pursuant to the letter agreement that we anticipate entering into with the Investment Banks, Daseke and our Sponsor, to the extent we issue shares of Hennessy Capital common stock to the Investment Banks, the Investment Banks will have the benefit of the resale shelf registration rights under the Merger Agreement. For further information, see “The Business Combination Proposal— Letter Agreement Regarding Deferred IPO Underwriting Discounts and Fees” and “The Business Combination Proposal — The Merger Agreement — Registration Rights.”

Warrants

Public Warrants

There are currently 19,959,908 public warrants of Hennessy Capital outstanding, which were originally sold as part of units in Hennessy Capital’s IPO. Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61st day following the closing of the Business Combination, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants

Our Sponsor purchased 15,080,756 placement warrants purchased at a price of $0.50 per unit for an aggregate purchase price of approximately $7,540,000 in a private placement that occurred concurrently with the consummation of our IPO. The placement warrants are identical to the warrants sold in the IPO, except that, if held by our Sponsor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. The proceeds from the sale of the placement warrants are held in our trust account for the benefit of our public stockholders. If we do not complete one or more business combinations, the placement warrants will become worthless.

The placement warrants were sold in a private placement pursuant to Regulation D of the Securities Act and were exempt from the registration requirements under the federal securities laws. However, the holders of these placement warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the public warrants is not available, unless, at that time, the public warrants are exercisable on a cashless basis.

With certain limited exceptions, the placement warrants are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor or by private sales or transfers made in connection with the consummation of our initial business combination at prices no greater than the price at which such placement warrants were originally purchased, provided that, in each case, the transferee enters into a written agreement agreeing to be bound by the same transfer restrictions).

The placement warrants will become worthless if we do not consummate our initial business combination. The personal and financial interests of holders of the placement warrants may influence their motivation in identifying and selecting a target business and completing our initial business combination in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to or following the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time.

Under the credit agreement we expect to enter into in connection with the new debt facilities, we anticipate that the payment of dividends and distributions generally will be restricted, subject to certain negotiated exceptions.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our common stock issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement relating to the Business Combination).

As of the date of this proxy statement, we had 24,949,885 shares of common stock outstanding. Of these shares, the 19,959,908 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 4,989,977 founder shares owned by our Sponsor, officers, independent directors and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering. In addition, up to the approximately 2.3 million founder shares (after the Sponsor Share Forfeiture) that are proposed to be forfeited for the benefit of Daseke stockholders in the Business Combination, pursuant to the Sponsor Share Forfeiture, will be restricted securities. Additionally, if the Backstop Commitment is utilized, Sponsor will forfeit up to an additional 391,892 founder shares (which shares will be prorated to the extent less than the full $35.0 million commitment is utilized by the Company)) for the benefit of the Backstop Commitment investors under the Backstop and Subscription Agreements, which will be restricted securities.

As of the date of this proxy statement, there are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Hennessy Capital’s IPO. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 19,959,908 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 19,959,908 shares of our common stock that may be issued upon the exercise of the public warrants and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

The holders of the founder shares and placement warrants have registration rights to require a sale of any of our securities held by them pursuant to the registration rights agreement signed in connection with our IPO. These holders are currently entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders currently have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights of these holders will be governed by the Registration Rights Agreement following the Business Combination.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

In addition, pursuant to the Registration Rights Agreement, we have agreed to file the Shelf Registration Statement to register (i) the shares of our common stock to be issued to Daseke stockholders in the Business Combination as part of the Closing Merger Consideration and (including the Sponsor Share Forfeiture), (ii) the founder shares held by our initial stockholders, (iii) the placement warrants (including any shares of our common stock issued or issuable upon the exercise of such placement warrants), (iv) the shares of Series A Convertible Preferred Stock issued in the Preferred Financing (including any shares of our common stock issued or issuable upon conversion of such preferred shares), (v) the shares of our common stock issued to Backstop Commitment investors as Utilization Fee Shares or in a private placement by the Company pursuant to the Backstop and Subscription Agreement, and (vi) any shares of our common stock issued to Main Street and Prudential pursuant to the Main Street and Prudential Agreement. We are obligated to use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC within 180 days following the closing of the Business Combination. In addition, we intend to register the shares issuable upon the exercise of the public warrants in the Shelf Registration Statement. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement. Pursuant to the Main Street and Prudential Agreement, we are required to use reasonable best efforts to cause such registration statement to become effective by or on the 90th day following the closing of the Business Combination. For a more detailed description of the terms of the Registration Rights Agreement, see “The Business Combination Proposal—Registration Rights Agreement.”

Listing of Securities

We have applied to continue the listing of our common stock and warrants on Nasdaq under the new symbols “DSKE” and “DSKEW”, respectively, upon the closing of the Business Combination.

Beneficial Ownership of Securities

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming (for illustrative purposes) that approximately 33% of the public shares of the Company are redeemed and alternatively, assuming (for illustrative purposes) that approximately 67% of the public shares of the Company are redeemed, by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•         each of our current executive officers and directors;

•         each person who will (or is expected to) become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Related to Hennessy Capital and the Business Combination — Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.” The ownership percentages listed below do not include any such shares that may be purchased after the record date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our common stock pre-Business Combination is based on 24,949,885 shares of common stock issued and outstanding as of the record date.

The expected beneficial ownership percentages set forth in the table below with respect to Hennessy Capital following the Business Combination (a) assume (1) the repurchase in full in cash of all shares held by Prudential and Main Street and (2) the forfeiture by the Sponsor of 2,544,988 founder shares in the aggregate in the Sponsor Share Forfeiture and in connection with the partial payment of the deferred IPO underwriting discounts and fees, and (b) do not take into account (1) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, (2) the potential issuance of up to 15,000,000 shares of Hennessy Capital common stock as Earn-Out Consideration pursuant to the Merger Agreement, (3) the issuance of any equity awards under our proposed Incentive Plan following the Business Combination, (4) the issuance (or conversion) of any shares of Series A Convertible Preferred Stock that will be issued to the investors in our Preferred Financing, or (5) any purchases of shares of Hennessy Capital common stock that may be made pursuant to the Backstop Commitment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. The shares of Series A Convertible Preferred Stock issuable at closing of the Business Combination pursuant to the Preferred Financing will be convertible, at the holder’s option at any time, initially into shares of Hennessy Capital common stock (assuming a conversion price of approximately $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. It is anticipated that, upon conversion of such shares of Series A Convertible Preferred Stock, one investor participating in the Preferred Financing will own 9.99% of the outstanding shares of our common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming a redemption of approximately 33% of our outstanding public shares has been determined based on the following: (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised redemption rights with respect to $64,599,080 of public shares of our common stock, (ii) 25,678,928 shares (including 2,274,988 founder shares forfeited by our Sponsor in the Sponsor Share Forfeiture) will be issued to Daseke stockholders as consideration upon closing of the Business Combination, (iii) there will be an aggregate of 41,623,917 shares of our common stock issued and outstanding at closing, and (iv) the Investment Banks will be paid the deferred IPO underwriting discounts and fees entirely in cash at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming a redemption of approximately 67% of our outstanding public shares has been determined based on the following: (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to $134,599,080 of public shares of our common stock, (ii) 25,678,928 shares (including 2,274,988 founder shares forfeited by our Sponsor in the Sponsor Share Forfeiture) will be issued to Daseke stockholders as consideration upon closing of the Business Combination, (iii) there will be an aggregate of 35,073,917 shares of our common stock issued and outstanding at closing, and (iv) the anticipated issuance of 450,000 shares in the aggregate at closing to the Investment Banks for partial payment of the deferred IPO underwriting discounts and fees.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
	Assuming No Redemption		Assuming ~33% Redemption		Assuming ~67% Redemption
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)

Hennessy Capital Partners II LLC (our Sponsor)(2)	4,549,977	18.2	2,004,989	4.8	2,004,989	5.7
Daniel J. Hennessy(2)	4,549,977	18.2	2,004,989	4.8	2,004,989	5.7
Paul J. Glazer/Glazer Capital, LLC(5)	1,851,116	7.4	1,851,116	4.4	1,851,116	5.3
Bradley Bell(3)(4)	50,000	*	50,000	*	50,000	*
Richard Burns(3)	50,000	*	50,000	*	50,000	*
Kevin M. Charlton(3)	200,000	*	200,000	*	200,000	*
Nicholas A. Petruska(3)	35,000	*	35,000	*	35,000	*
Peter Shea(3)	50,000	*	50,000	*	50,000	*
Thomas J. Sullivan(3)	50,000	*	50,000	*	50,000	*
The Walden Group, Inc.(6)(9)	—	—	11,666,337	28.0	11,666,337	33.3
Joseph Kevin Jordan(7)(9)	—	—	2,250,017	5.4	2,250,017	6.4
Don R. Daseke(6)(9)	—	—	12,820,938	30.8	12,820,938	36.6
Brian Bonner(9)	—	—	36,685	*	36,685	*
Ron Gafford(8)(9)	—		48,913	*	48,913	*
R. Scott Wheeler(9)	—		113,724	*	113,724	*
Angie J. Moss(9)	—	—	21,277	*	21,277	*
Jonathan Shepko	—	—	—	—	—	—
Mark Sinclair	—	—	—	—	—	—
All directors and officers as a group (Pre-Business Combination) (7 persons)	4,984,977	20.0	2,439,989	5.9	2,439,989	7.0
All directors and officers as a group (Post-Business Combination) (9 persons)	4,984,977	20.0	15,246,526	36.6	15,246,526	43.5

____________

*         Indicates percentage of less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 700 Louisiana Street, Suite 900, Houston, Texas 77002.

(2)      These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest.

(3)      Each of Messrs. Bell, Burns, Charlton, Petruska, Shea and Sullivan may also be deemed the beneficial owner of certain of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(4)      Shares are held through The Bradley J. Bell Trust, of which Mr. Bell is trustee and over which he has voting and dispositive control.

(5)      According to a Schedule 13G filed with the SEC on February 19, 2016, Paul J. Glazer and Glazer Capital, LLC reported beneficial ownership of an aggregate of 1,851,116 shares, including shared voting power with certain affiliated entities over all 1,851,116 shares beneficially owned and shared dispositive power with certain affiliated entities over all 1,851,116 shares beneficially owned. Mr. Glazer does not directly own any shares, but he does indirectly own 1,851,116 shares in his capacity as (i) the managing member of Paul J. Glazer, LLC, a Delaware limited liability company, which in turn serves as the general partner of Glazer Capital Management L.P.,(“GCM”) and Glazer Enhanced Fund, L.P. (“GEF”) both Delaware limited partnerships and (ii) the managing member of Glazer Capital, LLC (“GCL”) which in turn serves as the investment manager of GCM, GEF, Glazer Offshore Fund, Ltd. (“GOF”) and Glazer Enhanced Offshore Fund, Ltd.(“GEOF”) both Cayman Islands corporations. In addition, GCL manages on a discretionary basis separate accounts for two unrelated entities that own shares (collectively, the “Separate Accounts”). Although Mr. Glazer does not directly own any shares, Mr. Glazer is deemed to beneficially own the 1,851,116 shares of Common Stock held by GOF, GEOF, GCM, GEF and the Separate Accounts. Glazer Capital, LLC lists its address as 250 W. 55th Street, Suite 30A, New York, New York 10019 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(6)      Don Daseke is the majority stockholder and President of The Walden Group. As such, Mr. Daseke may be deemed to share voting and dispositive power over the 11,748,114 shares directly held by The Walden Group and therefore may also be deemed to be the beneficial owner of the 11,748,114 shares held by The Walden Group. Mr. Daseke disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares. Mr. Daseke also directly holds 1,162,694 shares of our common stock.

(7)      Includes 2,673 shares owned by The Joy and Kevin Jordan Revocable Trust (the “Jordan Revocable Trust”) and 7,055 shares of our common stock owned by the Jordan Family Irrevocable  Trust (the “Jordan Irrevocable  Trust” and, together with the Jordan Revocable  Trust and Joseph Kevin Jordan, the “Jordan Investors”). Mr. Jordan is the trustee of the Jordan Revocable Trust and the Jordan Irrevocable Trust and has voting and dispositive power over the shares of our common stock held by such trusts. As a result, Mr. Jordan may be deemed to be the beneficial owner of the shares held by the Jordan Revocable Trust and the Jordan Irrevocable Trust. Mr. Jordan disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(8)      Includes 400 shares owned by Gafford Investments, Ltd. Ron Gafford is the general partner of Gafford Investments, Ltd. As such, Mr. Gafford may be deemed to share voting and dispositive power over the shares directly held by Gafford Investments, Ltd. and therefore may be deemed to be the beneficial owner of the shares held by Gafford Investments, Ltd. Mr. Gafford disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(9)      Each of The Walden Group, Inc., Joseph Kevin Jordan, Don R. Daseke, Brian Bonner, Ron Gafford, R. Scott Wheeler and Angie J. Moss are Daseke stockholders and do not beneficially own any shares of Hennessy Capital common stock as of the record date for the special meeting. Estimated post-Business Combination holdings of each of The Walden Group, Inc., Joseph Kevin Jordan, Don R. Daseke, Brian Bonner, Ron Gafford, R. Scott Wheeler and Angie J. Moss reflected herein are based on an estimated 25.7 million shares being issued to Daseke common stockholders in the Business Combination and are subject to change based on a number of assumptions described elsewhere in this proxy statement.

Certain Relationships and Related Party Transactions

Hennessy Capital Related Person Transactions

In May 2015, our Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of our IPO. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, 35,000 founder shares to Mr. Petruska, 200,000 founder shares to Mr. Charlton and 5,000 founder shares to Charles B. Lowrey II, an advisor to the Company. The Sponsor agreed to forfeit up to 656,250 founder shares to the extent that the over-allotment option in our IPO was not exercised in full by the underwriters. The forfeiture was to occur if the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of our issued and outstanding shares after the IPO. On August 4, 2015, our Sponsor forfeited 41,273 of its founder shares.

Our Sponsor has purchased an aggregate of 15,080,756 placement warrants for a purchase price of $0.50 per warrant in a private placement that occurred simultaneously with the closing of our IPO. As such, our Sponsor’s interest is valued at approximately $7,540,000. Each placement warrant entitles the holder to purchase one-half of one share for $5.75 (or $11.50 per whole share). The placement warrants (including the common stock issuable upon exercise of the placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the placement warrants are held by someone other than the Sponsor or its permitted transferees, the placement warrants will be redeemable by Hennessy Capital and exercisable by such holders on the same basis as the warrants included in the units sold in the IPO. Otherwise, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO and have no net cash settlement provisions.

Our initial stockholders and holders of the placement warrants are entitled to registration rights pursuant to the registration rights agreement entered into in connection with our IPO. Our initial stockholders and holders of the placement warrants will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by Hennessy Capital. Hennessy Capital will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement. The registration rights of these holders following the Business Combination will be governed by the Registration Rights Agreement as described elsewhere in this proxy statement.

If any of our officers or directors (other than our independent directors) becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We have entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which we will pay a total of $10,000 per month for office space, utilities and secretarial support. Services commenced on July 22, 2015, the date our securities were first listed on Nasdaq. Upon the earlier of the completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We will also pay Mr. Petruska, our Chief Financial Officer, $11,650 per month for his services during the first 12 months following the consummation of this offering and $8,300 per month thereafter (for a maximum of 12 additional months) and $150,000 in cash upon the successful completion of our initial business combination.

Accordingly, in the event the consummation of our initial business combination takes the maximum 24 months, our Sponsor and its affiliates will be paid a total of $240,000 ($10,000 per month) for office space, utilities and secretarial support and will be entitled to be reimbursed for out-of-pocket expenses. In the event the consummation of our initial business combination takes the maximum 24 months, Mr. Petruska will be paid a total of $239,400 for his services.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the IPO, Hennessy Capital LLC, an affiliate of our Sponsor, provided a loan in an aggregate amount of $237,500 to us under an unsecured promissory note and in advances, to be used for a portion of the expenses of our IPO. These loans and advances were non-interest bearing and unsecured and were repaid in July 2015 upon the closing of our IPO from the IPO proceeds. The value of our Sponsor’s interest in that transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to possibly finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants issued to the Sponsor. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation is not presently known, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Daseke Related Person Transactions

The Walden Group Loans

On July 31, 2013, The Walden Group refinanced $3.5 million of existing bank debt on Central Oregon Truck Company’s headquarters. During 2013, Central Oregon Truck Company repaid $3.0 million to The Walden Group, plus 5.0% per annum interest amounting to $41,419, and The Walden Group exchanged the remaining balance of $0.5 million for shares of Daseke’s common stock. Don Daseke is the majority stockholder and president of The Walden Group.

In September 2013, Daseke borrowed $2.7 million from The Walden Group for the purchase of land in Arlington, Washington. Payments of interest were due monthly at a rate of 6.0% per annum through maturity on January 31, 2015, at which time all unpaid interest and principal were due. Interest of $162,000 and $40,500 was paid during 2014 and 2013, respectively. The balance of the note at December 31, 2014 of $2.7 million was paid in full in February 2015.

Daseke issued a $1.7 million note payable to The Walden Group on December 30, 2010. This note payable was amended during 2011, increasing the principal borrowings by $4.0 million. The note payable earned interest at 18.0% per annum and was scheduled to mature on December 31, 2018. Interest, compounded monthly, was added to outstanding principal. During 2013, $0.5 million was added to the outstanding principal balance. In April 2013, the $7.8 million outstanding balance was exchanged for shares of Daseke’s common stock, resulting in an outstanding balance at December 31, 2013 of $1,000. The balance was repaid in 2014.

Main Street Loan and PCP Subordinated Notes

The Main Street Loan was made on July 31, 2013 in the initial aggregate principal amount of $20.0 million. The PCP Subordinated Notes were issued on November 12, 2013 in the initial aggregate principal amount of $20.0 million. The outstanding principal balance of each such loan currently bears interest at 12.0% per annum paid in cash. With respect to each such loan, paid-in-kind interest, at a rate of 2.5% per annum, may be paid monthly in cash or accrued and added to the principal balance quarterly, at Daseke’s option. As of September 30, 2016, the outstanding principal balance of the Main Street Loan was $21.5 million and the outstanding principal balance of the PCP Subordinated Notes was $21.4 million, in each case including capitalized paid-in-kind interest. As of September 30, 2016, the total amount of interest paid under the Main Street Loan and the PCP Subordinated Notes since January 1, 2013 was $7.8 million and $6.9 million, respectively. No principal has been paid under the Main Street Loan or the PCP Subordinated Notes.

LST Subordinated Notes and Bulldog Subordinated Note

On October 2, 2014, in connection with the Lone Star Acquisition, one of Daseke’s subsidiaries, Daseke Lone Star, Inc., issued the LST Subordinated Notes, which totaled $22.0 million in the aggregate. The LST Subordinated Notes consist of a $20.0 million subordinated promissory note held by Joseph Kevin Jordan and a $2.0 million subordinated promissory note initially held by Tex Robbins Transportation, LLC and assigned to Joseph Kevin Jordan on December 31, 2014. Mr. Jordan served on Daseke’s board of directors from October 2014 (after the consummation of the Lone Star Acquisition) to September 2015 and from July 2016 until the end of 2016. The LST Subordinated Notes bear interest at 10.0% per annum and mature in October 2019. As of September 30, 2016, $22.0 million remained outstanding under the LST Subordinated Notes. As of September 30, 2016, the total amount of interest paid under the LST Subordinated Notes since January 1, 2013 was $4.4 million. No principal has been paid under the LST Subordinated Notes. The LST Subordinated Notes are guaranteed by Daseke.

On June 30, 2015, in connection with the Bulldog Acquisition, Daseke issued the Bulldog Subordinated Note to five individuals in the principal amount of $2.0 million. Approximately $0.2 million of the principal amount of the Bulldog Subordinated Note was allocated to Mr. Byrd, who served on Daseke’s board of directors from June 2015 (after the consummation of the Bulldog Acquisition) to September 2015 and from July 2016 until the end of 2016. The Bulldog Subordinated Note bears interest at 7.0% per annum and matures in June 2018. As of September 30, 2016, $2.0 million remained outstanding under the Bulldog Subordinated Note. As of September 30, 2016, the total amount of interest paid under the Bulldog Subordinated Note was $0.2 million. On December 19, 2016, a portion of the outstanding principal amount under the Bulldog Subordinated Note was forgiven in exchange for the payment by Daseke of certain pension liabilities of Bulldog. As of December 19, 2016, $0.3 million remained outstanding under the Bulldog Subordinated Note.

Joseph Kevin Jordan Equipment Leases and Loan

One of Daseke’s subsidiaries, Lone Star Transportation, leases equipment from Gates Equipment Services, Inc. pursuant to seven equipment leases. Joseph Kevin Jordan owns 50% of

Gates Equipment Services, Inc. Mr. Jordan served on Daseke’s board of directors from October 2014 to September 2015 and from July 2016 until the end of 2016 and beneficially owns more than five percent of Daseke’s Series B Convertible Preferred Stock and, after giving effect to the Daseke Preferred Stock Conversion, more than five percent of Daseke’s common stock. The aggregate monthly rental payments under the seven equipment leases were $20,962 per month from January 2013 through September 2015 and $8,765 per month from October 2015 through January 2016. For the period from February 2016 to April 2016, the aggregate monthly rental payments under such leases are $5,829 per month.

On November 1, 2013, the Jordan Revocable Trust issued a note to Lone Star Transportation in the principal amount of $1.94 million at an interest rate of 4.95% per annum. Joseph Kevin Jordan is the Trustee of the Jordan Revocable Trust. The balance of the note was paid in full as of November 1, 2014. From November 1, 2013 to November 1, 2014, Lone Star Transportation made aggregate interest payments of $44,134 and aggregate principal payments of $1.94 million.

Depo Development, LLC Real Property Leases

Depo Development, LLC leases real property located in Birmingham, Alabama to Boyd Bros. Transportation, one of Daseke’s subsidiaries, pursuant to a lease agreement entered into on October 31, 2013. Chris Cooper and Gail Cooper each own 50% of Depo Development, LLC. Chris Cooper served on Daseke’s board of directors from November 2013 to September 2015 and from July 2016 until the end of 2016. Gail Cooper is the mother of Chris Cooper. The term of the lease is 60 months and commenced on November 1, 2013. The monthly rent due under the lease is $6,500, and the aggregate amount of rent to be paid over the term of the lease is $390,000. Boyd Bros. Transportation has the option to extend the lease term for two additional periods of five years. Boyd Bros. Transportation is responsible for all costs and expenses associated with the lease, including, without limitation, costs and expenses owed for utilities, taxes, insurance and maintenance.

Depo Development, LLC also leases real property located in Tuscaloosa, Alabama to WTI Transport, one of Daseke’s subsidiaries, pursuant to a lease agreement entered into on October 31, 2013. The term of the lease is 60 months and commenced on November 1, 2013. The monthly rent due under the lease is $4,000, and the aggregate amount of rent to be paid over the term of the lease is $240,000. WTI Transport has the option to extend the lease term for two additional periods of five years. WTI Transport is responsible for all costs and expenses associated with the lease, including, without limitation, costs and expenses owed for utilities, taxes, insurance and maintenance.

B2B Transportation Services, Inc. Freight Brokerage Business

B2B Transportation Services, Inc. has provided Daseke with freight brokerage services on a number of occasions since January 1, 2012. Richard Williams owns approximately 29% of B2B Transportation Services, Inc. Mr. Williams served on Daseke’s board of directors from August 2013 to September 2015 and from July 2016 until the end of 2016. Daseke’s revenue from B2B Transportation Services, Inc. was $0.5 million, $0.2 million and $0.9 million in 2015, 2014 and 2013, respectively, and was $0.4 million during the nine months ended September 30, 2016.

Series B Convertible Preferred Stock Financing

On October 2, 2014 and February 18, 2015, Daseke sold an aggregate of 37,100 shares of Daseke’s Series B Convertible Preferred Stock at a purchase price of $1,250 per share, for an aggregate purchase price of $46.4 million. The following table lists individuals (or entities affiliated with, or in the immediate family of, such individuals), who were directors at the time of their respective purchases and purchased greater than $120,000 of Daseke’s Series B Convertible Preferred Stock:

Stockholder	Shares of Series B Convertible Preferred Stock	Total Purchase Price
Chris Cooper	200	$250,000
Gail Cooper(1)	200	250,000
Gafford Investments, Ltd.(2)	400	500,000
Mark Randolph	400	500,000
Rick Williams	400	500,000
Brian Bonner	300	375,000
Laura Wright	400	500,000
The Hund Family Trust(3)	800	1,000,000

____________

(1)      Gail Cooper is the mother of Chris Cooper, who was a member of Daseke’s board of directors at the time of Ms. Cooper’s purchase.

(2)      Ron Gafford is the managing partner of Gafford Investments, Ltd., which purchased 400 shares of Daseke’s Series B Convertible Preferred Stock on October 2, 2014. Mr. Gafford has been a member of Daseke’s board of directors since February 2015. Mr. Gafford may be deemed to share voting and dispositive power over the shares directly held by Gafford Investments, Ltd. and therefore may also be deemed to be the beneficial owner of the shares held by Gafford Investments, Ltd. Mr. Gafford disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(3)      Thomas Hund is the Trustee of The Hund Family Trust, which purchased 800 shares of Daseke’s Series B Convertible Preferred Stock on October 2, 2014. Mr. Hund may be deemed to share voting and dispositive power over the shares directly held by The Hund Family Trust and therefore may also be deemed to be the beneficial owner of the shares held by The Hund Family Trust. Mr. Hund disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

Purchases of Common Stock

During the last three years, certain of Daseke’s directors and executive officers and certain holders of more than five percent of Daseke’s outstanding capital stock have purchased shares of common stock from Daseke at a purchase price of $400 per share. The following table summarizes such purchases that are greater than $120,000:

Stockholder	Date of Purchase	Shares of Common Stock	Total Purchase Price
The Walden Group, Inc.(1)	5/29/2013	25,000	$10,000,000
Main Street Capital II, LP(2)	5/29/2013	1,786	714,400
Main Street Mezzanine Fund, LP(2)	5/29/2013	1,652	660,800
Main Street Capital Corporation(2)	5/29/2013	1,027	410,800
Don Daseke(1)	5/29/2013	1,175	470,000
R. Scott Wheeler	5/29/2013	500	200,000
Richard Williams	9/19/2013	400	160,000
Chris Cooper	11/12/2013	2,563	1,025,200
Gail Cooper(3)	11/12/2013	1,875	750,000
The Walden Group, Inc.(1)	11/12/2013	7,402	2,960,800
Main Street Capital II, L.P.(2)	11/12/2013	1,429	571,600
Main Street Mezzanine Fund, LP(2)	11/12/2013	1,322	528,800
Main Street Capital Corporation(2)	11/12/2013	822	328,800
R. Scott Wheeler	11/12/2013	320	128,000
Richard Williams	11/12/2013	850	340,000
The Walden Group, Inc.(1)	4/30/2014	7,002	2,800,800
Main Street Capital II, L.P.(2)	4/30/2014	571	228,400
Main Street Mezzanine Fund, LP(2)	4/30/2014	529	211,600
Main Street Capital Corporation(2)	4/30/2014	329	131,600

____________

(1)      Don Daseke is the majority stockholder and President of The Walden Group. As such, Mr. Daseke may be deemed to share voting and dispositive power over the shares directly held by The Walden Group and therefore may also be deemed to be the beneficial owner of the shares held by The Walden Group. Mr. Daseke disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(2)      MSCII and MSMF are subsidiaries of MSCC. As such, MSCC may be deemed to share voting and dispositive power over the shares directly held by MSCII and MSMF and therefore may also be deemed to be the beneficial owner of the shares held by MSCII and MSMF. MSCC disclaims beneficial ownership of such shares in excess of its pecuniary interest in the shares.

(3)      Gail Cooper is the mother of Chris Cooper, who was a member of Daseke’s board of directors at the time of her purchase.

In October 2014, Daseke issued 9,245 shares of common stock to Don R. Daseke upon Mr. Daseke’s exercise of warrants at an exercise price of $100 per share, for an aggregate purchase price of $0.9 million.

Acquisitions

Effective as of June 1, 2013, Daseke acquired all of the capital stock of J. Grady Randolph and all of the membership interests of Bros., LLC (the “Randolph Acquisition”) from Mark Randolph and James Randolph (collectively, the “Randolph Sellers”). Mark Randolph became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. James Randolph is the brother of Mark Randolph. At the time of the Randolph Acquisition, Mark Randolph was the president and chief executive officer of J. Grady Randolph and a managing member of Bros., LLC. James Randolph was the treasurer and secretary of J. Grady Randolph and a managing member of Bros., LLC. As consideration for the Randolph Acquisition, Daseke paid the Randolph Sellers $13.0 million in cash and assumed certain indebtedness. Mark Randolph and James Randolph each received approximately $6.5 million of such consideration.

Effective as of August 1, 2013, Daseke acquired all of the capital stock of Central Oregon Truck Company from six individuals (the “COTC Sellers”), including Richard Williams, who became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. At the time of the COTC Acquisition, Mr. Williams was the chief executive officer of Central Oregon Truck Company. As consideration for the COTC Acquisition, Daseke paid the COTC Sellers approximately $24.5 million in cash and assumed certain indebtedness. Mr. Williams received approximately $11.2 million of such consideration. In connection with the COTC Acquisition, Mr. Williams also received a right of first refusal, which obligates Daseke to first offer the sale of COTC to Mr. Williams on the same terms and conditions in any third-party offer to purchase either a majority of COTC’s securities or all or substantially all of COTC’s assets that Daseke is prepared to accept. This right of first refusal will terminate on or after the earlier of (x) December 31, 2018, (y) a sale of securities of Daseke (or its affiliates) in a public offering registered under the Securities Act (or any equivalent statute) or (z) the termination of Mr. Williams’ employment with COTC or its affiliates in accordance with his employment agreement if such termination was by the COTC for cause.

Effective as of November 1, 2013, Daseke acquired all of the capital stock of Boyd Bros. Transportation from Gail Cooper, Chris Cooper and three other individuals (collectively, the “Boyd Sellers”) and all of the membership interests of Boyd Logistics, LLC from Gail Cooper and Chris Cooper. Chris Cooper became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. Gail Cooper is the mother of Chris Cooper. At the time of the Boyd Acquisition, Gail Cooper and Chris Cooper were the chief executive officer and the chief operating officer of Boyd Bros. Transportation, respectively, and Chris Cooper was the President of Boyd Logistics, LLC. As consideration for the Boyd Acquisition, Daseke paid the Boyd Sellers $57.3 million in cash and assumed certain indebtedness. Gail Cooper received approximately $17.6 million of such consideration, and Chris Cooper received approximately $11.5 million of such consideration.

Effective as of October 1, 2014, Daseke acquired Lone Star from Joseph Kevin Jordan, two trusts for which Mr. Jordan serves as the trustee and a limited partnership controlled by Mr. Jordan (collectively, the “Lone Star Sellers”). Mr. Jordan became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. As consideration for the Lone Star Acquisition, Daseke paid the Lone Star Sellers $28.1 million in cash, issued them 18,400 shares of Series B Convertible Preferred Stock at $1,250 per share, issued them the LST Subordinated Notes and assumed certain indebtedness.

Effective as of July 1, 2015, Daseke acquired Bulldog from five individuals (collectively, the “Bulldog Sellers”), including Philip L. Byrd, who became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. At the time of the Bulldog Acquisition, Mr. Byrd was the chief executive officer and president of Bulldog. As consideration for the Bulldog Acquisition, Daseke paid the Bulldog Sellers $18.0 million in cash, issued them 5,400 shares of Series B Convertible Preferred Stock at $1,500 per share, issued them the Bulldog Subordinated Note and assumed certain indebtedness. The aggregate consideration received by Mr. Byrd in the Bulldog Acquisition was approximately $2.6 million.

Effective as of August 1, 2015, Daseke acquired Hornady from Burnett C. Hornady, II, who became a member of Daseke’s board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the end of 2016. At the time of the Hornady Acquisition, Mr. Hornady was the president of Hornady Truck Line, Inc. and B.C. Hornady & Associates, Inc. As consideration for the Hornady Acquisition, Daseke paid Mr. Hornady $20.0 million in cash, issued 3,600 shares of Series B Convertible Preferred Stock at $1,500 per share and assumed certain indebtedness. The aggregate consideration received by Mr. Hornady in the Hornady Acquisition was approximately $25.4 million.

Employment Agreements

Daseke does not currently maintain any employment or similar agreements with its executive officers. However, Daseke or one or more of its subsidiaries are party to employment agreements with the following employees who served on Daseke’s board of directors prior to the date hereof (the “Employment Agreements”): Richard Bailey, Philip L. Byrd, Christopher Cooper, Brian Gast, Burnett C. Hornady, II, Joseph Kevin Jordan, Mark Randolph, Richard Williams and Dan Wirkkala. The Employment Agreements have remaining initial terms ranging from three to eight years and generally govern the respective employee’s employment and compensation terms with Daseke. Compensation provided under the Employment Agreements relates solely to the individual’s employment relationship with Daseke, and no additional compensation was provided in respect of service on Daseke’s board of directors for such individuals. Under the Employment Agreements, the respective employees were eligible to receive annual base salaries and bonus compensation based upon individual and company performance ranging from $2.2 million to $3.1 million per year. The Employment Agreements also generally provide for severance protection upon certain specified terminations of employment.

Indemnification Agreements and Directors and Officers Liability Insurance

Daseke’s bylaws limit the personal liability of its directors to its stockholders or Daseke for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, Daseke maintains directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. Daseke also has entered into agreements to indemnify its directors and executive officers. These indemnification agreements require Daseke to, among other things, indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them to which they could be indemnified.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

Price Range of Securities and Dividends

Hennessy Capital

Price Range of Hennessy Capital Securities

Our units, common stock, and warrants are each quoted on Nasdaq under the symbols “HCACU,” “HCAC” and “HCACW,” respectively. Our units commenced public trading on July 23, 2015; our common stock and warrants each commenced separate public trading on September 11, 2015.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2015:
July 23, 2015 through September 30, 2015(1)	—	—	$0.29	$0.24	$10.05	$9.86
October 1, 2015 through December 31, 2015	$9.70	$9.50	$0.30	$0.14	$9.99	$9.58
2016:
First Quarter	$9.83	$9.52	$0.20	$0.13	$9.85	$9.67
Second Quarter	$9.90	$9.44	$0.67	$0.15	$10.85	$9.26
Third Quarter	$9.93	$9.50	$0.65	$0.25	$10.55	$9.92
Fourth Quarter	$10.11	$9.67	$0.91	$0.18	$11.20	$10.01
2017:
First Quarter(2)	$10.30	$9.91	$0.95	$0.75	$11.10	$10.80

____________

(1)      Beginning July 23, 2015 for the Units and September 11, 2015 for the Warrants. No shares of our common stock traded during the period ended September 30, 2015.

(2)      Through February 3, 2017.

On December 21, 2016, the trading date before the public announcement of the Business Combination, the closing sales price of the Company’s units, common stock and warrants were $10.01, $9.87 and $0.34, respectively.

Dividend Policy of Hennessy Capital

Hennessy Capital has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following completion of the Business Combination, the post-combination company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the Board declaring any dividends in the foreseeable future.

Daseke

Price Range of Daseke Securities

Historical market price information regarding Daseke is not provided because there is no public market for Daseke’s common stock.

Dividends

Daseke has not paid any cash dividends on its common stock for the past three years; however, it made regular dividend payments during such period to its preferred stockholders pursuant to the terms of Daseke’s Series A and Series B preferred stock. During 2014, Daseke paid $263,472 in dividends to the Series A holders until the Series A preferred stock was redeemed for $3,500,972 in 2014. In addition, Daseke declared and paid regularly quarterly dividends on its Series B preferred stock of $18.75 per share since shares of Series B preferred stock were first issued in October 2014. During 2014, 2015 and the nine months ended September 30, 2016, Daseke paid $0, $4,486,875 and $3,628,125, respectively, in dividends to the holders of Daseke Series B preferred stock.

Combined Company

Dividend Policy

Following completion of the Business Combination, our board of directors will consider whether or not to institute a dividend policy.

Independent Registered Public Accounting Firm

Representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The audited financial statements of Hennessy Capital Acquisition Corp. II as of December 31, 2015, and for the period from April 29, 2015 (inception) to December 31, 2015, included in this proxy statement have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of Daseke, Inc. as of December 31, 2015 and 2014 and for the years then ended, included in this proxy statement have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report appearing herein.

Appraisal Rights

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement may likewise request that we deliver single copies of our proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 700 Louisiana Street, Suite 900 Houston, Texas 77002.

Transfer Agent and Registrar

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

Submission of Stockholder Proposals

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Future Stockholder Proposals

If you intend to present a proposal at the 2017 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than August 22, 2017 and no later than September 21, 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the 2016 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the Company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2017 annual meeting, the proposal must be received at our principal executive offices by July 26, 2017, but if the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2016 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2017 annual meeting of stockholders. Stockholder proposals for the 2017 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement as well as our Annual Report on Form 10-K for the year ended December 31, 2015, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali, LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: hennessyII.info@morrowsodali.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by February 20, 2017, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to Daseke has been supplied by Daseke. Information provided by either Hennessy Capital or Daseke does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Hennessy Capital for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Daseke that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HENNESSY CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED FINANCIAL STATEMENTS

Page
Condensed Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015	F-3

Condensed Statement of Operations for the three and nine months ended
September 30, 2016 (unaudited), for the three months ended September 30, 2015 and for the period from April 29, 2015 (inception) to September 30, 2015
(unaudited)

F-4
Condensed Statements of Stockholders’ Equity for the nine months ended September 30, 2016 (unaudited)	F-5
Condensed Statement of Cash Flows for the nine months ended September 30, 2016 (unaudited) and for the period from April 29, 2015 (inception) to September 30, 2015 (unaudited)	F-6
Notes to Condensed Financial Statements (unaudited)	F-7

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-17
Balance Sheet as of December 31, 2015	F-18
Statement of Operations for the period from April 29, 2015 (inception) to December 31, 2015	F-19
Statement of Stockholders’ Equity for the period from April 29, 2015 (inception) to December 31, 2015	F-20
Statement of Cash Flows for the period from April 29, 2015 (inception) to December 31, 2015	F-21
Notes to Financial Statements	F-22

DASEKE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED FINANCIAL STATEMENTS

BULLDOG HIWAY EXPRESS

UNAUDITED CONDENSED FINANCIAL STATEMENTS

HORNADY TRUCK LINE, INC. AND SUBSIDIARY AND AFFILIATE

UNAUDITED CONDENSED FINANCIAL STATEMENTS

Consolidated and Combined Balance Sheets as of June 30, 2015 and December 31, 2014 (unaudited)	F-114
Consolidated and Combined Statements of Operations for the six months ended June 30, 2015 and 2014 (unaudited)	F-115
Consolidated and Combined Statement of Changes in of Stockholders’ Equity for the six months ended June 30, 2015 (unaudited)	F-116
Consolidated and Combined Statements of Cash Flows for the six months ended June 30, 2015 and 2014 (unaudited)	F-117
Notes to Consolidated and Combined Financial Statements (unaudited)	F-118

AUDITED FINANCIAL STATEMENTS

Independent Auditors’ Report	F-122
Consolidated and Combined Balance Sheets as of December 31, 2014 and 2013	F-123
Consolidated and Combined Statements of Income for the years ended December 31, 2014 and 2013	F-124
Consolidated and Combined Statements of Stockholders’ Equity for the years ended December 31, 2014 and 2013	F-125
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2014 and 2013	F-126
Notes to Consolidated and Combined Financial Statements	F-127

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets –
Cash	$818,000	$2,004,000
Prepaid expenses	34,000	50,000
Total current assets	852,000	2,054,000

Non-current assets –
Cash and investments held in Trust Account	199,676,000	199,654,000

Total assets	$200,528,000	$201,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,000	$44,000
Accrued liabilities	6,098,000	28,000
Accrued franchise taxes	59,000	125,000
Total current liabilities	6,215,000	197,000

Other liabilities –
Deferred underwriting compensation	7,185,000	7,185,000
Total liabilities	13,400,000	7,382,000

Common stock subject to possible redemption; 18,212,751 and 18,932,591 shares, respectively, at September 30, 2016 and December 31, 2015 (at redemption value of approximately $10.00 per share)	182,128,000	189,326,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares, none issued or outstanding	—	—
Common stock, $0.0001 par value, 45,000,000 authorized shares, 6,737,134 and 6,017,294 shares, respectively, issued and outstanding (excluding 18,212,751 and 18,932,591 shares, respectively, subject to possible redemption) at September 30, 2016 and December 31, 2015	1,000	1,000
Additional paid-in-capital	12,467,000	5,269,000
Accumulated deficit	(7,468,000)	(270,000)
Total stockholders’ equity	5,000,000	5,000,000

Total liabilities and stockholders’ equity	$200,528,000	$201,708,000

See accompanying notes to condensed financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2016	For the three months ended September 30, 2015	For the nine months ended September 30, 2016	For the period from April 29, 2015 (inception) to September 30, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$—
General and administrative expenses	2,858,000	198,000	7,515,000	198.000
Loss from operations	(2,858,000)	(198,000)	(7,515,000)	(198,000)
Other income – Interest income on Trust Account	99,000	134,000	317,000	134,000
Net loss	$(2,759,000)	$(64,000)	$(7,198,000)	$(64,000)
Weighted average common shares outstanding:
Basic and diluted	6,603,000	5,713,000	6,371,000	5,436,000
Net loss per common share:
Basic and diluted	$(0.42)	$(0.01)	$(1.13)	$(0.01)

See accompanying notes to condensed financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the nine months ended September 30, 2016

(unaudited)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2015	6,017,294	$1,000	$5,269,000	$(270,000)	$5,000,000

Change in proceeds subject to possible redemption	719,840	—	7,198,000	—	7,198,000
Net loss	—	—	—	(7,198,000)	(7,198,000)
Balance, September 30, 2016 (unaudited)	6,737,134	$1,000	$12,467,000	$(7,468,000)	$5,000,000

See accompanying notes to condensed financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2016	For the period from April 29, 2015 (inception) to September 30, 2015
	(unaudited)	(unaudited)
Cash flow from operating activities:
Net loss	$(7,198,000)	$(64,000)
Adjustments to reconcile net loss to net cash used in operations:
Decrease (Increase) in prepaid expenses	16,000	(71,000)
Increase in accounts payable, accrued liabilities and accrued franchise taxes	6,018,000	106,000
Increase in Trust income retained in Trust Account	(22,000)	(134,000)
Net cash used in operating activities	(1,186,000)	(163,000)

Cash flows from investing activities: Cash deposited in Trust Account	—	(199,599,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	—	25,000
Proceeds from note payable and advances – related party	—	238,000
Proceeds from sale of Public Offering Units	—	199,599,000
Proceeds from sale of Private Placement Warrants	—	7,540,000
Payment of underwriting discounts	—	(4,790,000)
Payment of offering costs	—	(593,000)
Payment of notes payable and advances – related party	—	(238,000)
Net cash provided by financing activities	—	201,781,000

Net increase (decrease) in cash	(1,186,000)	2,019,000
Cash at beginning of period	2,004,000	—
Cash at end of period	$818,000	$2,019,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ commission	$—	$7,185,000

See accompanying notes to condensed financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on April 29, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2016, the Company had not commenced any operations. All activity for the period from April 29, 2015 (inception) through September 30, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, locating and completing a suitable Initial Business Combination. The Company has not and will not generate any operating revenues until after completion of a suitable Initial Business Combination, at the earliest. The Company has generated non-operating income in the form of investment income on cash and investments from the proceeds of the Public Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 22, 2015. The Company intends to finance an Initial Business Combination with proceeds from the approximately $199,599,000 of the gross proceeds from the Public Offering (including approximately $24,599,000 from the underwriters’ partial exercise of their over-allotment option — Note 3) and approximately $7,540,000 of gross proceeds (including approximately $590,000 resulting from the underwriters’ partial exercise of their over-allotment option) from the private placement (Notes 3 and 4). Upon the closing of the Public Offering and the private placement, approximately $199,599,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full over-allotment option, the Sponsor forfeited 41,273 shares of its common stock as described in Notes 3, 4 and 6.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination with a Target Business. As used herein, “Target Business” must be one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Initial Business Combination. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital expenses. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity subsequent to the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete its Initial Business Combination. See Liquidation and Going Concern below.

Liquidation and Going Concern

The Company will only have 24 months from the closing date of the Public Offering (until July 28, 2017) to complete its Initial Business Combination. If the Company does not complete an Initial

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination within 24 months from the closing date of the Public Offering (by July 28, 2017), the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released to the Company for working capital (and less up to $50,000 of interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and each of the Company’s officers and directors and an advisor, each of whom holds Founder Shares (collectively, the “initial stockholders”), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares; however, if the initial stockholders or any of their affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an Initial Business Combination within the required time period.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 28, 2017.

In the event of such liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

At September 30, 2016, the Company had current liabilities of approximately $6,215,000 and negative working capital of approximately $5,363,000 largely due to amounts owed to professionals, consultants, advisors and others for their services, and to USI (as defined below) for reimbursement of certain expenses, in connection with the Company’s previously proposed merger with USI (see Note 8). Funds in the Trust Account are not generally available for this purpose absent an Initial Business Combination. The majority of the Company’s current liabilities are due to parties who have agreed to waive any claims against the Trust Account. The Company believes that such professionals, consultants, advisors and others will continue assisting the Company with completing a different Initial Business Combination and defer a substantial amount of their fees until such completion on a contingency basis. Further, the Company continues to generate interest income that is available to pay taxes and for working capital purposes. As such, the Company believes that it has sufficient working capital at September 30, 2016 to fund its operations through July 2017.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2016 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on July 23, 2015 and with the audited financial statements as of and for the period ended December 31, 2015 included in the Company’s Annual Report on Form 10-K/A filed with the SEC. All dollar amounts are rounded to the nearest thousand dollars and certain reclassifications have been made to the balance sheet at December 31, 2015 to conform to the current presentation.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2016, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements.

Use of Estimates:

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements. Actual results could differ from those estimates.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Public Offering Costs:

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Public Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $592,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the Public Offering in July and August 2015.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015, the Company has a deferred tax asset of approximately $210,000 and $90,000, respectively, related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time. Changes in the ownership of a majority of the fair market value of the Company’s common stock over certain periods of time would potentially delay, limit or eliminate the utilization of existing net operating loss carryforwards and credits.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock

All of the 19,959,908 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at September 30, 2016 and December 31, 2015, 18,212,751 and 18,932,591, respectively, of the 19,959,908 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.00 per share at September 30, 2016).

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

In July and August 2015, the Company closed the Public Offering for the sale of 19,959,908 Units at a price of $10.00 per unit (the “Units”) yielding gross proceeds of approximately $199,599,000. The closings occurred on July 28, 2015 with respect to 17,500,000 Units and on August 4, 2015 with respect to 2,459,908 Units related to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number to determine the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Initial Business Combination on or prior to the 24-month period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts, following the completion of the Initial Business Combination, to file a new registration statement under the Securities Act to cover the shares of common stock issuable upon the exercise of the Warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued as part of the 19,959,908 Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.4% of the gross offering proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,790,000), with an additional fee (the “Deferred Discount”) of 3.6% of the gross offering proceeds payable upon the completion of the Initial Business Combination (approximately $7,185,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 3 — PUBLIC OFFERING (cont.)

In addition, on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of 15,080,756 warrants at a price of $0.50 per warrant (the “Private Placement Warrants”) — see also Note 4.

Because the underwriters’ exercised less than the full over-allotment option, the Sponsor was required to, and did, forfeit 41,273 of its shares on August 4, 2015 — see also Note 4.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares:

In April 2015, the Sponsor purchased 5,031,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005 per share. In May 2015, the Sponsor transferred 440,000 shares to the Company’s officers, director nominees and an advisor. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. On August 4, 2015, the Sponsor forfeited 41,273 of its Founder Shares.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s Initial Business Combination, or earlier if, subsequent to the Company’s Initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants:

Upon the closing of the Public Offering on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of the Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s Initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete an Initial Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Registration Rights:

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The Company’s initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans:

As of May 5, 2015, as subsequently amended on July 10, 2015, the Sponsor agreed to loan the Company an aggregate of approximately $238,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between May and July 2015, the Company borrowed approximately $238,000 under the Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on July 28, 2015.

Administrative Services Agreement:

The Company agreed to pay $10,000 a month for office space, utilities and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of an Initial Business Combination or the liquidation of the Company.

The Company pays its Chief Financial Officer $11,650 per month during the first twelve months after the Public Offering and $8,300 per month thereafter and $150,000 in cash upon the successful completion of an Initial Business Combination for his services.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $199,599,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. In July 2016, May 2016 and November 2015, the Company withdrew approximately $72,000, $201,000 and $150,000, respectively, from the Trust Account for taxes and working capital purposes. Subsequent to September 30, 2016, on October 10, 2016, an additional approximately $84,000 was withdrawn from the Trust Account for taxes and working capital purposes.

Prior to April 14, 2016, the proceeds of the Trust Account were invested in U.S. government treasury bills yielding interest of approximately 0.2%. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

treasury bills are recorded at amortized cost on the accompanying December 31, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under FASB ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments at December 31, 2015 consist of U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2015	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. government treasury bills	$199,654,000	$20,000	$199,674,000

As of September 30, 2016, the U.S. government treasury bills held in the Trust Account had fully matured and the balance is invested in a money market account that invests solely in U.S. government obligations meeting the applicable conditions of Rule 2a-7 of the Investment Company Act of 1940 (Level 1). Subsequent to September 30, 2016, on October 7, 2016, the Company purchased approximately $199,599,000 principal amount of U.S. government treasury bills due March 2, 2017 which yield interest of approximately 0.4% per annum.

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock:

On July 22, 2015, the Company amended and restated its certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 45,000,000 shares. The Company will likely (depending on the terms of the Initial Business Combination) be required to increase the number of shares of common stock which it is authorized to issue in connection with its stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with its Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. In July and August, 2015, a total of 19,959,908 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ over-allotment option) and in August 2015 41,273 Founder Shares were forfeited resulting in 24,949,885 shares of common stock issued and outstanding, including 18,212,751 and 18,932,591 shares, respectively, subject to redemption at September 30, 2016 and December 31, 2015.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2016 and December 31, 2015, there were no shares of preferred stock issued and outstanding.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Initial Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account. A substantial portion of these costs (including contingent or success fees and ongoing accrued transactions costs, but not the $7,185,000 of deferred underwriting compensation) will be charged to operations in the quarter that an Initial Business Combination is consummated.

NOTE 8 — TERMINATION OF PROPOSED BUSINESS COMBINATION WITH USI

On April 1, 2016, the Company entered into an Agreement and Plan of Merger (as amended on July 13, 2016 and August 17, 2016, and as so amended, the “Merger Agreement”) with USI Senior Holdings, Inc. (“USI”), a wholly owned subsidiary of the Company, and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative. Pursuant to the Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of USI through a merger of a wholly owned subsidiary of the Company with and into USI, with USI surviving such merger as a direct wholly owned subsidiary of the Company.

Subsequent to September 30, 2016, on October 4, 2016, the Company and USI mutually agreed to terminate the Merger Agreement, effective as of October 4, 2016. The Merger Agreement provided that the Company will reimburse USI for certain expenses incurred by USI in connection with the proposed transaction, which are included in accrued liabilities at September 30, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hennessy Capital Acquisition Corp. II:

We have audited the accompanying balance sheet of Hennessy Capital Acquisition Corp. II (the “Company”) as of December 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the period from April 29, 2015 (inception) to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hennessy Capital Acquisition Corp. II as of December 31, 2015, and the results of its operations and its cash flows for the period from April 29, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith + Brown, PC

New York, New York

February 18, 2016

HENNESSY CAPITAL ACQUISITION CORP. II

BALANCE SHEET

December 31, 2015

ASSETS
Current assets –
Cash	$2,004,000
Prepaid expenses	50,000
Total current assets	2,054,000

Non-current assets –
Cash and investments held in Trust Account	199,654,000

Total assets	$201,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued liabilities	$197,000

Other liabilities –
Deferred underwriting compensation	7,185,000
Total liabilities	7,382,000

Common stock subject to possible redemption; 18,932,591 shares (at redemption value of approximately $10.00 per share)	189,326,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.0001 par value, 45,000,000 authorized shares, 6,017,294 shares issued and outstanding (excluding 18,932,591 shares subject to possible redemption)	1,000
Additional paid-in-capital	5,269,000
Accumulated deficit	(270,000)
Total stockholders’ equity	5,000,000

Total liabilities and stockholders’ equity	$201,708,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENT OF OPERATIONS

For the period from April 29, 2015 (inception) to December 31, 2015
Revenues	$—
General and administrative expenses	475,000
Loss from operations	(475,000)
Other income – Investment income on
Trust Account	205,000
Net loss attributable to common stock	$(270,000)
Weighted average common shares outstanding:
Basic and diluted	5,652,000
Net loss per common share:
Basic and diluted	$(0.05)

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from April 29, 2015 (inception) to December 31, 2015

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Sale of common stock to Sponsor at $0.005 per share	5,031,250	$1,000	$24,000	$—	$25,000
Sale of Units to the public in July and August 2015 at $10.00 per unit	19,959,908	2,000	199,597,000	—	199,599,000
Underwriters’ discount and offering expenses	—	—	(12,568,000)	—	(12,568,000)
Sale of 15,080,756 Private Placement Warrants in July and August 2015 at $0.50 per warrant	—	—	7,540,000	—	7,540,000
Founder shares forfeited	(41,273)	—	—	—	—
Proceeds subject to possible redemption of 18,932,591 shares at redemption value	(18,932,591)	(2,000)	(189,324,000)	—	(189,326,000)
Net loss attributable to common stock	—	—	—	(270,000)	(270,000)
Balances, December 31, 2015	6,017,294	$1,000	$5,269,000	$(270,000)	$5,000,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

For the period from April 29, 2015 (inception) to December 31, 2015
Cash flow from operating activities:
Net loss attributable to common stock	$(270,000)
Adjustments to reconcile net loss to net cash used in operations:
Increase in prepaid expenses	(50,000)
Increase in accounts payable and accrued liabilities	197,000
Trust income retained in Trust Account	(55,000)
Net cash used in operating activities	(178,000)

Cash flows from investing activities: Cash deposited in Trust Account	(199,599,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	25,000
Proceeds from note payable and advances – related party	238,000
Proceeds from sale of Public Offering Units	199,599,000
Proceeds from sale of Private Placement Warrants	7,540,000
Payment of underwriting discounts	(4,790,000)
Payment of offering costs	(593,000)
Payment of note payable and advances – related party	(238,000)
Net cash provided by financing activities	201,781,000

Net increase in cash	2,004,000
Cash at beginning of period	—
Cash at end of period	$2,004,000

Supplemental disclosure of non-cash financing activities:

Deferred underwriters’ commission	$7,185,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on April 29, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2015, the Company had not commenced any operations. All activity for the period from April 29, 2015 (inception) through December 31, 2015 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Business Combination. The Company has not and will not generate any operating revenues until after completion of a suitable Business Combination, at the earliest. The Company has generated non-operating income in the form of investment income on cash and investments from the proceeds of the Public Offering. The Company has selected December 31st as its fiscal year end. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners II LLC, a Delaware limited liability corporation (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 22, 2015. The Company intends to finance a Business Combination with proceeds from the approximately $199,599,000 of the gross proceeds from the Public Offering (including approximately $24,599,000 from the underwriters’ partial exercise of their overallotment option — Note 3) and approximately $7,540,000 of gross proceeds (including approximately $590,000 resulting from the underwriters’ partial exercise of their over-allotment option) from the private placement (Note 4). Upon the closing of the Public Offering and the private placement, approximately $199,599,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full overallotment option, the Sponsor forfeited 41,273 shares of its common stock as described in Notes 3, 4 and 5.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). In November 2015, $150,000 of interest earned was withdrawn from the Trust for working capital.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, “Target Business” must be with one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital expenses. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable or amounts released to the Company for working capital expenses (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2015, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. These shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — ”Expenses of Offering”. Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $593,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the Public Offering in July and August 2015.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2015 the Company has a deferred tax asset of approximately $90,000 related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2015. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock

All of the 19,959,908 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480,

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at December 31, 2015, 18,932,591 of the 19,959,908 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.00 per share at December 31, 2015).

Recent Accounting Pronouncements:

The Company complies with the reporting requirements of FASB ASU No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce date maintenance and, for those entities subject to audit, audit costs by eliminating the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholders’ equity. Upon adoption, entities will no longer present or disclose any information required by Topic 915. For private entities and emerging growth companies under the JOBS Act, the amendments are effective for annual reporting periods beginning after December 15, 2015. The Company has elected early adoption and the methodologies prescribed by ASU 2014-10 in the accompanying financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 3 — PUBLIC OFFERING

In July and August 2015, the Company closed the Public Offering for the sale of 19,959,908 Units at a price of $10.00 per unit (the “Units”) yielding gross proceeds of approximately $199,599,000. The closings occurred on July 28, 2015 with respect to 17,500,000 Units and on August 4, 2015 with respect to 2,459,908 Units related to the partial exercise of the underwriters’ overallotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number to determine the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts, following the completion of the Business Combination, to file a new registration statement under the Securities Act to cover the shares of common stock issuable upon the exercise of the warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued as part of the 19,959,908 Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.4% of the gross offering proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,790,000), with an additional fee (the “Deferred Discount”) of 3.6% of the gross offering proceeds payable upon the completion of the Business Combination (approximately $7,185,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Business Combination.

In addition, on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of 15,080,756 warrants at a price of $0.50 per warrant (the “Private Placement Warrants”) — see also Note 4.

Because the underwriters’ exercised less than the full overallotment option, the Sponsor was required to, and did, forfeit 41,273 of its shares on August 4, 2015 — see also Note 4.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares:

In April 2015, the Sponsor purchased 5,031,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005 per share. In May 2015, the Sponsor transferred 435,000 shares to the Company’s officers and director nominees. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to occur if the over-allotment option was not exercised in full by the underwriters so that the initial stockholders will own 20.0% of the Company’s issued and outstanding shares after the Public Offering. On August 4, 2015, the Sponsor forfeited 41,273 of its Founder Shares.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants:

Upon the closing of the Public Offering on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of the Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights:

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The Company’s initial stockholders and holders of the Private Placement Warrants

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans:

As of May 5, 2015, as subsequently amended on July 10, 2015, the Sponsor agreed to loan the Company an aggregate of approximately $238,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between May and July 2015, the Company borrowed approximately $238,000 under this Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on July 28, 2015.

Administrative Services Agreement:

The Company agreed to pay $10,000 a month for office space, utilities and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

The Company pays its Chief Financial Officer $11,650 per month during the first twelve months after the Public Offering and $8,300 per month thereafter and $150,000 in cash upon the successful completion of the Company’s initial Business Combination for his services.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $199,599,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. In November 2015, $150,000 was withdrawn from the Trust for working capital.

At December 31, 2015, the proceeds of the Trust Account were invested in U.S. treasury bills yielding interest of approximately 0.2%. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments consist of

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2015	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. Government Treasury Bills	$199,654,000	$20,000	$199,674,000

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock:

On July 22, 2015, the Company amended and restated its certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 45,000,000 shares. The Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue in connection with its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. In July and August, 2015, a total of 19,959,908 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ overallotment option) and in August 2015 41,273 Founder Shares were forfeited resulting in 24,949,885 shares of common stock issued and outstanding, including 18,932,591 shares subject to redemption at December 31, 2015.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2015, there were no shares of preferred stock issued and outstanding.

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$4,769	$4,886
Accounts receivable, net of allowance of $51 and $82	70,429	63,449
Drivers’ advances and other receivables	2,476	2,463
Current portion of net investment in sales-type leases	3,904	3,116
Parts supplies	1,645	1,836
State tax receivable	495	688
Prepaid and other current assets	11,720	13,854
Total current assets	95,438	90,292

Property and equipment, net	333,564	354,535
Intangible assets, net	73,112	77,654
Goodwill	88,611	88,611
Other long-term assets	18,130	16,514
Total assets	$608,855	$627,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding in excess of bank balances	$1,198	$881
Accounts payable	7,001	6,107
Accrued expenses and other liabilities	18,664	17,002
Accrued payroll, benefits and related taxes	9,344	8,473
Accrued insurance and claims	9,073	10,405
Current portion of long-term debt	52,225	66,800
Total current liabilities	97,505	109,668

Line of credit	12,616	12,555
Long-term debt, net of current portion	219,065	217,755
Deferred tax liabilities, net	92,054	92,299
Other long-term liabilities	4,900	8,198
Subordinated debt	67,881	67,081
Total liabilities	494,021	507,556

Commitments and contingencies

Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 75,000 shares authorized; 64,500 shares issued and outstanding	1	1
Common stock (par value $0.01 per share); 300,000 shares authorized, 145,495 shares issued and outstanding	1	1
Additional paid-in-capital	117,807	117,807
Retained earnings (accumulated deficit)	(2,860)	2,355
Accumulated other comprehensive loss	(115)	(114)
Total stockholders’ equity	114,834	120,050
Total liabilities and stockholders’ equity	$608,855	$627,606

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Freight	$135,415	$144,238	$398,466	$372,939
Brokerage	25,977	30,733	68,358	79,354
Fuel surcharge	12,756	16,303	34,562	49,632
Total revenue	174,148	191,274	501,386	501,925

Operating expenses:
Salaries, wages and employee benefits	49,298	48,195	149,861	128,586
Fuel	17,296	18,313	49,076	54,350
Operations and maintenance	27,874	28,500	72,933	70,991
Communications	370	577	1,208	1,551
Purchased freight	42,541	50,527	120,501	136,246
Administrative expenses	5,221	6,554	17,711	15,439
Sales and marketing	435	823	1,280	2,195
Taxes and licenses	2,268	2,389	6,946	6,684
Insurance and claims	5,065	4,980	13,648	14,148
Acquisition-related transaction expenses	—	611	18	781
Depreciation and amortization	16,998	17,125	50,515	46,299
(Gain) loss on disposition of revenue property and equipment	(495)	(574)	158	(2,103)
Impairment of revenue property and equipment	1,195	—	1,195	—
Total operating expenses	168,066	178,020	485,050	475,167
Income from operations	6,082	13,254	16,336	26,758

Other (income) expense:
Interest income	(4)	(21)	(40)	(50)
Interest expense	6,724	5,426	17,521	14,874
Other	(64)	(42)	(266)	(159)
Total other expense, net	6,656	5,363	17,215	14,665

(Loss) income before provision for income taxes	(574)	7,891	(879)	12,093
Provision for income taxes	683	3,917	607	5,629
Net (loss) income	(1,257)	3,974	(1,486)	6,464

Other comprehensive income:
Unrealized income (loss) on interest rate swaps	61	(47)	(1)	(74)
Comprehensive (loss) income	$(1,196)	$3,926	$(1,487)	$6,390

Net (loss) income	$(1,257)	$3,974	$(1,486)	$6,464
Less dividends to preferred stockholders	(1,243)	(1,243)	(3,729)	(3,493)
Net (loss) income available to common stockholders	$(2,500)	$2,731	$(5,215)	$2,971

Net (loss) income per common share:
Basic	$(17.18)	$18.77	$(35.85)	$20.42
Diluted	$(17.18)	$18.77	$(35.85)	$20.42
Weighted-average common shares outstanding:
Basic	145,495	145,495	145,495	145,495
Diluted	145,495	145,495	145,495	145,495
Dividends declared per preferred share	$18.75	$18.75	$18.75	$18.75

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2016

(Unaudited)

(In thousands, except share data)

	Series B Convertible Preferred Stock		Common Stock		Additional	Retained Earnings	Accumulated Other
	Shares	Par Value	Shares	Par Value	Paid-In Capital	(Accumulated Deficit)	Comprehensive Loss	Total
Balance at January 1, 2016	64,500	$1	145,495	$1	$117,807	$2,355	$(114)	$120,050
Unrealized loss on interest rate swaps	–	–	–	–	–	–	(1)	(1)
Series B convertible preferred dividends	–	–	–	–	–	(3,729)	–	(3,729)
Net loss	–	–	–	–	–	(1,486)	–	(1,486)
Balance at September 30, 2016	64,500	$1	145,495	$1	$117,807	$(2,860)	$(115)	$114,834

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(1,486)	$6,464
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	45,973	42,662
Amortization of intangible assets	4,542	3,637
Amortization of deferred financing fees	934	1,065
Deferred tax expense	(245)	5,088
Non-cash interest expense	805	784
(Gain) loss on disposition of property and equipment	158	(2,103)
Gain recognized on sales-type leases	(532)	(348)
Impairment of revenue equipment	1,195	—
Changes in operating assets and liabilities:
Accounts receivable	(6,980)	(11,010)
Drivers’ advances and other receivables	(274)	(248)
Payments received on sales-type leases	2,776	1,398
Other current assets	3,524	(1,963)
Accounts payable	894	2,989
Accrued expenses and other liabilities	(2,176)	13,317
Net cash provided by operating activities	49,108	61,732

Cash flows from investing activities
Purchase of property and equipment	(3,143)	(5,503)
Proceeds from sale of property and equipment	4,424	2,258
Cash acquired in acquisitions, net of cash paid	—	64
Net cash provided by (used in) investing activities	1,281	(3,181)

Cash flows from financing activities:
Checks outstanding in excess of bank balances	317	(3,535)
Advances on line of credit	528,664	490,541
Repayments on line of credit	(528,603)	(497,117)
Principal payments on long-term debt	(59,656)	(46,136)
Proceeds from long-term debt	14,188	5,507
Payment of deferred financing fees	(1,788)	(1,412)
Payments on related party debt	—	(2,700)
Issuance of Series B Convertible Preferred Stock	—	875
Series B convertible preferred dividends	(3,628)	(3,278)
Net cash used in financing activities	(50,506)	(57,255)

Net (decrease) increase in cash	(117)	1,296
Cash – beginning of period	4,886	2,406
Cash – end of period	$4,769	$3,702

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2016	2015
Supplemental disclosure of cash flow information
Cash paid for interest	$15,637	$12,629
Cash paid for state income taxes	$942	$671

Noncash investing and financing activities
Property and equipment acquired with debt or capital lease obligations	$32,517	$48,879
Property and equipment sold for notes receivable	$408	$40
Property and equipment transferred to sales-type lease	$6,193	$4,927
Assets held for sale returned to property and equipment	$351	$—
Sales-type lease returns to property and equipment	$1,188	$415
Sales-type lease assets acquired with debt or capital lease obligations	$538	$3,186
Sales-type lease assets sold for notes receivable	$18,609	$11,145
Sales-type lease returns to sales-type lease assets	$12,026	$5,127
Preferred Series B Convertible Preferred Stock issued for acquisitions	$—	$8,100
Issuance of seller subordinated notes	$—	$3,000
Acquisitions financed with Senior Term Loan and line of credit	$—	$25,000
Accrued series B convertible preferred dividends	$1,378	$1,243

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Daseke, Inc. and its subsidiaries (collectively Daseke or the Company) was formed in 2008 and began operations on January 1, 2009. Daseke is engaged in full service open-deck trucking that specializes primarily in flatbed truckload and heavy haul transportation of specialized items throughout the United States and Canada and also into Mexico with trailers. The Company also provides logistical planning services to other customers. The Company is subject to regulation by the Department of Transportation and various state regulatory authorities.

Basis of Presentation

These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United State of America (GAAP) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission and have been consistently applied. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The consolidated balance sheet as of December 31, 2015 has been derived from the audited consolidated financial statements at that date. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2015.

Principles of Consolidation

The consolidated financial statements include the accounts of Daseke and its wholly owned subsidiaries, herein collectively referred to as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company follows the accounting guidance for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The three levels of the fair value framework are as follows:

Level 1 —	Quoted market prices in active markets for identical assets or liabilities.
Level 2 —	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3 —	Unobservable inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A financial asset or liability’s classification within the framework is determined based on the lowest level of input that is significant to the fair value measurement.

The fair value of the Company’s interest rate swaps is determined using cash flow computer models with unobservable inputs, therefore the liability for interest rate swaps is classified within Level 3 of the fair value framework. At September 30, 2016 and December 31, 2015, the fair value liability was $115,006 and $124,083, respectively, and is classified in accrued expenses and other liabilities on the consolidated balance sheets. The tables below are a summary of the changes in the fair value of this liability for the three and nine months ended September 30, 2016 and 2015:

2015
Balance January 1, 2015	$(183,182)
Change in fair value	(55,313)
Balance, September 30, 2015	$(238,495)

2016
Balance January 1, 2016	$(124,083)
Change in fair value	9,077
Balance, September 30, 2016	$(115,006)

Segment Reporting

The Company determines its operating segments based on the information utilized by the chief operating decision maker to allocate resources and assess performance. Based on this information, the Company has determined it has eight operating segments that are aggregated into two reportable segments, Flatbed Solutions, which delivers its services using primarily flatbed transportation equipment to meet the needs of high-volume, time-sensitive shippers, and Specialized Solutions, which delivers transportation and logistics solutions for super heavy haul, high-value customized and over-dimensional loads, many of which require engineering and customized equipment.

Earnings Per Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

For the three and nine months ended September 30, 2016 and 2015, Series B Preferred shares were not included in the computation of diluted earnings per share as their effects were anti-dilutive.

New Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 provides new guidance intended to reduce diversity in practice in how certain cash receipts and payments are classified in the statement of cash flows, including debt prepayment or extinguishment costs, the settlement of

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

contingent liabilities arising from a business combination, proceeds from insurance settlements, and distributions from certain equity method investees. ASU 2016-05 will become effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 31, 2019. Early adoption is permitted. ASU 2016-15 requires application using a retrospective transition method. The Company is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815). ASU 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU 2016-05 will become effective for the Company beginning January 1, 2018. The Company does not expect the adoption of this standard to have a material impact on its consolidated results of operations, financial condition, cash flows, and financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 amends various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between previous GAAP and the amended standard is the recognition of lease assets and lease liabilities of lessees on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this ASU will have on the consolidated financial position and results of operations.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30). ASU 2015-03 amends existing guidance to require the presentation of debt issuance costs in the consolidated balance sheets as a direct deduction from the carrying amount of the associated debt liability instead of a deferred charge. In August 2015, the FASB issued updated guidance with ASU 2015-15 pertaining to the presentation of debt issuance costs related to line-of-credit arrangements. This ASU allows an entity to defer and present debt issuance costs as an asset, subsequently amortizing the deferred debt issuance costs over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company has elected to early adopt this standard effective September 30, 2016, on a retrospective basis. Adoption of this standard represents a change in accounting principle. See Note 2 for further information.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is effective for the Company in 2018. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued update guidance with ASU 2015-14 which defers the effective date of ASU 2014-09 by one year. The guidance in ASU 2014-09 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. In March 2016, the FASB issued an accounting standards update that further clarifies guidance under ASU 2014-09 with respect to principle versus agent considerations in revenue from contracts with customers. . In the second quarter of 2016, the FASB issued two accounting standard updates that provide additional guidance when identifying performance obligations and

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

licenses as well as allowing for certain narrow scope improvements and practical expedients. These accounting standard updates have the same effective date as the original standard. The Company is in the process of evaluating the guidance in this ASU and has not yet determined if the adoption of this guidance will have a material impact on the Company’s consolidated financial statements.

NOTE 2 — CHANGE IN ACCOUNTING PRINCIPLE

Pursuant to the adoption of ASU 2015-03, Interest-Imputation of Interest (Topic 835-30), the Company retrospectively classified deferred financing fees as a reduction of long-term debt, net of current portion in the consolidated balance sheets. Deferred financing fees assets of $4.4 million and $3.6 million were reclassified from assets to long-term debt, net of current portion as of September 30, 2016 and December 31, 2016, respectively.

NOTE 3 — ACQUISITIONS

The Company has grown through acquisitions throughout its history. To date, the primary reason for each acquisition was to add resources and services in geographic areas, customers and markets the Company wants to serve. The fair values of the Series B Convertible Preferred Stock issued as consideration for the acquisitions were derived from the sales of Series B Convertible Preferred Stock at or near the respective dates of such acquisitions, the majority of which were purchased by investors that were unrelated to the Company at the time of the purchase.

As of August 1, 2015, the Company acquired Hornady Truck Lines, Inc. and its subsidiary Hornady Transportation, LLC and B.C. Hornady & Associates, Inc. (collectively, HTL). Total consideration paid was $25.4 million consisting of the issuance of 3,600 shares of Series B Convertible Preferred Stock valued at $5.4 million and cash of $20.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets (in thousands):

HTL
Accounts receivable	$3,073
Other current assets	4,829
Property and equipment	23,815
Goodwill	15,547
Intangible assets	8,800
Deferred tax liabilities	(7,908)
Accounts payable and other liabilities	(22,756)
Total	$25,400

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $0.2 million of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

As of July 1, 2015, the Company acquired Bulldog Hiway Express (BHE). Total consideration paid was $28.1 million consisting of the issuance of 5,400 shares of Series B Convertible Preferred Stock valued at $8.1 million, subordinated notes of $2.0 million, and cash of $18.0 million.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 — ACQUISITIONS (cont.)

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets (in thousands):

BHE
Accounts receivable	$3,252
Other current assets	700
Property and equipment	17,860
Indemnification asset	4,168
Goodwill	14,244
Intangible assets	10,100
Deferred tax liabilities	(7,034)
Accounts payable and other liabilities	(15,190)
Total	$28,100

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $0.4 million of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

As of May 1, 2015, Lone Star Transportation, LLC (LST) acquired Davenport Transport & Rigging, LLC (DTR). Total consideration paid was $8.0 million consisting of the issuance of subordinated notes of $1.0 million and cash of $7.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets (in thousands):

DTR
Property and equipment	$6,348
Goodwill	731
Intangible assets	921
Total	$8,000

The assets acquired were recorded at fair value as of the acquisition date. The acquisition was an asset purchase, therefore the values assigned to the intangible assets and goodwill are deductible for tax purposes. Approximately $0.2 million of transaction expenses were incurred in the acquisition, all of which are deductible for tax purposes.

NOTE 4 — PREPAID AND OTHER CURRENT ASSETS

The components of prepaid expenses and other current assets are as follows as of September 30, 2016 and December 31, 2015 (in thousands).

	2016	2015
Other assets	$4,532	$6,083
Insurance	2,137	2,408
Other prepaids	1,337	1,666
Licensing, permits and tolls	2,393	2,719
Highway and fuel taxes	1,321	978
	$11,720	$13,854

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 — GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price of all acquisitions over the estimated fair value of the net assets acquired. The Company performs an impairment test of goodwill annually in the fourth quarter or when impairment indicators arise. The 2015 impairment test did not result in any impairment losses. There is no goodwill impairment for any periods presented in the Company’s consolidated financial statements. Changes in the carrying amount of goodwill for the year ended December 31, 2015 and nine months ended September 30, 2016 by reportable segment are as follows (in thousands):

	Flatbed	Specialized	Total
Goodwill balance at January 1, 2015	$30,247	$27,842	$58,089
Goodwill related to acquisitions	15,547	14,975	30,522

Goodwill balance at December 31, 2015	45,794	42,817	88,611
Goodwill related to acquisitions	—	—	—

Goodwill balance at September 30, 2016	$45,794	$42,817	$88,611

Intangible assets consisted of the following at September 30, 2016 and December 31, 2015 (in thousands):

	As of September 30, 2016			As of December 31, 2015
	Intangible Assets	Accumulated Amortization	Intangible Assets, net	Intangible Assets	Accumulated Amortization	Intangible Assets, net
Non-competition agreements	$8,350	$(3,568)	$4,782	$8,350	$(2,319)	$6,031
Customer relationships	56,210	(17,980)	38,230	56,210	(14,687)	41,523
Trade names	30,100	—	30,100	30,100	—	30,100
Total intangible assets	$94,660	$(21,548)	$73,112	$94,660	$(17,006)	$77,654

As of September 30, 2016, non-competition agreements and customer relationships had weighted average remaining useful lives of 2.86 and 8.77 years, respectively.

Amortization expense for intangible assets with definite lives was $1.5 million for the three months ended September 30, 2016 and 2015, and $4.5 million and $3.6 million for the nine months ended September 30, 2016 and 2015, respectively. Projected amortization expense for the next five fiscal years ending December 31, 2016, 2017, 2018, 2019 and 2020 will be $6.0 million, $5.8 million, $5.8 million, $5.6 million and $4.8 million, respectively.

NOTE 6 — PROPERTY AND EQUIPMENT

The components of property and equipment are as follows at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Revenue equipment	$407,140	$403,719
Buildings and improvements	43,535	39,847
Furniture and fixtures, office and computer equipment and vehicles	13,094	11,964
	463,769	455,530
Accumulated depreciation	(130,205)	(100,995)
	$333,564	$354,535

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — PROPERTY AND EQUIPMENT (cont.)

Depreciation expense on property and equipment was $15.5 million and $15.6 million for the three months ended September 30, 2016 and 2015, respectively, and $46.0 million and $42.7 million for the nine months ended September 30, 2016 and 2015, respectively.

In August 2016, the carrying value of assets held for sale, consisting primarily of tractors, was reduced by $1.2 million due to a change in the estimated fair value less costs to sell. This adjustment to fair value is included in impairment of revenue property and equipment on the Consolidated Statements of Operations and Comprehensive Income (Loss).

NOTE 7 — SALES-TYPE LEASES

The Company leases revenue equipment to certain of its owner-operators and accounts for these transactions as sales-type leases. These leases have terms of 30 to 72 months and are collateralized by a security interest in the related revenue equipment. A minimum lease receivable is recorded, net of unearned interest income and deferred gain on sale of the equipment. The gain is recognized as payments are collected, rather than in the period the lease is recorded due to the uncertainty of collection.

The components of the net investment in sales-type leases at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Minimum lease receivable	$26,365	$18,156
Deferred gain	(3,549)	(3,171)
Net minimum lease receivable	22,816	14,985
Unearned interest income	(5,554)	(2,025)

Net investment in sales-type leases	17,262	12,960
Current portion	(3,904)	(3,116)
	$13,358	$9,844

The long-term portion of sales-type leases is classified in other long-term assets on the consolidated balance sheets at September 30, 2016 and December 31, 2015.

Gain or loss on disposition of revenue equipment leased to owner-operators is included as a component of purchased freight in the consolidated statements of operations and comprehensive (loss) income. The gain totaled approximately $0.2 million and $0.1 million for the three months ended September 30, 2016 and 2015, respectively, and $0.5 million and $0.3 million for the nine months ended September 30, 2016 and 2015, respectively.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 — ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Brokerage and escorts	$7,294	$6,341
Unvouchered payables	2,345	3,134
Other accrued expenses	2,784	2,600
Owner operator deposits	2,256	1,485
Interest	1,671	1,522
Dividends	1,378	1,277
Fuel	566	320
Fuel taxes	370	323
	$18,664	$17,002

NOTE 9 — LONG-TERM DEBT

Long-term debt consists of the following at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Senior debt

Line of credit	$12,616	$12,555
Senior term loan	130,753	69,048
Equipment term loans and mortgages	116,402	190,527
Real estate term loan	13,950	—
Capital leases	14,613	28,555
	288,334	300,685
Less current portion	(52,225)	(66,800)
Long-term portion	236,109	233,885

Subordinated debt

Main Street Capital Corporation	21,523	21,118
Prudential Capital Partners	21,358	20,963
LST Seller notes	23,000	23,000
BHE Sellers notes	2,000	2,000
Total subordinated debt	67,881	67,081

Less unamortized debt issuance costs	(4,428)	(3,575)
Total long-term debt	$299,562	$297,391
Line of Credit and Senior Term Loan

The Company has credit agreements with a consortium of lenders, led by PNC Business Credit (PNC). The credit agreements include a revolving line of credit and a term loan (Senior Term Loan). In August 2016, the credit agreement was amended, increasing the borrowing capacity to an aggregate $212.1 million from $150.0 million, consisting of a $75.0 million revolving line of credit and a $137.1 million Senior Term Loan. In conjunction with the amendment, the Company refinanced $73.0 million of equipment notes with various lenders under the PNC credit agreement.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 — LONG-TERM DEBT (cont.)

The maturity date for the credit facility remains at October 2, 2019. The line of credit is subject to a borrowing base equal to 85% of the Company’s eligible accounts receivable, 80% of the Company’s eligible unbilled accounts receivable and 50% of parts supplies.

As of September 30, 2016, borrowings on the line of credit bear interest at either (a) the Libor Rate (as defined in the credit agreement), plus a margin of 3.25%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 2.25%. The revolving credit facility also provides for the issuance of up to $10 million in letters of credit. As of September 30, 2016, the Company had outstanding letters of credit subject to the credit agreement totaling $5.1 million. Total availability under the revolving line of credit was $39.9 million as of September 30, 2016. At September 30, 2016, the average interest rate on the line of credit was 4.3%.

As of September 30, 2016, the Senior Term Loan is due in monthly installments of $1,690,154, plus applicable interest at either (a) the Libor Rate (as defined in the credit agreement), plus a margin 4.00%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 3.00%. At September 30, 2016, the average interest rate on the term loan was 4.3%.

Margins on the line of credit and Senior Term Loan are adjusted, if necessary to the applicable rates set forth in the following table corresponding to the fixed charge coverage ratio for the trailing twelve month period on the last day of the most recently completed fiscal quarter.

	Base Rate Margins		LIBOR Rate Margins
Fixed Charge Coverage Ratio	Line of Credit	Senior Term Loan	Line of Credit	Senior Term Loan
Less than 1.25 to 1.00	2.25%	3.00%	3.25%	4.00%
Greater than or equal to 1.25 to 1.00, but less than 1.50 to 1.00	1.75%	2.50%	2.75%	3.50%
Greater than or equal to 1.50 to 1.00, but less than 1.75	1.25%	2.00%	2.25%	3.00%
Greater than or equal to 1.75 to 1.00	0.75%	1.50%	1.75%	2.50%

The Senior Term Loan agreement also contains a subjective acceleration clause, which permits the lender to demand payment in the event of a material adverse change. Only the scheduled principal payments are being presented in the current portion of long-term obligations as management believes the likelihood of the subjective acceleration clause being exercised is remote.

The credit agreement is collateralized by all assets of the Company, except those assets collateralizing equipment and certain real estate lenders debt, and contains certain financial covenants, including a minimum fixed charge coverage ratio, a senior secured debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) ratio and a funded debt to consolidated EBITDA ratio. Additionally, the credit agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements. As of September 30, 2016 and December 31, 2015, the Company was in compliance with all covenants contained in the credit agreement.

The credit agreement contains a required principal payment based on excess cash flow (as defined) beginning in fiscal 2016 and due fifteen (15) days following the delivery of the audited financial statements to PNC, but not later than May 15, 2017.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 — LONG-TERM DEBT (cont.)

Equipment Term Loans and Mortgages

The Company has term loans with twenty-six (26) lenders collateralized by equipment. The equipment loans bear interest at rates ranging from 1.8% to 6.9%, require monthly payments of principal and interest and mature at various dates through December 2023.

The Company has a construction loan with a balance of $8.8 million incurred to finance the construction of a new headquarters and terminal in Arlington, Washington. The construction loan is collateralized by such property and buildings. The initial principal amount on February 19, 2015 of $7.8 million was increased on April 26, 2016 to $8.8 million. The construction loan bears interest at 3.25% payable monthly, with principal payments of $30,036 due beginning October 29, 2016 through the maturity date of February 19, 2020. The Company has the option to extend the maturity date to February 19, 2022.

The Company has a bank mortgage loan with a balance of $2.7 million incurred to finance the construction of the headquarters and terminal in Redmond, Oregon. The mortgage loan is collateralized by such property and buildings. The mortgage is payable in monthly installments of $15,776, including interest at 3.7% through November 2017.

The interest rate and monthly payments will be adjusted on November 1, 2017 and 2020 to a rate of 2.5%, plus the three-year advance rate published by the Federal Home Loan Bank of Seattle in effect 45 days prior to November 2017 and 2020, but not less than 3.7%. The bank mortgage loan matures November 1, 2023.

Real Estate Term Loan

In April 2016, the Company refinanced $14.2 million of its Line of Credit with bank debt (Real Estate Term Loan) utilizing nine wholly-owned real estate assets which previously served as collateral on the Senior Term Loan. The Real Estate Term Loan is subordinate to the PNC credit agreement and Equipment Term Loans and is due in monthly installments of $59,109 (based on twenty year amortization schedule), plus applicable interest at either (a) the Libor Rate (as defined in the loan agreement), plus a margin of 2.75%, or (b) the Default Rate (as defined in the loan agreement). The Real Estate Term Loan matures in April 2021 at which time the outstanding balance will be due in a balloon payment. The Company incurred debt issuance costs of $0.4 million, which are being amortized to interest expense over five years using the straight line method.

Capital Leases

The Company leases certain equipment under long-term capital lease agreements that expire on various dates through October 2021. As of September 30, 2016 and December 31, 2015, the book value of the property and equipment recorded under capital leases was $26.5 million and $32.6 million, net of accumulated depreciation of $17.0 million and $13.1 million, respectively. Depreciation expense related to leased equipment was $1.8 million and $1.3 million for the three months ended September 30, 2016 and 2015, respectively, and $5.3 million and $2.5 million for the nine months ended September 30, 2016 and 2015, respectively.

Main Street Capital Corporation

In 2013, Main Street Capital Corporation (Main Street) loaned the Company $20.0 million under a senior subordinated secured term loan (Main Street Loan). The Main Street Loan is subordinate to the PNC credit agreement and Equipment Term Loans. Interest payments are due monthly through maturity on July 31, 2018 at the rate of 12% per annum. Paid-in kind (PIK) interest, at a rate of 2.5% per annum, may be paid monthly or accrued and added to the principal balance quarterly,

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 — LONG-TERM DEBT (cont.)

at the option of the Company. For the nine months ended September 30, 2016 and year ended December 31, 2015, $0.4 million and $0.5 million of accrued PIK interest was added to the principal balance of the loan and accrued PIK interest of $0.1 million was in accrued expenses.

Prudential Capital Partners

In 2013, the Company issued senior secured subordinated promissory notes in the initial aggregate principal amount of $20.0 million (PCP Subordinated Notes) to Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management fund IV, L.P. (PCP Investors) pursuant to the Securities Purchase Agreement, dated as of November 12, 2013, by and among the Company, certain of its subsidiaries and the PCP Investors. The PCP Subordinated Notes are subordinate to the PNC credit agreement and Equipment Term Loans. Interest payments are due monthly through maturity on July 31, 2018 at the rate of 12% per annum. PIK interest, at a rate of 2.5% per annum, may be paid monthly or accrued and added to the principal balance quarterly, at the option of the Company. For the nine months ended September 30, 2016 and year ended December 31, 2015, $0.4 million and $0.5 million accrued PIK interest was added to the principal balance of the loan and $0.1 million accrued PIK interest was in accrued expenses.

The Main Street Loan and PCP Subordinated Notes (Subordinated Debt) are collateralized by all assets of the Company, except those assets collateralizing equipment lenders debt, and contain certain financial covenants, including a minimum fixed charge coverage ratio, a senior secured debt to consolidated EBITDA ratio and a funded debt to consolidated EBITDA ratio. Additionally, the loans contain negative covenants limiting, among other things, additional indebtedness, capital expenditures, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements. As of September 30, 2016 and December 31, 2015, the Company was in compliance with all covenants contained in the Subordinated Debt agreements. The Subordinated Debt is subject to a make-whole payment of 5.0% of the prepayment amount if such prepayment is made before the third anniversary of the agreements.

LST Seller

As part of the consideration paid to the seller of LST (LST Seller), Daseke Lone Star, Inc. issued $22,000,000 of subordinated notes (LST Subordinated Notes). The LST Subordinated Notes bear interest at 10% payable monthly and mature on October 2, 2019, subject to certain acceleration events as defined in the note agreement. The LST Subordinated Notes are subordinate to the PNC Credit Agreement, Main Street Loan and PCP Subordinated Notes.

DTR Sellers

As part of the consideration paid to the sellers of DTR (DTR Sellers), LST issued $1,000,000 of subordinated notes (DTR Subordinated Notes). The DTR Subordinated Notes bear interest at 5% payable monthly and mature on May 1, 2020, subject to certain acceleration events as defined in the note agreement. The DTR Subordinated Notes are subordinate to the PNC Credit Agreement, Main Street Loan and PCP Subordinated Notes.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 — LONG-TERM DEBT (cont.)

BHE Sellers

As part of the consideration paid to the sellers of BHE (BHE Sellers), the Company issued $2,000,000 of subordinated notes (BHE Subordinated Notes). The BHE Subordinated Notes bear interest at 7% payable monthly and mature on June 30, 2018, subject to certain acceleration events as defined in the note agreement. The BHE Subordinated Notes are subordinate to the PNC Credit Agreement, Main Street Loan and PCP Subordinated Notes.

NOTE 10 — INCOME TAXES

The Company’s statutory federal tax rate is 35%. State tax rates vary among states and range from approximately 1% to 6%, although some state rates are higher and a small number of states do not impose an income tax. The effective tax rates for the three months ended September 30, 2016 and 2015 were (119.0%) and 49.6%, respectively, and (69.1%) and 46.5% for the nine months ended September 30, 2016 and 2015, respectively. The difference between the Company’s effective tax rate and the federal statutory rate primarily results from state income taxes and nondeductible expenses, including the effect of the per diem pay structure for drivers.

NOTE 11 — STOCKHOLDERS’ EQUITY

In February 2015 the Company sold 700 shares of Series B Convertible Preferred Stock (Series B Preferred) for cash of $875,000. On July 1, 2015 the Company issued 5,400 shares of Series B Preferred to the BHE Sellers valued at $8.1 million and on August 1, 2015 the Company issued 3,600 shares of Series B Preferred to the HTL Seller valued at $5.4 million.

The Board declared quarterly dividends on the Series B Preferred of $18.75 per share on each of the following dates: February 18, 2016 paid on April 8, 2016, April 14, 2016 paid on July 8, 2016 and July 21, 2016 paid on October 7, 2016. As of September 30, 2016 and December 31, 2015 accrued dividends of $1,378,125 and $1,276,875, respectively, are in accrued expenses and other liabilities.

NOTE 12 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

On January 1, 2015, the Company established the Daseke, Inc. 401(k) Retirement Plan (Retirement Plan) and merged six separate plans into the newly established plan. The Retirement Plan is a defined contribution plan and intended to qualify under ERISA provisions of 401(k). Under the safe harbor matching requirements, the Company had expenses of $0.5 million and $0.3 million for the three months ended September 30, 2016 and 2015, respectively, and $1.7 million and $1.0 million for the nine months ended September 30, 2016 and 2015, respectively. The Company sponsored defined contribution profit-sharing plans, including 401(k) provisions for substantially all employees of the subsidiaries whose plans were not required to merge into the Retirement Plan until January 1, 2016. During 2015, the Company provided matching contributions on some of these plans. Total contribution expenses under these plans were approximately $30,000 and $90,000 for the three and nine months ended September 30, 2015, respectively.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12 — EMPLOYEE BENEFIT PLANS (cont.)

Defined Benefit Plan

As part of the BHE acquisition, the Company’s defined benefit obligation (Pension Plan) is indemnified by the sellers of BHE. Employer contributions to the pension plan will be funded by an escrow established on the date of acquisition. In the event funding requirements exceed amounts deposited in escrow, contributions to the Pension Plan will be funded by the Company with corresponding reductions to the Company’s subordinated note payable to BHE sellers. Any additional required contributions to the Pension Plan in excess of both the escrow reserves and the Company’s subordinated note payable will be funded by the Company with a corresponding redemption of BHE’s Series B Preferred stock. The Company recognized an indemnity asset of $4.2 million in connection with the acquisition of BHE. As of September 30, 2016, the Company’s indemnity asset was $4.5 million and is recorded in other long-term assets.

In September 2015, BHE’s board of directors approved the termination of the Pension Plan, effective September 1, 2015. All future benefits were eliminated. The Company will offer transition benefit options to participants and is currently evaluating its benefit options and cost.

No net periodic benefit cost was recognized for the three and nine months ended September 30, 2016.

NOTE 13 — INTEREST RATE SWAPS

The Company uses interest rate swaps to manage risks related to interest rate movements. These interest rate swaps are reported at fair value on the consolidated balance sheets in Accrued Expenses and Other Liabilities.

The Company entered into an interest rate swap agreement in 2013, which qualifies for hedge accounting and accordingly has been designated as a cash flow hedge. For this interest rate swap, the change in fair value on the effective portion of the hedge is recognized as a component of other comprehensive income. At September 30, 2016 and December 31, 2015, the fair value of this interest rate swap was a liability of $115,006 and $114,309, respectively. During the three months ended September 30, 2016 and 2015, the change in fair value of this interest rate swap was an unrealized gain of approximately $60,000 and loss of approximately $48,000, respectively. During the nine months ended September 30, 2016 and 2015, the change in fair value of this interest rate swap was an unrealized loss of approximately $1,000 and $74,000, respectively.

The terms of the interest rate swap designated as a cash flow hedge at September 30, 2016 is as follows:

Effective Date	Notional Amount	Termination Date	Interest Rate Received(1)	Interest Rate Paid
11/12/2013	$12,750,000	4/30/2018	0.00%	3.63%

____________

(1)      One month LIBOR (0.50% at September 30, 2016) plus the rate in table.

The Company had one interest rate swap that did not qualify for hedge accounting and accordingly was not designated as a cash flow hedge. For this interest rate swap, the change in fair value of the hedge was recognized as a component of interest expense. In conjunction with the August 2016 refinance of equipment notes discussed in Note 9, this interest rate swap was terminated. At December 31, 2015, the fair value of this interest rate swap was approximately $10,000.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 13 — INTEREST RATE SWAPS (cont.)

The terms of the interest rate swap not designated as a cash flow hedge at December 31, 2015, that has been terminated during 2015 was as follows:

Effective Date	Notional Amount	Original Termination Date	Interest Rate Received(1)	Interest Rate Paid
10/20/2011	$1,064,177	10/15/2018	2.00%	3.55%

____________

(1)      One month LIBOR (0.50% at December 31, 2015) plus the rate in table.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain office building facilities, terminal locations and revenue equipment under non-cancelable operating leases. Building and terminal rent expense under operating leases was $0.7 million and $0.6 million for the three months ended September 30, 2016 and 2015, respectively, and $2.0 million and $1.6 million for the nine months ended September 30, 2016 and 2015, respectively. Tractor, trailer and other revenue equipment rent expense under operating leases was $3.5 million and $2.2 million for the three months ended September 30, 2016 and 2015, respectively, and $9.2 million and $6.3 million for the nine months ended September 30, 2016 and 2015, respectively.

Letters of Credit

The Company had outstanding letters of credit at September 30, 2016 totaling approximately $7.3 million, including those disclosed in Note 9. These letters of credit cover liability insurance claims.

NOTE 14 — COMMITMENTS AND CONTINGENCIES (cont.)

Contingencies

The Company is involved in certain claims and pending litigation arising in the normal course of business. These proceedings primarily involve claims for personal injury or property damage incurred in the transportation of freight or for personnel matters. The Company maintains liability insurance to cover liabilities arising from these matters but is responsible to pay deductibles on such matters up to a certain threshold before the insurance is applied.

NOTE 15 — REPORTABLE SEGMENTS

The Company evaluates the performance of the segments primarily based on their respective revenues and operating income. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed a corporate segment, which is not an operating segment and includes acquisition transaction expenses, corporate salaries, interest expense and other corporate administrative expenses and intersegment eliminations.

The Company’s operating segments also provide transportation and related services for one another. Such services are generally billed at cost, and no profit is earned. Such intersegment revenues and expenses are eliminated in the Company’s consolidated results. Intersegment revenues and expenses for the Flatbed Solutions segment totaled $0.8 million and $0.4 million for the three months ended September 30, 2016 and 2015, respectively, and $1.5 million and $1.4 million for the nine months ended September 30, 2016 and 2015, respectively. Intersegment revenues and expenses totaled for the Specialized Solutions segment $0.5 million and $0.7 million for the three months ended September 30, 2016 and 2015, respectively, and $2.0 million and $1.4 million for the nine months ended September 30, 2016 and 2015, respectively.

DASEKE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 15 — REPORTABLE SEGMENTS (cont.)

The following tables reflects certain financial data of the Company’s reportable segments for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Flatbed Solutions Segment	Specialized Solutions Segment	Corporate/Eliminations	Consolidated Totals
Three Months Ended September 30, 2016
Total revenue	$78,975	$96,534	$(1,361)	$174,148
Operating income (loss)	3,794	5,739	(3,451)	6,082
Depreciation	7,161	8,303	40	15,504
Amortization of intangible assets	489	1,005	—	1,494
Income (loss) before income tax	1,708	3,917	(6,199)	(574)
Total assets	295,286	304,623	8,946	608,855
Capital expenditures	9,036	3,011	19	12,066

Three Months Ended September 30, 2015
Total revenue	$80,900	$111,461	$(1,087)	$191,274
Operating income (loss)	5,937	12,035	(4,718)	13,254
Depreciation	7,525	8,092	36	15,653
Amortization of intangible assets	434	1,038	—	1,472
Income (loss) before income tax	4,716	10,585	(7,410)	7,891
Total assets	307,301	330,015	6,280	643,596
Capital expenditures	10,713	8,122	301	19,136

	Flatbed Solutions Segment	Specialized Solutions Segment	Corporate/Eliminations	Consolidated Totals
Nine Months Ended September 30, 2016
Total revenue	$237,169	$267,651	$(3,434)	$501,386
Operating income (loss)	14,041	14,689	(12,394)	16,336
Depreciation	21,219	24,637	117	45,973
Amortization of intangible assets	1,468	3,074	—	4,542
Income (loss) before income tax	9,517	9,907	(20,303)	(879)
Capital expenditures	16,788	20,923	155	37,866

Nine Months Ended September 30, 2015
Total revenue	$229,420	$275,237	$(2,732)	$501,925
Operating income (loss)	16,391	19,587	(9,220)	26,758
Depreciation	21,393	21,191	79	42,663
Amortization of intangible assets	1,080	2,556	—	3,636
Income (loss) before income tax	12,834	15,427	(16,168)	12,093
Capital expenditures	27,095	36,136	568	63,799

NOTE 16 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 22, 2016, the date the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Daseke, Inc.

We have audited the accompanying consolidated balance sheets of Daseke, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Daseke, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the 2014 consolidated financial statements have been restated to correct an error.

/s/ GRANT THORNTON LLP

Dallas, Texas

December 22, 2016

DASEKE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014 (Restated)
ASSETS
Current assets:
Cash	$4,886,179	$2,406,023
Accounts receivable, net	63,448,874	64,288,545
Drivers’ advances and other receivables	2,462,766	3,133,124
Current portion of net investment in sales-type leases	3,116,298	1,434,981
Parts supplies	1,835,627	2,629,137
State tax receivables	688,418	676,039
Prepaid and other current assets	13,853,443	8,207,450
Total current assets	90,291,605	82,775,299

Property and equipment, net	354,534,762	303,515,021
Intangible assets, net	77,654,053	62,999,220
Goodwill	88,611,206	58,089,454
Deferred financing fees	3,574,539	3,423,608
Other long-term assets	16,515,187	2,542,819
Total assets	$631,181,352	$513,345,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding in excess of bank balances	$880,813	$3,535,428
Accounts payable	6,106,936	6,642,334
Accrued expenses and other liabilities	16,376,474	13,661,317
Accrued payroll, benefits and related taxes	8,473,288	6,126,459
Accrued insurance and claims	11,029,999	9,004,342
Current portion of long-term debt	66,800,752	50,253,979
Total current liabilities	109,668,262	89,223,859

Line of credit	12,555,030	8,993,973
Long-term debt, net of current portion	221,329,870	170,635,731
Deferred tax liabilities	92,298,724	70,348,541
Other long-term liabilities	8,198,429	1,290,330
Subordinated debt	67,081,141	63,038,239
Related party debt	—	2,700,000
Total liabilities	511,131,456	406,230,673
Commitments and contingencies

Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 75,000 shares authorized; 64,500 and 54,800 shares issued and outstanding	645	548
Common stock (par value $0.01 per share); 300,000 shares authorized, 145,495 shares issued and outstanding	1,454	1,454
Additional paid-in-capital	117,807,178	103,432,275
Retained earnings	2,354,929	3,828,201
Accumulated other comprehensive loss	(114,310)	(147,730)
Total stockholders’ equity	120,049,896	107,114,748
Total liabilities and stockholders’ equity	$631,181,352	$513,345,421

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2015	2014 (Restated)
Revenues:
Freight	$506,582,075	$375,009,430
Brokerage	108,899,835	82,594,290
Fuel surcharge	63,362,938	85,107,102
Total revenue	678,844,848	542,710,822

Operating expenses:
Salaries, wages and employee benefits	178,703,003	132,205,172
Fuel	70,296,195	88,031,350
Operations and maintenance	98,734,492	59,274,279
Communications	2,033,594	1,674,339
Purchased freight	181,984,657	150,653,533
Administrative expenses	21,710,673	14,577,268
Sales and marketing	2,910,846	2,436,279
Taxes and licenses	9,228,498	7,303,999
Insurance and claims	19,654,502	15,446,496
Acquisition-related transaction expenses	1,191,502	943,556
Depreciation and amortization	63,573,274	48,574,672
(Gain) loss on disposition of revenue property and equipment	(2,184,246)	933,630
Impairment of intermodal equipment	—	1,837,919
Total operating expenses	647,836,990	523,892,492
Income from operations	31,007,858	18,818,330

Other (income) expense:
Interest income	(68,674)	(73,443)
Interest expense	20,601,852	15,978,380
Other	(251,542)	(170,310)
Total other expense	20,281,636	15,734,627

Income before provision for income taxes	10,726,222	3,083,703
Provision for income taxes	7,463,244	1,784,114
Net income	3,262,978	1,299,589

Other comprehensive income:
Unrealized gain on interest rate swaps	33,420	46,459
Comprehensive income	$3,296,398	$1,346,048

Net income	$3,262,978	$1,299,589
Less dividends to preferred stockholders	4,736,250	1,027,500
Net income (loss) available to common stockholders	$(1,473,272)	$272,089

Net income (loss) per common share:
Basic	$(10.13)	$2.02
Diluted	$(10.13)	$1.94
Weighted-average common shares outstanding:
Basic	145,495	134,581
Diluted	145,495	140,280
Dividends declared per preferred share	$18.75	$18.75

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2015 and 2014

	Series B Convertible Preferred Stock		Common Stock		Additional		Accumulated Other
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Retained Earnings	Comprehensive Income (Loss)	Total
Balance at January 1, 2014, as previously reported	—	$—	126,250	$1,262	$30,008,515	$4,808,340	$(194,189)	$34,623,928
Cumulative restatement adjustments	—	—	—	—	—	(1,252,228)	—	(1,252,228)
Balance at January 1, 2014 (Restated)	—	—	126,250	1,262	30,008,515	3,556,112	(194,189)	33,371,700
Issuance of common stock	—	—	10,000	100	3,999,900	—	—	4,000,000
Issuance of Series B Convertible Preferred Stock	54,800	548	—	—	68,499,452	—	—	68,500,000
Exercise of warrants	—	—	9,245	92	924,408	—	—	924,500
Unrealized gain on interest rate swaps	—	—	—	—	—	—	46,459	46,459
Series B Convertible Preferred Stock dividend	—	—	—	—	—	(1,027,500)	—	(1,027,500)
Net income (Restated)	—	—	—	—	—	1,299,589	—	1,299,589
Balance at December 31, 2014 (Restated)	54,800	548	145,495	1,454	103,432,275	3,828,201	(147,730)	107,114,748
Issuance of Series B convertible preferred stock	9,700	97	—	—	14,374,903	—	—	14,375,000
Unrealized gain on interest rate swaps	—	—	—	—	—	—	33,420	33,420
Series B Convertible Preferred Stock dividend	—	—	—	—	—	(4,736,250)	—	(4,736,250)
Net income	—	—	—	—	—	3,262,978	—	3,262,978
Balance at December 31, 2015	64,500	$645	145,495	$1,454	$117,807,178	$2,354,929	$(114,310)	$120,049,896

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014 (Restated)
Cash flows from operating activities
Net income	$3,262,978	$1,299,589
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	58,407,107	45,117,904
Amortization of intangible assets	5,166,167	3,456,768
Amortization of deferred financing fees	1,456,480	1,095,836
Deferred taxes	7,007,522	1,619,667
Bad debt expense	328,477	152,308
Non-cash interest expense	1,049,492	1,290,033
(Gain) loss on disposition of property and equipment	(2,184,246)	933,630
Deferred compensation	—	297,951
Gain recognized on sales-type leases	(467,429)	(784,617)
Impairment of intermodal equipment	—	1,837,919
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	6,836,532	(1,740,236)
Drivers’ advances and other receivables	726,878	(1,838,174)
Payments received on sales-type leases	2,190,635	1,747,093
Other current assets	(1,757,266)	(444,869)
Accounts payable	(2,483,936)	(5,605,657)
Accrued expenses and other liabilities	8,200,061	(12,569)
Net cash provided by operating activities	87,739,452	48,422,576

Cash flows from investing activities
Purchase of property and equipment	(6,430,866)	(6,570,919)
Proceeds from sale of property and equipment	2,214,826	3,708,451
Cash paid in acquisitions, net of cash acquired	63,547	(28,129,659)
Net cash used in investing activities	(4,152,493)	(30,992,127)

Cash flows from financing activities:
Checks outstanding in excess of bank balances	(2,654,615)	3,535,428
Advances on line of credit	671,069,937	507,436,998
Repayments on line of credit	(682,515,695)	(528,642,813)
Principal payments on long-term debt	(59,087,144)	(45,881,451)
Proceeds from long-term debt	—	6,245,839
Payments on related party debt	(2,700,000)	(1,000)
Payments on subordinated debt	—	(5,268,658)
Payment of deferred financing fees	(1,607,411)	(1,341,747)
Redemption of Series A preferred stock	—	(3,500,000)
Issuance of Series B Convertible Preferred Stock	875,000	45,500,000
Issuance of common stock	—	4,924,500
Series B convertible preferred stock dividends	(4,486,875)	—
Net cash used in financing activities	(81,106,803)	(16,992,904)

Net increase in cash	2,480,156	437,545
Cash – beginning of year	2,406,023	1,968,478
Cash – end of year	$4,886,179	$2,406,023

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	Years Ended December 31,
	2015	2014 (Restated)
Supplemental disclosure of cash flow information
Cash paid for interest	$16,582,878	$12,447,156
Cash paid for Series A preferred stock dividends	$—	$263,472
Cash paid for income taxes	$892,258	$983,809

Noncash investing and financing activities
Property and equipment acquired with debt or capital lease obligations	$62,753,221	$67,815,664
Property and equipment sold for notes receivable	$236,514	$2,479,037
Property and equipment transferred to sales-type lease	$8,231,887	$—
Sales-type lease returns to property and equipment	$807,249	$2,077,756
Sales-type lease assets acquired with debt or capital lease obligations	$3,186,490	$1,046,423
Sales-type lease assets sold for notes receivable	$15,437,386	$1,702,955
Sales-type lease returns to sales-type lease assets	$8,281,837	$497,215
Transfer between Senior Term Loan and line of credit	$9,993,186	$—
Preferred Series B Convertible Preferred Stock issued for acquisitions	$13,500,000	$23,000,000
Issuance of seller subordinated notes	$3,000,000	$22,000,000
Acquisitions financed with Senior Term Loan and line of credit	$48,000,000	$—
Accrued Series B Convertible Preferred Stock dividends	$1,276,875	$1,027,500

The accompanying notes are an integral part of the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Daseke, Inc. and its subsidiaries (collectively Daseke or the Company) was formed in 2008 and began operations on January 1, 2009. Daseke is engaged in full service open-deck trucking that specializes primarily in flatbed truckload and heavy haul transportation of specialized items throughout the United States and Canada and also into Mexico with trailers. The Company also provides logistical planning services to other customers. The Company is subject to regulation by the Department of Transportation and various state regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of Daseke, Smokey Point Distributing, Inc., SPD Trucking, LLC (collectively SPD), E.W. Wylie Corporation (Wylie), J. Grady Randolph, Inc. (JGR), Central Oregon Truck Company, Inc. (COTC), Boyd Bros. Transportation, Inc. (Boyd), Boyd Logistics, LLC (Logistics), Daseke Lone Star, Inc. (DLS), and in 2015 Hornady Truck Lines, Inc. (HTL) and Bulldog Hiway Express (BHE), and each respective company’s wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company grants credit to its customers for substantially all of its sales. Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts. The Company establishes an allowance for doubtful accounts based on a periodic review of its outstanding receivables and consideration of historical experience. Accounts receivable are written off when deemed uncollectible and recoveries of trade accounts receivable previously written off are recorded as income when received. Accounts receivable are unsecured and the Company does not charge interest on outstanding receivables.

The roll forward of the allowance for doubtful accounts is as follows:

	Year Ended December 31,
	2015	2014
Beginning balance	$123,985	$67,597
Provision, charged to expense	328,477	152,308
Write-off, less recoveries	(370,855)	(95,920)
Ending balance	$81,607	$123,985

Cash and Cash Equivalents

Cash equivalents are defined as short-term investments that have an original maturity of three months or less at the date of purchase and are readily convertible into cash. The Company maintains cash in several banks and, at times, the balances may exceed federally insured limits. The Company does not believe it is exposed to any material credit risk on cash. There were no cash equivalents at December 31, 2015 and 2014.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales-Type Leases

The Company leases revenue equipment to certain of its owner-operators and accounts for these transactions as sales-type leases. These leases have terms of 30 to 72 months and are collateralized by a security interest in the related revenue equipment. A minimum lease receivable is recorded, net of unearned interest income and deferred gain on sale of the equipment. The gain is recognized as payments are collected, rather than in the period the lease is recorded due to the uncertainty of collection.

Parts Supplies

Parts supplies consists of parts, replacement tires, and miscellaneous supplies and are valued at the lower of cost or market with cost determined principally on the first-in, first out method. Tires on new revenue equipment are capitalized as a component of the related equipment cost when the tractor or trailer is placed in service.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, and are depreciated to estimated salvage value using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and building improvements	10 – 40 years
Leasehold improvements	5 – 20 years
Revenue equipment – tractors, trailers and accessories	5 – 15 years
Vehicles	5 – 7 years
Furniture and fixtures	5 – 7 years
Office and computer equipment	3 – 5 years

The Company periodically evaluates the carrying value of long-lived assets for recoverability. The carrying value of a long-lived asset is considered impaired if its future undiscounted cash flows is less than its carrying value.

In 2014, the Company concluded that it had a triggering event requiring assessment of impairment of long-lived assets in its Flatbed Solutions segment’s intermodal business due to a decline in the use of certain specialized equipment which could not be utilized elsewhere in the business. As a result, the Company reviewed its intermodal long-lived assets for impairment and determined a $1.8 million charge was necessary to reduce the carrying value to the price expected to be received upon sale of the assets to a third party.

There were no triggering events that would indicate impairment of long-lived assets during 2015.

Goodwill and Intangible Assets

Goodwill and other intangible assets result from business acquisitions. The Company accounts for business acquisitions by assigning the purchase price to tangible and intangible assets and liabilities. Assets acquired and liabilities assumed are recorded at their fair values and the excess of the purchase price over amounts assigned is recorded as goodwill.

Goodwill is tested for impairment at least annually by applying a fair value based analysis in accordance with the authoritative accounting guidance on goodwill, which involves a two-step process at the reporting unit level, or operating segment for the Company. The first step of the two-step quantitative impairment test involves comparing the estimated fair values of the Company’s reporting units with the reporting units’ carrying amounts, including goodwill.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company estimates the fair value of the reporting unit using discounted expected future cash flows. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. Prior to performing the two-step impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment in order to determine whether a detailed quantitative analysis is required. The Company performed qualitative assessments on two of its reporting units and quantitative assessments on all other reporting units. The Company’s annual assessment is conducted as of November 1 of each year. No other indicators requiring assessment were identified during the period from these assessments through year-end. There was no goodwill impairment identified for the years ended December 31, 2015 and 2014.

Other intangible assets recorded consist of indefinite lived trade names and definite lived non-competition agreements and customer relationships. These intangible assets are stated at estimated fair value at the time of acquisition less accumulated amortization. Amortization is recorded using the straight-line method over the following estimated useful lives:

Customer relationships	11 – 15 years
Non-competition agreements	2 – 5 years

The Company evaluates its definite lived intangible assets for impairment when current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. Indefinite-lived intangible assets are tested for impairment annually applying a fair value based analysis in accordance with the authoritative accounting guidance for such assets. No indicators of impairment were identified for the years ended December 31, 2015 and 2014.

Revenue and Expense Recognition

The Company recognizes revenue and related costs when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. With respect to freight, brokerage and fuel surcharge revenue, these conditions are met, and the Company recognizes such revenue, upon delivery of a load.

The Company recognizes brokerage revenue on a gross basis, as opposed to a net basis, because it bears the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process, and (4) taking the risk of loss for collection, delivery and returns. Accordingly, all such revenue billed to customers is classified as brokerage revenue, and all corresponding payments to carriers for transportation services the Company arranges in connection with brokerage and intermodal activities and to independent contractor providers of revenue equipment are classified as purchased freight.

Advertising

Advertising costs are expensed as incurred and were insignificant for the years ended December 31, 2015 and 2014.

Sales Taxes

Taxes collected from customers and remitted to governmental authorities are presented in revenues in the consolidated statements of operations and comprehensive income on a net basis.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statement and tax basis of assets and liabilities at the applicable enacted tax rates.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense within the statements of operations and comprehensive income. The Company had no uncertain tax positions as of December 31, 2015 and 2014. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2012. The Company is no longer subject to state income tax examinations by tax authorities for years before 2011.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and accounts receivable. One customer represented approximately 13% of trade accounts receivable as of December 31, 2015. Two customers represented approximately 12% and 14% of trade accounts receivable as of December 31, 2014. One customer in the Company’s Specialized Solutions reporting segment represented approximately 12% of total revenue for the year ended December 31, 2014. No customer represented 10% or more of total revenue for the year ended December 31, 2015.

Deferred Financing Fees

In conjunction with obtaining long-term debt, the Company incurred financing costs which are being amortized using the straight line method, which approximates the effective interest rate method, over the terms of the obligations. As of December 31, 2015 and 2014, the balance of deferred finance charges was $3,574,539 and $3,423,608, respectively. Amortization expense for the years ended December 31, 2015 and 2014 totaled $1,456,480 and $1,095,836, respectively, which is included in interest expense.

Fair Value Measurements

The Company follows the accounting guidance for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The three levels of the fair value framework are as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.

Level 2 — Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A financial asset or liability’s classification within the framework is determined based on the lowest level of input that is significant to the fair value measurement.

The fair value of the Company’s interest rate swaps is determined using cash flow computer models with unobservable inputs, therefore the liability for interest rate swaps is classified within Level 3 of the fair value framework. At December 31, 2015 and 2014, the fair value liability was $124,083 and $183,182, respectively, and is classified in accrued expenses and other liabilities on the consolidated balance sheets. The table below is a summary of the changes in the fair value of this liability for the years ended December 31, 2015 and 2014:

	2015	2014
Balance, beginning of year	$(183,182)	$(453,419)
Change in fair value	59,099	270,237
Balance, end of year	$(124,083)	$(183,182)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, interest rate swaps, the line of credit and long-term debt. The carrying value of these financial instruments approximates fair value based on the liquidity of these financial instruments, their short-term nature or variable interest rates.

Accrued Insurance and Claims

The Company uses a combination of purchased insurance and self-insurance programs to provide for the cost of vehicle liability, cargo loss, damage, and workers’ compensation claims and employee medical benefits. Self-insurance accruals relate primarily to vehicle liability, cargo damage, workers’ compensation and employee medical claims.

The measurement and classification of self-insured costs requires the consideration of historical cost experience, demographic and severity factors, and judgments about the current and expected levels of cost per claim and retention levels. These methods provide estimates of the liability associated with claims incurred as of the balance sheet date, including claims not reported. The Company believes these methods are appropriate for measuring these highly judgmental self-insurance accruals. However, the use of any estimation method is sensitive to the assumptions and factors described above, based on the magnitude of claims and the length of time from the date the claim is incurred to ultimate settlement. Accordingly, changes in these assumptions and factors can materially affect actual costs paid to settle the claims and those amounts may be different than estimates.

Segment Reporting

The Company determines its operating segments based on the information utilized by the chief operating decision maker to allocate resources and assess performance. Based on this information, the Company has determined it has eight operating segments that are aggregated into two reportable segments, Flatbed Solutions, which delivers its services using primarily flatbed transportation equipment to meet the needs of high-volume, time-sensitive shippers, and Specialized Solutions, which delivers transportation and logistics solutions for super heavy haul, high-value customized and over-dimensional loads, many of which require engineering and customized equipment.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). ASU 2016-02 amends various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between previous GAAP and the amended standard is the recognition of lease assets and lease liabilities of lessees on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 is effective for fiscal years beginning after December 31, 2018, with early adoption permitted. The Company is currently evaluating the effect this ASU will have on the consolidated financial position and results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740). ASU 2015-17 requires noncurrent classification of all deferred tax assets and liabilities for private entities for annual periods beginning after December 15, 2017. The update provides for early adoption for all entities as of the beginning of an annual period. The Company has elected to early adopt this standard effective December 31, 2015, on a retrospective basis. See Note 2 for further information about the adoption of this ASU.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). ASU 2015-16 simplifies the accounting for measurement-period adjustments related to business combinations by removing the requirement to retrospectively apply adjustments made to estimated amounts recognized in a business combination. ASU 2015-16 permits the purchaser to adjust the estimated amounts in the reporting period in which the adjustments are determined. The ASU is effective for annual periods beginning after December 31, 2015 and interim periods within those annual periods. The Company does not expect this pronouncement to have a material impact on the consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30). ASU 2015-03 amends existing guidance to require the presentation of debt issuance costs in the consolidated balance sheets as a direct deduction from the carrying amount of the associated debt liability instead of a deferred charge. In August 2015, the FASB issued updated guidance with ASU 2015-15 pertaining to the presentation of debt issuance costs related to line-of-credit arrangements. This ASU allows an entity to defer and present debt issuance costs as an asset, subsequently amortizing the deferred debt issuance costs over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This new guidance is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company does not expect this pronouncement to have a material impact on the consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU 2015-01 eliminates from GAAP the concept of an extraordinary item. The Board released the new guidance as part of its simplification initiative, which is intended to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The ASU is effective for annual periods beginning after December 31, 2015, and interim periods within those annual periods. The Company does not expect this pronouncement to have a material impact on the consolidated financial statements.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is effective for the Company in 2018. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued update guidance with ASU 2015-14 which defers the effective date of ASU 2014-09 by one year. The guidance in ASU 2014-09 is effective for annual periods beginning after December 31, 2017, and interim periods within those annual periods. The Company is in the process of evaluating the guidance in this ASU and has not yet determined if the adoption of this guidance will have a material impact on the Company’s consolidated financial statements.

NOTE 2 — CHANGE IN ACCOUNTING PRINCIPLE

Pursuant to the adoption of ASU 2015-17, Income Taxes (Topic 740), the Company retrospectively classified deferred tax assets and liabilities as noncurrent in the consolidated balance sheets. Deferred tax assets of $3.9 million and $2.3 million were reclassified from current assets to long term deferred tax liabilities as of December 31, 2015 and 2014, respectively.

NOTE 3 — RESTATEMENT

In the fourth quarter of 2015, the Company determined that certain expenses in 2013, 2014 and 2015 had not been accounted for properly at its Wylie subsidiary. As a result, management determined that the Company’s 2014 consolidated financial statements required restatement.

The restatement of previously issued financial statements reduced income before provision for income taxes for the year ended December 31, 2014 by approximately $1.6 million. Below are tables summarizing the impact of the restatement matters on the previously issued consolidated financial statements as of and for the year ended December 31, 2014. The cumulative impact of the adjustments for periods prior to January 1, 2014 was recorded as an adjustment to beginning retained earnings of $1.3 million.

The individual errors that underlie the restatement adjustments are described below and are reflected and quantified in the following tables.

(a)      Capitalization of expenses and classification of lease financing transactions — The historical methodology employed by Wylie inappropriately capitalized certain operating expenses as either receivables or prepaid assets which were subsequently expensed at a later date. Historical accounting practices also improperly classified operating leases as capital lease assets and liabilities. Inappropriate application of GAAP guidance and poor communications contributed to this error.

(b)     Prior period fixed asset disposals recorded in the current period — The adjustments associated with revenue property and equipment primarily relate to the Company’s identification of (1) the failure to write off abandoned, lost, stolen or disposed assets on a timely basis, (2) the failure to write off assets no longer in service and (3) depreciation adjustments associated with assets that should have been written off in prior periods. Poor communications contributed to this error.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

(c)      Certain reclassifications have been made to the accompanying 2014 consolidated balance sheets to conform to the 2015 presentation.

(d)     Adjustments to the Company’s net deferred tax liabilities as a result of the above entries and a correction of its net operating loss carryforwards.

	December 31, 2014
	As Previously Reported	Restatement Adjustment	Ref	As Restated
ASSETS
Current assets:
Drivers’ advances and other receivables	$2,968,709	$164,415	a, c	$3,133,124
Deferred tax assets	2,451,787	(2,451,787)	d	—
Prepaid and other current assets	10,039,460	(1,832,010)	a, c	8,207,450
Total current assets	86,894,681	(4,119,382)		82,775,299

Property and equipment, net	303,813,473	(298,452)	a, b	303,515,021
Other long-term assets	2,556,618	(13,799)	a	2,542,819
Total assets	$517,777,054	$(4,431,633)		$513,345,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,980,840	$(1,338,506)	c	$6,642,334
Accrued expenses and other liabilities	12,789,239	872,078	c	13,661,317
Accrued payroll, benefits and related taxes	5,850,556	275,903	c	6,126,459
Accrued insurance and claims	8,143,002	861,340	a, c	9,004,342
Total current liabilities	88,553,044	670,815		89,223,859

Long-term debt, net of current portion	170,765,053	(129,322)	a, b	170,635,731
Deferred tax liabilities	73,196,176	(2,847,635)	a, b, d	70,348,541
Total liabilities	408,536,815	(2,306,142)		406,230,673

Stockholders’ equity:
Retained earnings	5,953,692	(2,125,491)	a, b, d	3,828,201
Total stockholders’ equity	109,240,239	(2,125,491)		107,114,748
Total liabilities and stockholders’ equity	$517,777,054	$(4,431,633)		$513,345,421

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

	Year Ended December 31, 2014
	As Previously Reported	Restatement Adjustment	Ref	As Restated
Operating expenses:
Salaries, wages and employee benefits	$132,074,718	$130,454	a	$132,205,172
Fuel	87,930,250	101,100	a	88,031,350
Operations and maintenance	58,619,510	654,769	a	59,274,279
Purchased freight	151,147,505	(493,972)	c	150,653,533
Administrative expenses	14,623,375	(46,107)	a	14,577,268
Insurance and claims	14,961,920	484,576	a	15,446,496
Depreciation and amortization	48,592,391	(17,719)	a, b	48,574,672
Loss (gain) on disposition of revenue property and equipment	679,022	254,608	a, b	933,630
Total operating expenses	522,824,783	1,067,709		523,892,492
Income from operations	19,886,039	(1,067,709)		18,818,330

Other (income) expense:
Interest income	(567,415)	493,972	c	(73,443)
Total other expense	15,240,655	493,972		15,734,627

Income (loss) before provision for income taxes	4,645,384	(1,561,681)		3,083,703
Provision for income taxes	2,472,532	(688,418)	a	1,784,114
Net income (loss)	2,172,852	(873,263)		1,299,589

Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps	46,459	—		46,459
Comprehensive income (loss)	$2,219,311	$(873,263)		$1,346,048

Net income (loss)	$2,172,852	$(873,263)		$1,299,589
Less dividends to preferred stockholders	1,027,500	—		1,027,500
Net income (loss) available to common stockholders	$1,145,352	$(873,263)		$272,089

Net income (loss) per common share:
Basic	$8.51	$(6.49)		$2.02
Diluted	$8.16	$(6.22)		$1.94

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

	Year Ended December 31, 2014
	As Previously Reported	Restatement Adjustment	Ref	As Restated
Cash flows from operating activities
Net income	$2,172,852	$(873,263)	a, b	$1,299,589
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	45,135,623	(17,719)	a, b	45,117,904
Deferred taxes	2,308,085	(688,418)	a	1,619,667
Non-cash interest expense	1,227,013	63,020	a	1,290,033
Loss on disposition of property and equipment	679,022	254,608	a, b	933,630
Gain and interest recognized on sales-type leases	(1,464,701)	680,084	c	(784,617)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Drivers’ advances and other receivables	(1,191,946)	(646,228)	a	(1,838,174)
Payments received on sales-type leases	2,240,975	(493,882)		1,747,093
Other current assets	(691,751)	246,882	a	(444,869)
Accounts payable	(4,267,151)	(1,338,506)	a	(5,605,657)
Accrued expenses and other liabilities	(3,108,898)	3,096,329	a	(12,569)
Net cash provided by operating activities	48,139,669	282,907		48,422,576

Cash flows from investing activities
Purchase of property and equipment	(6,709,767)	138,848	a, b	(6,570,919)
Proceeds from sale of property and equipment	4,740,430	(1,031,979)	a, b	3,708,451
Net cash used in investing activities	(30,098,996)	(893,131)		(30,992,127)

Cash flows from financing activities:
Principal payments on long-term debt	(46,491,675)	610,224	a	(45,881,451)
Net cash used in financing activities	$(17,603,128)	$610,224		$(16,992,904)

NOTE 4 — ACQUISITIONS

The Company has grown through acquisitions throughout its history. To date, the primary reason for each acquisition was to add resources and services in geographic areas, customers and markets the Company wants to serve. The fair values of the Series B Convertible Preferred Stock issued as consideration for the acquisitions were derived from the sales of Series B Convertible Preferred Stock at or near the respective dates of such acquisitions, the majority of which were purchased by investors that were unrelated to the Company at the time of the purchase.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITIONS (cont.)

2015 Acquisitions

As of August 1, 2015, the Company acquired Hornady Truck Lines, Inc. and its subsidiary Hornady Transportation, LLC and B.C. Hornady & Associates, Inc. (collectively, HTL). Total consideration paid was $25,400,000 consisting of the issuance of 3,600 shares of Series B Convertible Preferred Stock valued at $5.4 million and cash of $20.0 million.

The following is a summary of the preliminary allocation of the purchase price paid to the fair values of the net assets:

HTL
Accounts receivable	$3,072,965
Other current assets	4,828,908
Property and equipment	23,815,496
Goodwill	15,546,605
Intangible assets	8,800,000
Deferred tax liabilities	(7,908,312)
Accounts payable and other liabilities	(22,755,662)
Total	$25,400,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $222,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

As of July 1, 2015, the Company acquired Bulldog Hiway Express (BHE). Total consideration paid was $28,100,000 consisting of the issuance of 5,400 shares of Series B Convertible Preferred Stock valued at $8.1 million, subordinated notes of $2.0 million, and cash of $18.0 million.

The following is a summary of the preliminary allocation of the purchase price paid to the fair values of the net assets:

BHE
Accounts receivable	$3,252,373
Other current assets	699,503
Property and equipment	17,859,665
Indemnification asset	4,168,422
Goodwill	14,244,459
Intangible assets	10,100,000
Deferred tax liabilities	(7,034,349)
Accounts payable and other liabilities	(15,190,073)
Total	$28,100,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $385,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITIONS (cont.)

As of May 1, 2015, Lone Star Transportation, LLC acquired Davenport Transport & Rigging, LLC (DTR). Total consideration paid was $8,000,000 consisting of the issuance of subordinated notes of $1.0 million and cash of $7.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

DTR
Property and equipment	$6,348,312
Goodwill	730,688
Intangible assets	921,000
Total	$8,000,000

The assets acquired were recorded at fair value as of the acquisition date. The acquisition was an asset purchase, therefore the values assigned to the intangible assets and goodwill are deductible for tax purposes. Approximately $158,000 of transaction expenses were incurred in the acquisition, all of which are deductible for tax purposes.

2014 Acquisition

As of October 1, 2014, the Company, through its wholly-owned subsidiary, DLS, acquired Lone Star Transportation, LLC, TexR Equipment, LLC, TexR Assets, LLC and TexR Assets 2, LLC (the LST Acquisition or LST). Total consideration paid was $73,129,659 consisting of the issuance of $23.0 million of Series B Convertible Preferred Stock, subordinated notes of $22.0 million and cash of $28.1 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

LST
Accounts receivable	$22,024,984
Other current assets	3,694,807
Property and equipment	64,167,913
Goodwill	12,319,776
Intangible assets	19,600,000
Deferred tax liabilities	(3,463,045)
Accounts payable and other liabilities	(45,214,776)
Total	$73,129,659

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a combination asset and stock purchase, therefore the amount of values assigned to the intangible assets and goodwill deductible for tax is $26,762,947. Approximately $944,000 of transaction expenses were incurred in the acquisition, of which approximately $868,000 is deductible for tax purposes.

The goodwill for the acquisitions, in the aggregate, is a result of acquiring and retaining the existing workforces and expected synergies from integrating best practices across the acquired companies.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITIONS (cont.)

From the dates of acquisition through December 31, 2015, the 2015 acquisitions contributed revenues of $36.3 million and net income of $0.2 million. From the date of acquisition through December 31, 2014, the 2014 acquisition contributed revenues of $47.0 million and net income of $2.6 million. The following supplemental unaudited pro forma financial information for the Company for the years ended December 31, 2015 and 2014 includes the results of operations for the 2015 and 2014 acquisitions, in the aggregate, as if the acquisitions had been completed on January 1, 2014 (in thousands):

	Year Ended December 31, (unaudited)
	2015	2014
Pro forma revenues	$723,454	$761,505
Pro forma net income	$6,264	$7,798
Pro forma net income per common share:
Basic	$9.80	$49.05
Diluted	$9.80	$47.05

The supplemental unaudited pro forma financial information above is presented for information purposes only. It is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Company completed the acquisitions at the dates indicated, nor is it intended to project the future financial position or operating results of the consolidated company.

NOTE 5 — PREPAID AND OTHER CURRENT ASSETS

The components of prepaid expenses and other current assets are as follows as of December 31:

	2015	2014 (Restated)
Other assets	$6,082,997	$2,102,115
Insurance	2,408,101	1,367,582
Other prepaids	1,665,633	1,535,636
Licensing, permits and tolls	2,719,273	2,429,361
Highway and fuel taxes	977,439	772,756
Total	$13,853,443	$8,207,450

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014 are as follows:

	Flatbed	Specialized	Total
Goodwill balance at January 1, 2014	$29,940,134	$15,522,667	$45,462,801
Adjustments to goodwill for purchase accounting	306,877	—	306,877
Goodwill related to acquisitions	—	12,319,776	12,319,776

Goodwill balance at December 31, 2014	30,247,011	27,842,443	58,089,454
Goodwill related to acquisitions	15,546,605	14,975,147	30,521,752

Goodwill balance at December 31, 2015	$45,793,616	$42,817,590	$88,611,206

Additional consideration of $306,877 was paid in 2014 related to the COTC acquisition, which amount should have been recorded as a liability at the time of the acquisition.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS (cont.)

Intangible assets consisted of the following at December 31, 2015 and 2014:

	As of December 31, 2015			As of December 31, 2014
	Intangible Assets	Accumulated Amortization	Intangible Assets, net	Intangible Assets	Accumulated Amortization	Intangible Assets, net
Non-competition agreements	$8,350,000	$(2,318,867)	$6,031,133	$4,162,000	$(893,636)	$3,268,364
Customer relationships	56,210,335	(14,687,415)	41,522,920	43,977,332	(10,946,476)	33,030,856
Trade names	30,100,000	—	30,100,000	26,700,000	—	26,700,000
Total intangible assets	$94,660,335	$(17,006,282)	$77,654,053	$74,839,332	$(11,840,112)	$62,999,220

As of December 31, 2015, non-competition agreements and customer relationships had weighted average remaining useful lives of 4.17 and 9.49 years, respectively.

Amortization expense for intangible assets with finite lives was $5,166,167 and $3,456,768 for the years ended December 31, 2015 and 2014, respectively.

Future estimated amortization expense is as follows:

Year ending December 31,	Non-competition Agreements	Customer Relationships
2016	$1,610,800	$4,396,205
2017	1,377,600	4,396,205
2018	1,377,600	4,396,205
2019	1,242,600	4,396,205
2020	422,533	4,396,205
Thereafter	—	19,541,895
Total	$6,031,133	$41,522,920

NOTE 7 — PROPERTY AND EQUIPMENT

The components of property and equipment are as follows at December 31:

	2015	2014 (Restated)
Revenue equipment	$403,718,967	$330,356,726
Buildings and improvements	39,846,987	28,378,037
Furniture and fixtures, office and computer equipment and vehicles	11,964,185	9,301,102
	455,530,139	368,035,865
Accumulated depreciation	(100,995,377)	(64,520,844)
Total	$354,534,762	$303,515,021

Depreciation expense on property and equipment was $58,407,107 and $45,117,904 for the years ended December 31, 2015 and 2014, respectively.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SALES-TYPE LEASES

The components of the net investment in sales-type leases at December 31, 2015 and 2014 are as follows:

	2015	2014
Minimum lease receivable	$18,156,124	$5,591,421
Deferred gain	(3,170,876)	(1,108,872)
Net minimum lease receivable	14,985,248	4,482,549
Unearned interest income	(2,025,417)	(946,417)

Net investment in sales-type leases	12,959,831	3,536,132
Current portion	(3,116,298)	(1,434,981)
	$9,843,533	$2,101,151

The long-term portion of sales-type leases is classified in other long-term assets on the consolidated balance sheets at December 31, 2015 and 2014.

Gain or loss on disposition of revenue equipment leased to owner-operators is included as a component of purchased freight in the consolidated statements of operations and comprehensive income. For the years ended December 31, 2015 and 2014, the gain totaled approximately $482,000 and $971,000 respectively.

Future minimum lease receipts are as follows:

Year ending December 31,	Amount
2016	$3,116,298
2017	3,095,552
2018	2,947,174
2019	2,554,322
2020	955,066
Thereafter	291,419
Total	$12,959,831

NOTE 9 — ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows at December 31:

	2015	2014 (Restated)
Brokerage and escorts	$6,341,445	$5,099,115
Unvouchered payables	3,229,745	2,055,516
Other accrued expenses	1,878,555	1,674,025
Owner operator deposits	1,485,479	1,538,851
Interest	1,521,571	1,948,464
Dividends	1,276,875	1,027,500
Fuel	320,196	317,846
Fuel taxes	322,608	—
	$16,376,474	$13,661,317

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT

Long-term debt consists of the following at December 31:

	2015	2014 (Restated)
Senior debt
Line of credit	$12,555,030	$8,993,973
Senior term loan	69,047,619	41,000,000
Equipment term loans	190,527,012	157,099,753
Capital leases	28,555,991	22,789,957
	300,685,652	229,883,683
Less current portion	(66,800,752)	(50,253,979)
Long-term portion	233,884,900	179,629,704

Subordinated debt

Main Street Capital Corporation	21,118,472	20,591,551
Prudential Capital Partners	20,962,669	20,446,688
LST Seller notes	23,000,000	22,000,000
BHE Sellers notes	2,000,000	—
Total subordinated debt	67,081,141	63,038,239

Total long-term debt	$300,966,041	$242,667,943

Line of Credit and Senior Term Loan

The Company has credit agreements with a consortium of lenders, led by PNC Business Credit (PNC). The credit agreements include a revolving line of credit and a term loan (Senior Term Loan). In connection with the HTL acquisition in 2015, the credit agreement was amended, increasing the borrowing capacity to an aggregate $150.0 million from $107.0 million, consisting of a $75.0 million revolving line of credit and a $75.0 million Senior Term Loan. The maturity date for the credit facility was extended to October 2, 2019. The line of credit is subject to a borrowing base equal to 85% of the Company’s eligible accounts receivable, 80% of the Company’s eligible unbilled accounts receivable and 50% of parts supplies.

As of December 31, 2015, borrowings on the line of credit bear interest at either (a) the Libor Rate (as defined in the credit agreement), plus a margin of 3.25%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 2.25%. The revolving credit facility also provides for the issuance of up to $10 million in letters of credit. As of December 31, 2015, the Company had outstanding letters of credit subject to the credit agreement totaling $4.1 million. Total availability under the revolving line of credit was $30.5 million as of December 31, 2015. At December 31, 2015, the average interest rate on the line of credit was 4.23%.

Prior to the amendment on August 6, 2015, borrowings under the credit agreement for the line of credit had interest rates of either (a) the Libor Rate (as defined in the credit agreement), plus a margin of 2.75%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 1.75%.

As of December 31, 2015, the Senior Term Loan is due in monthly installments of $863,095, plus applicable interest at either (a) the Libor Rate (as defined in the credit agreement), plus a margin 3.75%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 2.75%. At December 31, 2015, the average interest rate on the term loan was 3.93%.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT (cont.)

Margins on the line of credit and Senior Term Loan are adjusted, if necessary to the applicable rates set forth in the following table corresponding to the fixed charge coverage ratio for the trailing twelve month period on the last day of the most recently completed fiscal quarter.

	Base Rate Margins		LIBOR Rate Margins
Fixed Charge Coverage Ratio	Line of Credit	Senior Term Loan	Line of Credit	Senior Term Loan
Less than 1.25 to 1.00	2.25%	2.75%	3.25%	3.75%
Greater than or equal to 1.25 to 1.00, but less than 1.50 to 1.00	1.75%	2.25%	2.75%	3.25%
Greater than or equal to 1.50 to 1.00, but less than 1.75	1.25%	1.75%	2.25%	2.75%
Greater than or equal to 1.75 to 1.00	0.75%	1.25%	1.75%	2.25%

Principal payments in 2014 were due in monthly installments of $222,477 through October 2, 2014 and $500,000 through December 31, 2015, plus applicable interest at either (a) the Libor Rate (as defined in the credit agreement), plus a margin of 2.25%, or (b) the Base Rate (as defined in the credit agreement), plus a margin of 3.25%.

The Senior Term Loan agreement also contains a subjective acceleration clause, which permits the lender to demand payment in the event of a material adverse change. Only the scheduled principal payments are being presented in the current portion of long-term obligations as management believes the likelihood of the subjective acceleration clause being exercised is remote.
The credit agreement is collateralized by all assets of the Company, except those assets collateralizing equipment and certain real estate lenders debt, and contains certain financial covenants, including a minimum fixed charge coverage ratio, a senior secured debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) ratio and a funded debt to consolidated EBITDA ratio. Additionally, the credit agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements. As of December 31, 2015 and 2014, the Company was in compliance with all covenants contained in the credit agreement.

The credit agreement contains a required principal payment based on excess cash flow (as defined) beginning in fiscal 2016 and due fifteen (15) days following the delivery of the audited financial statements to PNC, but not later than May 15, 2017.

Equipment Term Loans

The Company has term loans with forty-one (41) lenders collateralized by equipment. The equipment loans bear interest at rates ranging from 1.49% to 6.90%, require monthly payments of principal and interest and mature at various dates through December 2023.

Capital Leases

The Company leases certain equipment under long-term capital lease agreements that expire on various dates through October 2021. As of December 31, 2015 and 2014, the book value of the property and equipment recorded under capital leases was $32,593,193 and $26,024,744, net of accumulated depreciation of $13,138,752 and $7,429,101, respectively. Depreciation expense related to leased equipment was $5,988,858 and $3,909,672 for the years ended December 31, 2015 and 2014, respectively.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT (cont.)

SPD Seller

The Company had notes payable to one of the SPD Sellers in the total amount of $5,002,106 as of December 31, 2013. The note payable earned interest at 7.00% and was scheduled to mature on December 30, 2014. However, the terms of the Senior Term Loan and the SPD Stockholder Note specifically prohibited any payments on the note payable to SPD Seller while this other debt was outstanding. Interest was payable annually or could be added to outstanding principal, and the note payable was subordinated to the other long-term debt agreements. During 2014, $266,552 of accrued interest was added to the outstanding principal balance. The loan was repaid in 2014 in connection with the amendment of the Senior Term Loan and credit agreement.

Main Street Capital Corporation

In connection with the acquisition of COTC in 2013, Main Street Capital Corporation (Main Street) loaned the Company $20.0 million under a senior subordinated secured term loan (Main Street Loan). The Main Street Loan is subordinate to the PNC credit agreement and Equipment Term Loans. Interest payments are due monthly through maturity on July 31, 2018 at the rate of 12% per annum. Paid-in kind (PIK) interest, at a rate of 2.5% per annum, may be paid monthly or accrued and added to the principal balance quarterly, at the option of the Company. At December 31, 2015 and 2014, $526,921 and $591,551 of accrued PIK interest was added to the principal balance of the loan and accrued PIK interest of $134,925 and $131,557 was recorded in accrued expenses, respectively.

Prudential Capital Partners

In connection with the acquisition of BBT in 2013, the Company issued senior secured subordinated promissory notes in the initial aggregate principal amount of $20.0 million (PCP Subordinated Notes) to Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management fund IV, L.P. (PCP Investors) pursuant to the Securities Purchase Agreement, dated as of November 12, 2013, by and among the Company, certain of its subsidiaries and the PCP Investors. The PCP Subordinated Notes are subordinate to the PNC credit agreement and Equipment Term Loans. Interest payments are due monthly through maturity on July 31, 2018 at the rate of 12% per annum. PIK interest, at a rate of 2.5% per annum, may be paid monthly or accrued and added to the principal balance quarterly, at the option of the Company. At December 31, 2015 and 2014, $515,981 and $446,688 accrued PIK interest was added to the principal balance of the loan and $131,016 and $127,792 accrued PIK interest was recorded in accrued expenses, respectively.

The Main Street Loan and PCP Subordinated Notes (Subordinated Debt) are collateralized by all assets of the Company, except those assets collateralizing equipment lenders debt, and contain certain financial covenants, including a minimum fixed charge coverage ratio, a senior secured debt to consolidated EBITDA ratio and a funded debt to consolidated EBITDA ratio. Additionally, the loans contain negative covenants limiting, among other things, additional indebtedness, capital expenditures, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements. As of December 31, 2015 and 2014, the Company was in compliance with all covenants contained in the Subordinated Debt agreements. The Subordinated Debt is subject to a make-whole payment of 5.0% of the prepayment amount if such prepayment is made before the third anniversary of the agreements.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT (cont.)

LST Seller

As part of the consideration paid to the seller of LST (LST Seller), DLS issued $22,000,000 of subordinated notes (LST Subordinated Notes). The LST Subordinated Notes bear interest at 10% payable monthly and mature on October 2, 2019, subject to certain acceleration events as defined in the note agreement. The LST Subordinated Notes are subordinate to the PNC Credit Agreement and the Main Street Loan and the PCP Subordinated Notes.

DTR Sellers

As part of the consideration paid to the sellers of DTR (DTR Sellers), LST issued $1,000,000 of subordinated notes (DTR Subordinated Notes). The DTR Subordinated Notes bear interest at 5% payable monthly and mature on May 1, 2020, subject to certain acceleration events as defined in the note agreement. The DTR Subordinated Notes are subordinate to the PNC Credit Agreement and the Main Street Loan and the PCP Subordinated Notes.

BHE Sellers

As part of the consideration paid to the sellers of BHE (BHE Sellers), the Company issued $2,000,000 of subordinated notes (BHE Subordinated Notes). The BHE Subordinated Notes bear interest at 7% payable monthly and mature on June 30, 2018, subject to certain acceleration events as defined in the note agreement. The BHE Subordinated Notes are subordinate to the PNC Credit Agreement and the Main Street Loan and the PCP Subordinated Notes.

Future principal payments on long-term debt are as follows:

Year ending December 31,	Senior Debt	Subordinated Debt(1)	Capital Leases	Total
2016	$58,609,696	$—	$9,887,315	$68,497,011
2017	47,514,972	—	7,900,987	55,415,959
2018	41,688,064	44,081,141	6,848,477	92,617,682
2019	94,597,531	22,000,000	4,874,848	121,472,379
2020	20,539,841	1,000,000	1,757,046	23,296,887
Thereafter	9,179,557	—	725,583	9,905,140

Total minimum lease payments			31,994,256
Loan amount attributable to interest			(3,438,265)	(3,438,265)

Total (Present value of minimum lease payments on capital leases)	$272,129,661	$67,081,141	28,555,991	$367,766,793
Less current portion			(8,191,056)
Long-term capital leases			$20,364,935

____________

(1)      Contractual payments that cannot be repaid as long as the senior debt is outstanding.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

The Company files income tax returns in the U.S. federal jurisdiction and state tax returns in the states where it does business. The components of the Company’s provision for income taxes were as follows for the years ended December 31:

	2015	2014 (Restated)
Current:
Federal	$—	$—
State	455,722	164,447

Deferred:
Federal	6,430,128	402,997
State	577,394	1,216,670

Total deferred taxes	7,007,522	1,619,667

Provision for income taxes	$7,463,244	$1,784,114

A reconciliation between the effective income tax rate and the U.S. statutory income tax rate for the years ended December 31, 2015 and 2014 is as follows:

	2015	2014 (Restated)
Income tax expense at U.S. statutory income tax rate	$3,754,178	$1,048,460
Federal income tax effects of:
State income tax expense	1,208,155	96,010
Per diem and other nondeductible expenses	1,186,864	739,772
Cumulative effect of change in effective tax rate	1,260,750	—
Adjustments from previous years	53,297	(100,128)
Provision for income taxes	$7,463,244	$1,784,114

Effective tax rate	69.6%	57.9%

The increase in the effective tax rate for the year ended December 31, 2015 is the result of an increase in non-deductible permanent differences related to driver per diems and acquisition transaction costs and the cumulative change in the federal income tax rate from 34% to 35% applied to the beginning net deferred tax liabilities balance.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES (cont.)

The effects of temporary differences that give rise to significant elements of deferred tax assets and liabilities at December 31, 2015 and 2014 were as follows:

	2015	2014 (Restated)
Current deferred tax assets (liabilities)
Accrued expenses	$4,202,710	$2,809,329
Vacation accrual	322,182	309,298
Accounts receivable	1,407,476	979,630
Prepaid expenses	(1,964,476)	(1,817,419)
Total current deferred tax assets	3,967,892	2,280,838

Non-current deferred tax assets (liabilities)
Net operating losses	$14,985,195	$10,578,895
Property and equipment	(91,506,557)	(67,343,309)
Intangible assets	(22,661,062)	(16,353,243)
Pension accrual	1,734,783	—
Accrued expenses	1,205,371	474,679
Interest rate swap	(24,346)	13,599
Total non-current deferred tax liabilities	(96,266,616)	(72,629,379)
Net non-current deferred tax liabilities	$(92,298,724)	$(70,348,541)

At December 31, 2015, the Company has federal and state net operating loss carryforwards of approximately $36.7 million and $40.5 million, respectively that begin to expire in 2022.

NOTE 12 — LIFE INSURANCE

The Company maintains life insurance policies on the CEOs, Presidents or CFOs of the eight subsidiaries (a total of 9 individuals). Life insurance coverages included $2,500,000 for each of two executives, $5,000,000 for each of five executives and $10,000,000 on each of two executives.

NOTE 13 — RELATED PARTY TRANSACTIONS

Related Party Debt

In September 2013, the Company borrowed $2,700,000 from the majority stockholder for the purchase of land in Arlington, Washington. Payments of interest were due monthly at a rate of 6.0% per annum through maturity on January 31, 2015, at which time all unpaid interest and principal were due. Interest of $24,300 and $162,000 was paid during 2015 and 2014, respectively. The note was paid in full in February 2015.

The Company issued a $1,700,000 note payable to the majority stockholder (SPD Stockholder Note) on December 30, 2010. This note payable was amended during 2011, increasing the principal borrowings by $4,000,000. The note payable earned interest at 18.00% and was scheduled to mature on December 31, 2018. Interest, compounded monthly, was added to outstanding principal. During 2013, $502,080 was added to the outstanding principal balance. In April 2013, $7,754,933 was exchanged for common stock, resulting in an outstanding balance at December 31, 2013 of $1,000. The balance was repaid in 2014 in connection with the amendment of the Senior Term Loan and credit agreement.

In conjunction with the SPD Seller debt discussed in Note 10, the Company issued detachable warrants to purchase 9,245 shares of the Company’s common stock at an exercise price of $100.00

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTY TRANSACTIONS (cont.)

per share. The warrants were exercisable through December 30, 2018 at any time. In connection with the purchase of one of the Seller notes, the majority stockholder acquired the Seller’s warrant in 2013 and in 2014 the majority stockholder acquired the remaining warrants. The majority stockholder exercised the warrants in 2014.

The Company had an obligation for $1,125,000 due to a stockholder that was contingent upon this individual being employed by the Company on December 30, 2014. Every year through 2014, the Company recorded an expense for one-sixth of the amount due, plus interest at 7.00% on the gross amount of the obligation. As of December 31, 2013 there was $1,390,371 accrued for this obligation included in other long-term liabilities. The balance of $1,688,322 was paid in 2014.

As described in Note 10, the Company issued Subordinated Debt to Main Street and PCP Investors. Both lenders are stockholders of the Company. For the years ended December 31, 2015 and 2014, Main Street received interest payments of $2,539,933 and $2,476,560, respectively. Accrued interest was $218,224 and $212,779 as of December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, PCP Investors received interest payments of $2,487,021 and $2,426,371, respectively. Accrued interest was $209,627 and $204,467 as of December 31, 2015 and 2014, respectively.

As disclosed in Note 10, the LST seller received subordinated notes as partial consideration. Interest paid to the LST seller was $2,199,998 and $366,666 for the year ended December 31, 2015 and for the period from October 1, 2014 to December 31, 2014, respectively. Accrued interest was $183,333 as of December 31, 2015 and 2014.

As disclosed in Note 10, the BHE Sellers received subordinated notes as partial consideration. Interest paid to the BHE sellers was $70,000 for the period from July 1, 2015 to December 31, 2015.

Related Party Leases

The Company leases certain office facilities, terminals and revenue equipment from entities owned or partially owned by stockholders or employees on month-to-month and long term operating leases. Total lease expense related to these leases was $1.2 million and $1.0 million for the years ended December 31, 2015 and 2014, respectively. Future minimum lease payments under non-cancelable related party operating leases are as follows:

Year ending December 31,	Revenue Equipment	Office and Terminals
2016	$110,684	$309,522
2017	100,800	312,496
2018	100,800	315,530
2019	100,800	318,625
2020	92,400	321,781
Thereafter	—	531,087

Total	$505,484	$2,109,041

Other Related Party Transactions

A stockholder has a 1% investment in an entity that is also a vendor. Total amounts paid to this vendor for product and subscription purchases were approximately $545,000 and $108,000 for the years ended December 31, 2015 and 2014, respectively. Amounts due the vendor as of December 31, 2015 and 2014 totaled approximately $7,000 and $10,000, respectively.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTY TRANSACTIONS (cont.)

The Company does business with an entity in which two stockholders are minority owners. Revenue received from this customer totaled approximately $431,300 and $171,900 for the years ended December 31, 2015 and 2014, respectively. Accounts receivable due from this entity totaled $26,100 and $10,000 as of December 31, 2015 and 2014, respectively.

The Company did business with an entity owned by a stockholder’s spouse. Revenue received from this customer totaled approximately $70,000 for the year ended December 31, 2014. There were no transactions with this entity in 2015.

NOTE 14 — COMMON STOCK

Common stock has voting rights — one vote for each share of common stock. In April 2014 the Company sold 10,000 shares of common stock for $4,000,000 cash. In October 2014, 9,245 shares of common stock were sold upon exercise of warrants for $924,500 cash.

NOTE 15 — PREFERRED STOCK

Series A

On December 30, 2008, the Company issued 3,500 shares of preferred stock with a par value of $0.01 per share to the SPD Sellers. Additional features of this preferred stock are as follows:

a.       Redemption — Subject to the payment restrictions described below, the Company was required to have redeemed all outstanding preferred shares on the earlier of the following to occur: (i) December 30, 2014 or (ii) the occurrence of a Change of Control that is not deemed a liquidation event. At any time, and from time to time, the Company may redeem, at its option, not less than 100 shares of Series A Preferred Stock on a date selected by the Company. Each share of Series A Preferred Stock shall be entitled to be redeemed for cash in an amount equal to the Series A liquidation preference prior to, and in preference to any distribution or equity securities ranking junior to the Series A Preferred Shares.

b.       Liquidation — In the event of liquidation, holders of Series A Preferred Stock would have had preferential rights to liquidation payments over holders of common stock. Holders of Series A Preferred Stock shall be paid out of the assets of the Company at an amount equal to $1,000 per share.

c.       Dividends — Holders of preferred stock had a 10% preferential dividend right to holders of common stock. Dividends are cumulative and payable to the preferred shareholders on a quarterly basis when declared by the board. At its option, the Company was allowed to defer cash dividend payments, however the interest rate increased to 12% if the Company elected not to pay the dividend amounts. For the year ended December 31, 2014, the Company paid $263,472, for dividends.

d.       Voting rights — The holders of Series A preferred stock did not have voting rights.

The Series A Preferred Stock was recorded as a liability, as the shares had a mandatory redemption feature. On the redemption date, the Company was required to remit to the preferred stockholders a total of $3,500,000, plus any accrued and unpaid dividends. However, the note payable to related party specifically prohibited any payments on the preferred stock while the note payable to related party was outstanding.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — PREFERRED STOCK (cont.)

During 2014 and in connection with the amendment of the Senior Term Loan and credit agreement (see Note 10), the related party debt was repaid and the Series A Preferred Stock was redeemed for $3,500,972.

Series B Convertible

On October 2, 2014 the Company issued 18,400 shares of Series B Convertible Preferred Stock (Series B Preferred) to the LST Seller valued at $23.0 million and sold 36,400 shares for cash of $45.5 million. In February 2015 an additional 700 shares were sold for cash of $875,000. On July 1, 2015 the Company issued 5,400 shares of Series B Preferred to the BHE Sellers valued at $8.1 million. On August 1, 2015 the Company issued 3,600 shares of Series B Preferred to the HTL Seller valued at $5.4 million.

The par value of Series B Preferred is $0.01 per share. Additional features of this preferred stock are as follows:

a.       Conversion — The Series B Preferred is convertible at the option of the holder, or holders of at least two-thirds (66 2/3%) of the shares of Series B Preferred, into shares of the Company’s common stock upon written notice to convert all outstanding shares along with the aggregate accrued or accumulated and unpaid dividends into an aggregate number of shares of common stock determined by (i) multiplying the number of shares of Series B Preferred to be converted by the Series B Preferred liquidation preference (as defined) and then (ii) dividing the result by the conversion price in effect immediately prior to such conversion. The initial conversion price per share is $1,250. During 2015, 9,000 Series B Preferred shares were issued with a conversion price of $1,500. Advance notice of certain transactions that result in automatic conversion of the Series B Preferred into shares of common stock (as defined in the Certificate of Designation of the Series B Preferred) must be provided to the Series B Preferred holders 180 days in advance of closing such transactions.

b.       Liquidation — In the event of liquidation, holders of Series B Preferred have preferential rights to liquidation payments over holders of common stock. Holders of Series B Preferred shall be paid out of the assets of the Company at an initial amount equal to $1,250 per share for 54,800 shared issued in 2014, 700 shares issued in February 2015 and $1,500 per share for 9,000 shares issued in July and August 2015 (adjusted for any stock splits, stock dividends, or recapitalizations).

c.       Dividends — Holders of Series B Preferred are entitled to receive a 6% differential dividend right to holders of common stock. Dividends are cumulative and payable to the Series B Preferred shareholders on a quarterly basis when declared by the board. The Board declared quarterly dividends on the Series B Preferred of $18.75 per share on each of the following dates: November 19, 2014 paid on January 9, 2015; February 28, 2015 paid on April 6, 2015; February 28, 2015 paid on July 7, 2015; May 20, 2015 paid on August 7, 2015; August 19, 2015 paid on October 9, 2015 and November 18, 2015 paid on January 8, 2016. As of December 31, 2015, accrued dividends of $1,276,875 are recorded in accrued expenses and other liabilities.

d.       Voting rights — The holders of shares of Series B Preferred shall vote, on an as-converted to common stock basis, together with the holders of common stock. The holders of at least two-thirds (66 2/3%) of the shares of Series B Preferred voting

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — PREFERRED STOCK (cont.)

as a separate class must approve: certain amendments of corporate organizational documents, except the approval to change the number of authorized shares of common stock; creation or issue of any other security convertible or exercisable for any equity security of the Company having rights, preferences or privileges senior or pari passu to the Series B Preferred or increase the authorized number of shares of Series B Preferred; and pay any dividend on any capital stock of the Company other than on shares of Series B Preferred.

NOTE 16 — EARNINGS PER SHARE

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

For the years ended December 31, 2015 and 2014, Series B Preferred shares were not included in the computation of diluted earnings per share as their effects were anti-dilutive. The following table reconciles basic weighted average common stock outstanding to diluted weighted average common stock outstanding:

	Year Ended December 31,
	2015	2014 (Restated)
Numerator
Net income	$3,262,978	$1,299,589
Series B Convertible Preferred Stock dividends	(4,736,250)	(1,027,500)
Net income (loss) available to common stockholders	(1,473,272)	272,089
Denominator
Basic weighted average common shares outstanding	145,495	134,581
Effect of dilutive securities:
Equivalent shares issuable upon exercises of warrants	—	5,699
Denominator for diluted earnings per share – adjusted weighted average shares and assumed conversions	145,495	140,280

Basic earnings (loss) per common share	$(10.13)	$2.02

Diluted earnings (loss) per common share	$(10.13)	$1.94

NOTE 17 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

On January 1, 2015, the Company established the Daseke, Inc. 401(k) Retirement Plan (Retirement Plan) and merged six separate plans into the newly established plan. The Retirement Plan is a defined contribution plan and intended to qualify under ERISA provisions of 401(k). Under the safe harbor matching requirements, the Company had expenses of approximately $1,294,000 for the year ended December 31, 2015. The Company sponsored defined contribution profit-sharing plans, including 401(k) provisions for substantially all employees of the Company and its subsidiaries

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — EMPLOYEE BENEFIT PLANS (cont.)

prior to January 1, 2015 for the six plans merged and currently for plans not required to merge into the Retirement Plan until a later date. The Company provides matching contributions on some of these plans. Total contribution expenses under these plans were approximately $172,000 and $775,000 for the years ended December 31, 2015 and 2014, respectively.

Defined Benefit Plan

Effective January 1, 2014, the Company’s BHE operating segment adopted a non-contributory defined benefit pension plan (the Pension Plan) covering substantially all employees of BHE hired prior to January 1, 2001. The Pension Plan is funded from Company contributions through amounts necessary to meet the minimum funding requirements as set forth in employee benefit and tax laws.

As part of the BHE acquisition, the Company’s defined benefit obligation is indemnified by the sellers of BHE. Employer contributions to the Pension Plan will be funded by an escrow established on the date of acquisition. In the event funding requirements exceed amounts deposited in escrow, contributions to the Pension Plan will be funded by the Company with corresponding reductions to the Company’s subordinated note payable to BHE sellers. Any additional required contributions to the Pension Plan in excess of both the escrow reserves and the Company’s subordinated note payable will be funded by the Company with a corresponding redemption of BHE’s Series B Preferred stock. The Company recognized an indemnity asset of $4.2 million in connection with the acquisition of BHE. As of December 31, 2015, the Company’s indemnity asset was $4.5 million and is recorded in other long-term assets.

In September 2015, BHE’s board of directors approved the termination of the Pension Plan, effective September 1, 2015. All future benefits were eliminated. The Company will offer transition benefit options to participants and is currently evaluating its benefit options and cost.

The following table sets forth a reconciliation of the projected benefit obligation and plan assets for the year ended December 31, 2015 (in thousands):

Projected benefit obligation at beginning of period	$9,164
Service cost	452
Interest cost	154
Actuarial loss (gain)	(472)
Benefits paid	—
Projected benefit obligation at end of period	9,298

Fair value of plan assets at beginning of period	4,995
Actual return on plan assets	(197)
Employer contributions	—
Benefits paid	—
Fair value of plan assets at end of period	4,798

Underfunded status	$(4,500)

The Company has no required contributions to the Pension Plan for 2016 and does not intend to make any discretionary contributions.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — EMPLOYEE BENEFIT PLANS (cont.)

Items recognized in the consolidated balance sheets at December 31, 2015 are as follows (in thousands):

Amounts recognized in:
Other long-term assets	$4,500
Other long-term liabilities	$(4,500)

Net periodic benefit cost for the period from July 1, 2015 through December 31, 2015 includes the following components (in thousands):

Service cost	$340
Interest cost	154
Expected return on plan assets	(162)
Total net periodic benefit cost	$332

Actuarial assumptions utilized for the periods ended December 31, 2015 are as follows:

Discount rate – net periodic benefit cost	4.14%
Expected long-term rate of return on plan assets	5.00%
Rate of compensation/salary increase	0.00%

Discount rates were determined based upon immediate annuity interest rates published by BCG Terminal Funding Company, one of the largest terminal funding consulting and placement firms in the U.S.

The asset allocations for the Pension Plan at December 31, 2015 are as follows. These assets are held by the Pension Plan and do not represent assets of the Company.

			Fair Value Measurements
December 31, 2015	Asset Allocation Actual %	Asset Allocation Target %	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Domestic equity securities	6.9%	42%	$331,690	$—	$—	$331,690
Foreign equity securities	7.6%	15%	363,142	—	—	363,142
Corporate bonds	28.1%	38%	1,350,446	—	—	1,350,446
Cash and cash equivalents	41.6%	5%	1,995,291	—	—	1,995,291
Other	15.8%	—	757,734	—	—	757,734
Total	100%	100%	$4,798,303	$—	$—	$4,798,303

The following is a description of the valuation methodologies for assets measured at fair value utilizing the fair value hierarchy discussed in Note 1.

Mutual funds, including equity and fixed income securities, real estate and commodities funds (Level 1): Public investment securities valued at the closing market price reported on the active market on which the public investment securities are traded.

The Company’s objective is to allocate assets in a manner that will maximize investment return while limiting, to the extent possible, investment volatility. The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — EMPLOYEE BENEFIT PLANS (cont.)

necessary to meet expected future benefits earned by participants. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent assets allocation parameters, achieve asset returns that meet or exceed the Pension Plan’s actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The estimated future benefit payments over the next ten years for the Plan are as follows (in thousands):

2016	$218
2017	289
2018	350
2019	421
2020	498
2021 – 2025	2,806

NOTE 18 — INTEREST RATE SWAPS

The Company uses interest rate swaps to manage risks related to interest rate movements. These interest rate swaps are reported at fair value on the consolidated balance sheets in Accrued Expenses and Other Liabilities.

The Company entered into an interest rate swap agreement in 2013, which qualifies for hedge accounting and accordingly has been designated as a cash flow hedge. For this interest rate swap, the change in fair value on the effective portion of the hedge is recognized as a component of other comprehensive income. At December 31, 2015 and 2014, the fair value of this interest rate swap was a liability of $114,309 and $147,730, respectively. During the year ended December 31, 2015 and 2014, the change in fair value of this interest rate swap was an unrealized gain of $33,420 and $46,459, respectively.

The terms of the interest rate swap designated as a cash flow hedge at December 31, 2015 is as follows:

Effective Date	Notional Amount	Termination Date	Interest Rate Received(1)	Interest Rate Paid
11/12/2013	$15,000,000	4/30/2018	0.24%	3.63%

____________

(1)      One month LIBOR (0.5% at December 31, 2015) plus the rate in table.

The Company has one interest rate swap that does not qualify for hedge accounting and accordingly is not designated as a cash flow hedge. For this interest rate swap, the change in fair value of the hedge is recognized as a component of interest expense. At December 31, 2015 and 2014, the fair value of this interest rate swap was $9,774 and $35,452, respectively.

The terms of the interest rate swap not designated as a cash flow hedge at December 31, 2015 is as follows:

Effective Date	Notional Amount	Termination Date	Interest Rate Received(1)	Interest Rate Paid
10/20/2011	$1,095,476	10/15/2018	2.20%	3.55%

____________

(1)      One month LIBOR (0.5% at December 31, 2015) plus the rate in table.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — INTEREST RATE SWAPS (cont.)

The terms of the interest rate swaps not designated as cash flow hedges at December 31, 2014 that have been terminated during 2015 were as follows:

Effective Date	Notional Amount	Original Termination Date	Interest Rate Received(1)	Interest Rate Paid
3/13/2009	$149,593	11/15/2015	2.00%	5.45%
10/20/2011	275,770	11/1/2018	2.25%	4.13%
10/27/2011	347,737	11/1/2018	2.25%	4.04%
6/29/2012	953,706	1/15/2016	2.00%	2.86%
6/29/2012	305,186	1/15/2016	2.86%	2.86%

____________

(1)      One month LIBOR (0.155% at December 31, 2014) plus the rate in table.

NOTE 19 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain office building facilities, terminal locations and revenue equipment under non-cancelable operating leases. Certain of the Company’s operating lease agreements contain provisions for future rent increases, free rent periods or periods in which rent payments are reduced (abated). The total amount of rent payments due over the lease terms are charged to rent expense on the straight-line, undiscounted method over the lease terms. Rent expense under operating leases was $11,200,634 and $7,751,799 for the years ended December 31, 2015 and 2014, respectively.

Future minimum lease payments under non-cancelable operating leases, including related party leases, are as follows:

Year ending December 31,	Revenue Equipment	Office and Terminals
2016	$8,728,182	$2,001,143
2017	7,688,081	1,582,650
2018	7,121,763	1,402,423
2019	3,978,065	1,139,042
2020	1,046,808	869,339
Thereafter	27,486	2,711,980
Total	$28,590,385	$9,706,577

Letters of Credit

The Company had outstanding letters of credit at December 31, 2015 totaling approximately $6.3 million, including those disclosed in Note 10. These letters of credit cover liability insurance claims.

Contingencies

The Company is involved in certain claims and pending litigation arising in the normal course of business. These proceedings primarily involve claims for personal injury or property damage incurred in the transportation of freight or for personnel matters. The Company maintains liability insurance to cover liabilities arising from these matters but is responsible to pay deductibles on such matters up to a certain threshold before the insurance is applied.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — REPORTABLE SEGMENTS

The Company evaluates the performance of the segments primarily based on their respective revenues and operating income. Accordingly, interest expense and other non-operating items are not reported in segment results. In addition, the Company has disclosed a corporate segment, which is not an operating segment and includes acquisition transaction expenses, corporate salaries, interest expense and other corporate administrative expenses and intersegment eliminations.

The Company’s operating segments also provide transportation and related services for one another. Such services are generally billed at cost, and no profit is earned. Such intersegment revenues and expenses are eliminated in the Company’s consolidated results. Intersegment revenues and expenses totaled $2.1 million and $1.6 million for the Flatbed Solutions segment for the years ended December 31, 2015 and 2014, respectively. Intersegment revenues and expenses totaled $2.4 million and $0.9 million for the Specialized Solutions segment for the years ended December 31, 2015 and 2014, respectively.

The following table reflects certain financial data of the Company’s reportable segments for the years ended December 31, 2015 and 2014 (in thousands):

	Flatbed Solutions Segment	Specialized Solutions Segment	Corporate/ Eliminations	Consolidated Totals
Year Ended December 31, 2015
Total revenue	$306,320	$377,052	$(4,527)	$678,845
Operating income (loss)	20,230	23,154	(12,376)	31,008
Depreciation	28,706	29,583	118	58,407
Amortization of intangible assets	1,570	3,596	—	5,166
Income (loss) before income tax	9,393	11,649	(10,316)	10,726
Total assets	304,370	314,886	11,925	631,181
Capital expenditures	62,416	43,145	581	106,142

Year Ended December 31, 2014
Total revenue	$322,526	$222,590	$(2,405)	$542,711
Operating income (loss)	13,174	13,666	(8,022)	18,818
Depreciation	28,446	16,622	50	45,118
Amortization of intangible assets	1,260	2,197	—	3,457
Income (loss) before income tax	2,809	8,849	(8,574)	3,084
Total assets	240,728	267,949	4,668	513,345
Capital expenditures	44,884	30,398	290	75,572

NOTE 21 — QUARTERLY RESULTS (UNAUDITED)

The following tables set forth certain unaudited consolidated quarterly financial data for each of the last eight quarters during our fiscal years ended December 31, 2015 and 2014. We have derived the information from unaudited Consolidated Financial Statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — QUARTERLY RESULTS (UNAUDITED) (cont.)

	2015 Quarter Ended
	Mar. 31	June 30	Sep. 30	Dec. 31
	(In thousands)
Revenue:
Freight	$110,136	$118,565	$144,238	$133,643
Brokerage	22,739	25,882	30,733	29,546
Fuel surcharge	16,751	16,578	16,303	13,731
Total revenue	149,626	161,025	191,274	176,920
Operating expenses:
Salaries, wages and employee benefits	39,189	41,196	48,192	50,126
Fuel	17,394	18,643	18,313	15,946
Operations and maintenance	20,336	22,155	28,500	27,743
Communications	407	567	577	483
Purchased freight	40,961	44,758	50,527	45,739
Administrative expense	4,353	4,533	6,553	6,272
Sales and marketing	681	692	823	715
Taxes and licenses	2,152	2,143	2,388	2,545
Insurance and claims	5,178	3,996	4,983	5,497
Acquisition transaction expenses	3	167	611	411
Depreciation and amortization	14,460	14,714	16,719	17,680
Gain on disposition of equipment	(634)	(898)	(571)	(81)
Total operating expenses	144,480	152,666	177,615	173,076
Total other expense	4,704	4,598	5,363	5,617
Provision for income taxes	256	2,181	6,054	(1,028)
Net income (loss)	186	1,580	2,242	(745)
Less dividends to preferred stockholders	(1,041)	(1,040)	(1,412)	(1,243)
Net income (loss) available to common stockholders	$(855)	$540	$830	$(1,988)

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — QUARTERLY RESULTS (UNAUDITED) (cont.)

	2014 Quarter Ended
	Mar. 31	June 30	Sep. 30	Dec. 31
	(In thousands)
Revenue:
Freight	$80,117	$89,316	$90,487	$115,090
Brokerage	17,944	18,753	18,606	27,291
Fuel surcharge	19,603	21,851	20,750	22,903
Total revenue	117,664	129,920	129,843	165,284
Operating expenses:
Salaries, wages and employee benefits	29,484	31,437	31,829	39,455
Fuel	23,083	22,133	20,677	22,138
Operations and maintenance	10,995	12,031	13,574	22,674
Communications	357	380	419	518
Purchased freight	32,802	36,021	34,687	47,144
Administrative expense	3,385	3,819	3,635	3,738
Sales and marketing	425	577	655	779
Taxes and licenses	1,752	1,682	2,651	1,219
Insurance and claims	3,133	3,466	3,405	5,442
Acquisition transaction expenses	23	14	46	861
Depreciation and amortization	11,355	11,667	11,669	13,884
(Gain) loss on disposition of equipment	36	(38)	(28)	964
Impairment of intermodal equipment	—	—	—	1,838
Total operating expenses	116,830	123,189	123,219	160,654
Total other expense	3,495	3,875	3,854	4,511
Provision for income taxes	(679)	1,060	1,202	201
Net income (loss)	(1,982)	1,796	1,568	(82)
Less dividends to preferred stockholders	—	—	—	(1,028)
Net income (loss) available to common stockholders	$(1,982)	$1,796	$1,568	$(1,110)

NOTE 22 — SUBSEQUENT EVENTS

In April 2016, the Company refinanced $14.2 million of its Line of Credit with bank debt (Real Estate Note) utilizing 9 wholly owned real estate assets which previously served as collateral on the Senior Term Loan. The Real Estate Note is subordinate to the PNC credit agreement and Equipment Term Loans and is due in monthly installments of $59 thousand, plus applicable interest at either (a) the Libor Rate (as defined in the loan agreement), plus a margin of 2.75%, or (b) the Default Rate (as defined in the loan agreement).

In May and June 2016, the Company refinanced $9.2 million of certain equipment and capital lease obligations with the Line of Credit.

DASEKE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — SUBSEQUENT EVENTS (cont.)

On August 9, 2016, the Company’s credit facility with PNC was amended, increasing the borrowing capacity to an aggregate $212.1 million, consisting of a $75.0 million revolving line of credit and a $137.1 million Senior Term Loan. In conjunction with the amendment, the Company refinanced $73.0 million of equipment notes with various lenders under the PNC credit agreement. The Senior Term Loan borrowings bear interest at either (a) the Libor Rate, plus a margin of 4.0%, or (b) the Base Rate, plus a margin of 3.0%.

In June 2016 the PBGC approved the termination of the BHE Pension Plan. In August 2016, the Pension Plan received a favorable determination letter from the IRS with regards to the Pension Plan, amendments and plan termination. The PBGC requires funding and distribution of Plan assets to participants by the end of 2016. The BHE sellers have indemnified the Company for payments to fund the Plan liability.

Subsequent events have been evaluated through December 22, 2016, the date the consolidated financial statements were available to be issued.

BULLDOG HIWAY EXPRESS
BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$89,527	$4,998,243
Accounts receivables, net of allowance of $32,000 in 2015 and 2014	3,252,373	2,179,710
Drivers’ advances and other receivables	95,065	20,749
State income tax receivable	—	358,563
Prepaid and other assets	311,007	287,881
Deferred income taxes	175,826	369,000
Total current assets	3,923,798	8,214,146

Property and equipment, net	11,403,200	11,157,503
Deposits	203,904	161,089

Total assets	$15,530,902	$19,532,738

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	555,976	523,358
Accrued expenses and other liabilities	828,299	900,621
Post-retirement benefits payable	—	1,586,422
Current portion of long-term debt	2,745,465	2,460,085
Total current liabilities	4,129,740	5,470,486

Long-term debt, net of current portion	6,926,445	6,568,214
Deferred income taxes	661,704	336,000
Liability for pension benefits	4,133,888	8,068,087
Total liabilities	15,851,777	20,442,787

Commitments and contingencies

Stockholders’ deficit
Common stock, 10,000 shares of $1 par value authorized, 8,500 shares issued and outstanding	8,500	8,500
Retained earnings	3,587,409	3,192,245
Accumulated other comprehensive loss	(3,916,784)	(4,110,794)

Total stockholders’ deficit	(320,875)	(910,049)

Total liabilities and stockholders’ deficit	$15,530,902	$19,532,738

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
Revenue
Freight	$18,502,825	$17,091,107
Brokerage	665,100	4,089,751
Fuel surcharge	482,948	765,666
Total revenue	19,650,873	21,946,524

Operating expenses
Salaries, wages and employee benefits	8,909,893	7,019,881
Fuel	2,904,320	4,124,440
Operations and maintenance	2,831,629	2,412,308
Purchased freight	576,545	3,827,742
Administrative expenses	708,235	556,622
Sales and marketing	4,486	4,349
Taxes and licenses	216,731	179,829
Insurance and claims	523,404	555,710
Depreciation and amortization	1,851,492	1,325,911
Gain on disposition of revenue property and equipment	(5,500)	(2,570)

Total operating expenses	18,521,235	20,004,222

Income from operations	1,129,638	1,942,302

Other (income) expense
Interest income	(85)	(249)
Interest expense	131,735	124,776

Total other expense	131,650	124,527

Income before provision for income taxes	997,988	1,817,775

Provision for income taxes	459,074	836,176

Net income	538,914	981,599

Other comprehensive income (loss)
Adjustment to pension, net of provision for income taxes	194,010	(2,526,842)

Comprehensive income (loss)	$732,924	$(1,545,243)

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
Six months ended June 30, 2015
(Unaudited)

	Common stock		Retained	Accumulated other comprehensive
	Shares	Par value	earnings	income (loss)	Total
Balance at December 31, 2014	8,500	$8,500	$3,192,245	$(4,110,794)	$(910,049)

Dividends paid	—	—	(143,750)		(143,750)

Minimum pension liability, net of tax	—	—	—	194,010	194,010

Net income	—	—	538,914	—	538,914

Balance at June 30, 2015	8,500	$8,500	$3,587,409	$(3,916,784)	$(320,875)

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$538,914	$981,599
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,851,492	1,325,911
Deferred taxes	193,174	(92,673)
Gain on disposition of property and equipment	(5,500)	(2,570)
Changes in operating assets and liabilities:
Accounts receivable	(1,072,663)	(168,427)
Income tax receivable	358,563	—
Prepaid and other current assets	(97,442)	(92,268)
Deposits	(42,815)	5,000
Accounts payable	32,619	129,488
Accrued expenses and other liabilities	(1,298,507)	13,518
Liability for pension benefits	(3,774,723)	1,507,202
Net cash provided by (used in) operating activities	(3,316,888)	3,606,780
NET CASH FROM INVESTING ACTIVITIES
Purchase of property and equipment	(358)	—
Proceeds from sale of property and equipment	—	2,570
Net cash provided by (used in) investing activities	(358)	2,570
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(1,447,720)	(1,719,446)
Dividends	(143,750)	—
Net cash used in financing activities	(1,591,470)	(1,719,446)
Net increase (decrease) in cash and cash equivalents	(4,908,716)	1,889,904
Cash and cash equivalents – Beginning of period	4,998,243	1,588,116
Cash and cash equivalents – End of period	$89,527	$3,478,020
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$131,735	$124,776
Cash paid for income taxes	$—	$—
NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired with debt or capital lease obligations	$2,091,331	$2,833,930

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bulldog Hiway Express was incorporated July 1, 1959. The Company operates principally in intercity trucking, concentrating on the truck load sector. The Company is headquartered in North Charleston, South Carolina.

Basis of Presentation

These interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission and have been consistently applied. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the proxy statement for the year ended December 31, 2014. The results of operations for the interim periods presented may not be indicative of the operating results to be expected for the Company’s year ending December 31, 2015.

The balance sheet as of December 31, 2014 has been derived from the audited financial statements at that date. Accordingly, these unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this prospectus for the year ended December 31, 2014.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents are defined as short-term investments that have an original maturity of three months or less at the date of purchase and are readily convertible into cash. The Company maintains cash in several banks and, at times, the balances may exceed federally insured limits. The Company does not believe it is exposed to any material credit risk on cash. There were no cash equivalents at June 30, 2015 and December 31, 2014.

NOTE 2 — PREPAID AND OTHER ASSETS

The components of prepaid and other assets are as follows as of June 30, 2015 and December 31, 2014.

	2015	2014
Licensing, permits and tolls	$230,988	$178,972
Insurance	65,346	103,547
Other prepaids	14,673	5,362
	$311,007	$287,881

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — PROPERTY AND EQUIPMENT

The components of property and equipment are as follows at June 30, 2015 and December 31, 2014:

	2015	2014
Trucks and trailers	$24,263,374	$22,997,516
Real estate and improvements	1,609,411	1,609,411
Office and shop equipment	725,923	725,923
	26,598,708	25,332,850
Accumulated depreciation	(15,195,508)	(14,175,347)

	$11,403,200	$11,157,503

Depreciation and amortization expense for the six months ended June 30, 2015 and 2014 was $1,851,492 and $1,325,911, respectively.

NOTE 4 — LONG-TERM DEBT

Long-term debt consists of the following at June 30, 2015 and December 31, 2014:

	2015	2014
Equipment term loans	$4,849,646	$3,494,665
Capital leases	4,822,264	5,533,634

	9,671,910	9,028,299
Less current portion	(2,745,465)	(2,460,085)

Long-term portion	$6,926,445	$6,568,214

Equipment Term Loans

The Company has term loans with three (3) lenders collateralized by equipment. The equipment loans bear interest at rates ranging from 2.6% to 4.8%, require monthly payments of principal and interest and mature at various dates through 2019.

Capital Leases

The Company leases certain equipment under long-term capital lease agreements that expire on various dates through 2019. As of June 30, 2015 and December 31, 2014, the book value of the property and equipment recorded under capital leases was $4,226,342 and $5,097,902, net of accumulated depreciation of $2,821,231 and $2,125,589, respectively. Depreciation expense related to leased equipment was $871,560 and $563,751 for the six months ended June 30, 2015 and 2014, respectively.

Line of credit

The Company has a line of credit with a local bank which provides borrowings up to a maximum of $800,000. At June 30, 2015 and December 31, 2014, the Company had no balance outstanding on the line of credit. The line of credit matures July of each year and bears interest at the prime rate as of June 30, 2015.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — INCOME TAXES

The Company’s statutory federal tax rate is 35%. State tax rates vary among states and range from 1% to 6%, although some state rates are higher and a small number of states do not impose an income tax. The effective tax rate for each of the six months ended June 30, 2015 and 2014 was 46%. The difference between the effective tax rate and the federal statutory rate for the six months ended June 30, 2015 and 2014 is primarily due to state income taxes and nondeductible expenses.

NOTE 6 — PENSION PLAN

The Company adopted a non-contributory defined benefit pension plan (“The Plan”) in 2014. The Company contributed $4,995,291 to the Plan during the six months ended June 30, 2015.

NOTE 7 — POST RETIREMENT BENEFITS

In December 2014, the Company reached a settlement with employees that were receiving post-retirement benefits. The settlement totaled $1,460,000 plus administrative expenses of $126,422. The total payment of $1,586,422 was paid in early 2015.

NOTE 8 — RELATED PARTY LEASES

The Company rents its facilities from The Moseley Family Limited Partnership, a partnership whose members own a majority of the stock in the Company, for $10,500 per month. For the period ended June 30, 2015 and the year ended December 31, 2014 the lease was on a month-to-month basis. A new five year lease began July 1, 2015. Rent expense was $63,000 for each of the six months in the periods ended June 30, 2015 and 2014.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Letters of credit

The Company had outstanding letters of credit at June 30, 2015 and December 31, 2014 totaling approximately $800,000. These letters of credit cover liability insurance claims.

Operating leases

The Company rents its facilities from The Moseley Family Limited Partnership, a partnership whose members own a majority of the stock in the Company, as disclosed in Note 8 — Related Party Leases.

The Company leases equipment under operating leases. The Company also leases office and parking space in Pooler, GA, under a month-to-month operating lease. Facilities rent expense under operating leases was $105,982 and $90,300 for the six months ended June 30, 2015 and 2014, respectively. Revenue equipment rent expense under operating leases was $52,915 and $52,306 for the six months ended June 30, 2015 and 2014, respectively.

Contingencies

The Company is involved in certain claims and pending litigation arising in the normal course of business. These proceedings primarily involve claims for personal injury or property damage incurred in the transportation of freight or for personnel matters. The Company maintains liability insurance to cover liabilities arising from these matters but is responsible to pay deductibles on such matters up to a certain threshold before the insurance is applied. This deductible threshold is not expected to have a material effect on the consolidated financial statements.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

Based on present knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a materially adverse effect on the Company’s consolidated financial position or results of operations as of June 30, 2015 and December 31, 2014 and for the six months ended June 30, 2015 and 2014.

NOTE 10 — SUBSEQUENT EVENTS

On July 1, 2015, Daseke Inc. acquired 100% of the stock of Bulldog Hiway Express. Subsequent events have been evaluated through November 6, 2015, the date the financial statements were available to be issued.

INDEPENDENT ACCOUNTANTS’ AUDIT REPORT

To the Board of Directors
Daseke, Inc.
Dallas, Texas

We have audited the accompanying financial statements of Bulldog Hiway Express (a South Carolina corporation) which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend of the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bulldog Hiway Express as of December 31, 2014 and 2013, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Streetman, Jones & Powers, LLC

Streetman, Jones & Powers, LLC
Charleston, South Carolina
October 23, 2015

BULLDOG HIWAY EXPRESS
BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

	As of December 31,
	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$4,998,243	$1,588,116
Accounts receivables – trade (less allowance for uncollectibles, $32,000 and $32,000, respectively)	2,179,710	2,865,084
Accounts receivable – officers	4,488	4,488
Driver advances and other receivables	16,261	19,284
Income tax refund receivable	358,563	—
Deferred income taxes	369,000	269,000
Prepayments	287,881	236,790
Total current assets	8,214,146	4,982,762

Property and Equipment, net	11,157,503	10,526,506

Deposits	161,089	165,939

Total Assets	$19,532,738	$15,675,207

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Current maturities on long-term debt	$1,008,189	$1,151,814
Current portion of capital lease obligation	1,451,896	935,003
Post retirement benefits payable	1,586,422	—
Accounts payable – trade	523,358	923,844
Income taxes payable	1,560	233,212
Other accrued expenses	899,061	562,191
Total current liabilities	5,470,486	3,806,064

Non-Current Liabilities
Deferred income taxes	336,000	1,583,000
Post retirement benefits payable	—	1,676,312
Liability for pension benefits	8,068,087	—
Long-term debt, net of current maturities	2,486,476	3,001,844
Capital lease obligation, net of current portion	4,081,738	3,314,623
Total non-current liabilities	14,972,301	9,575,779
Total liabilities	20,442,787	13,381,843

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Common Stock (10,000 shares of $1 par authorized, 585 issued and outstanding	8,500	8,500
Retained earnings	3,192,245	2,284,864
Minimum pension liability, net of tax	(4,110,794)	—
Total stockholders’ equity (deficit)	(910,049)	2,293,364

Total Liabilities and Stockholders’ Equity (Deficit)	$19,532,738	$15,675,207

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	For the Years Ended December 31,
	2014	2013
Revenues
Freight revenue	$34,153,107	$26,122,906
Fuel surcharge	1,438,402	2,677,536
Brokerage revenue	5,400,473	1,919,709
Total revenues	40,991,982	30,720,151

Operating Expenses
Wages and employee benefits	15,908,513	12,093,315
Fuel	7,673,098	7,610,374
Operations and maintenance	3,195,906	2,079,493
General supplies and licenses	1,046,781	653,916
Operating taxes and licenses	440,023	389,761
Insurance	1,113,138	1,057,578
Communication and utilities	233,594	213,820
Depreciation and amortization	3,048,201	2,315,007
Revenue equipment rents and purchased transports	5,671,816	2,568,399
Building and office equipment expenses	192,473	188,475
Gain on sale of revenue equipment	(57,852)	(23,412)
Total operating expenses	38,465,691	29,146,726

Operating income	2,526,291	1,573,425

Other Income (Expense)
Interest income	503	501
Loss on sale of assets	(39,822)	—
Interest expense	(256,113)	(239,049)
Total other income (expense)	(295,432)	(238,548)

Income before income taxes	2,230,859	1,334,877

Provision for Income Taxes	1,035,978	626,060

Net Income	1,194,881	708,817

Other Comprehensive Income (Loss)
Adjustment to pension, net of provision for income taxes	(4,110,794)	—

Total Comprehensive Income (Loss)	$(2,915,913)	$708,817

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total
Balances, December 31, 2012	585	$8,500	$1,576,047	$—	$1,585,132

Net income	—	—	708,817	—	708,817

Balances, December 31, 2013	585	8,500	2,284,864	—	2,293,364

Net income	—	—	1,194,881	—	1,194,881

Minimum pension liability, net of tax of $2,740,000	—	—	—	(4,110,794)	(4,110,794)

Dividends	—	—	(287,500)	—	(287,500)

Balances, December 31, 2014	585	$8,500	$3,192,245	$(4,110,794)	$(910,049)

The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	For the Years Ended December 31,
	2014	2013
Reconciliation of net income to net cash provided by operating activities:

Income	$1,194,881	$708,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,048,201	2,315,007
Deferred income tax expense (benefit)	1,393,000	399,000
Net gain on sale of assets	(18,030)	(23,412)
Change in operating assets and liabilities:
Accounts receivable – trade	685,374	(533,597)
Driver advances and other receivables	3,023	(7,504)
Income tax refund receivable	(358,563)	—
Prepayments	(51,091)	(29,223)
Accounts payable – trade	(400,486)	530,278
Income taxes payable	(231,652)	(25,972)
Post retirement benefit payable	(89,890)	(222,118)
Liability for pension benefits	1,217,293	—
Other accrued expenses	336,870	(5,044)
Net cash provided by operating activities	6,728,930	3,106,232

Cash flows from investing activities
Acquisition of property and equipment	(15,447)	(1,156,287)
Proceeds from sale of property and equipment	792,053	23,412
Increase (decrease) in deposits	4,850	(5,300)
Net cash provided by (used in) investing activities	781,456	(1,138,175)

Cash flows from financing activities
Payment on capital lease obligations	(1,267,759)	(948,692)
Borrowings on long-term debt	—	2,229,378
Payments on long-term borrowings	(2,545,000)	(3,445,920)
Stockholders’ dividends paid	(287,500)	—
Net cash used in financing activities	(4,100,259)	(2,165,234)

Net increase (decrease) in cash	3,410,127	(197,177)

Cash at Beginning of Year	1,588,116	1,785,293
Cash at End of Year	$4,998,243	$1,588,116

Supplemental disclosure of cash flow information:
Purchase of equipment through long-term financing arrangements	$4,437,774	$6,282,515
Cash paid for taxes	$233,212	$259,184
The accompanying notes are an integral part of these financial statements.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of Bulldog Hiway Express (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (GAAP) and have been consistently applied in the preparation of the financial statements.

A. Organization

Bulldog Hiway Express was incorporated July 1, 1959. The Company operates principally in intercity trucking concentrating on the truck load sector. The Company is headquartered in North Charleston, South Carolina. The Company also operates terminals in Savannah, Georgia and Mobile, Alabama.

B. Accounting Method

Revenues are recognized when earned and expenses related to the revenues are recorded upon completion of the event to which they are applicable regardless of the timing of related cash flows.

C. Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

D. Property and Equipment

Property and equipment are stated at cost, and expenditures for additions, improvements, and betterments, if material, are generally capitalized. Normal repairs and maintenance are expensed. The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the statement of income and comprehensive income (loss).

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed.

Depreciation of fixed assets is provided on the straight-line method at various rates based on the item’s estimated useful life. Amortization of property acquired under capital leases is provided on the straight-line method based on the term of the lease and is included in depreciation expense.

E. Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. No interest is charged on these accounts. The allowance is estimated based on historical performance and current economic conditions. Losses are charged to the reserve when management deems further collection efforts will not produce additional recoveries. Periodically, management evaluates the accounts and writes off any amounts considered uncollectible. At December 31, 2014 and 2013, the allowance for doubtful accounts was $32,000 and $32,000, respectively.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

F. Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis for accounts receivable, property and equipment, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses, if any, that are available to offset future federal income taxes.

G. Concentration of Risk

Financial instruments that potentially subject the Company to credit risk include cash deposits in excess of federally insured limits. As of December 31, 2014 and 2013, cash balances exceed those limits by $4,668,205 and $1,362,870, respectively.

The Company has one customer that accounted for approximately 39% and 46% of the Company’s total revenues, and 50% and 62% of the Company’s accounts receivable for the years ended December 31, 2014 and 2013, respectively.

H. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

I. Accounting Principles

In January 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-01, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” ASU 2015-01 eliminates from GAAP the concept of an extraordinary item. The Board released the new guidance as part of its simplification initiative, which is intended to “identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements.” The ASU is effective for annual periods beginning after December 31, 2015, and interim periods within those annual periods. The Company does not expect this pronouncement to have a material impact on the financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. The Company does not believe this pronouncement will have a material impact on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which is effective for the Company in 2018. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is in the process of evaluating the guidance in this ASU and has not yet determined if the adoption of this guidance will have a material impact on the Company’s financial statements.

J. Sales Tax

Taxes collected from customers and remitted to governmental authorities are presented in revenues in the statements of income and comprehensive income (loss) on a net basis.

NOTE 2. PROPERTY AND EQUIPMENT

Property and equipment consist of:

	Range of Estimated Useful	As of December 31,
	Lives (Years)	2014	2013
Description
Revenue equipment	2 – 8	$15,774,025	$16,770,849
Service cars and equipment	3 – 8	247,139	292,351
Other carrier property	2 – 7	478,784	364,592
Leasehold improvements	15	1,609,411	1,441,684
Revenue equipment under capital lease	3 – 4	7,223,491	4,809,407
Total Cost		25,332,850	23,678,883
Accumulated depreciation and amortization		(14,175,347)	(13,152,377)
Property and Equipment, Net		$11,157,503	$10,526,506

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $3,048,201 and $2,315,007, respectively.

NOTE 3. PREPAYMENTS

Prepayments consist of:

	As of December 31,
	2014	2013
Description
Prepaid Taxes & Licenses	$178,972	$158,645
Prepaid Insurance	103,547	73,624
Prepaid Fees	5,362	4,521

Total Prepayments	$287,881	$236,790

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 4. INCOME TAXES

The provision for income taxes consists of the following:

	For the Year Ended December 31,
	2014	2013
Current Tax
Federal expense (benefit)	$(358,563)	$168,849
State expense	1,541	58,211
Total current	(357,022)	227,060

Deferred Tax
Federal expense	1,184,050	352,000
State expense	208,950	47,000
Total deferred expense	1,393,000	399,000
Total Provision For Income Taxes	$1,035,978	$626,060

The Company’s total deferred tax assets and deferred tax liabilities consist of the following:

	As of December 31,
	2014	2013
Current deferred income tax assets (liabilities)
Allowance for doubtful accounts	$13,000	$13,000
Related party accrual	193,000	96,000
Vacation accrual	91,000	71,000
Post retirement benefits payable	—	89,000
Liability for pension benefits	14,000	—
State net operating loss carryforward	58,000	—
Total	$369,000	269,000

Non-current deferred income tax assets (liabilities)
Property and equipment	$(2,364,000)	$(2,155,000)
Post retirement benefits payable	—	572,000
Liability for pension benefits	2,028,000	—
Total	$(336,000)	$(1,583,000)

Deferred tax benefit of $2,740,000 related to pension liabilities, is included in accumulated other comprehensive income (loss) at December 31, 2014.

The provision for income taxes differs from the amount of income tax determined by applying the applicable income tax rates to pretax income for the years ended December 31, 2014 and 2013 due to the permanent differences of nondeductible trucker meals and life insurance premiums.

As of December 31, 2014, the Company had a federal net operating loss of $1,153,300. This loss was carried back for federal tax purposes. The Company had state operating losses of $970,662. These losses have been carried forward for state purposes. The state carryforwards will begin to expire in 2029.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 4. INCOME TAXES (cont.)

The Company is subject to potential examination by the Internal Revenue Service and various state taxing authorities. However, the Company is not currently under audit by any of these jurisdictions. The Company believes it is no longer subject to income tax examinations prior to 2011. The Company’s evaluation revealed no uncertain tax positions that would have a material impact on the financial statements. The Company will record a liability for uncertain tax positions when it is more likely than not that a tax position would not be sustained if examined by the taxing authority. If assessed, the Company classifies any interest and penalties recognized with a tax position as operating expenses in the statement of income and comprehensive income (loss).

NOTE 5. OTHER ACCRUED EXPENSES

Other accrued expenses consists of:

	As of December 31,
	2014	2013
Description
Salaries and wages payable-leased employees	$854,244	$543,210
Accrued fuel and oil taxes	7,204	10,010
Liability for pension benefits – current	34,534	—
Other current and accrued liabilities	3,079	8,971
Total Other Accrued Expenses	$899,061	$562,191

NOTE 6. LONG-TERM DEBT

Long-term debt consists of:

	As of December 31,
	2014	2013
Various installment loans with five lenders, collateralized by equipment with maturity dates ranging from September 2016 to August 2019. As of December 31, 2014 and 2013, monthly payments total $92,274 and $148,257, respectively. As of December 31, 2014, interest rates ranged from 2.692% to 4.745% per annum.	$3,494,665	$4,153,658

Less current maturities	(1,008,189)	(1,151,814)

Long-Term Debt, Net of Current Maturities	$2,486,476	$3,001,844

Maturities on long-term debt are as follows:

December 31,	Amount
2015	$1,008,189
2016	951,993
2017	808,462
2018	629,126
2019 and thereafter	96,895
$3,494,665

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 7. CAPITAL LEASE OBLIGATION

Capital lease obligations consists of:

	As of December 31,
	2014	2013
Various capital lease obligations with one lessor, collateralized by equipment with maturity dates ranging from November 2016 to April 2019. As of December 31, 2014 and 2013, monthly payments total $130,848 and $85,638, respectively. As of December 31, 2014, interest rates ranged from 2.354% to 2.899% per annum.	$5,533,634	$4,249,626

Less current maturities	(1,451,896)	(935,003)

Capital Lease Obligations, Net of Current Maturities	$4,081,738	$3,314,623

Future minimum lease payments on capital lease obligations are as follows:

December 31,	Amount
2015	$1,570,174
2016	1,570,174
2017	1,472,197
2018	1,013,806
2019 and thereafter	169,512
Total minimum lease payments	5,795,863
Less: amount attributable to interest	(262,229)
Total (Present value of minimum lease payments on capital leases)	5,533,634
Less current portion	(1,451,896)
Long-term capital leases	$4,081,738

As of December 31, 2014 and 2013, the book value of the property and equipment recorded under capital leases was $5,097,902 and $4,027,269, net of accumulated depreciation of $2,125,589 and $782,138, respectively. Depreciation expense related to leased equipment was $1,431,410 and $506,244 for the years ended December 31, 2014 and 2013, respectively.

NOTE 8. LINE OF CREDIT

The Company has a line of credit with a local bank which provides borrowings up to a maximum of $800,000. At December 31, 2014 and 2013, the Company had an outstanding balance of $0. The line of credit matures July of each year. Interest shall accrue at the greater of a floating rate equal to the Index Rate plus 0%, or the Floor Rate of 3.25%. The Indexed Rate was 3.25% at December 31, 2014.

NOTE 9. RELATED PARTIES

Lease Commitments

The company rents its facilities from The Moseley Family Limited Partnership, a partnership whose members own a majority of the stock in the Company, for $10,500 per month. For the years ended December 31, 2014 and 2013 the lease was on a month-to-month basis. A new five year lease began July 1, 2015. Rent expense was $126,000 for each of the years ended December 31, 2014 and 2013.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 9. RELATED PARTIES (cont.)

Future minimum lease payments for this lease are as follows:

December 31,	Amount
2015	$78,000
2016	156,000
2017	156,000
2018	156,000
2019 and thereafter	234,000
Total	$780,000

NOTE 10. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases equipment under operating leases. The Company also leases office and parking space in North Charleston, SC, Pooler, GA and Prichard, AL. The SC and GA leases were on a month-to-month term through December 31, 2014. Subsequent to December 31, 2014, the Company entered into two real estate operating leases. The Company signed a five year lease for the North Charleston, SC facilities. The lease begins July 1, 2015 with a monthly lease payment of $13,000. The Company signed a three year lease for the Pooler, GA facilities. The lease begins March 15, 2015 with a monthly lease payment of $7,500 for the first year and $8,000 for the two subsequent years. The AL property is under a three year lease beginning August 1, 2014. The following is a schedule, by years, of future minimum rental payments required under operating leases that have noncancellable lease terms as of December 31, 2014:

Operating lease expense for the years ended December 31, 2014 and 2013 was $210,768 and $206,670, respectively.

Future minimum operating lease payments are as follows:

December 31,	Amount
2015	$207,295
2016	302,170
2017	282,685
2018	174,225
2019 and thereafter	234,000
Total	$1,200,375

Contingencies

Letters of Credit

The Company had outstanding letters of credit at December 31, 2014 totaling approximately $800,000. These letters of credit cover liability insurance claims.

Litigation

The Company is involved in certain claims and pending litigation arising in the normal course of business. These proceedings primarily involve claims for personal injury or property damage incurred in the transportation of freight or for personnel matters. The Company maintains liability insurance to cover liabilities arising from these matters but is responsible to pay deductibles on such matters up to a certain threshold before the insurance is applied. This deductible threshold is not expected to have a material effect on the consolidated financial statements.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES (cont.)

Based on present knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a materially adverse effect on the Company’s financial position or result of operations its of operations as of and for the years ended December 31, 2014 and 2013.

NOTE 11. LEASED EMPLOYEES

The Company leases its employees from an employee leasing firm. The employee leasing firm is responsible for paying the payroll, payroll taxes and worker’s compensation insurance. Bulldog Hiway Express is responsible for supplying the company data upon which each employee’s compensation is to be based. Lease fees are calculated using a factor based on the employee’s job description and weekly gross pay. Leased employee expense for the years ended December 31, 2014 and 2013 was $13,796,097 and $11,661,026, respectively. Leased employee expense is included in “Wages and employee benefits” in the statement of income and comprehensive income (loss).

NOTE 12. (401)K PLAN

The Company has a 401(k) plan available for leased employees who have completed one year of service and attained the age of 21. This plan enables leased employees to defer a percentage of their salaries. The Company does not match deferrals nor does it make any other contributions to this plan.

NOTE 13. DEFINED BENEFIT PENSION PLAN

Effective January 1, 2014, the Company adopted a non-contributory defined benefit pension plan (“The Plan”). The Plan covers employees of Bulldog Hiway Express. Benefits are based on years of service for all employees and compensation for employees hired prior to January 1, 2001. All employees of Bulldog Hiway Express that meet the plan’s eligibility requirements are covered by the plan and all benefits have been valued through December 31, 2014.

Benefit obligations are determined by actuarial valuations based on certain assumptions pertaining to interest rates, inflation rates, employee compensation, and demographics.

Obligations and Funded Status

2014
Change in projected benefit obligation:
Benefit obligation at beginning of year	$7,073,364
Service cost	336,690
Interest cost	269,495
Actuarial (gain) loss	423,072
Benefits paid	—
Benefit obligation at end of year	$8,102,621

Change in plan assets:
Fair value of plan assets at beginning of year	$—
Actual return on plan assets	—
Employer contributions	—
Benefits paid	—
Fair value of plan assets at end of year	$—
Funded status at end of year	$(8,102,621)

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 13. DEFINED BENEFIT PENSION PLAN (cont.)

Amounts recognized in the balance sheet consist of:
Current liabilities	$(34,534)
Non-current liabilities	(8,068,087)
Total liabilities	$(8,102,621)

Amounts recognized in accumulated other comprehensive income consist of:
Transition obligation	$3,687,722
Net loss	423,072
Total, net of tax of $2,740,000	$4,110,794

Components of net periodic benefit cost and other amounts recognized in other comprehensive income
Service cost	$336,690
Interest cost	269,495
Amortization of transition obligation	645,642
Net periodic benefit cost	$1,251,827

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Transition obligation arising in year, net of tax	$4,333,364
Net loss arising in year	423,072
Amortization of transition (asset) in year	(645,642)
Total recognized in other comprehensive income, net of tax of $2,740,000	$4,110,794

Total recognized in net periodic benefit cost and other comprehensive income	$5,362,621

The estimated transition obligation (asset), net loss (gain) and prior service cost (credit) for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $645,642, $0 and $0, respectively.

The following table summarizes the Company-sponsored pension plan that has projected benefit obligations in excess of plan assets.

Projected benefit obligation	$8,102,621
Accumulated benefit obligation	$7,859,647
Fair value of plan assets	$—

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31, 2014
Discount rate	3.81%
Rate of compensation increase	0.00%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31, 2014
Discount rate	3.81%
Expected long-term return on plan assets	5.00%
Rate of compensation increase	0.00%

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 13. DEFINED BENEFIT PENSION PLAN (cont.)

Plan Assets

The Company’s objective is to allocate assets in a manner that will maximize investment return while limiting, to the extent possible, investment volatility. The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by asset class.

The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent assets allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner that is compliant at all times with applicable government regulations.

The Company’s overall investment strategy is to achieve a mix of approximately 50% of investments for long-term growth and 50% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for plan assets are 42% domestic equity securities, 15% foreign equity securities, 38% corporate bonds and 5% cash and cash equivalents.

As of December 31, 2014, the plan was not funded and, therefore, had no plan assets.

Cash Flows

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

December 31	Amount
2015	$34,534
2016	217,542
2017	288,740
2018	349,675
2019	420,900
Years 2020–2024	2,721,058

The Company contributed $3,000,000 to the plan on March 3, 2015 and $1,995,291 on June 30, 2015.

NOTE 14. POST RETIREMENT BENEFITS

As detailed in Note 13, a defined benefit pension plan was established effective January 1, 2014 for all eligible current employees as of that date. In 2014 the Company reached a settlement with former employees receiving post retirement benefits that retired prior to the adoption of defined benefit pension plan. The settlement totaled $1,460,000 plus administrative expenses of $126,422. The total payment of $1,586,422 was paid in early 2015.

BULLDOG HIWAY EXPRESS
NOTES TO FINANCIAL STATEMENTS

NOTE 15. SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring from December 31, 2014, through October 23, 2015, the date the financial statements were available to be issued. After the close of business on June 30, 2015, Daseke Inc. acquired 100% of the outstanding stock of the Company.

HORNADY TRUCK LINE, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$9,008,716	$9,424,680
Certificate of deposit	250,000	250,194
Accounts receivable	3,261,964	2,908,833
Current portion of note receivable from stockholder	—	37,980
Current portion of net investment in sales-type leases	753,809	284,799
Parts supplies	94,259	93,968
State income tax receivable	29,989	29,989
Prepaid and other assets	801,680	562,822
Total current assets	14,200,417	13,593,265

Property and equipment, net	21,482,637	21,040,063
Note receivable from stockholder, net of current portion	—	344,127
Net investment in sales-type leases, net of current portion	2,987,278	824,391
Other long-term assets	533,038	188,852

Total assets	$39,203,370	$35,990,698

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,514,337	$798,389
Accrued expenses and other liabilities	288,871	304,678
Accrued payroll, benefits and related taxes	336,268	151,782
Accrued insurance and claims	129,300	530,522
Current portion of long-term debt	5,958,492	5,254,345
Total current liabilities	8,227,268	7,039,716

Long-term debt, net of current portion	15,321,837	12,733,022
Deferred income taxes	5,665,000	5,665,000

Total liabilities	29,214,105	25,437,738

Commitments and contingencies

Stockholders’ equity
Common stock	2,836	2,836
Additional paid-in capital	137,168	137,168
Retained earnings	9,849,261	10,412,956

Total stockholders’ equity	9,989,265	10,552,960

Total liabilities and stockholders’ equity	$39,203,370	$35,990,698

The accompanying notes are an integral part of these consolidated and combined financial statements.

HORNADY TRUCK LINE, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
Revenue
Freight	$16,742,624	$16,021,114
Fuel surcharge	2,742,602	4,340,043
Total revenue	19,485,226	20,361,157

Operating expenses
Salaries, wages and employee benefits	5,269,480	5,950,802
Fuel	2,632,614	4,794,533
Purchased freight	4,682,921	2,489,638
Other transportation expenses	1,486,332	1,904,972
Administrative expenses	722,331	853,206
Insurance and claims	940,915	1,037,213
Depreciation and amortization	1,789,814	1,912,834
Gain on disposition of revenue property and equipment	(346,201)	(391,837)

Total operating expenses	17,178,206	18,551,361

Income from operations	2,307,020	1,809,796

Other (income) expense
Interest income	(290,378)	(19,472)
Interest expense	263,986	239,926

Total other (income) expense	(26,392)	220,454

Income before provision for income taxes	2,333,412	1,589,342

Provision for income taxes	—	622,500

Net income	$2,333,412	$966,842

The accompanying notes are an integral part of these consolidated and combined financial statements.

HORNADY TRUCK LINE, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Six months ended June 30, 2015
(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
Balances, December 31, 2014	$2,836	$137,168	$10,412,956	$10,552,960
Distributions to stockholders			(2,515,000)	(2,515,000)
Note receivable from stockholder converted to distribution			(382,107)	(382,107)

Net Income	—	—	2,333,412	2,333,412

Balances, June 30, 2015	$2,836	$137,168	$9,849,261	$9,989,265

The accompanying notes are an integral part of these consolidated and combined financial statements.

HORNADY TRUCK LINE, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,333,412	$966,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,789,814	1,912,834
Gain on disposition of property and equipment	(346,201)	(391,837)
Deferred gain and interest recognized on sales-type leases	(414,983)	(28,178)
Changes in operating assets and liabilities:
Accounts receivable	(353,131)	(40,633)
Payments received on sales-type leases	978,171	54,877
Prepaid and other current assets	(235,259)	163,698
Accounts payable	715,948	(8,709)
Accrued expenses and other liabilities	(232,543)	699,075

Net cash provided by operating activities	4,235,228	3,327,969

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	863,103	1,012,172
Deferred financing fees	788	183

Net cash provided by investing activities	863,891	1,012,355

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(3,000,083)	(2,669,599)
Distributions to stockholders	(2,515,000)	(2,595,949)

Net cash used in financing activities	(5,515,083)	(5,265,548)

Net decrease in cash and cash equivalents	(415,964)	(925,224)
Cash and cash equivalents – Beginning of period	9,424,680	7,838,408

Cash and cash equivalents – End of period	$9,008,716	$6,913,184

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$262,841	$239,926
Cash paid for income taxes	$—	$—

NONCASH INVESTING AND FINANCING ACTIVITIES
Note receivable from stockholder converted to distribution	$382,107	$—
Property and equipment acquired with debt or capital lease obligations	$6,293,045	$3,469,334
Property and equipment transferred to lease purchase assets	$3,830,101	$371,759
Lease purchase assets sold for notes receivable	$3,543,755	$468,055
Lease purchase returns to lease purchase assets	$527,308	$69,597

The accompanying notes are an integral part of these consolidated and combined financial statements.

HORNADY TRUCK LINE, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Hornady Truck Line, Inc. is a contract load carrier which hauls principally wood products, coiled steel and steel products on flatbed equipment, primarily for customers located east of the Rocky Mountains.

Basis of Presentation

These interim consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United State of America for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission and have been consistently applied. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the audited consolidated and combined financial statements and notes thereto as of and for the year ended December 31, 2014 included in the proxy statement. The results of operations for the interim periods presented may not be indicative of the operating results to be expected for the Company’s year ending December 31, 2015.

The consolidated and combined balance sheet as of December 31, 2014 has been derived from the audited consolidated and combined financial statements at that date. Accordingly, these unaudited interim consolidated and combined financial statements should be read in conjunction with the audited consolidated and combined financial statements and notes thereto as of and for the year ended December 31, 2014, included elsewhere in the proxy statement.

Principles of Consolidation and Combination

The consolidated and combined financial statements include the consolidated accounts of Hornady Truck Line, Inc. (Truck Line) and its wholly-owned subsidiary, Hornady Transportation, LLC (Transportation) and the accounts of its affiliated entity, B. C. Hornady and Associates, Inc. (BCH), collectively the Company. All intercompany balances and transactions have been eliminated in these consolidated and combined financial statements.

Use of Estimates

The preparation of the consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents are defined as short-term investments that have an original maturity of three months or less at the date of purchase and are readily convertible into cash. The Company held a certificate of deposit of $250,000 and $250,194 at June 30, 2015 and December 31, 2014, respectively. The Company maintains cash in several banks and, at times, the balances may exceed federally insured limits. The Company does not believe it is exposed to any material credit risk on cash.

HORNADY TRUCK LINE, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — NOTE RECEIVABLE FROM STOCKHOLDER

The Company had a note receivable due from its stockholder which was being repaid in quarterly installments of $12,300, including interest at 3%, through October 2023. Principal outstanding under the note receivable at December 31, 2014 was $382,107. On June 30, 2015 the note receivable was converted to a distribution to stockholder.

NOTE 3 — PREPAID AND OTHER ASSETS

The components of prepaid and other assets are as follows as of June 30, 2015 and December 31, 2014.

	2015	2014
Licensing, permits and tolls	$173,289	$149,582
Insurance	320,608	89,130
Tires	303,136	324,110
Other	4,647	—

	$801,680	$562,822

The cost of replacement tires is amortized using the straight-line method over a period of eighteen months.

NOTE 4 — PROPERTY AND EQUIPMENT

The components of property and equipment are as follows at June 30, 2015 and December 31, 2014:

	2015	2014
Trucks and trailers	$31,031,947	$29,015,331
Real estate and improvements	4,121,613	4,127,112
Office and shop equipment	1,956,686	1,468,495
	37,110,246	34,610,938
Accumulated depreciation	(15,627,609)	(13,570,875)

	$21,482,637	$21,040,063

Depreciation and amortization expense for the six months ended June 30, 2015 and 2014 was $1,789,814 and $1,912,834, respectively.

NOTE 5 — LONG-TERM DEBT

Equipment loans

Long-term debt at June 30, 2015 and December 31, 2014 consists of equipment term loans with seven (7) lenders collateralized by equipment. The equipment loans bear interest at rates ranging from 1.6% to 5.25%, require monthly payments of principal and interest and mature at various dates through 2023.

Line of credit

The Company had available a $3,000,000 line of credit with a financial institution which provided for interest at LIBOR plus 2.25% and was collateralized by accounts receivable. There were no amounts outstanding under the line of credit at June 30, 2015 and December 31, 2014.

HORNADY TRUCK LINE, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — COMMON STOCK

Truck Line has 10,000 shares of $1 par value common stock authorized and 836 shares issued and outstanding. BCH has 5,000 shares of $1 par value common stock authorized and 2,000 shares issued and outstanding.

NOTE 7 — INCOME TAXES

Through June 30, 2014, Truck Line’s statutory federal tax rate was 35%. State tax rates vary among states and range from 1% to 6%, although some state rates are higher and a small number of states do not impose an income tax. Beginning July 1, 2014, Truck Line elected S corporation status, thus federal and state taxes are included in the personal income tax return of the stockholder after that date, except for any taxes due on built-in gains. The effective tax rate for the six months ended June 30, 2015 and 2014 was zero and 39.2%, respectively. The change in the rate between periods is the result of the election to be taxed as an S corporation. The difference between the effective tax rate and the federal statutory rate for the six months ended June 30, 2014 is primarily due to state income taxes, nondeductible expenses and BCH’s income which is taxable to its stockholder.

NOTE 8 — RETIREMENT PLAN

The Company has a defined contribution retirement plan. Employees are eligible to participate after completing one year of service and attaining the age of twenty-one. The Plan provides that employees may elect to defer up to 15% of pay, as defined. The Plan provides for a discretionary match by the Company, limited to deferrals up to 6% of pay. Company matching contributions were $25,000 for the six months ended June 30, 2014. No matching contributions were made for the six months ended June 30, 2015.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Letters of credit

At June 30, 2015 and December 31, 2014, standby letters of credit of $750,000 have been issued under agreements that expire through June, 2016. The letters are maintained as security for the self-insured portion of the Company’s liability insurance deductible.

Contingencies

The Company is involved in certain claims and pending litigation arising in the normal course of business. These proceedings primarily involve claims for personal injury or property damage incurred in the transportation of freight or for personnel matters. The Company maintains liability insurance to cover liabilities arising from these matters but is responsible to pay deductibles on such matters up to a certain threshold before the insurance is applied. This deductible threshold is not expected to have a material effect on the consolidated and combined financial statements.

Based on present knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a materially adverse effect on the Company’s consolidated and combined financial position or results of operations as of June 30, 2015 and December 31, 2014 and for the six months ended June 30, 2015 and 2014.

HORNADY TRUCK LINE, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — SUBSEQUENT EVENTS

On August 1, 2015, Daseke Inc. bought 100% of the stock of Hornady Truck (including its wholly owned subsidiary Transportation) and BCH. Subsequent events have been evaluated through November 6, 2015, the date the consolidated and combined financial statements were available to be issued.

Independent Auditors’ Report

To the Stockholder
Hornady Truck Line, Inc.

We have audited the accompanying consolidated and combined financial statements of Hornady Truck Line, Inc. and Subsidiary and Affiliate (the “Company”), which are comprised of the consolidated and combined balance sheets as of December 31, 2014 and 2013, and the related consolidated and combined statements of income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risks assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Carr Riggs & Ingram

Birmingham, Alabama
October 23, 2015

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Consolidated and Combined Balance Sheets

December 31,	2014	2013
Assets
Current assets
Cash and cash equivalents	$9,424,680	$7,838,408
Certificate of deposit	250,194	250,194
Accounts receivable	2,908,833	3,163,140
Current portion of note receivable from stockholder	37,980	36,862
Current portion of net investment in sales-type leases	284,799	—
Inventory	93,968	95,729
Prepaid tires	324,110	422,477
Other prepaid expenses	238,712	316,416
Income taxes receivable	29,989	78,153
Deferred income taxes	—	296,000
Total current assets	13,593,265	12,497,379

Property and equipment
Land and building	3,418,404	3,881,559
Operating equipment	29,015,331	34,750,797
Office furniture and equipment	1,468,495	1,488,035
Leasehold improvements	708,708	671,155
Accumulated depreciation	(13,570,875)	(19,261,250)
Net property and equipment	21,040,063	21,530,296

Other assets
Note receivable from stockholder, net of current portion	344,127	388,138
Net investment in sales-type leases, net of current portion	824,391	—
Deposits	182,334	204,550
Other assets	6,518	6,914
Total other assets	1,357,370	599,602

Total assets	$35,990,698	$34,627,277

Liabilities and stockholders’ equity

Current liabilities
Current maturities of long-term debt	$5,254,345	$5,440,708
Accounts payable	798,389	1,173,748
Accrued salaries and wages	151,782	218,512
Accrued claim liabilities	530,522	658,447
Other current liabilities	304,678	283,434
Total current liabilities	7,039,716	7,774,849

Long-term liabilities
Long-term debt, net of current maturities	12,733,022	11,824,610
Deferred income taxes	5,665,000	5,187,000
Total long-term liabilities	18,398,022	17,011,610

Total liabilities	25,437,738	24,786,459

Commitments and contingencies

Stockholders’ equity
Common stock	2,836	2,836
Additional paid-in capital	137,168	137,168
Retained earnings	10,412,956	9,700,814
Total stockholders’ equity	10,552,960	9,840,818

Total liabilities and stockholders’ equity	$35,990,698	$34,627,277

The accompanying notes are an integral part of these balance sheets.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Consolidated and Combined Statements of Income

For the year ended December 31,	2014	2013
Revenue
Freight	$31,693,925	$31,812,168
Fuel surcharges	8,022,734	9,199,151
Total revenue	39,716,659	41,011,319

Operating expenses
Salaries and benefits	11,197,617	12,260,234
Fuel cost	8,333,334	11,436,163
Purchased transportation	6,071,892	3,137,638
Other transportation expenses	3,112,613	3,538,220
Insurance and claims	1,671,052	1,729,961
Depreciation	4,055,300	3,593,287
Gain on disposal of property and equipment	(1,207,849)	(607,821)
General and administrative	1,516,504	1,684,002
Total operating expenses	34,750,463	36,771,684

Income from operations	4,966,196	4,239,635

Other income (expense), net
Interest expense	(526,474)	(698,095)
Interest income	92,478	19,641
Loss on disposal of property	(117,609)	—
Total other expense, net	(551,605)	(678,454)

Income before taxes	4,414,591	3,561,181
Provision for income taxes	(1,082,500)	(1,343,500)

Net income	$3,332,091	$2,217,681

The accompanying notes are an integral part of these statements.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Consolidated and Combined Statements of Stockholders’ Equity

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Equity
Balance, December 31, 2012	$2,836	$137,168	$7,757,133	$7,897,137
Distributions paid to stockholders:
Hornady Truck Line, Inc.	—	—	(250,000)	(250,000)
B.C. Hornady and
Associates, Inc.	—	—	(24,000)	(24,000)

Net income	—	—	2,217,681	2,217,681
Balance, December 31, 2013	2,836	137,168	9,700,814	9,840,818

Distributions paid to stockholders:
Hornady Truck Line, Inc.	—	—	(2,550,949)	(2,550,949)
B.C. Hornady and
Associates, Inc.	—	—	(69,000)	(69,000)

Net income	—	—	3,332,091	3,332,091
Balance, December 31, 2014	$2,836	$137,168	$10,412,956	$10,552,960

The accompanying notes are an integral part of these statements.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Consolidated and Combined Statements of Cash Flows

For the year ended December 31,	2014	2013
Cash flows from operating activities
Net income	$3,332,091	$2,217,681
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	4,055,300	3,593,287
Gain on disposal of property and equipment	(1,090,240)	(607,821)
Recognized gain on sales-type leases	(56,354)	—
Deferred income taxes	774,000	1,174,000
Changes in operating assets and liabilities:
Accounts receivable	203,358	(465,743)
Payments on sales-type leases	147,305	—
Inventory	1,761	7,075
Prepaid expenses	176,071	115,138
Income taxes receivable	48,164	(149,324)
Deposits	22,216	—
Accounts payable	(375,357)	342,286
Accrued salaries and wages	(66,730)	67,755
Accrued claim liabilities	(127,925)	(796,987)
Other current liabilities	21,244	(30,333)
Net cash and cash equivalents provided by operating activities	7,064,904	5,467,014

Cash flows from investing activities
Principal collections on note receivable from stockholder	42,893	—
Purchases of property and equipment	(103,850)	(63,957)
Proceeds from sale of equipment	3,086,213	1,962,752
Net cash and cash equivalents provided by investing activities	3,025,256	1,898,795

Cash flows from financing activities
Debt principal repayments	(5,934,888)	(5,209,688)
Distributions to stockholders	(2,569,000)	(274,000)
Net cash and cash equivalents used in financing activities	(8,503,888)	(5,483,688)

Net increase in cash and cash equivalents	$1,586,272	$1,882,121
Cash and cash equivalents, beginning of year	7,838,408	5,956,287
Cash and cash equivalents, end of year	$9,424,680	$7,838,408
Supplemental disclosure of cash flow information:
Cash paid for interest	$527,950	$700,498
Net income tax payments	$260,336	$318,824

Supplemental disclosure of noncash investing and financing activities:

Financed purchases of property and equipment	$6,656,937	$6,254,471
Scrap allowances on damaged revenue equipment	$—	$6,550
Non-cash distributions to stockholder	$50,949	$—
Equipment sold under sales-type leases	$1,850,000	$—

Net book value of equipment sold under sales-type leases	$1,200,140	$—

The accompanying notes are an integral part of these statements.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

Consolidated and Combined Financial Statements

The consolidated and combined financial statements include the accounts of Hornady Truck Line, Inc. (“Truck Line”), its wholly owned subsidiary, Hornady Transportation, L.L.C. (“Transportation”), and its affiliated entity, B. C. Hornady and Associates, Inc. (“BCH”), collectively the “Company.” BCH is included in these financial statements due to the common ownership and management of Truck Line and BCH. Management believes this presentation depicts a clearer picture of its operations.

The Company is located in Monroeville, Alabama. Truck Line owns and leases operating equipment and the corporate office to Transportation. Transportation is a contract load carrier which hauls principally wood products, coiled steel and steel products on flat bed equipment. Its customers are located primarily in states east of the Rocky Mountains. BCH owns and leases property in Alabama. Substantially all of BCH’s income is derived from facilities leased to Transportation. All intercompany balances and transactions have been eliminated in these consolidated and combined financial statements.

Truck Line has 10,000 shares of $1 par value common stock authorized and 836 shares issued and outstanding. BCH has 5,000 shares of $1 par value common stock authorized and 2,000 shares issued and outstanding.

Accounts Receivable

The Company reports trade receivables at net realizable value. Management determines the allowance for doubtful accounts based on historical losses and current economic conditions. On a continuing basis, management analyzes delinquent receivables and, once these receivables are determined to be uncollectible, they are written off through a charge against an existing allowance account or against earnings. Management has not established an allowance for doubtful accounts as it believes all accounts are fully collectible. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

Sales-Type Leases

Receivables arising from the sale of equipment under sales-type lease agreements are reported at net realizable value. Income arising from these agreements is amortized to income using a constant periodic rate over the term of the lease agreement.

Inventory

Inventory is stated at the lower of cost (average-cost method) or market and consists of tires and replacement parts.

Prepaid Tires

The cost of replacement tires is amortized using the straight-line method over a period of eighteen months.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings and improvements	27.5 – 40
Operating equipment	5 – 6
Office furniture and fixtures	3 – 5

Management evaluates its property and equipment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable in accordance with ASC Topic 360, Property, Plant and Equipment. Whenever such events or changes in circumstances occur, management performs a recoverability test that compares the carrying amount with the projected undiscounted cash flows from the use and eventual disposition of the asset or asset group. An impairment is recorded for any excess of the carrying amount over the estimated fair value, which is generally determined using discounted future cash flows. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party appraisals, as considered necessary.

Revenue Recognition

Operating revenues and the related estimated expenses are recognized on the date that shipments are delivered.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $93,185 and $48,812 for the years ended December 31, 2014 and 2013, respectively.

Income Taxes

Truck Line has elected S corporation status effective July 1, 2014. Earnings and losses after that date will be included in the personal income tax return of the stockholder and taxed depending on his personal tax strategy. Accordingly, Truck Line will not incur additional income tax obligations other than taxes on built-in gains as of July 1, 2014, as appropriate. Prior to the change, income taxes were provided for the tax effects of transactions reported in the consolidated and combined financial statements and consisted of taxes currently payable and deferred income taxes, which related primarily to differences between the basis of assets and liabilities and their tax basis for financial statement and income tax reporting purposes (see Note 4).

As a limited liability company, Transportation is treated as a partnership for income tax reporting purposes. Consequently, Transportation’s income or loss is combined with that of Truck Line and will included in the personal income tax return of Truck Line’s stockholder, as discussed above.

BCH is taxed as an S corporation under Internal Revenue Code (IRC) and Alabama provisions. As such, stockholders are liable for individual income taxes on their respective shares of BCH’s net income or loss. Therefore, the income of BCH is not considered in determining consolidated taxable income.

Truck Line and BCH’s federal and state income tax returns are subject to possible examination by the taxing authorities until the expiration of the related statute of limitations on those tax returns. In general, the statute of limitations is three years for federal income tax purposes. Statute of

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

limitations vary by state, however, most states follow federal regulations. Truck Line and BCH’s open audit periods are for fiscal years June 30, 2012 through December 31, 2014. Any penalties or interest resulting from income tax examinations or other income tax related matters are included as miscellaneous general and administrative expense on the Company’s statement of operations. There were no such expenses for the years ended December 31, 2014 and 2013.

Cash Flows

For purposes of the consolidated and combined statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents of the Company consist of overnight investments and money market investments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accrued Claims

The Company is partially self-insured for claims arising from public liability, cargo and property damage, workers’ compensation and, employee health and dental benefits. Excess insurance coverage is maintained for per-incident and cumulative liability losses for these risks in amounts management considers adequate. Amounts are accrued currently for the estimated cost of claims incurred, including related expenses. Management considers its accruals for unsettled claims to be adequate; however, there is no assurance that the amounts will not vary from the ultimate amounts incurred upon final disposition of all outstanding claims. As a result, periodic adjustments to the reserves will be made as events occur which indicate that changes are necessary.

Effective in December 2009, the Company became fully insured for workers’ compensation purposes. Workers’ compensation claims incurred prior to that date remain partially self-insured, as discussed above. The Company also became fully insured for health and dental benefits effective in November 2014.

Adoption of New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which is effective for the Company in 2018. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is in the process of evaluating the guidance in this ASU and has not yet determined if the adoption of this guidance will have a material impact on the Company’s consolidated and combined financial statements.

In March 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The amendments in this update require that debt issuance costs related to a recognized liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

are not affected by the amendments in this update. The guidance is effective for interim periods and annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the adoption of this standard on their consolidated and combined financial statements.

In January 2015, the FASB issued ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU 2015-01 eliminates from GAAP the concept of an extraordinary item. The Board released the new guidance as part of it simplification initiative, which is intended to “identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements.” The ASU is effective for annual periods beginning after December 31, 2015, and interim periods within those annual periods. The Company does not expect this pronouncement to have a material impact on the consolidated and combined financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting on Discontinued Operations and Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted only for disposals that have not been reported in financial statements previously issued. The Company does not believe this pronouncement will have a material impact on the consolidated and combined financial statements.

Subsequent Events

In preparing the financial statements, management evaluated subsequent events through October 23, 2015, the date the financial statements were available to be issued.

NOTE 2 — CONCENTRATION OF CREDIT RISK

The Company has no policy requiring collateral or other security to support its cash balances in banks, although all accounts are insured by the Federal Deposit Insurance Corporation (FDIC) to $250,000. The Company maintains its cash accounts, which includes demand deposits and certificates of deposit, in four high credit quality financial institutions and does not believe it is exposed to any significant credit risk on cash and cash equivalents. At December 31, 2014, the Company’s deposits were in excess of FDIC coverage.

NOTE 3 — DEBT

Long-term debt of the Company consists of the following at December 31,

	2014	2013
Various notes payable in monthly installments of $332 to $102,954, including interest from 1.9% to 5.34%, through June, 2018; all notes collateralized by equipment and real estate	$17,987,367	$17,265,318
Less current maturities	(5,254,345)	(5,440,708)
	$12,733,022	$11,824,610

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 3 — DEBT (cont.)

Scheduled maturities of long-term debt follows:

Year ended December 31,
2015	$5,254,345
2016	4,854,297
2017	3,870,545
2018	2,364,916
2019	914,724
Thereafter	728,540
$17,987,367

Some of the above debt is subject to terms stipulated under the loan agreements with the financial institutions involved. The agreements place certain restrictive covenants on the Company which are typical of these type agreements. These include maintaining certain ratios and coverages. The Company was in compliance with all restrictive covenants at December 31, 2014 and 2013.

NOTE 4 — INCOME TAXES

The Federal and state income tax provision included in the consolidated and combined financial statements is summarized as follows:

	2014	2013
Current:
Federal	$(308,500.00)	$(169,500.00)
Deferred:
Federal	(673,000)	(1,021,000)
State	(101,000)	(153,000)
Total deferred	(774,000)	(1,174,000)
Total income tax provision	$(1,082,500)	$(1,343,500)

The Company’s deferred provision for income taxes for the years ended December 31, 2014 and 2013 results from the change in its net deferred tax liability. Principal items comprising the Company’s net deferred tax liability are as follows:

	2014	2013
Deferred tax liability:
Built-in gains tax	$5,665,000	$—
Net book value of property	—	5,187,000

Deferred tax assets:
Insurance reserves	—	254,000
State net operating loss carryover	—	22,000
Other	—	20,000
Total deferred tax assets	—	296,000
Net deferred tax liability	$5,665,000	$4,891,000

For the years ended December 31, 2014 and 2013, the Company’s income tax provision computed at statutory rates differs from the provision recorded on the financial statements due to permanent differences such as penalties and meals and entertainment, as well as the inclusion of BCH net income, which is taxable to its individual stockholder. In addition, the current provision shown above at December 31, 2014 is based on the Company’s income through July 1, 2014, the effective date of Truck Line’s election of S corporation status.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 4 — INCOME TAXES (cont.)

As discussed in Note 1, Truck Line changed its tax status from a tax paying entity to a flow through entity effective July 1, 2014. The deferred tax liability at December 31, 2014 was established to recognize Truck Line’s estimate of built-in gains on property and equipment to be payable upon sale of the property and equipment in future years.

NOTE 5 — RETIREMENT PLAN

The Company has a defined contribution retirement plan (the “Plan”). Employees are eligible to participate after completing one year of service and attaining the age of twenty-one. The Plan provides that employees may elect to defer up to 15% of pay, as defined. The Plan provides for a discretionary match by the Company, limited to deferrals up to 6% of pay. Company matching contributions were $25,000 for the year ended December 31, 2014. There were no such contributions for the year ended December 31, 2013.

NOTE 6 — LETTERS OF CREDIT

At December 31, 2014, standby letters of credit of $745,000 ($1,150,000 at December 31, 2013) have been issued under agreements expiring through June 2015. The letters are maintained as security for the self-insured portion of the Company’s liability insurance deductible.

NOTE 7 — LITIGATION

The Company is involved in legal actions incurred in the ordinary course of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 8 — LINE OF CREDIT

The Company had available a $3,000,000 line of credit with a financial institution which provided for interest at LIBOR plus 2.25% and was collateralized by accounts receivable. There were no amounts outstanding under the line of credit at December 31, 2014 and 2013. The line was cancelled after the acquisition discussed in Note 13.

NOTE 9 — NOTE RECEIVABLE FROM STOCKHOLDER

The Company has a note receivable due from its stockholder which is being repaid in quarterly installments of $12,300, including interest at 3%, through October, 2023. Principal outstanding under the note receivable at December 31, 2014, was $382,107. Scheduled maturities of the note receivable follows:

Year ended December 31,
2015	$37,980
2016	39,133
2017	40,320
2018	41,543
2019	42,804
Thereafter	180,327
$382,107

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 10 — INVESTMENT IN SALES-TYPE LEASES

The Company offers an optional lease purchase plan to independent contractor drivers whereby the driver’s weekly lease payment is applied toward the purchase of the equipment leased from the Company. These sales-type lease agreements bear interest at 10% and expire over the next four years. The Company holds title to the equipment until all terms under the lease agreement are satisfied by the lessee. The components of the Company’s net investment in sales-type leases are as follows at December 31, 2014:

Total minimum lease payments receivable from sales-type leases	$2,025,020
Less unearned interest income	(322,325)
1,702,695
Less unrealized gain	(593,505)
Net investment in sales-type leases	1,109,190
Less current portion	(284,799)
Non-current net investment in sales-type leases	$824,391

The unrealized gain is amortized to income using a constant periodic rate over the term of the lease purchase agreements.

Scheduled future minimum payments receivable from sales-type lease agreements at December 31, 2014 is as follows:

Year ended December 31,
2015	$284,799
2016	323,064
2017	331,263
2018	170,064
$1,109,190

NOTE 11 — RELATED PARTY TRANSACTIONS

At December 31, 2013, the Company had a receivable of $50,949 due from its stockholder which has been included in accounts receivable on the consolidated and combined balance sheet. This receivable was treated as a distribution to the stockholder at December 31, 2014. In addition, at December 31, 2013, the Company established an allowance for doubtful accounts of $51,676 related to a receivable from a former related entity. The allowance and the receivable were both written off during the year ended December 31, 2014.

NOTE 12 — CONCENTRATIONS

Major Customers

For the years ended December 31, 2014 and 2013, revenue from a different customer in each year was approximately 11% and 10%, respectively, of the Company’s total revenue. At December 31, 2014 and 2013, accounts receivable included $135,785 and $368,862, respectively, due from these customers.

Hornady Truck Line, Inc. and Subsidiary and Affiliate
Notes to Consolidated and Combined Financial Statements

NOTE 12 — CONCENTRATIONS (cont.)

Major Supplier

For the year ended December 31, 2014, fuel purchased from one supplier was approximately 98% of the Company’s total fuel purchases. At December 31, 2014, accounts payable included $289,180 due to this supplier. For the year ended December 31, 2013, fuel purchased from two suppliers was approximately 81% of the Company’s total fuel purchases. At December 31, 2013, accounts payable included $492,108 due to these suppliers.

NOTE 13 — SUBSEQUENT EVENTS

Effective August 1, 2015, the Company’s stockholder sold 100% of his interest in the Company to an unrelated party.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DASEKE, INC.,

HENNESSY CAPITAL ACQUISITION CORP. II,

HCAC Merger Sub, INC.,

and

DON R. DASEKE,
solely in his capacity as the Stockholder Representative

December 22, 2016

A-i

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed upon and executed by the parties.

A-ii

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB		A-20
4.01.	Organization and Power	A-20
4.02.	Authorization	A-20
4.03.	No Violations	A-20
4.04.	Governmental Consents, etc.	A-21
4.05.	Legal Proceedings	A-21
4.06.	SEC Filings and Financial Statements	A-21
4.07.	Parent Trust Amount	A-23
4.08.	Broker	A-23
4.09.	Financing	A-23
4.10.	Purpose	A-24
4.11.	Solvency	A-24
4.12.	Adequacy of Funds	A-24
4.13.	Parent Information	A-25
4.14.	Listing	A-25
4.15.	Fairness Opinion	A-25
4.16.	Tax-Free Reorganization	A-25
4.17.	Investor Agreements	A-25
Article V. COVENANTS OF THE COMPANY		A-25
5.01.	Conduct of the Business	A-25
5.02.	Access to Books and Records	A-28
5.03.	Efforts to Consummate	A-28
5.04.	Exclusive Dealing	A-28
5.05.	Payoff Letters and Lien Releases	A-29
5.06.	Stockholder Approval	A-29
5.07.	Conversion of Series B Preferred Stock	A-29
5.08.	Notification	A-29
5.09.	Section 280G Approval	A-29
5.10.	Financing	A-30
5.11.	Update of Financial Statements	A-32
5.12.	Intellectual Property	A-32
5.13.	Obtainment of Consents	A-32
5.14.	Tax-Free Reorganization	A-32
Article VI. COVENANTS OF PARENT AND THE MERGER SUB		A-32
6.01.	Access to Books and Records	A-32
6.02.	Notification	A-33
6.03.	Efforts to Consummate	A-33
6.04.	Contact with Customers and Suppliers	A-33
6.05.	Financing	A-33
6.06.	Investor Agreements	A-35
6.07.	Employee Matters	A-35
6.08.	Tax-Free Reorganization	A-35
Article VII. ACTIONS PRIOR TO THE CLOSING		A-35
7.01.	The Proxy Statement	A-35
7.02.	Regulatory Filings	A-37
7.03.	Shareholder Vote; Recommendation of the Parent Board	A-38
7.04.	Listing	A-38
7.05.	Operations of Parent Prior to the Closing	A-38
7.06.	Founder Voting Agreement	A-39

A-iii

7.07.	Founder Letter Agreement	A-39
7.08.	No Claim Against Parent Trust	A-39
7.09.	Exclusive Dealing	A-40
Article VIII. CONDITIONS TO CLOSING		A-40
8.01.	Conditions to Parent’s and the Merger Sub’s Obligations	A-40
8.02.	Conditions to the Company’s Obligations	A-42
Article IX. INDEMNIFICATION		A-43
9.01.	Indemnification of Officers and Directors of the Company	A-43
9.02.	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	A-44
Article X. TERMINATION		A-44
10.01.	Termination	A-44
10.02.	Effect of Termination	A-46
Article XI. ADDITIONAL COVENANTS		A-46
11.01.	Stockholder Representative	A-46
11.02.	Disclosure Schedules	A-48
11.03.	Registration Rights	A-49
11.04.	Proration of Straddle Period Taxes	A-51
Article XII. DEFINITIONS		A-51
12.01.	Definitions	A-51
12.02.	Other Definitional Provisions	A-66
Article XIII. MISCELLANEOUS		A-66
13.01.	Press Releases and Public Announcements	A-66
13.02.	Expenses	A-66
13.03.	Transfer Taxes	A-67
13.04.	Consequences of Breach	A-67
13.05.	Survival	A-67
13.06.	Notices	A-67
13.07.	Succession and Assignment	A-68
13.08.	Severability	A-68
13.09.	References	A-69
13.10.	Construction	A-69
13.11.	Amendment and Waiver	A-69
13.12.	Entire Agreement	A-69
13.13.	Third-Party Beneficiaries	A-69
13.14.	WAIVER OF TRIAL BY JURY	A-70
13.15.	Parent Deliveries	A-70
13.16.	Delivery by Facsimile or Email	A-70
13.17.	Counterparts	A-70
13.18.	Governing Law	A-70
13.19.	Jurisdiction	A-71
13.20.	Remedies Cumulative	A-71
13.21.	No Vicarious Liability	A-71
13.22.	Specific Performance	A-72
13.23.	Waiver of Conflicts	A-72
13.24.	No Recourse	A-73

A-iv

INDEX OF ANNEX, EXHIBITS AND SCHEDULES

Annex I	Earnout Merger Consideration
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Exchange Agent Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Bylaws
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Debt Financing Commitment
Exhibit H	Form of Written Stockholder Consent
Exhibit I	Form of Management Incentive Plan
Exhibit J	Form of Amended and Restated Registration Rights Agreement
Exhibit K	Form of Undertaking
Exhibit L	Form of LLC Sub Merger Agreement

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2016 (the “date hereof”), is made by and among Daseke, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Don R. Daseke, an individual residing in Texas, solely in his capacity as the representative for the Stockholders pursuant to Section 11.01 (the “Stockholder Representative”). Parent, the Merger Sub and the Company, and, solely in his capacity as and solely to the extent applicable, the Stockholder Representative will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, the Company may determine prior to Closing and in accordance with the terms of this Agreement that, immediately after the effectiveness of the Merger, the Surviving Company shall be merged with and into a wholly owned limited liability company subsidiary of Parent organized under the laws of the State of Delaware (“LLC Sub”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, in furtherance of the acquisition of the issued and outstanding shares of capital stock of the Company by Parent and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Parent Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, Hennessy Capital Partners II LLC (the “Sponsor”) has delivered to the Company a Voting and Support Agreement, dated as of the date hereof (the “Founder Voting Agreement”), pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Parent Common Stock in favor of certain matters (including the Merger and certain other proposals of the Parent set forth in its Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, the Sponsor has also delivered to the Company a Sponsor Share Forfeiture Agreement whereby Sponsor has agreed that prior to the Closing, subject to the terms and conditions set forth therein, the Sponsor shall transfer to Parent for forfeiture the Sponsor Forfeited Shares, and at Closing, Parent shall issue an equivalent number of new shares of Parent Common Stock as part of the Closing Parent Stock Consideration on the terms and subject to the conditions set forth herein;

WHEREAS, Parent has entered into a Backstop and Subscription Agreement (the “Backstop Agreement”), dated as of the date hereof;

WHEREAS, Parent has also entered into a Subscription Agreement for 7.625% Series A Convertible Preferred Stock, dated as of the date hereof (the “Parent Preferred Subscription Agreement” and, together with the Backstop Agreement, the “Investor Agreements”);

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has (a) determined that the Merger is fair, advisable and in the best interests of its respective companies and stockholders and (b) by either unanimous written consent in lieu of meeting or unanimous vote of all the directors attending at a meeting in which a quorum is in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has determined to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parties desire for U.S. federal income Tax purposes that (a) to the extent that clause (b) of this recital is inapplicable, the Merger qualify for the Intended Tax Treatment, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and (b) if the Company elects to consummate the LLC Sub Merger, the Merger and the LLC Sub Merger (together, the “Integrated Mergers”) constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and that this Agreement and the LLC Sub Merger Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.

THE MERGER

1.01.      The Merger.

(a)           Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub will cease, and the Company will be the surviving company (the “Surviving Company”).

(b)           At the Closing, the Company and the Merger Sub will cause a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time on the Closing Date as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the Certificate of Merger (the “Effective Time”).

(c)           From and after the Effective Time, the Surviving Company will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02.      Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger:

(a)           The share transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Excluded Shares and Dissenting Shares, if any, and which, for the avoidance of doubt, includes all shares of Common Stock issued upon the conversion of the Series B Preferred Stock in accordance with Section 8.01(f)) will be automatically converted into the right to receive (i) the Per Common Share Closing Merger Consideration and (ii) the Per Common Share Earnout Merger Consideration (the aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the “Common Stock Merger Consideration”). The Common Stock Merger Consideration will be paid in the manner provided in Section 1.08.

(c)           Each share of Common Stock, if any, held immediately prior to the Effective Time by the Company or Parent (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(d)           Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03.      Organizational Documents. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company will be amended and restated in its entirety in the form attached hereto as Exhibit D until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company will be amended and restated to be in the form attached hereto as Exhibit E until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL. Notwithstanding the foregoing, no such amendment to the certificate of incorporation or the bylaws of the Surviving Company will diminish the exculpation, indemnification or expense advancement or reimbursement provisions in respect of directors or officers of the Company or any other Group Company that held office as of the date hereof in respect of acts or omissions occurring prior to the Effective Time.

1.04.      Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time will be the directors of the Surviving Company (and any other directors of the Company will be deemed to have been removed as of the Effective Time), and the officers of the Company at the Effective Time will be the officers of the Surviving Company, each such initial director and initial officer of the Surviving Company to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.05.      Closing Calculations. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent a certificate signed by the Company CFO, solely in such capacity and not in his personal capacity (the “Closing Certificate”), setting forth (a) a preliminary consolidated balance sheet of the Group Companies as of the Reference Time, (b) (i) (A) the Company’s good faith estimate of Cash as of the Reference Time after the paydown of Company Transaction Expenses prior to the Closing plus (B) 50% of the Equity Backstop Commitment Fee paid by the Company prior to the Closing (collectively, the “Closing Cash”), (ii) the Company’s good faith estimate of Indebtedness as of the Reference Time, including the Payoff Amount (the “Closing Indebtedness”), and (iii) the Company’s good faith estimate of Company Transaction Expenses that will be unpaid as of the Closing (the “Closing Company Transaction Expenses”). The Closing Certificate so delivered by the Company CFO will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Closing Certificate and will also include, consistent with the foregoing calculations, the Company’s determination of (1) the Closing Aggregate Merger Consideration and (2) the Per Common Share Closing Merger Consideration. Parent shall be entitled to review and make reasonable comments on the matters and amounts set forth in the Closing Certificate so delivered by the Company CFO pursuant to this Section 1.05. The Company will cooperate with Parent in the review of the Closing Certificate, including providing Parent and its Representatives with reasonable access to the relevant books, records and finance employees of the Company. The Company will cooperate reasonably with Parent to revise the Closing Certificate if necessary to reflect Parent’s reasonable comments. If the Closing Certificate is so revised, such revised Closing Certificate, or if Parent had no such comments, then the initial Closing Certificate shall be deemed to be the final “Closing Statement,” in each case as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

1.06.      Dissenting Shares. If applicable, and to the extent available under Section 262 of the DGCL, any share of capital stock of the Company that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Stockholder being a “Dissenting Stockholder”), will not be converted into the right to receive the consideration to which the Dissenting Stockholder would be entitled pursuant to Section 1.02, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such Stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares will thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, subject to the payment procedures set forth in Section 1.07 and Section 1.08 and will no longer be Dissenting Shares for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent).

1.07.      Withholding. Notwithstanding any provision contained herein to the contrary, Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Parent so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent will (a) notify the Stockholder Representative and the Stockholders of any anticipated withholding, (b) consult with the Stockholder Representative in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with the Stockholder Representative and the Stockholders to minimize the amount of any applicable withholding.

1.08.      Payment Methodology.

(a)           Prior to the Effective Time, Parent will enter into an exchange agent agreement substantially in the form of Exhibit B attached hereto (the “Exchange Agent Agreement”), and at or prior to the Effective Time, Parent shall make available to the Exchange Agent the Parent Stock Consideration to be paid in respect of the Common Stock.

(b)           After the Closing, promptly following delivery to the Exchange Agent of a duly completed and executed letter of transmittal and certificates representing shares of Common Stock or Preferred Stock, as applicable, along with a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8), substantially in the form of Exhibit C attached hereto (a “Letter of Transmittal”), the Exchange Agent will (and Parent will direct the Exchange Agent to) promptly issue to each Common Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time) that delivers a duly executed and completed Letter of Transmittal the number of shares of Parent Common Stock equal to the Per Common Share Closing Merger Consideration multiplied by the number of shares of Common Stock held of record by such Common Stockholder immediately prior to the Effective Time. Any portion of the Closing Aggregate Merger Consideration remaining unclaimed by the Stockholders three (3) years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(c)           With respect to the Earnout Merger Consideration, promptly following the determination of the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares, as applicable, payable (if any) pursuant to Annex I hereto, the Exchange Agent will also (and Parent will direct the Exchange Agent to also) issue to each Common Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time) that has delivered a duly executed and completed Letter of Transmittal, the number of shares of Parent Common Stock equal to the Per Common Share Earnout Merger Consideration multiplied by the number of shares of Common Stock held of record by such Common Stockholder immediately prior to the Effective Time. Any portion of the Earnout Merger Consideration (to the extent payable pursuant to this Agreement and Annex I hereto) remaining unclaimed by the Common Stockholders three (3) years after the date after the applicable shares of Parent Common Stock is required to be issued pursuant to Annex I hereto (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(d)           Any Parent Stock Consideration that is to be issued to a Stockholder under this Agreement will be issued directly to such Stockholder of record in accordance with the instructions specified by such holder in its Letter of Transmittal. In no event shall any fractional shares of Parent Stock Consideration be issued under this Agreement (with any fractional share that would otherwise be issued rounded to the nearest whole share; provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of shares of Parent Common Stock being issued to the Stockholders under this Agreement being greater or less than the aggregate number of shares of Parent Common Stock equal to the Parent Stock Consideration, then one or more fractional shares that may otherwise be issued to one or more Stockholders may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Stockholder Representative and Parent to result in the aggregate number of shares of Parent Common Stock being issued to the Stockholders under this Agreement being equal to the Parent Stock Consideration).

(e)           None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates will be liable to any Stockholder for any Parent Stock Consideration paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.

1.09.      Accredited or Sophisticated Investors. Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to issue shares of Parent Common Stock to any Stockholder that is not a Confirmed Accredited Investor or a Confirmed Sophisticated Investor.

1.10.      Post-Closing Merger. The Company shall have the right to elect (the “Forward Merger Election”), at its sole discretion, no later than thirty (30) days after the date hereof, by delivery of written notice to Parent, to cause the Surviving Company to merge (the “LLC Sub Merger”), immediately following the Effective Time, with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly owned subsidiary of Parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit L (the “LLC Sub Merger Agreement”). If the Company makes a valid Forward Merger Election in accordance with this Section 1.10, there shall be no condition to the completion of the LLC Sub Merger other than the completion of the Merger. From and after the LLC Sub Merger, LLC Sub shall be the Surviving Company for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all of the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for U.S. federal income Tax purposes.

Article II.

THE CLOSING

2.01.      The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Stockholder Representative; provided, however, that the Closing shall in no event occur earlier than February 1, 2017 unless an earlier date is specified in writing by Parent upon at least three (3) Business Days’ prior written notice (the “Closing Date”) and consented to in writing by the Company in its sole discretion. The deliveries required by Article VIII may occur by email, telecopier or courier service and the release of the Closing deliveries from escrow may occur pursuant to a conference call or email.

2.02.      The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)           the Company and the Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b)           in accordance with the Main Street and Prudential Agreement, Parent will pay, or cause to be paid, the Main Street and Prudential Consideration;

(c)           in accordance with the Payoff Letter, Parent will repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;

(d)           Parent will pay, or cause to be paid, on behalf of the Company, the unpaid Closing Company Transaction Expenses included in the Closing Certificate by wire transfer of immediately available funds as directed by the Stockholder Representative; and

(e)           Parent and the Company will make such other deliveries as are required by Article VIII hereof.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows in this Article III.

3.01.      Existence and Good Standing. Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite corporate or limited liability company power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Group Companies in a material respect. The Company has made available to Parent an accurate and complete copy of each Governing Document of each member of the Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

3.02.      Authority; Enforceability. The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Written Stockholder Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by all required corporate action on behalf of the Company, subject to obtaining the Written Stockholder Consent. This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03.      No Violations. The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both):

(a)           except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Written Stockholder Consent, (iii) compliance with and filings under the HSR Act and (iv) any violation, conflict, breach or default resulting solely from Parent or the Merger Sub being party to the transactions contemplated hereby, violate, conflict with, result in a breach or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company; or

(b)           (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company.

3.04.      Capitalization; Subsidiaries.

(a)           The total number of shares of stock which the Company has authority to issue is three hundred seventy five thousand (375,000) shares of capital stock, classified as (i) three hundred thousand (300,000) shares of common stock at a par value of one cent ($0.01) per share (the “Common Stock”) and (ii) seventy five thousand (75,000) shares of preferred stock at a par value of one cent ($0.01) per share (the “Preferred Stock”). Seventy five thousand (75,000) shares of Preferred Stock, par value $0.01 per share, are designated as the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”). As of the date hereof, there are issued and outstanding 145,495 shares of Common Stock and 64,500 shares of Series B Preferred Stock. No shares of Common Stock or Series B Preferred Stock are held as treasury shares. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b)           Schedule 3.04 accurately sets forth the name and place of incorporation or formation of each Subsidiary of the Company. As of the date hereof, each Subsidiary of the Company is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04, there are no agreements requiring any Group Company to issue, transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, warrants, subscriptions, rights, calls or other similar commitments or agreements relating thereto. Except as set forth in Schedule 3.04, no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

3.05.      Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)           Set forth in Schedule 3.05 are the following financial statements (collectively, the “Company Financial Statements”):

(i)          the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2016 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the unaudited related consolidated statements of operations and comprehensive income (loss) for the nine-month period then ended (such statements of operations, the “Latest Statement of Operations”) and the unaudited related consolidated statements of cash flows; and

(ii)         the audited, consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2015 and December 31, 2014 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the years ended December 31, 2015 and December 31, 2014.

(b)           The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) at the respective dates and for the respective periods described above. Since December 31, 2015, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c)           Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract, material breach of warranty, tort, material infringement or material violation of Law), (ii) that are described in Schedule 3.05, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) otherwise disclosed in this Agreement or the Disclosure Schedules.

(d)           Except as set forth in Schedule 3.05, none of the Group Companies has any Indebtedness outstanding as of the date hereof.

3.06.      Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a)           there has not been a Material Adverse Effect;

(b)           none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions and payment of regular quarterly cash dividends on the Series B Preferred Stock made in the Ordinary Course of Business and pursuant to the terms of the Series B Certificate of Designation;

(c)           none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d)           none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;

(e)           none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f)            none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g)           except as set forth on Schedule 3.11, there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h)           there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;

(i)            none of the Group Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j)            none of the Group Companies has made any change in the manner in which such Group Company generally extends discounts or credits to customers, other than in the Ordinary Course of Business;

(k)           none of the Group Companies has settled any material Legal Proceedings; and

(l)            none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07.      Real Property.

(a)           Schedule 3.07(a) lists all real property owned in fee by any of the Group Companies (the “Owned Real Property”) as of the date hereof. The Group Companies have made available to Parent copies of all title insurance policies insuring the applicable Group Company’s ownership of each Owned Real Property as of the date hereof and copies of the most recent surveys of the same, in each case, in any Group Company’s possession. A Group Company has good and indefeasible fee simple title to each parcel of Owned Real Property and such title is free and clear of Liens except for Permitted Liens.

(b)           Schedule 3.07(b) lists all real property in which any of the Group Companies owns a leasehold interest as of the date hereof (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, no Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases.

No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by a Group Company as of or after the date hereof, or permit the termination, material modification or acceleration of rent as of or after the date hereof, under any Real Property Lease.

(c)           The Company Real Property constitutes all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof. Except as set forth in Schedule 3.07(c), there are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Group Companies) the right of use or occupancy of any Company Real Property from and after the Closing Date.

(d)           With respect to each parcel of Company Real Property:

(i)          except as would not be material to the Group Companies, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such parcel, constitutes a non-conforming structure (other than a legally non-conforming structure) under any setback requirement, zoning ordinance or other administrative regulation applicable to such parcel, encroaches on any easement binding on such parcel or violates any restrictive covenant binding on such parcel or any provision of any Legal Requirement;

(ii)         as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or similar lawsuits or administrative actions relating to the condemnation or taking of any material portion thereof; and

(iii)        as of the date hereof, such parcel has access (either directly or through validly-existing easement or rights-of-way), sufficient for the conduct of the business as conducted by the Group Companies as of the date hereof, to public roads and to all utilities used in the operation of the business at that location as of the date hereof.

3.08.      Tax Matters. Except as set forth in Schedule 3.08:

(a)           all material Tax Returns required to be filed prior to the date hereof (after giving effect to any valid extensions of time in which to make such filings) by or with respect to any of the Group Companies have been duly and timely filed and all such filed Tax Returns are true, correct and complete in all material respects;

(b)           all material Taxes for which any of the Group Companies are liable that are or have become due have been timely paid in full;

(c)           any Taxes or Tax liabilities that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date that are not yet due and payable have been properly accrued on the Company Financial Statements with respect to taxable periods reflected on the Company Financial Statements;

(d)           each Group Company has withheld and timely paid all material Taxes required to have been withheld and paid by it and all such payments have been properly reported to Governmental Entities in accordance with applicable Legal Requirements;

(e)           no Tax audits or claims or assessments or administrative or judicial proceedings are pending against or, to the Knowledge of the Company, proposed or threatened against, any of the Group Companies;

(f)            none of the Group Companies has received any proposed deficiencies or other written claims from any Governmental Entity for unpaid Taxes of any of the Group Companies that remains open and outstanding;

(g)           none of the Group Companies has in force (or has received a written request for) any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(h)           no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation in that jurisdiction, which claim remains open and outstanding;

(i)            there are no Liens (other than Permitted Liens) on any of the assets of any of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than a Tax not yet due and payable);

(j)            since December 31, 2011, no Group Company has been a member of a group of corporations filing a consolidated, combined or unitary Tax Return (other than a group of which a Group Company or the Company is the parent);

(k)           no Group Company has any liability for the Taxes of any other Person (i.e., a Person that is not a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes);

(l)            since December 31, 2011, none of the Group Companies has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(m)          none of the Group Companies has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4 (or any predecessor provision);

(n)           there are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which Group Company may be liable that could affect any Group Company’s liability for Taxes for any taxable period ending after the Closing Date;

(o)           no Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or election under Section 108(i) of the Code, in each case, made, entered into or occurring, as applicable, prior to Closing;

(p)           no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction any of the Group Companies after the Closing; and

(q)           all Tax sharing arrangements or Tax indemnity arrangements (other than any commercial agreements or contracts that are not primarily related to Taxes) relating to any Group Company will terminate prior to the Closing Date and no Group Company will have any liability thereunder on or after the Closing Date.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.08 and Section 3.13 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies.

3.09.      Contracts.

(a)           Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i)          each written employment or consulting Contract that provides for base compensation of more than $200,000 per annum;

(ii)         each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000 (excluding the Real Property Leases);

(iii)        each Contract (other than purchase orders and freight orders entered into by the Group Companies in the Ordinary Course of Business and Contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services or delivery of goods or materials to or by any of the Group Companies of any amount or value reasonably expected to exceed $2,000,000 in the 2016 calendar year or $5,000,000 in the aggregate;

(iv)       each Contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(v)        each material joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party involving the sharing of profits of any of the Group Companies with such third party;

(vi)       each Contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(vii)      each Contract with any director, officer, employee or equity holder of any Group Company (other than Contracts relating to any person’s employment with a Group Company);

(viii)     each Contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

(ix)       each Contract relating to the incurrence, assumption or guarantee by any Group Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Group Company is greater than $1,000,000, other than Contracts solely between or among the Group Companies;

(x)        each written or, to the Knowledge of the Company, oral contract with a Material Customer or Material Supplier containing any “most favored nations”, first refusal, first offer provisions, or similar terms;

(xi)       each Contract with any labor union or collective bargaining association representing any employee of a Group Company; and

(xii)      each Contract for the sale of any material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of the Company, of each other party thereto, enforceable against each of the Group

Companies and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and neither the Group Company party thereto nor, to the Knowledge of the Company, any other Person is in material breach or material default thereunder, and (iii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to the Company true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

3.10.      Intellectual Property.

(a)           Schedule 3.10 sets forth a true and complete list of all registrations and all applications for registration of Intellectual Property that is necessary for the Group Company’s business or operations and which is material to the business, that is owned by any Group Company, and all registrations and registration applications are in the name of a Group Company. All Intellectual Property listed on Schedule 3.10 is subsisting and to the Knowledge of the Company is valid and enforceable and owned free and clear of any liens. The Group Companies own or have valid rights to use all Intellectual Property that is material to the operations of the business as conducted as of the date hereof.

(b)           Except as set forth on Schedule 3.10, no Group Company has received any written notice of any violation or infringement of any asserted rights of any other Person, or invalidity of any Intellectual Property of the Group Companies with respect to any Intellectual Property of any other Person, nor, to the Knowledge of the Company, is any Group Company in violation or infringement of any Intellectual Property of any other Person. Except as set forth on Schedule 3.10, to the Knowledge of the Company, no third party is infringing, in any material respect, any of the Intellectual Property of the Group Companies. The conduct of the Group Companies and Affiliates as currently conducted does not materially infringe or misappropriate the Intellectual Property rights of any Person.

(c)           Except as set forth on Schedule 3.10, the Group Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property owned or purported to be owned by the Group Companies.

(d)           Except as set forth on Schedule 3.10, the Group Companies do not use, and have not used, in the case of the Company’s Subsidiaries, since the date on which they were acquired by Daseke, any Open Source Software in a manner that (i) requires any Intellectual Property owned or purported to be owned by the Group Companies be distributed in source code form or otherwise disclosed; or (ii) restricts the consideration to be charged for the distribution of any Intellectual Property owned or purported to be owned by the Group Companies. To the Knowledge of the Company, none of the Intellectual Property owned or purported to be owned by the Group Companies contains any virus, computer instructions, circuitry, or other technological means intended by any Group Company to disrupt, damage or interfere with operations of applicable software. If software that is material to the operation of the business has been created by and is owned by the Group Companies, the name of the program and purpose is indicated on Schedule 3.10.

(e)           Except as set forth on Schedule 3.10, each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Group Companies (“Personnel”) (i) has assigned to the Company, or is under a valid obligation to assign to the Group Companies by Contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such

Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies perpetual, unrestricted and royalty-free rights to use such Intellectual Property. Immediately after the Closing, Merger Sub shall own all right, title and interest of the Group Companies under all Contracts and other arrangements described in clauses (i), (ii) and (iii).

(f)            To the Knowledge of the Company, each of the Group Companies has taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Group Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made.

(g)           Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.

3.11.      Legal Proceedings; Orders. Except as set forth in Schedule 3.11, since December 31, 2013, there have not been any Legal Proceedings pending, and as of the date hereof, to the Knowledge of the Company, there are no Legal Proceeding threatened in writing, against any of the Group Companies other than any such Legal Proceeding that does not involve an amount in controversy in excess of $250,000 and does not seek material injunctive or other material non-monetary relief. Except as set forth in Schedule 3.11, there is no Order outstanding (whether rendered by a Governmental Entity or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $250,000 or otherwise materially and adversely affects the ongoing business or any material assets or properties of any Group Company, and no Group Company is in breach of any such Order; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.16).

3.12.      Consents. No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity (including with respect to Antitrust Laws) or any counterparty to a Material Contract or Real Property Lease is or will be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or the LLC Sub Merger, except (a) for those set forth in Schedule 3.12(a) or, with respect to the LLC Sub Merger, Schedule 3.12(b), (b) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) for a non-material approval, consent, waiver, authorization, filing or notice.

3.13.      Employee Benefit Plans.

(a)           Schedule 3.13(a) sets forth a correct and complete list of all material Company Employee Benefit Plans.

(b)           There has been made available to Parent, with respect to each material Company Employee Benefit Plan in effect as of the date hereof, the following, to the extent applicable: (i) a copy of each current plan document for each Company Employee Benefit Plan or, in the case of an unwritten Company Employee Benefit Plan, a written description thereof, (ii) a copy of each current annual report and summary annual report (including all Schedules and attachments), (iii) a copy of each current summary plan description, together with each summary of a material modification with respect to such plan, (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan, and (v) a copy of each current trust agreement and insurance contract.

(c)           Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(d)           All material contributions and payments that are due and owing have been paid to or pursuant to each Company Employee Benefit Plan (or to its related trust), are held in the general assets of any Group Company or have been reflected on the Company Financial Statements.

(e)           Except as set forth in Schedule 3.13(e), no Company Employee Benefit Plan is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and none of the Group Companies nor any ERISA Affiliate of any of the Group Companies has sponsored, maintained, contributed or had any liability with respect to such a plan within the six years prior to the Closing Date. None of the Group Companies nor any ERISA Affiliate of any of the Group Companies contributes to or has an obligation to contribute to, and has not at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to or had otherwise any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Employee Benefit Plan provides post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code.

(f)            As of the date hereof, there are no Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any of the Company Employee Benefit Plans.

(g)           Except as set forth in Schedule 3.13(g) (with specific reference to the applicable clause below), neither the execution of this Agreement nor the consummation of the Merger will (i) entitle any employee, officer or director of any Group Company to any material payment, (ii) accelerate the time of payment, vesting, funding or materially increase the amount of compensation due to any employee, officer, consultant or director from the Group Companies, (iii) result in any material payments which would not be deductible under Section 280G of the Code, (iv) give rise to any material liability under any Company Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Benefit Plan or (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

(h)           Except as otherwise provided in Sections 3.08 and 3.18(g), this Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to compliance with any employee benefit matters.

3.14.      Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $300,000) made by a Group Company since December 31, 2014 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Group Companies is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 no Group Company or, to the Knowledge of the Company, insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by any Group Company with respect to any such policy and the policy limits have not been exhausted or, except as set forth in

Schedule 3.14, reduced excess liability limits by an amount equal to or greater than $1,000,000. All claims, occurrences, litigation and circumstances that could lead to a claim that would be covered by insurance policies have been properly reported to and accepted by the applicable insurer in a timely fashion. Except as disclosed in Schedule 3.11, since December 31, 2012, no insurer has made a “reservation of rights” or refusal to cover any or all of any portion of any matters, subject to applicable policy limits, deductibles and self-insurance retentions.

3.15.      Legal Requirements and Permits.

(a)           Each of the Group Companies is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b)           The Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and each Group Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

(c)           This Section 3.15 will not apply to any matters relating to environmental matters, Tax matters or employee benefit plan matters as it is the Parties’ intent that Section 3.16 will cover matters relating to environmental matters exclusively, Sections 3.08 and 3.13 will cover matters relating to Tax matters exclusively and Sections 3.08, 3.13 and 3.18(g) will cover matters relating to employee benefit plan matters exclusively.

3.16.      Environmental Matters.

(a)           Each of the Group Companies is, and since December 31, 2011 has been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Group Companies of all permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws (“Environmental Permits”) necessary to conduct the business of the Group Companies as such business is currently being conducted, and such Environmental Permits are valid and in full force and affect and the Group Companies are in compliance in all material respects with the terms and conditions thereof.

(b)           There is no material Environmental Claim pending or, to the Knowledge of the Company, since December 31, 2011, threatened against any of the Group Companies that has not been fully resolved. To the Knowledge of the Company, there has been no Release of any Hazardous Materials at any Company Real Property that would reasonably be expected to result in any material liability against the Group Companies, including any material cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Group Companies that would reasonably be expected to result in any material liability against the Group Companies under Environmental Laws.

(c)           No Group Company is subject to as of the date hereof, nor, since December 31, 2011, has been subject to, any Order issued specifically with respect to the Group Companies or the Company Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

(d)           The Company has provided to Parent complete and correct copies of all Phase I reports and similar material third-party studies commissioned since December 31, 2011 in its possession pertaining to the environmental condition of the Owned Real Property or business or the environmental compliance (or non-compliance) of any of the Group Companies with respect to the Owned Real Property or business.

(e)           Except as otherwise provided in Sections 3.05 and 3.06, this Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to matters arising under any Environmental Laws.

3.17.      Relationships with Related Persons. Except as set forth in Schedule 3.17, the Group Companies are not parties to any Contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than Contracts governing an individual’s provision of services to the Group Companies and employee benefits and Contracts between Group Companies. Except as set forth in Schedule 3.17, no Group Company has loaned any amounts that remain outstanding to any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than in the Ordinary Course of Business or intercompany loans between Group Companies, and no Group Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies. Except as set forth in Schedule 3.17, there are no loans, advances or Indebtedness incurred by any Group Company from any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than intercompany loans and advances. Except as set forth on Schedule 3.17, no Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (a) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (b) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

3.18.      Employees; Employment Matters and Independent Contractors.

(a)           None of the Group Companies domiciled in the United States is bound by or subject to any Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Group Companies in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any material labor dispute involving the employees of the Group Companies in the United States pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that violated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b)           Except as set forth in Schedule 3.18(b), each Group Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Each Group Company has in all material respects properly completed and retained a Form I-9 with respect to each of its current employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its current employees. All material payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that could reasonably be expected to result, individually or in the aggregate, in any material liability to any Group Company.

(c)           To the Knowledge of the Company, no officer, executive or management-level employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Group Company or the ability of any Group Company to conduct its business as currently conducted.

(d)           Except as set forth in Schedule 3.18(d), no collective labor agreement or similar agreement is applicable to the Group Companies domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Group Companies outside the United States pending or, to the Knowledge of the Company, threatened against any Group Company.

(e)           The Group Companies have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

(f)            The Group Companies have in all material respects correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(g)           No Group Company has any material liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such Person is entitled to any compensation or benefits in any material amount from any Group Company under any applicable Law or Company Employee Benefit Plan that he or she has not received or that is not properly accrued in the Company’s financial records and financial statements in accordance with GAAP.

(h)           The consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor.

3.19.      Material Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of (a) the 10 largest customers of the Group Companies on a consolidated basis (based on dollar volume of sales to such customers) (each, a “Material Customer”) and (b) the 10 largest suppliers of the Group Companies on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the 2015 calendar year and for the period of January 1, 2016 to September 30, 2016. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Material Contract with a Material Customer or Material Supplier. Since December 31, 2015, no Material Customer or Material Supplier has notified any Group Company in writing that it intends to discontinue or materially and adversely change its relationship with any Group Company other than by fluctuations in purchase order volume that occur in the Ordinary Course of Business.

3.20.      Brokers’ Fees. Except as set forth in Schedule 3.20, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.21.      Bank Accounts. Schedule 3.21 sets forth a true and complete list of (a) the name and address of each bank with which the Group Companies have an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Group Companies.

3.22.      Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of a Group Company has, and no agent or representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.23.      Books and Records. All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws in all material respects.

3.24.      Title, Condition and Sufficiency of Assets.

(a)           Except as set forth on Schedule 3.24(a), the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business.

(b)           The buildings, plants, structures, and equipment owned or, to the extent any Group Company is responsible for the maintenance and repair thereof, leased by the Group Companies are, to the Knowledge of the Company, in working order and repair, and adequate for the uses to which they are being put by the applicable Group Company as of the date hereof, and, except as described on Schedule 3.24(b), to the Knowledge of the Company, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance or repair conducted in the Ordinary Course of Business or other maintenance or repairs that are not material in nature or cost, individually or in the aggregate.

(c)           The assets owned and leased by the Group Companies constitute all the assets used in connection with the business of the Group Companies. Such assets constitute all the assets necessary for the Group Companies to continue to conduct its business following the Closing as it is currently being conducted in the Ordinary Course of Business.

3.25.      Company Information. None of the information supplied or to be supplied by any of the Group Companies or any of their respective Affiliates relating to the Group Companies and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Parent Common Stock, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.26.      Vote Required. The approvals of (a) more than 50% of the shares of Common Stock and Series B Preferred Stock, voting together on an as-converted to common stock basis, and (b) at least 66 2/3% of the shares of Series B Preferred Stock are the only votes of any class or series of capital stock of the Company required to approve this Agreement and the Merger and the transactions contemplated herein.

3.27.      Contemplated Acquisitions.

(a)           The Company has provided Parent with a copy of all letters of intent, non-disclosure agreements, confidentiality agreements, purchase, acquisition or similar business combination agreements and all ancillary documentation relating thereto in existence as of the date hereof in connection with any Contemplated Acquisition.

(b)           Except for the Contemplated Acquisitions that are contemplated as of the date hereof and for which the Company has provided Parent with documentation referenced in Section 3.27(a), no Group Company has entered into any letter of intent, non-disclosure agreement, confidentiality agreement, purchase, acquisition or similar business combination agreement with any Person concerning any Contemplated Acquisition.

3.28.      Accredited Investor Questionnaires and Sophisticated Investor Affidavits. Prior to the date hereof, for each Stockholder, the Company has provided Parent with either (a) a duly completed and executed Accredited Investor Questionnaire or (b) a Purchaser Representative Questionnaire and Investor’s Acknowledgement.

3.29.      Tax-Free Reorganization. As of the date hereof, the Company knows of no reason why (a) it would not be able to (i) deliver the Company Representation Letter, or (ii) obtain the Company Tax Opinion or (b) the Merger or, if applicable, the Integrated Mergers will not qualify for the Intended Tax Treatment.

Article IV.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUB

Each of Parent and the Merger Sub hereby represents and warrants to the Company as follows:

4.01.      Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of either Parent or the Merger Sub.

4.02.      Authorization. Subject to receipt of the Parent Stockholder Approval, the execution, delivery and performance of this Agreement by Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03.      No Violations. Subject to (a) receipt of the Parent Stockholder Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) compliance with and filings under the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent and the Merger Sub and the execution and delivery of other Transaction Documents to which Parent and the Merger Sub are party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent and the Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent and the Merger Sub will not (with or without notice or passage of time, or both):

(a)           violate or conflict with any of the provisions of any of Parent’s or the Merger Sub’s certificate or articles of incorporation or bylaws (or other similar organizational documents); or

(b)           violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent or the Merger Sub.

4.04.      Governmental Consents, etc. Except for (a) receipt of the Parent Stockholder Approval, (b) the applicable requirements of the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws, and the rules and regulations of Nasdaq and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05.      Legal Proceedings. Since April 29, 2015, there have not been any Legal Proceedings pending, and as of the date hereof, to Parent’s Knowledge or Merger Sub’s Knowledge, there are no Legal Proceedings threatened in writing, against Parent or Merger Sub, including any that (a) challenges the validity or enforceability of Parent’s and the Merger Sub’s obligations under this Agreement or the other Transaction Documents to which Parent or the Merger Sub are party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Parent or the Merger Sub of the transactions contemplated herein or therein, other than any such Legal Proceeding that does not involve an amount in controversy in excess of $250,000 and does not seek material injunctive or other material non-monetary relief.

4.06.      SEC Filings and Financial Statements.

(a)           Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since July 22, 2015, together with any amendments, restatements or supplements thereto. Parent has provided to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K (and Amendment No. 1 thereto) for the fiscal year ended December 31, 2015, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, and September 30, 2016, and (iii) the Prospectus, all registration statements and other forms, reports and documents (other than the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q not referred to in clauses (i) and (ii) above) filed by Parent with the SEC since July 22, 2015 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above (including those available on the SEC’s EDGAR website) being, collectively, the “Parent SEC Reports”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been superseded by a later timely filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)           Except as and to the extent set forth on the balance sheet of Parent at September 30, 2016, including the notes thereto (as set forth in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 on file with the SEC, the “Parent Subject Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Parent Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to Parent and none of which results from or arises out of any material breach of or material default under any Contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by Parent as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d)           Parent has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e)           All comment letters received by Parent from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of Parent are either publicly available on the SEC’s EDGAR website or otherwise been made available to the Company.

(f)            To Parent’s Knowledge, since July 22, 2015, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)           Since July 22, 2015, Parent has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h)           Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i)            All non-audit services were approved by the audit committee of the board of directors and committees of Parent. Parent has no off-balance sheet arrangements.

(j)            Neither Parent nor, to Parent’s Knowledge, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

(k)           To Parent’s Knowledge, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l)            All accounts payable of Parent on the Parent Subject Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Parent Subject Balance Sheet, Parent has not altered in any material respects its practices for the payment of its accounts payable, including the timing of such payment.

4.07.      Parent Trust Amount. As of the day immediately preceding the date hereof, the Parent Trust has a rounded-off balance of no less than $199,599,080 (the “Parent Trust Amount”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Parent Trust Agreement. The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of Parent’s initial public offering for deferred underwriting commissions as described in the Parent SEC Reports and stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended) to any portion of the proceeds in the Parent Trust. Prior to the Closing, none of the funds held in the Parent Trust may be released except (x) to pay income and franchise taxes or for working capital purposes from any interest income earned in the Parent Trust or (y) to redeem shares of Parent Common Stock in accordance with the provisions of Parent’s certificate of incorporation, as amended, as described in the Parent SEC Reports (the “Permitted Releases”).

4.08.      Broker. Except as set forth in Schedule 4.08, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or the Merger Sub.

4.09.      Financing. Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of the date hereof, by and among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and the other parties thereto (the

“Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and the Merger Sub in connection therewith and for the other purposes set forth therein (the “Debt Financing”). As of the date hereof, the Debt Financing Commitment has not been amended or modified, no such amendment or modification is pending or contemplated (except for amendments to add additional financing sources thereto and as expressly contemplated in the “market flex” provisions related thereto) and the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment is in full force and effect as of the date hereof. The Debt Financing Commitment, in the form so delivered, is a valid, legal, binding and enforceable obligation of Parent and Merger Sub and, to Parent’s Knowledge, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Assuming the accuracy of the Company’s representations and warranties hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Merger Sub or to Parent’s Knowledge, any other parties thereto, under the Debt Financing Commitment, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Assuming the accuracy of the Company’s representations and warranties hereunder and performance by the Company of its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent and the Merger Sub at the Closing other than as set forth therein (including the payment of customary fees). Except for the “Fee Letter” referred to in the Debt Financing Commitment, there are no side letters or other agreements, contracts or arrangements to which Parent or the Merger Sub or any of their Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. Notwithstanding anything to the contrary contained herein, each party hereto agrees that a breach of this representation and warranty will not result in the failure of a condition precedent hereunder, if (notwithstanding such breach) Parent (i) is willing and able to consummate the transactions contemplated hereby on the Closing Date and (ii) has funds sufficient to consummate the transactions contemplated hereby at the Closing.

4.10.      Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of Parent.

4.11.      Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Group Companies.

4.12.      Adequacy of Funds. Parent, assuming the Debt Financing is funded pursuant to the Debt Financing Commitment and the Final Parent Trust Amount (together with the aggregate amount of net proceeds, if any, received by Parent from the issuance, sale and delivery of any of its equity securities or any securities convertible into or exercisable or exchangeable for any of its equity securities pursuant to the Investor Agreements or Section 7.05 or otherwise approved by the Company thereunder) is at least $100,000,000, will have available to it at the Closing the financial capability and adequate unrestricted cash on hand necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.

4.13.      Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports, mailings to Parent’s shareholders with respect to the Offer and/or the Merger, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Stockholders or any of their respective Affiliates.

4.14.      Listing. Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq as of the date hereof. There is no Proceeding pending or, to Parent’s Knowledge or Merger Sub’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of the Parent Common Stock under the Exchange Act. As of the date hereof, there is no Proceeding pending or, to Parent’s Knowledge or Merger Sub’s Knowledge, threatened in writing against Parent by Nasdaq with respect to the delisting of the Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

4.15.      Fairness Opinion. Parent has received an opinion from Valuation Research Corporation addressed to the Parent Board that the consideration to be paid by Parent for the Company is fair, from a financial point of view, to Parent (the “Fairness Opinion”). Parent has obtained the authorization of Valuation Research Corporation to include a copy of the Fairness Opinion in the Proxy Statement.

4.16.      Tax-Free Reorganization. As of the date hereof, Parent knows of no reason why (a) it would not be able to deliver the Parent Representation Letter or (b) the Merger or, if applicable, the Integrated Mergers will not qualify for the Intended Tax Treatment.

4.17.      Investor Agreements. Parent has delivered to the Company a true and complete copy of the executed Investor Agreements, which have not been amended or modified in any manner as of the date hereof. No amendment of, or modification to, the Investor Agreements is pending or contemplated, and the commitments contained in the Investor Agreements have not been withdrawn or rescinded in any respect. The Investor Agreements are in full force and effect and, to Parent’s Knowledge, represent valid, binding and enforceable obligations of the subscribers named therein to perform the obligations set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Sponsor under any of the Investor Agreements that would result in (a) a subscriber party to any Investor Agreement having the ability to terminate or amend its obligations under thereunder, (b) with respect to the Parent Preferred Subscription Agreement, any portion of the subscriptions thereunder not being available on the Closing Date or (c) with respect to the Backstop Agreement, a subscriber party thereto no longer being required (to the extent required pursuant to the Backstop Agreement) to make purchases pursuant to Section 1(a) thereof. To the Parent’s Knowledge, neither it, Sponsor nor any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement.

Article V.

COVENANTS OF THE COMPANY

5.01.      Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (a) as set forth in Schedule 5.01, (b) if Parent will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company or (c) as otherwise contemplated by this Agreement, (1) the Company (A) will conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business (including maintaining a normal seasonal level of net working capital) and keep available the services of its and the other Group Companies’ officers and employees and (B) shall, and shall cause the Group Companies to, keep all insurance policies set forth in Schedule 3.14, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under the insurance policies set forth on Schedule 3.14, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future; provided that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available Cash to repay any Indebtedness; and (2) will not, and will not permit any of its Subsidiaries to:

(i)          except for issuances of (A) replacement certificates for shares of Company Stock, (B) new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof or (C) new certificates for shares of Common Stock in connection with the conversion of Series B Preferred Stock, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(ii)         effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii)        amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(iv)       make any distribution of Cash (other than the payment of cash dividends by the Company in the Ordinary Course of Business to holders of Series B Preferred Stock (including in connection with the conversion of the same to Common Stock) who were such holders on the date of this Agreement) or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property;

(v)        (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi)       sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii)      materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(viii)     make any capital investment in, or any advance or loan to, any other Person (other than among the Group Companies), except in the Ordinary Course of Business;

(ix)       enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(x)        except in the Ordinary Course of Business or as required under the terms of any Company Employee Benefit Plan as of the date hereof, (A) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers;

(B) materially increase the benefits under any Company Employee Benefit Plan; (C) terminate or materially amend any Company Employee Benefit Plan or adopt any Company Employee Benefit Plan; or (D) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $150,000;

(xi)       except where control over such settlement is held by the insurer under a policy of insurance set forth on Schedule 3.14, settle any Legal Proceeding if (A) the amount payable by any Group Company in connection therewith would exceed $500,000 or (B) would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company;

(xii)      cancel any material third-party indebtedness owed to any Group Company;

(xiii)     make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Group Company, in each case unless required by Law or GAAP;

(xiv)     prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xv)      settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law or GAAP;

(xvi)     make any acquisition or consummate any merger or similar business combination or enter into any binding agreement for an acquisition, merger or similar business combination with any Person (provided that, for the avoidance of doubt, non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters);

(xvii)    incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of the Company) for Indebtedness (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to the Company than, and in an aggregate principal amount not in excess of, such existing Indebtedness or (B) borrowings under or permitted by the Company’s existing credit facilities); or

(xviii)   agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)           Nothing contained in this Agreement will give Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing and the Group Companies’ failure to take any action prohibited by Section 5.01(a), as a result of Parent not timely consenting to the notice required to be delivered by the Company to Parent pursuant to Section 5.01(a), will not be a breach of Section 5.01(a).

(c)           Notwithstanding anything to the contrary in Section 5.01(a), no Group Company that is directly or indirectly wholly owned by the Company shall be restricted from (i) paying to its sole equity holder parent Group Company dividends or distributions (as applicable) or redemptions on account of such wholly owned equity interests, (ii) repaying or cancelling intercompany loans or advances made by any Group Company that is directly or indirectly wholly owned by the Company or (iii) making other intercompany transfers of property to any other Group Company that is directly or indirectly wholly owned by the Company.

5.02.      Access to Books and Records. Subject to Section 6.04, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.01(a). Parent will indemnify and hold harmless the Group Companies from and against any Losses that may be incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of Parent or the Parent’s Representatives in the use, storage or handling by Parent or the Parent’s Representatives of (i) any personally identifiable information relating to employees or customers of any Group Company and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which Parent or the Parent’s Representatives are afforded access pursuant to the terms of this Agreement. Parent acknowledges and agrees that, notwithstanding anything to the contrary contained therein, the Confidentiality Agreement between Parent and the Company, dated September 17, 2016 (the “Confidentiality Agreement”), will not terminate unless the Closing occurs, and Parent is and will continue to be bound by the Confidentiality Agreement in accordance with its terms.

5.03.      Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. No Group Company shall acquire a Person if such acquisition will delay completion of SEC staff review of the Proxy Statement or the dissemination of the Proxy Statement to holders of shares of Parent Common Stock. The Parties acknowledge and agree that nothing contained in this Section 5.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

5.04.      Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor the Stockholder Representative will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and the Parent’s Representatives) concerning an IPO, recapitalization or refinancing of any member of the Group Companies (other than as contemplated by this Agreement), any purchase of a majority of the outstanding Common Stock or any merger, sale of a majority of the assets of the Group

Companies or similar transactions involving the Group Companies or their respective securities (other than assets sold in the Ordinary Course of Business) (each such transaction, an “Alternative Transaction”); provided that this Section 5.04 will not apply to the Company or the Stockholder Representative in connection with Stockholder communications related to the transactions contemplated by this Agreement. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and the Parent’s Representatives) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, the Company will promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

5.05.      Payoff Letters and Lien Releases. At least five (5) Business Days prior to the anticipated Closing, the Company will deliver to Parent a customary payoff letter or letters or other payoff documentation (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness outstanding under the Subject Loan Agreements and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.06.      Stockholder Approval. Within six (6) hours following the execution and delivery of this Agreement, the Company will deliver to Parent the certified copies of consents of the Common Stockholders, signed by Common Stockholders holding at least 66 2/3% of the shares of Common Stock and Series B Preferred Stock, voting together on an as-converted to Common Stock basis, outstanding as of the record date, approving the consummation of the transactions contemplated by this Agreement in accordance with the DGCL and the Organizational Documents in the form of Exhibit H attached hereto (the “Written Stockholder Consent”).

5.07.      Conversion of Series B Preferred Stock. Within six (6) hours following the execution and delivery of this Agreement, the Company will deliver to Parent a certified copy of the Class Conversion Election Notice received by the Company pursuant to the terms of the Series B Certificate of Designation.

5.08.      Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides the Company with a termination notice within ten (10) days after disclosure of such breach by the Company (which termination notice may be delivered only if Parent is entitled to terminate this Agreement pursuant to Section 10.01(c)), Parent will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.01(a) or Section 8.01(b).

5.09.      Section 280G Approval. Prior to the Effective Time, the Company will use its commercially reasonable efforts to (a) obtain waivers (the “Waivers of Parachute Payments”) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”)

applicable to such Person so that no remaining payments and/or benefits applicable to such Person will be deemed to be “parachute payments” (within the meaning of Section 280G of the Code), and (b) no sooner than the day after the day all the Waivers of Parachute Payments with respect to which the approval of payments and/or benefits by the Stockholders is to be solicited become effective, solicit the approval of the Stockholders to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company will provide the final drafts of such waivers and such stockholder approval materials to Parent for Parent’s review and comment, and the Company will consider reasonable comments of Parent thereon and consult with the Parent with respect thereto, in each case in good faith, including timely providing any material supporting information, calculations and documents. Prior to the Closing Date, the Company will deliver to Parent evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 5.09. For the avoidance of doubt, the Company will not be required to conduct a stockholder vote pursuant to this Section 5.09 unless it is able to obtain Waivers of Parachute Payments.

5.10.      Financing.

(a)           From the date hereof until Closing, the Company will, and will cause each of the Group Companies to, and will use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and the Merger Sub such customary cooperation as may be reasonably requested by Parent and the Merger Sub to assist them in causing the conditions in the Debt Financing Commitment to be satisfied and such customary cooperation as is otherwise reasonably requested by Parent and the Merger Sub solely in connection with obtaining the Debt Financing, which reasonable best efforts will include:

(i)          causing members of the management teams of the Group Companies with appropriate seniority and expertise, including their senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case upon reasonable notice;

(ii)         using reasonable best efforts to assist with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, bank syndication materials, offering documents and similar customary documents required in connection with the Debt Financing, including the marketing and syndication thereof and executing customary authorization letters authorizing the distribution of information about the Group Companies to prospective lenders; provided that any such bank information memoranda, bank syndication materials, offering documents and similar documents will contain disclosure and pro forma financial statements reflecting the Group Companies as the obligors;

(iii)        furnishing Parent and the Merger Sub, promptly following Parent’s or the Merger Sub’s request, with all Required Information, and using reasonable best efforts to assist Parent and the Merger Sub with their preparation of pro forma financial information and projections to be included in any bank information memoranda; provided that the Group Companies will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)       using reasonable best efforts to assist Parent and the Merger Sub in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v)        assisting Parent and the Merger Sub in their negotiation of definitive financing documents, including taking all actions as may be required or reasonably requested by Parent and the Merger Sub or its financing sources in connection with the repayment of the Payoff Amount and the release of liens and other security securing the Subject Loan Agreements, and assisting Parent and the Merger Sub with any guarantee and collateral documents and providing Parent and the Merger Sub with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary documents (including obtaining any necessary consents and waivers in respect of Indebtedness that remains outstanding after the Closing in accordance with the terms hereof) required in connection with the Debt Financing as may be reasonably requested by Parent or the Merger Sub;

(vi)       assisting with the execution, preparing and delivering of original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, assisting with the procurement of insurance endorsements from the insurance policy underwriters of the Group Companies on or prior to the Closing Date, assisting with Parent’s and the Merger Sub’s negotiation of deposit account control agreements with the financial institutions with which the Group Companies maintain securities and deposit accounts and taking reasonable actions necessary or appropriate to permit Parent and the Merger Sub to evaluate the Group Companies’ assets and liabilities and contractual arrangements for purposes of establishing guarantee and collateral arrangements; and

(vii)      subject to Section 5.02, taking reasonable actions necessary or appropriate to permit the Financing Sources, by or on behalf of the providers of the Debt Financing, to evaluate, examine or audit the Group Companies, including their respective inventory and other customary borrowing base assets, in each case as reasonably requested by Parent;

provided that (A) the foregoing cooperation will not be required to the extent it would unreasonably interfere with the business or the other operations of any Group Company, and (B) no Group Company or any of its Affiliates will be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. Parent and the Merger Sub acknowledge and agree that no Group Company nor any of its Affiliates or any of its Representatives (including legal, financial and accounting advisors) will have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing that Parent or the Merger Sub may raise in connection with the transactions contemplated by this Agreement.

The Company will and will cause each of the Group Companies to furnish Parent and the Merger Sub promptly, and in any event at least five (5) Business Days prior to the Closing Date (to the extent requested within eight (8) Business Days prior to the Closing Date), with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)           All non-public, confidential or other Evaluation Material (as defined in the Confidentiality Agreement) obtained by Parent, the Merger Sub or their respective Representatives pursuant to this Section 5.10, or otherwise, in connection with the Debt Financing, will be kept confidential in accordance with the Confidentiality Agreement. The Company’s obligations under this Section 5.10 are the sole obligations of the Company with respect to the Debt Financing, and no other provision of this Agreement will be deemed to expand or modify such obligation.

5.11.      Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Company shall prepare in the Ordinary Course of Business, and deliver to Parent promptly upon completion, but in any event no later than 30 days after the end of the applicable calendar month, consolidated financial statements for the Company and its Subsidiaries for each calendar month ending after September 30, 2016, consisting of a balance sheet as of the end of such month and statements of operations and comprehensive income (loss) and cash flows for the portion of the year then ended (the “Monthly Financial Statements”). The Monthly Financial Statements delivered pursuant to this Section 5.11 shall constitute Company Financial Statements for purposes of Section 3.05 and accordingly the representations and warranties in Section 3.05 shall apply to such Monthly Financial Statements.

5.12.      Intellectual Property. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Group Companies shall, at the reasonable written request of Parent (a) verify the status of all Intellectual Property identified on Schedule 3.10 for which public access is not available, or which cannot be confirmed by independent third party due diligence; and (b) confirm ownership of domain names registered under anonymous registration information. Consistent with its prior practices, the Company shall continue to prepare and file responses to any trademark office actions for any pending trademark or service marks filed with the U.S. Patent and Trademark Office.

5.13.      Obtainment of Consents. The Group Companies shall use commercially reasonable efforts to obtain consents of all Persons who are party to the agreements set forth on Schedule 3.12, if requested to do so in writing by Parent. All costs incurred in connection with obtaining such consents shall be paid by the Company on or prior to the Closing Date or as a Company Transaction Expense on the Closing Date. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Company and the Stockholder Representative on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

5.14.      Tax-Free Reorganization. The Company shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of the Company (the “Company Representation Letter”)) as shall be necessary or appropriate to enable V&E to deliver (or if V&E is unable to deliver, another law firm proposed by Parent that is reasonably satisfactory to the Company to deliver) the Company Tax Opinion.

Article VI.

COVENANTS OF PARENT AND THE MERGER SUB

6.01.      Access to Books and Records. For a period of six years from and after the Closing Date, Parent will, and will cause the Surviving Company to, provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Stockholder Representative, Parent will not, and will not permit the Surviving Company or its Subsidiaries to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Surviving Company may intend to destroy, alter or dispose of.

6.02.      Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides Parent with a termination notice within ten (10) days after disclosure of such breach by Parent (which termination notice may be delivered only if the Company is entitled to terminate this Agreement pursuant to Section 10.01(d)), the Company will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a) or Section 8.02(b).

6.03.      Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and the Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s and/or the Merger Sub’s respective obligations under this Agreement.

6.04.      Contact with Customers and Suppliers. Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of any Group Company without the prior consultation with and approval of an executive officer of the Company or the Stockholder Representative; provided, however, that this Section 6.04 will not prohibit any contacts by Parent or the Parent’s Representatives with the customers, providers, service providers and suppliers of any Group Company in the Ordinary Course of Business and unrelated to the transactions contemplated hereby.

6.05.      Financing. Each of Parent and the Merger Sub will use its reasonable best efforts, and will cause its Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing as promptly as possible following the date hereof. Such reasonable best efforts will include taking the following actions: (a) complying with all obligations under, and maintaining in effect, the Debt Financing Commitment, (b) using its reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Financing Commitment, (c) using its reasonable best efforts to negotiate and enter into definitive agreements with respect to the Debt Financing, including the terms and conditions contained in the Debt Financing Commitments (including any related flex provisions) so that such agreements are in effect no later than the Closing, (d) using its reasonable best efforts to enforce its rights under the Debt Financing Commitments, and (e) using its reasonable best efforts to satisfy all the conditions to the Debt Financing and the definitive agreements related thereto that are within its control. In the event that all conditions to the Debt Financing Commitment have been satisfied or waived (other than the consummation of the Merger) or, upon funding will be satisfied, and satisfaction of the conditions to Parent’s and the Merger Sub’s obligations hereunder, each of Parent, the Merger Sub and their respective Affiliates will use its reasonable best efforts to cause the Financing Sources to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent and the Merger Sub will, as promptly as practicable after obtaining knowledge thereof, give the Company and the Stockholder Representative written notice of any (i) breach, default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination or repudiation by a Financing Source or any party to any definitive document related to the Debt Financing, (ii) material dispute or disagreement between or among any parties to any definitive documents related to the obligations of the parties to the Debt Financing Commitment to fund the Debt Financing, (iii) receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened termination of the Debt Financing by the Financing Sources, (iv) amendment or modification of, or waiver under, the Debt Financing Commitment (other than the exercise of certain flex provisions therein), or (v) change, circumstance or event, in each case which causes Parent and the Merger Sub to believe that they will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Sources or sources contemplated by the definitive documents related to the Debt Financing. Upon request, Parent and the Merger Sub will keep the Company and the Stockholder Representative informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing contemplated by the Debt Financing Commitment, including by providing copies of all definitive agreements related to the Debt Financing and all information reasonably requested by the Company and the Stockholder Representative and available to Parent and the Merger Sub relating to any circumstance referred to in the immediately preceding sentence.

Neither Parent or the Merger Sub nor their respective Affiliates will amend, modify, terminate, assign or agree to any waiver under the Debt Financing Commitment (other than with respect to the exercise of certain flex provisions therein) without the prior written approval of the Company, in each case that would (A) reduce the aggregate amount of the Debt Financing, (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to funding the Debt Financing, (C) reasonably be expected to (1) delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (2) adversely impact the ability of Parent and the Merger Sub to enforce their rights against the Persons providing the Debt Financing or any other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, or (D) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and the Merger Sub to timely consummate the transactions contemplated hereby or adversely affect the ability of Parent and the Merger Sub to enforce their rights against the other parties to the Debt Financing Commitment relative to the ability of Parent and the Merger Sub to enforce their rights against such other parties to the Debt Financing Commitment as in effect on the date hereof; provided that Parent and the Merger Sub may modify, supplement or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitment permitted pursuant to this Section 6.05, such new commitment letters will be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Financing Commitment” for all purposes of this Agreement. Until the Closing, Parent shall promptly notify the Company in writing if Parent obtains actual knowledge of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that would result or reasonably be likely to result in all or a material portion of the Debt Financing not being available to Parent at Closing.

In the event that, notwithstanding the use of Parent’s reasonable best efforts to satisfy its obligations under this Section 6.05, funds in the amounts set forth in the Debt Financing Commitment, or any portion thereof, become unavailable, or if Parent and the Merger Sub reasonably determine that such funds may become unavailable to them on the terms and conditions set forth therein, Parent and the Merger Sub will (x) notify the Company and the Stockholder Representative in writing thereof, (y) use reasonable best efforts to obtain substitute financing on terms (including structure, covenants and pricing) not materially less beneficial to Parent and the Merger Sub with lenders reasonably satisfactory to Parent and the Merger Sub (that does not impose new or additional conditions or otherwise expand, amend or modify conditions precedent to funding in a manner, when considered with the other conditions taken as a whole, that would reasonably be expected to adversely affect the ability or likelihood of Parent and the Merger Sub to consummate the transaction contemplated by this Agreement) sufficient to enable Parent and the Merger Sub to consummate the transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company and the Stockholder Representative true, complete and correct copies of the new commitment letter (in redacted form removing only the fee information). Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing will be deemed the “Debt Financing Commitment” for all purposes of this Agreement.

Parent and the Merger Sub will pay, or cause to be paid, as the same will become due and payable, all fees and other amounts that become due and payable at the Closing. Notwithstanding anything herein to the contrary, any obligation of Parent and Merger Sub to use reasonable best efforts or any other standard of efforts in this Agreement and in any other Transaction Document shall not require Parent or Merger Sub to (i) pay any amounts prior to the occurrence of the Closing or (ii) incur any payment obligation or other liability that is not contingent on the occurrence of the Closing.

6.06.      Investor Agreements. Neither Parent or the Merger Sub nor their respective Affiliates will amend, modify, terminate, assign or agree to any waiver under any Investor Agreement without the prior written approval of the Company. Parent will promptly notify the Company if any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or the Merger Sub or, to Parent’s Knowledge, any other party thereto under any of the Investor Agreements. Parent will also promptly notify the Company if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement. Any commitment fee payable pursuant to the Backstop Agreement (the “Equity Backstop Commitment Fee”) shall be paid by the Company.

6.07.      Employee Matters. All of the employees of the Group Companies as of immediately prior to the Effective Time shall continue to be employees of the Group Companies as of the Effective Time.

6.08.      Tax-Free Reorganization. Parent shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of Parent (the “Parent Representation Letter”)) as shall be necessary or appropriate to enable V&E to deliver (or if V&E is unable to deliver, another law firm proposed by Parent that is reasonably satisfactory to the Company to deliver) the Company Tax Opinion.

Article VII.

ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

7.01.      The Proxy Statement.

(a)           As promptly as practicable after the date hereof, Parent shall file with the SEC a proxy statement relating to the Offer and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its Public Stockholders with the opportunity to redeem up to 19,959,908 of their shares of Parent Common Stock (the “Offering Shares”), to be redeemed in conjunction with a stockholder vote on the Merger, all in accordance with and as required by the applicable Governing Documents of Parent (including the Prospectus and the Amended and Restated Certificate of Incorporation and Parent’s bylaws) (the “Parent Governing Documents”), applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b)           Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article X. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(b) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date (as the same may be extended in accordance with Section 13.22(c)) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article X.

(c)           Without limitation, in the Proxy Statement, Parent shall (i) seek (A) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable securities laws, rules and regulations, including the rules and regulations of Nasdaq, (B) adoption and approval of the Second Amended and Restated Certificate of Incorporation, (C) adoption and approval of an omnibus equity incentive plan, the form of which is attached as Exhibit I attached hereto (the “Management Incentive Plan”), that provides for the granting of Parent Common Stock to employees of the Company or certain Subsidiaries of the Company in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to elect, and designate the classes of, the members of the Parent Board, and (E) to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the applicable proxy solicitation rules set forth in the Exchange Act (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by the Company for inclusion in the Proxy Statement and the other Offer Documents, Parent shall ensure that, when filed, the Proxy Statement and the other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Offer Documents to be disseminated as promptly as practicable to holders of shares of Parent Common Stock as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the Federal Securities Laws or reasonably requested by Parent for inclusion in the Offer Documents, including, if applicable, the information described in clauses (c) through (e) of the definition of Required Information; provided that in no event shall the information described in clauses (c) and (d) of the definition of Required Information be provided later than the respective time periods set forth in such clauses. Subject to the Company’s and the Stockholders’ compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Company or the Stockholders for inclusion in the Offer Documents, Parent shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company such that the Company is afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon and Parent shall reasonably consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Parent Governing Documents. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Parent shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company to participate with Parent or its Representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. The Company shall, and shall cause each of the Group Companies to, make their respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to Parent and its Representatives in connection with the drafting of the public filings with respect to the Merger (including the Offer Documents) and responding in a timely manner to comments from the SEC or its staff.

(d)           If at any time prior to the Effective Time, any information relating to Parent, or the Group Companies, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(e)           Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

7.02.      Regulatory Filings.

Within twenty (20) days after the date hereof, with respect to the Merger the parties hereto shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The parties hereto shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith; (c) advise the other party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude a party from receiving any confidential competitively sensitive information required to be shared under this Section 7.02, provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Without limiting the generality of Parent’s undertaking pursuant to this Section 7.02, Parent agrees to use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Merger contemplated by this Agreement. In addition, Parent shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing. Any filing fee required in connection with seeking the Regulatory Approvals shall be paid fifty percent (50%) by Parent as a Parent Transaction Expense and fifty percent (50%) by the Company as a Company Transaction Expense.

7.03.      Shareholder Vote; Recommendation of the Parent Board.

The Parent Board shall, subject to its fiduciary duties, recommend that Parent’s stockholders vote in favor of adopting this Agreement and consummating the Merger, and Parent shall, subject to the fiduciary duties of the Parent Board, include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article X, neither the Parent Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to a Parent Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Parent Acquisition Transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.04.      Listing.

From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the applicable Nasdaq market(s).

7.05.      Operations of Parent Prior to the Closing.

Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior approval of the Company, Parent shall not take any of the following actions:

(a)           make any amendment or modification to any of the Parent Governing Documents;

(b)           take any action in violation or contravention of any of the Parent Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c)           split, combine or reclassify the Parent Common Stock;

(d)           make any redemption or purchase of its equity interests, except pursuant to the Offer;

(e)           effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f)            make any amendment or modification to the Parent Trust Agreement;

(g)           make or allow to be made any reduction or increase in the Parent Trust Amount, other than as expressly permitted by the Parent Governing Documents;

(h)           contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the Merger;

(i)            amend, waive or terminate, in whole or in part, any Founder Voting Agreement;

(j)            establish any Subsidiary or acquire any interest in any asset; or

(k)           enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.06.      Founder Voting Agreement. Without limitation of Section 5.1 of the Founder Voting Agreement, Parent hereby acknowledges and agrees that the Company has the right to cause Parent to enforce Parent’s rights and perform Parent’s obligations under the Founder Voting Agreement, and Parent further acknowledges that money damages would not be an adequate remedy at Law if any Founder Stockholder (as defined in the Founder Voting Agreement) fails to perform in any material respect any of such Founder Stockholder’s obligations under the Founder Voting Agreement and accordingly, upon the written request of the Company, Parent shall, in addition to any other remedy at Law or in equity, seek an injunction or similar equitable relief restraining such Founder Stockholder from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under the Founder Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the Founder Voting Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of the Founder Voting Agreement, Parent shall not raise the defense that there is an adequate remedy at Law.

7.07.      Founder Letter Agreement. Parent shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 4,989,977 shares of Parent Common Stock acquired by the Sponsor and other Parent insiders prior to the consummation of the IPO (the “Founder Common Stock”) as well as the waiver of each of the Founder Stockholders’ (as defined in the Founder Letter Agreement) respective rights to redeem such shares of Founder Common Stock, in accordance with that certain letter agreement, dated as of July 22, 2015 (the “Founder Letter Agreement”), among Parent, the Sponsor and the individuals party thereto.

7.08.      No Claim Against Parent Trust. The Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Parent’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Stockholders in the event they elect to redeem the Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-four months from the closing of the IPO, (c) any amounts necessary to pay any Taxes and for working capital purposes or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The

Company hereby irrevocably waives any Claims it may have against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.08 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.08 shall not limit the Company’s right to seek specific performance against Parent pursuant to Section 13.22, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

7.09.      Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning any alternative business combination transaction involving Parent, including any purchase or sale of equity or assets of Parent or any other Person or a merger, combination or recapitalization of Parent or any Subsidiary thereof (each such transaction, a “Parent Acquisition Transaction”); provided that this Section 7.09 will not apply to Parent in connection with communications to its stockholders related to the transactions contemplated by this Agreement. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

Article VIII.

CONDITIONS TO CLOSING

8.01.      Conditions to Parent’s and the Merger Sub’s Obligations. The obligations of Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a)           (i) The Company Fundamental Representations will be true and correct in all respects (except, with respect to the representations and warranties set forth in the second sentence of Section 3.04(a), to the extent de minimis or except to the extent set forth on the Closing Certificate and included in the determinations of Per Common Share Closing Merger Consideration) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not have, a Material Adverse Effect;

(b)           The Company will have performed and complied with in all material respects all of the covenants and agreements (other than those set forth in Section 5.09) required to be performed by it under this Agreement at or prior to the Closing;

(c)           The Company shall have obtained the Written Stockholder Consent;

(d)           The Company shall have obtained a Class Conversion Election Notice;

(e)           The Company shall be in compliance with the terms of the Main Street and Prudential Agreement;

(f)            All issued and outstanding shares of Series B Preferred Stock shall have been converted to Common Stock in accordance with the Series B Certificate of Designation and there not be issued and outstanding any shares of Series B Preferred Stock or any other series of Preferred Stock;

(g)           The Offer will have been completed, the Merger will have been approved and this Agreement will have been adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement;

(h)           The Debt Financing shall have been funded pursuant to the Debt Financing Commitment pursuant to the terms thereof;

(i)            The subscribers party to the Investor Agreements shall have purchased the securities to the extent required pursuant to the terms thereof;

(j)            The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(k)           No Order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(l)            There will not have been a Material Adverse Effect since the date hereof;

(m)          The Company will have delivered to Parent each of the following:

(i)          a certificate of an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), as they relate to the Company, have been satisfied;

(ii)         a certificate signed by the Company CFO, solely in his capacity as such and not in his personal capacity, setting forth all Company Transaction Expenses along with final invoices from service providers to the Company in respect of the Merger and all transactions in connection therewith stating that the amount set forth in such invoice represents payment in full for all such services provided by the service provider to the Company for services performed through the Closing Date;

(iii)        the Written Stockholder Consent specified in Section 5.06;

(iv)       the Class Conversion Election Notice specified in Section 5.07;

(v)        a waiver, in a form reasonably satisfactory to Parent (the “ROFR Waiver”), by each of the Restricted Stockholders waiving any rights of first refusal such Restricted Stockholder may have with respect to shares of the Company Stock that may apply as a result of the transactions contemplated by this Agreement, including the Merger, pursuant to the Stockholders Agreement and/or the Main Street and Prudential Side Letter, as applicable;

(vi)       a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(vii)      certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(n)           Parent shall have received a fully executed Lock-Up Agreement in substantially the form attached hereto as Exhibit F (the “Lock-Up Agreement”) from each of the directors and executive officers of the Company and each of the Common Stockholders that beneficially owns at least 1% of the Common Stock, in each case, as of immediately prior to the Effective Time;

(o)           Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer; and

(p)           The Stockholders Agreement, Main Street and Prudential Side Letter and Tex Side Letter shall each have been terminated, without further force or effect, effective as of immediately prior to the Closing.

If the Closing occurs, all Closing conditions set forth in this Section 8.01 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and the Merger Sub.

8.02.      Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a)           (i) The Parent Fundamental Representations will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b)           Parent and the Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           The Written Stockholder Consent will have been obtained;

(d)           The shares of Parent Common Stock to be issued as Parent Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e)           The Offer shall have been completed in accordance with the Proxy Statement;

(f)            The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(g)           No Order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(h)           Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

(i)            The persons identified in Schedule 8.02(i) shall have been approved and duly elected or appointed to the Parent Board, effective as of the Closing;

(j)            The Company shall have obtained an opinion of V&E (or if V&E is unable to issue such an opinion, of another law firm proposed by Parent to the Company that is reasonably acceptable to the Company) to the effect that the Merger or, if applicable, the Integrated Mergers will qualify for the Intended Tax Treatment (the “Company Tax Opinion”);

(k)           The subscribers party to the Investor Agreements shall have purchased the securities to the extent required pursuant to the terms thereof;

(l)            The Company shall have received a duly executed counterpart signature page for Parent to the Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit J (the “Amended and Restated Registration Rights Agreement”); and

(m)          Parent will have delivered to the Company each of the following:

(i)          a certificate of an authorized officer of Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 8.02(a) and Section 8.02(b), as they relate to such entity, have been satisfied;

(ii)         certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii)        certified copies of the resolutions duly adopted by Parent Board (or its equivalent governing body) and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 8.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

Article IX.

INDEMNIFICATION

9.01.      Indemnification of Officers and Directors of the Company.

(a)           If the Closing occurs, Parent shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of any of the Group Companies, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the applicable Group Company to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent after the Closing. The obligations of Parent under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, Parent shall cause the Surviving Company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b)           In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in Section 9.01.

(c)           The Company shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Group Companies or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. Fifty percent of the cost of the insurance policy shall be treated as a Company Transaction Expense and fifty percent of the cost of the insurance policy shall be treated as a Parent Transaction Expense.

9.02.      NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND THE MERGER SUB ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND THE MERGER SUB HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT, THE MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT AND THE MERGER SUB, OR THEIR USE, OF ANY INFORMATION REGARDING THE GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO PARENT AND THE MERGER SUB AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

Article X.

TERMINATION

10.01.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Parent and the Company;

(b)           by Parent at any time before both the Written Stockholder Consent and Class Conversion Election Notice has been obtained, by written notice to the Company, if either or both the Written Stockholder Consent and the Class Conversion Election Notice shall not have been provided to Parent not later than six (6) hours following the execution and delivery of this Agreement;

(c)           by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in Article III will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied at or prior to the Outside Date;

(d)           by the Company by written notice to Parent, if any of the representations or warranties of Parent or the Merger Sub set forth in Article IV will not be true and correct, or if Parent or the Merger Sub has failed to perform any covenant or agreement on the part of Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied at or prior to the Outside Date;

(e)           by Parent or the Company by written notice to the Company or Parent, as applicable, if the Closing has not occurred on or prior to June 30, 2017 (such date, as the same may be extended pursuant to Section 13.22(c), the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) will not have (provided that if such Party is Parent, neither Parent nor the Merger Sub will have) breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f)            by the Company by written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 8.01 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.01 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 10.01(f), the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger;

(g)           by Parent by written notice to the Company, if (i) all of the conditions to the Closing set forth in Section 8.02 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.02 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 10.01(g), Parent has notified the Company in writing that it is ready, willing and able to consummate the Merger; and

(h)           by the Company by written notice to Parent if (i) the Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company or (ii) if the Parent Stockholder Approval shall not have been obtained at the meeting of Parent stockholders to be held in accordance with the Proxy Statement.

10.02.    Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the Parties hereunder (other than the last two sentences of Section 5.02, this Section 10.02, Section 11.01, Article XII and Article XIII, which will survive the termination of this Agreement (other than the provisions of Section 13.22, which will terminate)) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination; provided, further, that in the event of such a termination, none of the Financing Sources, lenders party to the Debt Financing Commitment, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives, advisors, sub-advisors or agents shall have any further liability or obligation to the Company relating to or arising out of this Agreement; provided, further, that subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source or lender party to the Debt Financing Commitment or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Article XI.

ADDITIONAL COVENANTS

11.01.    Stockholder Representative.

(a)           Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of capital stock of this Agreement, all of the Stockholders collectively and irrevocably constitute and appoint the Stockholder Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Stockholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Stockholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Stockholders and others, as contemplated by this Agreement; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in his sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (vii)(A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (ix) giving such instructions and taking action or refraining from taking such action, on behalf of such Stockholders, as the Stockholder Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Stockholders.

(b)           Authorization. Notwithstanding Section 11.01(a), in the event that the Stockholder Representative desires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Stockholder Representative will be entitled to seek such further authorization from the Stockholders prior to acting on their behalf. In such event, each Stockholder will vote based on each such Person’s Pro Rata Share and the authorization of a majority of such Persons will be binding on all of the Stockholders and will constitute the authorization of the Stockholders. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Don R. Daseke hereby accepts his appointment as the initial Stockholder Representative.

(c)           Legal Proceedings by the Stockholder Representative; Resignation; Vacancies. The Stockholder Representative may resign from his position as Stockholder Representative at any time by written notice delivered to Parent and the Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy will be filled by the majority vote in accordance with the method set forth in Section 11.01(b) above.

(d)           No Liability. All acts of the Stockholder Representative hereunder in his or its capacity as Stockholder Representative will be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative in his or its capacity as the Stockholder Representative will not have any liability for any amount owed to Parent pursuant to this Agreement, if any, including under Section 9.01. The Stockholder Representative will not be liable to the Company, Parent, the Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for anything that he or it may do or refrain from doing in connection with this Agreement. The Stockholder Representative will not be liable to the Stockholders, in his or its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by him or it in good faith, or for any mistake in fact or Law, or for anything that he or it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his or its duties or rights hereunder, and he or it will incur no liability in his or its capacity as the Stockholder Representative to Parent, the Merger Sub, the Company or the Stockholders and will be fully protected with respect to any action taken, omitted or suffered by him or it in good faith in accordance with the advice of such counsel. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders.

(e)           Reimbursement of Stockholder Representative. After the Closing, the Company agrees to promptly reimburse the Stockholder Representative for up to $300,000 in the aggregate of reasonably documented out-of-pocket expenses the Stockholders Representative actually incurs in serving as the Stockholder Representative for the purposes stated in this Agreement. Other than such reimbursement for its out-of-pocket expenses, the Stockholder Representative will not be compensated or otherwise entitled to payment for providing services hereunder. Promptly following the Exchange Agent’s issuance of the 2019 Earnout Shares to the Common Stockholders or the determination that no 2019 Earnout Shares are to be issued to the Common Stockholders pursuant to Annex I hereto, as applicable, the Stockholder Representative will no longer be entitled to such reimbursement. The Stockholder Representative may be reimbursed for expenses incurred by the Stockholder Representative acting in his or its capacity as such. Without limiting the foregoing, each Stockholder will, only to the extent of such Stockholder’s Pro Rata Share thereof, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Stockholder Representative in connection with the performance of his or its duties under this Agreement will not be the personal obligation of the Stockholder Representative but will be payable by and attributable to the Stockholders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative will be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Stockholder Representative in connection with the performance of his or its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Stockholders covering such expenses and Liabilities, which will be paid by the Stockholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Share. Upon the request of any Stockholder, the Stockholder Representative will provide such Stockholder with an accounting of all expenses and Liabilities paid by the Stockholder Representative in his or its capacity as such.

11.02.    Disclosure Schedules. All Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by the Company, Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, no reference in the Disclosure Schedules to any Contract will be construed as an admission or indication that such Contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.03.    Shelf Registration Statement.

(a)           Following the Closing Date, Parent shall (i) file with the SEC (A) a shelf registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure) or if then ineligible to use any such form, then any other available form of registration statement, or (B) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing shelf registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of Parent Common Stock received by the Participating Common Stockholders as Closing Parent Stock Consideration in the Merger (the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and, in the case of clause (A) above, use commercially reasonable efforts to cause the Registration Statement to become effective within 180 days after the Closing Date, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (1) the date when all Registrable Stock covered by the Registration Statement has been sold or (2) the date when all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder, and (iii) prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Shelf Prospectus”). Notwithstanding the foregoing, Parent shall have no obligation to register or to maintain the effectiveness of the Registration Statement after all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

(b)           (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of any Legal Proceeding with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act, or (ii) if the Registration Statement or Shelf Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements), or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to Parent that, in the judgment of a majority of the Parent Board, makes it appropriate to suspend the availability of the Registration Statement and/or Shelf Prospectus, (A)(1) in the case of clause (ii) above, and subject to clause (iii) above, Parent shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Shelf Prospectus, as applicable, so that such Registration Statement or Shelf Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable, and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) Parent shall give notice to the Participating Common Stockholders that the availability of such Registration Statement or Shelf Prospectus is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Participating Common Stockholder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement or Shelf Prospectus until such Participating Common Stockholder is notified by Parent of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by Parent that the Shelf Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 11.03(b) to suspend the availability of the Registration Statement and Shelf Prospectus for no more than an aggregate of 90 days.

(c)           In connection with the performance of its obligations under this Section 11.03, Parent shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent. Each Participating Common Stockholder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such Participating Common Stockholder) incurred by it. In addition, Parent shall pay the reasonable fees and expenses of one legal counsel to represent the interests of the Participating Common Stockholders under this Section 11.03.

(d)           Each Participating Common Stockholder (i) shall furnish to Parent such information regarding themselves, their relationship to Parent and its Affiliates, their beneficial ownership of Parent Common Stock, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Shelf Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall indemnify Parent, each officer and director of Parent, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each of the foregoing, an “indemnified party” for purposes of this Section 11.03(d)) against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Shelf Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to untrue statements or omissions made in the Registration Statement or any Shelf Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of such Participating Common Stockholder for use in the Registration Statement or any Shelf Prospectus (or any amendment thereto), and (iv) shall report to Parent all sales or other distributions of Registrable Stock pursuant to the Registration Statement. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 11.03 with respect to the Registrable Stock of any Participating Common Stockholder that such Participating Common Stockholder constitute a Participating Common Stockholder, and at all times continue to comply with the requirements set forth in the definition of Participating Common Stockholder. If the indemnification provided for in this Section 11.03(d) from a Participating Common Stockholder is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 11.03(d), such Participating Common Stockholder, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of such Participating Common

Stockholder and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Parent and each Participating Common Stockholder under this Section 11.03(d) shall survive the completion of any offering or sale of Registrable Stock pursuant to any Registration Statement.

11.04.    Proration of Straddle Period Taxes. (a) For purposes of clause (b) of the definition of Company Transaction Expenses, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(a)           in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; provided, however, that any deductions realized on the Closing Date in connection with the payment of any Company Transaction Expenses and the Payoff Amount shall be taken into account notwithstanding that the Reference Time is 11:59 p.m. local time on the day immediately preceding the day on which the Effective Time occurs; and

(b)           in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

Article XII.

DEFINITIONS

12.01.    Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“2017 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Earnout Shares” has the meaning specified in Annex I hereto.

“2017 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2017 Threshold Share Price” has the meaning specified in Annex I hereto.

“2018 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Earnout Shares” has the meaning specified in Annex I hereto.

“2018 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2018 Threshold Share Price” has the meaning specified in Annex I hereto.

“2019 Baseline Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Earnout Shares” has the meaning specified in Annex I hereto.

“2019 Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Target Pro Forma Adjusted EBITDA” has the meaning specified in Annex I hereto.

“2019 Threshold Share Price” has the meaning specified in Annex I hereto.

“Accounting Firm” has the meaning specified in Annex I hereto.

“Adjusted EBITDA” has the meaning specified in Annex I hereto.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet and Latest Statement of Operations, as applicable; provided that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, GAAP will control; provided further that Accounting Principles (a) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (c) will follow the defined terms contained in this Agreement and (d) will calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Accredited Investor” means a Person who is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).

“Accredited Investor Questionnaire” means a questionnaire with respect to whether a Person is an Accredited Investor in the form previously provided to Parent.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise, provided that for purposes of this Agreement, TWG and Don R. Daseke shall each be deemed to be an Affiliate of each Group Company.

“Agreement” has the meaning set forth in specified in the preamble.

“Alternative Transaction” has the meaning specified in Section 5.04.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of Parent, filed with the State of Delaware on July 22, 2015.

“Amended and Restated Registration Rights Agreement” has the meaning specified in Section 8.02(l).

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Backstop Agreement” has the meaning specified in the recitals.

“Bulldog Subordinated Note” has the meaning specified in the definition of Indebtedness.

“Business Combination” has the meaning specified in Section 7.08.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of any time of determination, all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time and (b) include checks and drafts received by the Group Companies or deposited for the account of the Group Companies.

“Certificate of Merger” has the meaning specified in Section 1.01(b).

“Class Conversion Election Notice” has the meaning specified in the Series B Certificate of Designation.

“Claims” has the meaning specified in Section 7.08.

“Closing” has the meaning specified in Section 2.01.

“Closing Aggregate Merger Consideration” means (a) $626,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Closing Company Transaction Expenses.

“Closing Cash” has the meaning specified in Section 1.05.

“Closing Certificate” has the meaning specified in Section 1.05.

“Closing Company Transaction Expenses” has the meaning specified in Section 1.05.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Indebtedness” has the meaning specified in Section 1.05.

“Closing Parent Stock Consideration” means the aggregate number of newly issued shares of Parent Common Stock (rounded to the nearest whole share) equal to the sum of (a) the quotient obtained by dividing (i) the Closing Aggregate Merger Consideration by (ii) $10.00 and (b) the excess of (i) 2,274,988 over (ii) fifty percent (50.0%) of the “Utilization Fee Shares” (as defined in the Backstop Agreement).

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Common Stock” has the meaning specified in Section 3.04(a).

“Common Stock Merger Consideration” has the meaning specified in Section 1.02(b).

“Common Stockholder” means a record holder of Common Stock that is outstanding immediately prior to the Effective Time.

“Company” has the meaning specified in the preamble.

“Company CFO” means the chief financial officer of the Company.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Group Companies for the benefit of any officer, employee, consultant or director of the Group Companies or (ii) with respect to which any of the Group Companies has any liability (including contingent liability through any ERISA Affiliate).

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.04 and Section 3.20.

“Company Indemnitees” has the meaning specified in Section 9.01(a).

“Company Parties” has the meaning specified in Section 13.04.

“Company Real Property” has the meaning specified in Section 3.07(b).

“Company Representation Letter” has the meaning specified in Section 5.14.

“Company Stock” means the Common Stock and Preferred Stock.

“Company Tax Opinion” has the meaning specified in Section 8.02(j).

“Company Transaction Expense” means (a) any fee, cost or expense which any of the Group Companies is obligated to pay in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including all of the Group Companies’ costs and expenses incident to the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees; provided, however, that up to $300,000 in the aggregate of any fees, costs or expenses incurred by the Company incident to assisting Parent with any or all of the Debt Financing, the Investor Agreements and the Proxy Statement (including the fees, costs or expenses of its counsel related thereto) shall not be considered to be a Company Transaction Expense or a Parent Transaction Expense; (b) any amounts necessary to satisfy and discharge in full all income Tax liabilities attributable to the Pre-Closing Tax Period (determined in accordance with Section 11.04(a)) and any non-income Tax liabilities attributable to the Pre-Closing Tax Period (determined in accordance with Section 11.04(b)) to the extent such non-income Taxes are not reflected in the most recent Monthly Financial Statements or, for periods after the date of the most recent Monthly Financial Statements, not incurred in the Ordinary Course of Business, and (c) the Main Street and Prudential Consideration, plus, if applicable and without duplication, the additional $500,000 cash payment required to be made under the Main Street and Prudential Agreement, plus the fees and expenses of legal counsel of Main Street and Prudential for which the Group Companies or Parent have a reimbursement obligation, through the Closing Date, pursuant to the Main Street and Prudential Agreement.

“Confidentiality Agreement” has the meaning specified in Section 5.02.

“Confirmed Accredited Investor” means a Stockholder (a) that has duly completed and delivered to Parent an Accredited Investor Questionnaire confirming its status as an Accredited Investor and (b) as to which no information has come to the attention of Parent that would reasonably cause Parent to believe that such Stockholder is not an Accredited Investor immediately prior to the date of payment of the Per Common Share Closing Merger Consideration.

“Confirmed Sophisticated Investor” means a Stockholder for which Parent has received a duly completed Purchaser Representative Questionnaire and Investor’s Acknowledgement.

“Contemplated Acquisition” means an acquisition of a Person or such Person’s business or its assets by a Group Company, including by means of a purchase, merger or similar business combination.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than (a) any Company Employee Benefit Plan, or (b) any Real Property Lease.

“date hereof” has the meaning set forth in specified in the preamble.

“Davenport Subordinated Note” has the meaning specified in the definition of Indebtedness.

“Debt Financing” has the meaning specified in Section 4.09.

“Debt Financing Commitment” has the meaning specified in Section 4.09.

“Deferral Notice” has the meaning specified in Section 11.03(b).

“DGCL” has the meaning specified in Section 1.01(a).

“Disclosure Schedules” has the meaning specified in Section 11.02.

“Dissenting Share” has the meaning specified in Section 1.06.

“Dissenting Stockholder” has the meaning specified in Section 1.06.

“Earnout Merger Consideration” means (as applicable) the 2017 Earnout Shares (if any), the 2018 Earnout Shares (if any) and the 2019 Earnout Shares (if any), each of which shall be calculated in accordance with Annex I hereto.

“Effective Time” has the meaning specified in Section 1.01(b).

“EGS” has the meaning specified in Section 13.23(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.16(a).

“Equity Backstop Commitment Fee” has the meaning specified in Section 6.06.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another paying agent reasonably acceptable to Parent and the Stockholder Representative.

“Exchange Agent Agreement” has the meaning specified in Section 1.08(a).

“Excluded Shares” has the meaning specified in Section 1.02(c).

“Fairness Opinion” has the meaning specified in Section 4.15.

“Federal Securities Laws” has the meaning specified in Section 7.01(c).

“Final Parent Trust Amount” means the amount of cash held by the Parent Trust upon conclusion of the Offer (including any amounts contributed to the Parent Trust in connection with the underwriters’ over-allotment option (as described in the Proxy Statement)), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes and for working capital purposes in connection therewith.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitment or other financings in connection with the transactions contemplated hereby (including any Substitute Financing), including the parties named in the definition of Debt Financing Commitment, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective former, current or future officers, directors, employees, agents, general or limited partners, managers, members, stockholders, controlling persons and representatives of each of the foregoing, and, in each case, their respective successors and assigns.

“Forward Merger Election” has the meaning specified in Section 1.10.

“Founder Common Stock” has the meaning specified in Section 7.07.

“Founder Letter Agreement” has the meaning specified in Section 7.07.

“Founder Voting Agreement” has the meaning specified in the recitals.

“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Preferred Stock to Common Stock in accordance with Section 8.01(f) and the purchase of shares of Common Stock pursuant to the Main Street and Prudential Agreement and including the Dissenting Shares but excluding the Excluded Shares).

“GAAP” means United States generally accepted accounting principles consistently applied and with respect to the computations pursuant to Section 1.05, as in effect as of the Reference Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority,

agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries listed on Schedule 3.04.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” has the meaning specified in Section 3.12.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Group Companies, including liabilities of the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (c) any costs associated with termination of any of the Group Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Group Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, (d) any obligation of the Group Companies to any Person (other than another Group Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business (including (a) the $1,000,000 subordinated note Lone Star Transportation, LLC issued to the sellers of Davenport Transport & Rigging, LLC (the “Davenport Subordinated Note”), (b) the $2,000,000 subordinated note the Company issued to the sellers of Bulldog Hiway Express (the “Bulldog Subordinated Note”) and (c) $22,000,000 of subordinated notes Daseke Lone Star, Inc. issued to the sellers of Lone Star Transportation, LLC, TexR Equipment, LLC, TexR Assets, L.L.C., TexR Assets 2, L.L.C. and the assets of TexR Laredo Real Estate, LTD (the “LST Subordinated Notes” and collectively with the Davenport Subordinated Note and the Bulldog Subordinated Note, the “Seller Notes”)), (e) all payment obligations of the Group Companies created or arising under or related to any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all unfunded pension and other post-retirement benefit liabilities of the Group Companies, (g) all liabilities of the Group Companies for deferred compensation (including phantom equity arrangements), (h) all payment obligations of the Group Companies created or arising under or related to any stay bonuses, retention payments, sales bonuses, transaction bonuses, “success fees,” change-in-control payments, severance payments, incentive payments or similar payments to Persons arising from, triggered by or otherwise in connection with the Merger or the consummation of the other transactions contemplated by this Agreement (other than (1) any such agreement entered into at the written direction of Parent or any of its Affiliates after the date hereof, (2) any severance payable as a result of a termination that occurs following the Closing Date or (3) any severance payable as a result of a termination that occurs at the written direction of the Parent or any of its Affiliates), (i) any premiums, penalties, fees, expenses, reimbursement obligations or other payments required to be paid or offered by the Group Companies in respect of the foregoing, in each case, only to the extent unpaid, as a result of the consummation of the transactions contemplated by this Agreement, including any reimbursement obligations for lender attorney fees and expenses (only to the extent not already included as a Company Transaction Expense, and (j) all guarantees and similar obligations related to the foregoing provided by any Group Company in respect of a Person that is not a Group Company. Notwithstanding the foregoing, “Indebtedness” will not include (A) any letters of credit to the extent not drawn upon, (B) any bank guarantees to the extent a claim has not been made thereon, (C) non-cancellable purchase commitments, (D) surety bonds and performance bonds, (E) any intercompany indebtedness between or among the Group Companies, (F) third-party bona fide trade payables in the Ordinary Course of Business, or (G) any deferred Tax assets.

“Intellectual Property” means all of the following owned or used by any Group Company: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (e) computer software and documentation thereof, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice) and (g) Trade Secrets, including know-how and proprietary technology.

“Integrated Mergers” has the meaning specified in the recitals.

“Intended Tax Treatment” means the qualification of the Merger or, if applicable, the Integrated Mergers as a tax-free reorganization in accordance with Section 368(a)(1)(A) and Section 368 of the Code, with the effect that, for U.S. federal income tax purposes, the Stockholders who receive Parent Common Stock at Closing or as Earnout Merger Consideration will not recognize gain or loss except with respect to the portion of any Parent Common Stock received as Earnout Merger Consideration that is treated as imputed interest.

“Investor Agreements” has the meaning specified in the recitals.

“IPO” has the meaning specified in Section 7.08.

“Knowledge of the Company” means the actual knowledge of Don R. Daseke, Angie J. Moss and R. Scott Wheeler.

“Latest Balance Sheet” has the meaning specified in Section 3.05(a)(i).

“Latest Balance Sheet Date” has the meaning specified in Section 3.05(a)(i).

“Latest Statement of Operations” has the meaning specified in Section 3.05(a)(i).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.07(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company and the operations thereof.

“Letter of Transmittal” has the meaning specified in Section 1.08(b).

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“LLC Sub” has the meaning specified in the recitals.

“LLC Sub Merger” has the meaning specified in Section 1.10.

“LLC Sub Merger Agreement” has the meaning specified in Section 1.10.

“Lock-Up Agreement” has the meaning specified in Section 8.01(n).

“Losses” means, collectively, any loss, liability, damages, cost, Tax or expense (including reasonable legal fees and expenses); provided that Losses will not include any exemplary, consequential or punitive damages; provided, however, that nothing in the foregoing proviso will prevent a Party from recovering any exemplary, consequential or punitive damages incurred by such Party in connection with a third-party claim.

“LST Subordinated Notes” has the meaning specified in the definition of Indebtedness.

“Main Street” means Main Street Capital II, LP, Main Street Mezzanine Fund, LP and Main Street Capital Corporation.

“Main Street and Prudential Agreement” means the agreement the Company and Parent entered into with Main Street and Prudential, dated as of December 22, 2016, regarding the conditional waiver of their respective put rights on their shares of Common Stock and related matters in exchange for the Main Street and Prudential Consideration.

“Main Street and Prudential Consideration” means the aggregate cash consideration and the cash value of the Parent Common Stock consideration (having a deemed value of $10.00 per share of Parent Common Stock issued thereunder), if any, in each case payable to Main Street and Prudential pursuant to the Main Street and Prudential Agreement.

“Main Street and Prudential Side Letter” means that certain Side Letter to the Stockholders Agreement, dated as of October 2, 2014, by and among the Company, TWG, Main Street and Prudential.

“Management Incentive Plan” has the meaning specified in Section 7.01(c).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent) or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or Contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world provided, however, that with respect to each of clauses (i) through (iv), (vi), (vii), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Material Contract” has the meaning specified in Section 3.09(a).

“Material Customer” has the meaning specified in Section 3.19.

“Material Permits” has the meaning specified in Section 3.15(b).

“Material Supplier” has the meaning specified in Section 3.19.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Sub” has the meaning specified in the preamble.

“Merger Sub’s Knowledge” or any similar phrase with respect to Merger Sub, means the actual knowledge of Daniel Hennessy, Kevin Charlton and Nicholas Petruska.

“Monthly Financial Statements” has the meaning specified in Section 5.11.

“Nasdaq” means The NASDAQ Capital Market.

“Offer” has the meaning specified in the recitals.

“Offer Documents” has the meaning specified in Section 7.01(c).

“Offering Shares” has the meaning specified in Section 7.01(a).

“Open Source Software” means any software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under similar distribution models that (a) require licensing or distribution of the source code of the software to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing such software or (c) require the licensing of such software to any other Person for the purpose of making derivative works. Open Source Software includes software that is licensed under any version of the GNU Affero General Public License, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License and the Common Public License.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Outside Date” has the meaning specified in Section 10.01(e).

“Owned Real Property” has the meaning specified in Section 3.07(a).

“Parent” has the meaning specified in the preamble.

“Parent Acquisition Transaction” has the meaning specified in Section 7.09.

“Parent Board” means the board of directors of Parent.

“Parent Certifications” has the meaning specified in Section 4.06(g).

“Parent Common Stock” means shares of common stock of Parent, par value $0.0001 per share.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02 and 4.08.

“Parent Governing Documents” has the meaning specified in Section 7.01(a).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

“Parent Parties” has the meaning specified in Section 13.04.

“Parent Preferred Subscription Agreement” has the meaning specified in the recitals.

“Parent Representation Letter” has the meaning specified in Section 6.08.

“Parent SEC Reports” has the meaning specified in Section 4.06(a).

“Parent Securityholder” means the holder of Parent Common Stock or any other security (including any convertible security, such as warrants) issued by Parent.

“Parent Stock Consideration” means the Closing Parent Stock Consideration and the Earnout Merger Consideration (if any).

“Parent Stockholder Approval” means the requisite affirmative vote of the stockholders of Parent, in each case obtained in accordance with the Parent Governing Documents, the DGCL, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, to (a) approve and adopt this Agreement, the Second Amended and Restated Certificate of Incorporation and the Management Incentive Plan, (b) elect, and designate the classes of, the members of the Parent Board, and (c) obtain any and all other approvals necessary to effect the consummation of the Merger, including with respect to the issuance of the Parent Stock Consideration.

“Parent Subject Balance Sheet” has the meaning specified in Section 4.06(c).

“Parent Transaction Expense” means any fee, expense or cost which Parent is obligated to pay in connection with the consummation of the Merger, this Agreement, the other Transaction Documents, the Debt Financing Commitment and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees. For the sake of clarity, neither any Equity Backstop Commitment Fee nor the Main Street and Prudential Consideration is a Parent Transaction Expense.

“Parent Trust” means that certain trust account of Parent with Continental Stock Transfer & Trust Company, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 22, 2015, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Trust Amount” has the meaning specified in Section 4.07.

“Parent’s Knowledge” or any similar phrase with respect to Parent, means the actual knowledge of Daniel Hennessy, Kevin Charlton and Nicholas Petruska.

“Parent’s Representatives” has the meaning specified in Section 5.02.

“Participating Common Stockholder” means a Common Stockholder who within ten (10) days following receipt of Parent’s request therefor, (a) provides to Parent a duly executed written undertaking substantially in the form of Exhibit K, acknowledging and agreeing to the terms and conditions of Section 11.03, and agreeing to be bound by such terms and conditions applicable to Participating Common Stockholders and that such terms and conditions inure to the benefit of Parent and its successors and permitted assigns as if such Common Stockholder were an original party to this Agreement for purposes of Section 11.03 hereof, and (b) furnishes in writing to Parent such information contemplated by Section 11.03(d)(i) and such other information and materials as may be reasonably requested by Parent in order to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of the Registration Statement or any post-effective amendment thereto.

“Party” or “Parties” has the meaning specified in the preamble.

“Payoff Amount” has the meaning specified in Section 5.05.

“Payoff Letter” has the meaning specified in Section 5.05.

“Per Common Share Closing Merger Consideration” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the sum of the Closing Parent Stock Consideration by (b) the Fully Diluted Shares.

“Per Common Share Earnout Merger Consideration” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Earnout Merger Consideration by (b) the Fully Diluted Shares.

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property or the Owned Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property or the Owned Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which it is used as of the date hereof in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property or the Owned Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness; and (l) rights of lessors or landlords to the Leased Real Property.

“Permitted Releases” has the meaning specified in Section 4.07.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personnel” has the meaning specified in Section 3.10(e).

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Preferred Stock” has the meaning specified in Section 3.04(a).

“Preferred Stockholder” means a record holder of Preferred Stock that is outstanding immediately prior to the Effective Time.

“Preliminary Proxy Statement” means the preliminary proxy statement of Parent initially filed with the SEC in connection with the Merger.

“Pro Rata Share” means, with respect to any Common Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Prospectus” means that certain final prospectus, dated as of July 22, 2015, of the Parent, as filed with the SEC on July 23, 2015.

“Proxy Statement” has the meaning specified in Section 7.01(a).

“Prudential” means Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management Fund IV, L.P.

“Public Stockholders” has the meaning specified in Section 7.08.

“Purchaser Representative Questionnaire and Investor’s Acknowledgement” means (a) a questionnaire, in the form previously provided to Parent, with respect to whether a Person is qualified to act as a “purchaser representative” (as defined in Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act) for the Stockholder listed thereon in connection with such Stockholder’s possible investment in Parent Common Stock as a result of the transactions contemplated herein, and (b) an acknowledgement from such Stockholder, in the form previously provided to Parent, that such Person is such Stockholder’s purchaser representative in connection with evaluating the merits and risks of the investment in Parent Common Stock.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.

“Registrable Stock” has the meaning specified in Section 11.03(a).

“Registration Statement” has the meaning specified in Section 11.03(a).

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 13.24.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) the Company Financial Statements, (b) such information about the Group Companies as is reasonably necessary to conduct customary lien searches, (c) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for (i) each subsequent calendar quarter ended 45 days prior to the Closing Date and (ii) each calendar month after the most recent calendar quarter for which financial statements were delivered and ended at least 35 days prior to the Closing Date, (d) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for the fiscal year ending December 31, 2016 by April 7, 2017, (e) audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Group Companies to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC, and (f) such other information that is reasonably requested by Parent and the Merger Sub and is customarily delivered by a borrower in the preparation of a customary confidential information memorandum for syndicated senior secured credit facilities.

“Restricted Stockholders” means Stockholders that, pursuant to the Stockholders Agreement or the Main Street and Prudential Side Letter, have rights of first refusal with respect to any offer to purchase shares of the Company Stock held by any of the other Investors (as defined in the Stockholders Agreement).

“ROFR Waiver” has the meaning specified in Section 8.01(m)(v).

“Schedule” has the meaning specified in Section 11.02.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Parent, in the form attached as an exhibit to the Preliminary Proxy Statement, as the same may be modified with the prior written consent of the Company and in accordance with the further terms hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Notes” has the meaning specified in the definition of Indebtedness.

“Series B Certificate of Designation” mean the Company’s Certificate of Designation of Series B Convertible Preferred Stock, which was executed October 2, 2014 and filed with the Secretary of State of the State of Delaware on October 2, 2014.

“Series B Preferred Stock” has the meaning specified in Section 3.04(a).

“Shelf Prospectus” has the meaning specified in 11.03(a).

“Sidley” has the meaning specified in Section 13.23(b).

“Sponsor” has the meaning specified in the recitals.

“Sponsor Forfeited Shares” means that number of shares of Founder Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the “Utilization Fee Shares” (as defined in the Backstop Agreement).

“Stockholder” means a Preferred Stockholder and a Common Stockholder.

“Stockholder Representative” has the meaning specified in the preamble.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of October 2, 2014, by and among the Company, TWG, Main Street, Prudential and other investor parties thereto, as supplemented from time to time.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Loan Agreements” means (a) that certain Amended and Restated Loan Agreement, dated November 12, 2013, by and among the Company, certain of the Company’s Subsidiaries and Main Street Capital Corporation, as agent, and the lenders party thereto (as may be amended from time to time), (b) that certain Securities Purchase Agreement, dated November 12, 2013, by and among the Company, certain of the Company’s Subsidiaries and Prudential (as may be amended from time to time), (c) that certain Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated August 9, 2016, between the Company, certain of the Company’s Subsidiaries, PNC Bank, National Association and the other lenders party thereto (as may be amended from time to time), (d) the Seller Notes and (e) any other Indebtedness to be repaid at the Closing.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Substitute Financing” has the meaning specified in Section 6.05.

“Surviving Company” has the meaning specified in Section 1.01(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, escheat, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tex Side Letter” means that certain Side Letter, dated as of October 2, 2014, by and among the Company, TWG, Tex Robbins Transportation, LLC, Joseph Kevin Jordan as Trustee of The Joy and Kevin Jordan Revocable Trust and Joseph Kevin Jordan as Trustee of The Jordan Family Irrevocable Trust.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“TWG” means The Walden Group, Inc., a Delaware corporation.

“V&E” has the meaning specified in Section 13.23(a).

“Waived 280G Benefits” has the meaning specified in Section 5.09.

“Waivers of Parachute Payments” has the meaning specified in Section 5.09.

“Written Stockholder Consent” has the meaning specified in Section 5.06.

12.02.    Other Definitional Provisions.

(a)           Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article XIII.

MISCELLANEOUS

13.01.    Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

13.02.    Expenses. At the Closing, (a) the Company shall pay, or cause to be paid, the Closing Company Transaction Expenses and (b) Parent shall pay, or cause to be paid, the Parent Transaction Expenses. If this Agreement is terminated in accordance with Article X hereof, then the

Company shall pay the Company Transaction Expenses and Parent shall pay the Parent Transaction Expenses.

13.03.    Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid 50% by Parent as a Parent Transaction Expense and 50% by the Company as a Company Transaction Expense.

13.04.    Consequences of Breach. Except in the case of fraud, there shall be no remedy available to Parent or the Group Companies and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Parent Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Parent Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of Parent to consummate the transactions contemplated by this Agreement in accordance with Section 8.01(a), the representations and warranties provided by the Company in this Agreement (including Article III) are provided for informational purposes only and (b) the Company shall have no liability to any Parent Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Company contained in this Agreement. Except in the case of fraud, there shall be no remedy available to the Company and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Company Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Parent’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Company to consummate the transactions contemplated by this Agreement in accordance with Section 8.02(a), (a) the representations and warranties provided by Parent in this Agreement (including Article IV) are provided for informational purposes only and (b) Parent shall have no liability to any Company Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of Parent contained in this Agreement.]

13.05.    Survival. The agreements and obligations of the Parties under Section 7.08, Section 10.02 Section 11.01 and this Article XIII (other than the provisions of Section 13.22, which will terminate) and Article XII (solely as it defines terms used in the foregoing Sections) shall survive, as the case may be, (a) the termination of this Agreement in accordance with Article X hereof or (b) the Closing. The agreements and obligations of the Parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the termination of this Agreement.

13.06.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Parent, Surviving Company and/or the Merger Sub:

Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas 77002
Attention:          Daniel J. Hennessy, Kevin Charlton and Nicholas Petruska
Email:                 dhennessy@hennessycapllc.com, kcharlton@hennessycapllc.com and npetruska@hennessycapllc.com with a copy to (which will not constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:          Jeffrey N. Smith and Dirk W. Andringa
Facsimile:         (312) 853-7036
Email:                 jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention:          Stuart Neuhauser
Facsimile:         (212) 370-7889
Email:                 sneuhauser@egsllp.com

Notices to the Stockholder Representative:

Mr. Don R. Daseke
15455 Dallas Parkway, Suite 440
Addison, TX 75001
Facsimile:         (972) 248-0942

Email:                 don@daseke.com

Notices to the Company:

Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, TX 75001
Attention:          Don R. Daseke and Scott Wheeler
Facsimile:         (972) 248-0942
Email:                 don@daseke.com and scott@daseke.com

with a copy to (prior to the Closing) (which will not constitute notice):

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3700
Dallas, TX 72501
Attention:          Christopher G. Schmitt and Alan J. Bogdanow
Facsimile:         (214) 999-7712
Email:                 cschmitt@velaw.com and abogdanow@velaw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.07.    Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, the Merger Sub, the Company or the Stockholder Representative; provided, however, that Parent may (a) assign its rights under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.

13.08.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties expressly agree that the duration, geographic area, and scope of the restrictive covenants set forth in Article V, Article VI and Article XI are no greater than are reasonable and necessary to protect the legitimate business interests of Parent. Nevertheless, in the event a court of competent jurisdiction finds that any of the restrictive covenants set forth in Article V, Article VI and Article XI is unenforceable, it is the intent of the Parties that the restrictive covenants be modified to be of the maximum duration, geographic area, and scope that is deemed to be enforceable by the court, and the Parties will inform any such court of such intent.

13.09.    References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a Section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

13.10.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.11.    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Parent, the Company (or the Surviving Company following the Closing) and the Stockholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that Section 10.02, Section 13.07, Section 13.13, Section 13.14, Section 13.18, Section 13.19(b) and this Section 13.11 may not be amended or, with respect to any rights of any Financing Source or lender party to the Debt Financing Commitment, waived, without the prior written consent of the Financing Sources and lenders party to the Debt Financing Commitment; provided, further, that after the receipt of the Written Stockholder Consent, no amendment to this Agreement will be made that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

13.12.    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

13.13.    Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Stockholders and will be enforceable by the Stockholder Representative on behalf of the Stockholders; provided that, except as set forth below, no Stockholder will have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions will be taken solely by the Stockholder Representative on behalf of the Stockholders as provided in Section 11.01 hereof. In addition, (a) the Stockholder Representative will have the right, but not the obligation, to enforce any rights of the Company or the Stockholders under this Agreement, (b) the Stockholders will have the right to enforce their rights under Section 11.03 and Section 13.23, (c) each Company Indemnitee will have the right to enforce their respective rights under Section 9.01, (d) the Financing Sources and lenders party to the Debt Financing Commitment will have right to enforce their rights under Section 10.02, Section 13.07, Section 13.11, Section 13.14, Section 13.18, Section 13.19(b) and this Section 13.13, (e) V&E will have the right to enforce its rights under Section 13.23(a) and (e) each of Sidley and EGS will have the right to enforce its rights under Section 13.23(b). Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.14.    WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, THE DEBT FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.15.    Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

13.16.    Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract will raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, the Merger Sub and the Stockholder Representative.

13.17.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

13.18.    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.19.    Jurisdiction.

(a)           Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.06 will be deemed effective service of process on such Party.

(b)           Notwithstanding the foregoing and without limiting Section 13.19(a), each of the Parties hereto agrees that it will not bring or support any Legal Proceeding, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the financing sources under the Debt Financing Commitment or in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the debt commitment letters or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York, and any appellate court thereof and each Party hereto (v) submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (w) acknowledges and irrevocably agrees that service of process, summons, notice or document by registered mail addressed to them at their respective address provided in Section 13.06 shall be effective service of process against them for any such Legal Proceeding brought in any such court; (x) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (y) acknowledges and irrevocably agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; and (z) acknowledges and irrevocably agrees that any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state.

13.20.    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.21.    No Vicarious Liability. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations arising out of this Agreement and the transactions contemplated hereby will be limited to the parties to this Agreement, and a Person that is not a party to this Agreement will not have any liability or obligation hereunder or with respect to the transactions contemplated hereby.

13.22.    Specific Performance.

(a)           Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Parent’s or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)           In no event will the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 13.22 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Sections 10.01 and 10.02.

(c)           To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

13.23.    Waiver of Conflicts.

(a)           Recognizing that Vinson & Elkins LLP (“V&E”) has acted as legal counsel to the Group Companies prior to the Closing, and that V&E may act as legal counsel to Parent, the Surviving Company and one or more of its Subsidiaries after the Closing, each of Parent and the Surviving Company (including on behalf of the Surviving Company’s Subsidiaries) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with V&E’s representing Parent, the Surviving Company or any of its Subsidiaries after the Closing. In addition, all communications involving attorney-client confidences by or among the Group Companies and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to the Company. Accordingly, Parent and the Surviving Company, as the case may be, will not have access to any such communications, or to the files of V&E relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Company will be the sole holder of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Company and its Subsidiaries will be a holder thereof, (b) to the extent that files of V&E in respect of such engagement constitute property of the client, only the Company and its Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will hold such property rights, and (c) V&E will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between V&E and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of its Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by V&E to such third party; provided, however, that neither Parent, the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Company.

(b)           Recognizing that Sidley Austin LLP (“Sidley”) and Ellenoff Grossman & Schole LLP (“EGS”) has each acted as legal counsel to Parent, Merger Sub, Sponsor, certain Parent Securityholders and certain of their respective Affiliates prior to the Closing, and that Sidley and EGS may act as legal counsel to Parent, the Surviving Company and one or more of its Subsidiaries, Sponsor, certain Parent Securityholders and certain of their respective Affiliates after the Closing, each of Parent and the Surviving Company (including on behalf of the Surviving Company’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with each of Sidley’s and EGS’ representing Parent, Merger Sub, the Surviving Company or any of its Subsidiaries, Sponsor, any Parent Securityholder and any of their respective Affiliates after to the Closing. In addition, all communications involving attorney-client confidences by or among Parent, Merger Sub, Sponsor, Parent Securityholders or their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to Sponsor, such Securityholder or such Affiliate (and not to Parent, the Surviving Company or any of its Subsidiaries). Accordingly, Parent and the Surviving Company, as the case may be, will not have access to any such communications, or to the files of Sidley or EGS relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Sponsor or the applicable Parent Securityholder and its Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Company and its Subsidiaries will be a holder thereof, (b) to the extent that files of each of Sidley and EGS in respect of such engagement constitute property of the client, only Sponsor, the applicable Parent Securityholder or their respective Affiliates (and not Parent, the Surviving Company or any of its Subsidiaries) will hold such property rights and (c) each of Sidley and EGS will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent after the Closing and before or after the Closing, the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between Sidley and EGS (as applicable) and Parent and Merger Sub before the Closing and after the Closing, the Surviving Company and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of its Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley and EGS to such third party; provided, however, that neither Parent, the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Sponsor.

13.24.    No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 13.13), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	DASEKE, INC.

	By:	/s/ R. Scott Wheeler
	Name:	R. Scott Wheeler
	Its:	Executive Vice President and CFO

Parent:	HENNESSY CAPITAL ACQUISITION CORP. II

	By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Its:	Chief Executive Officer

Merger Sub:	HCAC MERGER SUB, INC.

	By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Its:	President

Stockholder Representative:	DON R. DASEKE,
solely in his capacity as the Stockholder Representative

/s/ Don R. Daseke

Annex I

Earnout Merger Consideration

2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares

This Annex I sets forth the terms for the calculation of the number (if any) of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares, as applicable. Terms used but not defined in this Annex I have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1.           If both (a) 2017 Pro Forma Adjusted EBITDA is more than 90% of 2017 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2017 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to December 31, 2017 (such minimum share price threshold for such time period being referred to as the “2017 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 1 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2017 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2017 Pro Forma Adjusted EBITDA is 100% or more of the 2017 Target Pro Forma Adjusted EBITDA or (ii) if 2017 Pro Forma Adjusted EBITDA is between 90% and 100% of 2017 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i) the 2017 Pro Forma Adjusted EBITDA minus (ii) $126,000,000 (such dollar amount being equal to the 2017 Baseline Pro Forma Adjusted EBITDA), divided by (y) $14,000,000 (being the 2017 Target Pro Forma Adjusted EBITDA less the 2017 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2017 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2017 Earnout Shares be issued if either the 2017 Baseline Pro Forma Adjusted EBITDA or the 2017 Threshold Share Price is not achieved, (c) the number of 2017 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2017 Pro Forma Adjusted EBITDA is greater than the 2017 Baseline Pro Forma Adjusted EBITDA and less than 2017 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2017 Threshold Share Price is achieved and the Company achieves $133,000,000 in 2017 Pro Forma Adjusted EBITDA, the number of 2017 Earnout Shares will be 2,500,000. “2017 Target Pro Forma Adjusted EBITDA” means $140,000,000.

2.           If both (a) 2018 Pro Forma Adjusted EBITDA is more than 90% of 2018 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2018 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs during the 2018 calendar year (such minimum share price threshold for such time period being referred to as the “2018 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 2 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2018 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2018 Pro Forma Adjusted EBITDA is 100% or more of the 2018 Target Pro Forma Adjusted EBITDA or (ii) if 2018 Pro Forma Adjusted EBITDA is between 90% and 100% of 2018 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i) the 2018 Pro Forma Adjusted EBITDA minus (ii) $153,000,000 (such dollar amount being equal to the 2018 Baseline Pro Forma Adjusted EBITDA), divided by (y) $17,000,000 (being the 2018 Target Pro Forma Adjusted EBITDA less the 2018 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2018 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2018 Earnout Shares be issued if either the 2018 Baseline Pro Forma Adjusted EBITDA or the 2018 Threshold Share Price is not achieved, (c) the number of 2018 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2018 Pro Forma Adjusted EBITDA is greater than the 2018 Baseline Pro Forma Adjusted EBITDA and less than 2018 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2018 Threshold Share Price is achieved and the Company achieves $161,500,000 in 2018 Pro Forma Adjusted EBITDA, the number of 2018 Earnout Shares will be 2,500,000. “2018 Target Pro Forma Adjusted EBITDA” means $170,000,000.

3.           If both (a) 2019 Pro Forma Adjusted EBITDA is more than 90% of 2019 Target Pro Forma Adjusted EBITDA (such 90% baseline being referred to as the “2019 Baseline Pro Forma Adjusted EBITDA”) and (b) the closing share price of Parent Common Stock equals or exceeds $16.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs during the 2019 calendar year (such minimum share price threshold for such time period being referred to as the “2019 Threshold Share Price”), Parent shall issue up to five (5) million shares of Parent Common Stock to the Common Stockholders as Earnout Merger Consideration. In such event, the number of shares of Parent Common Stock that will be issued to the Common Stockholders pursuant to this paragraph 3 of this Annex I as Earnout Merger Consideration (such number of shares being referred to as the “2019 Earnout Shares”) shall be calculated as follows: (i) five (5) million shares if 2019 Pro Forma Adjusted EBITDA is 100% or more of the 2019 Target Pro Forma Adjusted EBITDA or (ii) if 2019 Pro Forma Adjusted EBITDA is between 90% and 100% of 2019 Target Pro Forma Adjusted EBITDA, the number of shares of Parent Common Stock equal (rounded to the nearest whole share of Parent Common Stock) to (A) 5,000,000, multiplied by (B) (x) (i) the 2019 Pro Forma Adjusted EBITDA minus (ii) $180,000,000 (such dollar amount being equal to the 2019 Baseline Pro Forma Adjusted EBITDA), divided by (y) $20,000,000 (being the 2019 Target Pro Forma Adjusted EBITDA less the 2019 Baseline Pro Forma Adjusted EBITDA). For the sake of clarity, (a) in no event shall the number of 2019 Earnout Shares exceed 5,000,000 in the aggregate, (b) in no event shall any 2019 Earnout Shares be issued if either the 2019 Baseline Pro Forma Adjusted EBITDA or the 2019 Threshold Share Price is not achieved, (c) the number of 2019 Earnout Shares to be issued (rounded to the nearest whole share) is determined by straight line interpolation in the event the 2019 Pro Forma Adjusted EBITDA is greater than the 2019 Baseline Pro Forma Adjusted EBITDA and less than 2019 Target Pro Forma Adjusted EBITDA and (d) by way of example, if the 2019 Threshold Share Price is achieved and the Company achieves $190,000,000 in 2019 Pro Forma Adjusted EBITDA, the number of 2019 Earnout Shares will be 2,500,000. “2019 Target Pro Forma Adjusted EBITDA” means $200,000,000.

4.           On or prior to January 10, 2018, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2017 Threshold Share Price was achieved. If the 2017 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2017 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2017, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2017 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to such accounting firm as Parent and the Stockholder Representative mutually agree (the “Accounting Firm”) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2017 Pro Forma Adjusted EBITDA and the number of 2017 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 1 of this Annex I, if any. Within five (5) days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modifications. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 4 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2017 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2017 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 1 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

5.           On or prior to January 10, 2019, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2018 Threshold Share Price was achieved. If the 2018 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2018 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2018, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2018 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to the Accounting Firm (which for the sake of clarity, may be a different mutually agreed upon Accounting Firm than the Accounting Firm engaged pursuant to paragraph 4 of this Annex I) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2018 Pro Forma Adjusted EBITDA and the number of 2018 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 2 of this Annex I, if any. Within five days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modifications. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 5 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2018 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2018 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 2 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

6.           On or prior to January 10, 2020, Parent shall deliver to the Stockholder Representative a statement indicating whether the 2019 Threshold Share Price was achieved. If the 2019 Threshold Share Price was achieved, then upon availability of (a) the audited financial statements of Parent and its Subsidiaries for the 2019 calendar year and (b) the financial statements of any business acquired by any of the Group Companies in 2019, which financial statements shall be reviewed by Parent’s independent public accountant for the period beginning on January 1, 2019 and ending on the effective date such business was so acquired, Parent and the Stockholder Representative shall as promptly as practicable submit such financial statements to the Accounting Firm (which for the sake of clarity, may be a different mutually agreed upon Accounting Firm than the Accounting Firm engaged pursuant to paragraph 4 or 5 of this Annex I) and instruct the Accounting Firm to, within 60 days of being engaged or as soon as practicable thereafter, calculate the 2019 Pro Forma Adjusted EBITDA and the number of 2019 Earnout Shares to be issued to the Common Stockholders pursuant to paragraph 3 of this Annex I, if any. Within five days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter, subject to reasonable modification. The fees and expenses of the Accounting Firm in performing its obligations pursuant to this paragraph 6 of Annex I will be paid by Parent. Parent and its Subsidiaries agree to provide the Accounting Firm with reasonable access to their relevant books, records and finance employees. The Accounting Firm will notify Parent and the Stockholder Representative in writing of its calculation of the 2019 Pro Forma Adjusted EBITDA, together with a reasonably detailed explanation of such calculation, and the number of 2019 Earnout Shares (if any) to be issued to Common Stockholders pursuant to paragraph 3 of this Annex I, which determination will be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

7.           The determination of whether each of the 2017 Threshold Share Price, the 2018 Threshold Share Price and the 2019 Threshold Share Price has been achieved shall be made after the negating of the effect of any illegal stock manipulation (if any) to the extent then known by the Parent Board at the time of such determination.

8.           The right to receive the Per Common Share Earnout Merger Consideration pursuant to Section 1.02(b) of the Agreement shall not be assignable or transferable by any Common Stockholder, except, in the case of a Common Stockholder who is an individual, to such Common Stockholder’s immediate family members, for estate planning purposes, or upon his or her death, pursuant to his or her will, trust or similar instrument or pursuant to the laws of descent and distribution; provided, in each case, that Parent is provided with written notice prior to any such assignment or transfer. Any assignment or transfer in violation of this paragraph shall be null and void and need not be recognized by Parent.

9.           If Parent shall, at any time or from time to time, after the date hereof effect a subdivision of the outstanding shares of Parent Common Stock, the number of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares issuable pursuant to paragraphs 1, 2 and 3 of this Annex I, respectively, shall be increased in proportion to such increase in the aggregate number of shares of Parent Common Stock outstanding. If Parent shall, at any time or from time to time, after the date hereof combine the outstanding shares of Parent Common Stock, the number of 2017 Earnout Shares, 2018 Earnout Shares and 2019 Earnout Shares issuable pursuant to paragraphs 1, 2 and 3 of this Annex I, respectively, shall be decreased in proportion to such decrease in the aggregate number of shares of Parent Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

10.        From and after the Closing until December 31, 2019, Parent shall not take any actions, directly or indirectly, with the intent of, or one of the primary purposes of which is to, avoid making or reducing the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares to be issued to the Common Stockholders. Except as expressly provided in the immediately preceding sentence, from and after the Closing Date, Parent may operate the Business in its sole discretion without restriction and Parent has no obligation to operate the Group Companies and their Subsidiaries in order to maximize the number of 2017 Earnout Shares, 2018 Earnout Shares or 2019 Earnout Shares.

11.        For purposes of this Annex I:

“2017 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2017 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2017 for the period beginning on January 1, 2017 and ending on the effective date of such acquisition by Parent or its Subsidiaries.

“2018 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2018 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2018 for the period beginning on January 1, 2018 and ending on the effective date of such acquisition by Parent or its Subsidiaries.

“2019 Pro Forma Adjusted EBITDA” means the Adjusted EBITDA for the year ended December 31, 2019 plus the Adjusted EBITDA of any business acquired by any of the Group Companies during 2019 for the period beginning on January 1, 2019 and ending on the date of such acquisition by Parent or its Subsidiaries.

“Adjusted EBITDA” means consolidated net income (loss) of the Group Companies and their Subsidiaries for the applicable time period plus (A) depreciation and amortization, (B) interest expense, including other fees and charges associated with indebtedness, net of interest income, (C) income taxes, (D) acquisition-related transaction expenses (including due diligence costs, legal, accounting, financing and other advisory fees and costs, retention and severance payments and financing fees and expenses), (E) non-cash impairments, (F) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (G) impairments related to defective revenue equipment sold out of the normal replacement cycle, (H) Company Transaction Expenses, (I) non-cash stock and equity compensation expense, (J) costs paid or incurred in connection with Parent being a public company, which include the following, to the extent paid by a Group Company or Subsidiary thereof: (i) printing, filing and legal fees incurred in connection with the filing of periodic reports, proxy statements and other reports and statements with the SEC, (ii) fees payable to Parent’s stock transfer agent or NASDAQ, (iii) fees payable to Parent’s directors for serving on the Parent Board or any committee thereof, (iv) fees payable to the Parent’s independent public accountants in connection with the review of its quarterly financial statements and audit of its annual financial statements in excess of $450,000 in any fiscal year, (iv) expenses resulting from compliance with the Sarbanes-Oxley Act of 2002, (K) accounting charges resulting from accounting for the Earnout Merger Consideration, and (L) as a one-time only adjustment for purposes of calculating 2017 Pro Forma Adjusted EBITDA, up to $4.2 million of the 2017 equipment rental expenses of one of the businesses that is proposed to be acquired during 2017 (only if it is so acquired in 2017) by any of the Group Companies or their Subsidiaries.

Annex B

FAIRNESS OPINION OF VALUATION RESEARCH CORPORATION

December 22, 2016

The Board of Directors

Hennessy Capital Acquisition Corp. II

700 Louisiana Street

Suite 900

Houston, Texas 77002

Ladies and Gentlemen:

Hennessy Capital Acquisition Corp. II (“Hennessy” or “Hennessy Capital II” or the “Company”) has engaged Valuation Research Corporation (“VRC”) to provide certain financial advisory services with respect to an acquisition of Daseke, Inc. (“Daseke”).

VRC understands that Hennessy Capital II is entering into an agreement to purchase Daseke in an acquisition transaction (the “Transaction”). Pursuant to the definitive merger agreement governing the Transaction by and among the Company, HCAC Merger Sub, Inc., Daseke and Don R. Daseke, solely in his capacity as the Stockholder Representative (the “Merger Agreement”), the aggregate merger consideration payable upon closing of the Transaction is $626 million, subject to certain adjustments set forth in the Merger Agreement (as so adjusted, the “Closing Merger Consideration”). The Closing Merger Consideration is payable entirely in stock, consisting of newly issued shares of Hennessy Capital common stock at a value of $10.00 per share. In addition, the Merger Agreement contains an earn-out provision pursuant to which the Company may potentially issue up to 15 million additional shares of its common stock to existing Daseke stockholders for the achievement of specified Daseke Adjusted EBITDA and share price thresholds for the fiscal years ending December 31, 2017, 2018 and 2019.

In connection with the Transaction, Hennessy Capital II has requested that VRC render an opinion (the “Opinion”) as to whether: (i) the consideration to be paid by Hennessy Capital II in the Transaction is fair from a financial point of view to Hennessy Capital II and (ii) as of the date of the Opinion, the fair market value of Daseke is at least 80% of the assets held by Hennessy Capital II in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Except as described herein, the Opinion and Supporting Documentation (defined below) are for the benefit and use of and can be relied upon by Hennessy Capital II and its Board of Directors (the “Board”). The provisions hereof shall inure to the benefit of and be binding upon the successors of VRC and Hennessy Capital II.

In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•         reviewed audited annual financial statements of Daseke and its predecessors for the fiscal years December 31, 2013 through December 31, 2015;

•         reviewed quarterly financial statements of Daseke and its predecessors for the quarters ended March 31, 2013 through September 30, 2016;

•         reviewed public filings for Hennessy Capital, including the final prospectus dated July 22, 2015;

•         reviewed draft financial diligence report on Daseke by BDO USA, LLP dated November 18, 2016;

•         reviewed draft Merger Agreement received on December 17, 2016 (the “Draft Merger Agreement”);

•         reviewed draft term sheets for the proposed business combination received in Daseke’s Investor Presentation dated on December 5, 2016;

•         reviewed certain historical and projected financial and operating information relating to Daseke’s business, earnings, assets, liabilities and prospects of Hennessy Capital and Daseke, including, without limitation, the projection model, as prepared by Hennessy Capital, of Daseke;

•         conducted discussions with members of senior management of Hennessy Capital and Daseke concerning their view of Daseke’s operations, financial condition and prospects (including potential acquisitions) on a stand-alone basis and as a part of Hennessy Capital;

•         reviewed certain financial and stock market information for selected publicly traded companies that VRC deemed to be relevant;

•         reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in Daseke’s industry which VRC deemed to be relevant;

•         performed discounted cash flow analyses for Daseke based on projections provided by Hennessy Capital;

•         compared the enterprise value of Daseke implied by the various financial analyses VRC conducted to the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

•         analyzed selected macroeconomic and other commercial factors which VRC deemed to be relevant to Daseke’s industry and prospects;

•         performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports and materials as VRC deemed appropriate. Reviewed the industry in which Daseke operates and had telephonic discussions with certain members of Hennessy Capital’s management team with respect to the past, present, and future operating and financial conditions of Daseke, among other subjects;

•         developed indications of value for the assets sold under the Transaction using generally accepted valuation methodologies; and

•         conducted such other reviews, analyses, inquiries and considered such other economic, industry, market, financial and other information and data deemed appropriate by VRC.

The Opinion does not address (i) the fairness of the Transaction, in whole or in part, or any terms associated therewith, in each case to Hennessy Capital II’s creditors or other parties not addressed in the Opinion; (ii) the relative risks or merits of the Transaction, or any other business strategies or transactional alternatives that may be available to Hennessy Capital II; (iii) the underlying business decisions of Hennessy Capital II to consummate the Transaction; (iv) any specific legal, tax, accounting, or financial reporting matters related to or associated with the Transaction; (v) the fair value of the Transaction, or Hennessy Capital II’s assets, in each case under any state, federal, or international laws relating to appraisal rights or similar matters; (vi) the book value of the assets and liabilities of Hennessy Capital II; (vii) the projections provided by Hennessy Capital II’s or Daseke’s management for periods before and after the consummation of the Transaction; (viii) any employment or other agreements entered into in connection with the Transaction; or (ix) any matters relating to fees paid by Hennessy Capital II to its advisors in connection with the Transaction.

In rendering the Opinion, VRC conducted such reviews, analyses, and inquiries and will consider such information, data and other material as are customary for engagements of this type and as are necessary and appropriate based on the facts and circumstances of the assignment.

In conducting its reviews and analyses, and as a basis for arriving at its conclusions, VRC utilized methodologies, procedures and considerations deemed relevant and customary under the circumstances. VRC also considered its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a valuation advisor in general.

In rendering the Opinion, Hennessy Capital II agreed to use commercially reasonable efforts to (i) furnish VRC with all reasonably available information and data concerning the Transaction (the “Information”) that VRC deems appropriate in its reasonable judgment and that VRC (in rendering its services hereunder) would be using and relying on the Information available from public sources and other sources deemed reliable by VRC, in each case, without independent verification or independent appraisal (in accordance with reasonable industry practice). Hennessy Capital II agreed to notify VRC with reasonable promptness upon becoming actually aware (x) if any such Information became inaccurate, incomplete or misleading in any material respect, (y) if the Information needed to be updated to be accurate in all material respects and (z) of any material adverse change, or development that would reasonably be expected to lead to any material adverse change, in Hennessy Capital II’s business, properties, operations or financial condition; and if any such Information needed to be so updated, Hennessy Capital II would use its commercially reasonable efforts to do so with reasonable promptness. VRC assumed and relied upon, without independent verification or independent appraisal, the accuracy and completeness of all Information, and all other information, data and other material (including, without limitation, financial forecasts and projections) furnished or otherwise made available to VRC hereunder, discussed with or reviewed by VRC, or publicly available, and VRC did not assume any responsibility for independently verifying such Information or other information, data or other material (in accordance with industry practice). In addition, VRC assumed and relied upon, without independent verification, that any financial forecasts and projections provided to VRC hereunder have been reasonably and prudently prepared in good faith and will be based upon assumptions that are reasonable. VRC has further assumed that any Information provided does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

VRC assumed all procedures required by law to be taken in connection with the Transaction had been, or will be, duly, validly and timely taken and that the Transaction will be consummated in a manner that complies with all applicable material laws and regulations. VRC also assumed that the Transaction would be consummated in a timely manner in accordance with the terms and conditions set forth in the agreements and other documents provided to VRC, that Hennessy Capital II would be in compliance in all material respects with any and all applicable laws, rules or regulations of any and all legal or regulatory authorities and that the Transaction will be consummated in a manner that complies in all material respects with any and all applicable laws, rules and regulations of any and all legal or regulatory authorities.

VRC did not make any independent evaluation of Hennessy Capital II’s or Daseke’s solvency or creditworthiness, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Hennessy Capital II or Daseke. VRC does not express any opinion regarding the liquidation value of any entity. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Hennessy Capital II or Daseke is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hennessy Capital II or Daseke is or may be a party or may be subject.

VRC relied upon and assumed, without independent verification, that, unless otherwise disclosed to VRC, there would not be any material change in the assets, liabilities, financial condition, results of operations, business or prospects of Hennessy Capital II or Daseke between the date of the most recent financial statements provided to VRC and the date of the Opinion, and that there will be no facts or other information that would make any of the information reviewed by it incomplete or misleading. VRC further assumed that there will be no subsequent events that would materially affect the conclusions set forth in the Opinion.

VRC also relied upon and assumed, without independent verification that all material governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of Hennessy Capital II or Daseke or otherwise have a material adverse effect on Hennessy Capital II or Daseke.

The Opinion is not intended and shall not constitute a recommendation to Hennessy Capital II, the Board, or any other party as to how they should vote, approve, disapprove, or act with respect to any matters relating to the Transaction. The Opinion does not represent an assurance, warranty, or guarantee that the price to be paid in the Transaction is the lowest amount or best amount that can be obtained in the Transaction.

VRC shall not initiate any discussions, or solicit any indications of interest, with any third parties with respect to Hennessy Capital II, Daseke or the Transaction. The Information provided to VRC in connection with this engagement, whether written or oral, will be kept confidential by VRC and by its partners, directors, officers, employees, controlling persons (if any) and agents, shall be disclosed by VRC only to such partners, directors, officers, employees, controlling persons (if any) and agents (all of whom shall agree to keep confidential such Information as aforesaid) as needed in connection with this engagement, and shall be used only for the purposes of this engagement. If VRC becomes required by legal process to disclose any Information, VRC shall give prompt and where possible, advance notice thereof to Hennessy Capital II, and VRC shall disclose only that portion of the Information that its counsel advises it is compelled to disclose and shall reasonably cooperate with Hennessy Capital II if Hennessy Capital II decides to oppose or to seeks to restrain such disclosure.

The Opinion shall be valid only for Hennessy Capital II immediately before the Transaction and will not be valid for any subsequent business transaction, acquisition, dividend, share repurchase, debt or equity financing, recapitalization, restructuring or other actions or events not specifically referred to in the Transaction documents or Opinion. Furthermore, the Opinion does not represent an assurance, guarantee, or warranty that Hennessy Capital II or Daseke will not default on any of its debt obligations or other liabilities, nor will VRC make any assurance, guarantee, or warranty that any covenants, financial or otherwise, associated with any financing or existing indebtedness will not be breached in the future.

The Opinion is necessarily based on economic, industry, market, financial and other conditions and circumstances as they exist and to the extent that they can be evaluated by VRC as of the date hereof. VRC assumes no responsibility independently to update or revise the Opinion based upon any events or circumstances occurring subsequent to the date hereof.

The Opinion, Supporting Documentation and any other financial advice, written or oral, rendered by VRC is intended for the benefit, use, and reliance of Hennessy Capital II and the Board.

We have not been involved in the structuring, documentation or negotiation of the Transaction and have not, other than the delivery of the Opinion and its review and analysis undertaken in connection therewith as described herein, provided any financial advisory or investment banking services to the Company related to or associated with the Transaction.

In its normal course of business, we are regularly engaged to provide financial opinions with respect to valuation and fairness in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and financings.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof:

(i)       the consideration to be paid by Hennessy Capital II in the Transaction is fair from a financial point of view to Hennessy Capital II, and

(ii)      the fair market value of Daseke is at least 80% of the assets held by Hennessy Capital II in its trust account for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Sincerely,

/s/ VALUATION RESEARCH CORPORATION

Annex C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HENNESSY CAPITAL ACQUISITION CORP. II

[•], 2017

Hennessy Capital Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is Hennessy Capital Acquisition Corp. II. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2015 (the “Original Certificate”).

2.       The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which amended and restated in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and was filed with the Secretary of State of the State of Delaware on July 22, 2015.

3.       This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.       This Second Amended and Restated Certificate amends, integrates and restates the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Daseke, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1               Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2               Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3               Common Stock.

(a)               The holders of the shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b)               Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)               Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4               Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1               Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2               Number, Election and Term.

(a)               Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board and which shall be, upon initial filing of this Second Amended and Restated Certificate, eight (8).

(b)              Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and is hereby designated Class I, Class II and Class III. Upon the effectiveness of this Second Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Second Amended and Restated Certificate and of a business combination contemplated by an Agreement and Plan of Merger, dated as of December 22, 2016, by and among the Corporation, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as Stockholder Representative. The term of the Class II Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the Class III Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the Class I Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

(c)               Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)               Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3               Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4               Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5               Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1               Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2               Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3               No Action by Written Consent. Subject to the rights of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1               Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2               Indemnification and Advancement of Expenses.

(a)               To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)               The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)               Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)               This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future.

ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote by both a majority of the Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate, or to adopt any new provision of this Second Amended and Restated Certificate.

ARTICLE XI
EXCLUSIVE JURISDICTION

Section 11.1             Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees or agents governed by the internal affairs doctrine.

Section 11.2             Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XI.

ARTICLE XII
SEVERABILITY

Section 12.1             Severability. If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

HENNESSY CAPITAL ACQUISITION CORP. II

By:
Name:
Title:

Exhibit A

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS

OF

7.625% SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

OF

DASEKE, INC.

(formerly known as Hennessy Capital Acquisition Corp. II)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

DASEKE, INC. (formerly known as Hennessy Capital Acquisition Corp. II), a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article IV of its Second Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of the Company has adopted the following resolution on [____________], creating a series of preferred stock, par value $0.0001 per share, of the Company designated as 7.625% Series A Convertible Preferred Stock, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred stock, par value $0.0001 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof are as follows:

(1)      Designation and Amount; Ranking.

(a)         There shall be created from the 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “7.625% Series A Convertible Cumulative Preferred Stock”, par value $0.0001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 650,000. Shares of Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)         The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

(2)      Definitions. As used herein, the following terms shall have the following meanings:

(a)         “Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, whether or not declared, on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the Issue Date. For the avoidance of doubt, dividends that have been paid in Preferred Stock or Common Stock shall not be included in Accumulated Dividends.

(b)         “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(c)         “Agent Members” shall have the meaning specified in Section 15(a).

(d)         “Approved Stock Plan” shall mean any employee benefit plan which has been approved by the Board and the Company’s stockholders, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(e)         “Base Conversion Price” shall mean an amount equal to the product of (x) the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days immediately preceding the Issue Date, multiplied by (y) 1.150; provided, that if such product is greater than $11.50, it shall be deemed to equal $11.50.

(f)          “Beneficial Ownership Limitation” shall mean, with respect to any Holder, 9.99% of the number of shares of Common Stock outstanding after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder.

(g)         “Bloomberg” shall mean Bloomberg Financial Markets.

(h)         “Board” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action, except that for purposes of the definition of “Fundamental Change,” the Board shall refer to the full Board of Directors.

(i)           “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(j)           “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(k)         “Certificated Notice of Conversion” shall have the meaning specified in Section 8(b)(ii)(A).

(l)           “close of business” shall mean 5:00 p.m. (New York City time).

(m)        “Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) of the Common Stock on such date as reported on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed, quoted or admitted for trading. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(n)         “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, subject to Section 8(j).

(o)         “Conversion Agent” shall have the meaning set forth in Section 14(a).

(p)         “Conversion Cap” shall have the meaning set forth in Section 8(a).

(q)         “Conversion Date” shall have the meaning specified in Section 8(b).

(r)          “Conversion Instruction” shall have the meaning specified in Section 8(b)(i).

(s)         “Conversion Price” shall mean, at any time, the Liquidation Preference divided by the Conversion Rate in effect at such time.

(t)          “Conversion Rate” shall have the meaning specified in Section 8(a).

(u)         “Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, including the Company’s warrants.

(v)         “Depositary” shall have the meaning specified in Section 15(a).

(w)         “Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing on the first such date after the date of the first issuance of the Preferred Stock.

(x)         “Dividend Rate” shall mean the rate per annum of 7.625% per share of Preferred Stock on the Liquidation Preference.

(y)         “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding such Dividend Payment Date.

(z)          “Dividends” shall have the meaning specified in Section 3(a).

(aa)       “DTC” means The Depository Trust Corporation.

(bb)      “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 8(e), Effective Date shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(cc)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(dd)      “Excluded Securities” shall mean any Common Stock issued or issuable (i) in connection with any Approved Stock Plan; (ii) upon conversion or redemption of the Preferred Stock; or (ii) upon exercise of any Options or Convertible Securities which are outstanding on the Issue Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issue Date.

(ee)       “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(ff)        “Final Mandatory Conversion Period” shall have the meaning specified in Section 9(c).

(gg)      “First Mandatory Conversion Period” shall have the meaning specified in Section 9(a).

(hh)       “First Mandatory Conversion Premium” shall have the meaning specified in Section 9(a).

(ii)          “Fundamental Change” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i)        a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than any of the Company or any of its Affiliates or Subsidiaries, and the employee benefit plans of the Company and its Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of Capital Stock then outstanding entitled to vote generally in elections of the Board; provided, however, that any such beneficial ownership by The Walden Group (together with its Affiliates) shall not be a fundamental change pursuant to this clause (i) unless we become aware that The Walden Group (together with its Affiliates) has become the direct or indirect beneficial owner of more than 65% of the Common Stock (or such other Company Capital Stock into which the Common Stock has been reclassified);

(ii)       the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company with any Person (other than any of the Company’s Subsidiaries) pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, including pursuant to a merger transaction, to any Person (other than one of the Company’s Subsidiaries); provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity, shall not be a Fundamental Change;

(iii)      the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv)     the Common Stock (or other Reference Property) ceases to be listed or quoted on any of the New York Stock Exchange or The Nasdaq Stock Market (or any of their respective successors); or

(v)      the number of shares of the Common Stock (or other Reference Property) held by beneficial holders and holders of record who are not, either directly or indirectly, an executive officer or director of the Company, or the beneficial holder of more than 10% of the total shares of the Common Stock (or other Reference Property) outstanding is less than 50% of the number of shares of the Common Stock (or other Reference Property) that would be issued if all shares of the Preferred Stock were converted into shares of the Common Stock (or other Reference Property) in accordance with Section 8(a) (determined without regard to the Conversion Cap or Beneficial Ownership Limitation);

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock and as a result of such transaction or transactions the Preferred Stock becomes convertible into such consideration pursuant to the terms hereof.

(jj)          “Fundamental Change Additional Shares” shall mean, in respect of a Fundamental Change, such number of shares as is set forth under the Acquisition Price Per Share applicable to such Fundamental Change, and beside the date indicating the last day of the 12-month period in which the Effective Date of such Fundamental Change occurred, on Annex A hereto.1

(kk)       “Fundamental Change Notice” shall have the meaning specified in Section 5(a).

(ll)          “Global Preferred Share” shall have the meaning specified in Section 15(a).

(mm)    “Global Shares Legend” shall have the meaning specified in Section 15(a).

(nn)       “Holder” or “holder” shall mean a holder of record of the Preferred Stock.

(oo)      “Holder Stock Price” shall have the meaning specified in Section 5(b).

(pp)      “Issue Date” shall mean [______________], the original date of issuance of the Preferred Stock.

1        To be conformed, if needed, to the presentation of Annex A. Annex A will be provided at Closing, and will provide for ratable decreases in Acquisition Price Per Share over the time periods indicated.

(qq)      “Junior Stock” shall mean Common Stock and any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank junior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(rr)         “Liquidation Preference” shall mean $100.00 per share of Preferred Stock.

(ss)       “Mandatory Conversion Date” shall have the meaning specified in Section 9(d).

(tt)         “Material Change” shall mean any change (i) expediting the commencement of the First Mandatory Conversion Period, the Second Mandatory Conversion Period or the Final Mandatory Conversion Period, (ii) reducing the First Mandatory Conversion Premium, the Second Mandatory Conversion Premium, the Dividend Rate or the Liquidation Preference, (iii) increasing the Base Conversion Price or (iv) any change that impairs the Seven-Year Holder Conversion Right.

(uu)       “Notice of Conversion” shall mean, as applicable, a Conversion Instruction or a Certificated Notice of Conversion.

(vv)       “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(ww)      “open of business” shall mean 9:00 a.m. (New York City time).

(xx)       “Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(yy)       “Outstanding” shall mean, when used with respect to Preferred Stock, as of any date of determination, all Preferred Stock theretofore authenticated and delivered under this Certificate of Designation, except shares of Preferred Stock as to which any property deliverable upon conversion thereof has been delivered and required to be cancelled pursuant to Sections 5, 8 or 9.

(zz)        “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights, and/or rights upon the liquidation, winding-up or dissolution of the Company and/or voting rights.

(aaa)     “Paying Agent” shall have the meaning set forth in Section 14(a).

(bbb)    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(ccc)     “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock or the Preferred Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock or the Preferred Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock or the Preferred Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ddd)    “Reference Property” shall have the meaning specified in Section 8(j).

(eee)     “Registrar” shall have the meaning set forth in Section 12.

(fff)       “Reorganization Event” shall have the meaning specified in Section 8(j).

(ggg)    “Required Holders” means any Holder that acquired the Preferred Stock on the Issue Date (solely for the purposes of this definition, treating any Holder and its Affiliates (or any other funds or accounts managed by the same investment manager) that are Holders as a singular

Holder) that, as of any time, continues to own at least 14.99% of the shares of Preferred Stock originally issued.

(hhh)     “Resale Restriction Termination Date” shall have the meaning specified in Section 13(a).

(iii)         “Restricted Securities” shall have the meaning specified in Section 13(a).

(jjj)         “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(kkk)     “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(lll)         “Second Mandatory Conversion Period” shall have the meaning specified in Section 9(b).

(mmm) “Second Mandatory Conversion Premium” shall have the meaning specified in Section 9(b).

(nnn)     “Securities Act” shall mean the Securities Act of 1933, as amended.

(ooo)    “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights and/or rights upon the liquidation, winding-up or dissolution of the Company.

(ppp)    “Seven-Year Holder Conversion Right” shall have the meaning specified in Section 8(a).

(qqq)    “Shareholder Approval” shall mean all approvals, if any, of the shareholders of the Company necessary for purposes of Nasdaq Rule 5635 or the terms hereof, including without limitation, to approve (i) the conversion of the Preferred Stock into shares of Common Stock, (ii) the voting rights of the Preferred Stock, and (iii) the payment of additional Preferred Stock or Common Stock as Dividends.

(rrr)        “Spin-Off” shall have the meaning specified in Section 8(e)(iii).

(sss)     “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ttt)        “The Walden Group” means The Walden Group, Inc., a Delaware corporation, of which Don R. Daseke is the majority stockholder and President.

(uuu)     “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, Trading Day means a Business Day.

(vvv)     “Transfer Agent” shall have the meaning set forth in Section 12.

(www)   “Weighted Average Price” shall mean for any security as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page Ticker <HCAC> VWAP (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and a majority of the Holders. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(3)      Dividends.

(a)         Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate (“Dividends”). Dividends on the Preferred Stock shall be paid quarterly in arrears at the Dividend Rate in cash or, at the election of the Company, subject to receipt of any necessary Shareholder Approval (to the extent necessary), in Common Stock as provided pursuant to Section 4. For the avoidance of doubt, unless prohibited by applicable law, (i) the Board shall not fail to declare such Dividends on Preferred Stock and (ii) notwithstanding anything contained herein to the contrary, dividends on the Preferred Stock shall accrue for all fiscal periods during which the Preferred Stock is outstanding, regardless of whether the Company has earnings in any such period, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends shall be payable in arrears on each Dividend Payment Date to the holders of record of Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Dividends payable for any period less than a full quarterly Dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)         No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all Outstanding shares of Preferred Stock.

(c)         No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by (i) conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash solely in lieu of fractional shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock) and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority), unless all Accumulated Dividends (as of the date of such declaration, payment, redemption, purchase or acquisition) shall have been or contemporaneously are declared and paid in cash. Further, no Dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock (except payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority) unless the payment of the dividend in respect of the Preferred Stock for the most recent dividend period ending on or prior to the date of such declaration or payment has been declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set aside for such payment. Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other at the time of declaration.

(d)         Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends (it being understood that this Section 3(d) shall not limit the Company’s obligations pursuant to Section 3(a)).

(e)         If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate as the case may be, in respect of the delay.

(f)          The holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Sections 8 or 9 following such Dividend Record Date or the Company’s default in payment of the dividend due on such Dividend Payment Date. In the case of conversion of shares of Preferred Stock pursuant to Section 5 following the close of business on a Dividend Record Date but prior to the corresponding Dividend Payment Date, the holders of such shares shall not be entitled to receive the corresponding dividend payment following conversion (it being understood that the value thereof is included in the conversion terms set forth in Section 5).

(g)         Notwithstanding anything herein to the contrary, to the extent that any Holder’s right to participate in any Dividend would result in the Holder exceeding the Beneficial Ownership Limitation, then the rights appurtenant to such Dividend to which such Holder is entitled pursuant hereto shall be limited to the same extent provided in Section 11 hereof.

(h)         Except as provided in Section 8, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

(4)      Method of Payment of Dividends.

(a)         Subject to the restrictions set forth herein, the Company may elect to pay any dividend on the Preferred Stock: (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) through any combination of cash and Common Stock.

(b)         If the Company elects to make a dividend payment, or any portion thereof, in shares of Common Stock, the number of shares deliverable shall be (i) the cash amount of such dividend payment that would apply if no payment were to be made in Common Stock, or such portion, divided by (ii) the product of (x) the Weighted Average Price of the Common Stock for each of the 10 consecutive Trading Days ending on the second Trading Day immediately preceding such Dividend Payment Date (as equitably adjusted by the Board to the extent necessary for any stock splits, combinations or like transactions); multiplied by (y) 0.95; provided, that at least 2 Trading Days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

(c)         The Company shall make each dividend payment on the Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment in shares of the Common Stock (or any combination thereof) as set forth above. The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock no later than 12 Trading Days prior to the Dividend Payment Date for such dividend.

(5)      Conversion Upon a Fundamental Change.

(a)         The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders of the Preferred Stock no later than 10 Business Days prior to the anticipated Effective Date (determined in good faith by the Board) of the Fundamental Change or, if not practicable because the Company is unaware of the Fundamental Change, as soon as reasonably practicable but in any event no later than 1 Business Day after the Company becomes aware of such Fundamental Change.

(b)         Within 15 days following the Effective Date of such Fundamental Change, each Outstanding share of the Preferred Stock shall (subject to the limitations set forth in Section 11), at the election of the Holder thereof pursuant to the delivery of a Notice of Conversion, be converted into a number of shares of Common Stock equal to (i) the greater of (A) the sum of the Conversion Rate on the Effective Date of such Fundamental Change plus the Fundamental Change Additional Shares and (B) the quotient of (x) the Liquidation Preference, divided by (y) the greater of (1) the applicable Holder Stock Price and (2) 66 2/3% of the Closing Sale Price of the Common Stock on the Issue Date (it being understood that for purposes of this Section 5(b), the Closing Sale Price shall be adjusted proportionally in the event of any stock split, stock dividend, issuance of rights, options or warrants or other event that would result in an adjustment to the Conversion Right pursuant to Section 8(e)) plus (ii) the number of shares of the Common Stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of the Common Stock in accordance with the terms hereof. Notwithstanding anything contained herein to the contrary, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be convertible pursuant to this Section 5 in the aggregate into more than the Conversion Cap. As used herein, “Holder Stock Price” means (i) in the case of a Fundamental Change in which the Holders of Common Stock will receive only cash consideration, the price to be paid (or deemed paid) per share of Common Stock in such transaction and (ii) in all other cases, the average Closing Sale Price of the Common Stock on the 10 consecutive Trading Days immediately preceding the Effective Date of the Fundamental Change.

(c)         The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Preferred Stock, at such Holder’s address as the same appears on the books of the Company. Each such notice shall state (i) the anticipated Effective Date and (ii) that dividends on the Preferred Stock to be converted will cease to accrue on the date immediately preceding the Effective Date of the Fundamental Change.

(d)         Whenever any provision of this Certificate of Designations requires the Company to calculate the Weighted Average Price or Closing Sale Price for purposes of a Fundamental Change over a span of multiple days, the Board shall make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Weighted Average Prices or Closing Sale Prices are to be calculated.

(6)         Voting. The shares of Preferred Stock shall have no voting rights except as set forth in this Section 6 or otherwise required by Delaware law. So long as any shares of Preferred Stock remain Outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of (a) the Holders of at least 50.1% of the shares of Preferred Stock Outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the shares of Preferred Stock; provided, however, that so long as any shares of Preferred Stock remain Outstanding with the terms thereof materially unchanged, such amendment, alteration or repeal shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of Holders of the shares of Preferred Stock and, provided further, that any increase in the amount of authorized preferred stock (including, without limitation, additional Preferred

Stock) or the creation or issuance of any additional shares of Preferred Stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case of Parity Stock or Junior Stock, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Holders of shares of Preferred Stock specified herein and (b) for so long as there is any Required Holder, the Required Holder(s), given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to effect a Material Change.

(7)      Liquidation Rights.

(a)         In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus all accumulated and unpaid dividends in respect of the Preferred Stock (whether or not declared) to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)         Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c)         After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d)         In the event the assets of the Company available for distribution to the Holders of shares of Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 7, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

(8)      Conversion.

(a)         Each Holder of Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 8, any or all of such Holder’s shares of Preferred Stock into Common Stock at a conversion rate equal to the quotient of (i) the Liquidation Preference; divided by (ii) the Base Conversion Price (subject to adjustment as provided in this Section 8, the “Conversion Rate”) per share of Preferred Stock (subject to the limitations set forth in Section 11). Notwithstanding the foregoing, but subject to the Conversion Cap, each Holder of Preferred Stock shall have the right (the “Seven-Year Holder Conversion Right”) at any time after the seven-year anniversary of the Issue Date, if the then-current Conversion Price exceeds the Weighted Average Price for the Common Stock during any 10 consecutive Trading Days, at its option by delivery of a Notice of Conversion in accordance with Section 8(b) below no later than 5 Business Days following such 10th consecutive Trading Day, to convert any or all of such Holder’s shares of Preferred Stock into, at the Company’s sole discretion, either Common Stock, cash or a combination of Common Stock and cash; provided, that the Company shall provide such converting Holder notice of its election within 2 Trading Days of receipt of the Notice of Conversion; provided further, that in the event the Company elects to issue Common Stock for all or a portion of such conversion, the “Conversion Rate” for such conversion (subject to the limitations set forth in Section 11) shall mean the quotient of the Liquidation Preference divided by the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which the Company provided such notice. If the Company does not elect a settlement method prior to the deadline set forth, the Company shall be deemed to have elected to settle the conversion entirely in Common Stock. Notwithstanding anything to the contrary herein, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be converted pursuant to this Section 8 in the aggregate into more than 19.99% of the shares of Common Stock outstanding on the Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) (such limitation, the “Conversion Cap”). Upon conversion of any share of Preferred Stock, the Company shall deliver to the converting Holder, in respect of each share of Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10, on the third Business Day immediately following the relevant Conversion Date; provided, that upon any Holder’s election to convert any share or shares of Preferred Stock pursuant to the second sentence of this Section 8(a), the Company shall have the option to deliver the applicable conversion value (or any portion thereof) in cash in lieu of shares of Common Stock, after providing such Holder at least 2 Business Days’ prior written notice of its election pursuant to this proviso; provided further, that any such payment in cash in lieu of shares of Common Stock shall be made in an amount equal to the Liquidation Preference for every whole share of Preferred Stock so converted; provided further, that if the conversion value consists (x) solely of cash, then the Company shall deliver such cash payment to the Holder no later than 3 Trading Days from the receipt of the Notice of Conversion or (y) partially of cash, then the Company shall deliver such cash payment to the Holder simultaneously with the delivery of the Common Stock included in the conversion value.

(b)         Before any Holder shall be entitled to convert a share of Preferred Stock as set forth above, such Holder who:

(i)        holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program (a “Conversion Instruction”) and, if required, pay all transfer or similar taxes or duties, if any; or

(ii)       holds Preferred Stock in definitive, certificated form must:

(A)       manually sign and deliver an irrevocable notice to the office of the Conversion Agent as set forth in the Form of Certificated Notice of Conversion (or a facsimile thereof) in the form included in Exhibit A hereto (a “Certificated Notice of Conversion”) and state in writing therein the number of shares of Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered and registered;

(B)       surrender such shares of Preferred Stock, at the office of the Conversion Agent;

(C)       if required, furnish appropriate endorsements and transfer documents; and

(D)      if required, pay all transfer or similar taxes or duties, if any.

The Conversion Agent shall notify the Company of any pending conversion pursuant to this Section 8 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this clause (b) is the “Conversion Date.” If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(c)         With respect to any conversion of shares of Preferred Stock:

(i)        if there shall have been surrendered certificate or certificates, as the case may be, representing a greater number of shares of Preferred Stock than the number of shares of Preferred Stock to be converted, the Company shall execute and the Registrar shall countersign and deliver to such Holder or such Holder’s designee, at the expense of the Company, new certificate or certificates, as the case may be, representing the number of shares of Preferred Stock that shall not have been converted; and

(ii)       if the shares of Preferred Stock converted are held in book-entry form through the facilities of the Depositary, promptly following the relevant Conversion Date, the Company shall cause the Transfer Agent and Registrar to reduce the number of shares of Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the relevant Global Preferred Share.

(d)         Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock, if any, shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof (i) pursuant to Section 3(f) and (ii) to (A) receive certificates for the number of whole shares of Common Stock, if any, into which such shares of Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10) and (B) exercise the rights to which they are thereafter entitled as holders of Common Stock, if any.

(e)         The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)        If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1      =         the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0      =         the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1      =         the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 8(e)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 8(e)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)          If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1      =         the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0      =         the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X           =         the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y           =         the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 8(e)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 8(e)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common

Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)         If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 8(e)(i) or Section 8(e)(ii), (b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 8(e)(iv) and (c) Spin-Offs as to which the provisions set forth below in this Section 8(e)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1      =         the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0      =         the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV    =         the fair market value as of the Record Date for such distribution (as determined by the Board) of the Distributed Property with respect to each outstanding share of the Common Stock.

Any increase made under the portion of this Section 8(e)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate (determined without regard to the Conversion Cap or Beneficial Ownership Limitation) in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(e)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1      =         the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV    =         the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0      =         the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 8(e)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)         If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, excluding any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, the Conversion Rate shall be increased based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1      =         the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0      =         the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C           =         the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock.

Any increase pursuant to this Section 8(e)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution (determined without regard to the Conversion Cap or Beneficial Ownership Limitation).

(v)          If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0      =         the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1      =         the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC        =         the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0      =         the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1      =         the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1      =         the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 8(e)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 8(e)(v) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such

Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)     All calculations and other determinations under this Section 8(e) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(e) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Company shall make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) on December 31 of each calendar year, (b) on the Conversion Date for any conversions of Preferred Stock, (c) upon the occurrence of a Fundamental Change and (d) in the event that the Company exercises its mandatory conversion right pursuant to Section 9. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.

(vii)    In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 8(e), and to the extent permitted by applicable law and subject to the applicable rules of The Nasdaq Stock Market, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each share of Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)   For purposes of this Section 8(e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(f)          Notwithstanding anything to the contrary in Section 8(e), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 8(e)(i) through Section 8(e)(iv) if the Company makes provision for each Holder of the Preferred Stock to participate in such transaction, at the same time as holders of the Common Stock, without conversion, as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of shares of Preferred Stock held by such Holder (determined without regard to the Conversion Cap or Beneficial Ownership Limitation). No adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 8(e)(v) if the Company makes provision for each Holder of the Preferred Stock to participate in such transaction, at the same time as holders of the Common Stock as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of shares of Preferred Stock held by such Holder (determined without regard to the Conversion Cap or Beneficial Ownership Limitation).

(g)         Notwithstanding anC-3

ything to the contrary herein, no adjustment to the Conversion Rate shall be made pursuant to this Section 8 in respect of the issuance of any Excluded Securities.

(h)         If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive an extraordinary dividend or other distribution, and shall thereafter (and before the extraordinary dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such extraordinary dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(i)           Upon any increase in the Conversion Rate, the Company shall deliver to each Holder, as promptly as practicable, a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased Conversion Rate then in effect following such adjustment.

(j)       In the case of:

(i)       any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)      any consolidation, merger or combination involving the Company,

(iii)     any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)     any statutory share exchange,

as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 8(a) prior to the effective time of such Reorganization Event. Notwithstanding Section 8(e), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 8. The provisions of this Section 8 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(k)         The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the aggregate Liquidation Preference divided by the Conversion Price on the Issue Date, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all Outstanding shares of Preferred Stock or the payment or partial payment of dividends declared on Preferred Stock that are payable in Common Stock.

(l)           For the avoidance of doubt, the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(m)        Shares of Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap for purposes of this Section 8 and Sections 5 and 9 upon the receipt of Shareholder Approval. For the avoidance of doubt and notwithstanding anything in the Certificate of Designations to the contrary, the Conversion Cap shall not in any way limit the amounts to accrue or be paid as dividends. Shares of Preferred Stock not convertible as a result of the Conversion Cap shall remain Outstanding and shall become convertible by such Holder or another Holder to the extent the Conversion Cap no longer applies. Notwithstanding the foregoing, the Conversion Cap shall have no effect on any adjustment to the Conversion Rate pursuant to this Section 8.

(n)         Notwithstanding Sections 8(e)(ii) and 8(e)(iii), if the Company has a rights plan (including, without limitation, the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Preferred Stock remain Outstanding, Holders of Preferred Stock will receive, upon conversion of Preferred Stock, in addition to the Common Stock to which a Holder is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that Holders of Preferred Stock would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of Preferred Stock, the Conversion Rate will be adjusted at the time of separation, as if the Company had distributed to all holders of its Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(e)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(9)      Mandatory Conversion.

(a)         During the period on or after the 3-year anniversary of the Issue Date but prior to the 5-year anniversary of the Issue Date (the “First Mandatory Conversion Period”), the Company shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9(a) only if the Weighted Average Price of the Common Stock equals or exceeds 140% (such percentage, the “First Mandatory Conversion Premium”) of the then-current Conversion Price for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(b)         During the period on or after the 5-year anniversary of the Issue Date but prior to the 7-year anniversary of the Issue Date (the “Second Mandatory Conversion Period”), the Company

shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9 only if the Weighted Average Price of the Common Stock equals or exceeds 115% (such percentage, the “Second Mandatory Conversion Premium”) of the then-current Conversion Price for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(c)         On or after the 7-year anniversary of the Issue Date (the “Final Mandatory Conversion Period”), the Company shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9(c) only if the Weighted Average Price of the Common Stock equals or exceeds the Conversion Price for at least 10 consecutive Trading Days, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(d)         To exercise any mandatory conversion right described in Sections 9(a) through 9(c), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the open of business on the first Trading Day following any date on which the condition described in any of Sections 9(a) through 9(c) is met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders of the Preferred Stock (not later than 3 Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no fewer than 15 Trading Days, nor more than 20 Trading Days, after the date on which the Company issues the press release described in this Section 9(d). Upon conversion of any Preferred Stock pursuant to this Section 9, the Company shall deliver to the applicable Holder the applicable number of shares of Common Stock, together with any applicable cash payment in lieu of any fractional share of Common Stock, on the 3rd Business Day immediately following the relevant Mandatory Conversion Date.

(e)         In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 9 shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and (iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(f)          On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 9 and all rights of Holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10. The full amount of any dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 9 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 9, no payment or adjustment shall be made upon conversion of Preferred Stock for dividends with respect to the Common Stock issued upon such conversion thereof.

(g)         Notwithstanding anything to the contrary in this Section 9, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be convertible pursuant to Sections 9(a), (b) or (c) in the aggregate into more than the Conversion Cap.

(10)   No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, of the Preferred Stock. Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date; provided, however, that the Company may round such fractional share up to the next highest whole number of shares in lieu of making such cash payment.

(11)   Beneficial Ownership Limitation; Certain Other Transfer Restrictions.

(a)         Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, in each case to the extent that, after giving effect to such conversion, such Holder would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 11(a), beneficial ownership of a Holder shall be calculated in accordance with Section 16(a) and (b) of the Exchange Act and the rules and regulations promulgated thereunder for purposes of determining whether such Holder is subject to the reporting and liability provisions of Section 16(a) and 16(b) of the Exchange Act. For purposes of complying with this Section 11(a), the Company shall be entitled to conclusively rely on the information set forth in any Holder’s Notice of Conversion, and each Holder delivering a Notice of Conversion shall be deemed to represent to the Company that such Notice of Conversion does not violate the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such representation. Upon the written or oral request of a Holder, the Company shall, within 2 Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. By written notice to the Company, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable solely to such Holder to any other percentage; provided that any such increase or decrease will not be effective until the 65th day after such notice is delivered to the Company. The express purpose of this Section 11 is to preclude any Holder’s ownership of any shares of Preferred Stock from causing such Holder to become subject to the reporting and liability provisions of Section 16(a) and 16(b) of the Exchange Act, including pursuant to Rule 16a-2 promulgated by the Commission, and this Section 11 shall be interpreted according to such express purpose. Solely for purposes of this Section 11(a), the term “Holder” shall include all persons whose beneficial ownership of the Common Stock is aggregated pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder.

(b)         Notwithstanding anything contained herein to the contrary, no Preferred Stock may be owned by or transferred to any Holder or beneficial owner that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any transfer made or effected in violation of this Section 11(b) shall be void ab initio.

(c)         Notwithstanding anything contained herein to the contrary, prior to receipt of Shareholder Approval conversion of the Preferred Stock shall at all times be limited by the Conversion Cap.

(12)   Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Preferred Stock shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. For the avoidance of doubt, the Company shall notify the Registrar in writing upon the Company’s or any of its Affiliates’ purchases or sales of Preferred Stock.

(13)   Certificates; Restrictions on Transfer.

(a)         If physical certificates are issued, then the Company shall, upon written request of a Holder, issue certificates in definitive form representing the shares of Preferred Stock held by such Holder. Every share of Preferred Stock that bears or is required under this Section 13(a) to bear the legend set forth in Section 13(b) (together with any Common Stock issued upon conversion of the Preferred Stock that is required to bear the legend set forth in Section 13(b), collectively “Restricted Securities”) shall be subject to the restrictions on transfer set forth in Section 11(b) and this Section 13(a) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 13(a) and in Section 13(b), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the later of (i) the date on which such shares of Preferred Stock may be transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing with written notice thereof to the Transfer Agent), and (ii) such later date, if any, as may be required by applicable law (the “Resale Restriction Termination Date”), any certificate evidencing such Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 13(b), if applicable) shall bear a legend in substantially the following form:

THIS SHARE OF PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF PREFERRED STOCK NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING:

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.       REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.       AGREES FOR THE BENEFIT OF DASEKE, INC. (FORMERLY KNOWN AS HENNESSY CAPITAL ACQUISITION CORP. II) (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) 1 YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)     TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)     PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)     TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)     PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

3.       ACKNOWLEDGES THAT NO PREFERRED STOCK MAY BE OWNED BY OR TRANSFERRED TO ANY HOLDER OR BENEFICIAL OWNER THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND ANY TRANSFER MADE OR EFFECTED IN VIOLATION OF THIS REQUIREMENT SHALL BE VOID AB INITIO.

No transfer of any Preferred Stock prior to the Resale Restriction Termination Date will be registered by the Registrar (and shall not be effective) unless the applicable box on the Form of Assignment and Transfer attached hereto as Exhibit B has been checked (it being understood that the checking of such box shall not substitute for satisfaction of any other applicable transfer restrictions).

Any share of Preferred Stock (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such Preferred Stock for exchange to the Registrar, be exchanged for a new share or shares of Preferred Stock, of like aggregate number of shares of Preferred Stock, which shall not bear the restrictive legend required by this Section 13(a) and shall not be assigned a restricted CUSIP number.

(b)         Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of Preferred Stock shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of shares of Preferred Stock that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Transfer Agent):

THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING:

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.       REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE

SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.       AGREES FOR THE BENEFIT OF DASEKE, INC. (FORMERLY KNOWN AS HENNESSY CAPITAL ACQUISITION CORP. II) (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE PREFERRED STOCK FROM WHICH THIS SHARE OF COMMON STOCK WAS CONVERTED, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)     TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)     PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)     TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)     PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 13(b). Until the Resale Restriction Termination Date, no transfer of any Common Stock issued upon conversion of Preferred Stock will be registered by the Registrar (and shall not be effective) unless the applicable box on the Form of Assignment and Transfer attached hereto as Exhibit B has been checked (it being understood that the checking of such box shall not substitute for satisfaction of any other applicable transfer restrictions).

(c)         The Preferred Stock shall initially be issued with a restricted CUSIP number.

(14)   Paying Agent and Conversion Agent.

(a)         The Company shall maintain in the United States (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where, in accordance with the terms hereof, Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent may act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Company. The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any Holder. The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such or the Company or any of its Affiliates shall act as Paying Agent, Registrar or Conversion Agent.

(b)         Payments due on the Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in The City of New York and at any other office or agency maintained by the Company for such purpose. Payments of cash shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the Holder with, a bank located in New York City; provided that at the option of the Company, payment of cash dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register.

(15)   Form.

(a)         The Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend (the “Global Shares Legend”) as set forth on the form of Preferred Stock certificate attached hereto as Exhibit C (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided, that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Shares shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for DTC (the “Depositary”), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 15(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Registrar shall, in accordance with this Section 15(a), countersign and deliver any Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares, this Certificate of Designations or the Charter.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b)         Signature. Two Officers permitted by applicable law shall sign each Global Preferred Share for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigned such Global Preferred Share, such Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Preferred Stock.”

(16)   Other Provisions.

(a)         With respect to any notice to a Holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)         Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

(c)         The shares of Preferred Stock shall be issuable only in whole shares.

(d)         If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Preferred Stock, the Company or an applicable withholding agent may withhold such tax on cash dividends, shares of Preferred Stock, Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns.

(e)         All notice periods referred to herein shall commence on the date of the mailing of the applicable notice that initiates such notice period. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(f)          To the extent lawful to do so, the Company shall provide the Holders prior written notice of any cash dividend or distribution to be made to the holders of Common Stock, with such notice to be made no later than the notice thereof provided to all holders of Common Stock of the Company.

(g)         Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(h)         Holders of Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of [_________].

DASEKE, INC.
(formerly known as Hennessy Capital Acquisition Corp. II)

By:
Name:
Title:

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS
AND LIMITATIONS (7.625% SERIES A CUMULATIVE CONVERTIBLE
PREFERRED STOCK) – DASEKE, INC. (FORMERLY KNOWN AS
HENNESSY CAPITAL ACQUISITION CORP. II)

Annex D

DASEKE, INC.
2017 OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of this Daseke, Inc. 2017 Omnibus Incentive Plan is to promote the interests of Daseke, Inc. and its stockholders by (a) attracting and retaining employees and directors of, and certain consultants to, the Company and its Affiliates; (b) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and/or (c) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Performance Compensation Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) persistent neglect or negligence in the performance of the Participant’s duties; (ii) conviction (including pleas of guilty or no contest) for any act of fraud, misappropriation or embezzlement, or for any criminal offense related to the Company, any of its subsidiaries or the Participant’s service; (iii) any deliberate and material breach of fiduciary duty to the Company or its subsidiaries, or any other conduct that leads to the material damage or prejudice of the Company or any of its subsidiaries; or (iv) a material breach of a policy of the Company or its subsidiaries, such as the Company’s code of conduct.

“Change in Control” shall mean the occurrence of any of the following events:

(a)              the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Power”) at such time; provided that the following acquisitions shall not constitute a Change in Control: (i) any such acquisition directly from the Company; (ii) any such acquisition by the Company; (iii) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; or (iv) any such acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; or

(b)             individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the

Board; provided, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)              consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the securities representing the Voting Power, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(d)             approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c) or (d) above, with respect to such Award, shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

“Change in Control Price” shall mean the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Shares in any merger or consolidation, (ii) the per share Fair Market Value of the Shares immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per Share in a dissolution transaction, (iv) the price per share offered to holders of Shares in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in the foregoing clauses (i), (ii), (iii) or (iv), the value per share of the Shares that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this paragraph or in Section 13 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee “ shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is intended to be a “Non-Employee Director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan.

“Company” shall mean Daseke Inc. together with any successor thereto.

“Consultant” shall mean any person, but not including an employee or non-employee Director, who is engaged by the Company or any Affiliate of the Company to render services and is compensated for such services.

“Disability” shall mean a physical or mental disability or infirmity that prevents the performance by the Participant of his or her duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.

“Effective Date” shall have the definition as set forth in Section 18(a) of the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, the closing sale price (excluding any “after hours” trading) of the Shares on the date of grant or the date of calculation, as the case may be, on the stock exchange or over the counter market on which the Shares are principally trading on such date (or on the last preceding trading date if Shares were not traded on such date) if the Shares are readily tradable on a national securities exchange or other market system, and if the Shares are not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Shares.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is designated as an “incentive stock option” and is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Involuntary Termination” shall mean termination by the Company of a Participant’s employment or service by the Company without Cause. For avoidance of doubt, an Involuntary Termination shall not include a termination of the Participant’s employment or service by the Company for Cause or due to the Participant’s death, Disability or voluntary resignation.
“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase a Performance Compensation Award above the maximum amount payable under Section 4(a), Section 11(d)(ii) and/or Section 11(e) of the Plan.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option or does not meet the requirements of Section 422 of the Code or any successor provision thereto.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or Consultant to, the Company or its Affiliates, or non-employee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 of the Plan and selected by the Committee, or its designee, to receive an Award under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to certain performance-based Awards under the Plan, including, but not limited to, Performance Compensation Awards. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Affiliates. The Performance Criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Committee may grant performance-based Awards subject to Performance Criteria that are either Performance Compensation Awards or are not Performance Compensation Awards. The Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards shall be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) return on stockholders’ equity; (vi) return on assets; (vii) return on capital; (viii) revenue; (ix) profit margin; (x) earnings per Share; (xi) net earnings; (xii) operating earnings; (xiii) free cash flow; (xiv) attainment of strategic goals relating to mergers and acquisitions; (xv) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvi) market share; (xvii) gross profits; (xviii) earnings before interest and taxes; (xix) earnings before interest, taxes, depreciation and amortization; (xx) operating expenses; (xxi) capital expenses; (xxii) enterprise value; (xxiii) equity market capitalization; (xxiv) economic value-added models and comparisons with various stock market indices; (xxv) operating ratio; (xxvi) employee turnover; (xxvii) Compliance, Safety, and Accountability (CSA) scores; or (xxviii) reductions in costs. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to a performance-based Award (including, but not limited to, a Performance Compensation Award) of a particular Participant, whether all, some portion but less than all, or none of the performance-based Award has been earned for the Performance Period.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a Performance Period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m)

of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual, infrequently occurring or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time of at least one year in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based Award, including, but not limited to, a Performance Compensation Award.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government or political subdivision.

“Plan” shall mean this Daseke, Inc. 2017 Omnibus Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto, and shall include the Staff thereof.

“Shares” shall mean the common stock of the Company, par value $0.01 per share, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Substitute Awards” shall mean any Awards granted under Section 4(c) of the Plan.

Section 3.            Administration.

(a)              The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration or operation of the Plan.

(b)             Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including, but not limited to, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c)              The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award otherwise validly made by the Committee under the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to non-employee directors under the Plan.

(d)             No member of the Committee and no employee of the Company shall be liable for any determination, act or failure to act hereunder (except in circumstances involving his or her bad faith), or for any determination, act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any determination, act or failure to act with respect to their duties on behalf of the Plan (except in circumstances involving such person’s bad faith).

(e)              With respect to any Performance Compensation Award granted to a Covered Employee (within the meaning of Section 162 (m) of the Code) under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.

(f)              The Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee thereof. To the extent of any such delegation, references in the Plan to the Committee will be deemed to be references to such subcommittee. In addition, subject to applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not officers or directors of the Company subject to Section 16 of the Exchange Act or Covered Employees (within the meaning of Section 162(m) of the Code). The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Affiliate whose employees have benefited from the Plan, as determined by the Committee.

Section 4.            Shares Available for Awards.

(a)              Shares Available.

(i)          Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (A) 4,500,000 Shares, plus (B) any Shares that again become available for Awards under the Plan in accordance with Section 4(a)(ii). Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 4,500,000 Shares. Subject in each instance to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single Participant in any fiscal year shall be 450,000 Shares;

the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance Compensation Awards” in respect of a single Performance Period shall be as set forth in Section 11(e); and the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single non-employee member of the Board in any fiscal year shall be 90,000 Shares; provided, however, that the number of Shares granted during a single fiscal year of the Company to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall not, in each case, exceed $500,000 in total value (calculating the value of any such Shares based on the grant date fair value of such Shares for financial reporting purposes and excluding, for this purpose, the value of any dividend or dividend equivalent payments paid pursuant to any Shares granted in a previous fiscal year).

(ii)         Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that (in whole or in part) have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award, any Shares that were covered by such Award will be available for issue hereunder. Notwithstanding the foregoing, (i) the number of Shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) Shares that were subject to an Option or a Stock Appreciation Right but were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right and (iii) Shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for future Awards under the Plan.

(b)             Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines in its sole discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right; provided, that, for the avoidance of doubt, in the case of the occurrence of any of the foregoing events that is an “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 718, Compensation — Stock Compensation (FASB ASC 718)), the Committee shall make an equitable adjustment to outstanding stock-based Awards to reflect such event. The Committee will also make or provide for such adjustments in the numbers of Shares specified in Section 4(a)(i) (and, to the extent consistent with Section 162(m) of the Code, Section 11(e)) of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 4(b); provided, however, that any such adjustment to the numbers specified in Section 4(a)(i) (and, to the extent consistent with Section 162(m) of the Code, Section 11(e)) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

(c)              Substitute Awards.

(i)          Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in an acquisition or merger transaction with the Company or any subsidiary of the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code.

(ii)         In the event that an entity acquired by the Company or any subsidiary of the Company or with which the Company or any subsidiary of the Company merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could not have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any subsidiary of the Company prior to such acquisition or merger. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(iii)        Any Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) of the Plan will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits described in Section 4(a)(i) of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) of the Plan will be added to the aggregate limit described in Section 4(a)(i) of the Plan.

(d)             Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(e)          Minimum Vesting Requirement. No Award will vest earlier than the one (1) year anniversary of the Grant Date of such Award, subject to the other provisions of the Plan, including the Committee’s ability to allow for accelerated vesting in connection with a termination of employment or a Change in Control. Notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the total number of shares authorized to be issued under the Incentive Plan may be granted to eligible persons under the Incentive Plan without regard to such one (1) year minimum vesting requirement.

Section 5. Eligibility. Any employee of, or Consultant to, the Company or any of its Affiliates (including, but not limited to, any prospective employee), or non-employee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.

Section 6. Stock Options.

(a)              Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such Awards shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b)             Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c)              Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)             Payment.

(i)          No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by such Participant for at least six months), or (C) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(ii)         Wherever in the Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7.               Stock Appreciation Rights.

(a)              Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b)             Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of one Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion and shall specify in the applicable Award Agreement whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

Section 8.               Restricted Stock and Restricted Stock Units.

(a)              Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)             Transfer Restrictions. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative, or the transfer agent shall remove the restrictions relating to the transfer of such Shares. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award Agreement.

(c)              Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee and specified in the Award Agreement, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock or dividend equivalents paid on any Restricted Stock Units shall be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock or Restricted Stock Units, as applicable, pursuant to the terms of the applicable Award Agreement, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion and in each case subject to the provisions of Section 16(b) herein. Shares of Restricted Stock and Shares issued in respect of Restricted Stock Units may be issued with or without other payments therefor or such other consideration as may be determined by the Committee, consistent with applicable law.

(d)             Terms and Conditions. The Committee may require or permit the deferral of the receipt of Restricted Stock Units upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

Section 9.               Performance Awards.

(a)              Grant. The Committee shall have sole authority to determine the Participants who shall receive a Performance Award, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee and except as provided in Section 9(d) below, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b)             Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, and except as provided in Section 9(d) below, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance

Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may require or permit the deferral of the receipt of Performance Awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

(c)              Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the applicable Award Agreement.

(d)             Performance Awards Not Intended to Qualify Under Section 162(m). The Committee may in its discretion grant a Performance Award to a Participant that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee may establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Awards, in each case, in its sole discretion.

Section 10.            Other Stock-Based Awards. The Committee shall have authority to grant to Participants an Other Stock-Based Award, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 of the Plan, and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including, but not limited to, the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under the Plan.

Section 11.            Performance Compensation Awards.

(a)              General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 10 of the Plan (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b)             Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period, and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder for such period or any other period.

(c)              Discretion of the Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is/are to apply to the Company and the Performance Formula, as applicable. Within the first 90 days of a Performance Period, the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)             Payment of Performance Compensation Awards.

(i)          Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)         Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(iii)        Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the Performance Period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate.

(iv)       Negative Discretion. In determining the final payout of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.

(v)        Timing of Award Payments. The Awards granted for a Performance Period shall be paid as provided for in any applicable Award Agreement.

(e)              Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is (i) to the extent such Award is based on a number of Shares (including Awards that may be settled in either cash or Shares), 450,000 Shares or (ii) to the extent such Award is designated to be paid only in cash and is not based on a number of Shares, a maximum value at the date of grant equal to $4,500,000. If an Award is cancelled, then the cancelled Award shall continue to be counted toward the applicable limitation in this paragraph to the extent required by Section 162(m) of the Code.

Section 12.               Amendment and Termination.

(a)              Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, or (iii) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(b)             Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, except in the case of a Performance Compensation Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the Performance Compensation Award under Section 162(m) of the Code (in such case, the Committee will not make any modification of the Performance Criteria/Goals with respect to such Performance Compensation Award); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c)              Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events, or infrequently occurring events as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time, (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)             Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or to cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, or when the exercise price or grant price exceeds the fair market value of a Share on the date of such exchange, in each case, without stockholder approval. This Section 12(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of the Plan.

Section 13.               Change in Control.

In the event of a Change in Control, unless otherwise determined by the Committee in a written resolution at the date of grant or set forth in an applicable Award Agreement, or as provided in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability and valuation provisions will apply:

(a)              Upon a Change in Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable, and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse, and each Award will be fully vested, except to the extent that an award meeting the requirements of Section 13(b) hereof (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 13(b) hereof to replace or adjust such outstanding Award (a “Replaced Award”). Any applicable Performance Goals deemed to have been achieved will be deemed to have been earned as of the date of the Change in Control based on the greater of (A) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, or (B) the deemed achievement of all relevant performance criteria at the applicable “target” level(s) measured as of the date of the Change in Control, with a pro rata payout based on the number of days within the applicable Performance Period that has elapsed before the Change in Control, as determined by the Committee, and, in each such case, all other applicable vesting criteria and other terms and conditions of the Award will be deemed to have been satisfied. The Committee, acting in its sole discretion without the consent or approval of any holder, may, in its sole discretion, effect the redemption, in whole or in part, of outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a dividend equivalent or cash award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the exercise price per share with respect to an Option and less the grant price with respect to a Stock Appreciation Right, as applicable to such Awards; provided, however, that to the extent the exercise price per share of an Option or the grant price of a Stock Appreciation Right exceeds the Change in Control Price, such Award shall be cancelled for no consideration.

(b)             An award meets the conditions of this Section 13(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replacement Award than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 13(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c)              Upon the Involuntary Termination, during the period of two years immediately following a Change in Control, of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change in Control and all stock options and stock appreciation rights that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such stock option or stock appreciation right, whichever period is shorter (provided, however, that, if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(d)              Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any provision of the Plan or an applicable Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

Section 14.               Non-U.S. Participants. In order to facilitate the granting of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any subsidiary of the Company outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Section 15.               Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, including, without limitation, in the event that a Participant, during employment or other service with the Company or an Affiliate, shall engage in activity detrimental to the business of the Company. In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded.

Section 16.               General Provisions.

(a)              Nontransferability.

(i)          Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii)         No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. In no event may any Award granted under the Plan be transferred for value.

(iii)        Notwithstanding the foregoing, at the discretion of the Committee, an Award may be transferred by a Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons, subject to any restriction included in the applicable Award Agreement.

(b)              Dividends and Dividend Equivalents. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided, that in the case of Awards with respect to which any applicable Performance Criteria/Goals have not been achieved or other vesting criteria have not been met, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying Award vests.

(c)              No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, Awards, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d)              Share Certificates. Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)              Withholding.

(i)          A Participant may be required to pay to the Company or any Affiliate, and, subject to Section 409A of the Code, the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action(s) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. This authority shall include the authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the federal, state, foreign and/or local tax withholding obligations, including payroll tax withholding, with respect to a Participant in amounts up to the maximum allowable rate in the Participant’s relevant tax jurisdiction, as determined in the sole discretion of the Committee and pursuant to procedures established by the Committee and to the extent permitted by applicable accounting rules.

(ii)         Without limiting the generality of clause (i) above, in the discretion of the Committee and subject to such rules as it may adopt (including, without limitation, any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option (or the settlement of such Award in Shares) a number of Shares with a Fair Market Value equal to such withholding liability.

(f)               Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee. Unless otherwise stipulated in an Award Agreement upon a Participant’s termination of employment as a result of death or Disability each then-outstanding Option and Stock Appreciation Right shall become vested and exercisable on a pro rata basis based on the number of full months completed during the vesting period up through the date of termination divided by the total number of months in the applicable vesting period and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse on a pro rata basis based on the number of full months completed during the vesting or performance period up through the date of termination divided by the total number of months in the applicable vesting or performance period (with any applicable Performance Goals deemed to have been achieved at a target level as of the date of such vesting). All vested Options and Stock Appreciation Rights will remain exercisable for a period of 90 days following any such termination or until the expiration of the stated term of such Option or Stock Appreciation Right, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(g)              No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, restricted stock units, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)              No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting or other service relationship to, or as a director on the Board or board of directors, as applicable, of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting or other service relationship, free from any liability or any claim under the Plan or any Award Agreement, unless otherwise expressly provided in any applicable Award Agreement or any applicable employment or other service contract or agreement.

(i)               No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j)               Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

(k)              Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)               Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with the requirements of all applicable securities laws.

(m)             No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n)              No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)              Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(p)              Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 17.               Compliance with Section 409A of the Code.

(a)              It is intended that the Plan and any Awards granted hereunder are exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)              Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under the Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c)              If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, with interest at an interest rate determined in the sole discretion of the Committee, on the earlier of the first business day of the seventh month or death.

(d)              To the extent that the Plan and/or Awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and Awards granted hereunder (including, but not limited to, any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 18.               Term of the Plan.

(a)              Effective Date. The Plan shall be effective as of [•], which was the date of its approval by the Board (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company within 12 months of the Effective Date (with such approval of stockholders being a condition to the right of each Participant to receive any Awards or benefits hereunder). Any Awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any Award, the Committee specifies otherwise at the time of grant), but no such Award may be exercised or settled, and no restrictions relating to any Award may lapse, prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Award shall be canceled.

(b)              Expiration Date. No Award will be granted under the Plan more than ten years after the Effective Date, but all Awards granted on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 22, 2016, by and among Daseke, Inc., a Delaware corporation (the “Company”), Hennessy Capital Partners II LLC (“Hennessy Capital Partners II”) and the stockholders of Parent (as defined below) set forth on Schedule I hereto (such individuals together with Hennessy Capital Partners II, each a “Stockholder”, and collectively, the “Stockholders”). The Company and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants issued to such Stockholder in a private placement that occurred prior to Parent’s initial public offering (the “Warrants”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company and Parent propose to enter into an agreement and plan of merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, a wholly-owned subsidiary of Parent (“Merger Sub”) will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares and Dissenting Shares, if any) will be cancelled and automatically converted into the right to receive a certain number of shares of Common Stock (such transaction, together with the Merger and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1               Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1               Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Parent requested by Parent’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of Parent or Merger Sub contained in the Merger Agreement, (c) in favor of the proposals set forth in Parent’s proxy statement (including, without limitation, in favor of the election of the Company’s designees to the board of directors of Parent set forth on Schedule II hereto), to be filed by Parent with the SEC relating to the Offer and the Transactions (including any proxy supplement thereto, the “Proxy Statement”), and (d) except as set forth in the Proxy Statement, against the following actions or proposals: (i) any Parent Acquisition Transaction or any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; and (ii) (A) any material change in the present capitalization of Parent or any amendment of the certificate of incorporation or bylaws of Parent; (B) any change in Parent’s corporate structure or business; or (C) any other action or proposal involving Parent or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions or would reasonably be expected to result in any of Parent’s closing conditions or obligations under the Merger Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2               No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of Parent.

ARTICLE III
COVENANTS

Section 3.1               Generally.

(a)               Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated July 22, 2015, between Parent and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement.

(b)               In the event of a stock dividend or distribution, or any change in the Common Stock or Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c)               Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

Section 3.2               Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that, during the Voting Period:

(a)               None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of Parent vote in favor of adoption of the Merger Agreement and in favor of adoption of the other proposals set forth in the Proxy Statement (including the election of the directors set forth on Schedule II hereto) (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b)               None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3               Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that such Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1               Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2               Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the Warrants, the shares of Common Stock underlying such Warrants. Such Stockholder has good and valid title to the Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of Parent, (ii) securities of Parent having the right to vote on any matters on which the holders of equity securities of Parent may vote or which are convertible into or exchangeable for, at any time, equity securities of Parent, or (iii) options or other rights to acquire from Parent any equity securities or securities convertible into or exchangeable for equity securities of Parent.

Section 4.3               No Conflicts.

(a)               No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b)               None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4               Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5               No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6.              Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Parent and the Company to make an informed decision regarding the transactions contemplated by the Merger Agreement and has independently and without reliance upon the Parent or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1               Binding Agreement. The Company is a corporation, duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2               No Conflicts.

(a)               No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b)               None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI
TERMINATION

Section 6.1               Termination. This Agreement shall automatically terminate, and none of the Company or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1               Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2               Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3               No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4               Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5               Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)               If to the Company:

Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, TX 75001
Attention: Don R. Daseke and Scott Wheeler
Facsimile: (972) 248-0942
Email: don@daseke.com and scott@daseke.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3700
Dallas, TX 72501
Attention: Christopher G. Schmitt and Alan Bogdanow
Facsimile: (214) 999-7712
Email: cschmitt@velaw.com and abogdanow@velaw.com

(b)               If to any of the Stockholders:

c/o Hennessy Capital Partners II LLC
700 Louisiana Street, Suite 900
Houston, Texas 77002
Attention: Daniel J. Hennessy, Kevin Charlton and Nicholas Petruska
Email: dhennessy@hennessycapllc.com, kcharlton@hennessycapllc.com and npetruska@hennessycapllc.com with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Jeffrey N. Smith and Dirk W. Andringa
Facsimile: (312) 853-7036
Email: jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Stuart Neuhauser
Facsimile: (212) 370-7889
Email: sneuhauser@egsllp.com

Section 7.6               Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8               Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9               Certificates. Promptly following the date of this Agreement, each Stockholder shall advise Parent’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Parent’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10             Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11             Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7.13             Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholders and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.14             Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.15             No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in Parent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

DASEKE, INC.

By:	/s/ R. Scott Wheeler
Name: R. Scott Wheeler
Title: Executive Vice President and CFO

 [Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS II LLC

By:	Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

/s/ Kevin Charlton
KEVIN CHARLTON

/s/ Nicholas Petruska
NICHOLAS PETRUSKA

THE BRADLEY J. BELL REVOCABLE TRUST

By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Trustee

/s/ Richard Burns
RICHARD BURNS

BALLYBUNION, LLC

By:	/s/ Peter Shea
Name: Peter Shea
Title: Manager

/s/ Thomas J. Sullivan
THOMAS J. SULLIVAN

/s/ Charles B. Lowery II
CHARLES B. LOWERY II

 [Signature Page to Voting and Support Agreement]

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares	Number of Warrants
Hennessy Capital Partners II LLC	4,549,977	15,080,756
Kevin Charlton	200,000	—
Nicholas Petruska	35,000	—
The Bradley J. Bell Revocable Trust	50,000	—
Richard Burns	50,000	—
Thomas J. Sullivan	50,000	—
Ballybunion, LLC	50,000	—
Charles B. Lowrey	5,000	—
Total	4,989,977	15,080,756

SCHEDULE II

Directors

Don R. Daseke
Mark Sinclair

Annex F

SPONSOR SHARE FORFEITURE AGREEMENT

December 22, 2016

Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, Texas 77002

Daseke, Inc.

15455 Dallas Parkway, Suite 440

Addison, TX 75001

Re: Forfeiture of Founder Shares

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Daseke, Inc., a Delaware corporation (the “Company”), and Don R. Daseke, solely in his capacity as the Stockholder Representative pursuant to Section 11.01 thereof. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

In order to induce the Company and Parent to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners II LLC, a Delaware limited liability company (the “Sponsor”), and Parent hereby agree, pursuant to this letter agreement (this “Letter Agreement”), for the benefit of the Company, as follows:

1.       Immediately prior to (and contingent upon) the Closing, the Sponsor shall forfeit to Parent the number of shares of Founder Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the Utilization Fee Shares (as defined in the Backstop and Subscription Agreement (“Backstop Agreement”), dated the date hereof, among Parent, the Sponsor and the signatories thereto) (such shares, the “Founder Forfeited Shares”, and such forfeiture, the “Forfeiture”).

2.       To effect the Forfeiture, immediately prior to (and contingent upon) the Closing: (a) the Sponsor shall transfer the Founder Forfeited Shares to Parent for cancellation and in exchange for no consideration; (b) Parent shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) the Sponsor and Parent each shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and canceled, after which the Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

3.       At Closing, Parent shall issue such number of new shares of Parent Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the Utilization Fee Shares (as defined in the Backstop Agreement) as part of the Closing Parent Stock Consideration to the Common Stockholders of the Company in accordance with, and subject to, the terms and conditions of the Merger Agreement.

4.       Prior to the Closing, the Sponsor shall not, directly or indirectly, transfer or otherwise dispose of the Founder Forfeited Shares other than pursuant to the Forfeiture.

F-1

5.       The Sponsor hereby represents and warrants to the Company, as of the date hereof and as of the Closing, that the Sponsor owns, and holds of record, all of the Founder Forfeited Shares, free and clear of all Liens and other obligations in respect of the Founder Forfeited Shares.

6.       This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.       No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Parent and their respective successors and assigns.

8.       This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.       Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

10.     This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Signature page follows]

F-2

Sincerely,

HENNESSY CAPITAL PARTNERS II LLC
By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

Acknowledged and Agreed:

DASEKE, INC.

By:	/s/ R. Scott Wheeler
Name: R. Scott Wheeler
Title: Executive Vice President and CFO

F-3

P R O X Y C A R D

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of Hennessy Capital Acquisition Corp. II (the “Company”) to be held on February 27, 2017 at 9:00 a.m., Eastern time at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Company’s definitive proxy statement and accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Please mark votes as indicated in this example	☒	HENNESSY CAPITAL ACQUISITION CORP. II — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8.

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Merger Agreement, dated as of December 22, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative, and the transactions contemplated thereby (the “Business Combination”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting of Hennessy Capital Stockholders — Redemption Rights.”

The Charter Proposals (Proposals 2, 3 and 4):

(2) Proposal 2 — To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Stockholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and Daseke, Inc.

(3) Proposal 3 — To consider and act upon a proposed amendment to the Company’s existing charter to provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4 — To consider and act upon a proposed amendment to the Company’s existing charter to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “Daseke, Inc.”, making the Company’s corporate existence perpetual and providing for severability if any clause shall be held invalid, illegal or unenforceable, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Director Election Proposal — To elect three directors to the Company’s board of directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified

	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. ________________

01 - Daniel J. Hennessy 02 - Don R. Daseke 03 - Mark Sinclair

(6) The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Daseke, Inc. 2017 Omnibus Incentive Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) The Nasdaq Proposal — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, the Director Election Proposal or the Nasdaq Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2017

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST Proposals 2, 3 and 4). The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7 and 8. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.